As filed with the Securities and Exchange Commission on August 21, 2026

No. 333-298159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4833	83-1825597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, New York 10036

Telephone: (212) 852-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam G. Ciongoli, Esq.

Chief Legal and Policy Officer

Fox Corporation

1211 Avenue of the Americas

New York, New York 10036

Telephone: (212) 852-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael J. Aiello, Esq. Michelle A. Sargent, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Chris Handman, Esq. Senior Vice President and General Counsel Roku, Inc. 1173 Coleman Avenue San Jose, California 95110 (408) 556-9040	Joshua M. Zachariah, Esq. Craig M. Schmitz, Esq. James Ding, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 (212) 813-8800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the mergers described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Takeover offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Takeover offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. The securities may not be issued or sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED AUGUST 21, 2026

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of FOX and Roku:

On behalf of the board of directors of each of Fox Corporation (“FOX”) and Roku, Inc. (“Roku”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed acquisition of Roku by FOX. We are requesting that you take certain actions as a holder of FOX Class B Common Stock and/or Roku Common Stock (each as defined below), as more fully described in this joint proxy statement/prospectus.

On June 14, 2026, FOX and Roku entered into an Agreement and Plan of Merger, dated as of June 14, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among FOX, Falcon Merger Sub 1, Inc. (“Merger Sub 1”), a Delaware corporation and a direct wholly-owned subsidiary of FOX, Falcon Merger Sub 2, LLC (“Merger Sub 2”), a Delaware limited liability company and a direct wholly-owned subsidiary of FOX, and Roku. Upon the terms and subject to the conditions of the Merger Agreement, which are more fully described in the accompanying joint proxy statement/prospectus, FOX will acquire Roku through (a) the merger of Merger Sub 1 with and into Roku (the “First Merger”), with Roku continuing as the surviving corporation in the First Merger and becoming a wholly-owned subsidiary of FOX (the “Surviving Corporation”), and (b) immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity in the Second Merger and continuing as a wholly-owned subsidiary of FOX.

If the Mergers are consummated, Roku stockholders will be entitled to receive, for each share of Roku Class A common stock (the “Roku Class A Common Stock”) or Roku Class B common stock (the “Roku Class B Common Stock,” and together with the Roku Class A Common Stock, the “Roku Common Stock”) that they hold immediately prior to the effective time of the First Merger (the “Effective Time”), (a) 0.9693 of a share (the “Exchange Ratio”) of FOX Class A common stock (the “FOX Class A Common Stock”), without interest, and (b) $96.00 in cash, without interest (the “Per Share Cash Amount”), subject to applicable withholding taxes (the foregoing clauses (a) and (b), together, the “Merger Consideration”). No fractional shares of FOX Class A Common Stock will be issued to Roku stockholders in connection with the Mergers, but instead a whole number of shares of FOX Class A Common Stock equal to the sum of all fractional shares of FOX Class A Common Stock that would have been issued in connection with the Mergers will be issued to the exchange agent and sold on behalf of Roku stockholders, and Roku stockholders will receive cash in lieu of any fractional shares of FOX Class A Common Stock (after aggregating all shares of FOX Class A Common Stock issuable to such stockholder), as more fully described in this joint proxy statement/prospectus and in the Merger Agreement. The Exchange Ratio will not be adjusted to reflect changes in the price of the FOX Class A Common Stock, FOX Class B common stock (the “FOX Class B Common Stock” and, together with the FOX Class A Common Stock, the “FOX Common Stock”), or Roku Class A Common Stock prior to the Effective Time; however, the Exchange Ratio and the Per Share Cash Amount are subject to adjustment in certain limited circumstances relating to Roku stockholders who exercise appraisal rights, as described in this joint proxy statement/prospectus. FOX stockholders will continue to own their existing shares of FOX Class A Common Stock and/or FOX Class B Common Stock, the form of which will not be changed by the transaction.

Upon the consummation of the Mergers, it is anticipated that former Roku stockholders will own approximately 27% of the then outstanding shares of FOX Common Stock and FOX stockholders will own the remaining 73%, based on the number of shares and stock-based awards of FOX and Roku outstanding as of August 17, 2026, the latest practicable date before the date of the joint proxy statement/prospectus.

The value of the Merger Consideration to be received in exchange for each share of Roku Common Stock will fluctuate with the market value of the FOX Class A Common Stock until the Mergers are consummated. Based on the closing price of the FOX Class A Common Stock on June 11, 2026, the latest unaffected date prior to the announcement (on June 15, 2026) of the parties’ execution of the Merger Agreement, the implied value of the Merger Consideration was $162.20. Based on the closing price of the FOX Class A Common Stock on August 17, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the implied value of the Merger Consideration was $163.07. The FOX Common Stock is listed on Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FOXA,” in the case of FOX Class A Common Stock, and “FOX,” in the case of FOX Class B Common Stock. The Roku Class A Common Stock is listed on Nasdaq under the symbol “ROKU” (the Roku Class B Common Stock is not listed on any securities exchange). We urge you to obtain current market quotations for FOX Common Stock and Roku Common Stock.

Each of FOX and Roku will hold a special meeting of its applicable stockholders in connection with the transactions contemplated by the Merger Agreement (the “Transactions”), as more fully described in the accompanying joint proxy statement/prospectus.

FOX’s special meeting of holders of FOX Class B Common Stock (the “FOX Special Meeting”) will be held virtually on [●], 2026 at [●], [Pacific Time] (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●]. The FOX Special Meeting will be held exclusively online via live audio webcast. Holders of FOX Class A Common Stock are also invited to virtually attend the FOX Special Meeting. At the FOX Special Meeting, holders of FOX Class B Common Stock will be asked to consider and vote on the following matters: (a) a proposal to approve the issuance of FOX Class A Common Stock (the “FOX Stock Issuance”) pursuant to the Merger Agreement (the “Stock Issuance Proposal”) and (b) a proposal to adjourn the FOX Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the FOX Special Meeting to approve the Stock Issuance Proposal or if a quorum is not present at the FOX Special Meeting (the “FOX Adjournment Proposal”), in each case as more fully described in this joint proxy statement/prospectus. The FOX board of directors (the “FOX Board”) has unanimously approved and declared advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, and unanimously recommends that holders of FOX Class B Common Stock vote “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal.

Roku’s special meeting of stockholders (the “Roku Special Meeting”) will be held virtually on [●], 2026 at [●], [Pacific Time] (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●]. The Roku Special Meeting will be held exclusively online via live audio webcast. At the Roku Special Meeting, Roku stockholders will be asked to consider and vote on the following matters: (a) a proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Mergers (the “Merger Agreement Proposal”); (b) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Roku in connection with the Transactions (the “Merger-Related Compensation Proposal”); and (c) a proposal to adjourn the Roku Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes at the time of the Roku Special Meeting to approve the Merger Agreement Proposal or if a quorum is not present at the Roku Special Meeting (the “Roku Adjournment Proposal”). The Roku board of directors (the “Roku Board”) has unanimously approved and declared advisable the Merger Agreement and the Transactions, including the Mergers, and unanimously recommends that Roku stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal.

The accompanying joint proxy statement/prospectus contains important information about the special meetings, the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance. In particular, see “Risk Factors” beginning on page 44. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus. We encourage you to read the accompanying joint proxy statement/prospectus and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain information about FOX and Roku from the U.S. Securities and Exchange Commission (the “SEC”).

Your vote is very important regardless of the number of shares of FOX Class B Common Stock or Roku Common Stock that you own. The Mergers cannot be consummated unless holders of FOX Class B Common Stock approve the issuance of shares of FOX Class A Common Stock pursuant to the Merger Agreement and Roku stockholders approve the adoption of the Merger Agreement.

Whether or not you plan to attend your respective company’s special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

Lachlan K. Murdoch	Anthony Wood
Executive Chair and Chief Executive Officer	Chief Executive Officer, Chairman, and President
Fox Corporation	Roku, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the Merger Agreement or any of the Transactions or the securities to be issued in connection with the Mergers or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [●], 2026, and is first being mailed to holders of FOX Class B Common Stock and Roku stockholders on or about [●], 2026.

Fox Corporation

1211 Avenue of the Americas

New York, NY 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2026

To the Stockholders of Fox Corporation:

NOTICE IS HEREBY GIVEN that a special meeting (the “FOX Special Meeting”) of the holders of Class B common stock, par value $0.01 per share (“FOX Class B Common Stock”) of Fox Corporation (“FOX”), will be held at [●], [Pacific Time], on [●], 2026 via live audio webcast at www.virtualshareholdermeeting.com/[●]. The FOX Special Meeting will be held exclusively online via live audio webcast. Holders of Class A common stock, par value $0.01 per share, of FOX (“FOX Class A Common Stock”) are also invited to virtually attend the FOX Special Meeting.

We are pleased to notify you of, and invite you to attend, the FOX Special Meeting. At the FOX Special Meeting, holders of FOX Class B Common Stock will be asked to consider and vote on the following matters:

1.

a proposal to approve the issuance (the “FOX Stock Issuance”) of FOX Class A Common Stock, pursuant to the Agreement and Plan of Merger, dated as of June 14, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among FOX, Roku, Inc., a Delaware corporation, Falcon Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of FOX, and Falcon Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FOX, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Stock Issuance Proposal”); and

2.

a proposal to adjourn the FOX Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the FOX Special Meeting to approve the Stock Issuance Proposal or if a quorum is not present at the FOX Special Meeting (the “FOX Adjournment Proposal”).

Approval of the Stock Issuance Proposal is required to consummate the Transactions (as defined below).

FOX will transact no other business at the FOX Special Meeting, except for business properly brought before the FOX Special Meeting or any adjournment or postponement thereof by or at the direction of the FOX board of directors (the “FOX Board”). The accompanying joint proxy statement/prospectus describes the matters to be considered at the FOX Special Meeting in more detail.

The FOX Board has set [●], 2026 (the “FOX Record Date”) as the record date for determining the holders of FOX Class B Common Stock entitled to notice of, and to vote on the matters presented at, the FOX Special Meeting and any adjournment or postponement thereof. While all holders of FOX Common Stock as of the close of business on the FOX Record Date are invited to virtually attend the FOX Special Meeting, only holders of FOX Class B Common Stock at the close of business on the FOX Record Date are entitled to notice of, and to vote at, the FOX Special Meeting.

i

You may listen to the live audio webcast of the FOX Special Meeting via the internet at www.virtualshareholdermeeting.com/[●]. Instructions on how to virtually attend the FOX Special Meeting via live audio webcast are described in the accompanying joint proxy statement/prospectus and posted at www.virtualshareholdermeeting.com/[●]. If you hold shares of FOX Class A Common Stock, you are not entitled to vote at the FOX Special Meeting and will not receive a proxy card, but please refer to the information in the accompanying joint proxy statement/prospectus on how to virtually attend and listen to the FOX Special Meeting.

Your vote is very important regardless of the number of shares of FOX Class B Common Stock that you own. The transactions contemplated by the Merger Agreement (the “Transactions”) cannot be consummated without approval of the Stock Issuance Proposal by the affirmative vote of a majority of the votes cast by the holders of FOX Class B Common Stock entitled to vote thereon, a quorum being present, at the FOX Special Meeting, or any adjournment or postponement thereof. Whether or not you expect to participate in the FOX Special Meeting, FOX urges holders of FOX Class B Common Stock to submit a proxy to have your shares voted as promptly as possible either: (a) via the internet at www.proxyvote.com (see proxy card enclosed herein for instructions); (b) by telephone (see proxy card for instructions); or (c) by completing, signing, dating and returning the proxy card enclosed herein in the postage-paid envelope provided, so that your shares of FOX Class B Common Stock may be represented and voted at the FOX Special Meeting. If your shares of FOX Class B Common Stock are held in “street name” by a bank, broker, nominee, trustee or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee or other record holder.

The FOX Board has unanimously approved and declared advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, and unanimously recommends that holders of FOX Class B Common Stock vote “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal.

The joint proxy statement/prospectus of which this notice is a part provides more information on the Merger Agreement and the transactions contemplated thereby, including the Mergers and the FOX Stock Issuance (the “Transactions”), as well as the matters to be considered at the FOX Special Meeting. A summary of the Merger Agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Merger Agreement,” and a copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus. We encourage you to carefully read the joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference therein in their entirety.

IF YOU ARE A HOLDER OF SHARES OF FOX CLASS B COMMON STOCK, PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING YOUR SHARES OF FOX CLASS B COMMON STOCK ON THE PROXY CARD ENCLOSED HEREIN. IF YOU HAVE QUESTIONS ABOUT THE TRANSACTIONS, THE STOCK ISSUANCE PROPOSAL, THE FOX ADJOURNMENT PROPOSAL OR VOTING YOUR SHARES OF FOX CLASS B COMMON STOCK, PLEASE CONTACT:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (844) 201-1170

E-mail: info@okapipartners.com

By Order of the FOX Board,

Lachlan K. Murdoch

Executive Chair and Chief Executive Officer

New York, New York

Dated: [●], 2026

Roku, Inc.

1173 Coleman Avenue

San Jose, California 95110

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2026

To the Stockholders of Roku, Inc.:

On June 14, 2026, Roku, Inc. (“Roku”), Fox Corporation, a Delaware corporation (“FOX”), Falcon Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of FOX (“Merger Sub 1”), and Falcon Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FOX (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), entered into an Agreement and Plan of Merger, dated as of June 14, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. The Merger Agreement provides, among other things, for the acquisition of Roku by FOX through two mergers: (a) the merger of Merger Sub 1 with and into Roku (the “First Merger”), with Roku continuing as the surviving corporation and becoming a wholly-owned subsidiary of FOX (the “Surviving Corporation”), and (b) immediately following the First Merger, and as the second step in a single integrated transaction with the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity in the Second Merger and continuing as a wholly-owned subsidiary of FOX.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Roku (the “Roku Special Meeting”) will be held virtually at [●], [Pacific Time], on [●], 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●]. The Roku Special Meeting will be held exclusively online via live audio webcast.

We are pleased to notify you of, and invite you to attend, the Roku Special Meeting. At the Roku Special Meeting, you will be asked to consider and vote on the following matters:

1.	a proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Mergers (the “Merger Agreement Proposal”);

2.

a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Roku that is based on or otherwise in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation Proposal”); and

3.

a proposal to adjourn the Roku Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes at the time of the Roku Special Meeting to approve the Merger Agreement Proposal or if a quorum is not present at the Roku Special Meeting (the “Roku Adjournment Proposal”).

Approval of the Merger Agreement Proposal is required to consummate the Transactions.

Roku will transact no other business at the Roku Special Meeting, except for business properly brought before the Roku Special Meeting or any adjournment or postponement thereof by or at the direction of the Roku Board. The accompanying joint proxy statement/prospectus describes the matters to be considered at the Roku Special Meeting in more detail.

The Roku Special Meeting will be held in virtual meeting format only. You will not be able to attend the meeting physically in person. To attend the Roku Special Meeting, you must be a stockholder on the record date. If you are a stockholder of record, to submit your proxy through the internet, you may vote your shares at www.proxyvote.com. You will need the control number found on your proxy card or voting instruction form. Instructions on how to participate in the Roku Special Meeting via live audio webcast are described in the accompanying joint proxy statement/prospectus and posted at www.virtualshareholdermeeting.com/[●]. Beneficial stockholders that do not have a control number should follow the instructions provided on the voting instruction form provided by your bank, broker, nominee, trustee or other record holder. Beneficial owners that wish to vote at the Roku Special Meeting must obtain a legal proxy from their bank, broker, nominee or other record holder prior to the Roku Special Meeting.

The Roku Board has set [●], 2026, as the record date for determining the Roku stockholders entitled to notice of and to vote at the Roku Special Meeting and any adjournment or postponement thereof. Any stockholder of record entitled to vote at the Roku Special Meeting is entitled to appoint a proxy to vote on such stockholder’s behalf. Such proxy need not be a holder of Roku’s Class A common stock, par value $0.0001 per share (the “Roku Class A Common Stock”) or Roku’s Class B common stock, par value $0.0001 per share (the “Roku Class B Common Stock,” and together with the Roku Class A Common Stock, the “Roku Common Stock”).

Your vote is very important regardless of the number of shares of Roku Common Stock that you own. The transactions contemplated by the Merger Agreement cannot be consummated without approval of the Merger Agreement Proposal by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Roku Class A Common Stock and Roku Class B Common Stock entitled to vote on the Merger Agreement Proposal at the Roku Special Meeting, voting together as a single class. Whether or not you expect to participate in the Roku Special Meeting, Roku urges holders of Roku Class A Common Stock and Roku Class B Common Stock to submit a proxy to have your shares voted as promptly as possible either: (a) via the internet at www.proxyvote.com (see proxy card enclosed herein for instructions); (b) by telephone (see proxy card for instructions); or (c) by completing, signing, dating and returning the proxy card enclosed herein in the postage-paid envelope provided, so that your shares of Roku Class A Common Stock or Roku Class B Common Stock may be represented and voted at the Roku Special Meeting. If your shares of Roku Class A Common Stock or Roku Class B Common Stock are held in “street name” by a bank, broker, nominee, trustee or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee or other record holder. Submitting a proxy now will not prevent you from being able to vote virtually at the Roku Special Meeting.

The Roku Board has unanimously approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Mergers, and unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal.

The joint proxy statement/prospectus of which this notice is a part provides more information on the Merger Agreement, the transactions contemplated thereby, including the Mergers, and the other matters to be considered at the Roku Special Meeting. A summary of the Merger Agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Merger Agreement,” and a copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference therein in their entirety.

By Order of the Roku Board,

Anthony Wood

Chief Executive Officer, Chairman, and President

San Jose, California

[●], 2026

v

PLEASE VOTE YOUR SHARES PROMPTLY. IF YOU ARE A RECORD HOLDER, YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS, THE MERGER AGREEMENT PROPOSAL, THE MERGER-RELATED COMPENSATION PROPOSAL, THE ROKU ADJOURNMENT PROPOSAL OR VOTING YOUR SHARES, PLEASE CONTACT:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Banks and brokers, please call: (646) 971-2689

All others, please call toll-free: (866) 342-4882

E-mail: roku@dfking.com

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REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about FOX and Roku from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus and additional information, see “Where You Can Find More Information.”

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from Okapi Partners LLC, FOX’s proxy solicitor, or D.F. King & Co., Inc., Roku’s proxy solicitor, at the following addresses and telephone numbers:

For FOX Stockholders:	For Roku Stockholders:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (844) 201-1170

E-mail: info@okapipartners.com

D.F. King & Co., Inc. 28 Liberty Street, 53rd Floor New York, New York 10005 Banks and brokers, please call: (646) 971-2689 All others, please call toll-free: (866) 342-4882 E-mail: roku@dfking.com

You will not be charged for any of these documents that you request. To receive timely delivery of the documents in advance of your respective special meeting, you should make your request no later than [●], 2026, which is five business days prior to the applicable special meeting.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC website at www.sec.gov. In addition, you may obtain copies of documents filed by FOX with the SEC by accessing FOX’s website at https://investor.foxcorporation.com. You may also obtain copies of documents filed by Roku with the SEC by accessing Roku’s website at https://www.roku.com/investor.

We are not incorporating the contents of the websites of the SEC, FOX, Roku or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

Except where the context otherwise states, FOX has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to FOX (including the annexes hereto), and Roku has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Roku (including the annexes hereto). FOX and Roku both contributed information relating to the Mergers.

This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-298159) filed by FOX with the SEC. It constitutes a prospectus of FOX under Section 5 of the Securities Act (as defined below) with respect to the shares of FOX Class A Common Stock to be issued to Roku stockholders in connection with the Mergers. It also constitutes a proxy statement under Section 14(a) of the Exchange Act (as defined below) and a notice of meeting (a) with respect to the FOX Special Meeting at which holders of FOX Class B Common Stock will consider and vote on the Stock Issuance Proposal and the FOX Adjournment Proposal, and (b) with respect to the Roku Special Meeting at which Roku stockholders will consider and vote on the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). You should not assume that the information included as annexes or contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Neither FOX nor Roku assumes any obligation to update the information contained in this joint proxy statement/prospectus (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to the stockholders of FOX or Roku, nor FOX’s or Roku’s taking of any actions contemplated hereby at any time, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

DEFINED TERMS

Unless stated otherwise, when the following bolded terms and abbreviations appear in this joint proxy statement/prospectus, they have the meanings indicated below:

•	Closing refers to the closing of the Mergers

•	Closing Date refers to the date on which the Closing occurs

•	Code refers to the Internal Revenue Code of 1986, as amended

•	combined company refers to Fox Corporation and its subsidiaries (including Roku and the Roku subsidiaries), taken as a whole, immediately after giving effect to the Mergers

•	DGCL refers to the General Corporation Law of the State of Delaware

•

Dissenting Shares refers to shares of Roku Common Stock held by a holder who has made a proper demand for appraisal of such shares of Roku Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL, until such time as such holder fails to perfect, validly withdraws its demand for, or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares

•	DLLCA refers to the Delaware Limited Liability Company Act

•	Effective Time refers to the effective time of the First Merger

•	Exchange Act refers to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

•	FOX Bylaws refers to the Amended and Restated Bylaws of Fox Corporation, dated as of February 6, 2024, as amended from time to time

•

FOX Certificate of Incorporation refers to the Amended and Restated Certificate of Incorporation of Fox Corporation, filed with the Secretary of State of the State of Delaware on November 3, 2022, as amended from time to time

•	FOX Class A Common Stock refers to the Class A common stock, par value $0.01 per share, of FOX

•	FOX Class B Common Stock refers to the Class B common stock, par value $0.01 per share, of FOX

•	FOX Class B Common Stockholders refers to the holders of FOX Class B Common Stock

•	FOX Common Stock refers to the FOX Class A Common Stock and FOX Class B Common Stock

•	GAAP refers to United States generally accepted accounting principles

•	HSR Act refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder

•

Merger Agreement refers to the Agreement and Plan of Merger, dated as of June 14, 2026, as it may be amended, restated, supplemented or otherwise modified from time to time, among Roku, FOX, Merger Sub 1 and Merger Sub 2

•

New Senior Unsecured Debt or Permanent Financing refers to one or more issuances of long-term debt securities and/or other debt financing by FOX or one or more of its subsidiaries, the proceeds of which are intended to be used, together with cash on hand, to fund a portion of the cash portion of the Merger Consideration and to pay related fees and expenses in connection with the Mergers and the other transactions contemplated by the Merger Agreement

•	Roku Bylaws refers to the Amended and Restated Bylaws of Roku, Inc.

•	Roku Certificate of Incorporation refers to the Amended and Restated Certificate of Incorporation of Roku, Inc., filed with the Secretary of State of the State of Delaware on October 2, 2017

•	Roku Class A Common Stock refers to the Class A common stock, par value $0.0001 per share, of Roku

•	Roku Class B Common Stock refers to the Class B common stock, par value $0.0001 per share, of Roku

•	Roku Common Stock refers to the Roku Class A Common Stock and Roku Class B Common Stock

•	Second Effective Time refers to the effective time of the Second Merger

•	Securities Act refers to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

•	Surviving Company refers to Merger Sub 2 as the surviving entity in the Second Merger

•

Termination Date refers to 11:59 p.m. (New York City time) on June 14, 2027, as such date may be extended in accordance with the Merger Agreement (and will be automatically extended in certain circumstances related to the receipt of required regulatory approvals or the absence of restraints under certain competition and investment screening laws to December 14, 2027, and, subsequently, to March 14, 2028)

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance. FOX and Roku urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you.

About the Merger Agreement and the Mergers

Q:	What is the Merger Agreement and what are the Mergers?

A:

On June 14, 2026, FOX, Roku, Merger Sub 1 and Merger Sub 2 entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, the parties thereto will consummate the Mergers. In the First Merger, Merger Sub 1 will merge with and into Roku, with Roku continuing as the Surviving Corporation and becoming a wholly-owned subsidiary of FOX. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Company and a wholly-owned subsidiary of FOX.

Q:	What will Roku stockholders receive in the Mergers?

A:

Pursuant to the Merger Agreement, in the First Merger, Roku stockholders will be entitled to receive, with respect to each share of Roku Common Stock issued and outstanding as of immediately prior to the Effective Time, (a) 0.9693 of a share of FOX Class A Common Stock, without interest, and (b) $96.00 in cash, without interest, subject to applicable withholding taxes. No fractional shares of FOX Class A Common Stock will be issued to Roku stockholders in connection with the Mergers, but instead a whole number of shares of FOX Class A Common Stock equal to the sum of all fractional shares of FOX Class A Common Stock that would have been issued in connection with the Mergers will be issued to the exchange agent and sold on behalf of Roku stockholders, and Roku stockholders will be entitled to receive cash in lieu of any fractional shares of FOX Class A Common Stock to which they otherwise would be entitled (after aggregating all shares of FOX Class A Common Stock issuable to such stockholder) as more fully described in this joint proxy statement/prospectus and in the Merger Agreement. The Exchange Ratio will not be adjusted to reflect changes in the price of the FOX Class A Common Stock, FOX Class B Common Stock or Roku Class A Common Stock prior to the Effective Time; however, the Exchange Ratio and the Per Share Cash Amount are subject to adjustment in certain other limited circumstances relating to Dissenting Shares. See “The Mergers—Terms of the Mergers” for a description of the adjustment.

For a description of the treatment of Roku equity awards in connection with the Mergers, see “The Merger Agreement—Treatment of Roku Equity Awards and Stock Plans.”

Q:	What happens if the market price of FOX Class A Common Stock, FOX Class B Common Stock or Roku Class A Common Stock changes before the Effective Time and what is the value of the Merger Consideration?

A:

Changes in the market price of FOX Class A Common Stock, FOX Class B Common Stock or Roku Class A Common Stock at or prior to the Effective Time will not change the number of shares of FOX Class A Common Stock that Roku stockholders will be entitled to receive because the Exchange Ratio is fixed at 0.9693 shares of FOX Class A Common Stock, subject to adjustment in certain limited circumstances relating to Dissenting Shares (see “The Mergers—Terms of the Mergers”). As a result, the value of the Merger Consideration to be received in exchange for each share of Roku Common Stock will fluctuate with the market value of FOX Class A Common Stock until the Mergers are consummated.

Based on the closing price of the FOX Class A Common Stock on Nasdaq on June 11, 2026, the latest unaffected trading day prior to the announcement of the parties’ execution of the Merger Agreement, and assuming the Exchange Ratio and the Per Share Cash Amount have not been adjusted in connection with Dissenting Shares (see “The Mergers—Terms of the Mergers”), the implied value of the Merger Consideration was $162.20.

Based on the closing price of the FOX Class A Common Stock on Nasdaq on August 17, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the implied value of the Merger Consideration was $163.07.

Q:	Are there any conditions to consummation of the Mergers?

A:

Yes. Consummation of the Mergers is conditioned on the holders of FOX Class B Common Stock approving the Stock Issuance Proposal, Roku stockholders approving the Merger Agreement Proposal, the receipt of required regulatory approvals and a number of other customary closing conditions that must be satisfied or waived before the Mergers can be consummated. For a description of all of the conditions to the Mergers, see “The Merger Agreement—Conditions to the Mergers.”

For FOX Stockholders

Q:	When and where is the FOX Special Meeting?

A:

The FOX Special Meeting will be held at [●], [Pacific Time], on [●], 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●]. The FOX Special Meeting will be held exclusively online via live audio webcast.

Q:	Who may attend the FOX Special Meeting?

A:

Only holders of FOX Class B Common Stock are entitled to notice of, and to vote at, the FOX Special Meeting. However, all holders of FOX Common Stock as of the FOX Record Date are invited to attend the FOX Special Meeting, including holders of FOX Class A Common Stock.

To attend the FOX Special Meeting, please visit the FOX Special Meeting website www.virtualshareholdermeeting.com/[●] and enter your unique control number, which appears on the proxy card or instructions that accompanied the proxy materials. If your shares are held in “street” name through a bank, broker, nominee, trustee or other record holder and your proxy materials do not include a control number, you should contact the bank, broker, nominee, trustee or other record holder that holds your shares with any questions about obtaining a control number (preferably at least five business days before the FOX Special Meeting). If you do not have your control number, you will be able to log in as a guest. If you log in as a guest, you will not be able to vote your shares (in the case of holders of FOX Class B Common Stock) during the FOX Special Meeting.

Q:	What matters will be voted on at the FOX Special Meeting?

A:	Holders of FOX Class B Common Stock will be asked to consider and vote on the following proposals:

•	the Stock Issuance Proposal; and

•	the FOX Adjournment Proposal.

Q:	Who is entitled to vote at the FOX Special Meeting?

A:

Only holders of record of FOX Class B Common Stock as of the close of business on the FOX Record Date are entitled to notice of, and to vote at, the FOX Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the FOX Special Meeting. Holders of FOX Class A Common Stock are not entitled to notice of, or to vote on the matters presented at, the FOX Special Meeting or any postponement or adjournment thereof.

Each holder of FOX Class B Common Stock entitled to vote at the FOX Special Meeting is entitled to one vote per share at the FOX Special Meeting. As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, there were [●] issued and outstanding shares of FOX Class B Common Stock, and the issued and outstanding shares of FOX Class B Common Stock were held by approximately [●] stockholders of record.

Q:	How does the FOX Board recommend that I vote on the proposals?

A:

After careful consideration, on June 14, 2026, the FOX Board unanimously (a) determined and declared that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of, FOX and its stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, on the terms and subject to the conditions set forth therein, (c) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the holders of FOX Class B Common Stock vote to approve the FOX Stock Issuance at the FOX Special Meeting, and (d) directed that the FOX Stock Issuance be submitted to the holders of FOX Class B Common Stock for approval at the FOX Special Meeting. The FOX Board unanimously recommends that holders of FOX Class B Common Stock vote “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal. For a summary of the factors considered by the FOX Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, see “The Mergers—FOX’s Reasons for the Mergers; Recommendation of the FOX Board of Directors.”

Q:	Are any FOX Class B Common Stockholders already committed to vote in favor of the proposals?

A:

Yes. Concurrently with the execution of the Merger Agreement, LGC Holdco, LLC and Cruden 2, LLC (each a “FOX Supporting Stockholder”) entered into a Voting and Support Agreement with Roku (the “Buyside Voting and Support Agreement”), pursuant to which, among other things, each FOX Supporting Stockholder has agreed, unless the FOX Board has changed its recommendation that holders of FOX Class B Common Stock vote to approve the FOX Stock Issuance, to vote (or cause to be voted) all shares of FOX Class B Common Stock beneficially owned by them: (a) in favor of the approval of the FOX Stock Issuance pursuant to the Merger Agreement; (b) in favor of any proposal to adjourn or postpone the FOX Special Meeting in furtherance of obtaining the requisite approval of the FOX Stock Issuance by holders of FOX Class B Common Stock; (c) against any proposal in opposition to, or in competition with, the approval of the FOX Stock Issuance; (d) against any other action, proposal or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of FOX or the Merger Subs under the Merger Agreement or would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions, including the Mergers and the FOX Stock Issuance; and (e) against any amendment of the FOX Certificate of Incorporation or FOX Bylaws, in each case, that would be reasonably expected to result in the conversion of such stockholders’ shares of FOX Class B Common Stock (if any) into shares of FOX Class A Common Stock. As of [●], 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the FOX Supporting Stockholders collectively held approximately [●]% of the issued and outstanding shares of FOX Class B Common Stock.

Q:	What will happen to my shares of FOX Common Stock?

A:

The Transactions will have no effect on the FOX Common Stock and upon the Closing you will continue to own the same shares of FOX Common Stock that you owned immediately prior to the effective time of the Mergers. As a result of the FOX Stock Issuance, however, the overall ownership percentage of the current FOX stockholders in the combined company will be diluted.

Immediately following the consummation of the Mergers, it is anticipated that:

•

continuing FOX stockholders will own approximately 73% of the then outstanding shares of FOX Common Stock, based on the number of shares and stock-based awards of FOX and Roku outstanding as of August 17, 2026, the latest practicable date before the date of this joint proxy statement/prospectus; and

•

former Roku stockholders will own approximately 27% of the then outstanding FOX Common Stock, based on the number of shares and stock-based awards of FOX and Roku outstanding as of August 17, 2026, the latest practicable date before the date of this joint proxy statement/prospectus.

Q:	Do the FOX directors and executive officers have any interests in the Mergers?

A:

In connection with the consummation of the Mergers, FOX’s directors and executive officers have interests in the Mergers that may be different from, or in addition to, those of the stockholders of FOX generally. The FOX Board was aware of these potential interests and considered them, among other things, in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance. Such potential interests are described in more detail in “The Mergers—FOX Director Independence; Certain Relationships and Related Party Transactions; Interests of FOX’s Directors and Executive Officers in the Mergers.”

Q:	What constitutes a quorum at the FOX Special Meeting?

A:

The FOX Bylaws provide that the holders of a majority of the outstanding shares of FOX Class B Common Stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the FOX Special Meeting. Shares of FOX Class B Common Stock present virtually during the FOX Special Meeting will be considered shares of FOX Class B Common Stock represented in person at the meeting. Shares of FOX Class B Common Stock present at the FOX Special Meeting but abstaining from voting on any proposal will be counted as shares that are present for purposes of determining whether a quorum exists at the FOX Special Meeting. Since the Stock Issuance Proposal and the FOX Adjournment Proposal are each non-routine proposals, there will not be any “broker non-votes” at the FOX Special Meeting. Shares of FOX Class B Common Stock held in “street name” through a bank, broker, nominee, trustee or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee or other record holder, and otherwise fails to cause to be represented at the FOX Special Meeting, will not be deemed present at the FOX Special Meeting for the purpose of determining the presence of a quorum.

Q:	What vote is required for FOX Class B Common Stockholders to approve the Stock Issuance Proposal?

A:

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the holders of FOX Class B Common Stock present in person or by proxy and entitled to vote thereon (the “FOX Stockholder Approval”). Only holders of record of FOX Class B Common Stock at the close of business on the FOX Record Date will be entitled to vote on the Stock Issuance Proposal. Assuming a quorum is present, shares of FOX Class B Common Stock present in person or by proxy at the FOX Special Meeting but abstaining from voting on the Stock Issuance Proposal will have no effect on the Stock Issuance Proposal. The failure of a holder of FOX Class B Common Stock who holds his, her or its shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming a quorum is present) will have no effect on the outcome of the Stock Issuance Proposal.

Q:	What vote is required for FOX Class B Common Stockholders to approve the FOX Adjournment Proposal?

A:

Assuming a quorum is present, approval of the FOX Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of FOX Class B Common Stock present in person or by proxy and entitled to vote thereon. As a result, assuming a quorum is present, shares of FOX Class B Common Stock present in person or by proxy at the FOX Special Meeting but abstaining from voting on the FOX Adjournment Proposal will have no effect on the outcome of the FOX Adjournment Proposal. The failure of a holder of FOX Class B Common Stock who holds his, her or its shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming a quorum is present) will have no effect on the outcome of the FOX Adjournment Proposal. The vote on the FOX Adjournment Proposal is separate and apart from the vote to approve the Stock Issuance Proposal and is not a condition to the consummation of the Mergers.

Q:	Is my vote at the FOX Special Meeting important and how are votes counted at the FOX Special Meeting?

A:

Yes, your vote is very important. If you are a holder of FOX Class B Common Stock and do not submit a proxy or attend the FOX Special Meeting in person, it will be more difficult for us to obtain the necessary quorum to hold the FOX Special Meeting.

For the Stock Issuance Proposal, holders of FOX Class B Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Stock Issuance Proposal, assuming a quorum is present, attending the meeting or submitting a proxy, but in either case abstaining from voting, will have no effect on the Stock Issuance Proposal. Assuming a quorum is present, the failure of a holder of FOX Class B Common Stock who holds his, her or its shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Stock Issuance Proposal.

For the FOX Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the FOX Adjournment Proposal, assuming a quorum is present, attending the meeting or submitting a proxy, but in either case abstaining from voting on the FOX Adjournment Proposal will have no effect on the outcome of the FOX Adjournment Proposal. The failure of a holder of FOX Class B Common Stock who holds his, her or its shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming a quorum is present) will have no effect on the outcome of the FOX Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal.

Q:	What happens if I sell my FOX Class B Common Stock before the FOX Special Meeting?

A:

The FOX Record Date is earlier than the date of the FOX Special Meeting. If you sell your shares of FOX Class B Common Stock after the FOX Record Date but before the date of the FOX Special Meeting, you will retain the right to vote at the FOX Special Meeting.

Q:	How do I submit a proxy or vote my shares of FOX Class B Common Stock at the FOX Special Meeting?

A:

The FOX Special Meeting is being held solely by means of remote communication, and stockholders may not physically attend the meeting. Only holders of record of FOX Class B Common Stock as of the close of business on the FOX Record Date may vote at the FOX Special Meeting. Instructions on how to access the FOX Special Meeting via the live audio webcast are posted at www.virtualshareholdermeeting.com/[●].

You may log into the meeting platform approximately 15 minutes before the scheduled meeting time, and you are encouraged to log on early to test your access. If you have technical problems accessing the FOX Special Meeting, you may contact the technical support number that will be posted on the virtual stockholder meeting log-in page.

If your shares of FOX Class B Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record, and these proxy materials are being sent directly to you from the Company. As the stockholder of record of FOX Class B Common Stock as of the FOX Record Date, you have the right to grant your voting proxy directly to the Company. To vote by proxy, a holder of record of FOX Class B Common Stock may vote through the internet or by telephone or mail as follows:

By internet: by visiting www.proxyvote.com and following the instructions provided on your proxy card.

By telephone: by calling 1-800-690-6903 and following the recorded instructions.

By mail: by completing, signing and dating the proxy card enclosed herein (for holders of FOX Class B Common Stock only) and returning it in the accompanying pre-addressed envelope.

In order to vote your shares of FOX Class B Common Stock through the internet or by telephone, you will need the control number included on the proxy card that is enclosed herein for holders of FOX Class B Common Stock (which is unique to each such stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). Holders of record of FOX Class B Common Stock may vote through the internet or by telephone, twenty-four hours a day, seven days a week prior to the FOX Special Meeting. If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on [●], 2026 in order for your vote to be counted at the FOX Special Meeting. If you vote by mail, your proxy must be received no later than the close of business on [●], 2026 in order for your vote to be counted at the FOX Special Meeting.

All shares of FOX Class B Common Stock that are entitled to vote at the FOX Special Meeting and are represented by a properly completed and valid proxy received by the deadlines set forth above and not revoked will be voted at the FOX Special Meeting in accordance with the instructions indicated in such proxy. If a holder of FOX Class B Common Stock signs the enclosed proxy card and returns it without giving instructions for voting on any proposal, the shares of FOX Class B Common Stock represented by that proxy card will be voted “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal.

If you hold your shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you are the beneficial owner of the shares and this joint proxy statement/prospectus is being forwarded to you by your bank, broker, nominee, trustee or other record holder, who is considered the stockholder of record with respect to such shares. You must follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder in order to vote your shares of FOX Class B Common Stock. Your bank, broker, nominee, trustee or other record holder cannot vote your shares of FOX Class B Common Stock unless you provide instructions on how to vote. Your voting instructions must be received by your bank, broker, nominee, trustee or other record holder prior to the deadline set forth in the information from your bank, broker, nominee, trustee or other record holder on how to submit voting instructions.

If you hold your shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you must obtain a specific control number from such bank, broker, nominee, trustee or other record holder in order to attend and vote your shares of FOX Class B Common Stock at the FOX Special Meeting.

Q:

If my shares of FOX Class B Common Stock are held in “street name” by my bank, broker, nominee, trustee or other record holder, will my bank, broker, nominee, trustee or other record holder vote my shares of FOX Class B Common Stock for me at the FOX Special Meeting?

A:

If your shares of FOX Class B Common Stock are held in “street name” in a stock brokerage account or by a bank, broker, nominee, trustee or other record holder, you must provide the record holder of your shares of FOX Class B Common Stock with instructions on how to vote your shares of FOX Class B Common Stock. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder. Please note that you may not vote shares of FOX Class B Common Stock held in “street name” by returning a proxy card or voting instruction form directly to FOX. Your bank, broker, nominee, trustee or other record holder is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in “street name” on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in “street name” on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. All proposals to be voted on at the FOX Special Meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers, and, accordingly, there will be no broker non-votes at the FOX Special Meeting.

If you are a “street name” holder of shares of FOX Class B Common Stock and you do not instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares:

•

your bank, broker, nominee, trustee or other record holder may not vote your shares of FOX Class B Common Stock on the Stock Issuance Proposal, which will have no effect on the Stock Issuance Proposal;

•

your bank, broker, nominee, trustee or other record holder may not vote your shares of FOX Class B Common Stock on the FOX Adjournment Proposal, which will have no effect on the vote for the FOX Adjournment Proposal (whether or not a quorum is present).

Q:	What should I do if I receive more than one set of voting materials for the FOX Special Meeting?

A:

You may receive more than one set of voting materials for the FOX Special Meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your FOX Class B Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:	How can I revoke or change my vote at the FOX Special Meeting?

A:

Any proxy given pursuant to this solicitation may be revoked by the stockholder giving it at any time before it is voted at the FOX Special Meeting. Proxies may be revoked by (a) delivering to the Corporate Secretary of FOX, before the taking of the vote at the FOX Special Meeting, a written notice of revocation bearing a date later than the proxy, (b) duly completing and delivering a later-dated proxy relating to the same shares before the taking of the vote at the FOX Special Meeting using any of the methods contemplated herein or (c) attending the FOX Special Meeting online and voting electronically during the FOX Special Meeting (although virtual attendance at the FOX Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy delivered by mail should be delivered to FOX’s executive offices at Fox Corporation, 1211 Avenue of the Americas, New York, NY 10036, Attention: Corporate Secretary, before the taking of the vote at the FOX Special Meeting. If you vote your shares of FOX Class B Common Stock through the internet or by telephone prior to the FOX Special Meeting, only your latest internet or telephone vote submitted prior to the FOX Special Meeting will be counted at the FOX Special Meeting. Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the FOX Special Meeting and vote in person.

If you hold your shares in “street name” and have instructed your bank, broker, nominee, trustee, or other record holder to vote your shares of FOX Class B Common Stock, you must follow the directions received from your bank, broker, nominee, trustee, or other record holder to change those instructions.

Q:	Will a proxy solicitor be used by FOX in connection with the FOX Special Meeting?

A:

Yes. FOX has engaged Okapi Partners LLC to assist in the solicitation of proxies for the FOX Special Meeting, and FOX has agreed to pay them an estimated fee of $30,000, plus an additional success fee of $30,000 if the Stock Issuance Proposal is approved by the holders of FOX Class B Common Stock, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Q:	Am I entitled to exercise appraisal rights in respect of my FOX shares?

A:

No. FOX stockholders are not entitled to any appraisal rights in connection with the Transactions. For information about appraisal rights available to Roku stockholders in respect of their Roku shares, see “The Mergers—Appraisal Rights in the Mergers.”

Q:	What else do I need to do now prior to the FOX Special Meeting?

A:

You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Mergers and the FOX Stock Issuance may affect you. Even if you plan to attend the FOX Special Meeting, please vote promptly.

For Roku Stockholders

Q:	How will I receive the Merger Consideration in respect of my shares of Roku Common Stock if the Mergers are consummated?

A:

If you are a stockholder of record of shares of Roku Common Stock, you will receive a letter of transmittal and instructions for use in effecting the surrender of your shares of Roku Common Stock in exchange for the applicable Merger Consideration.

If you are not a stockholder of record, but instead hold your shares of Roku Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you will receive instructions from your bank, broker, nominee, trustee or other record holder as to how to effect the surrender of your “street name” shares of Roku Common Stock in exchange for the Merger Consideration.

Q:	When and where is the Roku Special Meeting?

A:

The Roku Special Meeting will be held virtually at [●], [Pacific Time], on [●], 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●]. The Roku Special Meeting will be held exclusively online via live audio webcast.

Q:	What matters will be voted on at the Roku Special Meeting?

A:	You will be asked to consider and vote on the following proposals:

•	the Merger Agreement Proposal;

•	the Merger-Related Compensation Proposal; and

•	the Roku Adjournment Proposal.

Q:	Who is entitled to vote at the Roku Special Meeting?

A:

The record date for the Roku Special Meeting is [●], 2026 (the “Roku Record Date”). Only holders of record of Roku Common Stock as of the close of business on the Roku Record Date are entitled to notice of, and to vote at, the Roku Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Roku Special Meeting. Each share of Roku Class A Common Stock held as of the Roku Record Date will be entitled to one vote, and each share of Roku Class B Common Stock held as of the Roku Record Date will be entitled to ten votes on each proposal to be voted on at the Roku Special Meeting. The shares of Roku Class A Common Stock and Roku Class B Common Stock will vote together at the Roku Special Meeting as a single class. As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, there were [●] shares of Roku Class A Common Stock and [●] shares of Roku Class B Common Stock issued and outstanding, and the issued and outstanding shares of Roku Common Stock were held by approximately [●] stockholders of record.

Q:	How many votes do I have?

A:

Each holder of Roku Class A Common Stock will have the right to one vote per share of Roku Class A Common Stock held as of the Roku Record Date and each holder of Roku Class B Common Stock will have the right to ten votes per share of Roku Class B Common Stock held as of the Roku Record Date. The Roku Common Stock will vote as a single class on all matters described in this joint proxy statement/ prospectus for which the vote of Roku Stockholders is being solicited.

Q:	How does the Roku Board recommend that I vote on the proposals?

A:

The Roku Board, at a meeting duly called and held on June 14, 2026, duly and unanimously adopted resolutions: (a) approving the execution, delivery and performance of the Merger Agreement and the Transactions, (b) determining that the terms of the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Roku and its stockholders, (c) recommending that the holders of Roku Common Stock adopt the Merger Agreement and approve the Transactions and directing that the Merger Agreement be submitted for adoption by Roku’s stockholders at the Roku Special Meeting, and (d) declaring that the Merger Agreement and the Transactions, including the Mergers, are advisable. The Roku Board unanimously recommends that Roku stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal. For a summary of the factors considered by the Roku Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, including the Mergers, see “The Mergers—Roku’s Reasons for the Mergers; Recommendation of the Roku Board of Directors.”

Q:	Are any Roku stockholders already committed to vote in favor of the proposals?

A:

Yes. Concurrently with the execution of the Merger Agreement, Mr. Anthony Wood, in his capacity as a stockholder of Roku, and certain stockholders of Roku affiliated with Mr. Wood (each, a “Roku Supporting Stockholder”), entered into a Voting and Support Agreement with FOX (the “Sellside Voting and Support Agreement”), pursuant to which, among other things, each Roku Supporting Stockholder has agreed, unless the Roku Board has changed its recommendation that Roku stockholders vote in favor of the adoption of the Merger Agreement, to vote (or cause to be voted) all shares of Roku Common Stock beneficially owned by them: (a) in favor of the adoption and approval of the Merger Agreement and the approval of the Mergers and the other Transactions, (b) in favor of any proposal to adjourn or postpone a meeting of Roku stockholders in furtherance of obtaining the Roku stockholder approval necessary to adopt the Merger Agreement and approve the Transactions; (c) against any proposal in opposition to, or in competition with, the approval of the Merger and the Transactions; (d) against any other action, proposal or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of Roku under the Merger Agreement or would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions, including the Mergers; and (e) against any amendment of the Roku Certificate of Incorporation or Roku Bylaws, in each case, that would be reasonably expected to result in the conversion of such stockholders’ shares of Roku Class B Common Stock (if any) into shares of Roku Class A Common Stock. As of [●], 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the Roku Supporting Stockholders collectively held approximately [●]% of the voting power of the issued and outstanding shares of Roku Common Stock. Even though a special meeting is required to be held and all Roku stockholders of record on the Roku Record Date have a right to vote on the proposals to be presented at the Roku Special Meeting, the shares of Roku Common Stock required to be voted in favor of the Merger Agreement Proposal, the Merger-Related Compensation Proposal, and the Roku Adjournment Proposal under the Sellside Voting and Support Agreement will be sufficient to approve each of the proposals at the Roku Special Meeting.

Q:	Why are Roku stockholders being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the Merger-Related Compensation Proposal?

A:

Under SEC rules, Roku is required to seek a non-binding advisory vote with respect to the compensation that may be paid or become payable to Roku’s named executive officers that is based on or otherwise relates to the Mergers.

Q:	What happens if Roku stockholders do not approve the Merger-Related Compensation Proposal?

A:

Because the vote on the Merger-Related Compensation Proposal is advisory in nature only, it will not be binding upon Roku or FOX. Accordingly, the merger-related compensation will be paid to Roku’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Roku stockholders do not approve the Merger-Related Compensation Proposal. The vote on the Merger-Related Compensation Proposal is separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers.

Q:	Do the Roku directors and executive officers have any interests in the Mergers?

A:

In connection with the consummation of the Mergers, Roku’s directors and executive officers may have interests in the Mergers that are different from, or in addition to, those of the stockholders of Roku generally. The Strategic Initiatives Committee and Roku Board were aware of these potential interests and considered them, among other things, in the case of the Roku Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, including the Mergers. Such potential interests are described in more detail in the section entitled “The Mergers—Interests of Roku Directors and Executive Officers in the Mergers.”

Q:	What constitutes a quorum at the Roku Special Meeting?

A:

The Roku Bylaws provide that a quorum at the Roku Special Meeting will be present if stockholders holding at least a majority of the voting power of the outstanding shares of Roku Common Stock entitled to vote at the Roku Special Meeting are present in person or by proxy virtually at the Roku Special Meeting. Shares of Roku Common Stock present or represented by properly submitted proxies but abstaining from voting on any proposal will be counted as present for purposes of determining whether a quorum is present. If a quorum is initially present, the Roku stockholders may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Since the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal are each non-routine proposals, there will not be any “broker non-votes” at the Roku Special Meeting. Roku Common Stock held in “street name” through a bank, broker, nominee, trustee or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee or other record holder, and otherwise fails to cause to be voted or represented at the Roku Special Meeting, will not be deemed present at the Roku Special Meeting for the purpose of determining the presence of a quorum. If there is no quorum, either the chairperson of the Roku Special Meeting or the holders of a majority of the voting power of the shares represented at the Roku Special Meeting may adjourn the Roku Special Meeting to another date.

Q:	What vote is required for Roku stockholders to approve the Merger Agreement Proposal?

A:

Assuming a quorum is present, approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Roku Class A Common Stock and Roku Class B Common Stock entitled to vote on the Merger Agreement Proposal, voting together as a single class. Only holders of record of Roku Common Stock at the close of business on the Roku Record Date will be entitled to vote on the Merger Agreement Proposal. An abstention from voting on the Merger Agreement Proposal, or failing to vote, will have the same effect as a vote cast “AGAINST” the Merger Agreement Proposal. If you hold your shares in “street name” through a bank, broker, nominee, trustee or other record holder and if you fail to instruct your bank, brokerage firm or other nominee to vote, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Q:	What vote is required for Roku stockholders to approve the Merger-Related Compensation Proposal?

A:

Assuming a quorum is present, approval of the Merger-Related Compensation Proposal, which is a non-binding advisory vote, requires the affirmative vote of the holders of a majority of the voting power of the shares of Roku Class A Common Stock and Roku Class B Common Stock present virtually or represented by proxy and entitled to vote on the Merger-Related Compensation Proposal at the Roku Special Meeting, voting together as a single class. Only holders of record of Roku Common Stock at the close of business on the Roku Record Date will be entitled to vote on the Merger-Related Compensation Proposal. An abstention from voting on the Merger-Related Compensation Proposal will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal, while the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Merger-Related Compensation Proposal. The vote on the Merger-Related Compensation Proposal is separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers.

Q:	What vote is required for Roku stockholders to approve the Roku Adjournment Proposal?

A:

Assuming a quorum is present, approval of the Roku Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Roku Class A Common Stock and Roku Class B Common Stock present virtually or represented by proxy and entitled to vote on the Roku Adjournment Proposal at the Roku Special Meeting, voting together as a single class (the “Roku Stockholder Approval”). An abstention from voting on the Roku Adjournment Proposal will have the same effect as a vote “AGAINST” the Roku Adjournment Proposal, while the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Roku Adjournment Proposal. The vote on the Roku Adjournment Proposal is separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers.

Q:	How are votes counted at the Roku Special Meeting?

A:	For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Merger Agreement Proposal, abstention from voting, the failure of a Roku stockholder who holds his,

her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of a Roku stockholder to vote, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

For the Merger-Related Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Merger-Related Compensation Proposal, assuming a quorum is present, shares present virtually or represented by proxy and entitled to vote on the Merger-Related Compensation Proposal at the Roku Special Meeting, but abstaining from voting will have the same effect as a vote cast “AGAINST” the Merger-Related Compensation Proposal, while the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Merger-Related Compensation Proposal.

For the Roku Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Roku Adjournment Proposal, assuming a quorum is present, shares present virtually or represented by proxy and entitled to vote on the Roku Adjournment Proposal at the Roku Special Meeting, but abstaining from voting will have the same effect as a vote cast “AGAINST” the Roku Adjournment Proposal, while the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Roku Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal.

Q:	What happens if I sell my Roku Common Stock before the Roku Special Meeting?

A:

The Roku Record Date is earlier than the date of the Roku Special Meeting and the date that the Mergers are expected to be consummated. If you sell your Roku Common Stock after the Roku Record Date but before the date of the Roku Special Meeting, you will retain the right to vote at the Roku Special Meeting, but you will have transferred your right to receive the Merger Consideration. For Roku stockholders, in order to receive the Merger Consideration, you must hold your Roku Common Stock through consummation of the First Merger.

Q:	How do I submit a proxy or vote my shares at the Roku Special Meeting?

A:

If you are a Roku stockholder of record, you may vote online before or during the Roku Special Meeting or before the Roku Special Meeting by proxy online, by telephone, or by mail using a proxy card that you may request. Whether or not you plan to virtually attend the Roku Special Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you submitted a proxy before the Roku Special Meeting, you may still attend the Roku Special Meeting online and vote during the meeting. In that case, your previously submitted proxy will be disregarded.

•	To vote online during the Roku Special Meeting, join the meeting using your control number at [●] [Pacific Time], on [●], 2026 at www.virtualshareholdermeeting.com/[●].

•	To vote online before the Roku Special Meeting, go to www.proxyvote.com.

•	To vote by telephone, call 1-800-690-6903 (be sure to have your proxy card in hand when you call).

•	To vote by mail, complete, sign, and date the proxy card and return it promptly in the envelope provided.

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal.

If Roku receives your vote online or by phone or your signed proxy card up until 8:59 p.m. Pacific Time on [●], 2026, Roku will vote your shares as you direct. To vote online or by telephone, you will need your control number, which will be included on your proxy card. Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

If your shares of Roku Common Stock were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares of Roku Common Stock held in “street name” and you should have received a voting instruction card with these proxy materials from that organization rather than from Roku. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Roku Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted.

If you hold your shares through a bank, broker, nominee, trustee or other record holder and you plan to participate in and vote at the Roku Special Meeting, you should contact such entity and obtain a legal proxy in order to be able to participate in or vote at the Roku Special Meeting. If you decide to attend the Roku Special Meeting virtually and vote at the Roku Special Meeting, your vote will revoke any proxy previously submitted.

The Roku Special Meeting will begin at [●] [Pacific Time], on [●], 2026. Roku encourages you to access the webcast before the start time. Online check-in will begin at [●] [Pacific Time]. To enter the meeting as a stockholder, you will need a control number. Your control number will be included on your proxy card if you are a stockholder of record or included with your voting instructions received from your broker, bank, or other agent if you hold your shares of common stock in street name.

Even if you plan to attend the Roku Special Meeting, Roku recommends that you vote your shares in advance as described herein so that your vote will be counted even if you later decide not to or become unable to attend the Roku Special Meeting.

Q:

If my shares of Roku Common Stock are held in “street name” by my bank, broker, nominee, trustee or other record holder, will my bank, broker, nominee, trustee or other record holder vote my shares of Roku Common Stock for me at the Roku Special Meeting?

A:

If your shares of Roku Common Stock are held in “street name” in a stock brokerage account or by a bank, broker, nominee, trustee or other record holder, you must provide the record holder of your shares of Roku Common Stock with instructions on how to vote your shares of Roku Common Stock. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder. Please note that you may not vote shares of Roku Common Stock held in street name by returning a proxy card or voting instruction form directly to Roku. Your bank, broker, nominee, trustee or other record holder is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. All proposals to be voted on at the Roku Special Meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers, and, accordingly, there will be no broker non-votes at the Roku Special Meeting.

If you are a Roku “street name” stockholder and you do not instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares:

•

your bank, broker, nominee, trustee or other record holder may not vote your shares of Roku Common Stock on the Merger Agreement Proposal, which will have the same effect as a vote “AGAINST” the Merger Agreement Proposal (assuming a quorum is present);

•

your bank, broker, nominee, trustee or other record holder may not vote your shares on the Merger-Related Compensation Proposal, which will have no effect on the vote for the Merger-Related Compensation Proposal (assuming a quorum is present); and

•	your bank, broker, nominee, trustee or other record holder may not vote your shares on the Roku Adjournment Proposal, which will have no effect on the vote for the Roku Adjournment Proposal.

If you hold your shares of Roku Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you must contact your bank, broker, nominee, trustee or other record holder to change your vote or obtain a written legal proxy to vote your shares of Roku Common Stock if you wish to cast your vote virtually at the Roku Special Meeting.

Q:	What should I do if I receive more than one set of voting materials for the Roku Special Meeting?

A:

You may receive more than one set of voting materials for the Roku Special Meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Roku Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:	How can I revoke or change my vote at the Roku Special Meeting?

A:	If you hold shares of Roku Common Stock directly in your name as a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•

You may send a written notice that you are revoking your proxy to the office of our Corporate Secretary via email at corporatesecretary@roku.com or via mail at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112.

•	You may attend and vote online during the Roku Special Meeting. Simply attending the Roku Special Meeting will not, by itself, revoke your proxy.

Q:	Will a proxy solicitor be used by Roku in connection with the Roku Special Meeting?

A:

Yes. Roku has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Roku Special Meeting, and Roku has agreed to pay them an estimated fee of up to $20,000, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Q:	Am I entitled to exercise appraisal rights in respect of my shares of Roku Common Stock?

A:

Yes. Roku stockholders are entitled to appraisal rights in connection with the First Merger. To exercise such appraisal right, you must make a proper demand for appraisal of your shares of Roku Common Stock in accordance with Section 262 of the DGCL and otherwise comply with all applicable provisions of

Section 262 of the DGCL. If this appraisal right is properly exercised, and assuming you do not fail to perfect, validly withdraw or otherwise lose your appraisal rights under Section 262 of the DGCL with respect to your shares of Roku Common Stock, your shares of Roku Common Stock will not be converted into or represent the right to receive the Merger Consideration, and you shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. If any Dissenting Shares lose their status as such (through failure to perfect or otherwise), then, effective as of the later of the Effective Time and the date of loss of such status, such shares will be deemed automatically to have been converted into, and shall represent only, the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon. For additional information, see “The Mergers—Appraisal Rights in the Mergers.”

Q:	How do I find out whether I have Roku Class A Common Stock or Roku Class B Common Stock?

A:	If you are unsure whether you hold shares of Roku Class A Common Stock or Roku Class B Common Stock, you may contact Roku’s stock administrator at stockadmin@roku.com.

Q:	What else do I need to do now prior to the Roku Special Meeting?

A:

You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Mergers affect you. Even if you plan to attend the Roku Special Meeting, please vote promptly.

For Both FOX Stockholders and Roku Stockholders

Q:	When are the Mergers expected to be consummated?

A:

FOX and Roku expect to consummate the Mergers in the first half of calendar year 2027, although FOX and Roku cannot assure consummation by any particular date, if at all. Because the Mergers are subject to a number of conditions, including certain regulatory approvals, approval of the Stock Issuance Proposal by the holders of FOX Class B Common Stock and the approval of the Merger Agreement Proposal by Roku stockholders, and other customary closing conditions, the exact timing of the Mergers cannot be determined at this time and FOX and Roku cannot guarantee that the Mergers will be consummated at all. For a description of the conditions to the Mergers, see “The Merger Agreement—Conditions to the Mergers.”

Q:	Following the Mergers, what percentage of FOX Common Stock will the continuing FOX stockholders and former Roku stockholders own?

A:	Immediately following the consummation of the Mergers:

•

continuing FOX stockholders will own approximately 73% of the then outstanding shares of FOX Common Stock, based on the number of shares and stock-based awards of FOX and Roku outstanding as of August 17, 2026, the latest practicable date before the date of this joint proxy statement/prospectus; and

•

former Roku stockholders will own approximately 27% of the then outstanding shares of FOX Common Stock, based on the number of shares and stock-based awards of FOX and Roku outstanding as of August 17, 2026, the latest practicable date before the date of this joint proxy statement/prospectus.

Q:	What happens if the Mergers are not consummated?

A:

If the Stock Issuance Proposal is not approved by FOX Class B Common Stockholders, if the Merger Agreement Proposal is not approved by Roku stockholders, or if the Mergers are not consummated for any other reason, the Merger Agreement may be terminated and Roku stockholders will not have their shares of Roku Common Stock converted into the right to receive the Merger Consideration. Instead, each of FOX and Roku would remain separate companies. Under certain circumstances, FOX may be required to pay

Roku a termination fee or Roku may be required to pay FOX a termination fee, or a party to the Merger Agreement may be required to reimburse the other party’s costs and expenses, in each case, as described under “The Merger Agreement—Termination Fees and Other Fees.”

Q:	Are there any risks associated with the Mergers that I should consider in deciding how to vote?

A:	Yes. A number of risks related to the Mergers are discussed in this joint proxy statement/prospectus and described in “Risk Factors” beginning on page 44.

Q:	What are the U.S. federal income tax consequences of the Mergers to U.S. Holders (as defined below) of Roku Common Stock?

A:

FOX and Roku intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and FOX and Roku intend to report the Mergers consistent with such qualification. Assuming the Mergers do so qualify, a U.S. Holder of Roku Common Stock that receives shares of FOX Class A Common Stock and cash in exchange for shares of Roku Common Stock pursuant to the First Merger generally will recognize gain (but not loss) in an amount equal to the lesser of (a) the amount, if any, by which the sum of the cash and the fair market value of the FOX Class A Common Stock received by such U.S. Holder in the First Merger exceeds such U.S. Holder’s adjusted tax basis in such U.S. Holder’s Roku Common Stock exchanged therefor and (b) the amount of cash received by such U.S. Holder (in each case, excluding any cash received in lieu of a fractional share of FOX Class A Common Stock, which is addressed in “The Mergers—U.S. Federal Income Tax Consequences of the Mergers—Cash in Lieu of Fractional Shares”). However, it is not a condition to FOX’s obligation or Roku’s obligation to consummate the Transactions that the Mergers, taken together, qualify as a “reorganization” or that Roku or FOX receive an opinion from their respective counsel to that effect in connection with or as a condition to Closing, and it is possible that the Mergers, taken together, may not so qualify.

A U.S. Holder of Roku Common Stock also will recognize gain or loss with respect to any cash received in lieu of a fractional share of FOX Class A Common Stock in an amount equal to the amount by which such U.S. Holder’s tax basis in the fractional share is greater or less than the amount of proceeds received in respect of such fractional share, as discussed below in “The Mergers—U.S. Federal Income Tax Consequences of the Mergers—Cash in Lieu of Fractional Shares”.

FOX and Roku have not sought and will not seek any ruling from the U.S. Internal Revenue Service regarding any matters relating to the Transactions and, as a result, there can be no assurance that the U.S. Internal Revenue Service would not assert that the Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or that a court would not sustain such a position. However, in connection with the registration statement of which this joint proxy statement/prospectus forms a part, Goodwin Procter LLP, legal counsel to Roku, has delivered a legal opinion to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If the U.S. Internal Revenue Service or a court were to determine that the Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Roku Common Stock that exchanges such shares of Roku Common Stock for FOX Class A Common Stock and cash pursuant to the First Merger generally would recognize gain or loss in an amount equal to the difference, if any, between (a) the sum of the cash and the fair market value of the FOX Class A Common Stock received by such U.S. Holder and (b) such U.S. Holder’s adjusted tax basis in the Roku Common Stock exchanged therefor.

Holders of Roku Common Stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the Mergers to them. For a more detailed description of the U.S. federal income tax consequences of the Mergers, see “The Mergers—U.S. Federal Income Tax Consequences of the Mergers.”

Q:	How can I obtain additional information about FOX and Roku?

A:

FOX and Roku each file annual, quarterly and current reports, proxy statements, and other information with the SEC. Each company’s respective filings with the SEC may be accessed on the internet at www.sec.gov. Copies of the documents filed by FOX with the SEC will be available free of charge on FOX’s website at https://investor.foxcorporation.com. Copies of the documents filed by Roku with the SEC will be available free of charge on Roku’s website at https://www.roku.com/investor. The information provided on each company’s respective website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information” on page 285.

Q:	Who can answer my questions?

A:

If you have any questions about the Merger Agreement, the Mergers, the FOX Stock Issuance or the other matters to be voted on at the FOX Special Meeting or the Roku Special Meeting, or questions about how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact FOX’s or Roku’s proxy solicitors, as applicable, as follows:

For FOX Stockholders:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (844) 201-1170

E-mail: info@okapipartners.com

For Roku Stockholders:

D.F.King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, NY 10005

Banks and brokers, please call: (646) 971-2689

All others, please call toll-free: (866) 342-4882

E-mail: roku@dfking.com

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. FOX and Roku urge you to read carefully this joint proxy statement/prospectus, including the annexes, in its entirety. Additional, important information that FOX and Roku also urge you to read is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Information about the Parties to the Transaction

FOX

Fox Corporation, a Delaware corporation, produces and delivers compelling news, sports and entertainment content through its iconic brands, including FOX News Media, FOX Sports, Tubi Media Group, FOX Entertainment and FOX Television Stations. FOX differentiates itself through the leadership positions of its brands and premium programming, a significant presence in major markets, and broad distribution of its content across traditional and digital platforms, including FOX One, FOX’s wholly-owned, direct-to-consumer subscription streaming service. The FOX Class A Common Stock and FOX Class B Common Stock are publicly traded on Nasdaq under the ticker symbols “FOXA” and “FOX,” respectively.

FOX’s principal executive office is located at 1211 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 852-7000. Its website is www.foxcorporation.com. Information contained on FOX’s website does not constitute part of this joint proxy statement/prospectus.

Roku

Roku, Inc., a Delaware corporation, pioneered streaming on TV and operates a leading TV streaming platform in the United States, Canada and Mexico by hours streamed. Roku connects viewers to the content they love, enables content publishers to build and monetize audiences through advertising and subscriptions, and provides advertisers with distinctive capabilities to reach and engage consumers. The Roku TV OS is designed to run on low-cost hardware, which enables Roku streaming devices to be sold to consumers at competitive prices. Roku streaming players and Roku-made TVs are available at major retailers, and licensed Roku TV models are sold by leading TV brands in more than 15 countries around the world. Roku also owns and operates The Roku Channel, an ad-supported streaming service; Howdy, a low-cost subscription service; and Frndly TV, a live TV streaming service. Roku Class A Common Stock is publicly traded on Nasdaq under the ticker symbol “ROKU.”

Roku’s principal executive office is located at 1173 Coleman Avenue, San Jose, California 95110, and its telephone number is (408) 556-9040. Its website is located at www.roku.com. Information contained on Roku’s website does not constitute part of this joint proxy statement/prospectus.

Merger Sub 1

Falcon Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of FOX, was formed solely for the purpose of facilitating the Transactions. Merger Sub 1 has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. At the Effective Time, Merger Sub 1 will merge with and into Roku, with Roku continuing as the Surviving Corporation. Merger Sub 1’s principal executive office is located at 1211 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 852-7000.

Merger Sub 2

Falcon Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FOX, was formed solely for the purpose of facilitating the Transactions. Merger Sub 2 has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the surviving corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Company and a wholly-owned subsidiary of FOX. Merger Sub 2’s principal executive office is located at 1211 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 852-7000.

The FOX Special Meeting

Date, Time, Place and Purpose of the FOX Special Meeting

The FOX Special Meeting is scheduled to be held virtually at [●], [Pacific Time], on [●], 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●]. The FOX Special Meeting will be held exclusively online via live audio webcast.

FOX is holding the FOX Special Meeting for the purpose of holders of FOX Class B Common Stock considering and voting on the following proposals, each of which is further described in this joint proxy statement/prospectus:

1.	to consider and vote on the Stock Issuance Proposal; and

2.	to consider and vote on the FOX Adjournment Proposal.

FOX Record Date; Outstanding Shares; Stockholders Entitled to Vote

The FOX Record Date is [●], 2026. Only holders of record of FOX Class B Common Stock as of the close of business on the FOX Record Date are entitled to notice of, and to vote at, the FOX Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the FOX Special Meeting. Holders of FOX Class A Common Stock are not entitled to notice of, or to vote at, the FOX Special Meeting or any postponement or adjournment thereof; however, holders of FOX Class A Common Stock are invited to virtually attend the FOX Special Meeting.

Each holder of FOX Class B Common Stock entitled to vote at the FOX Special Meeting is entitled to one vote per share at the FOX Special Meeting. As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, there were [●] issued and outstanding shares of FOX Class B Common Stock, and the issued and outstanding shares of FOX Class B Common Stock were held by approximately [●] stockholders of record.

Quorum

The FOX Bylaws provide that the holders of a majority of the outstanding shares of FOX Class B Common Stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the FOX Special Meeting. Shares present virtually during the FOX Special Meeting will be considered shares of FOX Class B Common Stock represented in person at the meeting. Shares present at the FOX Special Meeting but abstaining from voting on any proposal will be counted as shares that are present for purposes of determining whether a quorum exists at the FOX Special Meeting. Since the Stock Issuance Proposal and the FOX Adjournment Proposal are each non-routine proposals, there will not be any “broker non-votes” at the FOX Special Meeting. Shares of FOX Class B Common Stock held in “street name” through a bank, broker, nominee, trustee or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee or other record holder, and otherwise fails to cause to be represented at the FOX Special Meeting, will not be deemed present at the FOX Special Meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the FOX Special Meeting may result in an adjournment of the FOX Special Meeting and may subject FOX to additional costs and expenses.

Required Vote

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of a majority of votes cast by the holders of shares of FOX Class B Common Stock present in person or by proxy and entitled to vote thereon. FOX cannot consummate the FOX Stock Issuance or the Mergers unless the Stock Issuance Proposal is approved at the FOX Special Meeting (or at any adjournment or postponement thereof). Assuming a quorum is present, abstention from voting on the Stock Issuance Proposal will have no effect on the Stock Issuance Proposal. The failure of a FOX stockholder who holds his, her or its shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of a holder of FOX Class B Common Stock to vote (assuming a quorum is present), will have no effect on the outcome of the Stock Issuance Proposal.

Assuming a quorum is present, approval of the FOX Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of FOX Class B Common Stock present in person or by proxy and entitled to vote thereon. As a result, assuming a quorum is present, shares present in person or by proxy at the FOX Special Meeting, but abstaining from voting on the FOX Adjournment Proposal will have no effect on the outcome of the FOX Adjournment Proposal. The failure of a holder of FOX Class B Common Stock who holds his, her or its shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming a quorum is present) will have no effect on the outcome of the FOX Adjournment Proposal. The vote on the FOX Adjournment Proposal is separate and apart from the vote to approve the Stock Issuance Proposal and is not a condition to the consummation of the Mergers.

Stock Ownership of and Voting by FOX Directors and Executive Officers

As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, FOX’s directors and executive officers and their affiliates beneficially owned in the aggregate [●] shares of FOX Class B Common Stock entitled to vote at the FOX Special Meeting, which represents approximately [●]% of the shares of FOX Class B Common Stock entitled to vote at the FOX Special Meeting. As of [●], 2026, FOX’s directors and executive officers and their affiliates also beneficially owned in the aggregate [●] shares of FOX Class A Common Stock, which is not entitled to vote at the FOX Special Meeting and represents approximately [●]% of the outstanding shares of FOX Class A Common Stock.

Each of FOX’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of FOX Class B Common Stock “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal, although none of FOX’s directors and executive officers have entered into any agreement in their capacity as such requiring them to do so. LGC Holdco, LLC, which is owned by certain trusts established for the benefit of each of Lachlan K. Murdoch and certain of his siblings, together with its manager Cruden 2, LLC, have agreed, unless the FOX Board has changed its recommendation that FOX Class B Common Stockholders vote to approve the FOX Stock Issuance, among other things, to vote all shares of FOX Class B Common Stock beneficially owned by them in favor of the Stock Issuance Proposal and the FOX Adjournment Proposal. As of [●], 2026, the most recent practicable date prior to the date of this joint proxy statement/prospectus, such stockholders collectively held approximately [●]% of the issued and outstanding shares of FOX Class B Common Stock.

For more information, see “The Buyside Voting and Support Agreement.” For more information regarding the FOX Special Meeting, see “The FOX Special Meeting” beginning on page 79.

The Roku Special Meeting

Date, Time, Place and Purpose of the Roku Special Meeting

The Roku Special Meeting will be held virtually at [●] [Pacific Time], on [●], 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●], for the following purposes:

1.	to consider and vote on the Merger Agreement Proposal;

2.	to consider and vote on the Merger-Related Compensation Proposal; and

3.	to consider and vote on the Roku Adjournment Proposal.

Roku Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Roku Record Date is [●], 2026. Only holders of record of Roku Common Stock as of the close of business on the Roku Record Date are entitled to notice of, and to vote at, the Roku Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Roku Special Meeting. Each share of Roku Class A Common Stock held as of the Roku Record Date will be entitled to one vote, and each share of Roku Class B Common Stock held as of the Roku Record Date will be entitled to ten votes on each proposal to be voted on at the Roku Special Meeting. The shares of Roku Class A Common Stock and Roku Class B Common Stock will vote together at the Roku Special Meeting as a single class. As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, there were [●] shares of Roku Class A Common Stock and [●] shares of Roku Class B Common Stock outstanding, and the issued and outstanding shares of Roku Common Stock were held by approximately [●] stockholders of record.

Quorum

The Roku Bylaws provide that a quorum at the Roku Special Meeting will be present if stockholders holding at least a majority of the voting power of the outstanding shares of Roku Common Stock entitled to vote at the Roku Special Meeting are present in person or by proxy virtually at the Roku Special Meeting. Shares of Roku Common Stock present or represented by properly submitted proxies but abstaining from voting on any proposal will be counted as present for purposes of determining whether a quorum is present. If a quorum is initially present, the Roku stockholders may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Since the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal are each non-routine proposals, there will not be any “broker non-votes” at the Roku Special Meeting. Roku Common Stock held in “street name” through a bank, broker, nominee, trustee or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee or other record holder, and otherwise fails to cause to be voted or represented at the Roku Special Meeting, will not be deemed present at the Roku Special Meeting for the purpose of determining the presence of a quorum. If there is no quorum, either the chairperson of the Roku Special Meeting or the holders of a majority of the voting power of the shares represented at the Roku Special Meeting may adjourn the Roku Special Meeting to another date.

Required Vote

Assuming a quorum is present, approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Roku Class A Common Stock and Roku Class B Common Stock entitled to vote on the Merger Agreement Proposal, voting together as a single class. Only holders of record of Roku Common Stock at the close of business on the Roku Record Date will be entitled to vote on the Merger Agreement Proposal. An abstention from voting on the Merger Agreement

Proposal, or failing to vote, will have the same effect as a vote cast “AGAINST” the Merger Agreement Proposal. If you had your shares in “street name” through a bank, broker, nominee, trustee or other record holder and fail to instruct your bank, brokerage firm or other nominee to vote, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Assuming a quorum is present, approval of the Merger-Related Compensation Proposal, which is a non-binding advisory vote, requires the affirmative vote of the holders of a majority of the voting power of the shares of Roku Class A Common Stock and Roku Class B Common Stock present virtually or represented by proxy and entitled to vote on the Merger-Related Compensation Proposal at the Roku Special Meeting, voting together as a single class. Only holders of record of Roku Common Stock at the close of business on the Roku Record Date will be entitled to vote on the Merger-Related Compensation Proposal. An abstention from voting on the Merger-Related Compensation Proposal will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal, while the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Merger-Related Compensation Proposal. The vote on the Merger-Related Compensation Proposal is separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers.

Assuming a quorum is present, approval of the Roku Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Roku Class A Common Stock and Roku Class B Common Stock present virtually or represented by proxy and entitled to vote on the Roku Adjournment Proposal at the Roku Special Meeting, voting together as a single class. An abstention from voting on the Roku Adjournment Proposal will have the same effect as a vote “AGAINST” the Roku Adjournment Proposal, while the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Roku Adjournment Proposal. The vote on the Roku Adjournment Proposal is separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers.

Stock Ownership of and Voting by Roku Directors and Executive Officers

As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, Roku’s directors and executive officers and their affiliates beneficially owned in the aggregate [●] shares of Roku Class A Common Stock and [●] shares of Roku Class B Common Stock entitled to vote at the Roku Special Meeting, which represents approximately [●]% of the voting power of the Roku Common Stock entitled to vote at the Roku Special Meeting.

Each of Roku’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Roku Common Stock “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal, although none of Roku’s directors and executive officers, other than Anthony Wood and the other Roku Supporting Stockholders, have entered into any agreement requiring them to do so. Anthony Wood and the other Roku Supporting Stockholders, have agreed, among other things, to vote their shares of Roku Common Stock in favor of the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal. As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, such stockholders collectively held approximately [●]% of the voting power of the issued and outstanding shares of Roku Common Stock.

For more information, see “The Sellside Voting and Support Agreement.” For more information regarding the Roku Special Meeting, see “The Roku Special Meeting” beginning on page 87.

The Mergers; Merger Consideration; Treatment of Stock-Based Awards

The Mergers

FOX, Roku, Merger Sub 1 and Merger Sub 2 have entered into the Merger Agreement, which, subject to the conditions of the Merger Agreement, provides for the acquisition of Roku by FOX. At the Effective Time, Merger Sub 1 will merge with and into Roku, with Roku continuing as the Surviving Corporation and becoming a wholly-owned subsidiary of FOX. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Company and continuing as a wholly-owned subsidiary of FOX.

Merger Consideration

At the Effective Time, each share of Roku Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Roku Common Stock that are held (a) directly or indirectly, by any wholly-owned subsidiary of Roku, (b) by Roku (or held in Roku’s treasury), or (c) directly or indirectly, by FOX, Merger Sub 1, Merger Sub 2 or any other wholly-owned subsidiary of FOX, and (ii) the Dissenting Shares) will be converted into the right to receive the Merger Consideration, which is (i) 0.9693 of a share of FOX Class A Common Stock, together with cash in lieu of fractional shares of FOX Class A Common Stock, without interest, and (ii) $96.00 in cash, without interest, subject to applicable withholding taxes.

No fractional shares of FOX Class A Common Stock will be issued to Roku stockholders in connection with the Mergers, but instead a whole number of shares of FOX Class A Common Stock equal to the sum of all fractional shares of FOX Class A Common Stock that would have been issued in connection with the Mergers will be issued to the exchange agent and sold on behalf of Roku stockholders, and Roku stockholders will be entitled to receive cash, without interest, in lieu of any fractional shares of FOX Class A Common Stock to which they would otherwise be entitled (after aggregating all shares of FOX Class A Common Stock issued to such stockholder), as more fully described in this joint proxy statement/prospectus and in the Merger Agreement. The Exchange Ratio will not be adjusted to reflect changes in the price of the FOX Class A Common Stock, FOX Class B Common Stock or Roku Class A Common Stock prior to the Effective Time; however, the Exchange Ratio and the Per Share Cash Amount are subject to adjustment in certain other limited circumstances relating to Dissenting Shares. See “The Mergers—Terms of the Mergers” for a description of the adjustment. FOX stockholders will continue to own their existing shares of FOX Class A Common Stock and/or FOX Class B Common Stock, the form of which will not be changed by the Mergers.

FOX Class A Common Stock is listed on Nasdaq under the ticker symbol “FOXA,” and Roku Common Stock is listed on Nasdaq under the ticker symbol “ROKU.” The following table shows certain closing stock prices of FOX Class A Common Stock as reported on Nasdaq, and the implied value of the Merger Consideration to be issued in exchange for each share of Roku Common Stock, which was calculated by multiplying the closing price of FOX Class A Common Stock on the dates below by the Exchange Ratio of 0.9693 and adding the $96.00 in cash portion of the Merger Consideration, rounded to the nearest cent.

	FOX Class A Common Stock	Implied value of one share of Roku Common Stock
June 11, 2026(a)	$68.30	$162.20
August 17, 2026(b)	$69.19	$163.07

(a)

The latest unaffected trading day prior to the announcement of the parties’ execution of the Merger Agreement and assuming the Exchange Ratio and the Per Share Cash Amount have not been adjusted in connection with Dissenting Shares (see “The Mergers—Terms of the Mergers”).

(b)	The latest practicable date before the date of this joint proxy statement/prospectus.

Treatment of Roku Equity Awards and Stock Plans

Roku RSUs

Immediately prior to the Effective Time, each Roku restricted stock unit (a “Roku RSU”) outstanding immediately prior to the Effective Time that is not vested (an “Unvested Roku RSU”) will be cancelled and converted into the right to receive (1) a Converted RSU Cash Award and (2) a Converted RSU Equity Award, each as described below.

(A) Each Converted RSU Cash Award will provide the holder with the right to receive a payment in respect of each share of Roku Common Stock that was subject to the applicable Unvested Roku RSU immediately prior to the Effective Time in an amount equal to $96.00 (a “Converted RSU Cash Award”). The Converted RSU Cash Award will be subject to the same vesting schedule (and any contractual acceleration rights) that was applicable to such Unvested Roku RSU immediately prior to the Effective Time. Each Converted RSU Cash Award will be payable by FOX on the date that such Unvested Roku RSU would have become vested pursuant to the vesting schedule in place for such Unvested Roku RSU immediately prior to the Effective Time. FOX will make all such required payments to holders of Converted RSU Cash Awards no later than 30 days following the date on which the applicable Converted RSU Cash Award would have become vested under the original vesting schedule. Payment of the Converted RSU Cash Award will be made in the form of cash or FOX Class A Common Stock, or a combination thereof, as determined by FOX in its sole discretion, with the value of the FOX Class A Common Stock being based on the closing trading price of FOX Class A Common Stock on Nasdaq on the last trading day immediately prior to the applicable payment date.

(B) Each Converted RSU Equity Award will be an award of FOX restricted stock units (“FOX RSU”) that will provide the holder with the right to receive a number of shares of FOX Class A Common Stock equal to the product of (rounded to the nearest whole number of shares): (i) the number of shares of Roku Common Stock subject to such Unvested Roku RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (a “Converted RSU Equity Award”). Each Converted RSU Equity Award will be subject to the terms and conditions of the Fox Corporation 2019 Shareholder Alignment Plan, as amended (the “FOX Stock Plan”), provided that the applicable vesting schedule, and any contractual acceleration rights that would have otherwise applied to the corresponding Unvested Roku RSU will apply to such Converted RSU Equity Award.

While Roku does not expect any vested Roku RSUs to be outstanding immediately prior to the Effective Time, the Merger Agreement provides that any Roku RSU outstanding immediately prior to the Effective Time that is vested (a “Vested Roku RSU”) will be cancelled and will be automatically converted into the right to receive, without interest and subject to deduction for any required withholding, the Merger Consideration in respect of each share of Roku Common Stock that was subject to such Vested Roku RSU immediately prior to the Effective Time.

Roku Options

Immediately prior to the Effective Time, each option to purchase Roku Common Stock (each, a “Roku Option”) that is vested and in-the-money (i.e., if its per share exercise price is less than the value of the per share Merger Consideration, determined based on the closing trading price of FOX Class A Common Stock on the last trading day immediately prior to the Closing Date, as reported by Bloomberg Financial LP (the “FOX Measurement Price”)) immediately prior to the Effective Time (each, a “Vested In-the-Money Roku Option”) will be cancelled and will be automatically converted into the right to receive, without interest and subject to deduction for any required withholding, for each share of Roku Common Stock subject to such Vested In-the-Money Roku Option immediately prior to the Effective Time, the Merger Consideration reduced by the applicable per share exercise price for the Vested In-the-Money Roku Option, which will be paid in the same proportion of FOX Class A Common Stock and cash as the Merger Consideration (the “Vested Roku Option Consideration”). Any fractional shares resulting from such calculation will be treated in accordance with the Merger Agreement (see “The Mergers—Terms of the Mergers”). The value of Merger Consideration for purposes of determining the Vested Roku Option Consideration will be determined based on the FOX Measurement Price.

Immediately prior to the Effective Time, each Roku Option that is out-of-the-money (i.e., if its per share exercise price is equal to or greater than the value of the per share Merger Consideration, determined based on the FOX Measurement Price) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled as of the Effective Time for no consideration.

Immediately prior to the Effective Time, each Roku Option that is unvested and outstanding immediately prior to the Effective Time (each, an “Unvested Roku Option”) will be cancelled and converted into the right to receive (1) a Converted Option Cash Award and (2) a Converted Option Equity Award, each as described below.

(A) Each Converted Option Cash Award will provide the holder with the right to receive a payment in respect of each share of Roku Common Stock subject to the applicable Unvested Roku Option immediately prior to the Effective Time in an amount equal to (i) $96.00 minus (ii) the product of (x) the applicable exercise price per share of such Unvested Roku Option and (y) 60% (a “Converted Option Cash Award”). The Converted Option Cash Award will be subject to the same vesting schedule (and any contractual acceleration rights) that was applicable to the applicable Unvested Roku Option immediately prior to the Effective Time. Each Converted Option Cash Award will be payable by FOX on the date that such Unvested Roku Option would have become vested pursuant to the vesting schedule applicable to the applicable Unvested Roku Option immediately prior to the Effective Time. FOX will make all such required payments to holders of Converted Option Cash Awards no later than 30 days following the date on which such Converted Option Cash Award would have become vested under the original vesting schedule. Payment of the Converted Option Cash Award will be made in the form of cash or FOX Class A Common Stock, or a combination thereof, as determined by FOX in its sole discretion, with the value of the FOX Class A Common Stock being based on the closing trading price of the FOX Class A Common Stock on the last trading day immediately prior to the payment date.

(B) Each Converted Option Equity Award will be a stock option award substituted in accordance with Sections 409A and 424 of the Code that will provide the holder with the right to purchase a number of shares of FOX Class A Common Stock under the FOX Stock Plan equal to the product of (rounded down to the nearest whole number of shares): (i) the number of shares of Roku Common Stock subject to the corresponding Unvested Roku Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to: (x) the exercise price per share applicable to such Unvested Roku Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, multiplied by (z) 40% (a “Converted Option Equity Award”). Each Converted Option Equity Award will be subject to the terms and conditions of the FOX Stock Plan, provided that the applicable vesting schedule and any contractual acceleration rights that would otherwise have applied to the applicable Unvested Roku Option immediately prior to the Effective Time will apply to such Converted Option Equity Award. The exercise price and the number of shares of FOX Class A Common Stock subject to such Converted Option Equity Award will be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code.

Roku Stock Plans

In connection with the Closing, as permitted by and consistent with the Nasdaq listing rules, FOX intends to assume all shares remaining available for future issuance under the Roku Stock Plans as of immediately prior to the Effective Time (as adjusted based on the Exchange Ratio).

FOX’s Reasons for the Mergers; Recommendation of the FOX Board of Directors

After careful consideration, on June 14, 2026, the FOX Board unanimously (a) determined and declared that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of, FOX and its stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, on the terms and subject to the conditions set forth therein, (c) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the holders of FOX Class B Common Stock vote to approve the FOX Stock Issuance at the FOX Special Meeting, and (d) directed that the FOX Stock Issuance be submitted to the holders of FOX Class B Common Stock for approval at the FOX Special Meeting.

For a summary of the factors considered by the FOX Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, see “The Mergers—FOX’s Reasons for the Mergers; Recommendation of the FOX Board of Directors.”

Roku’s Reasons for the Mergers; Recommendation of the Roku Board of Directors

After careful consideration, on June 14, 2026, the Roku Board unanimously (a) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereunder, (b) determined that the terms of the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Roku and its stockholders, (c) recommended that the holders of Roku Common Stock adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement and directed that the Merger Agreement be submitted for adoption by Roku’s stockholders at the Roku Special Meeting, and (d) declared that the Merger Agreement and the Transactions, including the Mergers, are advisable. The Roku Board unanimously recommends that Roku stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal.

For a summary of the factors considered by the Roku Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, including the Mergers, see “The Mergers—Roku’s Reasons for the Mergers; Recommendation of the Roku Board of Directors.”

Opinions of Financial Advisors

Opinion of FOX’s Financial Advisor

FOX has engaged Allen & Company LLC (“Allen & Company”) as a financial advisor to FOX in connection with the Mergers. As part of this engagement, on June 14, 2026, Allen & Company rendered an oral opinion, confirmed by delivery of a written opinion dated June 14, 2026, to the FOX Board as to the fairness, from a financial point of view and as of the date of such opinion, to FOX of the Merger Consideration to be paid by FOX pursuant to the Merger Agreement. For purposes of Allen & Company’s financial analyses and opinion, Allen & Company utilized the implied value of the Merger Consideration, as of the date of Allen & Company’s opinion, of $162.20 per share of Roku Common Stock based on the Per Share Cash Amount of $96.00 and, for the stock consideration, the Exchange Ratio of 0.9693 and the unaffected closing price of FOX Class A Common Stock of $68.30 per share on June 11, 2026. The full text of Allen & Company’s written opinion, dated June 14, 2026, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex D and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the FOX Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view to FOX and did not address any other terms, aspects or implications of the Mergers. Allen & Company’s opinion did not constitute a recommendation as to the course of action that FOX (or the FOX Board or any committee thereof) should pursue in connection with the Mergers or otherwise address the merits of the underlying decision by FOX to engage in the Mergers, including in comparison to other strategies or transactions that might be available to FOX or which FOX might engage in or consider. Allen & Company’s opinion did not constitute advice or a recommendation to the FOX Board, and does not constitute advice or a recommendation to any securityholder or other person, as to how to vote or act on any matter relating to the Mergers or otherwise.

Opinion of Roku’s and the Strategic Initiatives Committee’s Financial Advisor

Opinion of Qatalyst Partners

Roku, with the authorization and approval of Mr. Jeffrey Blackburn as Chairperson of the Strategic Initiatives Committee of the Roku Board (the “Committee”), retained Qatalyst Partners to act as Roku’s and the Committee’s financial advisor in connection with a market check and the evaluation of any resulting potential strategic transaction involving Roku, including but not limited to a joint venture or a sale of Roku, and ultimately the Mergers, and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX) was fair, from a financial point of view, to such holders. Roku selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Roku and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this joint proxy statement/prospectus. At the meeting of the Roku Board (including all of the members of the Strategic Initiatives Committee) on June 14, 2026, Qatalyst Partners rendered to the Roku Board its oral opinion, which was confirmed by delivery of a written opinion dated June 14, 2026, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX) was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, dated June 14, 2026, is attached hereto as Annex E. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of shares of Roku Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Roku Board (including the members of the Strategic Initiatives Committee) and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX), to such holders, and it does not address any other aspect of the Mergers. It does not constitute a recommendation as to how Roku stockholders should vote with respect to the Mergers or any other matter and does not in any manner address what the value of FOX Class A Common Stock actually will be when issued pursuant to the Mergers or the price at which Roku Common Stock or FOX Class A Common Stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

Governance of the Combined Company After the Mergers

Pursuant to the terms of the Merger Agreement, Roku is entitled to designate one individual, reasonably acceptable to FOX, who will be added as an additional member of the FOX Board, effective as of immediately after the Effective Time. Roku, with the approval of the Strategic Initiatives Committee, has designated Anthony Wood, Roku’s Chief Executive Officer, Chairman, and President, as its designee.

Interests of Directors and Executive Officers in the Mergers

Interests of FOX’s Directors and Executive Officers in the Mergers

In considering the recommendation of the FOX Board that FOX Class B Common Stockholders vote to approve the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, holders of FOX Class B Common Stock should be aware that the directors and executive officers of FOX may have interests in the Mergers that are different from, or in addition to, the interests of holders of FOX Common Stock generally and that may create potential conflicts of interests. The FOX Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement, and in recommending to holders of FOX Class B Common Stock that they vote to approve the FOX Stock Issuance.

These interests are discussed in more detail in “The Mergers—FOX Director Independence; Certain Relationships and Related Party Transactions; Interests of FOX’s Directors and Executive Officers in the Mergers.”

Interests of Roku Directors and Executive Officers in the Mergers

In considering the recommendation of the Roku Board that holders of Roku Common Stock vote to approve the Merger Agreement Proposal, holders of Roku Common Stock should be aware that the directors and executive officers of Roku may have interests in the Mergers that are different from, or in addition to, the interests of holders of Roku Common Stock generally and that may create potential conflicts of interest. The Roku Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger Agreement, and in recommending to holders of Roku Common Stock that they vote to approve the Merger Agreement Proposal.

These interests are discussed in more detail in “The Mergers—Interests of Roku Directors and Executive Officers in the Mergers.”

Accounting Treatment of the Mergers

FOX and Roku prepare their financial statements in accordance with GAAP. The mergers will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with FOX considered as the accounting acquirer and Roku as the accounting acquiree. Accordingly, FOX will measure and record the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date, with any excess purchase price over those fair values being recorded as goodwill.

For more information regarding the accounting treatment, see “The Mergers—Accounting Treatment of the Mergers.”

Reasonable Best Efforts; Regulatory Filings and Other Actions

The obligations of FOX and Roku to consummate the Mergers are subject to, among other conditions, the expiration or early termination of the applicable waiting period under the HSR Act and the receipt of consents or approvals required in connection with the Transactions under certain other antitrust laws and certain investment screening laws. For more information about required regulatory approvals relating to the Transactions, see “The Mergers—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to the Mergers.”

FOX and Roku must cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under the

Merger Agreement and applicable laws and orders to consummate and make effective the Mergers and the other Transactions prior to the Termination Date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, and to obtain, prior to the Termination Date, all consents, registrations, approvals, permits, expirations of waiting periods, and authorizations necessary, or (in FOX’s reasonable judgment after reasonable consultation with Roku) advisable, to be obtained from any third party or governmental entity in order to consummate the Mergers or any of the other Transactions.

Each party to the Merger Agreement must use its reasonable best efforts to make or cause to be made, in cooperation with the other parties thereto and to the extent applicable, a filing under the HSR Act as soon as reasonably practicable (and in any event within 15 business days after June 14, 2026 or such later date as FOX and Roku mutually agree) and any filings required under other applicable antitrust laws and investment screening laws.

FOX and Roku filed their respective requisite notification and report forms under the HSR Act with the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) on July 6, 2026. On August 5, 2026, FOX voluntarily withdrew its notification and report form under the HSR Act in order to provide the DOJ additional time to review the proposed Transactions. FOX re-filed its HSR notification on August 7, 2026. As a result, the applicable waiting period will expire at 11:59 p.m., Eastern Time, on September 8, 2026, unless otherwise terminated or extended. FOX and Roku have also made notifications and filings pursuant to the antitrust laws and/or investment screening laws with appropriate regulators in the United Kingdom and Germany.

The Mergers - Debt Financing

Notwithstanding the below, the consummation of the Mergers is not conditioned on FOX obtaining any debt financing.

The Bridge Facility and Term Loan Agreement

Bridge Facility

In connection with the Merger Agreement, FOX entered into a commitment letter, dated as of June 14, 2026 (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and as it may be amended, restated, amended and restated, supplemented or otherwise modified or waived from time to time, the “Commitment Letter”), under which the lenders party thereto committed to provide up to $12.0 billion of senior unsecured bridge loans, the availability of which is subject to customary conditions set forth in the Commitment Letter, for the purpose of financing a portion of the cash portion of the Merger Consideration and paying related fees and expenses in connection with the Transactions (the “Bridge Facility”). The Bridge Facility will be available in a single drawing on the Closing Date.

The $12.0 billion committed under the Bridge Facility is reduced by the amount of any Permanent Financing. Accordingly, on June 30, 2026, the commitments under the Bridge Facility were reduced to $11.0 billion upon the effectiveness of the Term Loan Agreement (as described below).

Term Loan Facility

On June 30, 2026, FOX entered into a term loan credit agreement (the “Term Loan Agreement”), among FOX, as the borrower, the initial lenders named therein and Morgan Stanley Senior Funding, Inc., as administrative agent, pursuant to which the lenders party thereto committed to provide, contingent upon the consummation of the Mergers and certain other customary conditions to funding, a senior unsecured term loan facility in an aggregate principal amount of $1.0 billion (the “Term Loan Facility”). Borrowings under the Term Loan Facility will be used to pay a portion of the cash portion of the Merger Consideration and related fees and expenses in connection with the Transactions.

The Term Loan Facility matures on the date that is two years after the date the Mergers are consummated and the Term Loan Facility is funded. Subject to certain conditions, the Term Loan Agreement provides FOX the ability to incur up to $1.0 billion of additional term loans. FOX may terminate, in whole or in part, the commitments under the Term Loan Agreement at any time prior to the funding thereof. FOX may prepay, in whole or in part, any amounts of the Term Loan Facility at any time, without any prepayment premium.

Treatment of Roku’s Existing Debt

In connection with the Mergers, the parties intend to terminate and pay off the commitments under the Credit Agreement, dated as of September 16, 2024, among Roku, Citibank, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Existing Roku Credit Agreement”).

Roku is required to obtain customary payoff letters in connection with the termination and payoff of the Existing Roku Credit Agreement. Subject to certain limitations set forth in the Merger Agreement, Roku is required to also use its reasonable best efforts to provide such customary cooperation as is reasonably requested by FOX in the arrangement and consummation of the Bridge Facility and the Permanent Financing prior to the Closing.

For further information regarding the financing of the Mergers, see “The Mergers—Debt Financing” and “The Merger Agreement—Financing.”

Appraisal Rights in the Mergers

Roku stockholders of record and beneficial owners are entitled to appraisal rights in connection with the First Merger under Section 262 of the DGCL. This means that Roku stockholders of record and beneficial owners are entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration a cash payment of an amount determined by the Court of Chancery equal to the “fair value” of their Roku common stock, exclusive of any elements of value arising from the accomplishment or expectation of the First Merger, together with interest, if any, to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery. A holder of record or beneficial holder of Roku Common Stock must satisfy the requirements and comply in a timely manner with the procedures established by Section 262 of the DGCL in order to exercise, perfect and avoid losing their appraisal rights.

A detailed description of the procedures required to be followed by Roku stockholders of record and beneficial owners in order to exercise and perfect their appraisal rights, if desired, is included in the section entitled “The Mergers—Appraisal Rights in the Mergers” beginning on page 175 of this joint proxy statement/prospectus, which description is qualified by reference to the full text of Section 262 of the DGCL, which is attached as Annex F to this joint proxy statement/prospectus. Given the complexity of the procedures described above, Roku stockholders who are considering exercising such rights are encouraged to carefully review this joint proxy statement/prospectus and Annex F and seek the advice of their legal counsel. Failure to comply strictly with these procedures will result in loss of the right of appraisal.

Roku stockholders of record and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Roku common stock as determined by the Court of Chancery pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration.

Nasdaq Listing of FOX Common Stock; Delisting and Deregistration of Roku Common Stock

FOX must use its reasonable best efforts to cause the shares of FOX Class A Common Stock to be issued in connection with the Mergers to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective

Time. If the Mergers are consummated, the Roku Class A Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.

Expected Timing of the Mergers

FOX and Roku currently expect the Mergers to be consummated in the first half of calendar year 2027, subject to the satisfaction or waiver of customary closing conditions, including, among others, (a) the adoption of the Merger Agreement by the affirmative vote of the holders of shares of Roku Common Stock holding at least a majority of the aggregate voting power of the shares of Roku Common Stock issued and outstanding and entitled to vote thereon at the Roku Stockholder Meeting, (b) the expiration or early termination of the applicable waiting period under the HSR Act and receipt of consents or approvals required in connection with the Transactions under certain other antitrust laws and certain investment screening laws, (c) the absence of any law or order (in the case of antitrust laws or investment screening laws, in certain jurisdictions) prohibiting the consummation of the Transactions, (d) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, (e) the approval of the FOX Stock Issuance by a majority of the votes cast by holders of FOX Class B Common Stock entitled to vote thereon at the FOX Stockholder Meeting, (f) the accuracy of Roku’s and FOX’s respective representations and warranties, subject to certain standards set forth in the Merger Agreement, (g) compliance in all material respects with Roku’s and FOX’s respective obligations under the Merger Agreement and (h) the absence of a continuing material adverse effect with respect to each of FOX and Roku.

However, FOX and Roku cannot predict the actual date on which the Mergers will be consummated because consummation is subject to conditions beyond their control and it is possible that such conditions could result in the Mergers being consummated earlier or later or not being consummated at all. See “The Mergers—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to the Mergers.”

U.S. Federal Income Tax Consequences of the Mergers

Roku and FOX intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The consummation of the Mergers is not conditioned on the Mergers qualifying for the intended tax treatment or upon the receipt of an opinion of counsel to that effect, and neither Roku nor FOX will request a ruling from the IRS regarding the U.S. federal income tax consequences of the Mergers. However, in connection with the registration statement of which this joint proxy statement/prospectus forms a part, Goodwin Procter LLP, legal counsel to Roku, has delivered a legal opinion to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

For a more detailed description of the U.S. federal income tax consequences of the Mergers, see “The Mergers—U.S. Federal Income Tax Consequences of the Mergers.”

Litigation Related to the Mergers

Stockholders may file lawsuits challenging the Mergers, which may name FOX, Roku, members of the FOX Board, members of the Roku Board or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with the litigation of any claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Mergers on the agreed-upon terms, such an injunction may delay the consummation of the Mergers or may prevent the Mergers from being completed altogether.

The Merger Agreement

No Solicitation

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, each of Roku and FOX has agreed that neither it nor any of its subsidiaries, nor any of its or its subsidiaries’ officers, directors, and employees, will, and that they will instruct and use reasonable best efforts to cause their and their subsidiaries’ respective investment bankers, attorneys, accountants and other advisors, agents, and representatives (collectively, “Representatives”) not to, directly or indirectly:

•

initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

continue, engage, authorize, or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to an Acquisition Proposal;

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provide any information or data or access to any person in connection with any Acquisition Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

•

approve, adopt, recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement or understanding relating to an Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the requirements described below).

At any time prior to obtaining the Roku Stockholder Approval, in the case of Roku, or the FOX Stockholder Approval, in the case of FOX, in response to an unsolicited, bona fide written Acquisition Proposal made after June 14, 2026 that did not result from a breach of the no-solicitation provisions of the Merger Agreement, the applicable party and its representatives may contact the person who made such Acquisition Proposal and its Representatives solely to clarify the terms and conditions of such Acquisition Proposal and, if the FOX Board or Roku Board, as applicable, determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal:

•

provide access to information regarding Roku or FOX, as applicable, and its subsidiaries in response to a request from the person who made such Acquisition Proposal and such person’s Representatives, so long as such information has previously been, or is substantially concurrently, made available to the other party and the person who made such Acquisition Proposal has executed a confidentiality agreement with terms at least as restrictive in all material respects (subject to certain exceptions) as those in the existing confidentiality agreement between Roku and FOX; and

•	participate in discussions or negotiations with the person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal.

For a more complete description of the no solicitation provisions of the Merger Agreement, see “The Merger Agreement—No Solicitation.”

Change of Recommendation and Matching Rights

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement and subject to the exceptions described below, the FOX Board generally may not change its recommendation that holders of

FOX Class B Common Stock vote “FOR” the Stock Issuance Proposal, and the Roku Board generally may not change its recommendation that holders of Roku Common Stock vote “FOR” the Merger Agreement Proposal. Under the Merger Agreement, a change of recommendation will occur if the FOX Board or the Roku Board, as applicable, including any committee thereof:

•

withholds, withdraws, qualifies, or modifies (or publicly proposes or resolves to withhold, withdraw, qualify, or modify), in a manner adverse to the other party, its recommendation (in the case of an Acquisition Proposal structured as a tender or exchange offer is commenced, the failure of the applicable board to recommend against acceptance of such tender or exchange offer by its stockholders within ten business days of commencement thereof being considered a modification adverse to the other party);

•

approves or recommends, or publicly declares advisable or publicly proposes to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement, or other agreement (other than a confidentiality agreement as permitted by the Merger Agreement) relating to any Acquisition Proposal;

•	fails to include its recommendation in the joint proxy statement/prospectus;

•	causes or permits the applicable party or any of its subsidiaries to enter into an agreement relating to any Acquisition Proposal; or

•	resolves or publicly proposes to take any of the foregoing actions.

Notwithstanding the foregoing, prior to obtaining the FOX Stockholder Approval, in the case of FOX, or the Roku Stockholder Approval, in the case of Roku, the FOX Board or the Roku Board, as applicable, may withhold, withdraw, qualify, or modify its recommendation, or recommend or otherwise declare advisable an Acquisition Proposal made after June 14, 2026, if:

•

such Acquisition Proposal (that has not been withdrawn) did not result from any breach of the no-solicitation provisions of the Merger Agreement or any other material breach of the Merger Agreement, the applicable board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the Acquisition Proposal constitutes a Superior Proposal; or

•	the applicable board determines, after consultation with outside counsel, that an Intervening Event has occurred,

and, in either case, the applicable board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

However, neither the FOX Board nor the Roku Board may withhold, withdraw, qualify, or modify its recommendation, or recommend or otherwise declare advisable an Acquisition Proposal, and neither party may terminate the Merger Agreement in order to enter into an agreement relating to any Acquisition Proposal, unless:

•

the applicable party has provided the other party with at least five business days’ written notice advising the other party that its board intends to take such action and the basis therefor (which notice must include, in the case of a Superior Proposal, a copy of the Superior Proposal and the proposed transaction agreements and the identity of the person making the proposal or, in the case of an Intervening Event, a reasonably detailed description of the applicable development or change);

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during such five business day period, the applicable party has negotiated, and has caused its representatives to negotiate, in good faith with the other party and its Representatives regarding any revisions to the terms of the Merger Agreement proposed by the other party; and

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following such five business day period, the applicable board has determined in good faith, in consultation with outside counsel and a financial advisor of nationally recognized reputation and after taking into account any changes to the Merger Agreement proposed by the other party, that with respect to a Superior Proposal, the Superior Proposal continues to constitute a Superior Proposal and, with respect to either a Superior Proposal or an Intervening Event, the failure to withhold, withdraw, qualify, or modify its recommendation, or recommend, or otherwise declare advisable an Acquisition Proposal or to terminate the Merger Agreement would be inconsistent with the directors’ fiduciary duties under applicable law.

For a more complete description of the change of recommendation provisions of the Merger Agreement, see “The Merger Agreement—Change of Recommendation and Matching Rights.”

Conditions to Each Party’s Obligation to Effect the Mergers

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the obligations of each of FOX, Merger Sub 1 and Merger Sub 2, on the one hand, and Roku, on the other hand, to effect the Mergers are subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

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the registration statement of which this joint proxy statement/prospectus forms a part having been declared (or having become) effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the registration statement having been issued by the SEC and remaining in effect, and no proceeding for that purpose having been initiated or threatened in writing by the SEC that has not been withdrawn;

•	each of the Roku Stockholder Approval and the FOX Stockholder Approval having been obtained;

•

the waiting periods (including all extensions thereof) applicable to the consummation of the Transactions under the HSR Act (including any timing agreements, understandings or commitments entered into with a governmental entity to extend any waiting period or not close the Transactions) having expired or been terminated, and all other consents required under any antitrust law or investment screening law of certain specified jurisdictions having been obtained and remaining in full force and effect (the “Regulatory Approvals Condition”);

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the absence of any governmental entity of a competent jurisdiction having enacted, issued, promulgated, enforced, or entered any law or order (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions, and the absence of any pending litigation seeking such an order under any U.S. antitrust law or any antitrust law or investment screening law in specified jurisdictions (the “No Legal Restraints Condition”); and

•	the shares of FOX Class A Common Stock to be issued in the First Merger having been approved for listing on Nasdaq, subject to official notice of issuance.

In addition, as more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the obligations of FOX, Merger Sub 1, and Merger Sub 2 to effect the Mergers are subject to the satisfaction (or waiver by FOX) at or prior to the Closing of the following additional conditions:

•	FOX having received a certificate duly and validly executed on behalf of Roku by its chief executive officer and chief financial officer certifying that certain conditions have been satisfied;

•	accuracy of the representations and warranties made in the Merger Agreement by the other party as set forth in the Merger Agreement, subject to certain materiality thresholds;

•

performance or compliance in all material respects by the other party of all the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it prior to the closing; and

•	the absence of a Material Adverse Effect on the other party (see “The Merger Agreement—Material Adverse Effect” of this joint proxy statement/prospectus for the definition of Material Adverse Effect).

In addition, as more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the obligations of Roku to effect the Mergers are subject to the satisfaction (or waiver by Roku) at or prior to the Closing of the following conditions:

•

Roku having received a certificate duly and validly executed and signed on behalf of each of FOX, Merger Sub 1, and Merger Sub 2 by their respective executive officers certifying that certain conditions have been satisfied;

•	accuracy of the representations and warranties made in the Merger Agreement by the other party as set forth in the Merger Agreement, subject to certain materiality thresholds;

•

performance or compliance in all material respects by the other party of all the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by it prior to the closing; and

•	the absence of a Material Adverse Effect on the other party (see “The Merger Agreement—Material Adverse Effect” of this joint proxy statement/prospectus for the definition of Material Adverse Effect).

For a more complete description of the conditions to the Mergers, see “The Merger Agreement—Conditions to the Mergers.”

Termination

The Merger Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time as follows:

•	by mutual written consent of FOX and Roku;

•

by either FOX or Roku, if the Mergers have not been consummated by 11:59 p.m. (New York City time) on June 14, 2027, or such other date agreed to in writing by FOX and Roku, whether such date is before or after either the Roku Stockholder Approval or the FOX Stockholder Approval has been obtained; provided that: (a) if, on such date, either the Regulatory Approvals Condition or the No Legal Restraints Condition (as it relates to the HSR Act or certain specified antitrust laws or investment screening laws) has not been satisfied or waived and all of the other closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions were then capable of being satisfied if the Closing had taken place), then the Termination Date will be automatically extended to 11:59 p.m. (New York City time) on December 14, 2027 (the “First Extended Termination Date”); (b) if, on the First Extended Termination Date, (i) either of the Regulatory Approvals Condition or the No Legal Restraints Condition (as it relates to the HSR Act or certain specified antitrust laws or investment screening laws) has not been satisfied or waived and all of the other closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as then capable of being satisfied if the Closing had taken place) and (ii) any litigation seeking an order under any such antitrust law or investment screening law to restrain, enjoin or otherwise prohibit consummation of the Transactions is pending and a conclusion with respect to such litigation at its then-current level of proceedings would reasonably be expected to be obtained by the Second Extended Termination Date, then the First Extended Termination Date will be automatically extended to 11:59 p.m. (New York City time) on March 14, 2028 (the “Second Extended Termination Date”); and (c) a party may not terminate the Merger Agreement pursuant to this bullet if the failure of the Mergers to occur prior to the Termination Date was primarily caused by failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Effective Time in material breach of such party’s obligations (with FOX and the Merger Subs treated as a single party for this purpose) (any such termination, an “Outside Date Termination”);

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by either FOX or Roku, if the Roku Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Roku Special Meeting (or any valid adjournment or postponement thereof);

•

by either FOX or Roku, if the FOX Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the FOX Special Meeting (or any valid adjournment or postponement thereof);

•

by either FOX or Roku, if any law or order is enacted, issued, promulgated, enforced or entered by a governmental entity of a competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or any of the Transactions and has become final and non-appealable, whether before or after either the Roku Stockholder Approval or the FOX Stockholder Approval has been obtained; provided that a party may not terminate the Merger Agreement pursuant to this bullet if such enactment, issuance, promulgation, enforcement or entry of such law or order was primarily caused by failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Effective Time in material breach of such party’s obligations (with FOX and the Merger Subs treated as a single party for this purpose); provided, further, any such law or order with respect to any antitrust law or investment screening law of any jurisdiction other than any U.S. antitrust law or those listed on Roku’s confidential disclosure letter will be disregarded for purposes of this bullet (any such termination, a “Restraint Termination”);

•

by Roku, if the FOX Board has made a change of its recommendation; provided that Roku will not have the right to terminate the Merger Agreement under this bullet if the FOX Stockholder Approval has been obtained;

•

by Roku, if FOX or the Merger Subs have breached any representation, warranty, covenant or agreement made by FOX or the Merger Subs in the Merger Agreement, or any such representation and warranty has become untrue after June 14, 2026, such that the conditions to Roku’s obligation to effect the Mergers related to FOX’s and the Merger Sub’s representations, warranties and covenants in the Merger Agreement would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured following written notice to FOX from Roku of such breach or failure by the earlier of (a) the 30th day following such written notice and (b) the Termination Date; provided that Roku will not have the right to terminate the Merger Agreement pursuant to this bullet if Roku is then in breach of any of its representations, warranties, covenants or agreements such that the conditions to FOX’s obligation to effect the Mergers would not be satisfied (unless such breach is capable of being cured within 30 days or by the Termination Date, if earlier) (any such Termination, a “FOX Breach Termination”);

•

by Roku, at any time prior to obtaining the Roku Stockholder Approval, if (a) the Roku Board authorizes Roku, subject to complying with the no-solicitation provisions of the Merger Agreement, to enter into an agreement relating to any Acquisition Proposal with respect to a Superior Proposal that did not result from a breach of the no-solicitation provisions or other material breach of the Merger Agreement, (b) concurrently with, and as a condition to, the termination of the Merger Agreement, Roku enters into an agreement relating to any Acquisition Proposal providing for such Superior Proposal, and (c) prior to or concurrently with, and as a condition to, such termination, Roku pays FOX the Roku Termination Fee;

•

by FOX, if the Roku Board has made a change of its recommendation; provided that FOX will not have the right to terminate the Merger Agreement under this bullet if the Roku Stockholder Approval has been obtained;

•

by FOX, if Roku has breached any representation, warranty, covenant, or agreement made by Roku in the Merger Agreement, or any such representation and warranty has become untrue after June 14, 2026, such that the conditions to FOX’s obligation to effect the Mergers related to Roku’s representations, warranties and covenants in the Merger Agreement would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured following written notice to Roku from FOX of such breach or failure by the earlier of (a) the 30th day following such written notice and (b) the Termination Date; provided that FOX will not have the right to terminate the Merger Agreement pursuant to this bullet if FOX is then in breach of any of its representations, warranties, covenants or agreements such that the conditions to Roku’s obligation to effect the Mergers would not be satisfied (unless such breach is capable of being cured within 30 days) (any such Termination, a “ Roku Breach Termination”); and

•

by FOX, at any time prior to obtaining the FOX Stockholder Approval, if (a) the FOX Board authorizes FOX, to the extent permitted by and subject to complying with the no-solicitation provisions of the Merger Agreement, to enter into an agreement relating to any Acquisition Proposal with respect to a Superior Proposal that did not result from a breach of the no-solicitation provisions or other material breach of the Merger Agreement, (b) concurrently with, and as a condition to, the termination of the Merger Agreement, FOX enters into an agreement relating to any Acquisition Proposal providing for such Superior Proposal, and (c) prior to or concurrently with, and as a condition to, such termination, FOX pays Roku the FOX Termination Fee.

For a more complete description of the termination provisions of the Merger Agreement, see “The Merger Agreement—Termination.”

Termination Fees and Other Fees

As more fully described in this joint proxy statement/prospectus, the Merger Agreement provides that FOX will pay Roku a termination fee of $866,084,000 in connection with a termination of the Merger Agreement under the following circumstances:

•	if Roku terminates the Merger Agreement because the FOX Board has made a change of its recommendation;

•

if Roku or FOX terminates the Merger Agreement because the FOX Stockholder Approval was not obtained at the FOX Special Meeting, at a time when Roku had the right to terminate the Merger Agreement because the FOX Board had made a change of its recommendation;

•	if FOX terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal; or

•

if (a) the Merger Agreement is terminated (i) by Roku or FOX in connection with the failure to consummate the Mergers by the Termination Date or because the FOX Stockholder Approval was not obtained at the FOX Special Meeting, or (ii) by Roku in connection with a FOX Breach Termination; (b) a bona fide Acquisition Proposal with respect to FOX has been publicly made (or in the case of a FOX Breach Termination has been made publicly or privately to the FOX Board) and has not been withdrawn; and (c) within 12 months after such termination, FOX consummates, or enters into an agreement contemplating, an Acquisition Proposal with respect to FOX.

FOX has also agreed to pay Roku a reverse termination fee in the amount of $1,237,262,000 if, but only if, the Merger Agreement is terminated due to:

•	a Restraint Termination as a result of any law or order with respect to the antitrust laws or investment screening laws of certain specified jurisdictions; or

•

an Outside Date Termination at a time when all closing conditions have been satisfied or waived (or, if applicable, being capable of being satisfied), other than the Regulatory Approvals Condition or the No Legal Restraints Condition (with respect to any set forth in such conditions).

As more fully described in this joint proxy statement/prospectus, the Merger Agreement provides that Roku will pay FOX a termination fee of $866,084,000 in connection with a termination of the Merger Agreement under the following circumstances:

•	if FOX terminates the Merger Agreement because the Roku Board has made a change of its recommendation;

•

if FOX or Roku terminates the Merger Agreement because the Roku Stockholder Approval was not obtained at the Roku Special Meeting, at a time when FOX had the right to terminate the Merger Agreement because the Roku Board had made a change of its recommendation;

•	if Roku terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal; or

•

if (a) the Merger Agreement is terminated (i) by FOX or Roku in connection with the failure to consummate the Mergers by the Termination Date or because the Roku Stockholder Approval was not obtained at the Roku Special Meeting, or (ii) by FOX in connection with a Roku Breach Termination; (b) a bona fide Acquisition Proposal with respect to Roku has been publicly made (or, in the case of a Roku Breach Termination, has been made publicly or privately to the Roku Board) and has not been withdrawn; and (c) within 12 months after such termination, Roku consummates, or enters into an agreement contemplating, an Acquisition Proposal with respect to Roku.

In addition, if the Merger Agreement is terminated by FOX or Roku in connection with the failure to obtain the FOX Stockholder Approval at the FOX Special Meeting, FOX will pay Roku an amount in cash equal to 100% of the reasonable and documented out-of-pocket third-party fees and expenses actually incurred by Roku and its subsidiaries in connection with the Transactions, up to a maximum aggregate amount of $70,000,000.

For a more complete description of the circumstances under which FOX or Roku will be required to pay a termination fee or other fees and expenses, see “The Merger Agreement—Termination Fees and Other Fees.”

Comparison of Rights of Stockholders of FOX and Roku

Upon completion of the First Merger, Roku stockholders receiving shares of FOX Class A Common Stock will become stockholders of FOX, and their rights will be governed by Delaware law and the governing corporate documents of FOX in effect at the Effective Time. Roku stockholders will have different rights once they become stockholders of FOX due to differences between the governing corporate documents of FOX and the governing corporate documents of Roku. For example, Roku stockholders presently have the right to vote in the election of directors to the Roku Board and other matters affecting Roku that are submitted to a vote of Roku stockholders, while holders of FOX Class A Common Stock do not have the right to vote in the election of directors to the FOX Board, and may only vote on certain limited matters listed in the FOX Certificate of Incorporation. See the section entitled “Comparison of Rights of Stockholders of FOX and Roku.”

Voting and Support Agreements

Concurrently with the execution of the Merger Agreement, each of the Roku Supporting Stockholders entered into the Sellside Voting and Support Agreement, with FOX pursuant to which, among other things, each Roku Supporting Stockholder has agreed, unless the Roku Board has changed its recommendation that Roku stockholders vote in favor of the adoption of the Merger Agreement, to vote (or cause to be voted) all shares of Roku Common Stock beneficially owned by it: (a) in favor of the adoption and approval of the Merger Agreement and the approval of the Mergers and the other Transactions; (b) in favor of any proposal to adjourn or postpone a meeting of Roku stockholders in furtherance of obtaining the Roku stockholder approval necessary to adopt the Merger Agreement and approve the Transactions; (c) against any proposal in opposition to, or in competition or inconsistent with, the approval of the Merger and the Transactions; (d) against any other action, proposal or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of Roku under the Merger Agreement or would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions, including the Mergers; and (e) against any amendment of the Roku Certificate of Incorporation or Roku Bylaws, in each case, that would be reasonably expected to result in the conversion of such stockholders’ shares of Roku Class B Common Stock (if any) into shares of Roku Class A Common Stock. As of [●], 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the Roku Supporting Stockholders collectively held approximately [●]% of the voting power of the issued and outstanding shares of Roku Common Stock.

Concurrently with the execution of the Merger Agreement, each of the FOX Supporting Stockholders entered into the Buyside Voting and Support Agreement with Roku, pursuant to which, among other things, each FOX Supporting Stockholder has agreed, unless the FOX Board has changed its recommendation that FOX Class B Common Stockholders vote to approve the FOX Stock Issuance, to vote (or cause to be voted) all shares of FOX Class B Common Stock beneficially owned by it: (a) in favor of the approval of the FOX Stock Issuance pursuant to the Merger Agreement; (b) in favor of any proposal to adjourn or postpone a meeting of FOX Class B Common Stockholders in furtherance of obtaining the FOX stockholder approval necessary to approve the FOX Stock Issuance; (c) against any proposal in opposition to, or in competition or inconsistent with, the approval of the FOX Stock Issuance; (d) against any other action, proposal or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of FOX or the Merger Subs under the Merger Agreement or would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions, including the Mergers and the FOX Stock Issuance; and (e) against any amendment of the FOX Certificate of Incorporation or FOX Bylaws, in each case, that would be reasonably expected to result in the conversion of such stockholders’ shares of FOX Class B Common Stock (if any) into shares of FOX Class A Common Stock. As of [●], 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the FOX Supporting Stockholders collectively held approximately [●]% of the issued and outstanding shares of FOX Class B Common Stock.

For a more complete description of the Sellside Voting and Support Agreement and the Buyside Voting and Support Agreement, see “The Sellside Voting and Support Agreement” and “The Buyside Voting and Support Agreement,” respectively.

Risk Factors

The Mergers and the parties to the Merger Agreement are, and, upon the Closing, the combined company will be, subject to a number of risks. Some of these risks include, but are not limited to, those described below and in more detail in the section entitled “Risk Factors” beginning on page 44. You should carefully consider the following risks before deciding whether to vote for the Stock Issuance Proposal, in the case of holders of FOX Class B Common Stock, or for the Merger Agreement Proposal, in the case of Roku stockholders.

Risks Related to the Mergers

•

The consummation of the Mergers is contingent upon the satisfaction of a number of conditions and the Mergers may not be completed or the Merger Agreement may be terminated in accordance with its terms.

•	The termination of the Merger Agreement could negatively impact FOX or Roku and the trading prices of FOX’s and Roku’s common stock.

•

The Merger Agreement contains provisions that limit each of Roku’s and FOX’s ability to pursue alternatives to the Mergers, which could discourage a potential competing acquiror of either FOX or Roku from making an Acquisition Proposal and, in specified circumstances, could require Roku or FOX to pay substantial termination fees to FOX or Roku, as applicable.

•

The Exchange Ratio will not be adjusted in the event of any change in either FOX’s or Roku’s stock price. As a result, the value of the Merger Consideration payable to Roku’s stockholders may be subject to change if the stock price of the FOX Class A Common Stock fluctuates.

•

The shares of FOX Class A Common Stock to be received by Roku stockholders upon consummation of the Mergers will entitle the holders thereof to rights that are different from those associated with shares of Roku Common Stock.

•	The directors and executive officers of FOX and Roku have interests in the Mergers that may be different from, or in addition to, those of other stockholders.

•

FOX and Roku must obtain certain regulatory approvals and clearances to complete the Mergers, which if delayed or not granted, or if regulatory authorities impose burdensome conditions, could prevent, substantially delay or have a significant adverse effect on FOX, Roku or the combined company and the expected benefits of the Mergers.

•	Each party is subject to business uncertainties and contractual restrictions while the Mergers are pending, which could adversely affect each party’s business and operations.

•

The announcement and pendency of the Mergers could divert the attention of management and cause disruptions in the businesses of FOX and Roku, which could have an adverse effect on the respective businesses and financial results of FOX and Roku.

•	FOX and Roku will incur substantial costs in connection with the Mergers.

•

If the Mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, the receipt of FOX Class A Common Stock by Roku stockholders pursuant to the First Merger may be taxable to Roku stockholders.

•

FOX, Roku, the Merger Subs and the members of their respective boards of directors may be targets of lawsuits in connection with the Mergers that could result in substantial costs and may delay or prevent the Mergers from being consummated.

•	Holders of FOX Common Stock will not have appraisal rights or dissenters’ rights in the Mergers.

•	FOX expects to obtain financing in connection with the Mergers but cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

•	The market price of FOX Common Stock may decline as a result of the Mergers.

•	FOX or Roku may waive one or more of the closing conditions without re-soliciting stockholder approval.

Risks Relating to the Combined Company after Consummation of the Mergers

•	The combined company may be unable to successfully integrate the businesses of FOX and Roku and realize the anticipated benefits of the Mergers.

•

Roku stockholders will have a reduced ownership and voting interest after the Mergers and will exercise less influence over the policies of the combined company than they now have on the policies of Roku.

•	The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the consummation of the Mergers.

•

Failure by FOX to successfully execute the business strategy and objectives of the combined company may adversely affect the future results of the combined company and, consequently, the market value of the FOX Common Stock following the Mergers.

•

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is included for illustrative purposes only and the financial position and results of operations of the combined company following consummation of the Mergers may differ materially from these estimates.

•	Roku’s and FOX’s financial forecasts are based on various assumptions that may not prove to be realized.

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Consummation of the Mergers may trigger change in control, assignment or other provisions in certain agreements to which Roku is a party, which may have an adverse impact on the combined company’s business and results of operations.

•

Uncertainties associated with the Mergers may cause a loss of management personnel and other key employees, and FOX and Roku may have difficulty attracting, motivating and retaining management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

•	The combined company’s indebtedness may limit its flexibility and increase its borrowing costs.

•

The financing arrangements that the combined company will enter into in connection with the Mergers may, under certain circumstances, contain restrictions and limitations that could increase the risks associated with the combined company’s level of indebtedness and could significantly impact the combined company’s ability to operate its business and negatively affect its financial condition.

•	Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company or the repurchase of shares of the combined company will be uncertain.

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The market price of the FOX Common Stock after the Mergers may be affected by factors different from those that are currently affecting or have historically affected the price of the FOX Common Stock or Roku Common Stock.

•	The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including, among others, the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 76, you should carefully consider the following risk factors before deciding whether to vote for the Stock Issuance Proposal, in the case of FOX Class B Common Stockholders, or for the Merger Agreement Proposal, in the case of Roku stockholders. In addition, you should read and consider the risks associated with each of the businesses of FOX and Roku because these risks will relate to the combined company following the consummation of the Mergers. Descriptions of some of these risks can be found in the Annual Report on Form 10-K of FOX for the fiscal year ended June 30, 2026 and of Roku for the fiscal year ended December 31, 2025, as such risks may be updated or supplemented in each company’s respective subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 285.

Risks Related to the Mergers

The consummation of the Mergers is contingent upon the satisfaction of a number of conditions and the Mergers may not be completed or the Merger Agreement may be terminated in accordance with its terms.

The consummation of the Mergers is subject to a number of conditions that must be satisfied, including, among others, (a) the approval of the Merger Agreement Proposal by Roku stockholders at the Roku Stockholder Meeting, (b) approval of the Stock Issuance Proposal by FOX Class B Common Stockholders at the FOX Stockholder Meeting, (c) the expiration or termination of the waiting period applicable to the Transactions under the HSR Act and the receipt of all other required consents or approvals with respect to the Transactions under certain other antitrust laws and certain investment screening laws, and (d) the absence of any law or order prohibiting or restraining the consummation of the Transactions or litigation seeking such an order (in the case of antitrust laws and investment screening laws, in certain jurisdictions). See “The Merger Agreement—Conditions to the Mergers” for a description of the conditions to the completion of the Mergers.

While each of FOX and Roku has agreed in the Merger Agreement to use their respective reasonable best efforts to satisfy the conditions to the completion of the Mergers, some of the conditions are beyond the control of FOX and Roku, and FOX and Roku, as applicable, may not be successful in their efforts to do so. The failure to satisfy all of the required conditions could delay the consummation of the Mergers for a significant period of time or prevent the Mergers from being completed. Any delay in consummating the Mergers could cause FOX and Roku not to realize some or all of the anticipated benefits of the Mergers, or to realize them on a different timeline than expected. There can be no assurance that the conditions in the Merger Agreement will be satisfied or (to the extent permitted) waived or that the Mergers will be consummated.

In addition, each of FOX and Roku may terminate the Merger Agreement under certain specified circumstances, including, but not limited to, (a) if the Mergers are not consummated by 11:59 p.m., New York City time on June 14, 2027, which date may be extended to 11:59 p.m., New York City time on December 14, 2027 and to 11:59 p.m., New York City time on March 14, 2028, in each case under certain circumstances if certain required regulatory approvals have not been obtained or there is a restraint in effect under certain applicable antitrust or investment screening laws, (b) if any governmental authority (in the case of antitrust and investment screening laws, of certain jurisdictions) has issued a final non-appealable order or injunction prohibiting the consummation of the Transactions, (c) if either Roku or FOX, as applicable, fails to obtain the requisite approval of its stockholders at the applicable special meeting (or any adjournment or postponement thereof), (d) if the other company’s board of directors changes its recommendation to its stockholders to vote in favor of the adoption of the Merger Agreement (in the case of the Roku Board) or the issuance of FOX Class A Common Stock pursuant to the Merger Agreement (in the case of the FOX Board), (e) in certain circumstances in connection with entering into an acquisition agreement providing for (or consummating) a Superior Proposal or (f) if the other company materially breaches its covenants, or breaches its representations and warranties, in the Merger Agreement such that the applicable conditions to the Closing would not be satisfied, subject in certain cases to the right of the breaching party to cure the breach.

Upon the termination of the Merger Agreement under specified circumstances, Roku or FOX, as applicable, may be required to pay the other party a termination fee of approximately $866 million, including certain circumstances in which a party terminates the Merger Agreement to enter into an acquisition agreement with respect to a Superior Proposal or terminates due to the other party’s board of directors changing its recommendation to its stockholders in connection with the Transactions. Additionally, FOX, under specified circumstances, including termination following the entry of a permanent restraint in connection with certain antitrust laws or investment screening laws, or the failure to receive certain required regulatory approvals by the Termination Date, will be required to pay Roku a termination fee of approximately $1.2 billion. See “Summary—The Merger Agreement—No Solicitation,” and “The Merger Agreement—Termination Fees and Other Fees.” FOX has also agreed to reimburse Roku’s reasonable and documented, out-of-pocket third-party costs and expenses actually incurred in connection with the Transactions in the event that FOX or Roku terminates the Merger Agreement due to a failure to obtain the requisite FOX stockholder approval of the Stock Issuance Proposal, up to an aggregate amount of $70 million.

The termination of the Merger Agreement could negatively impact FOX or Roku and the trading prices of FOX’s and Roku’s common stock.

If the Mergers are not consummated for any reason, including because FOX Class B Common Stockholders fail to approve the Stock Issuance Proposal or Roku stockholders fail to approve the Merger Agreement Proposal, FOX’s and Roku’s ongoing businesses as well as their respective financial condition, results of operations and the trading prices of FOX’s and Roku’s respective common stock may be adversely affected and, without realizing any of the benefits of having consummated the Mergers, FOX and Roku will be subject to a number of risks, including the following:

•

negative reactions from the financial markets, including negative impacts on the trading price of its common stock (including due to the fact that current trading prices may reflect a market assumption that the Mergers will be consummated);

•	negative reactions from their respective customers, suppliers, distributors, employees, or other business partners;

•	having to pay certain significant costs relating to the Mergers, such as financial advisory, legal, financing and accounting costs and associated fees and expenses;

•

the Merger Agreement places certain restrictions on the conduct of each of Roku’s and FOX’s business prior to completion of the Mergers, and such restrictions (the waiver of which is subject to the consent of the other party, not to be unreasonably withheld, conditioned or delayed) may prevent FOX and Roku from making certain acquisitions or undertaking certain other specified actions during the pendency of the Transactions that would have been beneficial to FOX or Roku, as applicable; and

•

matters relating to the Mergers (including integration planning) requiring the commitment of substantial time and resources by FOX’s and Roku’s respective management teams, which could have otherwise been directed toward their respective operations and pursuit of other opportunities that could have been beneficial to FOX or Roku, as applicable, as an independent company.

In addition, if the Mergers are not consummated, FOX or Roku could be subject to litigation related to any failure to complete the Mergers or related to any enforcement proceeding commenced against FOX or Roku to perform their respective obligations under the Merger Agreement, and whether or not any such litigation has any merit, the cost of defending such litigation may be significant. The materialization of any of these risks could adversely impact FOX’s and Roku’s respective ongoing businesses, financial condition or results of operations.

Similarly, delays in the consummation of the Mergers could, among other things, result in additional transaction costs, loss of revenue, or other negative effects associated with uncertainty about consummation of the Mergers.

The Merger Agreement contains provisions that limit each of Roku’s and FOX’s ability to pursue alternatives to the Mergers, which could discourage a potential competing acquiror of either FOX or Roku from making an Acquisition Proposal and, in specified circumstances, could require Roku or FOX to pay substantial termination fees to FOX or Roku, as applicable.

The Merger Agreement contains certain provisions that restrict each of FOX’s and Roku’s ability to, among other things: (a) initiate, solicit, or knowingly encourage or facilitate any Acquisition Proposal, or proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (b) participate or engage in any discussions relating to any Acquisition Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to an Acquisition Proposal, (c) disclose any information in connection with any Acquisition Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to an Acquisition Proposal, or (d) knowingly facilitate any effort or attempt to make an Acquisition Proposal. Each of FOX and Roku further agreed to immediately cease and cause to be terminated any and all existing discussions, solicitations, or negotiations, with any person with respect to any Acquisition Proposal. In addition, in the event of a Superior Proposal or any Intervening Event, the other party generally has an opportunity to negotiate to make amendments to the terms and conditions of the Merger Agreement so that any Acquisition Proposal ceases to constitute a Superior Proposal or so that any Intervening Event no longer forms the basis for the Roku Board or FOX Board being required by its fiduciary duties to effect a change in recommendation.

Upon the termination of the Merger Agreement under specified circumstances, Roku or FOX, as applicable, may be required to pay the other party a termination fee of approximately $866 million, including certain circumstances in which a party terminates the Merger Agreement to enter into an acquisition agreement with respect to a Superior Proposal or terminates due to the other party’s board of directors changing its recommendation to its stockholders in connection with the Transactions. Additionally, FOX, under specified circumstances, including termination following the entry of a permanent restraint in connection with certain antitrust laws or investment screening laws, or the failure to receive certain required regulatory approvals by the Termination Date, will be required to pay Roku a termination fee of approximately $1.2 billion. See “Summary—The Merger Agreement—No Solicitation—Termination Fees and Other Fees,” and “The Merger Agreement—Termination Fees and Other Fees.” FOX has also agreed to reimburse Roku’s reasonable and documented, out-of-pocket third-party costs and expenses actually incurred in connection with the Transactions in the event that FOX or Roku terminates the Merger Agreement due to a failure to obtain the requisite FOX stockholder approval of the Stock Issuance Proposal, up to an aggregate amount of $70 million.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of FOX or Roku or pursuing an alternative acquisition transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per-share value than the per-share value proposed to be received or realized in the Mergers. In particular, a termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the FOX stockholders or Roku stockholders than it might otherwise have proposed to pay absent such a fee. If the Merger Agreement is terminated in accordance with its terms, and either FOX or Roku determines to pursue another business combination, FOX or Roku, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger Agreement, and in certain circumstances may be required to pay a termination fee in connection therewith.

The Exchange Ratio will not be adjusted in the event of any change in either FOX’s or Roku’s stock price. As a result, the value of the Merger Consideration payable to Roku’s stockholders may be subject to change if the stock price of the FOX Class A Common Stock fluctuates.

At the Effective Time, each share of Roku Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Roku Common Stock that are held (a) directly or indirectly, by any wholly-owned subsidiary of Roku, (b) by Roku (or held in Roku’s treasury), or (c) directly or indirectly, by FOX, Merger Sub 1, Merger Sub 2 or any other wholly-owned subsidiary of FOX, and (ii) the Dissenting Shares) will be converted into the right to receive the Merger Consideration, which is (i) 0.9693 of a share of FOX Class A Common Stock, together with cash in lieu of fractional shares of FOX Class A Common Stock, without interest, and (ii) $96.00 in cash, without interest, subject to applicable withholding taxes. The Exchange Ratio will not be adjusted for changes in the price of the FOX Class A Common Stock, FOX Class B Common Stock or Roku Class A Common Stock between June 14, 2026 and consummation of the Mergers; however, the Exchange Ratio and the Per Share Cash Amount are subject to adjustment in certain other limited circumstances relating to Dissenting Shares. See “The Mergers—Terms of the Mergers” for a description of the adjustment. Due to the fixed nature of the Exchange Ratio (which is subject to adjustment only in limited circumstances relating to Dissenting Shares), fluctuations in the price of FOX Class A Common Stock will drive corresponding changes in the value of the stock component of the Merger Consideration payable to each Roku stockholder.

The price of FOX Class A Common Stock has fluctuated during the period between June 10, 2026 (the last date of the measurement period used to fix the Exchange Ratio), June 14, 2026 (the date of the Merger Agreement) and the date of this joint proxy statement/prospectus, and may continue to change through the date of each of FOX’s and Roku’s stockholder meetings and the date the Mergers are consummated. For example, based on the range of closing prices of FOX Class A Common Stock during the period from June 11, 2026, the latest unaffected trading day prior to the announcement of the parties’ execution of the Merger Agreement, through August 17, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price of the FOX Class A Common stock ranged from $48.79 to $69.19, and the Exchange Ratio resulted in an implied value of the Merger Consideration ranging from a high of approximately $163.07 to a low of approximately $143.29 for each share of Roku Common Stock. The actual market value of the FOX Class A Common Stock received by Roku stockholders upon consummation of the Mergers may result in an implied value of the Merger Consideration outside this range. Neither FOX nor Roku is permitted to terminate the Merger Agreement solely as a result of any increase or decrease in the market price of FOX Class A Common Stock, FOX Class B Common Stock or Roku Common Stock.

These variations could result from changes in the business, financial condition, results of operations or prospects of FOX or Roku prior to or following the consummation of the Mergers, regulatory considerations, general market and economic conditions, and other factors both within and beyond the control of FOX or Roku. At the time of the Roku Special Meeting, Roku stockholders will not know with certainty the value of the shares of FOX Class A Common Stock that they will be entitled to receive upon consummation of the Mergers.

The shares of FOX Class A Common Stock to be received by Roku stockholders upon consummation of the Mergers will entitle the holders thereof to rights that are different from those associated with shares of Roku Common Stock.

Upon consummation of the Mergers, Roku stockholders will no longer be stockholders of Roku but will instead become stockholders of FOX, and their rights as FOX stockholders will be governed by the terms of the FOX Certificate of Incorporation and the FOX Bylaws. The terms of the FOX Certificate of Incorporation and the FOX Bylaws are in some respects materially different from the terms of the Roku Certificate of Incorporation and the Roku Bylaws, respectively, which currently govern the rights of Roku stockholders. Among other things, Roku stockholders are currently generally entitled to one vote per share (in the case of Roku Class A Common Stock) or 10 votes per share (in the case of Roku Class B Common Stock) on all matters to be voted on by Roku stockholders. In the Mergers, Roku stockholders will receive shares of FOX Class A Common Stock, which has only very limited voting rights, including generally no right to vote on the election of directors to the FOX Board. For a discussion of the different rights associated with shares of Roku Common Stock and shares of FOX Class Common Stock, see “Comparison of Rights of Stockholders of FOX and Roku.”

The directors and executive officers of FOX and Roku have interests in the Mergers that may be different from, or in addition to, those of other stockholders.

In considering whether to approve the Stock Issuance Proposal and the Merger Agreement Proposal, FOX and Roku stockholders, as applicable, should recognize that the directors and executive officers of FOX and Roku have interests in the Mergers that may be different from, or in addition to, their interests as stockholders of FOX or Roku, as applicable. These interests include the continued employment of FOX executive officers by the combined company and the continued service of the FOX directors on the FOX Board, the treatment of outstanding Roku equity awards in connection with the Transactions, potential severance benefits, transaction bonuses and other change-in-control related rights or compensation and benefits arrangements, in addition to ongoing indemnification and insurance coverage.

These interests also include that, pursuant to the terms of the Merger Agreement, Roku has the right to designate one additional member of the FOX Board, to be appointed effective as of immediately following the Effective Time. Roku has designated Anthony Wood, Roku’s Chief Executive Officer, Chairman, and President, as its designee.

Each of the FOX Board and Roku Board was aware of these applicable interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the Transactions. These and other such interests are further described in “The Mergers—FOX Director Independence; Certain Relationships and Related Party Transactions; Interests of FOX’s Directors and Executive Officers in the Mergers” and “The Mergers—Interests of Roku Directors and Executive Officers in the Mergers.”

FOX and Roku must obtain certain regulatory approvals and clearances to complete the Mergers, which if delayed or not granted, or if regulatory authorities impose burdensome conditions, could prevent, substantially delay or have a significant adverse effect on FOX, Roku or the combined company and the expected benefits of the Mergers.

The consummation of the Mergers is subject to the receipt of the expiration or termination of the waiting period under the HSR Act as well as the receipt of requisite regulatory clearances and approvals in certain foreign jurisdictions, as described in the section “The Mergers—Regulatory Approvals Required for the Mergers.”

With respect to the United States, under the HSR Act, the Mergers may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms. If the FTC or DOJ issues a Second Request prior to the expiration of the initial waiting period, FOX and Roku must observe a second 30-day waiting period that would begin to run only after both FOX and Roku have substantially complied with the Second Request, unless the waiting period is terminated earlier or FOX and Roku otherwise agree to extend the waiting period. FOX and Roku each filed an HSR notification with the FTC and the DOJ on July 6, 2026. FOX voluntarily withdrew its HSR notification on August 5, 2026 and re-filed its HSR notification on August 7, 2026. As a result, the applicable waiting period will expire at 11:59 p.m., Eastern Time, on September 8, 2026, unless otherwise terminated or extended.

At any time before or after consummation of the Mergers, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Mergers, seeking divestiture of substantial assets of FOX and/or Roku, or seeking to require FOX and/or Roku to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Mergers will not be made or that, if a challenge is made, FOX and/or Roku will prevail.

The Mergers are also subject to clearance or approval by regulatory authorities under the antitrust and/or investment screening laws in certain other jurisdictions. The Mergers cannot be completed until FOX and Roku obtain all requisite clearances, consents and approval or applicable waiting periods (or any extension thereof) have expired or been terminated in each applicable jurisdiction. The relevant regulatory bodies in such jurisdictions could take actions as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the consummation of the Mergers or permitting consummation subject to certain conditions, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Any one of these requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of or reduce the anticipated benefits of the Mergers.

Upon the terms and subject to the conditions of the Merger Agreement, FOX and Roku have each agreed to use their respective reasonable best efforts to prepare and file as promptly as reasonably practicable after June 14, 2026 all documentation to effect all necessary notices, reports and other filings and to obtain prior to the Termination Date all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or, in the reasonable judgment of FOX after reasonable consultation with Roku, advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers or any of the other Transactions, and must use its reasonable best efforts to resolve prior to the Termination Date any objections that may be asserted by any governmental entity in connection with the HSR Act or under any other applicable antitrust or investment screening laws with respect to the Transactions. In furtherance of the foregoing, to the extent necessary to obtain clearance of the Mergers and the other Transactions from any governmental entity under the HSR Act or certain specified antitrust or investment screening laws, FOX and its subsidiaries must use reasonable best efforts to offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, license, assignment, transfer, divestiture, hold separate or other disposal of assets, businesses or portions of businesses, and the imposition of restrictions, requirements, or limitations on the operation of the businesses or portions of business or portion of the business of Roku and its subsidiaries and/or FOX and its subsidiaries. Notwithstanding the foregoing, under no circumstances will FOX or any of its subsidiaries be required to offer, negotiate, commit to, or take: (a) any action that would, individually or in the aggregate, have a material adverse effect on the reasonably anticipated (as of June 14, 2026) benefits (including anticipated synergies) of the Transactions, as determined and documented or otherwise reasonably identifiable by FOX; (b) any action that would, individually or in the aggregate, have a material adverse impact on any operating segment (as such term is understood in FOX’s annual reports on Form 10-K) of FOX, or any business line or sub-segment of any operating segment set forth on FOX’s confidential disclosure letter (in each case not including Roku and its subsidiaries); provided that, solely for purposes of the limitations described in this clause (b), any adverse impact with respect to any such operating segment, business line, or sub-segment, to the extent it relates to the business, assets or properties of Roku or its subsidiaries will not be taken into account in determining whether any such material adverse impact has occurred, except to the extent such action relates to, alters, or affects an existing agreement, arrangement, or relationship between FOX or any of its subsidiaries (or any such operating segment, business line, or sub-segment or the business, assets, or properties thereof), on the one hand, and Roku or any of its subsidiaries (or their business, assets, or properties), on the other hand; (c) any action involving the sale, license, assignment, transfer, divestiture, hold separate, or other disposal of any assets, business, or portion of business of FOX and its subsidiaries (not including Roku and its subsidiaries); or (d) any action that is not conditioned upon the consummation of the Mergers and the other Transactions.

If applicable regulatory and governmental authorities seek to impose any terms, conditions, obligations or restrictions as a condition to any clearance or approval or any private party seeks any such remedies in connection with any private litigation, lengthy negotiations may ensue among such authorities or persons, FOX and Roku. In addition, such terms, conditions, obligations or restrictions and the process of obtaining regulatory approvals could have the effect of jeopardizing or delaying consummation of the Mergers and such terms, conditions, obligations or restrictions may not be identified or satisfied for an extended period of time following the FOX Special Meeting and the Roku Special Meeting. Such terms, conditions, obligations or restrictions may also impose additional costs or limitations on the combined company following the consummation of the Mergers. Neither FOX nor Roku can provide assurance that any such terms, conditions, obligations or restrictions and each party’s respective efforts to comply with any such terms, conditions, obligations or restrictions will not result in the delay or abandonment of the Mergers. These requirements, concessions, and conditions may also reduce the anticipated benefits of the Mergers, including synergies, which could also have an adverse effect on the combined company’s business, financial condition or results of operations, and neither FOX nor Roku can predict what, if any, requirements, concessions, and conditions may be required by regulatory or governmental authorities whose approvals are required. The requisite regulatory approvals may not be obtained at all, may not be obtained in a timely fashion, and may contain conditions on the consummation of the Mergers.

Each party is subject to business uncertainties and contractual restrictions while the Mergers are pending, which could adversely affect each party’s business and operations.

The Mergers will happen only if the stated conditions are met, including the approval of the Stock Issuance Proposal by FOX Class B Common Stockholders, the approval of the Merger Agreement Proposal by Roku stockholders and the receipt of required regulatory approvals, among other conditions. Many of the conditions are outside the control of FOX and Roku, and both parties also have certain rights to terminate the merger agreement. Accordingly, there is uncertainty regarding the completion of the Mergers. This uncertainty may cause some customers, suppliers, distributors, vendors, strategic partners and other parties with which FOX or Roku do business to delay or defer entering into contracts with, or making certain business decisions concerning, FOX or Roku or to seek to terminate, change or renegotiate their relationships with FOX or Roku, as the case may be, which could negatively affect FOX’s or Roku’s respective businesses, financial condition or results of operations. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses, financial condition or result of operations of FOX or Roku or on the market price of the FOX Common Stock or Roku Common Stock, regardless of whether the Mergers are consummated.

In addition, under the terms of the Merger Agreement, Roku is subject to certain restrictions on the conduct of its business prior to consummating the Mergers, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, incur capital expenditures, settle litigation, amend organizational documents, declare dividends, enter new business lines and invest in third parties, which could adversely affect Roku’s ability to execute certain of its business strategies or adversely affect Roku’s businesses and operations prior to the consummation of the Mergers. In addition, the Merger Agreement restricts FOX and its subsidiaries from making certain acquisitions or issuing additional equity in excess of the limitations in the Merger Agreement without Roku’s prior consent, which may prevent FOX from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the Mergers.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the consummation of the Mergers.

For a more detailed description of the restrictions imposed on the respective businesses of FOX and Roku during the pendency of the Mergers, see “The Merger Agreement—Covenants.”

The announcement and pendency of the Mergers could divert the attention of management and cause disruptions in the businesses of FOX and Roku, which could have an adverse effect on the respective businesses and financial results of FOX and Roku.

Whether or not the Mergers are completed, the announcement and pendency of the Mergers could cause disruptions in the businesses of FOX and Roku. Among other things, management of both FOX and Roku may be required to divert a disproportionate amount of attention away from their respective day-to-day activities and operations and devote time and effort to consummating the Mergers. The risks, and adverse effects, of such disruptions and diversions could be exacerbated by a delay in the consummation of the Mergers. In addition, current and prospective employees of FOX and Roku may experience uncertainty about their future roles with the combined company, which might adversely affect FOX’s or Roku’s abilities to retain key managers and other employees. These factors could adversely affect the businesses, financial condition or results of operations of FOX or Roku, regardless of whether the Mergers are consummated.

FOX and Roku will incur substantial costs in connection with the Mergers.

FOX and Roku have incurred and expect to incur substantial costs and expenses in connection with and as a result of consummating the Mergers, including financial advisory, legal, accounting and other transaction costs, filing fees, printing expenses and other related charges, and, following the consummation of the Mergers, FOX expects to incur additional expenses in connection with combining the operations of the two companies, including facilities and systems consolidation costs, severance and other potential employment-related costs, including severance payments that may be made to certain Roku employees. Factors beyond FOX’s and Roku’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Management of FOX and Roku continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Mergers, including the potential for significant restructuring and integration costs. Although FOX and Roku expect that the realization of benefits related to the Mergers and potential efficiencies related to the integration of the businesses will offset such costs and expenses over time, no assurances can be made that this net benefit will be achieved in the near term, or at all. In addition, each of the parties may be required to pay a termination fee, or other costs and expenses, including, in the case of FOX, the reimbursement of Roku’s transaction-related costs and expenses in certain circumstances, if the Transactions are not consummated. For more information, see “The Merger Agreement—Termination Fees and Other Fees.”

If the Mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, the receipt of FOX Class A Common Stock by Roku stockholders pursuant to the First Merger may be taxable to Roku stockholders.

FOX and Roku intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and FOX and Roku intend to report the Mergers consistent with such qualification. Assuming the Mergers do so qualify, a U.S. Holder of Roku Common Stock that receives shares of FOX Class A Common Stock and cash in exchange for shares of Roku Common Stock pursuant to the First Merger generally will recognize gain (but not loss) in an amount equal to the lesser of (a) the amount, if any, by which the sum of the cash and the fair market value of the FOX Class A Common Stock received by such U.S. Holder in the First Merger exceeds such U.S. Holder’s adjusted tax basis in such U.S. Holder’s Roku Common Stock exchanged therefor and (b) the amount of cash received by such U.S. Holder (in each case, excluding any cash received in lieu of a fractional share of FOX Class A Common Stock, which is addressed in “The Mergers—U.S. Federal Income Tax Consequences of the Mergers—Cash in Lieu of Fractional Shares”). However, it is not a condition to FOX’s obligation or Roku’s obligation to consummate the Transactions that the Mergers, taken together, qualify as a “reorganization” or that Roku or FOX receive an opinion from their respective counsel to that effect in connection with or as a condition to Closing, and it is possible that the Mergers, taken together, may not so qualify.

FOX and Roku have not sought and will not seek any ruling from the U.S. Internal Revenue Service regarding any matters relating to the Transactions and, as a result, there can be no assurance that the U.S. Internal Revenue Service would not assert that the Mergers, taken together, do not qualify as a “reorganization,” or that a court would not sustain such a position. If the U.S. Internal Revenue Service or a court were to determine that the Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Roku Common Stock that exchanges such Roku Common Stock for shares of FOX Class A Common Stock and cash pursuant to the First Merger generally would recognize taxable gain or loss in an amount equal to the difference, if any, between (a) the sum of the cash and the fair market value of the FOX Class A Common Stock received by such U.S. Holder and (b) such U.S. Holder’s adjusted tax basis in the Roku Common Stock exchanged therefor.

Holders of Roku Common Stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the Mergers to them. For a more detailed description of the U.S. federal income tax consequences of the Mergers, see “The Mergers—U.S. Federal Income Tax Consequences of the Mergers.”

FOX, Roku, the Merger Subs and the members of their respective boards of directors may be targets of lawsuits in connection with the Mergers that could result in substantial costs and may delay or prevent the Mergers from being consummated.

Transactions like the proposed Mergers are frequently subject to litigation or other legal proceedings, including securities class action lawsuits and lawsuits alleging that the FOX Board or Roku Board breached their respective fiduciary duties to their stockholders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. Even if the lawsuits are without merit, defending against or otherwise resolving any such claims can result in substantial costs and divert management time and resources. Although FOX and Roku will defend against any such lawsuits that may be brought, there can be no assurance that they will be successful in doing so. An adverse judgment could result in monetary damages as well as significant cost and expense (even if successful), which could have an adverse effect on FOX’s and Roku’s respective businesses, financial condition or results of operations. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Mergers, then that injunction may delay or prevent the Mergers from being consummated, or from being consummated within the expected timeframe, which may adversely affect FOX’s and Roku’s respective businesses, financial condition or results of operation.

Holders of FOX Common Stock will not have appraisal rights or dissenters’ rights in the Mergers.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Delaware law, FOX stockholders will not be entitled to any appraisal rights in connection with the Transactions, including the Mergers and the FOX Stock Issuance.

For additional information on the appraisal rights Roku stockholders are entitled to in connection with the First Merger, see “The Mergers—Appraisal Rights in the Mergers.”

FOX expects to obtain financing in connection with the Mergers but cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

FOX anticipates that the funds needed to consummate the Transactions will be derived from a combination of (a) available cash on hand and (b) third-party debt financing. FOX’s ability to obtain any such new debt financing will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions, the terms of such financing, and other factors beyond FOX’s control. FOX cannot assure you that it will be able to obtain new debt financing on terms acceptable to it or at all, and any such failure could adversely affect its business, financial condition or results of operations. FOX’s obligation to consummate the Mergers is not conditioned upon the receipt of any financing by FOX.

The market price of FOX Common Stock may decline as a result of the Mergers.

The market price of FOX Class A Common Stock or FOX Class B Common Stock may decline as a result of the Mergers, and holders of FOX Class A Common Stock or FOX Class B Common Stock, including holders of Roku Common Stock who become holders of FOX Class A Common Stock as a result of the Mergers, could lose the value of their investment in FOX Class A Common Stock or FOX Class B Common Stock, if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies, from the Mergers are not realized, or if the transaction costs related to the Mergers are greater than expected, or if any financing related to the Transactions is on unfavorable terms. The market price of FOX Class A Common Stock or FOX Class B Common Stock also may decline if the combined company does not achieve the perceived benefits of the Mergers as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Mergers on the combined company’s business, financial condition or results of operations is not consistent with the expectations of financial or industry analysts. The issuance of shares of FOX Class A Common Stock in the Mergers could on its own have the effect of depressing the market price for FOX Class A Common Stock or FOX Class B Common Stock. In addition, Roku stockholders may decide not to hold the shares of FOX Class A Common Stock they receive as a result of the Mergers. Other Roku stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of FOX Class A Common Stock they receive as a result of the Mergers. Any such sales of FOX Class A Common Stock could have the effect of depressing the market price for FOX Class A Common Stock or FOX Class B Common Stock. Moreover, general fluctuations in stock markets could have an adverse effect on the market for, or liquidity of, the FOX Class A Common Stock or FOX Class B Common Stock, regardless of the actual operating performance of the combined company.

FOX or Roku may waive one or more of the closing conditions without re-soliciting stockholder approval.

To the extent permitted by law, FOX or Roku may determine to waive, in whole or part, one or more of the conditions to its obligations to consummate the Mergers. FOX or Roku currently expect to evaluate the materiality of any waiver and its effect on FOX or Roku stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the Mergers or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by FOX or Roku, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Risks Relating to the Combined Company after Consummation of the Mergers

The combined company may be unable to successfully integrate the businesses of FOX and Roku and realize the anticipated benefits of the Mergers.

The success of the combined company will depend, in part, on FOX’s ability to successfully combine the businesses of FOX and Roku, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the Mergers. After consummation of the Mergers, the combined company will have significantly more systems, assets, investments, businesses, customers and employees than each company did prior to the Transactions, and FOX will operate new lines of business that it did not engage in previously. If the combined company is unable to achieve anticipated benefits within the anticipated time frame, or at all, the anticipated benefits of the Mergers may not be realized fully, or at all, or may take longer to realize than expected and the value of the FOX Common Stock may be harmed.

The Mergers involve the integration of Roku’s business with FOX’s existing business, which is a complex, costly and time-consuming process. Management of each company will be required to devote a significant amount of time and attention to the integration process before the Transactions are consummated. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the Mergers;

•	integrating the companies’ operations and corporate functions;

•	integrating the companies’ technologies, networks and customer service platforms;

•	integrating and unifying the product offerings and services available to customers;

•	creating, implementing and executing a unified business strategy, and operational, financial and managerial control with respect to the combined company;

•	maintaining employee morale, and attracting, motivating and retaining management personnel and other key employees;

•

maintaining existing relationships and agreements with affiliates, advertisers, content partners, distributors, device partners, retailers, suppliers, vendors, customers, subscribers and other counterparties and avoiding delays in entering into new agreements with prospective affiliates, advertisers, content partners, distributors, device partners, retailers, suppliers, vendors, customers and other counterparties and attracting new business and operational relationships;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	coordinating programming and marketing efforts;

•	coordinating geographically dispersed organizations;

•	integrating information, purchasing, provisioning, accounting, finance, sales, billing, payroll, reporting and regulatory compliance systems;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures, and policies; and

•	managing a significantly larger company than before the consummation of the Transactions.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues, and diversion of management’s time and energy, which could adversely affect the combined company’s business, financial condition or results of operations.

FOX and Roku have operated, and until consummation of the Mergers will continue to operate, independently. FOX and Roku are currently permitted to conduct only limited planning for the integration of the two companies following the Mergers and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the Mergers. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

Roku stockholders will have a reduced ownership and voting interest after the Mergers and will exercise less influence over the policies of the combined company than they now have on the policies of Roku.

Roku stockholders presently have the right to vote in the election of directors to the Roku Board and on other matters affecting Roku that are submitted to stockholders. In connection with the Mergers, Roku stockholders will receive shares of FOX Class A Common Stock, which do not have the right to vote in the election of directors to the FOX Board, and may only vote on other certain limited matters listed in the FOX

Certificate of Incorporation. Immediately after the Mergers are consummated, it is expected that current FOX stockholders will own approximately 73% of the then outstanding shares of FOX Common Stock and current Roku stockholders will own approximately 27% of the then outstanding shares of FOX Common Stock, based on the number of shares and stock-based awards of FOX and Roku outstanding as of August 17, 2026, the latest practicable date before the date of the joint proxy statement/prospectus.

As a result, current Roku stockholders will have less influence on the policies of the combined company than they now have on the policies of Roku.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the consummation of the Mergers.

Following the consummation of the Mergers, the size of the combined company’s business will be significantly larger than the current size of either FOX’s or Roku’s respective businesses. In addition, FOX will own and operate new lines of businesses that it has not previously conducted. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement operational, managerial, financial and strategic initiatives that address not only the integration of two independent stand-alone companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Mergers.

Failure by FOX to successfully execute the business strategy and objectives of the combined company may adversely affect the future results of the combined company and, consequently, the market value of the FOX Common Stock following the Mergers.

The success of the Mergers will depend, in part, on the ability of Roku to successfully execute its business strategy, including operating and growing its TV streaming platform built on the Roku TV operating system, connecting viewers to entertainment, enabling content partners to build, engage and monetize audiences, and providing advertisers with capabilities to reach viewers. Furthermore, Roku’s business strategy, operations, and plans for growth and expansion rely significantly on agreements with content partners, advertisers, device and TV brand partners, service providers and other third parties. Roku’s ability to operate and grow its business depends in large part upon its ability to maintain these agreements and upon the performance of the obligations under the agreements by these third parties. The termination of, or the failure to renew, these agreements could have an adverse effect on Roku’s business, financial condition or results of operations and interfere with its business strategy, operations, and plans for growth. If Roku is not able to achieve its business strategy on a timely basis, or otherwise fails to perform in accordance with FOX’s (or Roku’s) expectations, the anticipated benefits of the Mergers may not be realized fully or at all, and the Mergers may adversely affect the business, financial condition or results of operations of the combined company, and, consequently, the market value of the FOX Common Stock following the Mergers.

The success of the Mergers will also depend, in part, on the ability of FOX to successfully execute its business strategy, including maintaining leading positions in live news, live sports and quality entertainment; increasing revenue growth through the continued delivery of high quality, premium and valuable content; and expanding digital distribution offerings and direct engagement with consumers, increasing complementary sources of revenues. If FOX is not able to achieve its business strategy on a timely basis, or otherwise fails to perform in accordance with its expectations, the anticipated benefits of the Mergers may not be realized fully or at all, and the Mergers may adversely affect the business, financial condition or results of operations of the combined company, and, consequently, the market value of the FOX Common Stock following the Mergers.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is included for illustrative purposes only and the financial position and results of operations of the combined company following consummation of the Mergers may differ materially from these estimates.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus was prepared and is presented for illustrative and informational purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of the combined company’s actual financial position or results of operations had the Mergers been consummated as of the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company after the Mergers, which may differ materially from the unaudited pro forma condensed combined financial information that are included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect anticipated operating efficiencies, cost savings, revenue enhancements, integration costs, dis-synergies or restructuring activities expected to result from the Mergers. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Roku’s and FOX’s financial forecasts are based on various assumptions that may not prove to be realized.

The financial forecasts set forth in “The Mergers—Certain FOX Unaudited Prospective Financial Information” and in “The Mergers—Certain Roku Unaudited Prospective Financial Information” are based on assumptions of, and information available to, Roku and FOX at the time prepared by Roku management and FOX management and provided to the Roku Board and FOX Board, respectively, and Roku’s and FOX’s respective financial advisors. Roku and FOX do not know whether such assumptions, or any or all of such forecasts, will be achieved. Such forecasts can be adversely affected by known or unknown risks and uncertainties, many of which are beyond Roku’s and FOX’s control. Many factors discussed in, or in documents incorporated by reference into, this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Note Regarding Forward-Looking Statements,” will be important in determining Roku’s, FOX’s, and the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Roku’s and FOX’s forecasts.

In view of these uncertainties, the inclusion of Roku’s and FOX’s financial forecasts in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved. Further, any forward-looking statement speaks only as of the date on which it is made, and Roku and FOX undertake no obligation, other than as required by applicable law, to update the financial forecasts included in this joint proxy statement/prospectus to reflect events or circumstances after the date those financial forecasts were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. Moreover, neither Roku’s nor FOX’s independent accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to Roku’s or FOX’s unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof.

Consummation of the Mergers may trigger change in control, assignment or other provisions in certain agreements to which Roku is a party, which may have an adverse impact on the combined company’s business and results of operations.

The consummation of the Mergers may trigger change in control, assignment and other provisions in certain agreements to which Roku is a party. If Roku is unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, which may include potentially terminating the agreements or seeking monetary damages or other remedies. Even if Roku is able to negotiate waivers or consents, the counterparties may require a fee or other concession for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business, financial condition or results of operations following the consummation of the Mergers or the ability of FOX and Roku to successfully integrate their respective businesses.

Uncertainties associated with the Mergers may cause a loss of management personnel and other key employees, and FOX and Roku may have difficulty attracting, motivating and retaining management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

FOX and Roku are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their respective business plans. The combined company’s success after the consummation of the Mergers will depend in part upon the ability of FOX and Roku to attract, motivate, and retain key management personnel and other key employees. Prior to the consummation of the Mergers, current and prospective employees of FOX and Roku may experience uncertainty about their roles within the combined company following the consummation of the Mergers, which may have an adverse effect on the ability of each of FOX and Roku to attract, motivate, or retain management personnel and other key employees. In addition, no assurance can be given that the combined company will be able to attract, motivate, or retain management personnel and other key employees of FOX and Roku to the same extent that FOX and Roku have previously been able to attract or retain their own employees.

The combined company’s indebtedness may limit its flexibility and increase its borrowing costs.

As of June 30, 2026, FOX had approximately $6.6 billion of outstanding indebtedness and Roku had no outstanding indebtedness. In connection with the Merger Agreement, FOX entered into the Commitment Letter under which the lenders party thereto committed to provide up to $12.0 billion of senior unsecured bridge loans for the purposes of financing a portion of the cash consideration to be paid in the Mergers and related transaction costs. On June 30, 2026, FOX entered into the Term Loan Agreement pursuant to which the lenders party thereto committed to provide, contingent upon the consummation of the Mergers and certain other customary conditions to funding, the Term Loan Facility in an aggregate principal amount of $1.0 billion. The $12.0 billion committed under the Bridge Facility is reduced by the amount of any Permanent Financing. Accordingly, on June 30, 2026, the commitments under the Bridge Facility were reduced to $11.0 billion upon the effectiveness of the Term Loan Agreement. In addition to funding the Merger Consideration, FOX expects to use a portion of the proceeds from such facilities to repay any amounts outstanding under, and to terminate, Roku’s existing credit facility substantially concurrently with the completion of the Mergers. However, as a result of these arrangements, FOX anticipates that the combined company will have a substantial amount of indebtedness outstanding upon completion of the Mergers.

The combined company’s consolidated indebtedness may have the effect of, among other things, increasing borrowing costs. In addition, the amount of cash required to service the indebtedness levels may be greater than the amount of cash flows required to service the indebtedness of FOX or Roku individually prior to consummation of the Mergers. The level of indebtedness could also reduce dividend payments, share repurchases, and other activities and may create competitive disadvantages relative to other companies with lower debt levels. The combined company may be required to raise additional financing for working capital, capital expenditures, acquisitions, or other general corporate purposes. The combined company’s ability to arrange additional financing or refinancing will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions, the terms of third-party debt financing incurred in connection with the consummation of the Mergers, including the Bridge Facility (if funded) and the Term Loan Facility, and other factors beyond its control. Additionally, as a result of the Mergers, rating agencies may take negative actions against the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with any financing of the Mergers. There can be no assurance that the combined company will be able to obtain additional financing or arrange refinancing on terms acceptable to it or at all, and any such failure could adversely affect its operations and financial condition. For more information on the financial impact of the Mergers on the combined company’s indebtedness, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The financing arrangements that the combined company will enter into in connection with the Mergers may, under certain circumstances, contain restrictions and limitations that could increase the risks associated with the combined company’s level of indebtedness and could significantly impact the combined company’s ability to operate its business and negatively affect its financial condition.

As of June 30, 2026, FOX had approximately $6.6 billion of outstanding indebtedness and Roku had no outstanding indebtedness. Following the Mergers, the combined company will have a significant amount of outstanding indebtedness. This includes FOX’s existing indebtedness, as well as any acquisition-related borrowings incurred to finance a portion of the cash consideration for the Mergers, repay Roku’s existing credit facility and/or pay related fees and expenses.

The combined company’s ability to access new debt financing, whether for acquisition-related needs or for post-closing purposes, will depend on market conditions and other factors that are outside of our control. There can be no assurance that such financing will be available on terms acceptable to us, or at all. FOX’s obligation to complete the Mergers is not conditioned upon receipt of any financing.

As a result of the indebtedness incurred in connection with the Mergers, the combined company’s leverage could have important consequences for its business, operating results, and financial condition, including:

•	increasing the combined company’s vulnerability to adverse changes in economic, regulatory, competitive, or industry conditions;

•	reducing the combined company’s ability to compete effectively or limiting its flexibility in planning for, or responding to, changes in the combined business and the broader industry;

•	placing the combined company at a competitive disadvantage relative to peers with lower levels of indebtedness;

•

increasing the combined company’s interest expense and potentially requiring the combined company to dedicate a substantial portion of cash flow from operations to the payment of principal and interest on its debt, thereby reducing funds available for operating needs, capital expenditures, strategic initiatives, or other corporate purposes;

•	limiting the combined company’s ability to return capital to stockholders, including through stock repurchases or dividends; and

•

adversely affecting the combined company’s ability to cost-effectively refinance outstanding indebtedness or obtain new financing in the future to support growth opportunities, acquisitions, working capital needs, capital expenditures, or other purposes.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company or the repurchase of shares of the combined company will be uncertain.

Whether any dividends are declared or paid to stockholders of the combined company, and the amounts of any such dividends that are declared or paid as well as whether the combined company will undertake share repurchases following the Mergers, are uncertain and depend on a number of factors. If dividends are paid to stockholders of the combined company, they may not be of the same amount as paid by FOX or Roku to their respective stockholders prior to the Mergers. The FOX Board will have the discretion to determine the dividend policy of the combined company, including the amount and timing of dividends, if any, that the combined company may declare from time to time, which may be impacted by any of the following factors:

•	the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the FOX Board, which could change its dividend practices at any time and for any reason;

•	the combined company’s desire to maintain or improve the credit ratings on its debt;

•

the amount of dividends that the combined company may distribute to its stockholders is subject to restrictions under Delaware law and, potentially, the terms of any future indebtedness that the combined company may incur; and

•	certain limitations on the amount of dividends subsidiaries of the combined company can distribute to the combined company, as imposed by state law, regulators or agreements.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The market price of the FOX Common Stock after the Mergers may be affected by factors different from those that are currently affecting or have historically affected the price of FOX or Roku Common Stock.

Upon consummation of the Mergers, holders of Roku Common Stock will become holders of FOX Class A Common Stock. As the businesses of FOX and Roku are different, the results of operations as well as the price of FOX Class A Common Stock and FOX Class B Common Stock may in the future be affected by factors different from those factors affecting FOX and Roku as independent stand-alone companies. The combined company will face additional risks and uncertainties that FOX or Roku may not currently be exposed to as independent companies.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, advertisers, distributors, consumers and other third parties due to the combination of FOX’s and Roku’s respective businesses following the Mergers. Such litigation may have an adverse impact on the combined company’s business, financial condition or results of operations or may cause disruptions to the combined company’s operations.

Other Risk Factors of FOX and Roku

FOX’s and Roku’s businesses are and will be subject to the risks described above. In addition, FOX and Roku are, and will continue to be subject to the risks described in FOX’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026 and Roku’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, respectively, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below illustrates the estimated effects of the (i) acquisition of Roku, Inc. (“Roku”) by Fox Corporation (“FOX”) and (ii) the related financing transactions.

On June 14, 2026, FOX and Roku entered into a definitive agreement (the “Merger Agreement”) under which FOX has agreed to acquire Roku for a combination of cash and FOX Class A Common Stock (the “Mergers”). Upon the terms and subject to the conditions of the Merger Agreement, FOX will pay $96.00 in cash and 0.9693 shares of FOX Class A Common Stock for each share of Roku Class A Common Stock and Roku Class B Common Stock outstanding immediately prior to the effective time of the Mergers. The exchange ratio is fixed and will not be adjusted (except in limited circumstances described in this joint proxy statement / prospectus, which are assumed not to occur for purposes of the unaudited pro forma condensed combined financial information contained herein). Following the completion of the Mergers, Roku will be a wholly-owned subsidiary of FOX.

At the effective time of the First Merger (the “Effective Time”), each outstanding share of Roku Class A Common Stock and Roku Class B Common Stock, other than certain excluded shares and shares subject to appraisal rights, will be converted into the right to receive (i) 0.9693 shares of FOX Class A Common Stock and (ii) $96.00 in cash, without interest (collectively, the “Merger Consideration”). The exchange ratio is fixed and will not be adjusted (other than in certain limited scenarios described in this joint proxy statement / prospectus), and no fractional shares of FOX Class A Common Stock will be issued to Roku stockholders in connection with the Mergers. See the section of this joint proxy statement / prospectus entitled “The Mergers” for additional information on the effects of the Mergers.

In connection with the Mergers, FOX entered into a commitment letter, dated June 14, 2026, pursuant to which the lenders committed to provide $12 billion of senior unsecured bridge loans (the “Bridge Facility”). FOX expects to complete additional financing transactions to fund the cash portion of the Merger Consideration and related transaction costs, including the New Senior Unsecured Debt (described below), which will reduce the commitments under the Bridge Facility.

On June 30, 2026, FOX entered into the Term Loan Agreement, pursuant to which the lenders party thereto committed to provide, subject to the consummation of the Mergers and other customary funding conditions, a senior unsecured term loan facility in an aggregate principal amount of $1 billion (the “Term Loan Facility”). Borrowings under the Term Loan Facility are intended to fund a portion of the cash consideration and other amounts payable in connection with the Mergers. The Term Loan Facility matures two years following the Closing Date and provides FOX with the ability to incur up to an additional $1 billion of term loans, in addition to the $1 billion expected at the consummation of the Mergers, subject to certain conditions. Accordingly, on June 30, 2026, the commitments under the Bridge Facility were reduced to $11 billion upon the effectiveness of the Term Loan Agreement.

FOX currently expects to finance the cash portion of the Merger Consideration through the issuance of senior unsecured debt (the “New Senior Unsecured Debt”) and other long-term financing. Accordingly, there are not expected to be any borrowings under the Bridge Facility; however, if the Bridge Facility is utilized, it is expected to be repaid, refinanced or otherwise replaced with proceeds from the New Senior Unsecured Debt and other long-term financing prior to the Closing Date. The Term Loan Facility, the Bridge Facility (the “Committed Financing”) and the New Senior Unsecured Debt or the Permanent Financing are collectively referred to herein as the “Financing Transactions.”

In connection with the Mergers, FOX intends to terminate Roku’s existing credit agreement, dated as of September 16, 2024. No pro forma adjustment has been made to reflect the expected termination of commitments under the existing Roku credit agreement because terms have not yet been finalized and there have been no borrowings under the credit agreement as of the unaudited pro forma condensed combined balance sheet dated June 30, 2026.

Pursuant to the Merger Agreement, Roku may establish a cash transaction and retention bonuses pool, consisting of one-time transaction bonuses payable at the Closing Date of the Mergers and retention bonuses that generally vest and become payable 12 months following the Closing Date, in each case, subject to the employee’s continued employment. The recipients, allocation amounts, and final terms of these bonuses continue to be determined and remain subject to approval, which has not yet occurred. Accordingly, because the amounts and terms have not been finalized, no pro forma adjustments have been reflected with respect to the transaction or retention bonuses in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of the Mergers and the Financing Transactions as if each had occurred on June 30, 2026, for the purposes of the unaudited pro forma condensed combined balance sheet, and as if the Mergers and the Financing Transactions each occurred on July 1, 2025, the first day of the FOX fiscal year ended June 30, 2026, for the purposes of the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. Pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are based on information currently available and certain assumptions that we believe are reasonable and supportable, and do not reflect any cost savings, operating synergies or revenue synergies that may result from the Mergers or the costs to achieve such synergies.

FOX and Roku have different fiscal year ends. Accordingly, Roku’s historical financial information has been aligned with FOX’s reporting and reflects Financing Transaction Accounting Adjustments and Mergers Transaction Accounting Adjustments that are required under Article 11 of Regulation S-X. No Management’s Adjustments have been reflected in the unaudited pro forma condensed combined financial information. All financial data included in the unaudited pro forma condensed combined financial information is presented in millions of U.S. dollars, except per share information, and has been prepared on the basis of generally accepted accounting principles in the United States (“GAAP”) and FOX’s accounting policies.

The unaudited pro forma condensed combined financial information was prepared using the following financial information:

•

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical audited consolidated balance sheet of FOX as of June 30, 2026 with Roku’s unaudited condensed consolidated balance sheet as of June 30, 2026.

•

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2026 combines FOX’s historical audited consolidated statement of operations for the year ended June 30, 2026 with Roku’s historical unaudited consolidated statement of operations, after reclassifications, for the twelve months ended June 30, 2026.

•

Roku’s historical unaudited consolidated statement of operations, after reclassifications, for the twelve months ended June 30, 2026 was derived starting with Roku’s audited consolidated statement of operations for the fiscal year ended December 31, 2025, subtracting Roku’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2025, and adding Roku’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2026.

The unaudited pro forma condensed combined financial information has been prepared by FOX and is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the Mergers and Financing Transactions been completed as of the dates indicated or that may be achieved in the future. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors,” beginning on page 44.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting pursuant to the provisions of ASC 805, whereby FOX has been identified as the accounting acquirer. FOX was determined to be the accounting acquirer for several reasons, including but not limited to the fact that FOX stockholders are expected to hold the majority of shares of common stock of the combined company outstanding upon completion of the Mergers, as well as the composition of the management team (including the chief executive officer) and board of directors of the combined company. The consideration transferred will be allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of the Closing Date, and any excess value of the consideration transferred over the acquired net assets will be recognized as goodwill. The assets and liabilities of Roku have been measured based on various preliminary estimates using assumptions that management believes are reasonable, based on information that is currently available. The purchase price allocation is preliminary and based on currently available information, and as a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. As a result, actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information and the differences may be material.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following information:

•

The historical audited consolidated financial statements of FOX as of and for the fiscal year ended June 30, 2026 and the related notes included in FOX’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026 filed with the SEC on August 6, 2026;

•

The historical audited consolidated financial statements of Roku as of and for the year ended December 31, 2025 and the related notes included in Roku’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 13, 2026;

•

The historical unaudited consolidated financial statements of Roku as of and for the periods ended June 30, 2026 and June 30, 2025 and the related notes, included in Roku’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2026; and

•

The historical audited consolidated financial statements of Roku as of and for the year ended December 31, 2025 and the related notes included in Roku’s Current Report on Form 8-K filed with the SEC on June 18, 2026.

For more information regarding such historical consolidated financial statements and related notes, see “Where You Can Find More Information.”

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2026

(in millions)

	Fox Corporation Historical	Roku, Inc. Historical, After Reclassifications (Note 2)	Financing Transaction Accounting Adjustments	Notes	Mergers Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$4,205	$2,002	$9,815	4(a)(b)	$(14,622)	4(c)	$1,400
Receivables, net	3,455	777	—		—		4,232
Inventories, net	487	—	—		—		487
Other	306	820	(43)	4(b)	—		1,083

Total current assets	8,453	3,599	9,772		(14,622)		7,202

Non-current assets
Property and equipment, net	1,842	155	—		—		1,997
Intangible assets, net	2,870	42	—		8,458	4(d)	11,370
Goodwill	3,647	309	—		12,807	4(c)(d)(e)(g)	16,763
Deferred tax assets	2,443	19	—		(870)	4(g)	1,592
Other non-current assets	3,227	448	—		—		3,675

Total assets	$22,482	$4,572	$9,772		$5,773		$42,599

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	2,667	1,258	—		153	4(f)	4,078

Total current liabilities	2,667	1,258	—		153		4,078

Non-current liabilities
Borrowings	6,606	—	9,772	4(a)(b)	—		16,378
Other liabilities	1,395	490	—		—		1,885
Redeemable noncontrolling interests	86	—	—		—		86
Commitments and contingencies
Equity
Class A Common Stock	2	—	—		1	4(h)	3
Class B Common Stock	2	—	—		—		2
Additional paid-in capital	7,274	4,225	—		4,371	4(e)(h)	15,870
Retained earnings (deficit)	4,457	(1,401)	—		1,248	4(f)(h)	4,304
Accumulated other comprehensive loss	(107)	—	—		—		(107)

Total Fox Corporation stockholders’ equity	11,628	2,824	—		5,620		20,072
Noncontrolling interests	100	—	—		—		100

Total equity	11,728	2,824	—		5,620		20,172

Total liabilities and equity	$22,482	$4,572	$9,772		$5,773		$42,599

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended June 30, 2026

(in millions, except per share data)

	Fox Corporation Historical	Roku, Inc. Historical, After Reclassifications (Note 2)	Financing Transaction Accounting Adjustments	Notes	Mergers Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues	$17,126	$5,209	$—		$(302)	5(c)	$22,033
Operating expenses	(10,853)	(4,024)	—		302	5(c)	(14,575)
Selling, general and administrative	(2,367)	(823)	—		(397)	5(g)	(3,587)
Depreciation and amortization	(410)	(69)	—		(731)	5(d)	(1,210)
Restructuring, impairment and other corporate matters	(151)	(19)	—		(153)	5(e)	(323)
Equity losses of affiliates	(20)	—	—		—		(20)
Interest expense, net	(274)	90	(606)	5(a)(b)	—		(790)
Non-operating other, net	(773)	24	—		—		(749)

Income before income tax expense	2,278	388	(606)		(1,281)		779
Income tax expense	(551)	(33)	149	5(f)	316	5(f)	(119)

Net income	1,727	355	(457)		(965)		660
Less: Net income attributable to noncontrolling interests	(42)	—	—		—		(42)

Net income attributable to Fox Corporation stockholders	$1,685	$355	$(457)		$(965)		$618

EARNINGS PER SHARE DATA
Net income attributable to Fox Corporation stockholders per share:
Basic	$3.91					6	$1.07
Diluted	$3.84					6	$1.05
Weighted-average common shares outstanding:
Basic	431,249,754					6	578,882,053
Diluted	439,185,842					6	590,422,473

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in these notes to the unaudited pro forma condensed combined financial information.

FOX and Roku’s historical financial statements were prepared in accordance with GAAP. As discussed in Note 2, certain reclassifications were made to align the financial statement presentation of FOX and Roku. FOX has performed a preliminary review of Roku’s accounting policies to determine whether differences in accounting policies require adjustment to conform to FOX’s accounting policies. Based on the review completed to date, FOX has not identified any material differences requiring adjustment. As the review is finalized, additional differences may be identified.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with FOX as the accounting acquirer. Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recognized and measured at their estimated acquisition-date fair values. The excess of the preliminary estimated Merger Consideration over the estimated fair value of identifiable assets acquired and liabilities assumed, if any, is allocated to goodwill. The preliminary estimated value of the Merger Consideration is based upon (i) the number of shares of FOX Class A Common Stock estimated to be issued to Roku stockholders in the Mergers, calculated as the Exchange Ratio of 0.9693 multiplied by the number of shares of Roku Class A Common Stock and Roku Class B Common Stock outstanding as of July 31, 2026, multiplied by the closing price of the FOX Class A Common Stock as of July 31, 2026, plus (ii) the estimated aggregate cash payment, calculated as the number of shares of Roku Class A Common Stock and Roku Class B Common Stock outstanding as of July 31, 2026, multiplied by the cash consideration of $96.00 per share to be paid by FOX pursuant to the Merger Agreement. The preliminary estimated Merger Consideration also reflects the assumed conversion and settlement of outstanding Roku equity awards pursuant to the Merger Agreement. The final value of the Merger Consideration will be based on the actual shares of FOX Class A Common Stock issued to Roku common stockholders multiplied by the closing price of FOX Class A Common Stock on the last trading day immediately preceding the Closing Date and the actual cash payments made by FOX. Because the market price of the FOX Class A Common Stock will fluctuate until the Closing Date, the final Merger Consideration will differ from the preliminary estimate presented herein.

The allocation of the preliminary estimated Merger Consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the preliminary estimated Merger Consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. Accordingly, the final purchase price allocation may differ materially from the preliminary allocation reflected herein. The final purchase price allocation will be based on the actual net tangible and intangible assets existing at the Closing Date.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that FOX believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information reflects adjustments to eliminate transactions between FOX and Roku related to the purchase and sale of digital advertising and distribution agreements between the companies. FOX is not aware of any additional material historical transactions between FOX and Roku during the periods presented that require elimination in the unaudited pro forma condensed combined financial information.

Note 2. Significant Accounting Policies and Reclassification Adjustments

Significant Accounting Policies

During the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align the financial statement presentation of FOX and Roku. FOX has performed a preliminary review of Roku’s accounting policies to determine whether differences in accounting policies require adjustment to conform to FOX’s accounting policies. Based on the review completed to date, FOX has not identified any material differences requiring adjustment. As the review is finalized, additional differences may be identified.

Following the closing of the Mergers, FOX will conduct a more detailed review of Roku’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of Roku’s results of operations, or reclassification or adjustment of assets or liabilities, to conform to FOX’s accounting policies and presentation. As a result, FOX may identify additional differences between the accounting policies of FOX and Roku that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and impacts thereof will not be available until after the Mergers are completed.

The following reclassification adjustments were made to conform the presentation of Roku’s historical consolidated balance sheet as of June 30, 2026, to FOX’s presentation (in millions):

Fox Corporation’s Historical Consolidated Balance Sheet Line Items	Roku, Inc.’s Historical Consolidated Balance Sheet Line Items	Roku, Inc. Historical as of June 30, 2026	Reclassification	Notes	Roku, Inc. Historical After Reclassification as of June 30, 2026
Cash and cash equivalents	Cash and cash equivalents	$2,002	$—		$2,002
	Short-term investments	555	(555)	(a)	—
Receivables, net	Accounts receivable, net of allowances	777	—		777
Inventories, net		—	—		—
	Inventories	116	(116)	(c)	—
	Prepaid expenses and other current assets	156	(156)	(b)(d)	—
Other		—	820	(a)(c)(d)	820
Property and equipment, net	Property and equipment, net	155	—		155
Intangible assets, net	Intangible assets, net	42	—		42
Goodwill	Goodwill	309	—		309
Deferred tax assets		—	19	(l)	19
Other non-current assets	Other non-current assets	70	378	(b)(e)(f)(l)	448
	Operating lease right-of-use assets	238	(238)	(e)	—
	Content assets, net	152	(152)	(f)	—
Accounts payable, accrued expenses and other current liabilities		—	1,258	(g)(h)(i)	1,258
	Accounts payable	167	(167)	(g)	—
	Accrued liabilities	967	(967)	(h)	—

Fox Corporation’s Historical Consolidated Balance Sheet Line Items	Roku, Inc.’s Historical Consolidated Balance Sheet Line Items	Roku, Inc. Historical as of June 30, 2026	Reclassification	Notes	Roku, Inc. Historical After Reclassification as of June 30, 2026
	Deferred revenue, current portion	124	(124)	(i)	—
Other liabilities	Other long-term liabilities	79	411	(j)(k)	490
	Deferred revenue, non-current portion	25	(25)	(j)	—
	Operating lease liability, non-current	386	(386)	(k)	—
Additional paid-in capital	Additional paid-in capital	4,225	—		4,225
Retained earnings	Accumulated deficit	(1,401)	—		(1,401)

(a)	Represents a reclassification of $555 million from “Short-term Investments” to “Other.” Historically, FOX classifies short-term investments within “Other.”
(b)	Represents a reclassification of $7 million from “Prepaid expenses and other current assets” to “Other non-current assets.”
(c)

Represents a reclassification of $116 million from “Inventories” to “Other.” Historically, FOX has recorded the current portion of its content assets within “Inventories, net,” with all other tangible inventory balances, not representing content assets, classified within “Other.”

(d)	Represents a reclassification of $149 million from “Prepaid expenses and other current assets” to “Other.”
(e)	Represents a reclassification of $238 million from “Operating lease right-of-use assets” to “Other non-current assets.”
(f)	Represents a reclassification of $152 million from “Content assets, net” to “Other non-current assets.”
(g)	Represents a reclassification of $167 million from “Accounts payable” to “Accounts payable, accrued expenses and other current liabilities.”
(h)	Represents a reclassification of $967 million from “Accrued liabilities” to “Accounts payable, accrued expenses and other current liabilities.”
(i)	Represents a reclassification of $124 million from “Deferred revenue, current portion” to “Accounts payable, accrued expenses and other current liabilities.”
(j)	Represents a reclassification of $25 million from “Deferred revenue, non-current portion” to “Other liabilities.”
(k)	Represents a reclassification of $386 million from “Operating lease liability, non-current” to “Other liabilities.”
(l)	Represents a reclassification of $19 million from “Other non-current assets” to “Deferred tax assets.”

The following reclassification adjustments were made to conform the presentation of Roku’s historical consolidated statement of operations for the year ended June 30, 2026, to FOX’s presentation (in millions):

		(A)	(B)	(C)	(A) - (B) + (C)
Fox Corporation’s Historical Consolidated Statement of Operations Line Items	Roku, Inc.’s Historical Consolidated Statement of Operations Line Items	Roku, Inc. Historical Year Ended December 31, 2025	Roku, Inc. Historical Six Months Ended June 30, 2025	Roku, Inc. Historical Six Months Ended June 30, 2026	Roku, Inc. Historical Twelve Months Ended June 30, 2026	Reclassification	Notes	Roku, Inc. Historical After Reclassification Twelve Months Ended June 30, 2026
Revenues	Net revenue	$4,737	$2,132	$2,604	$5,209	$—		$5,209
Operating expenses		—	—	—	—	4,024	(m)(n)(o)	4,024
	Cost of revenue	2,663	1,189	1,365	2,839	(2,839)	(m)(s)	—

		(A)	(B)	(C)	(A) - (B) + (C)
Fox Corporation’s Historical Consolidated Statement of Operations Line Items	Roku, Inc.’s Historical Consolidated Statement of Operations Line Items	Roku, Inc. Historical Year Ended December 31, 2025	Roku, Inc. Historical Six Months Ended June 30, 2025	Roku, Inc. Historical Six Months Ended June 30, 2026	Roku, Inc. Historical Twelve Months Ended June 30, 2026	Reclassification	Notes	Roku, Inc. Historical After Reclassification Twelve Months Ended June 30, 2026
	Research and development	729	363	369	735	(735)	(n)(t)	—
	Sales and marketing	964	467	445	942	(942)	(o)(p)(u)	—
Selling, general and administrative		—	—	—	—	823	(p)(q)	823
	General and administrative	386	194	227	419	(419)	(q)(r)(v)	—
Depreciation and amortization		—	—	—	—	69	(s)(t)(u)(v)	69
Restructuring, impairment and other corporate matters		—	—	—	—	19	(r)	19
Interest expense, net	Interest expense	(2)	(1)	(1)	(2)	92	(w)	90
Non-operating other, net	Other income, net	101	46	61	116	(92)	(w)	24
Income tax expense	Income tax expense	6	(19)	8	33	—		33

(m)	Represents a reclassification of $2.8 billion from “Cost of revenue” to “Operating expenses.”
(n)	Represents a reclassification of $734 million from “Research and development” to “Operating expenses.”
(o)

Represents a reclassification of $457 million from “Sales and marketing” to “Operating expenses” to reflect the nature of the underlying costs, which primarily relate to activities supporting growth and engagement, and to drive sales of licensed Roku TV partners’ products to consumers through retail distribution channels.

(p)

Represents a reclassification of $468 million from “Sales and marketing” to “Selling, general and administrative” to reflect the nature of the underlying costs, which primarily relate to activities supporting the sale of Roku’s products and services.

(q)	Represents a reclassification of $355 million from “General and administrative” to “Selling, general and administrative.”
(r)	Represents a reclassification of $19 million from “General and administrative” to “Restructuring, impairment and other corporate matters.”
(s)

Represents a reclassification of $6 million from “Cost of revenue” to “Depreciation and amortization” to present separately depreciation and amortization expense previously included within “Cost of revenue.”

(t)

Represents a reclassification of $1 million from “Research and development” to “Depreciation and amortization” to present separately depreciation and amortization expense previously included within “Research and development.”

(u)

Represents a reclassification of $17 million from “Sales and marketing” to “Depreciation and amortization” to present separately depreciation and amortization expense previously included within “Sales and marketing.”

(v)

Represents a reclassification of $45 million from “General and administrative” to “Depreciation and amortization” to present separately depreciation and amortization expense previously included within “General and administrative.”

(w)	Represents a reclassification of $92 million from “Other income, net” to “Interest expense, net.”

Note 3. Preliminary Purchase Price Allocation

Estimated Merger Consideration

The preliminary estimated Merger Consideration is based on the estimated number of Roku shares outstanding that are expected to be converted pursuant to the Merger Agreement and the closing price of the FOX Class A Common Stock as of the most recent practicable date prior to the filing of this joint proxy statement/prospectus. The estimated number of Roku shares outstanding and the closing price of FOX Class A Common Stock presented in the unaudited pro forma condensed combined financial information have each been determined based on information available as of the most recent practicable date. The final Merger Consideration will be determined based on the actual number of Roku shares outstanding as of immediately prior to the Effective Time and the closing price of FOX Class A Common Stock on the last trading day immediately preceding the Closing Date. Accordingly, the preliminary estimated Merger Consideration could differ materially from the amounts reflected in the unaudited pro forma condensed combined financial information.

The following table presents the preliminary estimated Merger Consideration:

(Amounts in millions, except per share amounts)
Roku shares outstanding	148,393,717
Partially vested Roku RSUs	271,887
Vested Roku options	3,642,555

Total Roku shares expected to be converted into Merger Consideration (1)	152,308,159

Exchange Ratio	0.9693

Total FOX Class A Common Stock to be issued	147,632,299

Total FOX Class A Common Stock to be issued	147,632,299
FOX Class A Common Stock price (2)	$58.23

Total preliminary stock consideration	$8,597

Total Roku shares expected to be converted into Merger Consideration (1)	152,308,159
Per Share Cash Consideration	$96.00

Cash consideration (3)	$14,622

Total preliminary estimated Merger Consideration	$23,219

(1)

Represents the number of Roku shares outstanding, partially vested RSUs, and vested options that are expected to be converted into the right to receive Merger Consideration pursuant to the Merger Agreement. This estimate is based on Roku shares outstanding as of July 31, 2026, the most recent practicable date.

(2)	Represents the closing market price of FOX Class A Common Stock as of July 31, 2026, which has been used in estimating the preliminary stock consideration.
(3)	Represents the cash consideration payable pursuant to the Merger Agreement based on $96.00 per Roku share.

The equity portion of the Merger Consideration will depend on the market price of the FOX Class A Common Stock when the acquisition is consummated. A hypothetical 10% fluctuation in the market price of the FOX Class A Common Stock is reasonably possible based on historical volatility, and an illustration of the potential effect on Merger Consideration would be:

	FOX Class A Common Stock price	Merger Consideration (in millions)
As presented	$58.23	$23,219
10% increase	64.05	24,078
10% decrease	52.41	22,359

Preliminary Purchase Price Allocation

The preliminary estimated Merger Consideration presented above has been allocated to the identifiable assets acquired and liabilities assumed based on their preliminary estimated fair values. The preliminary purchase price allocation has been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recognized and measured at their estimated acquisition-date fair values.

The preliminary purchase price allocation is based on information currently available and assumptions that FOX believes are reasonable. The final purchase price allocation will be based on the final acquisition date fair values of the identifiable assets acquired and liabilities assumed as of the Closing Date and may differ materially from the preliminary allocation reflected below as additional information becomes available and further analyses are completed.

The following table presents the preliminary allocation of the estimated Merger Consideration to the identifiable assets acquired and liabilities assumed of Roku based on their preliminary estimated fair values as of June 30, 2026.

(Amounts in millions)	As of June 30, 2026
Current assets
Cash and cash equivalents	2,002
Receivables	777
Other	820

Total current assets	$3,599

Non-current assets
Property and equipment	155
Intangible assets	8,500
Deferred tax assets	19
Other non-current assets	448

Total assets, excluding goodwill	$12,721

Current liabilities
Accounts payable, accrued expenses and other current liabilities	1,258

Total current liabilities	$1,258

Non-current liabilities
Deferred tax liabilities (1)	870
Other liabilities	490

Total liabilities	$2,618

Net assets acquired	10,103
Goodwill	13,116

Preliminary fair value of total estimated Merger Consideration	$23,219

(1)

Includes a preliminary net deferred tax liability of $870 million, consisting of a $2.0 billion deferred tax liability primarily arising from the acquisition-date fair value step-up of identifiable intangible assets, partially offset by a $1.1 billion reduction to Roku’s historical valuation allowance based on FOX’s assessment of the realizability of the acquired deferred tax assets as of the Closing Date. The resulting net deferred tax liability is reflected as a corresponding increase to preliminary goodwill.

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Transaction accounting adjustments include the following adjustments related to the unaudited pro forma condensed combined balance sheet as of June 30, 2026:

Financing Transaction Accounting Adjustments

The financing transaction accounting adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2026 are primarily comprised of the impact of borrowings of $999 million under the Term Loan Facility, net of $1 million of debt issuance costs, and presumed borrowings under the Bridge Facility of $8.8 billion, net of capitalized fees of $62 million, for a total presumed borrowings of $9.8 billion. In connection with any debt financing incurred or intended to be incurred by FOX for purposes of financing the Mergers, FOX will use its reasonable best efforts to arrange and obtain Permanent Financing, and Roku has agreed to use its reasonable best efforts to cooperate in such efforts by FOX. FOX anticipates that the Permanent Financing will be in place before the Bridge Facility needs to be accessed.

(a)

Represents borrowings of $999 million under the Term Loan Facility, net of $1 million of debt issuance costs, which will be used to pay a portion of the cash consideration and related transaction costs in connection with the Mergers.

(b)

Represents $8.8 billion, net of capitalized fees of $62 million, related to presumed borrowings under the Bridge Facility necessary to fund the Mergers and anticipating approximately $1.4 billion in cash available upon completion of the Mergers to be used in future operations of the combined company. FOX has presented the presumed borrowings as long-term within “Borrowings” in the unaudited pro forma condensed combined balance sheet as FOX plans to seek Permanent Financing prior to the Closing Date. The proceeds from the New Senior Unsecured Debt are expected to eliminate the need for any borrowings under the Bridge Facility. Additionally, the FOX historical balance sheet as of June 30, 2026, has been adjusted to reclassify $43 million of fees capitalized in connection with entering into the Bridge Commitment Letter from “Other” to “Borrowings.” The capital structure remains under review by FOX and will be finalized prior to the completion of the Mergers and is expected to include certain Roku short-term time deposits currently reflected within “Other” in the unaudited pro forma condensed combined balance sheet as of June 30, 2026, after reclassifications. Actual cash amounts may vary from the amounts disclosed herein.

Mergers Transaction Accounting Adjustments

(c)	Represents an adjustment of $14.6 billion to decrease the amount of cash and cash equivalents, which was determined as follows:

(Amounts in millions)	As of June 30, 2026
Cash consideration transferred (1)	$14,622
Transaction costs (2)	—

Pro forma net adjustment to cash and cash equivalents	$14,622

(1)

Represents the estimated cash consideration transferred to Roku stockholders of $96.00 per outstanding share of Roku Class A Common Stock and Roku Class B Common Stock pursuant to the Merger Agreement (See Note 3).

(2)

Represents the incremental cash payment for estimated FOX transaction costs expected to be paid at the Closing Date in connection with the Mergers. This adjustment reflects only transaction costs not previously accrued in FOX’s historical financial statements. For purposes of the unaudited pro forma condensed combined balance sheet, no transaction costs have been assumed as required to be paid at the Closing Date; however, FOX will continue to assess the nature and terms of any transaction costs as they are incurred.

The net Permanent Financing required to effect the Mergers is as follows:

(Amounts in millions)	As of June 30, 2026
Fox Corporation Historical – Cash and cash equivalents	$4,205
Roku, Inc. Historical, After Reclassifications – Cash and cash equivalents (1)	2,002
Less: Cash required to fund estimated cash Merger Consideration (Note 3)	14,622
Less: Cash available upon completion of the Mergers to be used in future operations	1,400

Net resulting Permanent Financing required to effect the Mergers	$9,815

(1)	The Roku cash and cash equivalents do not include short-term time deposits of $550 million, which will mature in the next six-months and are currently reflected in “Other.”

(d)	Represents an adjustment of $8.5 billion to intangible assets acquired from Roku expected to be recognized in connection with the Mergers, consisting of the following:

(Amounts in millions)	Estimated Useful Life (in years)	Preliminary Fair Value
Trade name	20	2,400
Existing technology	7	2,100
Customer relationships	12	4,000

Total fair value of Roku’s identifiable intangible assets		$8,500
Less: Roku’s historical intangible assets		42

Pro forma adjustment to intangible assets		$8,458

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

The preliminary fair value of Roku’s identifiable intangible assets includes finite-lived intangible assets. The fair value assigned to intangible assets has been estimated based on third-party preliminary valuation studies utilizing income-based methodologies. The preliminary estimates and related useful lives are subject to refinement as additional information becomes available and the valuation procedures are completed. For purposes of the unaudited pro forma condensed combined financial information, leases, personal property, content assets (owned and licensed), deferred revenue, and inventory are presented at their respective historical book values, as management has determined that the carrying amounts of these assets and liabilities approximate their respective fair values. The final fair value, useful lives and resulting amortization may differ materially from the preliminary estimates reflected in the unaudited pro forma condensed combined financial information.

(e)

Represents the recognition of the preliminary goodwill of $12.8 billion associated with the Mergers. Goodwill represents the estimated Merger Consideration in excess of fair value of the underlying identifiable net assets acquired.

(Amounts in millions)	As of June 30, 2026

Goodwill per preliminary purchase price allocation	$13,116
Less: Historical Roku Goodwill	309

Net pro forma transaction adjustment to Goodwill	$12,807

(f)	Represents an adjustment to accrue FOX’s incremental estimated transaction costs of $153 million expected to be incurred in connection with the Mergers. This adjustment reflects only transaction costs not previously accrued in the historical financial statements. These costs are non-recurring and are not expected to have a continuing impact on FOX’s operating results in future periods.

(g)

Represents an adjustment of $870 million to increase the net deferred tax liability for temporary differences between the book and tax basis as a result of the preliminary purchase price allocation. The adjustment consists of a $2.0 billion increase to the deferred tax liability primarily arising from the acquisition-date fair value step-up of identifiable intangible assets, partially offset by a $1.1 billion reduction to Roku’s historical valuation allowance.

As part of the preliminary acquisition accounting, FOX reassessed Roku’s deferred tax assets and the related valuation allowance based on the facts and circumstances existing as of the Closing Date, including expected sources of taxable income of the combined company. Based on this assessment, FOX preliminarily determined that Roku’s historical valuation allowance was no longer required.

A blended federal and state statutory rate of 24.66% was used in establishing the deferred tax liability. The purchase price allocation, including the related deferred tax balances, is preliminary and based on management’s current estimates and assumptions. The final purchase price allocation may differ from these preliminary estimates as additional information becomes available and the valuation of the acquired assets and assumed liabilities is completed.

(h)	The following table summarizes the transaction accounting adjustments impacting the historical equity balances of Roku:

Adjustments to Roku Equity: Represents the elimination of Roku’s historical equity balances as of June 30, 2026.

(Amounts in millions)	Adjustments to Roku Equity	Transaction Costs (1)	Total Transaction Accounting Adjustments
Common stock	$1	—	1
Additional paid-in capital (2)	4,371	—	4,371
Retained earnings	1,401	(153)	1,248
Accumulated other comprehensive income (loss)	—	—	—

Pro forma net adjustment to equity	$5,773	(153)	5,620

(1)

Transaction Costs: Represents $153 million of FOX’s estimated incremental transaction costs expected to be incurred in connection with the Mergers which have been reflected as a decrease in retained earnings. This adjustment reflects only transaction costs not previously accrued in the historical financial statements.

(2)

Additional paid-in capital: Reflects net adjustment to eliminate Roku’s historical additional paid-in capital of $4.2 billion and to record the issuance of $8.6 billion of FOX Class A Common Stock as Merger Consideration.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

Transaction accounting adjustments include the following adjustments related to the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2026, as follows:

Financing Transaction Accounting Adjustments

(a)

Represents an adjustment to interest expense related to borrowings under the $1 billion Term Loan Facility, including contractual interest and the amortization of debt issuance costs. The Term Loan Facility has an assumed interest rate of 5.5%.

(Amounts in millions)	Year Ended June 30, 2026

Interest expense on the Term Loan Facility	$55
Amortization of capitalized debt issuance costs	—

Pro forma adjustment to interest expense	$55

(b)

Represents an adjustment to interest expense related to the borrowings under the Bridge Facility, including the contractual interest, commitment fee in order to maintain access to the Bridge Facility, and the amortization of capitalized fees incurred in connection with the execution of the Bridge Commitment Letter. The Bridge Facility has an assumed interest rate of 5.5%. In connection with any debt financing incurred or intended to be incurred by FOX for purposes of financing the Mergers, FOX will use its reasonable best efforts to arrange and obtain New Senior Unsecured Debt, and Roku has agreed to use its reasonable best efforts to cooperate in such efforts by FOX. FOX anticipates that the New Senior Unsecured Debt will be in place before the Bridge Facility needs to be accessed.

(Amounts in millions)	Year Ended June 30, 2026

Interest expense on the drawn Bridge Facility	$486
Amortization of capitalized fees incurred in connection with the execution of the Bridge Commitment Letter and commitment fee on undrawn Bridge Facility	65

Pro forma adjustment to interest expense	$551

FOX’s historical statement of operations for the year ended June 30, 2026, includes expenses associated with the Bridge Commitment Letter. The pro forma adjustment includes only the incremental amount not already reflected in FOX’s historical financial information.

Mergers Transaction Accounting Adjustments

(c)	Represents the elimination of transactions between FOX and Roku of $302 million related to the purchase and sale of digital advertising and distribution agreements between the companies.

(d)

Reflects the estimated incremental amortization expense of $753 million for the year ended June 30, 2026, resulting from the preliminary fair value step-up of acquired intangible assets. This adjustment is offset by the elimination of $22 million of historical Roku amortization expense for the year ended June 30, 2026, resulting in a net incremental amortization adjustment of $731 million. Refer to the summary of amortization by component below:

(Amounts in millions)	Year Ended June 30, 2026
Amortization expense based on preliminary fair value of acquired intangible assets	$753
Elimination of Roku historical amortization expense	(22)

Pro forma adjustment to amortization expense	$731

(e)

Represents an adjustment to record FOX’s estimated transaction costs of $153 million expected to be incurred in connection with the Mergers. These costs are non-recurring and are not expected to have a continuing impact on FOX’s operating results in future periods.

(f)

A blended federal and state statutory rate of 24.66% for the year ended June 30, 2026, has been assumed and applied only to the pro forma adjustments. The historical financial information reflects FOX’s and Roku’s historical reported amounts and has not been adjusted to reflect this assumed tax rate. The blended tax rate is not necessarily indicative of the effective tax rate of FOX. Further, as preliminary assessments are ongoing, no adjustments have been recorded related to tax deduction limitations for transaction costs.

(g)

Represents the incremental compensation expense of $397 million expected to be recognized subsequent to the closing of the Mergers related to the modification of Roku’s outstanding RSUs and options. The adjustment reflects the estimated incremental fair value attributable to the modified, unvested awards, which will be recognized over the respective remaining requisite service periods.

Note 6. Pro Forma Earnings Per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the weighted average basic and diluted shares of FOX. The following table summarizes the computation of the unaudited pro forma basic and diluted earnings per share:

(Amounts in millions, except per share amounts)	Year Ended June 30, 2026
Numerator:
Pro forma net income	$660
Pro forma net income attributable to common shareholders	$618
Denominator - Basic:
Historical FOX weighted average shares of common stock outstanding	431,249,754
Class A Common Stock issuance	147,632,299

Pro forma weighted average shares outstanding - Basic	578,882,053

Pro Forma earnings per share - Basic	$1.07
Denominator - Diluted:
Historical FOX weighted average shares of common stock outstanding - Diluted	439,185,842
Class A Common Stock issuance	147,632,299
Converted unvested awards outstanding - Diluted	3,604,332

Pro forma weighted average shares outstanding - Diluted	590,422,473

Pro Forma earnings per share - Diluted	$1.05

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of current or historical fact, contained in this joint proxy statement/prospectus are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. These and other forward-looking statements are based on FOX’s and Roku’s current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from FOX’s and Roku’s current expectations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the proposed transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of FOX or stockholders of Roku may not be obtained; (2) the risk that the proposed transaction may not be completed on the terms or in the time frame expected by FOX and Roku, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transaction; (4) uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; (5) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the businesses of FOX and Roku, on the expected timeframe or at all; (6) the ability of the combined company to implement its business strategy; (7) difficulties and delays in the combined company achieving revenue and cost synergies; (8) inability of the combined company to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed transaction; (10) the risk that stockholder litigation in connection with the proposed transaction or other litigation, settlements or investigations may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in general economic, competitive, technological and/or industry-specific conditions affecting the businesses and industries in which FOX and Roku operate; (13) actions by third parties, including government agencies; (14) risks that any debt financing anticipated in connection with the proposed transaction is not obtained or that such financing cannot be obtained on the anticipated timing or terms or unexpected costs or expenses in connection therewith; and (15) risks related to the disruption of management time from ongoing business operations due to the pendency of the proposed transaction, or other effects of the pendency of the proposed transaction on the relationship of any of the parties to the transaction with their employees, customers, advertisers, content partners, distributors, device partners, suppliers or other counterparties. These risks, as well as other risks associated with the Transactions, including the Mergers and the FOX Stock Issuance, are set forth in or incorporated by reference into this joint proxy statement/prospectus in “Risk Factors” beginning on page 44.

The list of factors presented here is considered representative, and no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on FOX’s or Roku’s consolidated financial condition, results of operations or liquidity. Neither FOX nor Roku assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable law. These and other important factors, including those discussed under “Risk Factors” in FOX’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the SEC on August 6, 2026, and Roku’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 13, 2026, as well as FOX’s and Roku’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and FOX and Roku disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.

INFORMATION ABOUT THE PARTIES TO THE TRANSACTION

FOX

Fox Corporation, a Delaware corporation, produces and delivers compelling news, sports and entertainment content through its iconic brands, including FOX News Media, FOX Sports, Tubi Media Group, FOX Entertainment and FOX Television Stations. FOX differentiates itself through the leadership positions of its brands and premium programming, a significant presence in major markets, and broad distribution of its content across traditional and digital platforms, including FOX One, FOX’s wholly-owned direct-to-consumer subscription streaming service. The FOX Class A Common Stock and FOX Class B Common Stock are publicly traded on Nasdaq under the ticker symbols “FOXA” and “FOX,” respectively.

FOX’s principal executive office is located at 1211 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 852-7000. Its website is www.foxcorporation.com. Information contained on FOX’s website does not constitute part of this joint proxy statement/prospectus.

Roku

Roku, Inc., a Delaware corporation, pioneered streaming on TV and operates a leading TV streaming platform in the United States, Canada and Mexico by hours streamed. Roku connects viewers to the content they love, enables content publishers to build and monetize audiences through advertising and subscriptions, and provides advertisers with distinctive capabilities to reach and engage consumers. The Roku TV OS is designed to run on low-cost hardware, which enables Roku streaming devices to be sold to consumers at competitive prices. Roku streaming players and Roku-made TVs are available at major retailers, and licensed Roku TV models are sold by leading TV brands in more than 15 countries around the world. Roku also owns and operates The Roku Channel, an ad-supported streaming service; Howdy, a low-cost subscription service; and Frndly TV, a live TV streaming service. Roku Class A Common Stock is publicly traded on Nasdaq under the ticker symbol “ROKU.”

Roku’s principal executive office is located at 1173 Coleman Avenue, San Jose, California 95110, and its telephone number is (408) 556-9040. Its website is located at www.roku.com. Information contained on Roku’s website does not constitute part of this joint proxy statement/prospectus.

Merger Sub 1

Falcon Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of FOX, was formed solely for the purpose of facilitating the Transactions. Merger Sub 1 has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. At the Effective Time, Merger Sub 1 will merge with and into Roku, with Roku continuing as the Surviving Corporation. Merger Sub 1’s principal executive office is located at 1211 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 852-7000.

Merger Sub 2

Falcon Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FOX, was formed solely for the purpose of facilitating the Transactions. Merger Sub 2 has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the surviving corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Company and a wholly-owned subsidiary of FOX. Merger Sub 2’s principal executive office is located at 1211 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 852-7000.

THE FOX SPECIAL MEETING

FOX is furnishing this joint proxy statement/prospectus to holders of FOX Class B Common Stock in connection with the solicitation of proxies by the FOX Board to be voted at the FOX Special Meeting (or any adjournment or postponement thereof). FOX stockholders are encouraged to read this entire document carefully, including the annexes to and documents incorporated by reference in this document, for more detailed information regarding the Merger Agreement and the Transactions.

Date, Time, Place and Purpose of the FOX Special Meeting

The FOX Special Meeting is scheduled to be held virtually at [●], [Pacific Time], on [●], 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●]. The FOX Special Meeting will be held exclusively online via live audio webcast.

FOX is holding the FOX Special Meeting for the purpose of holders of FOX Class B Common Stock considering and voting on the following proposals, each of which is further described in this joint proxy statement/prospectus:

1. to consider and vote on the Stock Issuance Proposal; and

2. to consider and vote on the FOX Adjournment Proposal.

FOX will transact no other business at the FOX Special Meeting, except for business properly brought before the FOX Special Meeting or any adjournment or postponement thereof by, or at the direction of, the FOX Board.

Recommendation of the FOX Board

After careful consideration, on June 14, 2026, the FOX Board unanimously (a) determined and declared that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of, FOX and its stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, on the terms and subject to the conditions set forth therein, (c) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the holders of FOX Class B Common Stock vote to approve the FOX Stock Issuance at the FOX Special Meeting, and (d) directed that the FOX Stock Issuance be submitted to the holders of FOX Class B Common Stock for approval at the FOX Special Meeting. For a summary of the factors considered by the FOX Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, see “The Mergers—FOX’s Reasons for the Mergers; Recommendation of the FOX Board of Directors.”

The FOX Board unanimously recommends that holders of FOX Class B Common Stock vote “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal.

FOX Record Date; Outstanding Shares; Stockholders Entitled to Attend and to Vote

The FOX Record Date to determine holders of FOX Class B Common Stock entitled to notice of and to vote at the FOX Special Meeting or any adjournments or postponements thereof is [●], 2026. Holders of FOX Class A Common Stock as of the FOX Record Date are not entitled to notice of, or to vote at, the FOX Special Meeting, but are invited to attend the FOX Special Meeting. Only holders of FOX Class B Common Stock as of the FOX Record Date are entitled to vote on the matters presented at the FOX Special Meeting.

Each holder of FOX Class B Common Stock entitled to vote at the FOX Special Meeting is entitled to one vote per share with respect to each matter brought before the FOX Special Meeting. As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, there were [●] issued and outstanding shares of FOX Class B Common Stock, and the issued and outstanding shares of FOX Class B Common Stock were held by approximately [●] stockholders of record.

All holders of FOX Common Stock as of the Record Date are invited to attend the FOX Special Meeting. The FOX Special Meeting will be held exclusively online via live audio webcast. To attend the FOX Special Meeting, please visit the FOX Special Meeting website www.virtualshareholdermeeting.com/[●] and enter your unique control number, which appears on the proxy card or instructions that accompanied the proxy materials (in the case of holders of FOX Class B Common Stock) or in the notice accompanying these materials (in the case of holders of FOX Class A Common Stock). If your shares are held in “street” name through a bank, broker, nominee, trustee or other record holder and your proxy materials do not include a control number, you should contact the bank, broker, nominee, trustee or other record holder that holds your shares with any questions about obtaining a control number (preferably at least five business days before the FOX Special Meeting). If you do not have your control number, you will be able to log in as a guest. If you log in as a guest, you will not be able to vote your shares (in the case of holders of FOX Class B Common Stock) during the FOX Special Meeting.

Quorum

The FOX Bylaws provide that the holders of a majority of the outstanding shares of FOX Class B Common Stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the FOX Special Meeting. Shares of FOX Class B Common Stock present virtually during the FOX Special Meeting will be considered shares of FOX Class B Common Stock represented in person at the meeting. Shares of FOX Class B Common Stock present at the FOX Special Meeting but abstaining from voting on any proposal will be counted as shares that are present for purposes of determining whether a quorum exists at the FOX Special Meeting. Since the Stock Issuance Proposal and the FOX Adjournment Proposal are each non-routine proposals, there will not be any “broker non-votes” at the FOX Special Meeting. Shares of FOX Class B Common Stock held in “street name” through a bank, broker, nominee, trustee or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee or other record holder, and otherwise fails to cause to be represented at the FOX Special Meeting, will not be deemed present at the FOX Special Meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the FOX Special Meeting may result in an adjournment of the FOX Special Meeting and may subject FOX to additional costs and expenses.

Required Vote; Abstentions

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of a majority of votes cast by the holders of shares of FOX Class B Common Stock present in person or by proxy and entitled to vote thereon. FOX cannot consummate the FOX Stock Issuance or the Mergers unless the Stock Issuance Proposal is approved at the FOX Special Meeting (or at any adjournment or postponement thereof). As a result, assuming a quorum is present, abstention from voting on the Stock Issuance Proposal will have no effect on the Stock Issuance Proposal. The failure of a stockholder who holds his, her or its shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder with respect to their shares of FOX Class B Common Stock, or any other failure of a holder of FOX Class B Common Stock to vote (assuming a quorum is present) will have no effect on the outcome of the Stock Issuance Proposal.

Assuming a quorum is present, approval of the FOX Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of FOX Class B Common Stock present in person or by proxy and entitled to vote thereon. As a result, assuming a quorum is present, shares present in person or by proxy at the FOX Special Meeting, but abstaining from voting on the FOX Adjournment Proposal will have no effect on the outcome of the FOX Adjournment Proposal. The failure of a holder of FOX Class B Common Stock who holds his, her or its shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming a quorum is present) will have no effect on the outcome of the FOX Adjournment Proposal. The vote on the FOX Adjournment Proposal is separate and apart from the vote to approve the Stock Issuance Proposal and is not a condition to the consummation of the Mergers.

Methods of Voting

Registered Stockholders

If your shares of FOX Class B Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record, and these proxy materials are being sent directly to you from the Company. Holders of record of FOX Class B Common Stock may vote their shares at the FOX Special Meeting in person or by proxy through the Internet, by telephone or by mail, as described below.

Voting at the Special Meeting

The FOX Special Meeting is being held solely by means of remote communication, and stockholders may not physically attend the meeting. While all holders of FOX Common Stock as of the close of business on the FOX Record Date may attend the FOX Special Meeting, only holders of FOX Class B Common Stock as of the close of business on the FOX Record Date may vote at the FOX Special Meeting. Instructions on how to access the FOX Special Meeting via the live audio webcast are posted at www.virtualshareholdermeeting.com/[●].

You may log into the meeting platform approximately 15 minutes before the scheduled meeting time, and you are encouraged to log on early to test your access. If you have technical problems accessing the FOX Special Meeting, you may contact the technical support number that will be posted on the virtual stockholder meeting log-in page.

Voting By Proxy

To vote by proxy, a holder of record of FOX Class B Common Stock may vote through the internet or by telephone or mail as follows:

By internet: by visiting www.proxyvote.com and following the instructions provided on your proxy card.

By telephone: by calling 1-800-690-6903 and following the recorded instructions.

By mail: by completing, signing and dating the enclosed proxy card and returning it in the accompanying pre-addressed envelope.

In order to vote your shares of FOX Class B Common Stock through the internet or by telephone, you will need the control number included on the proxy card enclosed herein (for holders of FOX Class B Common Stock only), which is unique to each FOX Class B Common Stockholder to ensure all voting instructions are genuine and to prevent duplicate voting. You may vote your shares of FOX Class B Common Stock through the internet or by telephone, twenty-four hours a day, seven days a week prior to the FOX Special Meeting. If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on [●], 2026 in order for your vote to be counted at the FOX Special Meeting. If you vote by mail, your proxy must be received no later than the close of business on [●], 2026 in order for your vote to be counted at the FOX Special Meeting.

All shares of FOX Class B Common Stock that are entitled to vote at the FOX Special Meeting and are represented by a properly completed and valid proxy received by the deadlines set forth above and not revoked will be voted at the FOX Special Meeting in accordance with the instructions indicated in such proxy. If a holder of FOX Class B Common Stock signs the enclosed proxy card and returns it without giving instructions for voting on any proposal, the shares of FOX Class B Common Stock represented by that proxy card will be voted “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal.

Beneficial (Street Name) Holders

If you hold your shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you must follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder in order to vote your shares of FOX Class B Common Stock. Your bank, broker, nominee, trustee or other record holder cannot vote your shares of FOX Class B Common Stock unless you provide instructions on how to vote. Your voting instructions must be received by your bank, broker, nominee, trustee or other record holder prior to the deadline set forth in the information from your bank, broker, nominee, trustee or other record holder on how to submit voting instructions. If you do not provide voting instructions to your bank, broker, nominee, trustee or other record holder with respect to a proposal, your shares of FOX Class B Common Stock will not be voted on that proposal as your bank, broker, nominee, trustee or other record holder does not have discretionary authority to vote on any of the proposals to be voted on at the FOX Special Meeting; see the section below entitled “Broker Non-Votes”.

If you hold your shares in “street name” through a bank, broker, nominee, trustee or other record holder, you must obtain a specific control number from such bank, broker, nominee, trustee or other record holder in order to attend and, in the case of holders of FOX Class B Common Stock, to vote, at the FOX Special Meeting. If your materials do not include a control number, you should contact the bank, broker, nominee, trustee or other record holder that holds your shares with any questions about obtaining a control number (preferably at least five business days before the FOX Special Meeting). If you do not have your control number, you will be able to log in as a guest. If you log in as a guest, you will not be able to vote your shares (in the case of holders of FOX Class B Common Stock) during the FOX Special Meeting.

Revoking Your Vote

Any proxy given pursuant to this solicitation may be revoked by the stockholder giving it at any time before it is voted at the FOX Special Meeting. Proxies may be revoked by (a) delivering to the Corporate Secretary of FOX, before the taking of the vote at the FOX Special Meeting, a written notice of revocation bearing a date later than the proxy, (b) duly completing and delivering a later-dated proxy relating to the same shares before the taking of the vote at the FOX Special Meeting using any of the methods contemplated herein or (c) attending the FOX Special Meeting online and voting (although virtual attendance at the FOX Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy delivered by mail should be delivered to FOX’s executive offices at Fox Corporation, 1211 Avenue of the Americas, New York, NY 10036, Attention: Corporate Secretary, before the taking of the vote at the FOX Special Meeting. If you vote your shares of FOX Class B Common Stock through the internet or by telephone prior to the FOX Special Meeting, only your latest internet or telephone vote submitted prior to the FOX Special Meeting will be counted at the FOX Special Meeting. Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the FOX Special Meeting and vote in person.

If you hold your shares in “street name” and have instructed your bank, broker, nominee, trustee, or other record holder to vote your shares of FOX Class B Common Stock, you must follow the directions received from your bank, broker, nominee, trustee, or other record holder to change those instructions.

Broker Non-Votes

If you hold your shares of FOX Class B Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you must instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares. Your bank, broker, nominee, trustee or other record holder will vote your shares of FOX

Class B Common Stock only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your bank, broker, nominee, trustee or other record holder with this joint proxy statement/prospectus. Banks, brokers, nominees, trustees or other record holders who hold shares of FOX Class B Common Stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, banks, brokers, nominees, trustees or other record holders typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. The Stock Issuance Proposal and the FOX Adjournment Proposal are non-routine matters. Therefore, banks, brokers, nominees, trustees or other record holders do not have discretionary authority to vote on the Stock Issuance Proposal and the FOX Adjournment Proposal.

A broker non-vote with respect to FOX Class B Common Stock occurs when (a) a share of FOX Class B Common Stock held by a bank, broker, nominee, trustee or other record holder is present, in person or represented by proxy, at a meeting of FOX stockholders, (b) the beneficial owner of that share has not instructed his, her or its bank, broker, nominee, trustee or other record holder on how to vote on a particular proposal and (c) the bank, broker, nominee, trustee or other record holder does not have discretionary voting power on such proposal. Banks, brokers, nominees, trustees or other record holders do not have discretionary voting authority with respect to the Stock Issuance Proposal or the FOX Adjournment Proposal; therefore, if a beneficial owner of shares of FOX Class B Common Stock held in “street name” does not give voting instructions to the bank, broker, nominee, trustee or other record holder, then those shares of FOX Class B Common Stock will not be present in person or represented by proxy at the FOX Special Meeting. As a result, there will not be any broker non-votes at the FOX Special Meeting.

All shares of FOX Class B Common Stock that are entitled to vote at the FOX Special Meeting and are represented by properly completed and valid proxy received by the deadlines set forth above and not revoked will be voted at the FOX Special Meeting in accordance with the instructions indicated in such proxy. If a holder of FOX Class B Common Stock signs the enclosed proxy card and returns it without giving instructions for voting on any proposal, the shares of FOX Class B Common Stock represented by that proxy card will be voted “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal.

Your vote is important, regardless of the number of shares of FOX Class B Common Stock you own. Please complete, sign, date and promptly return the proxy card, enclosed herein for holders of FOX Class B Common Stock only, today or authorize a proxy to vote through the internet or by phone.

Stock Ownership of and Voting by FOX Directors and Executive Officers

As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, FOX’s directors and executive officers and their affiliates beneficially owned in the aggregate [●] shares of FOX Class B Common Stock entitled to vote at the FOX Special Meeting, which represents approximately [●]% of the shares of FOX Class B Common Stock entitled to vote at the FOX Special Meeting. As of [●], 2026, FOX’s directors and executive officers also beneficially owned, in the aggregate, [●] shares of FOX Class A Common Stock, which are not entitled to vote at the FOX Special Meeting, and represent approximately [●]% of the outstanding shares of FOX Class A Common Stock.

Each of FOX’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of FOX Class B Common Stock “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal, although none of FOX’s directors and executive officers have entered into any agreement in their capacity as such requiring them to do so. LGC Holdco, LLC, which is owned by certain trusts established for the benefit of each of Lachlan K. Murdoch and certain of his siblings, together with its manager Cruden 2, LLC, have agreed, unless the FOX Board has changed its recommendation that FOX Class B Common Stockholders vote to approve the FOX Stock Issuance, among other things, to vote all shares of FOX Class B Common Stock beneficially owned by them in favor of the Stock Issuance Proposal and the FOX

Adjournment Proposal. As of [●], 2026, the most recent practicable date prior to the date of this joint proxy statement/prospectus, such stockholders collectively held approximately [●]% of the issued and outstanding shares of FOX Class B Common Stock.

For more information, see “The Buyside Voting and Support Agreement.”

Solicitation of Proxies; Expenses of Solicitation

The FOX Board is soliciting proxies with respect to the Stock Issuance Proposal and the FOX Adjournment Proposal, and FOX will bear the costs and expenses of that solicitation, including the costs of filing, printing, and mailing this joint proxy statement/prospectus to applicable holders of shares of FOX Common Stock. FOX has engaged Okapi Partners LLC to assist in the solicitation of proxies for the FOX Special Meeting, and FOX has agreed to pay them an estimated fee of $30,000, plus an additional success fee of $30,000 if the Stock Issuance Proposal is approved by the holders of FOX Class B Common Stock, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

In addition to the mailing of the notices and proxy materials, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of FOX acting without special compensation. FOX also makes arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and FOX will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation.

FOX PROPOSALS

Proposal 1: The Stock Issuance Proposal

Holders of FOX Class B Common Stock are being asked to consider and vote on the Stock Issuance Proposal, a proposal to approve the FOX Stock Issuance.

Under Nasdaq Rule 5635(a), a Nasdaq-listed company is required to obtain stockholder approval prior to the issuance of shares of common stock in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock or voting power outstanding before such issuance of shares.

The number of shares of FOX Class A Common Stock issuable as consideration in connection with the Mergers is expected to exceed the abovementioned threshold. If the Mergers are consummated, it is currently estimated, based on the number of shares of Roku Common Stock outstanding as of August 17, 2026, that FOX may issue in the aggregate approximately 143.9 million shares of FOX Class A Common Stock as part of the Merger Consideration, which would exceed 20% of the number of shares of FOX Common Stock outstanding before such issuance, in addition to any substituted equity awards granted by FOX covering shares of FOX Class A Common Stock pursuant to the Merger Agreement. The actual number of shares of FOX Class A Common Stock to be issued in connection with the Mergers will be determined at the Effective Time based on the Exchange Ratio and the number of shares of Roku Common Stock and Roku equity awards outstanding at such time.

Approval of the Stock Issuance Proposal by the holders of FOX Class B Common Stock is required to complete the Transactions, including the Mergers. If the Stock Issuance Proposal is not approved, the Mergers will not be consummated.

If you sign and return a proxy and do not indicate how you wish to vote on this proposal, your shares of FOX Class B Common Stock will be voted in favor of the Stock Issuance Proposal.

The affirmative vote of a majority of the votes cast by holders of FOX Class B Common Stock present in person or represented by proxy at the FOX Special Meeting and entitled to vote thereon will be required to approve the Stock Issuance Proposal (assuming a quorum is present).

THE FOX BOARD UNANIMOUSLY RECOMMENDS THAT FOX CLASS B COMMON STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

Proposal 2: The FOX Adjournment Proposal

Holders of FOX Class B Common Stock are being asked to consider and vote on the FOX Adjournment Proposal, a proposal that will give the FOX Board authority to adjourn the FOX Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes to approve the Stock Issuance Proposal at the time of the FOX Special Meeting or if a quorum is not present at the FOX Special Meeting. If the FOX Adjournment Proposal is approved, the FOX Special Meeting could be adjourned to any date. FOX could adjourn the FOX Special Meeting and any adjourned session of the FOX Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from holders of FOX Class B Common Stock who have previously voted against the Stock Issuance Proposal, and/or to ensure a quorum is present at the FOX Special Meeting.

If the FOX Special Meeting is adjourned, holders of FOX Class B Common Stock who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the Stock Issuance Proposal but do not indicate a choice on the FOX Adjournment Proposal, your shares of FOX Class B Common Stock will be voted in favor of the FOX Adjournment Proposal.

The affirmative vote of a majority of votes cast by the holders of FOX Class B Common Stock present in person or by proxy and entitled to vote thereon will be required to approve the FOX Adjournment Proposal (assuming a quorum is present).

THE FOX BOARD UNANIMOUSLY RECOMMENDS THAT FOX CLASS B COMMON STOCKHOLDERS VOTE “FOR” THE FOX ADJOURNMENT PROPOSAL.

THE ROKU SPECIAL MEETING

Roku is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Roku Special Meeting (or any adjournment or postponement thereof) that Roku has called to consider and vote on the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal.

Date, Time, Place and Purpose of the Roku Special Meeting

Together with this joint proxy statement/prospectus, Roku is also sending Roku stockholders a notice of the Roku Special Meeting and a form of proxy card that is solicited by the Roku Board for use at the Roku Special Meeting to be held virtually at [●] [Pacific Time], on [●], 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/[●]. The Roku Special Meeting will be held exclusively online via live audio webcast.

Roku is holding the Roku Special Meeting for the following purposes:

•	to consider and vote on the Merger Agreement Proposal;

•	to consider and vote on the Merger-Related Compensation Proposal; and

•	to consider and vote on the Roku Adjournment Proposal.

Roku will transact no other business at the Roku Special Meeting, except for business properly brought before the Roku Special Meeting or any adjournment or postponement thereof.

Recommendation of the Roku Board

After careful consideration, on June 14, 2026, the Roku Board unanimously (a) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereunder, (b) determined that the terms of the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Roku and its stockholders, (c) recommended that the holders of Roku Common Stock adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement and directed that the Merger Agreement be submitted for adoption by Roku’s stockholders at the Roku Special Meeting, and (d) declared that the Merger Agreement and the Transactions, including the Mergers, are advisable. The Roku Board unanimously recommends that Roku stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal. For a summary of the factors considered by the Roku Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, including the Mergers, see “The Mergers—Roku’s Reasons for the Mergers; Recommendation of the Roku Board of Directors.”

Roku Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Roku Record Date is [●], 2026. Only holders of record of Roku Common Stock as of the close of business on the Roku Record Date are entitled to notice of, and to vote at, the Roku Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Roku Special Meeting. Each share of Roku Class A Common Stock held as of the Roku Record Date will be entitled to one vote, and each share of Roku Class B Common Stock held as of the Roku Record Date will be entitled to ten votes on each proposal to be voted on at the Roku Special Meeting. The shares of Roku Class A Common Stock and Roku Class B Common Stock will vote together at the Roku Special Meeting as a single class. As of [●], 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, there were [●] shares of Roku Class A Common Stock and [●] shares of Roku Class B Common Stock outstanding, and the issued and outstanding shares of Roku Common Stock were held by approximately [●] stockholders of record.

Quorum

The Roku Bylaws provide that a quorum at the Roku Special Meeting will be present if stockholders holding at least a majority of the voting power of the outstanding shares of Roku Common Stock entitled to vote at the Roku Special Meeting are present in person or by proxy virtually at the Roku Special Meeting. Shares of Roku Common Stock present or represented by properly submitted proxies but abstaining from voting on any proposal will be counted as present for purposes of determining whether a quorum is present. If a quorum is initially present, the Roku stockholders may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Since the Merger Agreement Proposal and the Merger-Related Compensation Proposal are each non-routine proposals, there will not be any “broker non-votes” at the Roku Special Meeting. Roku Common Stock held in “street name” through a bank, broker, nominee, trustee or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee or other record holder, and otherwise fails to cause to be voted or represented at the Roku Special Meeting, will not be deemed present at the Roku Special Meeting for the purpose of determining the presence of a quorum. If there is no quorum, either the chairperson of the Roku Special Meeting or the holders of a majority of the voting power of the shares represented at the Roku Special Meeting may adjourn the Roku Special Meeting to another date.

Required Vote

Assuming a quorum is present, approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Roku Class A Common Stock and Roku Class B Common Stock entitled to vote on the Merger Agreement Proposal, voting together as a single class. Only holders of record of Roku Common Stock at the close of business on the Roku Record Date will be entitled to vote on the Merger Agreement Proposal. An abstention from voting on the Merger Agreement Proposal, or failing to vote, will have the same effect as a vote cast “AGAINST” the Merger Agreement Proposal. If you hold your shares in “street name” through a bank, broker, nominee, trustee or other record holder and fail to instruct your bank, brokerage firm or other nominee to vote, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Assuming a quorum is present, approval of the Merger-Related Compensation Proposal, which is a non-binding advisory vote, requires the affirmative vote of the holders of a majority of the voting power of the shares of Roku Class A Common Stock and Roku Class B Common Stock present virtually or represented by proxy and entitled to vote on the Merger-Related Compensation Proposal at the Roku Special Meeting, voting together as a single class. Only holders of record of Roku Common Stock at the close of business on the Roku Record Date will be entitled to vote on the Merger-Related Compensation Proposal. An abstention from voting on the Merger-Related Compensation Proposal will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal, while the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Merger-Related Compensation Proposal. The vote on the Merger-Related Compensation Proposal is separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers.

Assuming a quorum is present, approval of the Roku Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Roku Class A Common Stock and Roku Class B Common Stock present virtually or represented by proxy and entitled to vote on the Roku Adjournment Proposal at the Roku Special Meeting, voting together as a single class. As a result, assuming a quorum is present, shares present virtually or represented by proxy at the Roku Special Meeting, but abstaining from voting on the Roku Adjournment Proposal, will have the same effect as a vote “AGAINST” the Roku Adjournment Proposal, while the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Roku Adjournment Proposal. The vote on the Roku Adjournment Proposal is separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers.

Voting Rights; Proxies; Revocation

Roku stockholders may vote their shares at the Roku Special Meeting in person or by proxy.

Voting at the Special Meeting

The Roku Special Meeting is being held solely by means of remote communication, and stockholders may not physically attend the meeting. Stockholders of record as of the Roku Record Date may attend, participate in, vote at and listen to the Roku Special Meeting to be held at [●] [Pacific Time], on [●], 2026 via live audio webcast at www.virtualshareholdermeeting.com/[●] when you enter your 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to access the Roku Special Meeting via the live audio webcast are posted at www.virtualshareholdermeeting.com/[●].

If your shares are held in street name you will receive a voting instruction form from your bank, broker or nominee describing how you may vote those shares through the www.proxyvote.com website, then you may access, participate in and vote at the Roku Special Meeting with the 16-digit control number indicated on that voting instruction form. If you do not have a control number, you should contact your bank, broker, nominee, trustee or other record holder (preferably at least five business days before the Roku Special Meeting) and obtain a proxy card or voting instructions in order to be able to attend, participate in or vote at the Roku Special Meeting.

Access to the Roku Special Meeting will begin approximately 15 minutes before the scheduled meeting time, and you are encouraged to log on early to test your access. If you have technical problems accessing the Roku Special Meeting, you may contact the technical support number that will be posted on the virtual stockholder meeting log-in page.

Voting By Proxy

If you are a Roku stockholder of record, you may vote online before or during the Roku Special Meeting or before the Roku Special Meeting by proxy online, by telephone, or by mail using a proxy card that you may request. Whether or not you plan to virtually attend the Roku Special Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you submitted a proxy before the Roku Special Meeting, you may still attend the Roku Special Meeting online and vote during the meeting. In that case, your previously submitted proxy will be disregarded:

•	To vote online during the Roku Special Meeting, join the meeting using your control number at [●] [Pacific Time], on [●], 2026 at www.virtualshareholdermeeting.com/[●].

•	To vote online before the Roku Special Meeting, go to www.proxyvote.com.

•	To vote by telephone, call 1-800-690-6903 (be sure to have your proxy card in hand when you call).

•	To vote by mail, complete, sign, and date the proxy card and return it promptly in the envelope provided.

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal.

If we receive your vote online or by phone or your signed proxy card up until 8:59 p.m. Pacific Time on [●], 2026, we will vote your shares as you direct. To vote online or by telephone, you will need your control number, which will be included on your proxy card. Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

If your shares of Roku Common Stock were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares of Roku Common Stock held in “street name” and you should have received a voting instruction card with these proxy materials from that organization rather than from Roku. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Roku Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted

Revoking Your Vote

Even if you vote through the internet or by telephone, or you complete and return a proxy card, if you hold shares of Roku Common Stock directly in your name as a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•

You may send a written notice that you are revoking your proxy to the office of our Corporate Secretary via email at corporatesecretary@roku.com or via mail at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112.

•	You may attend and vote online during the Roku Special Meeting. Simply attending the Roku Special Meeting will not, by itself, revoke your proxy.

If you hold your shares of Roku Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you must contact your bank, broker, nominee, trustee or other record holder to change your vote or obtain a written legal proxy to vote your shares of Roku Common Stock if you wish to cast your vote virtually at the Roku Special Meeting.

Generally

If your shares of Roku Common Stock are held in “street name” in a stock brokerage account or by a bank, broker, nominee, trustee or other record holder, you must provide the record holder of your shares of Roku Common Stock with instructions on how to vote your shares of Roku Common Stock. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder. Please note that you may not vote shares of Roku Common Stock held in street name by returning a proxy card or voting instruction form directly to Roku. Your bank, broker, nominee, trustee or other record holder is obligated to provide you with a voting instruction form for you to use.

Under the applicable stock exchange rules, banks, brokers, nominees, trustees or other record holders who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, nominees, trustees or other record holders are not allowed to exercise their voting discretion with respect to the approval of matters that such stock exchange determines to be “non-routine.” Generally, a broker non-vote occurs with respect to a proposal when (a) a bank, broker, nominee, trustee or other record holder has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker, nominee, trustee or other record holder with such instructions. Under the applicable stock exchange rules, “non-routine” matters include the Merger

Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal. Because none of the proposals to be voted on at the Roku Special Meeting are routine matters for which banks, brokers, nominees, trustees or other record holders may have discretionary authority to vote, Roku does not expect any broker non-votes at the Roku Special Meeting. As a result, if you hold your shares of Roku Common Stock in “street name,” your shares of Roku Common Stock will not be represented at the Roku Special Meeting for purposes of establishing a quorum and will not be voted on any matter at the Roku Special Meeting unless you affirmatively instruct your bank, broker or other nominee how to vote your shares of Roku Common Stock in one of the ways indicated by your banks, brokers, nominees, trustees or other record holders. It is therefore critical that you cast your vote by instructing your banks, brokers, nominees, trustees or other record holders on how to vote prior to the Roku Special Meeting. The applicable stock exchange rules governing brokers’ discretionary authority will not permit banks, brokers, nominees, trustees or other record holders to exercise discretionary authority regarding any of the proposals to be voted on at the Roku Special Meeting, and the impact of the failure of a Roku stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, is set out above.

All shares of Roku Common Stock that are entitled to vote at the Roku Special Meeting and are represented by properly completed and valid proxies received by the deadlines set forth above and not revoked will be voted at the Roku Special Meeting in accordance with the instructions indicated in such proxy. If a Roku stockholder signs the enclosed proxy card and returns it without giving instructions for voting on any proposal, the shares of Roku Common Stock represented by that proxy card will be voted “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal.

Your vote is important, regardless of the number of shares of Roku Common Stock you own. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone. If you hold shares beneficially, promptly contact your bank, broker, nominee, trustee or other record holder to instruct such person or entity on how to vote your shares of Roku Common Stock at the meeting.

Stock Ownership of and Voting by Roku Directors and Executive Officers

As of [●], 2026, the latest practicable day prior to the date of this joint proxy statement/prospectus, Roku’s directors and executive officers and their affiliates beneficially owned in the aggregate [●] shares of Roku Class A Common Stock and [●] shares of Roku Class B Common Stock entitled to vote at the Roku Special Meeting, which represents approximately [●]% of the voting power of the Roku Common Stock entitled to vote at the Roku Special Meeting.

Each of Roku’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Roku Common Stock “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Roku Adjournment Proposal, although none of Roku’s directors and executive officers, other than Anthony Wood and the other Roku Supporting Stockholders, have entered into any agreement requiring them to do so. Anthony Wood and the other Roku Supporting Stockholders, have agreed, among other things, to vote their shares of Roku Common Stock in favor of the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal. As of [●], 2026, the latest practicable date before the date of this joint proxy statement/prospectus, such stockholders collectively held approximately [●]% of the voting power of the issued and outstanding shares of Roku Common Stock.

For more information, see “The Sellside Voting and Support Agreement.”

Solicitation of Proxies; Expenses of Solicitation

The Roku Board is soliciting proxies with respect to the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal, and Roku will bear the costs and expenses of that solicitation. Roku has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Roku Special Meeting, and Roku has agreed to pay them an estimated fee of up to $20,000 plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

In addition to solicitation by mail, directors, officers and employees of Roku or its subsidiaries may solicit proxies from Roku stockholders by telephone, telegram, email, personal interview or other means. Roku currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with approval of the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Roku Adjournment Proposal. Directors, officers and employees of Roku will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

ROKU PROPOSALS

Proposal 1: The Merger Agreement Proposal

Roku stockholders are being asked to consider and vote on the Merger Agreement Proposal, a proposal to adopt the Merger Agreement and the Transactions, including the Mergers. For a summary and detailed information regarding the Merger Agreement Proposal, see the information about the Mergers and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

Approval of the Merger Agreement Proposal by Roku stockholders is required to complete the Transactions. If the Merger Agreement Proposal is not adopted, the Mergers will not be consummated.

Assuming a quorum is present, approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Roku Class A Common Stock and Roku Class B Common Stock entitled to vote on the Merger Agreement Proposal, voting together as a single class.

THE ROKU BOARD UNANIMOUSLY RECOMMENDS THAT ROKU STOCKHOLDERS VOTE “FOR” THE MERGER AGREEMENT PROPOSAL.

Proposal 2: The Merger-Related Compensation Proposal

Under Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Roku is required to submit a proposal to its common stockholders for an advisory (non-binding) vote to approve certain compensation that may be paid or become payable to Roku’s named executive officers in connection with the consummation of the Mergers as discussed in “The Mergers—Interests of Roku Directors and Executive Officers in the Mergers,” including the footnotes to the table and the associated narrative discussion. The Roku Board unanimously recommends that Roku stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Roku in connection with the Mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Mergers—Interests of Roku Directors and Executive Officers in the Mergers” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The vote on the Merger-Related Compensation Proposal is a vote separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Merger-Related Compensation Proposal and vice versa. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on Roku or FOX. Accordingly, if the Merger Agreement is adopted and the Mergers are consummated, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Merger-Related Compensation Proposal.

Assuming a quorum is present, approval of the Merger-Related Compensation Proposal, which is a non-binding advisory vote, requires the affirmative vote of the holders of a majority of the voting power of the shares of Roku Class A Common Stock and Roku Class B Common Stock present virtually or represented by proxy and entitled to vote on the Merger-Related Compensation Proposal at the Roku Special Meeting, voting together as a single class.

THE ROKU BOARD UNANIMOUSLY RECOMMENDS THAT ROKU STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

Proposal 3: The Roku Adjournment Proposal

Roku stockholders are being asked to consider and vote on the Roku Adjournment Proposal, which will give the Roku Board or any committee thereof authority to adjourn the Roku Special Meeting from time to time, if it deems necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes to approve the Merger Agreement Proposal at the time of the Roku Special Meeting or if quorum is not present at the Roku Special Meeting. If the Roku Adjournment Proposal is approved, the Roku Special Meeting could be adjourned one or more times to any date or dates. Roku could adjourn the Roku Special Meeting and any adjourned session of the Roku Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Roku stockholders who have previously voted against the Merger Agreement Proposal, and/or to ensure quorum is present at the Roku Special Meeting.

If the Roku Special Meeting is adjourned, Roku stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Roku Adjournment Proposal, your shares of Roku Common Stock will be voted in favor of the Roku Adjournment Proposal.

The vote on the Roku Adjournment Proposal is separate and apart from the votes to approve the other proposals being presented at the Roku Special Meeting and is not a condition to the consummation of the Mergers.

Assuming a quorum is present, approval of the Roku Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Roku Class A Common Stock and Roku Class B Common Stock present virtually or represented by proxy and entitled to vote on the Roku Adjournment Proposal at the Roku Special Meeting, voting together as a single class.

THE ROKU BOARD UNANIMOUSLY RECOMMENDS THAT ROKU STOCKHOLDERS VOTE “FOR” THE ROKU ADJOURNMENT PROPOSAL.

THE MERGERS

The following discussion contains certain information about the Mergers. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the Mergers.

Terms of the Mergers

FOX, Roku, Merger Sub 1 and Merger Sub 2 have entered into the Merger Agreement, which, subject to the conditions of the Merger Agreement, provides for the acquisition of Roku by FOX. At the Effective Time, Merger Sub 1 will merge with and into Roku, with Roku continuing as the Surviving Corporation and becoming a wholly-owned subsidiary of FOX. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Company and continuing as a wholly-owned subsidiary of FOX.

At the Effective Time, each share of Roku Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Roku Common Stock that are held (a) directly or indirectly, by any wholly-owned subsidiary of Roku, (b) by Roku (or held in Roku’s treasury), or (c) directly or indirectly, by FOX, Merger Sub 1, Merger Sub 2 or any other wholly-owned subsidiary of FOX, and (ii) the Dissenting Shares) will be converted into the right to receive the Merger Consideration, which is (i) 0.9693 of a share of FOX Class A Common Stock, together with cash in lieu of fractional shares of FOX Class A Common Stock, without interest, and (ii) $96.00 in cash, without interest, subject to applicable withholding taxes.

However, if appraisal rights are properly exercised (and not withdrawn prior to the Effective Time) with regards to approximately 1% or more of the shares of Roku Common Stock outstanding as of June 11, 2026, the Exchange Ratio and the Per Share Cash Amount will be adjusted such that the aggregate stock portion of the Merger Consideration is equal to 40% of the sum of the aggregate stock portion of the Merger Consideration plus the aggregate cash portion of the Merger Consideration, as calculated pursuant to the Merger Agreement. This potential for adjustment is intended to ensure that the Mergers, taken together, satisfy the “continuity of interest” requirement of Treasury Regulations section 1.368-1(e) and qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and FOX and Roku intend to report the Mergers consistent with such qualification. The adjustment, if it becomes operative, would result in an increase in the Exchange Ratio and a corresponding decrease in the Per Share Cash Amount. For example, if there were 148,342,166 shares of Roku Common Stock outstanding immediately prior to the Effective Time, and appraisal rights were properly exercised and not withdrawn prior to the Effective Time with regards to 3% of shares of Roku Common Stock, then the Merger Consideration for non-dissenting Roku stockholders would be adjusted to be $94.02 in cash and 0.9993x shares of FOX Class A Common Stock. The adjustment calculation is dependent on the specific facts existing immediately before the Effective Time. The treatment of fractional shares and tax withholding would not be affected by such adjustment.

No fractional shares of FOX Common Stock will be issued to Roku stockholders in connection with the Mergers, and Roku stockholders will instead be entitled to receive cash, without interest, in lieu of any fractional shares of FOX Class A Common Stock to which they otherwise would have been entitled (determined after aggregating all shares of FOX Class A Common Stock issuable to such stockholder) as follows: a whole number of shares of FOX Class A Common Stock equal to the sum of all fractional shares of FOX Class A Common Stock that would have been issued in connection with the Mergers in the absence of the foregoing, rounded up to the next whole number of shares if applicable, shall be issued to the Exchange Agent on behalf of the holders of shares of Roku Common Stock. As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (a) the sum of the number of full shares of FOX Class A Common Stock delivered to the Exchange Agent for issuance to holders of shares of Roku Common Stock and the number of full shares of

FOX Class A Common Stock delivered to the Exchange Agent pursuant to the immediately preceding sentence over (b) the aggregate number of full shares of FOX Class A Common Stock to be distributed to holders of shares of Roku Common Stock (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent will sell the Excess Shares at then prevailing prices on Nasdaq in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of shares of Roku Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of shares of Roku Common Stock shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent will determine the portion of such net proceeds to which each holder of shares of Roku Common Stock will be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder is entitled (after taking into account all certificates and book-entry shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Roku Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders.

Immediately after the Mergers are consummated, it is expected that current FOX stockholders will own approximately 73% of the then outstanding shares of FOX Common Stock and current Roku stockholders will own approximately 27% of the then outstanding shares of FOX Common Stock, based on the number of shares and stock-based awards of FOX and Roku outstanding as of August 17, 2026, the latest practicable date before the date of this joint proxy statement/prospectus.

Holders of FOX Class B Common Stock are being asked to, among other things, approve the issuance of FOX Class A Common Stock in connection with the Mergers and Roku stockholders are being asked to, among other things, approve and adopt the Merger Agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the Mergers, including information about conditions to the consummation of the Mergers and provisions for terminating or amending the Merger Agreement.

Background of the Mergers

FOX’s management team and the FOX Board regularly evaluate the strategic opportunities available to FOX with a view towards strengthening FOX’s business, performance, industry positioning and prospects and enhancing stockholder value. As part of its ongoing evaluation, FOX has evaluated and considered from time to time various potential strategic transactions, including potential transactions in FOX’s industry or adjacent industries, that would provide an opportunity to drive long-term growth and enhance FOX’s profitability, including monitoring Roku as a potential transaction counterparty.

The Roku Board and management of Roku regularly review and assess Roku’s performance, strategy, financial position, opportunities, and risks in light of business and economic conditions, as well as developments in its industry and the regulatory environment in which it operates, and across a range of scenarios and potential future industry developments. These regular reviews have, at the direction of the Roku Board, included evaluation of Roku’s current business plans, chief executive officer (“CEO”) succession plans, and the potential risks and benefits of maintaining the status quo and continuing to execute on Roku’s standalone plan, as well as a range of strategic and operating alternatives.

On September 25, 2025, Anthony Wood, Roku’s founder, CEO, and Chairman of the Roku Board, who owns shares representing a majority of Roku’s voting power, informed the Roku Board that, during an executive session of the upcoming September 26, 2025 regularly scheduled meeting of the Roku Board, Mr. Wood was interested in discussing a modification to Roku’s existing CEO succession plan. Mr. Wood provided the directors with a document detailing Mr. Wood’s views on a potential CEO succession plan, which would result in him transitioning out of the CEO role over the near-to-medium term. He also mentioned that a related topic for the Roku Board to consider may be a potential sale of Roku.

On September 26, 2025, the Roku Board held a regularly scheduled quarterly board meeting, at which members of Roku management were present. During the first executive session, which was not attended by members of management except Mr. Wood, Mr. Wood spoke with the Roku Board about his future involvement with Roku. Mr. Wood articulated his plan to scale back his involvement in running Roku and proposed that the Roku Board consider appointing an individual identified by Mr. Wood to serve as co-CEO with Mr. Wood for a transition period, after which Mr. Wood would exit as CEO and then serve as executive chairman for a time, before ultimately transitioning into a non-executive chairman position and ceasing to have any day-to-day operational involvement with Roku. In addition, although Mr. Wood had mentioned a potential sale of Roku, Mr. Wood did not comment specifically on whether or not he planned to reduce his ownership of Roku in the future, but indicated that he did not plan to expand his equity stake in Roku in any event (other than as a result of his ordinary-course compensation arrangements).

During the executive session, the Roku Board reviewed key factors that were driving Roku’s business, as well as industry conditions and other factors that posed risks to Roku’s performance and future strategic direction, noting, among other things, that Roku operates in highly competitive industries. The Roku Board discussed that achieving scale was important for industry participants to remain competitive in the evolving media landscape. The Roku Board also discussed that Roku already had in place a high-level CEO succession plan, and before deciding on a more specific succession plan or potential timeline, the Roku Board should consider other available alternatives, including whether it would be advisable to conduct a market check in the near term to identify potential counterparties and understand their interest in a potential strategic transaction with Roku, including but not limited to a joint venture or a sale of Roku (a “Potential Transaction”). The Roku Board discussed that it may be an advantageous time to consider market outreach to determine interest in a Potential Transaction with Roku, including in light of Roku’s recent performance and the Roku Board’s belief that the business was well-positioned to be presented to potential transaction counterparties as strong and having a positive outlook for continued growth. The Roku Board also considered that a potential succession process in the near future and resulting management distraction and uncertainty may make it more challenging for Roku to address the previously discussed industry dynamics and other factors. Given these priorities and considerations, the Roku Board discussed that the timeline for any succession process would need to take into account the expected timeline for any market check or Potential Transaction, and vice versa. Mr. Wood then departed the meeting.

After Mr. Wood had departed the meeting, the Roku Board continued during a second executive session to discuss CEO succession planning and alternatives available to Roku, including a potential sale. The Roku Board noted that no candidate had yet been identified who, in the directors’ view, would be ready to serve as a public-company co-CEO with Mr. Wood in the near term and ultimately replace him as Roku’s CEO, as proposed by Mr. Wood, which the Roku Board discussed increased the inherent risks associated with a CEO succession process. The Roku Board also discussed that the directors would benefit from additional information about the potential timeline, process and other considerations for conducting a market check to understand whether (and if so, which) potential strategic opportunities were available to Roku, including whether they could be undertaken on a timeline that did not unduly delay any CEO succession process. The directors discussed that conducting a market check, and considering any Potential Transaction that may arise therefrom, could not be undertaken simultaneously with a CEO succession process and that a market check process may ultimately eliminate the need for a CEO succession process. As a result, the directors agreed that no such CEO succession process should commence until the Roku Board had an opportunity to explore the process and timeline for a market check, but determined this process should be completed expeditiously so that the Roku Board’s succession planning would not be unduly delayed. In light of that discussion, the Roku Board determined to inform Mr. Wood after the conclusion of the meeting that, in the Roku Board’s judgment, Roku should consult with advisors and evaluate whether conducting a market check was prudent taking into account, among other things, how long a market check would take.

Prompted by the Roku Board’s discussion at its September 26, 2025 meeting, Laurie Simon Hodrick, an independent director on the Roku Board and Chair of Roku’s Audit Committee, asked to meet with Roku’s outside counsel and Mr. Wood to discuss corporate governance best practices that Mr. Wood should follow as both the current CEO and as a significant stockholder holding a majority of Roku’s voting power, as well as in the event the Roku Board were to consider a Potential Transaction. On October 22, 2025, Roku’s outside counsel, Dr. Hodrick, and Mr. Wood met to discuss those topics and also discussed considerations with respect to establishing a committee of the Roku Board in connection with any market check and the process for exploring a Potential Transaction. The participants discussed, among other things, committee composition and independence considerations, including that any such committee should be comprised of directors who were both independent under Nasdaq rules and independent from Mr. Wood, among other reasons, to provide flexibility in the event that the Roku Board determined that it was advisable in the future to empower such committee to authorize or approve certain proposals or actions in a manner designed to comply with the safe harbor protections of Section 144 of the Delaware General Corporation Law (the “DGCL”). During the meeting, members of the Roku Board who were believed to be independent from Mr. Wood were discussed, and Mr. Wood identified that he believed Jeff Blackburn, a director on the Roku Board with significant mergers and acquisitions experience, would be one director free from any conflicts with Mr. Wood.

Following the October 22, 2025 meeting, Mr. Wood contacted Mr. Blackburn to discuss whether Mr. Blackburn would consider serving on, and potentially chairing, a committee, to the extent such a committee were formed, to aid the Roku Board in considering whether to conduct (and potentially conducting) a market check, and, depending on the results of any such market check, in considering whether to pursue (and potentially pursuing) a Potential Transaction. Mr. Blackburn confirmed that he would be willing to serve on such a committee if formed, subject to approval of the Roku Board at its next regularly scheduled meeting.

Between October 31, 2025 and December 17, 2025, in light of the Roku Board’s determination that Roku should consult with advisors and evaluate whether conducting a market check was prudent, and the prior discussions regarding the potential formation of a committee, Mr. Blackburn participated in meetings with Roku’s outside counsel to discuss best practices related to the function of committees in a transaction setting with the potential involvement of a controlling stockholder. During those meetings, other Roku Board members who had relevant experience to assist the Roku Board in considering a potential market check and, if applicable, a Potential Transaction, were discussed and Mr. Blackburn agreed that any other candidates should similarly be independent from Mr. Wood, including to provide flexibility in the event that the Roku Board later determined that it was advisable that any committee be fully empowered within the meaning of Section 144 of the DGCL. Mr. Blackburn also discussed potential committee members with Mr. Wood, who acknowledged that all members of any committee should be independent of Mr. Wood.

Following such discussions, Mr. Blackburn concluded that he believed Mai Fyfield and Gina Luna, both of whom were directors on the Roku Board, had experience and qualifications that would be relevant to the potential committee, including due to their membership on the Audit Committee as well as, in the case of Ms. Fyfield, her corporate development experience and experience as a senior media executive and, in the case of Ms. Luna, her finance experience, including as a senior executive at a leading investment bank. On November 20, 2025, Mr. Blackburn asked Ms. Fyfield and Ms. Luna if they would be willing to serve on such a committee, if formed, and Ms. Fyfield and Ms. Luna confirmed they would be willing to do so subject to, as with Mr. Blackburn, approval of the Roku Board at its next regularly scheduled meeting on December 17, 2025.

Consistent with the determination of the Roku Board at its September 26, 2025 meeting that Roku consult with advisors to evaluate conducting a market check, Mr. Blackburn, Ms. Fyfield, and Ms. Luna determined to contact Qatalyst Partners LP (“Qatalyst Partners”), in light of Qatalyst Partners’ longstanding familiarity with Roku and its business, including through prior periodic discussions with Roku management regarding industry and market developments and prior financial advisory work for Roku, to request information on a potential market check process, including the timeline for such a process in consideration of whether it could be conducted on a timeline that did not unduly delay CEO succession planning. On December 11, 2025, at these directors’ invitation, representatives of Qatalyst Partners presented to Mr. Blackburn, Ms. Fyfield, and Ms. Luna.

Mr. Wood also attended as a representative of management in the event Qatalyst Partners had specific questions regarding Roku’s business or performance. During the meeting, Qatalyst Partners discussed how a market check process to gauge interest from potential transaction counterparties could be conducted and presented an illustrative timeline showing that a market check process, and the subsequent negotiation and announcement of any Potential Transaction, could likely be completed by mid-summer 2026. Qatalyst Partners’ representatives also presented their preliminary views regarding counterparties that may be interested in a Potential Transaction involving Roku, the current market landscape, and valuation considerations in connection with a Potential Transaction.

On December 17, 2025, the Roku Board held a regularly scheduled quarterly meeting at which members of Roku management were present. Representatives of Roku’s regular outside counsel joined for an executive session of the meeting, which was not attended by members of management, except Mr. Wood. During that executive session, the Roku Board continued discussion of CEO succession matters, including the potential impacts to Roku’s business from the loss of Mr. Wood’s expertise and strategic insights and from evolving industry conditions, including, among other things, mergers and/or acquisitions in the industry, competitive conditions, and the expected impact of generative artificial intelligence. The Roku Board again discussed that a market check or Potential Transaction could not be pursued simultaneously with a CEO succession process and that, as a result, and consistent with the Roku Board’s direction after the September 26, 2025 Roku Board meeting, Mr. Blackburn, Ms. Fyfield and Ms. Luna, with the involvement of Mr. Wood at the request of such directors, had sought further information on a market check process to gauge interest of potential counterparties in pursuing a Potential Transaction with Roku and how long such a process would take. The Roku Board discussed that a market check could be conducted on a timeline that would permit the Roku Board to evaluate a Potential Transaction without unduly delaying its CEO succession planning (in the event a transaction did not emerge). The Roku Board also discussed the potential transaction counterparties that had been identified by Qatalyst Partners and further discussed various considerations with respect to Roku conducting a market check and evaluating its strategic options, in light of all of the foregoing factors and taking into consideration that Roku had, from time to time in the past, received preliminary informal inquiries from potential strategic acquirors regarding interest in an acquisition of Roku. The Roku Board also discussed risks associated with conducting a market check and, if the market check led to interest, exploring a Potential Transaction, including, among other things, the time that Roku management would need to spend on such a process while continuing to operate the business, and the potential for market rumors, which could have detrimental effects on Roku’s business. After extensive discussion, there was a consensus among the Roku Board that it was an appropriate time and in the best interests of Roku stockholders to conduct a market check to determine whether there were compelling strategic transactions available. The Roku Board also noted the importance of optimizing the process for efficient use of management’s time given the importance to stockholder value that the management team continue to execute on Roku’s standalone strategy, including in the event a Potential Transaction did not materialize or was not completed.

The Roku Board then proceeded to discuss that, at that time, there was no expectation that Mr. Wood would be treated any differently (or that he desired to be treated any differently) than other Roku stockholders in the event of a Potential Transaction, including based on Mr. Wood’s statements at that meeting and previously, and his expressed desire to exit as CEO and scale back his involvement in the management of Roku. The Roku Board determined to form a committee of the Roku Board to oversee and evaluate the market check process and a Potential Transaction, which the Roku Board discussed was advisable so that, among other things, such a committee would be able to (i) oversee the market check, (ii) negotiate (or oversee negotiations), and provide more focused attention and oversight to Roku’s management and advisors in connection with, a Potential Transaction if Roku ultimately determined to consider or pursue one, and (iii) make recommendations about whether to proceed with any Potential Transaction. The Roku Board then addressed the expected responsibilities and the potential structure and composition of such committee. The Roku Board discussed that Mr. Blackburn, Ms. Fyfield, and Ms. Luna had supervised Roku’s initial exploration of a market check process between the September and December Board meetings, and there was a consensus among the Roku Board that the committee should be comprised of Mr. Blackburn, Ms. Fyfield, and Ms. Luna given their industry knowledge and transactional experience as well as the fact they were independent directors (including being independent from

Mr. Wood). The directors also agreed that Mr. Blackburn should chair the committee given his significant mergers and acquisitions experience. There also was a consensus that no compensation should be paid to members of the committee.

The Roku Board then addressed the selection of a financial advisor in connection with the market check and process of exploring a Potential Transaction, including management’s past experience with Qatalyst Partners, its strong experience in the industry and knowledge of Roku’s business, its reputation in comparable processes, and the perspectives of Mr. Blackburn, Ms. Fyfield, and Ms. Luna based on the presentation they had received from Qatalyst Partners on December 11, 2025. In that regard, the Committee members noted their favorable impressions of the representatives of Qatalyst Partners who had participated in such meeting, who had strong reputations in the market and who had committed at such meeting that they would be involved with the market check, if the Roku Board decided to pursue it. The directors also discussed that other leading investment banks had expressed interest in advising Roku regarding a Potential Transaction at various times, but determined that approaching and discussing a potential market check with other potential financial advisors would increase the risk of market rumors that Roku was considering a sales process, which would be detrimental to Roku and any such process. Following the discussion, the Roku Board noted that the committee responsible for overseeing the Potential Transaction would be authorized to make the final selection of a financial advisor, subject to acceptable terms and confirmation of such financial advisor’s absence of any material conflicts of interest. The Roku Board further discussed that Mr. Blackburn, given that the Roku Board had identified him as the intended chair of the committee and his mergers and acquisitions experience, should oversee the negotiation of the terms of the financial advisor’s engagement and directed management to work with Mr. Blackburn on negotiating and finalizing such terms.

Having determined that it would be advisable to proceed with a market check, the Roku Board also discussed the universe of potentially interested counterparties and the Roku Board’s preliminary views regarding the likelihood of interest from such parties in a Potential Transaction; Mr. Blackburn conveyed the views of the representatives of Qatalyst Partners regarding such matters as expressed during the December 11, 2025 meeting. A representative of Roku’s outside counsel then reviewed certain legal and process considerations with respect to a Potential Transaction, including the Roku Board’s fiduciary duties, the preparation of Roku’s long-term standalone plan, and the evaluation of potential conflicts of interest with respect to a Potential Transaction and potential counterparties. The legal representative indicated that the Roku Board members and Roku’s legal and financial advisors would be contacted to identify and evaluate potential conflicts of interest for the Roku Board’s consideration. The Roku Board also considered the existing annual director and officer questionnaires that the Roku Board members and officers complete, and that their relationships with Roku and with Mr. Wood are reflected in such questionnaires. The Roku Board emphasized that, although Mr. Wood was not seeking and had not expressed any desire to be treated any differently from other Roku stockholders, the committee (once formed) and the Roku Board should nonetheless periodically evaluate whether facts and circumstances had changed that might lead to the potential, or potential appearance, that Mr. Wood would be treated differently than Roku’s other stockholders in any Potential Transaction because, in that event, the Roku Board might desire to revise the role and authority of the planned committee.

On January 5, 2026, the Roku Board executed a unanimous written consent establishing the Strategic Initiatives Committee (the “Committee”) of the Roku Board, consisting of Mr. Blackburn (as chair), Ms. Fyfield, and Ms. Luna. Pursuant to the written consent, the Roku Board determined that the Committee would be responsible for reviewing, evaluating, and overseeing the market check process as well as the evaluation and negotiation of a Potential Transaction, and delegated authority to the Committee to: (i) provide oversight and guidance to the officers and advisors of Roku in connection with Roku’s evaluation of any Potential Transaction, and (ii) oversee the negotiations with potentially interested parties with respect to any Potential Transaction and the terms and conditions thereof (with the Roku Board retaining the authority to approve the execution and delivery of definitive documents providing for any Potential Transaction).

Between December 19, 2025 and January 16, 2026, Mr. Blackburn, Ms. Fyfield, and Ms. Luna negotiated (with the advice and assistance of Roku’s outside counsel) the terms of Qatalyst Partners’ potential engagement as Roku’s and the Committee’s financial advisor in connection with the market check and any resulting Potential Transaction. On January 6, 2026, the Committee met with Roku’s outside counsel to review the terms proposed by Qatalyst Partners, and determined to further negotiate, among other things, the fees and other customary terms of the engagement. After reaching terms the Committee determined were acceptable, the Committee decided to retain Qatalyst Partners as Roku’s and the Committee’s non-exclusive financial advisor in connection with the market check and any resulting Potential Transaction.

On January 16, 2026, Roku, with the authorization and approval of the Committee, entered into an engagement letter with Qatalyst Partners formalizing the engagement of Qatalyst Partners as Roku’s and the Committee’s financial advisor in connection with the market check and any resulting Potential Transaction.

On January 26, 2026, at Mr. Blackburn’s request, Mr. Wood, members of Roku management, and Mr. Blackburn held a call with representatives of Qatalyst Partners. Representatives of Qatalyst Partners presented their preliminary views regarding potential counterparties that may be interested in a Potential Transaction and that Qatalyst Partners recommended be included in the market check. The participants also discussed next steps, including the preparation of key business due diligence for potentially interested parties and of a long-range standalone plan by Roku management for use in connection with outreach to such counterparties and, if applicable, for use in Qatalyst Partners’ financial and valuation analyses in connection with a Potential Transaction. The members of management confirmed that they had commenced preparation of a long-range standalone plan, which they would continue to refine for presentation at the Committee’s next meeting.

Between February 6, 2026 and March 23, 2026, representatives of Qatalyst Partners met periodically with Mr. Wood, Dan Jedda, Roku’s Chief Financial Officer and Chief Operating Officer, Gil Fuchsberg, Roku’s President of Subscriptions, Partnerships & Corporate Development, and Chris Handman, Roku’s Senior Vice President and General Counsel, in connection with the market check process and any resulting exploration of a Potential Transaction, including to prepare the management presentation to be used with potential counterparties and, from and after the Committee meeting of March 3, 2026 described below, to discuss the outreach process to potential counterparties.

On March 3, 2026, the Committee held a meeting at which members of Roku management, including Mr. Wood, Mr. Jedda, and Mr. Handman, were present, as well as representatives of Qatalyst Partners and a representative of Roku’s selected outside transaction counsel, an internationally recognized law firm. Mr. Blackburn explained that the members of management, including Mr. Wood, had been invited to attend to provide insights and information for the benefit of the Committee, given their knowledge of Roku and the industry, and to present on certain topics, and would be invited to future meetings at the Committee’s discretion for the same reasons. Members of Roku management presented a draft of the long-range standalone plan to the Committee, which represented management’s good faith estimate of Roku’s future performance. They discussed the key assumptions underlying the projections and noted the key risks and opportunities applicable to the standalone plan. They also noted that the projections would be subject to potential changes for the upcoming end of the fiscal quarter and obtaining greater visibility into Roku’s actual performance. Following discussion, the Committee unanimously approved the standalone plan as presented for use in connection with outreach to potential transaction counterparties and, if applicable, for use in Qatalyst Partners’ financial and valuation analyses in connection with any Potential Transaction (the “Preliminary Roku Projections”).

The Committee then discussed a proposed list of strategic counterparties identified by Qatalyst Partners as companies that may potentially be interested in, and/or may potentially be capable of executing on, a transaction involving Roku. The Committee also discussed Qatalyst Partners’ proposed outreach plan. The Committee further engaged in a discussion about the timing of any Potential Transaction and discussed that signing and announcing any Potential Transaction by mid-summer 2026 would be in the best interests of Roku and its stockholders for various reasons, including that the Committee was concerned that a protracted process would distract management from effectively executing Roku’s strategy, unnecessarily delay Roku’s CEO succession planning process, disrupt Roku’s existing relationships with key commercial counterparties (to the extent that such parties were also invited to participate in the Potential Transaction process), and expose Roku to increased risk of market rumors about a Potential Transaction, which could have detrimental effects on Roku’s business, operations and stock price. The Committee also discussed that the companies most likely to be interested in a Potential Transaction with Roku would be those that had an existing or prior commercial relationship with Roku and were familiar with Roku, such that an extended due diligence process would likely not be necessary. With respect to FOX, the Committee discussed that FOX was familiar with Roku’s business, including because FOX (originally as part of News Corporation) had been an early investor in Roku in 2012 until it sold its position in 2020. The Committee and representatives of Qatalyst Partners also discussed the merits of each of the identified potential counterparties as well as the risks, including execution considerations, associated with each party and with performing outreach, including the risks of market rumors, risks to existing business relationships with such parties, commercial sensitivities, and distraction to management. Following discussion and in light of such considerations, the Committee approved outreach to 11 strategic counterparties, generally in the media and entertainment, telecommunications and/or consumer technology industries—FOX, “Party A”, “Party B”, “Party C”, “Party D”, “Party E”, “Party F”, “Party G”, “Party H”, “Party I”, and “Party J”. The Committee also determined not to contact certain other companies—including “Party K”, “Party L”, and “Party M”—at that time in light of strategic business considerations, commercial sensitivities (including the fact that Roku does business with, and/or competes against, many potential counterparties in the media and consumer electronics sectors, among other sectors, including Parties K, L, and M, such that sharing Roku’s consideration of a Potential Transaction and other confidential information would, in many cases, create commercial risk), and concerns about the ability of such parties to execute on a Potential Transaction, but that the Committee would continue to consider if and when these other parties should be contacted as the Potential Transaction process proceeded. The Committee was also presented with a draft of the management presentation intended to be used in the management due diligence sessions with participants in the market check process and discussed the messaging of the outreach to potential counterparties, which the Committee determined would center on framing Roku as being in a strong position, especially in relation to its continued rise as a scaled, independent streaming operating system platform, as well as Roku’s strong momentum in artificial intelligence across its ads business, content library, and internal use cases. The Committee determined that it was important for the messaging to clearly convey that no decision had been made to sell Roku and that any sale would need to deliver highly compelling value to Roku stockholders, as well as to position Roku well in any resulting Potential Transaction negotiations by establishing that Roku had no need to transact, given how well Roku was positioned and its business was performing, but had determined to explore a Potential Transaction with a limited number of potential counterparties in the context of all of these considerations and the existence of large-scale strategic moves occurring in the industry.

Over the course of the next several days, as directed by the Committee, representatives of Qatalyst Partners contacted representatives of each of the 11 potential bidders approved by the Committee, including FOX, and invited them to evaluate a Potential Transaction with Roku, except that Mr. Wood, on March 6, 2026, contacted Party B based on Qatalyst Partners’ advice that Mr. Wood’s relationship with a senior executive of Party B might increase Party B’s receptiveness to the initial outreach.

On March 5, 2026, as part of its initial outreach in connection with its market check, Qatalyst Partners contacted Justin Lancer, Executive Vice President of Corporate Development of FOX, to explore FOX’s interest in a Potential Transaction. Mr. Lancer confirmed FOX’s interest on March 9, 2026.

Between March 7, 2026 and March 13, 2026, Party D, Party G, Party H, Party I and Party J declined to engage in the Potential Transaction process, with those companies either citing competing business priorities, expected integration challenges and/or the size of, or ability to finance, the Potential Transaction, or not providing a rationale for declining to engage.

On March 8, 2026, after Roku’s outside transaction counsel encountered a conflict adverse to Roku on another matter unrelated to any market check or Potential Transaction, Roku and the Committee engaged Goodwin Procter LLP (“Goodwin”) as outside counsel in connection with the Potential Transaction process, after evaluating multiple law firms.

On March 11, 2026, Lachlan K. Murdoch, Executive Chair and Chief Executive Officer of FOX, John Nallen, President and Chief Operating Officer of FOX, Steven Tomsic, Chief Financial Officer of FOX, Mr. Lancer and certain other members of FOX management met to discuss certain risks and opportunities with respect to a Potential Transaction involving Roku and determined to proceed with evaluating the opportunity.

On March 13, 2026, Roku entered into a confidentiality agreement with FOX (the “FOX NDA”), which contained a “standstill” provision binding on FOX (which included a customary “don’t ask, don’t waive” provision, subject to exceptions that permitted FOX to make confidential proposals to the Committee) that expired 12 months after the date of the agreement (or, in certain circumstances earlier, including upon Roku’s entry into a definitive agreement providing for an alternative transaction).

On March 17, 2026, consistent with the Committee’s prior determination that the involvement of certain members of management would be necessary to any Potential Transaction process given, among other things, management’s knowledge of Roku and the industry, representatives of Goodwin provided a draft of certain management guidelines (the “Management Guidelines”) to Roku. The Management Guidelines, which were promptly distributed to members of management who were aware of the Potential Transaction process, including Mr. Wood, among other things, prohibited each applicable member of management from discussing or negotiating with any potential transaction counterparties his or her own participation in or ongoing employment with such counterparty if a transaction were to occur without the prior authorization of the Committee.

On March 21, 2026, Mr. Wood confirmed in writing, which was shared with the Roku Board: (i) that he did not have any agreements, arrangements, or understandings with any potential acquiror of Roku with respect to a potential strategic transaction involving Roku; (ii) that he did not intend to acquire Roku in a “going private” transaction, either alone or as part of a consortium; (iii) that he did not intend to seek differential treatment of some or all of his equity interest in Roku in a transaction relative to Roku’s other stockholders, and did not intend to otherwise seek any non-ratable treatment in a potential transaction relative to such other stockholders; (iv) that unless and until otherwise approved in advance by the Committee, he would not enter into discussions or negotiations with any potential acquiror regarding any such differential treatment or non-ratable benefits; and (v) that he did not have any need, financial or otherwise, to sell his ownership in Roku at such time or in the near future (collectively, the “Wood Representations”).

Also on March 21, 2026, Roku entered into a confidentiality agreement with Party C, which contained a “standstill” provision binding on Party C that expired 12 months after the date of the agreement but permitted Party C to make confidential proposals to the Committee or the Roku Board.

On March 23, 2026, Roku entered into a confidentiality agreement with Party B, which did not contain a “standstill” provision in light of the counterparty’s unwillingness to agree to a “standstill” and Roku’s determination that the benefits of having Party B participate in the Potential Transaction process outweighed the risks of proceeding without a “standstill,” including in light of Mr. Wood’s majority voting power, which limited the likelihood of Party B pursuing a transaction on a non-consensual basis.

Throughout March, April and May 2026, consistent with the Committee’s direction at its March 3, 2026 meeting, members of Roku management held a number of management meetings with certain of the potential transaction counterparties that had been contacted, as detailed further below. Unless otherwise stated, each of these management meetings consisted of presentations by management on Roku’s business (utilizing management presentations, a draft of which had been shared with the Committee at its March 3, 2026 meeting) as part of the counterparty’s preliminary due diligence review of Roku.

On March 15, 2026, Mr. Murdoch contacted Mr. Wood expressing that he was looking forward to a scheduled management meeting between FOX and Roku. On March 25, 2026, members of Roku management held a management meeting with representatives of FOX, which was attended by representatives of Qatalyst Partners, Mr. Wood, Mr. Jedda, and five FOX executives, including Mr. Murdoch, who joined remotely, Mr. Nallen, Mr. Tomsic, and Mr. Lancer.

Also on March 25, 2026, members of Roku management held a management meeting with representatives of Party B.

Also on March 25, 2026, representatives of Qatalyst Partners sent a relationship disclosure letter to Goodwin at Goodwin’s request, covering relationships, if any, between Qatalyst Partners, on the one hand, and Roku, on the other hand. The disclosure letter similarly covered relationships, if any, between Qatalyst Partners and Mr. Wood, in light of his position at Roku and voting control. Qatalyst Partners’ relationship disclosures identified no conflicts with respect to Roku or Mr. Wood.

On March 27, 2026, Party F declined to engage in the Potential Transaction process, citing a lack of executive leadership interest in a transaction.

Also on March 27, 2026, representatives of Qatalyst Partners contacted Mr. Lancer and discussed the management presentation held with FOX on March 25, 2026 and next steps with respect to the Potential Transaction process.

On April 1, 2026, the Roku Board held a regularly scheduled quarterly meeting, portions of which were held in executive session (given continuing concerns about potential market rumors), at which members of Roku management and representatives of Goodwin were present. At the Committee’s request, members of management provided an update on the market check process, including the management meetings held thus far as part of counterparties’ due diligence processes and those that had been scheduled, and noting that, among the 11 strategic companies initially contacted, five parties continued to evaluate engaging in a Potential Transaction process—FOX, Party A, Party B, Party C, and Party E—while the six others had declined to further engage for various reasons that management conveyed to the Roku Board. Members of Roku management also presented the Roku Board with certain updates to the Preliminary Roku Projections developed by Roku management since the March 3, 2026 Committee meeting given the passage of time and greater visibility into Roku’s actual performance (as previewed by the members of management at the March 3, 2026 meeting) (the Preliminary Roku Projections, as so updated, the “Roku Projections”). Roku management reviewed the key assumptions underlying the Roku Projections with the Roku Board and key risks and opportunities applicable to Roku in achieving the standalone plan and noted that the updated projections represented management’s good faith estimate of Roku’s future performance at that time. Following discussion, the Roku Board (including all Committee members) unanimously approved the Roku Projections as presented for use in connection with ongoing engagement with potential counterparties and, if applicable, for use in Qatalyst Partners’ financial and valuation analyses in connection with a Potential Transaction. Representatives of Goodwin also reviewed the Qatalyst Partners relationship disclosure letter received on March 25, 2026, noting that Qatalyst Partners would be asked to provide an updated letter later in the process to expand its scope of disclosures to include likely transaction counterparties once known. The Roku Board (including all Committee members) confirmed that Qatalyst Partners’ relationship disclosure letter did not identify any matter that the Roku Board determined would affect the ability of Qatalyst Partners to fulfill its responsibilities as financial advisor to Roku and the Committee. The representatives of Goodwin also reviewed the Management Guidelines which had been distributed to members of management who were aware of the Potential Transaction process (including Mr. Wood), as well as the Wood Representations received from Mr. Wood on March 21, 2026. The Roku Board, including the members of the Committee, discussed that the Management Guidelines and Wood Representations were intended to enable members of management, including Mr. Wood, to participate in the due diligence process and negotiations, in each case at the Committee’s direction and with its oversight, given management’s unique knowledge of Roku and the industry. The Roku Board determined that, in consideration of the Wood Representations and the fact that no conflicts existed that would prevent Mr. Wood’s participation, Mr. Wood would continue to be permitted to participate in the evaluation, deliberation, and execution of a Potential Transaction in his capacity as CEO and Chairman of the Roku Board, as his participation provided valuable context and perspective to the Roku Board’s discussions and the process with potential transaction counterparties, and was in the best interests of Roku stockholders. The Roku Board, including the Committee members, determined that the Committee would nevertheless continue to assess Mr. Wood’s involvement as the Potential Transaction process progressed and whether any actual conflict of interest, or even appearance of a conflict of interest, arose at any time. The Roku Board then discussed the next phases of the Potential Transaction process, including the potential receipt of preliminary indications of interest in late April or in May 2026.

On April 2, 2026, Roku entered into a confidentiality agreement with Party A, a media, entertainment, and telecommunications company, which did not contain a “standstill” provision in light of the counterparty’s unwillingness to agree to a “standstill” and Roku’s determination that the benefits of having Party A participate in the process outweighed the risks of proceeding without a “standstill” for the same reasons as Party B.

Also on April 2, 2026, members of Roku management held a meeting with representatives of Party C as part of Party C’s due diligence. Following the meeting, a representative of Qatalyst Partners spoke with Party C’s chief executive officer, who indicated that the meeting went well, but that Party C would need to see significant traction in an existing test partnership between Party C and Roku, which was in the process of being launched and scaled, before Party C would consider pursuing a Potential Transaction. As a result, Party C indicated that it would not further pursue a Potential Transaction at that time and would instead focus on the business partnership with Roku.

Also on April 2, 2026, Party E declined to further engage in the Potential Transaction process, citing competing business priorities.

On April 3, 2026, Mr. Lancer provided representatives of Qatalyst Partners with a list of preliminary information requests in connection with FOX’s due diligence review, to which Roku management subsequently provided written responses on April 8, 2026.

On April 10, 2026, members of Roku management held a second management meeting with representatives of FOX as part of FOX’s preliminary due diligence review.

Also on April 10, 2026, members of Roku management held another management meeting with representatives of Party B as part of Party B’s due diligence.

On April 14, 2026, Mr. Murdoch contacted Mr. Wood, stating that Mr. Murdoch would be in New York City the weeks of April 20 and April 27, 2026, and inquiring if Mr. Wood would be available to meet in person. Mr. Murdoch did not provide further details on the purpose of the meeting or the topics that would be discussed. Mr. Wood reported this interaction to certain members of the Committee, representatives of Qatalyst Partners, and Goodwin and, in consultation with them, scheduled an in-person meeting with Mr. Murdoch for April 27, 2026.

Also on April 14, 2026, members of Roku management held another management meeting with representatives of Party B as part of Party B’s due diligence.

On April 15, 2026, Mr. Murdoch and other members of FOX senior management met to discuss the status and results of FOX’s preliminary due diligence review of Roku as well as the strategic rationale for a potential combination with Roku and the anticipated transaction process. Allen & Company, which FOX had engaged as a financial advisor to FOX in connection with a Potential Transaction, discussed with management certain preliminary financial matters and considerations with respect to a Potential Transaction. Following such discussion, on April 16, 2026, Mr. Lancer provided Qatalyst Partners with certain supplemental due diligence information requests.

Also on April 15, 2026, members of Roku management held a management meeting with representatives of Party A as part of Party A’s due diligence.

On April 17, 2026, representatives of Qatalyst Partners sent an updated relationship disclosure letter to Goodwin, covering relationships, if any, between Qatalyst Partners, on the one hand, and, on the other hand, Roku, Mr. Wood, the potential bidders then involved in the process—FOX, Party A, and Party B—as well as

Party C and certain companies that had been identified and discussed with the Committee but had not yet been invited to participate in the process—“Party K”, “Party L”, and “Party M”. Qatalyst Partners’ relationship disclosure letter identified no conflicts with respect to such parties.

On April 18, 2026, each of the directors on the Roku Board was asked to complete a relationship disclosure questionnaire with respect to Roku, Mr. Wood, and each of the potential counterparties then involved in the Potential Transaction process—FOX, Party A and Party B—as well as Party C and certain companies that had been identified and discussed by the Committee but not yet invited to participate in the process, Party K, Party L, and Party M. Over the course of the next two weeks, representatives of Goodwin collected these relationship disclosures and engaged in follow-up interviews with certain directors who had disclosed certain relationships with respect to Party B and Party K, as well as with one director, Ms. Fyfield, who had disclosed certain indirect relationships with respect to FOX and Party A. Specifically with respect to FOX, Ms. Fyfield disclosed (i) that she was then a director of the Premier League, which has broadcasting rights deals with potential bidders, including FOX, and (ii) that she worked at Sky until 2018, a media company that until 2018 was partly owned by Twenty-First Century Fox (and thus shared certain common ownership with what is now FOX until 2018), but that she no longer had any economic interest in Sky, and that FOX was spun off from Twenty-First Century Fox in 2019.

On April 23, 2026, representatives of Party A indicated to representatives of Qatalyst Partners that Party A was attempting to build a business case to assess internal interest in a Potential Transaction.

On April 24, 2026, members of Roku management held another management meeting with representatives of FOX as part of FOX’s due diligence review. Following such meeting, representatives of Qatalyst Partners contacted Mr. Lancer to discuss process matters with respect to the Potential Transaction, including anticipated timing for indications of interest. During such discussion, the representatives of Qatalyst Partners, as directed by the Committee, indicated that Mr. Wood was only interested in receiving the same consideration as other Roku stockholders in connection with a Potential Transaction.

On April 27, 2026, representatives of Qatalyst Partners and Goodwin provided to Mr. Wood a set of guidelines for his upcoming meeting with Mr. Murdoch scheduled for later that day. Given that, at the time, the exact purpose of Mr. Murdoch’s request for a meeting was unknown, the guidelines noted that Mr. Wood’s primary objectives for the meeting should be to assess FOX’s level of interest in a Potential Transaction and the nature of any key considerations for FOX (if any). The guidelines also noted to Mr. Wood how he should respond if Mr. Murdoch were to raise aspects of consideration mix or a stock component to the consideration, given the expectation among Roku’s advisors that FOX might consider stock consideration in light of the relative sizes of the companies; and that, while Roku would be open to considering stock as part of the consideration in a Potential Transaction, certainty of value would be important and therefore Roku would want the cash component (if any) maximized. In addition, the guidelines reinforced that Mr. Wood must continue to abide by the Management Guidelines and the Wood Representations and provided that, if (and only if) Mr. Wood was asked about a potential post-closing role for himself, that he should express an open mind to considering such a role and could mention assisting with successful integration, without discussion of any go-forward role (including employment, consulting arrangements, or board service), in order to maximize the prospects of FOX making a proposal, but otherwise that Mr. Wood should not discuss any potential role for himself (including but not limited to employment, consulting arrangements, or board service), consistent with the Management Guidelines. Mr. Wood confirmed in connection with receiving the guidelines that he continued to have no desire for or intent to seek a post-closing role, and that, if asked, he would follow the guidelines and state only that he had an open mind, and would likewise abide by the rest of the guidelines and continue to abide by the Management Guidelines and the Wood Representations.

Later on April 27, 2026, Mr. Wood and Mr. Murdoch met in person in New York City. At the meeting, Mr. Murdoch asked Mr. Wood about his perspectives on various elements of Roku’s business, including artificial intelligence content and how to continue to drive revenue growth. Mr. Murdoch also stated that FOX was planning to submit a proposal by mid-May 2026, after FOX reported its earnings results. Mr. Murdoch also inquired about Mr. Wood’s interest in continuing to oversee Roku’s operations following a Potential Transaction, including in light of Mr. Wood’s significant knowledge of Roku’s distribution, operating system, and hardware business. Consistent with the guidelines provided to him, Mr. Wood responded that he would have an open mind with respect to any continued role but that it was not appropriate for details about such matters to be discussed at that time. Later that day, Mr. Wood provided a comprehensive summary of the meeting to representatives of Qatalyst Partners and Mr. Jedda in light of Qatalyst Partners’ ongoing work, including in preparation for the April 30, 2026 Committee meeting, which summary was then also provided to Goodwin.

On April 30, 2026, the Committee held a meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. The members of management and representatives of Qatalyst Partners provided an update on the Potential Transaction process, noting that three of the 11 parties originally contacted continued to demonstrate interest and engage in due diligence—FOX, Party A, and Party B. Mr. Wood also provided a comprehensive summary of his meeting with Mr. Murdoch on April 27, 2026, including reporting that FOX had indicated an intention to submit a proposal by mid-May 2026. It was noted that even though Mr. Murdoch inquired about Mr. Wood’s perspectives on continuing with Roku following a Potential Transaction involving FOX, no terms or specifics of any such arrangements were discussed, nor was there any commitment or perspective articulated by Mr. Wood, other than that he would keep an open mind about such matters, consistent with the Committee’s instructions. Accordingly, the Committee determined that no potential conflicts had arisen with respect to Mr. Wood, who continued to intend not to seek different treatment from other stockholders and whose representations attesting to the same remained in place, and that, even in an abundance of caution, no changes to the Committee’s authority were warranted at this time. The representatives of Qatalyst Partners also reported that, throughout the process, Qatalyst Partners had informed Party A that other counterparties had been progressing their due diligence on a more expedited basis, consistent with the timeline considered by the Roku Board at the outset of the Potential Transaction process, and that Party A did not appear to be interested in presenting a proposal on the same timeframe as other potential bidders. The Committee then revisited its previous decision to withhold, at that time, outreach to three other companies—Party K, Party L, and Party M. Representatives of Goodwin also provided a review of the relationships, if any, disclosed by Qatalyst Partners in the relationship disclosure letter received on April 17, 2026, as well as those relationships disclosed by Goodwin, and members of the Roku Board with respect to Roku, Mr. Wood, and the parties currently involved in the Potential Transaction process, as well as the information provided by the directors. The Committee determined that no disabling relationships were identified with respect to Qatalyst Partners and Goodwin. The Committee discussed relationships that were identified with respect to certain directors with respect to Party B and Party K, and considered how to address actual or potential conflicts of interest if either of those parties submitted a proposal for a Potential Transaction. The Committee also evaluated the indirect relationships disclosed by Ms. Fyfield and determined that none of those relationships constituted a disabling relationship with respect to FOX. Following discussion regarding the risks and benefits of inviting each of Party K, Party L, and Party M to participate in the Potential Transaction process, including the likelihood such parties would meaningfully engage in light of competing priorities and potential strategic rationale for a transaction, the Committee determined to contact Party K but not to contact Party M or Party L at that time. The Committee determined not to contact Party M because the Committee (i) had concerns regarding Party M’s competing strategic priorities and (ii) did not believe Party M had the ability to effect a transaction of the scale of a transaction with Roku given its financial and operational position. The Committee determined not to contact Party L due to (i) the potential to adversely impact Roku’s business relationship with Party L and (ii) the belief that there was not a clear strategic rationale for Party L to acquire Roku and so Party L was unlikely to be a serious bidder. The Committee also determined that, following the receipt of any proposal by FOX, Qatalyst Partners should contact Party A, Party B, and Party K (if Party K did not decline to engage upon initial outreach), indicate that Roku had received a proposal, and request that they submit their own proposal promptly if interested. The Committee directed Qatalyst Partners to perform such outreach upon receipt of any proposal by FOX.

On May 1, 2026, members of Roku management held another management meeting with representatives of Party B as part of Party B’s due diligence.

On May 4, 2026, Mr. Handman, Roku’s General Counsel, had a call with Party B as part of Party B’s due diligence.

Also on May 4, 2026, representatives of Qatalyst Partners contacted Party K, per the Committee’s direction at its meeting of April 30, 2026. In parallel, Mr. Jedda also reached out to a representative of Party K, per the Committee’s direction at its meeting of April 30, 2026. Also on May 4, 2026, representatives of Qatalyst Partners contacted Mr. Lancer to discuss process and timing considerations with respect to a Potential Transaction involving FOX.

On May 6, 2026, following the initial outreach on May 4, 2026, representatives of Qatalyst Partners and Mr. Jedda each separately spoke with representatives of Party K, and Party K indicated that it would evaluate the opportunity internally and revert to Roku and its representatives.

On May 7, 2026 (and thereafter updated on June 8, 2026), representatives of Allen & Company provided to representatives of Weil, Gotshal & Manges LLP, FOX’s outside legal advisor in connection with the Potential Transaction (“Weil”), certain information for the FOX Board regarding Allen & Company’s material investment banking relationships with respect to FOX and Roku during the approximately preceding two-year period, which did not identify any such material investment banking relationships.

On May 8, 2026, members of Roku management held a further meeting with representatives of FOX as part of FOX’s ongoing due diligence review. Also on May 8, 2026, representatives of Qatalyst Partners spoke with representatives of Allen & Company to discuss matters relating to the Potential Transaction process, including timing and topics that Roku expected to be addressed in any indication of interest. During such discussion, representatives of Qatalyst Partners reiterated, as directed by the Committee, that Roku expected all stockholders to receive equal consideration.

Also on May 8, 2026, Roku learned that a prominent news organization (such news organization, the “News

Organization”) was making inquiries and had learned that Roku had hired an investment bank in connection with a potential strategic acquisition. In response, members of Roku management accelerated contingency planning for a possible rumor of the Potential Transaction process, including by exploring external communications strategy services.

On May 13, 2026, members of Roku management held another management meeting with representatives of Party A as part of Party A’s due diligence.

Also on May 13, 2026, the FOX Board held a special meeting, which was attended by members of FOX senior management and representatives of Allen & Company, Weil and Morgan Stanley & Co. LLC (“Morgan Stanley”), which FOX also engaged as a financial advisor in connection with the Potential Transaction, to discuss the potential acquisition of Roku. FOX senior management reviewed Roku’s business and the strategic rationale and anticipated benefits of a Potential Transaction, including preliminary estimates of potential cost synergies, as well as potential sources and uses for financing the transaction at a range of illustrative share prices for Roku (assuming that a Potential Transaction would involve a combination of cash and stock consideration) and preliminary expectations as to FOX’s ability to deleverage post-closing. Allen & Company discussed with the FOX Board certain preliminary financial aspects of a Potential Transaction, and representatives from Morgan Stanley discussed potential market reaction and stock price impacts of a Potential Transaction. Following discussion with FOX senior management and FOX’s advisors, the FOX Board authorized FOX management to submit a non-binding indication of interest for the acquisition of Roku and authorized FOX management to continue to engage with Roku with respect to a Potential Transaction.

On May 15, 2026, Mr. Murdoch contacted Mr. Wood and previewed that FOX would be submitting a non-binding indication of interest with respect to the potential acquisition of Roku. Shortly thereafter, on May 15, 2026, at the direction and on behalf of FOX, representatives of Allen & Company delivered to Qatalyst Partners a non-binding indication of interest to acquire 100% of Roku for $154 per share of Roku Common Stock, consisting of $93 per share in cash and 0.934 shares of FOX Class A Common Stock (the “May 15 FOX

Proposal”, and such a Potential Transaction with FOX, the “FOX Transaction”). The May 15 FOX Proposal implied a premium of approximately 22% to the then-most recent closing stock price of Roku Class A Common Stock on May 14, 2026. It also implied that Roku stockholders would own approximately 25% of the combined company. In the May 15 FOX Proposal, FOX also indicated that it was open to discussing a potential cash / stock election transaction structure (subject to overall caps on aggregate cash and stock consideration, and to proration) and stated that, subject to receiving access to information and availability of Roku management, FOX could complete its due diligence review and negotiate and announce a transaction within approximately three weeks. The May 15 FOX Proposal also noted that FOX would welcome the opportunity to discuss with Mr. Wood an appropriate role at the combined company as well as the role of Roku management in the long-term success of Roku as part of the combined company.

Also on May 15, 2026, pursuant to the Committee’s direction at the April 30, 2026 meeting, representatives of Qatalyst Partners contacted each of Party A, Party B, and Party K to inform them that Roku had received a proposal for a Potential Transaction so that they could factor it into their timing for submitting their own proposals, if they intended to do so. On May 16, 2026, Party A indicated that it was continuing to conduct its evaluation work but was not in a position to indicate whether or when it intended to submit a proposal, or even when it would be in a position to indicate whether or not it intended to submit a proposal. Also on May 16, 2026, Party B declined to further engage in the Potential Transaction process, citing a lack of familiarity with Roku’s business and competing business priorities.

On May 19, 2026 and May 20, 2026, representatives of Qatalyst Partners had separate calls with representatives of Allen & Company. On the calls, the parties discussed in greater depth FOX’s intended sources and uses for the FOX Transaction, and perspectives on the pro forma financial profile of the combined company and potential synergies, and Allen & Company relayed FOX’s request for approval to engage with certain debt financing sources in accordance with the FOX NDA.

On May 20, 2026, the Roku Board held a special meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. The Roku Board discussed the May 15 FOX Proposal, including, among other things, the economic terms, the mix of consideration, and FOX’s ability to execute on the FOX Transaction. Representatives of Qatalyst Partners reviewed with the Roku Board certain preliminary financial analyses and financial aspects of the May 15 FOX Proposal. At the request of the Committee, representatives of Qatalyst Partners also presented a preliminary standalone valuation analysis of Roku, which included analyses using the Roku Projections previously approved by the Roku Board, as well as a combination analysis, which illustrated a range of potential implied values associated with Roku stockholders’ equity participation in the combined post-closing company, in addition to the cash consideration received. The Roku Board discussed that the illustrated range of potential implied values indicated that there was the potential for Roku stockholders to participate in meaningful upside from their receipt and ownership of FOX Class A Common Stock. The Qatalyst Partners representatives noted for reference purposes that the May 15 FOX Proposal offered Roku stockholders premia of 27% to Roku’s May 19 closing stock price, 30% to Roku’s 30-day volume-weighted average price (VWAP), 18% to Roku’s highest stock price for the last twelve months (LTM), and 63% to the closing stock price as of March 3, 2026, the date on which the Committee authorized outreach to bidders. The Roku Board also discussed several potential key transaction terms, including a potential exchange ratio collar, mechanisms to ensure tax deferral of the stock portion of the consideration, and the potential cash/stock election mechanism mentioned in the May 15 FOX Proposal. Following discussion, the Roku Board, including the Committee members, determined that the May 15 FOX Proposal was thorough, reflected a compelling bid for Roku, and was favorable to all of Roku’s stockholders. The Roku Board, including all Committee members, also determined that, notwithstanding that the May 15 FOX Proposal was favorable to all of Roku’s stockholders, Roku should make a counterproposal to explore whether it could obtain even more favorable economic and other terms.

The representatives of Qatalyst Partners also reviewed, and the Roku Board discussed, an overview of FOX’s financials, key assets, trading performance, earnings, capitalization, and stockholder base, among other data points relevant to evaluating FOX’s position as a potential merger partner. The Roku Board discussed and asked questions regarding FOX’s financial position and prospects, including as they related to FOX’s upcoming sports rights negotiations, and Committee members Mr. Blackburn and Ms. Fyfield shared their perspectives on FOX based on their experience as senior executives of media companies, including sports television networks. Following this discussion, the Roku Board authorized Qatalyst Partners to make a counterproposal to FOX, reflecting $103 in cash and a notional value of $69 in FOX Class A Common Stock, with a fixed exchange ratio to be agreed at signing, implying a notional value of $172 per share of Roku Common Stock. The Roku Board discussed the Roku Board’s desire to obtain the highest overall price while maximizing the cash portion of the consideration, as maximizing the cash portion of the consideration would be protective of Roku’s stockholders in the event of any decline in the value of the FOX Class A Common Stock. It was also the consensus among the Roku Board that a potential cash / stock election mechanism, which, as specifically noted in the May 15 FOX Proposal, would be subject to overall caps on aggregate cash and stock consideration as well as to proration, would not necessarily provide a net benefit for Roku’s stockholders and would not advance (and due to its added complexity, may in fact be detrimental to) the Roku Board’s desire to obtain the highest overall price. In addition, after discussion with representatives of Qatalyst Partners, the Roku Board concluded that seeking a potential exchange ratio collar would likely be viewed negatively by FOX and may be detrimental to the negotiation of the overall transaction terms, including maximizing the cash portion of the consideration, which the Roku Board deemed more important.

The Roku Board, including the Committee members, determined that the Committee would meet in coming days to formulate a more complete response to FOX. The Roku Board also authorized Qatalyst Partners to inform FOX that it had permission to engage with identified debt financing sources, contingent upon the parties reaching agreement on price. Representatives of Qatalyst Partners also reported that Party B had withdrawn from the process and that engagement with Party A had been limited relative to other potential counterparties, with Party A indicating that they would be unable to commit to any timetable for determining whether or not Party A would submit a proposal and noting challenges in finding a primary business sponsor within the organization. Representatives of Qatalyst Partners also reported that Party K had been slow to engage in the Potential Transaction process and had not yet scheduled a management meeting with Roku. The Roku Board also received an update from members of Roku management on the outreach from the News Organization. The Roku Board reaffirmed the Committee’s prior discussion of seeking to sign and announce any Potential Transaction by mid-summer 2026 given, among other things, the risk of management distraction and the now-escalated risk of market rumors.

Also at the May 20, 2026 Roku Board meeting, following the departure of the Qatalyst Partners representatives, the representatives of Goodwin presented on preliminary antitrust and other regulatory considerations with respect to a FOX Transaction and discussed with the Roku Board various considerations if FOX were to request to engage in discussions with Roku management, including Mr. Wood, regarding the terms of any post-closing employment arrangements in advance of any transaction signing, but noted that to date there had been no discussion or proposal with respect to any such role or arrangements other than FOX’s reference to potential ongoing roles for Roku management in the May 15 FOX Proposal and Mr. Murdoch’s brief initial discussion with Mr. Wood, which had been reported to the Roku Board. The representatives of Goodwin noted that the Management Guidelines provided to members of Roku management who were aware of the Potential Transaction process, as well as the Wood Representations, in the case of Mr. Wood, applied to any such scenario and remained in effect. The Roku Board, including the Committee members, accordingly determined that no conflicts had arisen with respect to Mr. Wood, and that no changes to the Committee’s authority were needed at this time. The representatives of Goodwin also provided an update on the status of Roku’s preparation for engaging in confirmatory due diligence with any of the potential transaction counterparties, and the status of the drafting of a merger agreement, which contemplated a mixed cash-and-stock transaction in light of the May 15 FOX Proposal, but that could be adapted for other counterparties should any other proposals be received.

Also on May 20, 2026, Roku entered into an amendment to a pre-existing confidentiality agreement with Party K to enable Party K to engage in a Potential Transaction process. The confidentiality agreement, as so amended, did not contain a “standstill” provision in light of the counterparty’s unwillingness to agree to a “standstill” and Roku’s determination that the benefits of having Party K participate in the process outweighed the risks of proceeding without a “standstill,” for the same reasons as Party A and Party B.

On May 21, 2026, Mr. Murdoch contacted Mr. Wood, asking to meet, but without specifying the reason. Mr. Wood reported this interaction to the Committee at its meeting of May 22, 2026 and, at the Committee’s instruction (as further described below), did not meet with Mr. Murdoch at that time.

Also on May 21, 2026, members of Roku management held a management meeting with representatives of Party K as part of Party K’s due diligence.

On May 22, 2026, the Committee held a meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. The Committee followed up on the Roku Board’s discussion from its May 20, 2026 meeting regarding the counterproposal to the May 15 FOX Proposal. The Committee further discussed whether to seek an exchange ratio collar on the stock portion of the consideration, and, in consideration of seeking to maximize the cash portion of the consideration as well as market precedents and the fact that a collar would also cap the potential upside (in addition to the downside) from movements in FOX’s stock price to Roku stockholders, the Committee determined not to seek a collar, but to present that determination tactically to FOX as a significant concession. The Committee and representatives of Goodwin then discussed regulatory considerations associated with a FOX Transaction and regulatory provisions of the draft merger agreement that Goodwin had prepared. Following discussion, the Committee determined to communicate to FOX that Roku was focused on transaction certainty and would therefore seek a robust regulatory undertaking from FOX, and a regulatory reverse termination fee equal to 5% of equity value, in an effort to reach terms the Committee believed would be favorable to Roku stockholders.

The Committee also discussed post-closing governance considerations, given the significant stock component of the possible transaction consideration. Following discussion, the Committee determined to request the right to designate a director to the FOX Board upon closing of the FOX Transaction, but did not determine at that time who would be designated to fill that role. The Committee also discussed continuing its reverse due diligence on FOX and FOX’s suitability as a potential transaction partner, which the Roku Board had discussed at its May 20, 2026 meeting. The Roku Board discussed the key areas of focus for Roku’s reverse due diligence, including, among others, FOX’s sports rights and the prospects for renewal of certain of those rights, key trends and drivers for each of FOX’s key business lines, and Mr. Blackburn and Ms. Fyfield offered their perspectives based on their experience as senior media industry executives. The Committee directed Qatalyst Partners and Goodwin to coordinate with Roku management and prepare questions for FOX related to the reverse due diligence exercise, including further due diligence into FOX’s broadcasting agreements and plans.

The Committee also considered the request, received by Mr. Wood the previous day, to meet with Mr. Murdoch. The Committee determined that Mr. Wood should not meet with Mr. Murdoch at that time to discuss the Potential Transaction or any post-closing role with the combined company, pending negotiation of key transaction terms, but that the Committee would re-visit that determination after finalizing key transaction terms, including price. Mr. Wood acknowledged that he would continue to abide by the Management Guidelines and the Wood Representations, and confirmed that he would not meet with Mr. Murdoch consistent with the Committee’s instruction. The Committee then discussed the status of Party A’s and Party K’s respective due diligence reviews. Representatives of Qatalyst Partners noted that they perceived limited engagement and interest from Party K in recent due diligence sessions, and that they believed Party A would require a lengthy period of time to ascertain whether it would be in a position to make a proposal for a Potential Transaction. Representatives of Qatalyst Partners noted to the Committee that both Party A and Party K had been informed that a proposal had been received so that both parties could factor that into their timing for submitting their own proposals if they intended to make a proposal. Representatives of Qatalyst Partners noted that Party A had indicated that it still had to complete its due diligence review before determining if it would be interested in making a proposal, and would follow its own timeline for making any proposal.

Given the uncertainty of when and if Party A and Party K may submit a proposal for a Potential Transaction, the compelling terms of the May 15 FOX Proposal, as discussed with the Roku Board, and the Committee’s prior discussion of seeking to sign and announce any Potential Transaction by mid-summer 2026 due to, among other things, the risk of management distraction and detrimental market rumors, the Committee determined that it would pursue a potential FOX Transaction on terms and on a timeline that the Committee believed was in the best interests of Roku stockholders. The Committee discussed that it was likely FOX (and other potential counterparties) would seek to obtain a voting and support commitment from Mr. Wood in connection with a Potential Transaction and the potential benefits of such a commitment in providing transaction certainty to Roku stockholders if sought. In light of this, the Committee discussed and issued a waiver of the application of Section 203 of the DGCL with respect to any potential discussions, agreements, arrangements or understandings between or among any of FOX, Party A, or Party K, on the one hand, and Mr. Wood, his spouse, or any of their respective controlled trusts holding shares of Roku Common Stock, on the other hand, regarding any potential voting/tender and support commitments in connection with a potential negotiated strategic transaction, subject to Roku’s prior entry, with the prior approval of the Roku Board, into a definitive merger agreement with respect to such transaction (the “DGCL 203 Waiver”).

On May 23, 2026, representatives of Qatalyst Partners verbally conveyed to representatives of Allen & Company Roku’s counterproposal for a potential acquisition by FOX at a notional value of $172 per share of Roku Common Stock (including $103 per share in cash, representing approximately 60% cash consideration) and communicated with respect to the Roku Board’s focus on maximizing cash consideration, the absence of any financing contingency and focus on deal certainty, consistent with the messaging authorized by the Roku Board and Committee at their respective meetings of May 20, 2026 and May 22, 2026 (the “May 23 Roku Counterproposal”). The counterproposal contemplated an implied premium of approximately 37% to the closing stock price of Roku Class A Common Stock on May 22, 2026, and implied that Roku stockholders would own approximately 29% of the combined company. Representatives of Qatalyst Partners also communicated that Roku would expect to designate one member to the FOX Board in connection with the closing of the FOX Transaction.

On May 23, 2026 and May 24, 2026, FOX senior management evaluated and discussed with representatives of Allen & Company and Weil the May 23 Roku Counterproposal and the terms of a potential counterproposal to Roku.

On May 25, 2026, at FOX’s direction, representatives of Allen & Company verbally communicated FOX’s revised non-binding proposal with respect to a FOX Transaction (the “May 25 FOX Proposal”) to representatives of Qatalyst Partners. The May 25 FOX Proposal provided for a cash-and-stock transaction with a notional value of $157.25 per share of Roku Common Stock, consisting of $94.35 in cash and a to-be-determined number of shares of FOX Class A Common Stock that would imply a notional value of $62.90 in FOX Class A Common Stock, for a mix of 60% cash and 40% stock consideration, which would result in Roku stockholders owning approximately 27% of the combined company. This aggregate notional value implied a premium of approximately 25% to the closing stock price of Roku Class A Common Stock on May 22, 2026. In accordance with FOX’s directives, the representatives of Allen & Company signaled that FOX had little or no more room to further increase the consideration. As part of the May 25 FOX Proposal, FOX also made proposals with respect to certain other key terms—proposing a termination fee equal to 3.75% of equity value, agreeing to a regulatory reverse termination fee of 5% of equity value, and making commitments to obtain required regulatory approvals (which would not involve the divestiture of any FOX businesses or assets). Additionally, in accordance with FOX’s directives, the representatives of Allen & Company relayed on behalf of FOX that the FOX Transaction would not include a financing contingency, that a voting and support agreement would be required from Mr. Wood (and his affiliated entities and trusts holding shares of Roku Common Stock) and that Roku’s request for a board designation would need to be discussed later in the Potential Transaction process. The representatives of Qatalyst Partners indicated to the representatives of Allen & Company that it would be Roku’s expectation that certain entities owning FOX shares on behalf of certain trusts affiliated with Mr. Murdoch and certain of his siblings would also enter into a voting and support agreement.

Later on May 25, 2026, the Committee held a meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. The Committee discussed the May 25 FOX Proposal, including the various elements of the proposal as described above. Representatives of Qatalyst Partners reviewed with the Committee certain preliminary financial analyses and financial aspects of the May 25 FOX Proposal, including that the May 25 FOX Proposal represented a meaningful improvement to the May 15 FOX

Proposal, which the Roku Board had previously considered to be favorable to Roku stockholders. Representatives of Qatalyst Partners also noted for reference purposes that the May 25 FOX Proposal offered Roku stockholders premia of 25% to Roku’s closing stock price on May 22, 2026, 32% to Roku’s 30-day VWAP, and 21% to Roku’s LTM high stock price. The representatives of Qatalyst Partners also presented an updated combination analysis regarding the projected value of Roku stockholders’ equity participation in the combined post-closing company, in addition to the cash consideration received.

Following discussion, the Committee determined that a FOX Transaction on the terms of the May 25 FOX Proposal would, as with FOX’s initial non-binding indication of interest, be favorable to Roku stockholders, but determined nevertheless to make a counterproposal in order to obtain further value for Roku’s stockholders. Representatives of Goodwin also reviewed FOX’s proposal regarding the efforts it would agree to take to obtain applicable regulatory clearances. Following discussion, and taking into account various illustrative analyses presented by representatives of Qatalyst Partners, the Committee authorized Qatalyst Partners to make a counterproposal to FOX of $161 in total consideration per share (with a 60/40 split between cash and stock consideration), and countering with a termination fee equal to 3.25% of equity value and a robust regulatory efforts commitment that would not require the divestiture of any FOX assets. The Committee also discussed the regulatory efforts provisions with representatives of Goodwin, and following that discussion, authorized Goodwin to seek additional commitments from FOX.

On May 26, 2026, representatives of Qatalyst Partners verbally conveyed to representatives of Allen & Company the counterproposal of $161 per share of Roku Common Stock (comprised of $96 per share in cash consideration and $65 per share in FOX Class A Common Stock) and other key terms authorized by the Committee at its meeting of May 25, 2026 (the “May 26 Roku Counterproposal”), including a termination fee of 3.25% and regulatory efforts commitment that would not require the divestiture of any FOX assets but could involve behavioral remedies. The aggregate notional value contemplated by the May 26 Roku Counterproposal implied a premium of approximately 28% to the closing stock price on May 22, 2026 and implied that Roku stockholders would own approximately 27% of the combined company.

Later on May 26, 2026, at FOX’s direction, representatives of Allen & Company verbally communicated FOX’s revised non-binding proposal with respect to a FOX Transaction (the “May 26 FOX Proposal”) to representatives of Qatalyst Partners. The May 26 FOX Proposal provided for a cash-and-stock transaction with a notional value of $160 per share of Roku Common Stock, consisting of $96 per share in cash and a to-be-determined number of shares of FOX Class A Common Stock that would imply a notional value of $64 for the FOX Class A Common Stock (consistent with the consideration being comprised of 60% cash and 40% stock). This aggregate notional value implied a premium of approximately 25% to the closing stock price of Roku Class A Common Stock on May 26, 2026, and implied that Roku stockholders would own approximately 27% of the combined company. The May 26 FOX Proposal also included a 3.5% termination fee and a request for a 30-day exclusivity period with Roku.

Also on May 26, 2026, representatives of Goodwin and representatives of Weil continued to negotiate the scope of FOX’s efforts to obtain applicable regulatory clearances, and arrived at a preliminary alignment on the scope and limitations on such obligations.

On May 27, 2026, the Roku Board held a meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. The Roku Board discussed the May 26 FOX Proposal. At the request of the Committee members, representatives of Qatalyst Partners presented a preliminary valuation analysis with respect to the May 26 FOX Proposal, which included analyses using the Roku Projections previously approved by the Roku Board, including all Committee members. The representatives also noted for reference purposes that the May 26 FOX Proposal offered Roku stockholders premia of 25% to Roku’s closing stock price on May 26, 2026, 33% to Roku’s 30-day VWAP, and 24% to Roku’s LTM high stock price. The Roku Board discussed with the representatives of Qatalyst Partners Party A’s and Party K’s level of engagement and perceived level of interest in a Potential Transaction, even after being informed that Roku had received a proposal, noting that Party A had stated that it would continue to move at its own pace. The representatives of

Qatalyst Partners noted that they did not expect either Party A or Party K to pursue a Potential Transaction at the same pace as FOX, which was willing to transact on the timeline previously contemplated by the Committee from the outset of the Potential Transaction process. The Roku Board also noted that neither Party A nor Party K had meaningfully engaged with Roku since, in the case of Party A, May 16, 2026, after representatives of Qatalyst Partners had notified Party A that a proposal had been received, and, in the case of Party K, May 21, 2026 after the management presentation. The Roku Board then discussed FOX’s request for Roku to agree to an exclusivity period and determined to reject FOX’s request to, among other things, provide the Committee flexibility to continue to engage with Party A or Party K if either showed continuing interest, but authorized the Committee to grant exclusivity in the event FOX required it as a condition to proceeding with a FOX Transaction. Representatives of Goodwin also updated the Roku Board on the proposed scope of and limitations on FOX’s obligations to obtain applicable regulatory clearances based on language that had been discussed with representatives of Weil the day before. The Roku Board weighed certain risks involved in a mixed cash / stock transaction with FOX and the continued reverse due diligence that would need to be conducted on the topics the Roku Board had previously discussed, including FOX’s sports rights. Following discussion and consideration of the factors discussed during the Roku Board meeting, including the valuation analysis from Qatalyst Partners and the Committee’s belief that FOX had made its best and final offer, the Roku Board decided to reject FOX’s request for exclusivity but otherwise approved moving forward, subject to the completion of reverse due diligence, with FOX on the other terms, including the price terms, proposed by FOX in the May 26 FOX Proposal, and authorized representatives of Qatalyst Partners to relay this determination to FOX’s advisors.

Also on May 27, 2026, following the Roku Board meeting, representatives of Qatalyst Partners verbally conveyed to representatives of Allen & Company that Roku agreed to proceed on the terms reflected in the May 26 FOX Proposal, but was not amenable to granting exclusivity to FOX. Consistent with the Roku Board’s May 20, 2026 approval, representatives of Qatalyst Partners also conveyed that FOX had permission to engage with FOX’s identified debt financing source.

On May 29, 2026, Roku and FOX entered into an amendment to the FOX NDA, which, among other things, made the obligations under the FOX NDA mutual, including the “standstill” provision, to accommodate the due diligence that Roku would need to conduct on FOX in light of the stock consideration in the FOX Transaction.

On May 30, 2026, FOX and its external advisors were provided access to an electronic data room containing additional due diligence information about Roku, and between May 30, 2026 and June 14, 2026, FOX management, with the assistance of its external advisors, conducted a due diligence review of the information provided.

On June 1, 2026, it was reported to Roku that the News Organization might potentially publish a news article stating that Roku was exploring strategic options, including a full sale of Roku.

Later on June 1, 2026, the Committee held a meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. Representatives of Qatalyst Partners and Goodwin provided a status update on the Potential Transaction process and the potential FOX Transaction, including with respect to FOX’s due diligence and financing. The Committee again noted that neither Party A nor Party K had meaningfully engaged with Roku since, in the case of Party A, May 16, 2026, and in the case of Party K, May 21, 2026, notwithstanding that no exclusivity arrangement had been entered with FOX and that those parties had been advised that Roku had received a proposal. The representatives of Goodwin also reviewed with the Committee the key terms of the initial draft of the Merger Agreement that was nearing completion, including that both FOX and Roku would be subject to a “no shop” but would be able to terminate the agreement in certain circumstances, including to enter into a transaction with respect to a superior proposal, subject to payment of the agreed 3.5% termination fee, that the parties would be required to use “reasonable best efforts” to complete the Potential Transaction and the proposed scope of FOX’s regulatory undertaking. Following discussion, the Committee authorized the sharing of this initial draft with FOX’s advisors. The representatives of Goodwin also summarized the key terms of the draft voting and support agreements to be entered into by Mr. Wood and his affiliated stockholders of Roku and certain stockholders of FOX that hold shares on behalf of trusts associated with Mr. Murdoch and certain of his siblings, including that the respective stockholders’ voting obligations would terminate in the event that the Roku Board or FOX Board, as applicable, terminated the Merger Agreement in favor of a superior proposal or, after approving the Merger Agreement, changed its recommendation that stockholders vote in favor of the Merger Agreement. The Committee also discussed the potential news article and reviewed Roku’s leak preparedness plans and the engagement of an outside communications advisor to assist Roku in reacting to any potential market rumors. The Committee reaffirmed its prior discussion of seeking to sign and announce any Potential Transaction by mid-summer 2026 due to, among other things, the risk of management distraction, and the now-escalated risk of market rumors.

On June 2, 2026, per the Committee’s authorization on June 1, 2026, representatives of Goodwin sent an initial draft of the Merger Agreement to representatives of Weil. This draft contemplated, among other things, (i) regulatory efforts covenants intended by Roku to be consistent with the discussions between the parties on May 26, 2026, (ii) a to-be-determined “outside date” for the transaction, pending mutual regulatory analysis, (iii) the appointment of one individual to the FOX Board in connection with the closing of the FOX Transaction, and (iv) a fee payable by FOX in the event the FOX stockholders did not approve the issuance of stock consideration in a FOX Transaction, equal to 0.5% of equity value. The draft invited FOX to make a proposal as to the treatment of unvested Roku equity awards and otherwise reflected the key principal terms already agreed to as part of the price negotiations, as described above, including the 3.5% “fiduciary out” termination fee and 5% regulatory reverse termination fee.

On June 3, 2026, at FOX’s direction, representatives of Allen & Company conveyed to representatives of Qatalyst Partners FOX’s request to meet with certain members of Roku executive management (not including Mr. Wood) over the course of the week of June 8, 2026, indicating that such meetings would be focused on FOX’s ongoing business due diligence. The representatives of Qatalyst Partners indicated that they would bring this request to the attention of the Committee.

On June 4, 2026, at FOX’s direction, representatives of Allen & Company spoke with representatives of Qatalyst Partners with respect to the progress of FOX’s due diligence review and debt financing processes, and informed Qatalyst Partners of FOX’s desire to target a June 15, 2026 public announcement of the Potential Transaction.

Also on June 4, 2026, representatives of Goodwin sent initial drafts of the Sellside Voting and Support Agreement and Buyside Voting and Support Agreement to representatives of Weil, which agreements contained mutual obligations on the part of the covered stockholders.

Over the course of June 4 through June 9, 2026, representatives of Roku and representatives of FOX held numerous due diligence meetings, in which FOX and its advisors conducted additional due diligence of Roku, including with respect to Roku’s advertising, subscriptions, and devices segments, technology, legal, insurance, and accounting matters.

On June 5, 2026, representatives of Weil sent a revised draft of the Merger Agreement to representatives of Goodwin. Among other things, the draft (i) noted that the treatment of Roku equity awards remained under consideration by FOX, (ii) modified the regulatory efforts covenants, and (iii) rejected any obligation for FOX to pay a fee in the event the FOX stockholders did not approve the issuance of stock consideration in the Potential Transaction. In addition, FOX indicated in the draft that Roku’s proposed director designation right was still under consideration by FOX.

On June 6, 2026, after Roku and FOX had reached agreement on price and the other material terms of the Merger Agreement, representatives of Weil indicated to representatives of Goodwin during a discussion that Mr. Murdoch had requested to speak with Mr. Wood on June 8, 2026, and that the meeting may include discussion of a potential post-closing role for Mr. Wood (the “Discussed Wood Arrangement”). Although such a role was not sought by Mr. Wood, as a result of this formal request for a meeting, and consistent with the Committee’s and Roku Board’s monitoring of potential developments that might warrant the Roku Board increasing the authority of the Committee in response to even the appearance of a potential conflict in connection with the Discussed Wood Arrangement, later on June 6, 2026, a unanimous written consent was circulated to the Roku Board in order to fully empower the Committee consistent with Section 144(b) of the DGCL. Pursuant to the unanimous written consent, among other things, the Roku Board, based on FOX’s potential interest in a post-closing role for Mr. Wood, (i) affirmatively determined that each of the members of the Committee was a disinterested director (within the meaning of Section 144 of the DGCL) with respect to any Discussed Wood Arrangement, (ii) expanded the authorities of the Committee to, among other things, negotiate (or oversee the negotiation of) and to approve (or recommend for approval to the Roku Board) or reject any employment, compensatory, consulting, managerial, governance, or other similar arrangement, act, or transaction, or any financial or other benefit, in each case to be entered into or received by any members of Roku management, including but not limited to Mr. Wood, from or after the consummation of any Potential Transaction, including the FOX Transaction, and (iii) ratified the DGCL 203 Waiver. This unanimous written consent was executed by the Roku Board by the next day, June 7, 2026 (the “June 7 Consent”).

Later on June 7, 2026, the Committee held a meeting at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. Representatives of Qatalyst Partners and Goodwin provided an overall status update on the Potential Transaction, including the indication relayed by representatives of Allen & Company on behalf of FOX that FOX was targeting a June 15, 2026 public announcement of the Potential Transaction. The Committee again noted that neither Party A nor Party K had meaningfully engaged with Roku since, in the case of Party A, May 16, 2026, and in the case of Party K, May 21, 2026. Representatives of Goodwin also summarized the key terms of the revised Merger Agreement received from Weil on June 5, 2026, including that FOX had indicated in the draft that Roku’s proposed director designation right was still under consideration by FOX. The Committee discussed potential terms to be negotiated in response to FOX’s markup. Following such discussion, the Committee directed Goodwin to revise the Merger Agreement consistent with Goodwin’s recommendations reviewed and discussed with the Committee, including with respect to the regulatory efforts covenants and reinstatement of the payment of a fee by FOX in the event the FOX stockholders did not approve the issuance of stock consideration in the Potential Transaction, but at a lesser amount. Following discussion, the Committee approved returning a draft to Weil on the basis of the recommendations reviewed by Goodwin. After Mr. Wood and the representatives of Qatalyst Partners exited the meeting, the representatives of Goodwin reported on their discussion with representatives of Weil on June 6, 2026 regarding Mr. Murdoch’s request to speak with Mr. Wood on June 8, 2026 to discuss a potential post-closing role for Mr. Wood. The representatives of Goodwin discussed the unanimous written consent executed by the Roku Board, which expanded the authorities of the Committee, as described above. The Committee discussed that any Discussed Wood Arrangement would not, in the opinion of the Committee, constitute a benefit for Mr. Wood (and indeed was something he preferred not to undertake unless determined by the Committee to be in the best interests of Roku stockholders) in connection with the Potential Transaction, including because FOX did not condition any Potential Transaction on FOX’s entry into any arrangement with Mr. Wood, the Discussed Wood Arrangement was not proposed until after price and other key transaction terms were agreed, and Mr. Wood did not seek any Discussed Wood Arrangement. The Committee nevertheless discussed that it was fully empowered to, and would, negotiate, approve, reject, or modify any transaction or arrangement arising from the Discussed Wood Arrangement as it saw fit in the best interests of the Roku stockholders. The Committee discussed Mr. Murdoch’s request to meet with Mr. Wood at that time in light of the fact that the material terms of the FOX Transaction had been substantially agreed to with FOX and concluded that it would be in the best interests of Roku and its stockholders to, at the direction and under the guidance of the Committee, permit the requested meeting between Messrs. Murdoch and Wood. The Committee discussed, in particular, the belief that (i) Mr. Wood’s potential involvement with the combined company would contribute to its success, (ii) Mr. Wood could aid a smooth integration of Roku with FOX, and (iii) Mr. Wood potentially having a continued role with the combined company would provide stability and comfort to and aid in the retention of Roku’s employees, customers, and other key stakeholders, all of which would accrue to the benefit of Roku’s stockholders who would own stock in the combined company following the FOX Transaction.

Following such discussion and in consideration of such factors, the Committee unanimously consented to the meeting between Mr. Murdoch and Mr. Wood to occur on June 8, 2026. The Committee also discussed FOX’s requests to meet with additional members of executive management of Roku during the week of June 8, 2026. The Committee noted that the purpose of the meetings was to further FOX’s business due diligence, and not to discuss proposed employment terms with these members of management. In light of the stated purpose for such meetings, the Committee approved the holding of these meetings.

On June 8, 2026, Mr. Wood and Mr. Murdoch met in person in New York City. At the meeting, Mr. Murdoch asked Mr. Wood about potentially continuing in some capacity with the combined company for a period of time (up to two years) following the FOX Transaction (indicating potential compensation that would be less than or equal to Mr. Wood’s compensation from Roku), although no formal request or proposal was made to Mr. Wood. Mr. Murdoch also indicated that FOX was open to Mr. Wood being appointed to the FOX Board in light of Roku’s proposed designation right. Mr. Wood indicated that, if and only if the Committee determined that his doing so would be in the best interests of Roku’s other stockholders, he was open to a potential role, including a board seat, and would bring the discussion to the attention of the Committee. Mr. Wood also indicated to Mr. Murdoch that he would be willing to consider a continuing role for only a limited period (likely one year).

Also on June 8, 2026, representatives of Weil sent a revised draft of the Sellside Voting and Support Agreement to representatives of Goodwin. From then until the execution of definitive agreements with respect to the FOX Transaction on June 14, 2026, representatives of Goodwin, Weil, and outside counsel to Mr. Wood at Baker McKenzie continued to negotiate and exchange drafts of the Sellside Voting and Support Agreement.

On June 9, 2026, representatives of Goodwin sent a revised draft of the Merger Agreement to representatives of Weil, with terms as approved by the Committee at its meeting on June 7, 2026. Among other things, the draft (i) modified the regulatory efforts covenants and (ii) reinstated the fee to be paid by FOX in the event the FOX stockholders did not approve the issuance of stock consideration in a FOX Transaction, but at a lesser amount.

On June 10, 2026, the Committee held a meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. Representatives of Goodwin discussed the meeting that occurred between Messrs. Wood and Murdoch on June 8, 2026 with the prior consent of the Committee. Mr. Wood then comprehensively disclosed to the Committee his discussion with Mr. Murdoch, including all information Mr. Murdoch had conveyed about the potential role, compensation parameters and duration that Mr. Murdoch had raised for consideration. The Committee discussed and asked questions of Mr. Wood, who confirmed that he was not seeking a role for himself or a board seat and that he would still be supportive of the Potential Transaction while not taking on any role with the combined company, that he would be fine not taking on those roles and responsibilities, and that he personally desired not to enter the Discussed Wood Arrangement. Mr. Wood additionally explained that, as he had stated at the September 26, 2025 and December 17, 2025 Roku Board meetings, his desire was to scale back his involvement in the day-to-day management of Roku, including by stepping down as CEO, and he was reluctant to consider a role that could require continued involvement in management. Mr. Wood noted that, as he had informed Mr. Murdoch at their meeting when Mr. Murdoch had suggested the possibility that Mr. Wood continue his involvement with Roku for up to two years, Mr. Wood would be willing to consider a potential role at FOX for a shorter period (likely one year), and would consider such a role and a position on the FOX Board if and only if the Committee determined that his doing so would be in the best interests of Roku’s other stockholders. Mr. Wood also noted that he told Mr. Murdoch that he would need to discuss the arrangements with the Committee and had not agreed to any Discussed Wood Arrangement.

After Mr. Wood and other members of management and the representatives of Qatalyst Partners exited the meeting, the Committee discussed its unanimous view that the Discussed Wood Arrangement, to the extent entered into, would not be a benefit to Mr. Wood (and indeed would be something he would only consider if determined by the Committee to be in the best interests of Roku stockholders) for many reasons, including (i) the potential compensation mentioned in connection with the Discussed Wood Arrangement was not more, and might be less, than Mr. Wood’s compensation if a Potential Transaction were not entered into; (ii) that Mr. Wood did not seek or desire any role with the combined company, including the Discussed Wood Arrangement; (iii) Mr. Wood’s statements throughout the transaction process that he sought to scale back his involvement in the management of Roku, including by stepping down as CEO; and (iv) Mr. Wood’s significant personal wealth, which strongly suggested that he did not need any ongoing compensatory arrangement from FOX. The Committee also discussed that no specific post-closing role for Mr. Wood was proposed or discussed until after price and other material terms of the FOX Transaction were settled.

The Committee also discussed its unanimous view that the Discussed Wood Arrangement was not required for a FOX Transaction and, if pursued by FOX and ultimately entered into, would not be to the detriment or come at the expense of Roku stockholders (other than Mr. Wood) with respect to the FOX Transaction, including because: (i) FOX did not condition the FOX Transaction on entry into any arrangement or understanding with Mr. Wood; (ii) no specific post-closing role for Mr. Wood, including the Discussed Wood Arrangement, was proposed or discussed until after price and the other material terms of the FOX Transaction were agreed; and (iii) that there was no binding or even proposed agreement effectuating the Discussed Wood Arrangement, nor any requirement that such an agreement be negotiated or reached before the closing of the FOX Transaction.

Even though the Committee held the unanimous view that the Discussed Wood Arrangement was not required for a FOX Transaction and would not be a benefit to Mr. Wood, the Committee determined, out of an abundance of caution, to treat it as if it might be considered a “financial or other benefit” to Mr. Wood in connection with the FOX Transaction, and therefore within the scope of the Committee’s authority pursuant to the terms of the June 7 Consent to negotiate (or oversee the negotiation of) and to reject or “approve (or recommend for approval to the Board)” the Discussed Wood Arrangement. In connection therewith, the Committee discussed its unanimous view that the Discussed Wood Arrangement, if pursued or entered into, would be in the best interests of Roku and its other stockholders. The Committee considered, among other things, that Mr. Wood founded Roku and had served as CEO for nearly 25 years since Roku’s inception, and possessed unparalleled institutional knowledge that would be valuable to ensuring a smooth transition, preserving culture and morale, and offering stability and continuity to the important commercial relationships Roku had cultivated during Mr. Wood’s leadership, which would contribute to the success of the combined company. The members of the Committee agreed that if any post-closing role similar to the Discussed Wood Arrangement were to be pursued, that (i) Mr. Wood’s potential involvement with the combined company would contribute to its success, (ii) Mr. Wood would be helpful in ensuring a smooth integration of Roku with FOX, and (iii) Mr. Wood’s continued role with the combined company would provide stability and comfort to and aid in retention of Roku’s employees, customers, and other key stakeholders, all of which would accrue to the benefit of Roku’s stockholders who would own stock in the combined company. The Committee also noted again that the Discussed Wood Arrangement would not impact the consideration being received by Roku’s stockholders in the FOX Transaction, and did not have an impact on the Committee’s process to obtain the best price reasonably available for Roku stockholders, including because the Discussed Wood Arrangement arose only after the price and the other key transaction terms of the FOX Transaction had been agreed to with FOX; Mr. Wood’s discussion of the Discussed Wood Arrangement took place with the requisite authorization of the Committee and was fully disclosed to the Committee; and no other bids had been received besides the FOX Transaction, such that there could be no concern that Mr. Wood could preference the FOX Transaction over Potential Transactions with other parties. The Committee further discussed and noted that it believed the Discussed Wood Arrangement was an important consideration to FOX given Mr. Wood’s significant experience and ability to help ensure a smooth integration and contribute to the success of the combined company, which would be in the interest of combined company stockholders. Following discussion, the Committee unanimously adopted resolutions that, among other things, approved the Discussed Wood Arrangement, in the event it was later further pursued or proposed to be entered into by FOX. However, the Committee noted that Mr. Wood had agreed not to engage in discussions with FOX regarding Mr. Wood’s compensation or other substantive terms without the prior consent of the Committee.

Also on June 10, 2026, representatives of Roku and FOX held a management meeting in which the representatives of Roku conducted “reverse” due diligence on FOX. Representatives of Qatalyst Partners and Allen & Company also attended this meeting.

Later on June 10, 2026, representatives of Weil sent a revised draft of the Merger Agreement to representatives of Goodwin. Among other things, the draft (i) continued to note that the treatment of Roku unvested equity awards remained under consideration by FOX, (ii) proposed limitations on certain of FOX’s obligations to obtain required regulatory approvals, (iii) proposed a maximum 18-month “outside date” (inclusive of an extension), and (iv) proposed that FOX would agree to reimburse Roku’s actual out-of-pocket expenses up to $70,000,000 in the event FOX stockholders did not approve the issuance of FOX Class A Common Stock pursuant to the Merger Agreement. The draft reflected that Roku would have the right to designate a director, reasonably acceptable to FOX, to the FOX Board upon the closing of the transaction, exercisable between signing and closing. From then until the execution of definitive agreements with respect to the FOX Transaction on June 14, 2026, representatives of Goodwin and Weil continued to negotiate and exchange drafts of the Merger Agreement.

Later on June 10, 2026, the exchange ratio for the stock component of the Merger Consideration was fixed by mutual agreement of the parties, using the previously agreed 10-day trailing volume-weighted-average trading price of the FOX Class A Common Stock as of such date.

On June 11, 2026, the FOX Board met in person, together with members of FOX senior management, as part of a regularly scheduled meeting, which was attended in relevant part by representatives from each of Weil, Allen & Company, and Morgan Stanley, to discuss and deliberate with respect to the FOX Transaction and to receive presentations from FOX management and FOX’s advisors. Mr. Murdoch provided an update on discussions relating to the Potential Transaction since the FOX Board’s May 13, 2026 meeting, including that Roku had agreed to a purchase price of $160 per share of Roku Common Stock, comprised of 60% cash and 40% shares of FOX Class A Common Stock, and an overview of the strategic rationale for the Potential Transaction. Members of FOX senior management also provided an overview of the key financial and other terms of the Potential Transaction, and the financing commitments to be obtained by FOX (noting that FOX had met with rating agencies to confirm that FOX would maintain an investment grade rating), the scope and status of FOX’s due diligence review, the strategic rationale and anticipated benefits of the FOX Transaction, and FOX’s deleveraging plans following the closing of the transaction. Allen & Company then reviewed its preliminary financial analysis of the Merger Consideration with the FOX Board, and representatives of Morgan Stanley reviewed the potential market reaction to the Potential Transaction. Representatives of Weil also reviewed with the members of the FOX Board their fiduciary duties in connection with the Potential Transaction and a summary of the key terms of the Merger Agreement. FOX senior management then reviewed the key provisions of the Merger Agreement that were the subject of ongoing negotiation, but were expected to be resolved in the coming days, including the treatment of Roku’s outstanding equity awards and FOX’s regulatory commitments.

Also on June 11, 2026, Qatalyst Partners sent an updated relationship disclosure letter to Goodwin, covering relationships, if any, between Qatalyst Partners, on the one hand, and Roku, Mr. Wood, FOX, and Mr. Murdoch, on the other hand.

Later on June 11, 2026, as approved by the Committee at its meeting on June 7, 2026, certain members of Roku management (not including Mr. Wood) met with representatives of FOX as part of FOX’s business due diligence.

On June 12, 2026, at FOX’s direction, representatives of Allen & Company conveyed FOX’s proposal that unvested Roku equity awards would be substituted by equivalent unvested equity awards of FOX in connection with the closing of a FOX Transaction.

Also on June 12, 2026, Roku and representatives of Goodwin conducted a legal due diligence call with FOX as part of Roku’s reverse due diligence of FOX, with representatives of Weil also in attendance.

Also on June 12, 2026, representatives of Weil sent a revised draft of the Buyside Voting and Support Agreement to representatives of Goodwin. From then until the execution of definitive agreements with respect to the FOX Transaction on June 14, 2026 and in parallel with the Sellside Voting and Support Agreement, representatives of Goodwin, Weil, and Baker McKenzie continued to negotiate and exchange drafts of the Buyside Voting and Support Agreement.

On the afternoon of June 12, 2026, prior to the close of trading, Bloomberg published a news story reporting that Roku was engaged in sale discussions, but did not name FOX or any other party as a potential acquiror.

On June 13, 2026, the Roku Board held a special meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. Representatives of Goodwin provided an update on the status of the negotiations of the definitive agreements with respect to the FOX Transaction, noting that the agreements were nearly final. The Roku Board was then provided an update on the status of FOX’s due diligence on Roku and a comprehensive summary of Roku’s “reverse” business and financial due diligence investigation of FOX, including from the management meeting with FOX executives that had occurred on June 10, 2026. This included, among other things, FOX’s sports rights and FOX’s position in the live content market. Roku management also reviewed for the Roku Board management’s perspectives on certain financial projections for FOX on a standalone basis and information on anticipated cost synergies that were provided by FOX (as detailed in the sections of this joint proxy statement/prospectus entitled “The Mergers—Certain Roku Unaudited Prospective Financial Information” and “The Mergers—Certain FOX Unaudited Prospective Financial Information”), and discussed that Roku management had made certain adjustments to the FOX projections. The directors discussed the results of this “reverse” due diligence review in light of the stock component of the consideration and confirmed they believed it was in the best interests of Roku stockholders to continue progressing the FOX Transaction.

Also during the June 13 meeting, the Roku Board again noted that neither Party A nor Party K had meaningfully engaged with Roku since, in the case of Party A, May 16, 2026, and in the case of Party K, May 21, 2026. The Roku Board also discussed an updated relationship disclosure that Goodwin had received from Qatalyst Partners on June 11, 2026, which did not identify any matter that would affect the ability of Qatalyst Partners to fulfill its responsibilities as financial advisor to Roku and the Committee. At the request of the Committee, representatives of Qatalyst Partners then presented certain preliminary valuation analyses in connection with the May 26 FOX Proposal, which FOX had signaled it did not have further flexibility on, including analyses using the Roku Projections and, where applicable, information regarding FOX and the combined company, including certain unaudited prospective financial information that had been provided by FOX management and adjusted by Roku management, and potential synergies in connection with the transaction. The representatives also noted for reference purposes that the May 26 FOX Proposal represented, as of June 11 (the day before Bloomberg reported that Roku was rumored to be in sale negotiations), premia of 34% to Roku’s unaffected closing common stock price, 26% to Roku’s unaffected 30-day VWAP, and 21% to Roku’s unaffected LTM high per share of common stock price and discussed the process by which Qatalyst Partners would render a fairness opinion if requested by the Roku Board. The representatives of Goodwin reviewed the near-final key terms of the Merger Agreement and other transaction documents for the FOX Transaction, noting and receiving guidance from the Roku Board with respect to the remaining open terms, including the treatment of unvested Roku equity awards.

After the representatives of Qatalyst Partners exited the meeting, the representatives of Goodwin led a discussion about the Discussed Wood Arrangement, providing the background of FOX’s request for the meeting, reviewing the consideration given by the Committee, including at its meeting on June 10, 2026, and noting that Mr. Wood had disclosed to the Committee all facts from his discussion with Mr. Murdoch. It was noted that Mr. Wood had informed the Committee that he was not seeking a leadership role for himself or a board seat with the FOX Board, and that he would be fine not taking any such roles, but that Mr. Wood was open to and would nonetheless be willing to agree to a role at FOX for a limited time period and to serve on the FOX Board, if sought by FOX and approved by the Committee based on the potential benefits of Mr. Wood doing so to Roku stockholders and the success of the combined company. The representatives of Goodwin informed the Roku Board that, following discussion, the Committee had noted that even though the Discussed Wood Arrangement would not be a benefit to Mr. Wood (including in light of Mr. Wood’s stated interest in reducing his involvement with Roku) the Committee had, out of an abundance of caution, determined to consider the Discussed Wood

Arrangement under its authority pursuant to the terms of the June 7 Consent as if it might provide a benefit to Mr. Wood. The members of the Committee informed the Roku Board of the Committee’s reasons, as articulated at the Committee’s meeting on June 10, 2026, for unanimously approving the Discussed Wood Arrangement (in the event it were to be further pursued or proposed to be entered into by FOX) and determining that such arrangements benefit Roku and its stockholders.

The Roku Board also discussed Roku’s agreed-upon board designation right in the Merger Agreement, to be exercised between signing and closing of the FOX Transaction, and the Roku Board, including all of the members of the Committee, determined that the potential designation of Mr. Wood as Roku’s designee to the FOX Board in connection with the closing of the FOX Transaction was contemplated and included within the scope of the Discussed Wood Arrangement approved by the Committee on June 10, 2026. The Roku Board (including all of the members of the Committee) discussed and was supportive of Mr. Wood being the expected Roku board designee, including because the Roku Board believed Mr. Wood’s service was in the best interests of Roku stockholders, who would benefit from Mr. Wood contributing his experience and perspective to the FOX Board. The Roku Board approved the public disclosure, as contemplated by current drafts of the public communications documents relating to the announcement of the FOX Transaction, that Mr. Wood is expected to serve as a post-closing director on the FOX Board, but did not agree to bind Roku to designating Mr. Wood as its board designee in the Merger Agreement. Members of Roku management and representatives of Goodwin then reviewed the regulatory considerations and risks with respect to the FOX Transaction, including the scope of regulatory filings to be made and projected timing of approvals. The Roku Board then further discussed with members of management the communications plan for the FOX Transaction.

Over the course of June 13, 2026 and June 14, 2026, representatives of Goodwin and Weil worked to finalize the terms of the definitive agreements with respect to the FOX Transaction, including the required regulatory approvals and FOX’s obligations relating thereto and the treatment of Roku unvested equity awards, to provide for conversion of such awards into separate cash-based and equity-based awards consistent with the 60/40 ratio of the cash and stock consideration comprising the Merger Consideration, as approved by the Roku Board at its meeting of June 13, 2026.

On June 14, 2026, the FOX Board met, together with FOX senior management and representatives from Weil, Allen & Company and Morgan Stanley, for the purposes of considering the potential acquisition of Roku. At the beginning of the meeting, Mr. Murdoch provided an update on the Potential Transaction, including developments following market rumors that Roku was in discussions with respect to a potential sale. Mr. Murdoch confirmed that due diligence was complete and FOX senior management remained supportive of the Potential Transaction. Representatives of Weil reviewed the key provisions of the Merger Agreement that remained outstanding as of the FOX Board’s meeting on June 11, 2026, and the resolution of those provisions, and discussed considerations to the “outside date” for the Potential Transaction, which was the remaining open item. Allen & Company then discussed with the FOX Board Allen & Company’s financial analysis of the Merger Consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated June 14, 2026, to the FOX Board to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, the Merger Consideration to be paid by FOX pursuant to the Merger Agreement was fair, from a financial point of view, to FOX. Following discussions with FOX senior management and its advisors and subject to the resolution of the outside date within a range of 18 to 24 months, the FOX Board unanimously (i) determined and declared that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of FOX and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, on the terms and subject to the conditions set forth therein, (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the holders of FOX Class B Common Stock vote to approve the FOX Stock Issuance at the FOX Special Meeting, and (iv) directed that the FOX Stock Issuance be submitted to the holders of FOX Class B Common Stock for approval at the FOX Special Meeting.

Later on June 14, 2026, the Roku Board held a special meeting, at which members of Roku management and representatives of Qatalyst Partners and Goodwin were present. Representatives of Goodwin noted that copies of the substantially final forms of the Merger Agreement, the Sellside Voting and Support Agreement, the Buyside Voting and Support Agreement, and disclosure schedules to the Merger Agreement had been provided to the Roku Board in advance of the meeting. The representatives of Goodwin noted that the transaction terms had been finalized, including as to the treatment of equity awards, with the exception of the “outside date” for the transaction. The Roku Board discussed various considerations with respect to the length and extension mechanisms for the “outside date”, and following discussion, the Roku Board (with the unanimous agreement of the members of the Committee) approved a minimum “outside date” of 18 months (as extended), but directed Goodwin to continue negotiating for an “outside date” of between 18 and 24 months. It was noted that the members of the Committee were unanimously in favor of recommending that the Roku Board approve the Merger Agreement and the transactions contemplated thereby, and declared them advisable. A draft of the various reasons for the Committee making this favorable recommendation, as well as various considerations taken into account by the Committee, had been circulated to the Roku Board in advance of the meeting. Following discussion of such reasons and considerations, the Roku Board unanimously adopted them as the Roku Board’s own conclusions. At the request of the Roku Board and the Committee, representatives of Qatalyst Partners, on behalf of Qatalyst Partners, then rendered to the Roku Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations, and other matters set forth therein, the Merger Consideration to be received by holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Following discussion, the Roku Board then unanimously adopted resolutions, among other things, approving the Merger Agreement and the transactions contemplated thereby, and declaring them advisable, and delegating to the Committee the additional power and authority to select Roku’s designee to the FOX Board in accordance with the Merger Agreement.

Later on June 14, 2026, the parties executed the Merger Agreement and the other transaction documents for the FOX Transaction, which reflected an outside date of 21 months.

On June 15, 2026, before the opening of trading on that day, Roku and FOX issued a joint press release announcing the Mergers and execution of the Merger Agreement.

On August 6, 2026, following confirmation by FOX (in accordance with the terms of the Merger Agreement) that Mr. Wood would be acceptable to FOX as Roku’s designee to the FOX Board, and in light of the discussion by the Roku Board (including all of the members of the Committee) at its meeting of June 13, 2026 in which the Roku Board was supportive of Mr. Wood being Roku’s expected board designee, the Committee executed a unanimous written consent formally appointing Mr. Wood as Roku’s designee to the FOX Board.

FOX’s Reasons for the Mergers; Recommendation of the FOX Board of Directors

After careful consideration, on June 14, 2026, the FOX Board unanimously (a) determined and declared that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of, FOX and its stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, including the Mergers and the FOX Stock Issuance, on the terms and subject to the conditions set forth therein, (c) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the holders of FOX Class B Common Stock vote to approve the FOX Stock Issuance at the FOX Special Meeting, and (d) directed that the FOX Stock Issuance be submitted to the holders of FOX Class B Common Stock for approval at the FOX Special Meeting.

Accordingly, the FOX Board unanimously recommends that FOX Class B Common Stockholders vote “FOR” the Stock Issuance Proposal and “FOR” the FOX Adjournment Proposal

In the course of reaching its determinations and recommendations, the FOX Board held several discussions with FOX’s senior management, consulted with and received the advice of FOX’s outside legal and financial advisors, and considered a number of factors that it believed supported its decision to approve the Merger Agreement, including, but not limited to, the following factors that weighed in favor of the Mergers (which are not necessarily presented in order of relative importance and are not exhaustive):

Benefits of a Combined Company. The FOX Board considered the benefits of a combined company, including the FOX Board’s belief that the combination with Roku would expand FOX’s digital presence, transforming it into a leader in digital distribution, and would meaningfully improve FOX’s growth profile, in addition to:

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the expectation that the combination of FOX and Roku will create a scaled media and technology company that spans all major viewing environments and brings together, among other things, FOX’s live news and sports portfolio with Roku’s leading connected TV platform to create a provider with broad distribution and significant audience reach across linear and streaming;

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the belief that the combination of Roku’s homescreen, platform technology and direct viewer relationships and FOX’s premium content and advertising capabilities will create an enhanced user experience for subscribers and content partners, increasing engagement and enabling the combined company to accelerate its advertising and subscription offerings;

•	the belief that the transaction will expand FOX’s position in higher growth verticals of streaming subscriptions and connected TV advertising;

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the expectation that the combination of FOX and Roku will enhance FOX’s long-term growth profile by advancing FOX’s revenue mix toward higher-growth streaming and connected TV advertising and subscription offerings, while maintaining a balanced mix of revenue streams across advertising and distribution businesses, strengthening the combined company’s long-term growth and financial profile;

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the attractive prospective financial attributes that the FOX Board believes will result from the Mergers, including approximately $400 million of expected run-rate cost synergies (with additional potential revenue upside), driven primarily by overhead and operating efficiencies, and anticipated free cash flow accretion within two years following the Closing; and

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the belief that the combined company will be well-capitalized, with a strong balance sheet and investment grade credit rating, supporting FOX’s continued commitment to returning capital to FOX stockholders through share repurchases and dividends.

Value and Composition of the Merger Consideration. The FOX Board considered a number of factors related to the Merger Consideration, including the favorability of the implied value of the Merger Consideration relative to the current assessment of the valuation of each company and of the expected synergies and other benefits of the Mergers, in addition to:

•	recent and historical trading prices for FOX Common Stock and Roku Common Stock;

•	the fact that the aggregate cash consideration is fixed, which provides certainty regarding the amount of cash required to be paid by FOX to consummate the Mergers;

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the fact that no adjustment will be made in the Merger Consideration to be received by Roku stockholders as a result of possible increases or decreases in the trading price of FOX Common Stock or Roku Common Stock following the announcement of the Mergers;

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the expectation that, upon consummation of the Mergers, FOX stockholders would own approximately 73% of the then-outstanding shares of FOX Common Stock and former Roku stockholders would own approximately 27% (on a fully diluted basis);

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certain unaudited prospective financial information exchanged between the parties to the Merger Agreement, as described in more detail in the section entitled “The Mergers—Certain Unaudited Prospective Financial Information;” and

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the financial presentation and opinion of Allen & Company rendered to the FOX Board on June 14, 2026, as to the fairness, from a financial point of view and as of such date, to FOX of the Merger Consideration to be paid by FOX pursuant to the Merger Agreement, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion and is more fully described below in the section entitled “The Mergers—Opinion of FOX’s Financial Advisor.”

Other Factors Considered by the FOX Board of Directors. In addition to considering the factors described above, the FOX Board considered the following additional factors that weighed in favor of the Mergers:

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the FOX Board’s knowledge of, and discussions with FOX management and advisors regarding, FOX’s and Roku’s respective businesses, operations, financial condition, prospects and other relevant information, taking into account the results of FOX’s due diligence of Roku;

•	the past experience of FOX management in timely and effective integration following other acquisitions;

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the expected treatment of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section entitled “The Mergers—U.S. Federal Income Tax Consequences of the Mergers”;

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the expectation that Mr. Wood, the Founder and current Chief Executive Officer, Chairman, and President of Roku, would be Roku’s designee to the FOX Board upon Closing, and his extensive experience in the software, hardware and online entertainment industries;

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the commitment of Mr. Wood and the other Roku Supporting Stockholders in the Sellside Voting and Support Agreement to, among other things, vote (or cause to be voted) all shares of Roku Common Stock beneficially owned by them (a) in favor of the adoption and approval of the Merger Agreement and the approval of the Mergers and the other Transactions, (b) in favor of any proposal to adjourn or postpone a meeting of Roku stockholders in furtherance of obtaining the Roku stockholder approval necessary to adopt the Merger Agreement and approve the Transactions and (c) against any proposal in opposition to, or in competition or inconsistent with, the approval of the Merger and the Transactions, as more fully described in the section entitled “The Sellside Voting and Support Agreement”;

•	the belief that, following the Mergers, FOX will be able to repay, service or refinance the indebtedness that is expected to be incurred in connection therewith;

•	the expectation that FOX’s credit rating will remain investment grade after incurring the indebtedness necessary to finance, in part, the cash portion of the Merger Consideration;

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the fact that, while FOX is required to use its reasonable best efforts to complete the Mergers, FOX is not required to (i) divest any FOX assets, (ii) take any action that, individually or in the aggregate, would have a material adverse effect on the reasonably anticipated benefits of the Transactions or (iii) take any action that would have a material adverse impact on any of FOX’s operating segments (or certain specified business lines or sub-segments) or business lines (without taking into account any adverse impact to the extent relating to Roku’s assets, business or properties, except to the extent relating to, altering or affecting existing relationships or arrangements between FOX and Roku); and

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the current and prospective business environments in which FOX and Roku operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on FOX and the combined company.

Terms of the Merger Agreement. The FOX Board considered that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, in its belief, are reasonable. The FOX Board also reviewed and considered the conditions to the consummation of the Mergers, and concluded that while the consummation of the Mergers is subject to various conditions, including certain regulatory approvals, such conditions were likely to be satisfied on a timely basis.

The FOX Board also considered and weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the Merger Agreement and the Mergers, including:

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the risk that, because the Exchange Ratio under the Merger Agreement would not be adjusted for changes in the trading prices of FOX Common Stock or Roku Common Stock, the trading price of the shares of FOX Class A Common Stock to be issued to holders of shares of Roku Common Stock upon the consummation of the Mergers could be significantly higher than it was at the time the Merger Agreement was entered into;

•	the dilution of existing FOX stockholders’ ownership in FOX as a result of the FOX Stock Issuance;

•	the risk that Roku’s financial performance may not meet FOX’s expectations;

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the potential challenges in integrating the operations of FOX and Roku and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated cost benefits of the Mergers might not be realized or might take longer to realize than expected;

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the difficulties and management challenges inherent in completing the Mergers and integrating the businesses, operations and workforces of Roku with those of FOX and the possibility of encountering difficulties in achieving expected revenue growth as well as the anticipated cost synergies and other anticipated benefits of the Mergers;

•	the possible diversion of management attention for an extended period during the pendency of the Mergers and, following the Closing, the integration of the two companies;

•	the substantial costs to be incurred in connection with the Mergers, including those that will be incurred regardless of whether the Mergers are consummated;

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the ability of the Roku Board, in certain circumstances, to change its recommendation that Roku stockholders approve the Merger Agreement Proposal and to terminate the Merger Agreement to accept a superior proposal, and that the obligations of the Roku Supporting Stockholders to vote in favor of the Merger Agreement Proposal terminates upon any such change in recommendation;

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the possibility that the Mergers may not be consummated or that consummation may be unduly delayed for reasons beyond the control of FOX or Roku, including the failure to receive necessary regulatory approvals;

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that the restrictions on the conduct of FOX’s business prior to the consummation of the Mergers, although believed to be reasonable and not unduly burdensome, may delay or prevent FOX from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of FOX pending the consummation of the Mergers;

•	the risk that FOX Class B Common Stockholders may not approve the Stock Issuance Proposal at the FOX Special Meeting;

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that FOX would be required to pay Roku a termination fee of approximately $1.2 billion in the event the Merger Agreement were to be terminated in certain circumstances involving the failure to obtain required regulatory approvals;

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that FOX has agreed to pay Roku a termination fee of approximately $866 million or reimburse up to $70 million of Roku’s reasonable and documented, out-of-pocket third-party fees and expenses, if the Merger Agreement is terminated under certain other specified circumstances, as described in detail in the section entitled “The Merger Agreement—Termination Fees and Other Fees” of this joint proxy statement/prospectus;

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that the consummation of the Mergers is not conditioned on FOX’s ability to find suitable financing for all or any part of the cash portion of the Merger Consideration and Roku’s right to specifically enforce FOX’s obligation to consummate the Mergers, even if FOX has not found suitable financing;

•	the risk that the additional indebtedness to be incurred by FOX in connection with the Mergers could have a negative impact on FOX’s credit rating and flexibility; and

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the risks of the type and nature described in the section entitled “Risk Factors” of this joint proxy statement/prospectus and the matters described in the section entitled “Cautionary Note Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

The FOX Board considered all of these factors as a whole and, on balance, concluded that the potential benefits of the Mergers outweighed the risks and uncertainties of the Mergers.

In addition, the FOX Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of FOX stockholders generally described in the section entitled “The Mergers—FOX Director Independence; Certain Relationships and Related Party Transactions; Interests of FOX’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors that the FOX Board considered is not intended to be exhaustive, but rather is meant to include the material factors that the FOX Board considered. The FOX Board collectively reached the conclusion to approve the Transactions in light of the various factors described above and other factors that the members of the FOX Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the FOX Board considered in connection with its evaluation of the Mergers and the other transactions contemplated by the Merger Agreement, the FOX Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the FOX Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of FOX’s consideration of the factors supporting the Mergers and the other transactions contemplated by the Merger Agreement is forward- looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

THE FOX BOARD UNANIMOUSLY RECOMMENDS THAT FOX CLASS B COMMON STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL AND “FOR” THE FOX ADJOURNMENT PROPOSAL.

Roku’s Reasons for the Mergers; Recommendation of the Roku Board of Directors

The Roku Board, at a meeting duly called and held on June 14, 2026, duly and unanimously adopted resolutions that: (i) determined that the Merger Agreement, the Mergers and the other Transactions are advisable, fair to and in the best interests of Roku and its stockholders; (ii) approved and declared advisable the Merger Agreement, the Mergers and the other Transactions, on the terms and subject to the conditions set forth therein; (iii) subject to the terms of the Merger Agreement, resolved to recommend that Roku stockholders adopt and approve the Merger Agreement and the Mergers and the other Transactions; and (iv) directed that the Merger Agreement be submitted to Roku stockholders for adoption at a duly held meeting of such stockholders for such purpose. The Roku Board unanimously recommends that Roku stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Roku Adjournment Proposal.

In reaching its decision to approve and declare advisable the Merger Agreement and recommend that Roku stockholders adopt and approve the Merger Agreement and approve the Mergers and the other Transactions, the Roku Board consulted with the Strategic Initiatives Committee, Roku management and its legal and financial advisors and considered a variety of factors with respect to the Mergers, including the following (which are not necessarily presented in order of relative importance and are not exhaustive):

•	That the implied value of the Merger Consideration (i.e., $96.00 in cash and 0.9693 of a share of FOX Class A Common Stock per share of Roku Common Stock) pursuant to the Merger Agreement,

represented a premium of approximately 34% to the unaffected closing price of the Roku Class A Common Stock of $119.64 as of June 11, 2026 (the last trading day prior to the publication by Bloomberg of an article reporting that Roku was in discussions with a U.S. media company with respect to a potential sale), a premium of approximately 26% to the unaffected 30-day volume-weighted average stock price of the Roku Class A Common Stock (as of June 11, 2026), and a premium of approximately 21% to the last-twelve-month (LTM) high closing price per share of Roku Class A Common Stock (as of June 11, 2026). The implied value of the Merger Consideration also represented a premium of approximately 70% over the closing price of the Roku Class A Common Stock on March 3, 2026 (the date the Strategic Initiatives Committee authorized initial outreach to potential counterparties with respect to a Potential Transaction involving Roku);

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That the stock component of the Merger Consideration will result in Roku stockholders having an aggregate ownership of approximately 27% of the combined company, based on the estimated number of fully diluted shares of FOX Common Stock and Roku Common Stock issued and outstanding as of the closing of the Mergers, as provided by FOX management, and will therefore allow Roku stockholders to participate in the anticipated future earnings and growth of the combined company, as well as any synergies resulting from the Mergers, while the cash portion of the Merger Consideration will provide Roku stockholders with liquidity and certainty of value upon consummation of the Mergers;

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The fact that the Roku Board, with oversight by the Strategic Initiatives Committee, had conducted a robust process with the assistance of its legal counsel and financial advisors and that the Strategic Initiatives Committee recommended the approval of the Merger Agreement, the Mergers and the other Transactions to the Roku Board. Specifically, among other things, the Roku Board and Strategic Initiatives Committee considered:

•	That Roku had reached out to 12 potential counterparties with respect to a Potential Transaction, including FOX;

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Of the 11 potential counterparties (other than FOX), nine withdrew from or declined to proceed in the process, and the two other counterparties demonstrated limited interest in pursuing a Potential Transaction, even after being informed that Roku had received a non-binding indication of interest for a potential acquisition;

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All potential counterparties were given significant opportunity to make a proposal for a Potential Transaction with Roku, including, with respect to the two potential counterparties that demonstrated limited interest, after having been notified that Roku had received an non-binding indication of interest to acquire Roku;

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The risks involved in soliciting proposals from additional alternative potential counterparties prior to signing a definitive agreement with FOX, including the risk of sharing confidential information of Roku and the risk that a delay may have on the likelihood of FOX entering into a definitive agreement for the acquisition of Roku;

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That, should any alternative potential counterparty be interested in pursuing a transaction on terms more favorable to Roku stockholders, from a financial point of view, than the FOX Transaction, such counterparty would be able to make an unsolicited proposal in accordance with the terms of the Merger Agreement, and that the Roku Board would be able to engage in discussions with, and terminate the Merger Agreement in order to enter into an acquisition agreement with respect to, such a superior proposal (subject to the terms of the Merger Agreement); and

•	The possibility that there may not be another opportunity for Roku stockholders to receive a comparable proposal, including comparable value with a comparable level of closing certainty;

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Historical information regarding (i) Roku’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to Roku Class A Common Stock, and (iii) market prices with respect to other industry participants and general market indices;

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Current information regarding (i) Roku’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, (iii) geopolitical conditions (including, without limitation, tariffs and trade wars) affecting Roku’s business, and (iv) opportunities and competitive factors within Roku’s industry;

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That, in the opinion of the Roku Board, the expressed desire of Anthony Wood, Roku’s founder, Chief Executive Officer and Chairman of the Roku Board, to reduce his involvement in day-to-day management of Roku, including by stepping down as CEO, posed potential risks to Roku’s business, including, for example, the loss of his expertise and strategic insights, which could affect the execution of Roku’s strategic plan, and which risks, the Roku Board believed could be increased given the inherent uncertainty of a CEO succession process;

•	The fact that the Merger Agreement does not contain a financing condition to the closing of the Mergers;

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That FOX had obtained a binding commitment letter from Morgan Stanley providing bridge financing in connection with the Transactions, and the representations and warranties of FOX in the Merger Agreement relating to the availability of funds;

•	That the Strategic Initiatives Committee had successfully negotiated that Roku would be able to designate a member of the FOX Board upon the closing of the Mergers

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That the Board expected that Anthony Wood would ultimately be designated as Roku’s designee to the FOX Board, which the Roku Board and Strategic Initiatives Committee believed would be in the best interests of Roku and all of its stockholders for the reasons outlined in the section entitled “The Mergers—Background of the Mergers”, including, among other things, that Mr. Wood’s expertise and experience are expected to help the combined company to realize the synergies and other anticipated benefits of the Mergers;

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The belief of the Roku Board, after consultation with Roku’s senior management and representatives of Goodwin, and in light of the regulatory efforts commitments made by FOX in the Merger Agreement, that a FOX Transaction has a reasonable likelihood of closing under applicable antitrust and investment screening laws;

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The fact that, under the terms of the Merger Agreement, FOX will be required to pay Roku a termination fee of $1,237,262,000 in the event the Merger Agreement is terminated in certain circumstances relating to the failure to satisfy certain regulatory-related closing conditions, as more fully described in the section entitled “The Merger Agreement—Termination Fees and Other Fees”;

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The Roku Board’s review with Goodwin of the terms of the Merger Agreement, including the representations and warranties, restrictions on Roku’s operations during the pendency of the Mergers, regulatory efforts and other covenants, employee matters, termination provisions, tax treatment, and closing conditions;

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The financial analyses reviewed and discussed with the Roku Board, including the members of the Strategic Initiatives Committee, by representatives of Qatalyst Partners, and the oral opinion of Qatalyst Partners rendered to the Roku Board, subsequently confirmed in writing and dated June 14, 2026, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX) was fair, from a financial point of view, to such holders (as described in the section entitled “The Mergers—Opinion of Roku’s and the Strategic Initiatives Committee’s Financial Advisor”);

•	The availability of appraisal rights for Roku’s stockholders in connection with the Mergers;

•	That the terms of the Merger Agreement were informed by the advice and professional experience of Roku’s advisors and were the result of robust negotiations;

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That the Mergers are intended to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes, as described in the section entitled “The Mergers—U.S. Federal Income Tax Consequences of the Mergers”;

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The fact that Roku’s process was overseen by the Strategic Initiatives Committee, which was comprised of directors who are disinterested relative to FOX and Mr. Wood, which oversaw the negotiation of the Merger Agreement and the Transactions and which, following the June 7, 2026 unanimous written consent of the Roku Board as described in the section entitled “The Mergers—Background of the Mergers”, was fully empowered to, among other things, negotiate (or oversee the negotiation of) and to reject any employment, compensatory, consulting, managerial, governance, or other similar arrangement, act, or transaction, or any financial or other benefit, in each case to be entered into or received by any members of Roku management, including but not limited to Mr. Wood, from or after the consummation of any Potential Transaction;

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The fact that the Strategic Initiatives Committee oversaw the negotiation of the Merger Agreement and the Transactions, and recommended that the Roku Board approve the Merger Agreement and the Transactions, after determining, as described in the section entitled “The Mergers—Background of the Mergers”, that the Merger Agreement and the Transactions were in the best interests of Roku’s stockholders;

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The fact that the Strategic Initiatives Committee oversaw the determination to agree to FOX’s request (after the key transaction terms, including price, had been finalized) to engage in a discussion regarding Mr. Wood having an ongoing role with the combined company and expectation that Mr. Wood would be Roku’s designated director on the FOX Board after closing of the Mergers, and belief that such role and FOX’s discussions were not to the detriment or at the expense of Roku stockholders other than Mr. Wood;

•	The Roku Board’s satisfaction with the due diligence investigation of FOX; and

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The commitment of the FOX Supporting Stockholders in the Buyside Voting and Support Agreement to, among other things, vote (or cause to be voted) all shares of FOX Class B Common Stock beneficially owned by them (a) in favor of the approval of the FOX Stock Issuance pursuant to the Merger Agreement, (b) in favor of any proposal to adjourn or postpone a meeting of FOX stockholders in furtherance of obtaining the requisite approval of the FOX Stock Issuance by the holders of FOX Class B Common Stock and (c) against any proposal in opposition to, or in competition or inconsistent with, the approval of the FOX Stock Issuance, the Mergers and the Transactions, as more fully described in the section entitled “The Buyside Voting and Support Agreement”.

The Roku Board also considered potential risks, uncertainties, and other factors weighing negatively against the Mergers. The Roku Board concluded that the anticipated benefits of the Mergers were likely to outweigh these risks substantially. These potential risks, uncertainties, and other factors included the following (which are not necessarily presented in order of relative importance and are not exhaustive):

•

The prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•

The potential for other third parties to enter into strategic relationships with or to seek to acquire Roku, and the potential that a third party would offer a higher value to Roku stockholders than the Merger Consideration offered by FOX pursuant to the Merger Agreement;

•

The fact that, under the terms of the Merger Agreement, Roku is required to take or refrain from taking certain actions specified therein, in order to consummate the Mergers, as described in the section entitled “The Merger Agreement—Covenants”;

•	The risk that certain governmental entities responsible for the enforcement of applicable antitrust laws and investment screening laws may not approve the Mergers or may impose terms and conditions on their approval, which terms and conditions may adversely affect the business and financial results of the combined company and its ability to realize the expected benefits of the Mergers or which terms and conditions may result in a condition to closing of the Mergers set forth in the Merger Agreement failing to be satisfied or the Mergers otherwise not being completed, as described in the section entitled “The Mergers—Regulatory Approvals Required for the Mergers”;

•

The possibility that the Mergers may not be consummated or may be delayed for reasons beyond the control of FOX or Roku, including, among other things, the failure of Roku or FOX to satisfy any of the conditions to closing the Mergers, and the impact that such delay may have on Roku;

•

The risk that the pendency of the Mergers or the failure to consummate the Mergers could adversely affect the operations of Roku and its subsidiaries and the relationships of Roku and its subsidiaries with their respective employees (including making it more difficult to attract and retain key personnel), customers, suppliers, vendors, and others with whom they have business dealings, including as a result of the expected time period for satisfying the conditions to the closing of the Mergers and the risk of potential delays in satisfying such conditions beyond the anticipated time frames;

•

The fact that the Exchange Ratio is fixed, subject to potential for adjustment in certain limited circumstances related to Dissenting Shares, which is intended to ensure that the Mergers, taken together, satisfy the “continuity of interest” requirement of Treasury Regulations section 1.368-1(e) and qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and will not be adjusted for changes in the trading prices of FOX Common Stock or Roku Common Stock prior to the Effective Time, and that the terms of the Merger Agreement do not include termination rights for Roku triggered solely in the event of an increase in the value of Roku relative to the value of FOX;

•	The fact that Roku will no longer exist as an independent public company;

•

The possible negative effect of the Mergers and public announcement of the Mergers on Roku’s financial performance, operating results and stock price and Roku’s relationships with customers, suppliers, other business partners, management and employees;

•

The fact that the Merger Agreement (i) precludes Roku from soliciting competing proposals and (ii) obligates Roku (or its successor) to pay FOX a termination fee of $866,084,000, under specified circumstances, including if the Merger Agreement is terminated by FOX in connection with a change in the recommendation of the Roku Board or by Roku in order to enter into a transaction with respect to a superior proposal, which could discourage the making of a competing proposal or adversely impact the value offered in such a proposal, as described in the sections entitled “The Merger Agreement—No Solicitation” and “The Merger Agreement—Termination Fees and Other Fees”;

•

The fact that, although believed to be reasonable, the Merger Agreement imposes restrictions on the conduct of Roku’s business prior to the consummation of the Mergers, which may adversely affect Roku’s business, including in the event the Mergers are not completed (including by delaying or preventing Roku from pursuing business opportunities that may arise or precluding actions that would be advisable if Roku were to remain an independent company);

•	The substantial transaction expenses to be incurred in connection with the Mergers regardless of whether the Mergers are consummated;

•

The fact that, as a result of the Sellside Voting and Support Agreement, Roku stockholders will not be able to vote down the Transactions even if they vote against the Merger Agreement Proposal, as described in the section entitled “The Sellside Voting and Support Agreement”;

•

All known interests of directors and executive officers of Roku in the Mergers that may be different from, or in addition to, their interests as stockholders of Roku or the interests of Roku’s other stockholders generally, including that certain officers of Roku may receive transaction or retention bonuses in connection with the transaction and may be entitled to severance and other benefits pursuant to agreements with Roku in connection with the consummation of the Mergers, as described in the section entitled “The Mergers—Interests of Roku Directors and Executive Officers in the Mergers”;

•	The potential for litigation by stockholders in connection with the Mergers, which, even where lacking in merit, could nonetheless result in distraction and expense; and

•

The risks of the type and nature described in the section entitled “Risk Factors” of this joint proxy statement/prospectus and the matters described in the section entitled “Cautionary Note Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Roku Board is not intended to be exhaustive. In reaching its decision to approve the Merger Agreement, the Roku Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Roku Board considered all these factors among others as a whole, including through its discussions with Roku management and its legal and financial advisors, in evaluating the Merger Agreement and the Mergers.

For the reasons set forth above, the Roku Board, at a meeting duly called and held on June 14, 2026, duly and unanimously adopted resolutions that: (i) determined that the Merger Agreement, the Mergers and the other Transactions are advisable, fair to and in the best interests of Roku and its stockholders; (ii) approved and declared advisable the Merger Agreement, the Mergers and the other Transactions, on the terms and subject to the conditions set forth in the Merger Agreement; (iii) subject to the terms of the Merger Agreement, resolved to recommend that Roku stockholders adopt and approve the Merger Agreement and the Mergers and the other Transactions; and (iv) directed that the Merger Agreement be submitted to Roku stockholders for adoption at a duly held meeting of such stockholders for such purpose.

In considering the recommendation of the Roku Board, you should be aware that certain directors and executive officers of Roku may have interests in the Mergers that are different from, or in addition to, interests of stockholders of Roku generally and may create potential conflicts of interest. The Roku Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement and the Transactions contemplated thereby (including the Mergers), and in recommending to the holders of Roku Common Stock that they vote in favor of the Merger Agreement Proposal, the Merger-Related Compensation Proposal, and the Roku Adjournment Proposal.

It should be noted that this explanation of the reasoning of the Roku Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Note Regarding Forward-Looking Statements.”

Certain Unaudited Prospective Financial Information

The summary of certain unaudited prospective financial information included in this section is included in this joint proxy statement/prospectus to give FOX stockholders and Roku stockholders access to certain non-public information that was provided to FOX’s board of directors and financial advisor and Roku’s board of directors and financial advisor, as applicable, for purposes of considering and evaluating the Transactions and the Merger Agreement. It is not included to influence any voting or investment decision by any FOX stockholder or Roku stockholder in connection with the Mergers or for any other purpose. The inclusion of the forecasted financial information should not be regarded as an indication that any of FOX, Roku or their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of FOX, Roku or the combined company will not be materially lower or higher than estimated, whether or not the Mergers are completed. The forecasted financial information is based solely on information available to FOX management and Roku management, as applicable, at the time of their preparation and have not been updated or revised to reflect information or results after the date on which they were prepared or as of the date of this joint proxy statement/prospectus. FOX may in the future report results of operations for periods included in the FOX Management Standalone Projections (as defined below) that will be completed following the preparation of such projections. Roku may in the future report results of operations for periods included in the Roku Management Projections (as defined below) that will be completed following the preparation of such projections. Stockholders and investors are urged to refer to FOX’s and Roku’s respective periodic filings with the SEC for information on FOX’s and Roku’s respective actual historical results.

Certain FOX Unaudited Prospective Financial Information

FOX does not, as a matter of course, make public long-term forecasts or projections of its expected future financial performance, revenues, earnings or other results given, among other things, the inherent difficulty of predicting future periods and the resulting uncertainty of the underlying assumptions and estimates. However, in connection with the Mergers, FOX management prepared certain unaudited prospective financial information with respect to FOX on a standalone basis for fiscal years 2026 through 2031 (the “FOX Management Standalone Projections”). In addition, in connection with the Mergers, FOX management also prepared certain unaudited prospective financial information with respect to Roku on a standalone basis for fiscal years 2026 through 2031, which were based on the projections prepared by Roku management and adjusted by FOX management to reflect FOX management’s financial and business outlook for Roku on a standalone basis and to calendarize such information to FOX’s fiscal year ending June 30th (the “FOX Management Roku Standalone Projections”). The FOX Management Standalone Projections and the FOX Management Roku Standalone Projections were provided to the FOX Board in connection with its consideration of the Mergers and were also provided to FOX’s financial advisor, Allen & Company, which was directed by FOX management and the FOX Board to use the FOX Management Standalone Projections and the FOX Management Roku Standalone Projections for purposes of its financial analyses and opinion, as described in the section entitled “The Mergers—Opinion of FOX’s Financial Advisor”. In addition, the FOX Management Standalone Projections and the FOX Management Assumed Synergies (as defined below) were provided to Roku and its financial advisor, Qatalyst Partners. Roku management, the Roku Board and Qatalyst Partners did not receive the FOX Management Roku Standalone Projections.

The FOX Management Standalone Projections and the FOX Management Roku Standalone Projections were prepared treating FOX and Roku, respectively, on a standalone basis, without giving effect to the Mergers, and were based on assumptions that FOX management considered to be reasonable based on facts known at such time and do not take into account the Transactions, including any costs incurred in connection with the Mergers or the other transactions contemplated thereby, or any changes to operations or strategy that may be implemented after the consummation of the Mergers, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed but were instead altered, accelerated, postponed or not taken in anticipation of the Transactions. Since the FOX Management Standalone Projections and the FOX Management Roku Standalone Projections were developed for FOX and Roku, respectively, as independent companies without giving effect to the Mergers, the respective projections do not reflect any synergies that may be realized as a result of the Mergers or any changes to FOX’s or Roku’s respective operations or strategy that may be implemented after completion of the Mergers. As a result, actual results will likely differ, and may differ materially, from those contained in the FOX Management Standalone Projections and the FOX Management Roku Standalone Projections.

FOX Management Standalone Projections

The following table presents a summary of the FOX Management Standalone Projections:

Dollars in millions, for the fiscal years ended June 30	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$16,901	$17,849	$18,111	$19,823	$20,248	$21,477
Adjusted EBITDA (post-SBC) (1)	$3,742	$4,028	$3,951	$4,181	$4,438	$4,656
Unlevered Free Cash Flow (2)	$1,252	$2,734	$2,159	$2,987	$1,977	$3,188

(1)

For purposes of the FOX Management Standalone Projections, “Adjusted EBITDA (post-SBC),” which is a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization (burdened by the impact of stock-based compensation).

(2)

“Unlevered Free Cash Flow” refers to Adjusted EBITDA (post-SBC), as defined in (1) above, minus taxes, capital expenditures and changes in net working capital, as calculated by Allen & Company based on the FOX Management Standalone Projections and approved by FOX management for Allen & Company’s use in connection with its discounted cash flow analysis of FOX. Unlevered Free Cash Flow does not take into account FOX’s tax assets or add back stock-based compensation expense. Unlevered Free Cash Flow is a non-GAAP financial measure.

FOX Management Roku Standalone Projections

The following table presents a summary of the FOX Management Roku Standalone Projections:

Dollars in millions, for the fiscal years ended June 30	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$5,267	$5,928	$6,626	$7,369	$8,133	$9,001
Adjusted EBITDA (pre-SBC) (1)	$603	$777	$1,025	$1,261	$1,524	$1,837
Unlevered Free Cash Flow (2)	$(66)	$326	$499	$657	$837	$1,051

(1)

For purposes of the FOX Management Roku Standalone Projections, “Adjusted EBITDA (pre-SBC)”, which is a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization (excluding the impact of stock-based compensation).

(2)

“Unlevered Free Cash Flow” refers to Adjusted EBITDA (pre-SBC), as defined in (1) above, minus stock-based compensation, taxes, capital expenditures and changes in net working capital, as calculated by Allen & Company based on the FOX Management Roku Standalone Projections and approved by FOX management for Allen & Company’s use in connection with its discounted cash flow analysis of Roku. Unlevered Free Cash Flow does not take into account Roku tax assets or add back stock-based compensation expense. Unlevered Free Cash Flow is a non-GAAP financial measure.

Certain Roku Unaudited Prospective Financial Information

Roku does not, in the ordinary course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the then-current or pending fiscal quarter or fiscal year in its regular earnings shareholder letters.

However, in connection with evaluating its standalone long-term strategy as well as a Potential Transaction, Roku management prepared and presented to the Strategic Initiatives Committee on March 3, 2026 certain unaudited prospective financial information with respect to Roku on a standalone basis for calendar years 2026 through 2030 (the “Preliminary Roku Projections”), as referred to in the section of this joint proxy statement / prospectus entitled “ —Background of the Mergers” (referred to in this section as the “background section”). The Strategic Initiatives Committee unanimously approved the Preliminary Roku Projections as presented for use in connection with Roku’s outreach to potential transaction counterparties as part of Roku’s market check process and, if applicable, for use in Qatalyst Partners’ financial and valuation analyses in connection with a Potential Transaction, as described in the background section.

As more fully described in the background section, members of Roku management subsequently prepared and presented the Roku Board, including all members of the Strategic Initiatives Committee, on April 1, 2026, with certain unaudited prospective financial information with respect to Roku on a standalone basis for calendar years 2026 through 2030, which reflected certain updates to the Preliminary Roku Projections developed by Roku management since the March 3, 2026 Strategic Initiatives Committee meeting given the passage of time and greater visibility into Roku’s actual performance since the Preliminary Roku Projections (such updated Preliminary Roku Projections are referred to as the “Roku Projections” in this section and in the background section). Following discussion, the Roku Board (including all the members of the Strategic Initiatives Committee) unanimously approved the Roku Projections as presented for use with potential counterparties in connection with a market check and any Potential Transaction and, if applicable, for use in Qatalyst Partners’ financial and valuation analyses in connection with a market check and any Potential Transaction. At the direction of the Roku Board, Qatalyst Partners used and relied on (i) the Roku Projections, (ii) the Adjusted FOX Projections, (iii) the FOX Management Assumed Synergies and (iv) the Roku Unaudited Pro Forma Projections for purposes of Qatalyst Partners’ financial analyses and fairness opinion in connection with the entry into the Merger Agreement on June 14, 2026, as described in the section entitled “—Opinion of Roku’s and the Strategic Initiatives Committee’s Financial Advisor”. Portions of the Roku Projections were also provided to FOX and its financial advisor, Allen & Company.

In addition, in connection with Roku’s evaluation of the Mergers, Roku also received from FOX the FOX Management Standalone Projections (as defined above in the section of this joint proxy statement/prospectus entitled “—Certain FOX Unaudited Prospective Financial Information”). Roku management applied certain adjustments to the FOX Management Standalone Projections that Roku management judged to be appropriate, including to, among other things, calendarize such information to Roku’s fiscal year ending December 31st (the FOX Management Standalone Projections, as so adjusted, are referred to elsewhere in this section as the “Adjusted FOX Projections”).

The Preliminary Roku Projections, the Roku Projections and the Adjusted FOX Projections are collectively referred to in this section as the “Roku Management Projections”.

The Roku Management Projections were prepared by Roku management (or, in the case of the Adjusted FOX Projections, by FOX management, to which Roku management applied certain adjustments that Roku management judged to be appropriate), (i) for internal purposes to assess a possible strategic transaction, and not for public disclosure and (ii) treating Roku and FOX, respectively, on a standalone basis based on assumptions that Roku management considered to be reasonable based on facts known at the time of preparation and do not take into account the Transactions, including any costs incurred in connection with the Mergers or the other transactions contemplated thereby or any changes to Roku’s (or, in the case of the Adjusted FOX Projections, FOX’s) operations or strategy that may be implemented after the consummation of the Mergers. As a result, actual results likely will differ, and may differ materially, from those contained in the Roku Management Projections.

The information and tables set forth below are included solely to give Roku stockholders access to the Roku Management Projections. The Roku Management Projections are not included in this joint proxy statement/prospectus in order to influence any Roku stockholder or any other person to make any investment decision with respect to the Mergers or for any other purpose. These projections are not, and should not be viewed as, public guidance or targets.

Roku Standalone Projections

The following tables present a summary of the Preliminary Roku Projections and the Roku Projections. Qatalyst Partners did not rely on the Preliminary Roku Projections for the purposes of its financial analyses and opinion.

Preliminary Roku Projections

	Preliminary Roku Projections
Dollars in Millions(1)	CY26E	CY27E	CY28E	CY29E	CY30E
Total Net Revenue	$5,716	$6,665	$7,880	$9,038	$10,606
Total Gross Profit	$2,495	$2,904	$3,440	$3,927	$4,632
Adjusted EBITDA(2)	$650	$917	$1,317	$1,666	$2,232
Free Cash Flow(3)	$743	$946	$1,293	$1,620	$1,833

(1)	All figures other than Net Revenue and Gross Profit are non-GAAP.
(2)

“Adjusted EBITDA” is defined as net income (loss) of the period excluding total other income, net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax expense (benefit).

(3)	“Free Cash Flow” is defined as cash flows from operating activities excluding purchases of property and equipment and effects of exchange rates on cash.

Roku Projections

In preparing the Roku Projections, Roku management utilized certain material assumptions, including, among others, the following:

•	Roku’s overall platform revenue would be projected to grow at an approximately 18% compound annual growth rate from 2025 to 2030;

•	Roku’s devices revenue would be projected to reach approximately $800 million in 2028 and grow to approximately $1,100 million in 2030;

•	Roku’s premium subscriptions revenue would be projected to grow to approximately $1,850 million in 2030;

•	Roku’s media and entertainment revenue would be projected to grow at approximately 5% compound annual growth rate from 2025 to 2030; and

•	Roku would not undertake any material acquisitions or divestitures.

Dollars in Millions(1)	Q3-Q4 CY26E(4)	CY27E	CY28E	CY29E	CY30E	CY31E
Revenue	$3,124	$6,603	$7,793	$8,925	$10,476	$12,047
Total Gross Profit	$1,376	$2,873	$3,417	$3,904	$4,608	—
Adjusted EBITDA(2)	$396	$950	$1,358	$1,708	$2,275	$2,616
Free Cash Flow(3)	$422	$1,000	$1,354	$1,681	$1,887	—

(1)	All figures other than Revenue and Gross Profit are non-GAAP.
(2)

“Adjusted EBITDA” is defined as net income (loss) of the period excluding total other income, net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax expense (benefit).

(3)	“Free Cash Flow” is defined as cash flows from operating activities excluding purchases of property and equipment and effects of exchange rates on cash.
(4)	Figure represents period from July 1, 2026, through December 31, 2026.

The version of the Roku Projections provided to FOX and its financial advisor included the CY27E through CY30E projections summarized above, but did not include projections for calendar year 2031E. After submitting the May 15 FOX Proposal, FOX received access to a virtual data room, to which, on May 30, 2026, Roku’s Q1 2026 actual results were uploaded along with a version of Roku’s quarterly model showing the following Q3 – Q4 CY2026E figures for Revenue, Total Gross Profit, Adjusted EBITDA and Free Cash Flow: $3,147 million, $1,381 million, $395 million and $435 million, respectively.

Based on the above Roku Projections, Roku’s unlevered free cash flow is as follows:

Dollars in Millions	Q3-Q4 CY26E	CY27E	CY28E	CY29E	CY30E	CY31E
Unlevered Free Cash Flow (1)	$455	$911	$1,255	$1,575	$1,776	$2,042

(1)

“Unlevered Free Cash Flow” is defined as Adjusted EBITDA, as defined in the table above captioned “Roku Projections”, less cash taxes (at the effective cash tax rate), less capital expenditures, plus changes in net working capital and other items.

Adjusted FOX Projections

The following table summarizes the Adjusted FOX Projections. Roku management made various estimates and assumptions when applying adjustments to the FOX Management Standalone Projections provided by FOX to prepare the Adjusted FOX Projections, including:

•	Assuming slight moderation of the distribution revenue and advertising revenue reflected in the FOX Management Standalone Projections;

•

Assuming consistent operating expenses as a percentage of revenue as reflected in the FOX Management Standalone Projections, before giving effect to Roku management’s assumptions with respect to increases in certain sports rights costs; and

•

Adjusting the FOX Management Standalone Projections to be presented on a calendar year basis for consistency with the Roku Management Projections, based on applying an equal 50/50 weighting to the respective fiscal years ended June 30. For example, CY27E represents 50% of FY27E (ended June 30, 2027) and 50% of FY28E (ended June 30, 2028).

FOX’s fiscal year ends on June 30 of each year, and the Adjusted FOX Projections below are provided on the basis of calendar year presentation.

	Adjusted FOX Projections
Dollars in Millions(1)	Q3-Q4 CY26E(5)	CY27E	CY28E	CY29E	CY30E	CY31E
Revenue	$8,887	$17,874	$18,753	$19,730	$20,484	$21,633
EBITDA(2)	$2,005	$3,828	$3,745	$3,969	$4,190	$4,415
Pre-SBC EBITDA(3)	$2,085	$3,981	$3,901	$4,135	$4,357	$4,586
Unlevered Free Cash Flow(4)	$1,663	$2,928	$2,861	$2,829	$2,978	$3,260

(1)	All figures other than Revenue are non-GAAP.
(2)

“EBITDA” is defined as total revenues less operating expenses and selling, general and administrative expenses. EBITDA does not include: depreciation and amortization, restructuring, impairment and other corporate matters, equity earnings (losses) of affiliates, interest expense, net, non-operating other, net and income tax expense.

(3)	“Pre-SBC EBITDA” is defined as EBITDA, as defined in (2) above, before giving effect to stock-based compensation expense.
(4)

“Unlevered Free Cash Flow” is defined as Pre-SBC EBITDA, as defined in (3) above, less cash taxes (at the effective cash tax rate), less capital expenditures, plus changes in net working capital and other items. Unlevered Free Cash Flow does not take into account the effect of stock-based compensation.

(5)	Figure represents period from July 1, 2026, through December 31, 2026.

Certain Pro Forma Financial Information

Roku management prepared and provided to Qatalyst Partners certain non-public unaudited pro forma financial information for the period from the third quarter of calendar year 2026 through calendar year 2031 (which are referred to in this section as the “Roku Unaudited Pro Forma Projections”). Roku management prepared the Roku Unaudited Pro Forma Projections based on, among other things, the Roku Projections, the Adjusted FOX Projections and the FOX Management Assumed Synergies (without taking into account FOX management’s estimate of the aggregate cost of achieving such synergies, which estimate was not provided to Roku, and which costs were not expected to be material with respect to the pro forma combined company). Qatalyst Partners used the Roku Unaudited Pro Forma Projections, with the Roku Board’s approval, for purposes of its financial analyses and fairness opinion, as described and summarized in the section of this joint proxy statement/prospectus entitled “The Mergers—Opinion of Roku’s and the Strategic Initiatives Committee’s Financial Advisor.” FOX management, the FOX Board and Allen & Company did not receive the Roku Unaudited Pro Forma Projections.

The following table presents a summary of the Roku Unaudited Pro Forma Projections:

Roku Unaudited Pro Forma Projections

Dollars in Millions(1)	Q3-Q4 CY26E(4)	CY27E	CY28E	CY29E	CY30E	CY31E
Revenue	$12,010	$24,477	$26,546	$28,655	$30,960	$33,680
Pre-SBC EBITDA(2)	$2,481	$5,131	$5,659	$6,243	$7,032	$7,603
Unlevered Free Cash Flow(3)	$2,118	$3,989	$4,416	$4,704	$5,054	$5,603

(1)	All figures other than Revenue are non-GAAP.
(2)

“Pre-SBC EBITDA” is defined as EBITDA before giving effect to stock-based compensation expense, and after including the impact of the FOX Management Assumed Synergies. “EBITDA” is defined as total revenues less operating expenses and selling, general and administrative expenses. EBITDA does not include: depreciation and amortization, restructuring, impairment and other corporate matters, equity earnings (losses) of affiliates, interest expense, net, non-operating other, net and income tax expense.

(3)

“Unlevered Free Cash Flow” is defined as Pre-SBC EBITDA, as defined in (2) above, less cash taxes (at the effective cash tax rate), less capital expenditures, plus changes in net working capital and other items. Unlevered Free Cash Flow does not take into account the effect of stock-based compensation.

(4)	Figure represents period from July 1, 2026, through December 31, 2026.

FOX Management Assumed Synergies

FOX management developed prospective financial information relating to the estimated approximately $400 million of cost synergies expected to be realized by the combined company, which are estimated to include public company costs, sales, general, administrative and overhead synergies and other vendor and corporate cost efficiencies (the “FOX Management Assumed Synergies”). FOX management estimated that 50% of the FOX Management Assumed Synergies would be achieved during the first full year following the closing of the Transactions, and 100% of the FOX Management Assumed Synergies would be achieved during the second full year following the closing of the Transactions. FOX management also estimated that 100% of the aggregate cost of achieving the FOX Management Assumed Synergies would be incurred during the first full year following the closing of the Transactions. The FOX Management Assumed Synergies, together with FOX management’s estimate of the aggregate cost of achieving such synergies, were provided to the FOX Board in connection with its consideration of the Mergers and were also provided to Allen & Company, which was directed by FOX management and the FOX Board to use the FOX Management Assumed Synergies for purposes of its financial analyses and opinion, as described in the section entitled “The Mergers—Opinion of FOX’s Financial Advisor.” In addition, the FOX Management Assumed Synergies, but not FOX management’s estimate of the aggregate cost of achieving such synergies, were provided to Roku and Qatalyst Partners, which was directed by Roku management and the Roku Board to use such FOX Management Assumed Synergies for purposes of its financial analyses and opinion, as described and summarized in the section of this joint proxy statement/prospectus entitled “The Mergers—Opinion of Roku’s and the Strategic Initiatives Committee’s Financial Advisor”. Given the costs of achieving such synergies were not expected to be material with respect to the pro forma combined company, Roku did not otherwise prepare and Qatalyst Partners was not provided with, or directed to include in its financial analysis, any estimate of such costs.

See the section below entitled “General Information Regarding the Forecasts” for further information regarding the uncertainties underlying the FOX Management Assumed Synergies, which section should be read to apply to the FOX Management Assumed Synergies to the same extent as the FOX Management Standalone Projections and FOX Management Roku Standalone Projections, as well as the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the Mergers.

General Information Regarding the Forecasts

The unaudited prospective financial information and FOX Management Assumed Synergies were not prepared with a view toward public disclosure or toward complying with GAAP, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information or FOX Management Assumed Synergies, including considering that the FOX Special Meeting and the Roku Special Meeting will be held several months after the unaudited prospective financial information and FOX Management Assumed Synergies were prepared as well as the uncertainties inherent in any forecasted information. Although FOX’s and Roku’s respective management believes there is a reasonable basis for its respective prospective financial information, FOX and Roku caution stockholders that future results could be materially different from the prospective financial information presented in this joint proxy statement/prospectus.

As noted above, the non-GAAP financial measures included in the FOX Management Standalone Projections and the FOX Management Roku Standalone Projections were used and relied upon by the FOX Board in connection with its consideration of the Mergers and by FOX’s financial advisor in connection with its financial analyses and opinion. The non-GAAP financial measures included in the Roku Management Projections and the Roku Unaudited Pro Forma Projections were used and relied upon by the Roku Board in connection with its consideration of the Mergers and Roku’s financial advisor used and relied upon the non-GAAP financial measures included in the Roku Projections (but did not use or rely upon the Preliminary Roku Projections), the Adjusted FOX Projections, the FOX Management Assumed Synergies and the Roku Unaudited Pro Forma Projections in connection with its financial analyses and opinion. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures in connection with a proposed business combination, such as the Mergers, if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by the FOX Board or Roku Board in connection with their consideration of the Merger Agreement, the Transactions and the Merger Consideration or by FOX’s or Roku’s respective financial advisors. Accordingly, neither FOX nor Roku have provided reconciliations of the non-GAAP financial measures included in the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections or the Roku Unaudited Pro Forma Projections to the relevant GAAP financial measures. The FOX Management Standalone Projections, FOX Management Roku Standalone Projections, Roku Management Projections and Roku Unaudited Pro Forma Projections contain certain non-GAAP financial measures, including, as applicable, Adjusted EBITDA and Unlevered Free Cash Flow, that FOX and Roku believe are helpful in understanding their past financial performance and projected future results. FOX management and Roku management regularly use a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, including net income, cash flow and other measures of financial performance reported in accordance with GAAP. While FOX and Roku believe that these non-GAAP financial measures provide meaningful information to help investors to understand and analyze FOX’s and Roku’s respective financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of either FOX’s or Roku’s competitors and may not be directly comparable to similarly titled measures of FOX’s or Roku’s competitors given potential differences in the exact method of calculation. The FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger Agreement. Furthermore, the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections and the Roku Management Projections do not take into account the effect of any failure to consummate the Mergers and should not be viewed as accurate or applicable in that context.

While the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections are presented with numerical specificity, the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, economic, market, and financial conditions, and additional matters specific to FOX’s and Roku’s businesses or which are difficult to predict but subject to significant economic and competitive uncertainties) that are inherently uncertain and may be beyond FOX management’s and Roku management’s control. Further, given that the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond the date of their preparation. The ability to achieve the performance contemplated by the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections depends on, in part, whether or not strategic goals, objectives, and targets are reached over the applicable period. The assumptions upon which FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive, and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, FOX’s and Roku’s respective ability to achieve strategic goals, objectives, and targets over applicable periods, the inherent uncertainty of the business and economic conditions affecting the industries in which FOX and Roku operate, and the risks and uncertainties described in the section “Cautionary Note Regarding Forward-Looking Statements” beginning on page 76 and “Risk Factors” beginning on page 44, all of which are difficult or impossible to predict accurately and many of which are beyond FOX’s and Roku’s respective control. The FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections also reflect assumptions by FOX’s and Roku’s respective management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised respective prospects for the respective businesses of FOX and Roku, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared. Modeling and forecasting the future performance of a company is a highly speculative endeavor. Since the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections cover a long period of time, by their nature, they are unlikely to anticipate each circumstance that will have an effect on the respective values of FOX and Roku. Accordingly, there can be no assurance that the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections will be realized, and actual results may differ, and may differ materially, from those shown.

The inclusion of the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections in this joint proxy statement/prospectus should not be regarded as an indication that any of FOX, Roku or their respective affiliates, officers, directors, advisors or other representatives considered or consider the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections necessarily predictive of actual future events, and the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections should not be relied upon as such. None of FOX, Roku or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections. None of FOX, Roku or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of FOX or Roku compared to the information contained in the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections or that forecasted results will be achieved.

In addition, the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections have not been updated or revised to reflect information or results after the date on which they were prepared or as of the date of this joint proxy statement/prospectus, and except as required by applicable securities laws, FOX and Roku do not intend to update or otherwise revise the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections, the Roku Management Projections and the Roku Unaudited Pro Forma Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are not shown to be appropriate.

The FOX Management Standalone Projections, the FOX Management Roku Standalone Projections and the FOX Management Assumed Synergies were prepared by, and are the responsibility of, FOX management. Neither Ernst & Young LLP, FOX’s independent registered public accounting firm, nor any other independent accountants have audited, reviewed, examined, compiled, or applied any agreed-upon procedures with respect to the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections or the FOX Management Assumed Synergies contained herein and, accordingly, Ernst & Young LLP does not express any opinion or any other form of assurance with respect thereto or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The report of Ernst & Young LLP contained in FOX’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, which is incorporated by reference into this joint proxy statement/prospectus, relates to FOX’s previously issued audited financial statements and does not extend to the FOX Management Standalone Projections, the FOX Management Roku Standalone Projections or the FOX Management Assumed Synergies and should not be read to do so.

The Roku Management Projections and the Roku Unaudited Pro Forma Projections were prepared by, and are the responsibility of, Roku management. Neither Deloitte & Touche LLP, Roku’s independent registered public accounting firm, nor any other independent accountants have audited, reviewed, examined, compiled, or applied any agreed-upon procedures with respect to the Roku Management Projections contained herein and, accordingly, Deloitte & Touche LLP does not express any opinion or any other form of assurance with respect thereto or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The reports of Deloitte & Touche LLP contained in Roku’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and Roku’s Current Report on Form 8-K, dated June 18, 2026 and filed with the SEC on June 18, 2026, which are incorporated by reference into this joint proxy statement/prospectus, relate to Roku’s previously issued audited financial statements and do not extend to the Roku Management Projections and should not be read to do so.

Opinion of FOX’s Financial Advisor

FOX has engaged Allen & Company as a financial advisor to FOX in connection with the Mergers. In connection with this engagement, FOX requested that Allen & Company render an opinion to the FOX Board regarding the fairness, from a financial point of view, to FOX of the Merger Consideration to be paid by FOX pursuant to the Merger Agreement. At a June 14, 2026 meeting of the FOX Board held to evaluate the Mergers, Allen & Company rendered an oral opinion (confirmed by delivery of a written opinion dated June 14, 2026) to the FOX Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the Merger Consideration to be paid by FOX pursuant to the Merger Agreement was fair, from a financial point of view, to FOX. For purposes of Allen & Company’s financial analyses and opinion, Allen & Company utilized the implied value of the Merger Consideration, as of the date of Allen & Company’s opinion, of $162.20 per share of Roku Common Stock based on the Per Share Cash Amount of $96.00 and, for the stock consideration, the Exchange Ratio of 0.9693 and the unaffected closing price of FOX Class A Common Stock of $68.30 per share on June 11, 2026.

The full text of Allen & Company’s written opinion, dated June 14, 2026, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex D and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the FOX Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view to FOX and did not address any other terms, aspects or implications of the Mergers. Allen & Company’s opinion did not constitute a recommendation as to the course of action that FOX (or the FOX Board or any committee thereof) should pursue in connection with the Mergers or otherwise address the merits of the underlying decision by FOX to engage in the Mergers, including in comparison to other strategies or transactions that might be available to FOX or which FOX might engage in or consider. Allen & Company’s opinion did not constitute advice or a recommendation to the FOX Board, and does not constitute advice or a recommendation to any securityholder or other person, as to how to vote or act on any matter relating to the Mergers or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with FOX and the industries in which FOX and Roku operate as well as information that Allen & Company received during the course of its assignment, including information provided by the managements of FOX and Roku in the course of discussions relating to the Mergers as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Roku, FOX or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Roku, FOX or any other entity, or conducted any analysis concerning the solvency or fair value of Roku, FOX or any other entity. Allen & Company did not investigate, and expressed no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting Roku, FOX or any other entity and Allen & Company assumed, with FOX’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to its analyses or opinion.

In arriving at its opinion, Allen & Company, among other things:

•	reviewed the financial terms of a draft, provided to Allen & Company on June 14, 2026, of the Merger Agreement;

•

reviewed certain publicly available historical business and financial information relating to Roku and FOX, including public filings of Roku and FOX, and historical market prices for Roku Class A Common Stock and FOX Class A Common Stock;

•

reviewed certain financial and other information relating to Roku provided to or discussed with Allen & Company by the managements of Roku and FOX, including certain financial forecasts, estimates and other financial and operating data relating to Roku provided to or discussed with Allen & Company by the management of FOX;

•

reviewed certain financial and other information relating to FOX provided to or discussed with Allen & Company by the management of FOX, including certain financial forecasts, estimates and other financial and operating data relating to FOX provided to or discussed with Allen & Company by the management of FOX and certain estimates of the management of FOX as to the anticipated cost synergies expected by such management to result from the Mergers;

•	held discussions with the respective managements of Roku and FOX relating to the operations, financial condition and prospects of Roku and FOX;

•

reviewed and analyzed certain publicly available information, including certain stock market and other data, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating Roku and FOX;

•	reviewed and analyzed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the Mergers; and

•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with FOX’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by the managements and other representatives of Roku and FOX or otherwise reviewed by Allen & Company. With respect to the financial forecasts, estimates and other financial and operating data relating to Roku and the Mergers that Allen & Company was directed to utilize for purposes of its analyses and opinion, Allen & Company was advised by the management of FOX and Allen & Company assumed, at FOX’s direction, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and were an appropriate basis upon which to evaluate, the future financial and operating performance of Roku and FOX, the anticipated cost synergies expected by the management of FOX to result from the Mergers and the other matters covered thereby. Allen & Company also assumed, with FOX’s consent, that the financial results, including, without limitation, the anticipated cost synergies expected by the management of FOX to result from the Mergers, reflected in the financial forecasts, estimates and other financial and operating data utilized in Allen & Company’s analyses would be realized in the amounts and at the times projected. Allen & Company further assumed, with FOX’s consent, that there had been no material changes in the assets, liabilities, financial condition, results of operations or prospects of Roku or FOX since the dates on which the most recent financial statements or other information (financial or otherwise) relating to Roku or FOX were made available to Allen & Company. Allen & Company expressed no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based.

Allen & Company relied, at FOX’s direction, upon the assessments of the management of FOX as to, among other things, (i) the potential impact on Roku and FOX of certain market, competitive, seasonal, technological, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the entertainment and media industries, or the operations of Roku and FOX, (ii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, users and subscribers, content providers, advertisers, distributors, suppliers and manufacturers, and licensing and other commercial relationships of Roku and FOX and (iii) the ability of FOX to integrate the operations of Roku with those of FOX and to realize the anticipated cost synergies expected by the management of FOX to result from the Mergers as contemplated. With FOX’s consent, Allen & Company assumed that there would be no developments with respect to any such matters, or any adjustments to the Merger Consideration, that would have an adverse effect on Roku, FOX or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Allen & Company’s analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of such opinion. As the FOX Board was aware, the credit, financial and stock markets, the industries in which Roku and FOX operate and the securities of Roku and FOX have experienced and may continue to experience volatility and disruptions and Allen & Company expressed no opinion or view as to any potential effects of such volatility or disruptions on Roku, FOX or the Mergers (including the contemplated benefits thereof).

Allen & Company assumed, with FOX’s consent, that the Mergers would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Mergers, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Roku, FOX or the Mergers (including the contemplated benefits thereof) that would be meaningful in any respect to Allen & Company’s analyses or opinion. Allen & Company also assumed with FOX’s consent, that the Mergers, taken together, would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and would otherwise qualify for the intended tax treatment contemplated by the Merger Agreement. In addition, Allen & Company assumed, with FOX’s consent, that the final executed Merger Agreement would not differ from the draft reviewed by Allen & Company in any respect meaningful to its analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, to FOX of the Merger Consideration (to the extent expressly specified in such opinion) and Allen & Company expressed no opinion or view as to the fairness of the Merger Consideration to the holders of any class or series of securities, creditors or other constituencies of FOX or any other party. Allen & Company’s opinion also did not address any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the Merger Consideration or the Mergers, any adjustments to the Merger Consideration, any voting and support agreements or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Mergers or otherwise. Allen & Company expressed no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Mergers or any related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. Allen & Company did not express any opinion or view as to the actual value of FOX Class A Common Stock when issued in the First Merger or the prices at which FOX Class A Common Stock, Roku Class A Common Stock, Roku Class B Common Stock or any other securities of FOX or Roku may trade or otherwise be transferable at any time, including following announcement or consummation of the Mergers. In addition, Allen & Company expressed no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Mergers or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting Roku, FOX or the Mergers (including the contemplated benefits thereof), and Allen & Company relied, at FOX’s direction, upon the assessments of representatives of FOX as to such matters. Allen & Company’s opinion did not constitute a recommendation as to the course of action that FOX (or the FOX Board or any committee thereof) should pursue in connection with the Mergers or otherwise address the merits of the underlying decision by FOX to engage in the Mergers, including in comparison to other strategies or transactions that might be available to FOX or which FOX might engage in or consider.

In connection with its opinion, Allen & Company performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below and certain factors considered is not a comprehensive description of all analyses undertaken or factors considered by Allen & Company. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion and analyses are not readily susceptible to summary description. Allen & Company arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Allen & Company believes that the analyses and factors summarized below must be considered as a whole and in context. Allen & Company further believes that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying Allen & Company’s analyses and opinion.

In performing its financial analyses, Allen & Company considered industry performance, general business and economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of FOX and Roku. No company, business or transaction reviewed is identical or directly comparable to Roku or FOX, their respective businesses or the Mergers and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed. The estimates of the future performance of Roku or FOX in or underlying Allen & Company’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of Allen & Company’s analysis of the fairness, from a financial point of view, to FOX of the Merger Consideration and were provided to the FOX Board in connection with the delivery of Allen & Company’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Allen & Company regarding the actual value of Roku, FOX or their respective securities.

Allen & Company did not recommend that any specific consideration constituted the only appropriate consideration in the Mergers. The type and amount of consideration payable in the Mergers was determined through negotiations between FOX and Roku, rather than by any financial advisor, and was approved by the FOX Board. The decision of FOX to enter into the Merger Agreement was solely that of the FOX Board. Allen & Company’s opinion and analyses were only one of many factors considered by the FOX Board in its evaluation of the Mergers and the consideration payable by FOX in the Mergers and should not be viewed as determinative of the views of the FOX Board or management with respect to the Mergers or the consideration payable by FOX in the Mergers.

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses performed by Allen & Company in connection with its opinion, dated June 14, 2026, to the FOX Board. The summary set forth below is not a comprehensive description of all analyses undertaken by Allen & Company in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Allen & Company, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Allen & Company. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Allen & Company. Future results may differ from those described and such differences may be material. For purposes of the financial analyses described below, (i) Allen & Company utilized the implied value of the Merger Consideration, as of the date of Allen & Company’s opinion, of $162.20 per share of Roku Common Stock based on the Per Share Cash Amount of $96.00 and, for the stock consideration, the Exchange Ratio of 0.9693 and the unaffected closing price of FOX Class A Common Stock of $68.30 per share on June 11, 2026, (ii) the term “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation expense in the case of Roku and the Roku selected companies (as defined below), including the impact of stock-based compensation expense and corporate allocations and eliminations in the case of FOX and the FOX selected companies (as defined below), and excluding one-time non-recurring items, and (iii) the respective tax assets of Roku and FOX were taken into account.

Roku Financial Analyses

Selected Public Companies Analysis. Allen & Company performed a selected public companies analysis of Roku in which Allen & Company reviewed certain financial and stock market information relating to Roku and the following nine selected publicly traded companies with operations that Allen & Company considered generally relevant for purposes of its analysis (collectively, the “Roku selected companies”):

•	Alphabet Inc.

•	Amazon.com, Inc.

•	Apple Inc.

•	AppLovin Corporation

•	Meta Platforms, Inc.

•	Netflix, Inc.

•	Reddit, Inc.

•	Spotify Technology S.A.

•	The Trade Desk, Inc.

Allen & Company reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on June 12, 2026 (or, in the case of Roku, as of an unaffected date of June 11, 2026 prior to market rumors of a potential transaction involving Roku) plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, investments, unconsolidated and other assets and the estimated present value of tax assets (as applicable), as a multiple of fiscal year ending June 30, 2027 (“fiscal year 2027”) estimated adjusted EBITDA as further adjusted for compounded annual growth rates of estimated adjusted EBITDA from fiscal years ending June 30, 2026 through June 30, 2028 (as further adjusted, “estimated growth-adjusted EBITDA multiples”). Financial data of the Roku selected companies were based on or derived from public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of Roku were based on financial forecasts and estimates of FOX management, in each case on a June 30 fiscal year-end basis for comparative purposes with FOX’s June 30 fiscal year-end.

The overall low to high fiscal year 2027 estimated growth-adjusted EBITDA multiples observed for the Roku selected companies were 0.42x to 2.39x. Allen & Company applied a selected range of fiscal year 2027 estimated growth-adjusted EBITDA multiples derived from the Roku selected companies of 0.65x to 1.00x to corresponding data of Roku based on financial forecasts and estimates of FOX management. This analysis indicated the following approximate implied equity value per share reference range for Roku, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$118.75 – $171.55	$162.20

Selected Precedent Transactions Analysis. Allen & Company performed a selected precedent transactions analysis of Roku in which Allen & Company reviewed publicly available financial information relating to the following six selected transactions involving target companies with operations that Allen & Company considered generally relevant for purposes of its analysis (collectively, the “selected transactions”):

Announcement Date	Acquiror	Target
December 2025	• Netflix, Inc.	• Warner Bros. Discovery, Inc.
February 2024	• Walmart Inc.	• VIZIO Holdings Corp.
November 2023	• The Walt Disney Company	• Hulu LLC
July 2022	• Unity Software Inc.	• ironSource Ltd.
February 2021	• Magnite, Inc.	• SpotX, Inc.
December 2019	• Xperi Corporation	• TiVo Corporation

Allen & Company reviewed, among other information and to the extent publicly available, transaction values of the selected transactions, calculated as the enterprise values implied for the target companies involved in the selected transactions based on the consideration paid or payable in the selected transactions, as a multiple of next 12 months (or latest 12 months when next 12 months data was not available) estimated adjusted EBITDA of the target company (“estimated adjusted EBITDA multiples”). Financial data for the selected transactions were based on or derived from public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of Roku were based on financial forecasts and estimates of FOX management.

The overall low to high next 12 months (or latest 12 months, as applicable) estimated adjusted EBITDA multiples observed for the selected transactions were 9.9x to 48.7x. Allen & Company applied a selected range of next 12 months (or latest 12 months, as applicable) estimated adjusted EBITDA multiples derived from the selected transactions of 25.0x to 35.0x to the next 12 months estimated adjusted EBITDA (as of May 31, 2026) of Roku based on financial forecasts and estimates of FOX management. This analysis indicated the following approximate implied equity value per share reference range for Roku, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$142.35 – $191.01	$162.20

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of Roku on a June 30 fiscal year-end basis for comparative purposes with FOX’s June 30 fiscal year-end by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Roku was forecasted to generate during the fiscal year ending June 30, 2026 through the fiscal year ending June 30, 2031 based on financial forecasts and estimates of FOX management, both before and after giving effect to the anticipated cost synergies expected by the management of FOX to result from the Mergers. For purposes of this analysis, stock-based compensation was treated as a cash expense. Allen & Company calculated terminal values for Roku at the end of the forecast period by applying to the fiscal year June 30, 2031 estimated adjusted EBITDA of Roku based on financial forecasts and estimates of FOX management a selected range of adjusted EBITDA multiples of 15.0x to 20.0x. The present values (as of May 31, 2026) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.0% to 11.75%. This analysis indicated the following approximate implied equity value per share reference ranges for Roku both before and after giving effect to anticipated cost synergies expected by the management of FOX to result from the Mergers, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Ranges		Merger Consideration
Before Anticipated Cost Synergies	After Anticipated Cost Synergies
$135.95 - $181.11	$148.01 - $195.89	$162.20

FOX Financial Analyses

Selected Public Companies Analysis. Allen & Company performed a selected public companies analysis of FOX in which Allen & Company reviewed certain financial and stock market information relating to FOX and eight selected publicly traded companies with operations that Allen & Company considered generally relevant for purposes of its analysis (collectively, the “FOX selected companies”):

•	AMC Global Media Inc.

•	Netflix, Inc.

•	Nexstar Media Group, Inc.

•	Paramount Skydance Corporation

•	Roku, Inc.

•	Starz Entertainment Corp.

•	The Walt Disney Company

•	Versant Media Group, Inc.

Allen & Company reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on June 12, 2026 (or, in the case of Roku and FOX, as of an unaffected date of June 11, 2026 prior to market rumors of a potential transaction involving Roku) plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, investments, unconsolidated and other assets and the estimated present value of tax assets (as applicable), as a multiple of fiscal year 2027 estimated adjusted EBITDA. Financial data of the FOX selected companies were based on or derived from public filings, publicly available Wall Street research analysts’ estimates and other publicly available information on a June 30 fiscal year-end basis for comparative purposes with FOX’s June 30 fiscal year-end, and financial data of FOX were based on financial forecasts and estimates of FOX management.

The overall low to high fiscal year 2027 estimated adjusted EBITDA multiples observed for the FOX selected companies were 4.1x to 34.4x. Allen & Company applied a selected range of fiscal year 2027 estimated adjusted EBITDA multiples derived from the FOX selected companies of 6.0x to 8.0x to corresponding data of FOX based on forecasts and estimates of FOX management. This analysis indicated the following approximate implied equity value per share reference range for FOX, as compared to the unaffected per share closing price of FOX Class A Common Stock and the blended per share closing price of FOX Class A Common Stock and FOX Class B Common Stock (based on the weighted average shares of FOX Class A Common Stock and FOX Class B Common Stock outstanding as provided by FOX management) on June 11, 2026:

Implied Equity Value Per Share Reference Range	Closing Price of FOX Class A Common Stock on June 11, 2026
$59.07 – $77.45	$68.30

Blended Closing Price of FOX Class A Common Stock and FOX Class B Common Stock on June 11, 2026
$64.66

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of FOX by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that FOX was forecasted to generate during the fiscal year ending June 30, 2026 through the fiscal year ending June 30, 2031 based on financial forecasts and estimates of FOX management. For purposes of this analysis, stock-based compensation was treated as a cash expense. Allen & Company calculated terminal values for FOX at the end of the forecast period by applying to the normalized fiscal year June 30, 2031 estimated adjusted EBITDA of FOX based on financial forecasts and estimates of FOX management a selected range of adjusted EBITDA multiples of 5.5x to 7.5x. The present values (as of May 31, 2026) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.25% to 9.75%. This analysis indicated the following approximate implied equity value per share reference range for FOX, as compared to the unaffected per share closing price of FOX Class A Common Stock and the blended per share closing price of FOX Class A Common Stock and FOX Class B Common Stock (based on the weighted average shares of FOX Class A Common Stock and FOX Class B Common Stock outstanding as provided by FOX management) on June 11, 2026:

Implied Equity Value Per Share Reference Range	Closing Price of FOX Class A Common Stock on June 11, 2026
$61.37 – $77.75	$68.30

Blended Closing Price of FOX Class A Common Stock and FOX Class B Common Stock on June 11, 2026
$64.66

Certain Additional Information. Allen & Company observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational reference, including the following:

•

historical closing prices of Roku Class A Common Stock during the 52-week period ended June 11, 2026, which indicated low to high intraday prices of Roku Class A Common Stock of $73.91 to $133.46 per share as compared to the unaffected closing price of Roku Class A Common Stock of $119.64 per share on June 11, 2026, and historical closing prices of FOX Class A Common Stock during the 52-week period ended June 11, 2026, which indicated low to high intraday prices of FOX Class A Common Stock of $52.96 to $76.39 per share as compared to the unaffected closing price of FOX Class A Common Stock of $68.30 per share on June 11, 2026; and

•

publicly available Wall Street research analysts’ price targets for Roku and FOX, which indicated an overall low to high target price range for Roku of $120.00 to $185.00 per share (with a mean of $152.00 per share and a median of $150.00 per share) and an overall low to high target price range for FOX of $54.00 to $85.00 per share (with a mean and median of $73.00 per share).

Miscellaneous

Allen & Company’s financial analyses and opinion were only one of many factors taken into consideration by the FOX Board in its evaluation of the Mergers and the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the FOX Board or FOX management with respect to the Exchange Ratio, the Merger Consideration or as to whether the FOX Board would have been willing to determine that a different consideration was fair. The consideration for the Mergers and the Transactions was determined through arm’s-length negotiations between FOX and Roku and was approved by the FOX Board. Allen & Company provided advice to FOX during these negotiations. Allen & Company did not, however, recommend any specific amount of consideration to FOX or the FOX Board or that any specific amount of consideration constituted the only appropriate consideration for the Mergers and the Transactions.

For Allen & Company’s financial advisory services, FOX has agreed to pay Allen & Company an aggregate fee of $55 million, of which $5.5 million was payable to Allen & Company upon delivery of Allen & Company’s opinion (regardless of the conclusion reached in such opinion) and $49.5 million is payable contingent upon consummation of the Mergers. FOX also agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

FOX selected Allen & Company as its financial advisor in connection with the Mergers based on, among other things, Allen & Company’s reputation, experience and general familiarity with FOX and the industries in which FOX and Roku operate. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, reorganizations and recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Although Allen & Company had not provided investment banking services as of, or during the two-year period prior to, the date of its opinion to FOX unrelated to the Mergers or to Roku for which Allen & Company received compensation, Allen & Company may provide such services to FOX, Roku and/or their respective affiliates in the future, for which Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker-dealer and certain of its affiliates, directors and officers may invest, hold long or short positions and/or trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the securities (or related derivative securities) of FOX, Roku and/or their respective affiliates. The issuance of Allen & Company’s opinion was approved by Allen  & Company’s opinion committee.

Opinion of Roku’s and the Strategic Initiatives Committee’s Financial Advisor

Opinion of Qatalyst Partners

Roku, with the authorization and approval of Mr. Jeffrey Blackburn as Chairperson of the Strategic Initiatives Committee of the Roku Board, retained Qatalyst Partners to act as Roku’s and the Committee’s financial advisor in connection with a market check and the evaluation of any resulting potential strategic transaction involving Roku, including but not limited to a joint venture or a sale of Roku, and ultimately the

Mergers, and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX) was fair, from a financial point of view, to such holders. Roku selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Roku and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this joint proxy statement/prospectus. At the meeting of the Roku Board on June 14, 2026, Qatalyst Partners rendered to the Roku Board (including all of the members of the Strategic Initiatives Committee) its oral opinion, which was confirmed by delivery of a written opinion, dated June 14, 2026, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX) was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, dated June 14, 2026, is attached hereto as Annex E. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of shares of Roku Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Roku Board (including the members of the Strategic Initiatives Committee) and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX), to such holders, and it does not address any other aspect of the Mergers. It does not constitute a recommendation as to how Roku stockholders should vote with respect to the Mergers or any other matter and does not in any manner address what the value of FOX Class A Common Stock actually will be when issued pursuant to the Mergers or the price at which Roku Common Stock or FOX Class A Common Stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement, dated June 13, 2026 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements of Roku and FOX and other business and financial information of Roku and FOX. Qatalyst Partners also reviewed (a) certain forward-looking information relating to Roku prepared by the management of Roku, including financial projections and operating data of Roku (these financial projections and operating data are defined in the section entitled “Background of the Mergers” as the “Roku Projections”), (b) certain forward-looking information relating to FOX prepared by the management of FOX, including financial projections and operating data of FOX (which are referred to in this section as the “FOX Management Standalone Projections”), (c) the FOX Management Standalone Projections as adjusted by the management of Roku (which are referred to in this section as the “Adjusted FOX Projections”), and (d) information relating to certain strategic, financial and operational impacts anticipated from the Mergers, prepared by the management of FOX (which are referred to in this section as the “FOX Management Assumed Synergies”), each as described in the section entitled “The Mergers—Certain Unaudited Prospective Financial Information ”. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Roku and FOX, including information relating to certain strategic, financial and operational impacts anticipated from the Mergers, with the senior management of Roku and FOX, respectively. Qatalyst Partners also reviewed the historical market prices and trading activity for Roku Common Stock and FOX Class A Common Stock and compared the financial performance of Roku and FOX and the prices and trading activity of Roku Common Stock and FOX Class A Common Stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners participated in certain discussions and negotiations among representatives of Roku, FOX and their respective financial and legal advisors, and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Roku and FOX. With respect to the Roku Projections, Qatalyst Partners was advised by the management of Roku, and Qatalyst Partners assumed based on discussions with Roku management and the Roku Board, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Roku of the future financial performance of Roku and other matters covered thereby. With respect to the FOX Management Standalone Projections, Qatalyst Partners was advised by the management of FOX, and Qatalyst Partners assumed based on discussions with the management of FOX, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FOX of the future financial performance of FOX and other matters covered thereby. With respect to the Adjusted FOX Projections, Qatalyst Partners was advised by the management of Roku, and Qatalyst Partners assumed based on discussions with the management of Roku, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Roku of the future financial performance of FOX and other matters covered thereby. With respect to the FOX Management Assumed Synergies, Qatalyst Partners was advised by the management of Roku and FOX, and Qatalyst Partners assumed based on discussions with the management of Roku and FOX, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FOX relating to the strategic, financial and operational impacts anticipated from the Mergers. Qatalyst Partners expressed no view as to the Roku Projections, the FOX Management Standalone Projections, the Adjusted FOX Projections or the FOX Management Assumed Synergies or the assumptions on which each of the foregoing were based. Qatalyst Partners assumed that the terms of the Draft Merger Agreement would not differ materially from the final executed Merger Agreement, and that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay and with no adjustment to the Merger Consideration. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Mergers, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Roku, FOX or the contemplated benefits expected to be derived in the Mergers. Qatalyst Partners relied upon, without independent verification, the assessment of Roku and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Roku or FOX or their respective affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Roku as to (a) the existing and future technology and products of Roku and FOX and the risks associated with such technology and products, (b) the ability to integrate the businesses of Roku and FOX and (c) the ability to retain key employees of Roku and FOX.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Roku to engage in the Mergers, or the relative merits of the Mergers as compared to any strategic alternatives that may be available to Roku. Qatalyst Partners has not been asked to, nor does it express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement, the Mergers or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the Mergers, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Mergers or any of the other transactions contemplated by the Merger Agreement. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX) pursuant to, and in accordance with, the terms of the Merger Agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Roku or FOX or any of their respective affiliates, or any class of such persons, relative to such Merger Consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion, dated as of June 14, 2026. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized, among other things, the Roku Projections, the FOX Management Standalone Projections, the Adjusted FOX Projections, the FOX Management Assumed Synergies and third-party research analyst consensus estimates as of June 12, 2026. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Standalone Company

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for shares of Roku Common Stock as of June 30, 2026, using the mid-period convention, by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows (“UFCFs”) of Roku, based on the Roku Projections for the third quarter of calendar year 2026 through calendar year 2030 (which implied present value was calculated using a range of discount rates of 12.5% to 18.0%, based on an estimated weighted average cost of capital for Roku);

(b)

the implied net present value of a corresponding terminal value of Roku, calculated by multiplying Roku’s estimated EBITDA in calendar year 2031, based on the Roku Projections, by a range of next-twelve-months’ EBITDA multiples of 10.0x to 15.0x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in clause (a); and

(c)	the projected cash of Roku, as of June 30, 2026, as provided by the management of Roku; and

•

dividing the resulting amount by the number of fully diluted shares of Roku Common Stock outstanding (calculated using the treasury stock method, and including Roku’s RSUs and options), as provided by the management of Roku as of June 11, 2026, with each of the above-referenced estimated future UFCFs and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through the applicable period (approximately 11% cumulative dilution through the projection period) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by the management of Roku.

Based on the calculations set forth above, this analysis implied a range of values for Roku Common Stock of approximately $112.68 to $176.99 per share.

Pro Forma Combined Company

Qatalyst Partners also performed an illustrative pro forma discounted cash flow analysis with respect to the pro forma combined company, taking into account the Mergers (the “Combined Company”), based on the Roku Projections, Adjusted FOX Projections and FOX Management Assumed Synergies (without taking into account FOX management’s estimate of the aggregate cost of achieving such synergies, which estimate was not provided to Roku, and which costs were not expected to be material with respect to the pro forma combined company), to calculate indications of the implied pro forma present value per share of FOX Common Stock as of June 30, 2026, based on a blended per share value of FOX Class A Common Stock and FOX Class B Common Stock as of June 30, 2026, using mid-period convention, and, by applying the Exchange Ratio and adding the cash portion of the Merger Consideration, the implied per-share value of the Merger Consideration, by:

•	adding:

(a)

the implied net present value of the estimated future UFCFs of the combined company, based on the Roku Projections, the Adjusted FOX Projections and the FOX Management Assumed Synergies for the third quarter of calendar year 2026 through calendar year 2030 (which implied present value was calculated using a range of discount rates of 9.0% to 13.0%, based on an estimated weighted average cost of capital for the combined company);

(b)

the implied net present value of a corresponding terminal value of the combined company, calculated by multiplying the combined company’s estimated EBITDA in calendar year 2031, based on the Roku Projections, the Adjusted FOX Projections and the FOX Management Assumed Synergies, by a range of next-twelve-months’ EBITDA multiples of 8.0x to 11.0x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in clause (a); and

(c)

the implied net present value of estimated federal tax savings due to certain tax assets of FOX, as of December 31, 2030, as provided by the management of FOX and as adjusted by Roku management as detailed in the section entitled “Roku Management Projections,” discounted to present value using the same range of discount rates used in clause (a); and

•	subtracting:

(a)

the estimated combined net debt of Roku and FOX as of June 30, 2026 (excluding the impact of the Mergers), based on combined balance sheet statistics projections derived from the balance sheet information provided by the managements of Roku and FOX, respectively; and

(b)	the cash required to consummate the Mergers, including the cash portion of the Merger Consideration and estimated transaction fees and expenses, as provided by the management of FOX; and

•

dividing the resulting amount by the number of fully diluted shares of FOX Common Stock outstanding (calculated using the treasury stock method and including FOX Class A Common Stock and FOX Class B Common Stock) immediately following the consummation of the Mergers, which was determined by adding the fully diluted shares of FOX Common Stock outstanding (including FOX’s options, RSUs and performance share units) as provided by the management of FOX as of May 31, 2026, plus the number of shares of FOX Common Stock to be issued in the transaction calculated based on the number of fully diluted shares of Roku Common Stock outstanding (including Roku’s RSUs and options) as provided by the management of Roku as of June 11, 2026, with each of the above-referenced estimated future UFCFs and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through the applicable period (approximately 5% cumulative dilution through the projection period) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by the management of Roku; and

•

applying the Exchange Ratio of 0.9693 of a share of FOX Class A Common Stock per share of Roku Common Stock to such implied pro forma blended present value per share of FOX Common Stock to calculate the implied value of the stock portion of the Merger Consideration; and

•	adding the per share cash portion of the Merger Consideration of $96.00 per share of Roku Common Stock.

Based on the calculations set forth above, this analysis implied a range of values for Roku Common Stock of approximately $153.26 to $189.60 per share. This was compared to a range of values for Roku Common Stock based on the standalone discounted cash flow analysis of $112.68 to $176.99 per share.

Selected Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for Roku with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Roku, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates for calendar year 2026, and using the closing prices as of June 12, 2026 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by estimated EBITDA for calendar year 2026 (which we refer to as the “CY2026E EBITDA Multiples”) for each of the selected companies, as shown below:

Selected Consumer Ad-Driven Companies	CY2026E EBITDA Multiple
Alphabet Inc.	19.2x
Meta Platforms, Inc.	10.3x
Pinterest, Inc.	8.3x
Snap Inc.	8.2x

Selected Streaming Subscription Companies	CY2026E EBITDA Multiple
Spotify Technology S.A.	25.1x
Netflix, Inc.	20.4x

Selected Ad-Tech Companies	CY2026E EBITDA Multiple
AppLovin Corporation	24.3x
Magnite, Inc.	10.3x
The Trade Desk, Inc.	6.3x

Based on an analysis of the CY2026E EBITDA Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 15.0x to 25.0x.

Qatalyst Partners then applied this range to Roku’s estimated EBITDA for calendar year 2026, based on each of the Roku Projections and the third-party research analyst consensus estimates as of June 12, 2026. Based on Roku’s balance sheet information as of March 31, 2026 and the fully diluted shares of Roku Common Stock outstanding as of June 11, 2026 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), as provided by the management of Roku, this analysis implied (a) a range of values of approximately $84.00 to $128.89 per share of Roku Common Stock based on the Roku Projections and (b) a range of values of approximately $82.59 to $126.55 per share of Roku Common Stock based on the third-party research analyst consensus estimates as of June 12, 2026.

No company included in the selected companies analysis is identical to Roku. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Roku, such as the impact of competition on the business of Roku and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Roku or the industry or in the financial markets in general. Individual multiples or mathematical analyses, such as determining the arithmetic mean, median, or the high or low, are not in themselves meaningful methods of using selected company data.

Miscellaneous

In connection with the review of the Mergers by the Roku Board and the Strategic Initiatives Committee, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Roku, FOX or the Combined Company. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Roku. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Roku Common Stock or FOX Class A Common Stock might actually trade or otherwise be transferable at any time.

Qatalyst Partners’ opinion and its presentation to the Roku Board was one of many factors considered by the Strategic Initiatives Committee and the Roku Board in deciding to recommend and approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Strategic Initiatives Committee and the Roku Board with respect to the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement, by the holders of shares of Roku Common Stock (other than FOX or any affiliate of FOX), to such holders, or of whether the Strategic Initiatives Committee and the Roku Board would have been willing to agree to different consideration. The Merger Consideration payable in the Mergers was determined through arm’s-length negotiations between Roku and FOX, was recommended by the Strategic Initiatives Committee, and was approved by the Roku Board. Qatalyst Partners provided advice to Roku during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Roku or that any specific consideration constituted the only appropriate consideration for the Mergers.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions and may trade or otherwise effect transactions in debt or equity securities or loans of Roku, FOX or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and Roku or FOX, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Roku or FOX and/or their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Roku with financial advisory services in connection with the Mergers for which it will be paid an aggregate amount currently estimated at approximately $97 million (provided that a portion of the final actual fee will be based on an average of the closing price of FOX Class A Common Stock over ten (10) consecutive trading days up to and including the second trading day immediately preceding the closing of the Mergers and, accordingly, the final fee may vary significantly from this estimate), $250,000 of which was payable upon the execution of the engagement letter, $10 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which (the “Consummation Payment”) will be paid upon, and subject to, the consummation of the Mergers. In the event the Mergers are not consummated and Roku is paid a termination fee by FOX, Qatalyst Partners would be entitled to a portion of such termination fee; provided that the amount that Qatalyst Partners would receive would in no event exceed the Consummation Payment. Roku has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Roku has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Governance of the Combined Company After the Mergers

Pursuant to the terms of the Merger Agreement, Roku is entitled to designate one individual, reasonably acceptable to FOX, who will be added as an additional member of the FOX Board, effective as of immediately after the Effective Time. Roku, with the approval of the Strategic Initiatives Committee, has designated Anthony Wood, Roku’s Chief Executive Officer, Chairman, and President, as its designee.

Anthony Wood, age 60, has been the Chief Executive Officer of Roku since October 2002, Chairman of Roku since February 2008 and President of Roku since July 2011. Before that, Mr. Wood founded ReplayTV, where he served as Chief Executive Officer before the company’s acquisition in 2001, and co-founded iband.com, an internet software company later acquired by Macromedia. He also co-founded BrightSign LLC, a manufacturer of digital signage media players. Mr. Wood holds a B.S. in electrical engineering from Texas A&M University. Mr. Wood’s qualifications to serve as a director include the perspective and experience he brings as Roku’s founder, Chief Executive Officer, Chairman, and President, and his extensive experience in the software, hardware, and online entertainment industries.

For the names and biographical information of the current FOX directors and executive officers who will remain in such roles after the Mergers, see “FOX Executive and Director Compensation—FOX Board of Directors and Executive Officers.”

FOX Director Independence; Certain Relationships and Related Party Transactions; Interests of FOX’s Directors and Executive Officers in the Mergers

FOX Director Independence

Each year the FOX Board considers the criteria contained in the definition of “Independent Director” as set forth in Nasdaq Listing Rule 5605(a)(2) in its determination of whether a FOX director shall be deemed to be independent of FOX. However, the FOX Board may determine that a director is not independent for any reason it deems appropriate.

During its review of director independence, the FOX Board considers all relevant facts and circumstances. The FOX Board considers transactions and relationships between each director, or any member of his or her immediate family and FOX and its subsidiaries and affiliates. The FOX Board also examines transactions and relationships between the directors or their affiliates and members of FOX’s senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of its review, the FOX Board affirmatively determined that Mr. Tony Abbott AC, Mr. William A. Burck, Mr. Chase Carey, Mr. Roland A. Hernandez, Ms. Margaret “Peggy” Johnson and Mr. Paul D. Ryan are independent of FOX and its management under the standards set forth in the Nasdaq listing rules. A majority of FOX Directors are independent as required under applicable Nasdaq listing rules and by FOX’s Statement of Corporate Governance, and only independent directors serve on the Board’s key committees.

Certain FOX Relationships and Related Party Transactions

Policy for Evaluating Related Person Transactions

The Audit Committee of the FOX Board has established a policy (the “RPT Policy”) for the review, approval or ratification of related person transactions (as defined in the RPT Policy). Pursuant to the RPT Policy, the FOX Audit Committee approves, ratifies or disapproves, as appropriate, transactions, arrangements or relationships in which FOX or any of its subsidiaries is a participant, the aggregate amount involved exceeds $120,000, and a Director, Director emeritus, Director nominee, executive officer, 5% holder of FOX’s voting securities or an immediate family member of any of the foregoing has a direct or indirect material interest. A related person transaction does not include a transaction where a related person has an indirect interest solely as a result of being (a) a Director or, together with all other related persons, a less than 10% beneficial owner of an equity interest in another entity, or both, or (b) a limited partner in a partnership in which the related person, together with all other related persons, has an interest of less than 10%. All of the transactions described in this section are reviewed and approved or ratified by the FOX Audit Committee or another authorized committee of the FOX Board consisting solely of independent directors in accordance with the RPT Policy.

Arrangements between FOX and Directors or Director-Related Persons or Entities

FOX directors, and/or their related persons, from time to time may conduct transactions with FOX and/or its subsidiaries that occur within an ordinary course employee, customer or supplier relationship. These transactions are on terms and conditions that are believed to be no more favorable than those which FOX reasonably expects to occur in the ordinary course of business. Such transactions are subject to the FOX Audit Committee’s procedures as described above.

Please refer to FOX’s Proxy Statement for its 2025 Annual Meeting of Stockholders under the heading “Arrangements between the Company and Directors or Director-Related Persons or Entities” for a description of the September 2025 transactions in connection with the resolution of litigation relating to the Murdoch Family Trust and entry into the stockholders’ agreement by FOX, trusts established for the benefit of each of the LGC Family Trusts (as defined therein) and LGC Holdco, which is hereby incorporated by reference. Other than compensation agreements and other arrangements described in this joint proxy statement/prospectus, these transactions are the only FOX related person transactions since July 1, 2025.

The information under “Certain Relationships and Related Transactions” in FOX’s Definitive Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Stockholders filed on September 25, 2025, is incorporated by reference into this joint proxy statement/prospectus.

The information under “Certain Relationships and Related Transactions” in FOX’s Definitive Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders filed on September 26, 2024, is incorporated by reference into this joint proxy statement/prospectus.

Interests of FOX’s Directors and Executive Officers in the Mergers

In considering the recommendation of the FOX Board to vote to approve the Merger Agreement and the Transactions, including the Mergers and FOX Stock Issuance, holders of FOX Class B Common Stock should be aware that the directors and executive officers of FOX may have interests in the Mergers that are different from, or in addition to, the interests of holders of FOX Common Stock generally that may create potential conflicts of interests. The FOX Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger Agreement, and in recommending to holders of FOX Common Stock that they vote to approve the FOX Stock Issuance. See “The Mergers—FOX’s Reasons for the Mergers; Recommendation of the FOX Board of Directors” and “—Background of the Mergers.”

These interests include that FOX’s directors and executive officers as of immediately prior to the Effective Time will continue to serve as directors and/or executive officers, as applicable, of the combined company following the closing of the Mergers and that FOX’s directors and executive officers are entitled to continued indemnification and insurance coverage under their existing agreements with FOX. For the names and biographical information of the current FOX directors and executive officers who will remain in such roles after the Mergers, see “FOX Executive and Director Compensation—FOX Board of Directors and Executive Officers.” The Mergers will not constitute a “change in control” for purposes of any equity awards or other compensation arrangements with the directors and executive officers of FOX. Accordingly, there are no payments or benefits to directors and executive officers of FOX that are based on or otherwise relate to the Mergers, and all equity award arrangements will continue to vest in accordance with their standard terms.

Share Ownership of Certain Beneficial Owners and Directors and Executive Officers of FOX

The following table sets forth the beneficial ownership of both FOX Class A Common Stock and FOX Class B Common Stock as of August 17, 2026, by the following individuals or entities: (i) each person or entity who is known by FOX to beneficially own 5% or more of the outstanding shares of FOX Class B Common Stock; (ii) each named executive officer of FOX; (iii) each current member of the FOX board; and (iv) all current executive officers and directors of FOX as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose, and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. As of August 17, 2026, there were 200,188,712 shares of FOX Class A Common Stock issued and outstanding and 220,248,764 shares of FOX Class B Common Stock issued and outstanding.

In computing the number of shares of FOX Class A Common Stock or FOX Class B Common Stock beneficially owned by a person and the percentage ownership of that person, shares of FOX Class A Common Stock or FOX Class B Common Stock that are subject to stock options or other rights held by that person that are currently exercisable or that will vest or become exercisable, as applicable, within 60 days of August 17, 2026, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	FOX Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Options and Deferred Stock Unit Shares(3)	Percent of Class(4)
Name(2)	FOX Class A Common Stock(5)	FOX Class B Common Stock(6)	FOX Class A Common Stock	FOX Class A Common Stock	FOX Class B Common Stock(6)
Over 5% Beneficial Owners
LGC Holdco, LLC(7) c/o Maupin, Cox & LeGoy 4785 Caughlin Parkway Reno, Nevada 89519	19,000	85,372,810	—	*	38.76%
State Street Corporation(8) One Congress Street, Suite 1 Boston, MA 02114	17,474,836	14,007,987	—	8.73%	6.36%
BlackRock, Inc.(9) 50 Hudson Yards New York, NY 10001	16,990,417	11,421,333	—	8.49%	5.19%
Directors and Officers

	FOX Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Options and Deferred Stock Unit Shares(3)	Percent of Class(4)
Name(2)	FOX Class A Common Stock(5)	FOX Class B Common Stock(6)	FOX Class A Common Stock	FOX Class A Common Stock	FOX Class B Common Stock(6)
Lachlan K. Murdoch(10)	1,420,865	85,374,762	1,205,816	1.31%	38.76%
Tony Abbott AC	15,080	—	—	*	—
William A. Burck	24,122	—	5,079	*	—
Chase Carey(11)	311,743	—	5,079	*	—
Roland A. Hernandez(12)	42,654	—	5,079	*	—
Margaret “Peggy” L. Johnson	15,080	—	—	*	—
Paul D. Ryan	21,887	—	5,079	*	—
John P. Nallen	550,421	—	365,616	*	—
Adam G. Ciongoli	77,173	—	109,970	*	—
Steven Tomsic	220,406	—	267,362	*	—
All current Directors and executive officers as a group (total of 10)	2,699,431	85,374,762	1,969,080	2.33%	38.76%

*	Represents beneficial ownership of less than one percent of the issued and outstanding FOX Class A Common Stock or FOX Class B Common Stock, as applicable, on August 17, 2026.
(1)

This table does not include, unless otherwise indicated, any shares of FOX Class A Common Stock or any shares of FOX Class B Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various Directors and officers serve as directors or trustees.

(2)	The address for all Directors and executive officers of FOX is c/o Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036.
(3)

The number of option shares reported reflects the number of options currently exercisable or that become exercisable within 60 days following August 17, 2026 and the number of FOX deferred stock unit (“FOX DSU”) shares reflects shares of FOX Class A Common Stock that are issuable within 60 days following August 17, 2026 upon the payout of FOX DSUs.

(4)

The applicable percentage of ownership is based on 200,188,712 shares of FOX Class A Common Stock and 220,248,764 shares of FOX Class B Common Stock outstanding as of August 17, 2026, for such stockholder or group of stockholders, as applicable.

(5)

Beneficial ownership of FOX Class A Common Stock includes for the following Directors FOX DSUs which are paid in FOX Class A Common Stock as of the earlier of the first trading day of the quarter five years following the date of grant and the date of the Director’s end of service: 15,080 held by Mr. Abbott and Ms. Johnson, and 21,887 FOX DSUs held by each of Messrs. Burck, Carey, Hernandez, and Ryan (which number excludes 5,079 FOX DSUs that will pay out within 60 days following August 17, 2026).

(6)

Beneficial ownership of FOX Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of FOX Class B Common Stock represents both sole voting and sole investment power.

(7)

Beneficial ownership of FOX Class A Common Stock is based on beneficial ownership as of September 10, 2025 as reported on Form 4 filed with the SEC on September 12, 2025. Beneficial ownership of the FOX Class B Common Stock is as of June 16, 2026 as reported on the Schedule 13D/A filed with the SEC on June 16, 2026. Cruden 2, LLC, a Nevada limited liability company (“Cruden 2”) is the sole manager of LGC Holdco, LLC (“LGC Holdco”) with the power to vote and to dispose or direct the vote and disposition of the reported FOX Class A Common Stock and FOX Class B Common Stock owned by LGC Holdco. Subject to certain limited exceptions, the authority to make decisions with respect to the voting and disposition of the FOX Class A Common Stock and FOX Class B Common Stock held by LGC Holdco resides solely with the managing director of Cruden 2 appointed by Lachlan K. Murdoch, Michael Roberson. As a result, Mr. Roberson may be deemed to have beneficial ownership of the FOX Class A Common Stock and FOX

Class B Common Stock held by LGC Holdco; however, Mr. Roberson disclaims the beneficial ownership of such common stock. As a result of his ability to appoint and replace the managing director of Cruden 2 with the sole authority to make decisions with respect to the voting and disposition of the FOX Class A Common Stock and FOX Class B Common Stock held by LGC Holdco, Mr. L.K. Murdoch may be deemed to be the beneficial owner of such common stock; however, Mr. L.K. Murdoch disclaims such beneficial ownership. As of August 17, 2026, 37,002,060 shares of FOX Class B Common Stock are pledged by LGC Holdco as collateral to loans. For more information regarding the pledge of such shares, please refer to the Supplement to the Fox 2025 Proxy Statement filed with the SEC by FOX on October 23, 2025.
(8)

Beneficial ownership of FOX Class A Common Stock is based on beneficial ownership as of June 30, 2026 as reported on Schedule 13G filed with the SEC by State Street Corporation (“SSC”) on August 7, 2026. Such Schedule 13G reported with respect to shares of FOX Class A Common Stock held by SSC, no sole voting power, shared voting power over 13,653,582 shares, no sole dispositive power and shared dispositive power over 17,464,395 shares. Beneficial ownership of FOX Class B Common Stock is based on beneficial ownership as of September 30, 2025 as reported on Schedule 13G filed with the SEC by SSC on November 10, 2025. Such Schedule 13G reported, with respect to shares of FOX Class B Common Stock, no sole voting power, shared voting power over 10,440,623 shares, no sole dispositive power and shared dispositive power over 14,004,577 shares.

(9)

Beneficial ownership of FOX Class A Common Stock is based on beneficial ownership as of March 31, 2025 as reported on Schedule 13G/A filed with the SEC by BlackRock, Inc. on April 17, 2025. Such Schedule 13G/A reported, with respect to shares of FOX Class A Common Stock, sole voting power over 15,402,724 shares, no shared voting power, sole dispositive power over 16,990,417 shares and no shared dispositive power. Beneficial ownership of FOX Class B Common Stock is based on beneficial ownership as of March 31, 2026 as reported on Schedule 13G filed with the SEC by BlackRock, Inc. on April 27, 2026. Such Schedule 13G reported, with respect to shares of FOX Class B Common Stock, sole voting power over 10,296,386 shares, no shared voting power, sole dispositive power over 11,421,333 shares and no shared dispositive power.

(10)

Beneficial ownership includes 19,000 shares of FOX Class A Common Stock and 85,372,810 shares of FOX Class B Common Stock beneficially owned by LGC Holdco. Mr. L.K. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by LGC Holdco. Mr. L.K. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership also includes 1,251,779 shares of FOX Class A Common Stock held by the LKM Family Trust, which is administered by an independent trustee for the benefit of Mr. L.K. Murdoch, his immediate family members and certain charitable organizations.

(11)	Beneficial ownership includes 45,101 shares of FOX Class A Common Stock held by a charitable foundation of which Mr. Carey holds a trustee interest.
(12)

Beneficial ownership includes 3,000 shares of FOX Class A Common Stock held by the Hernandez Family Trust, which is administered by Roland A. Hernandez as trustee for the benefit of himself and his immediate family members.

Share Ownership of Certain Beneficial Owners and Directors and Executive Officers of FOX Upon Closing

The following table sets forth information regarding the expected beneficial ownership of FOX Class A Common Stock and FOX Class B Common Stock as of immediately following the consummation of the Mergers, by the following individuals or entities:

(i)

each person or entity who is known by FOX and expected to beneficially own 5% or more of the outstanding shares of FOX Class A Common Stock or FOX Class B Common Stock as of immediately following the consummation of the Mergers;

(ii)

each director and named executive officer of FOX (including Anthony Wood, who has been selected by Roku as its designee to be appointed to the FOX Board, effective as of immediately after the Effective Time, pursuant to the Merger Agreement); and

(iii)	all of the executive officers and directors of FOX as a group upon the consummation of the Mergers.

Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose, and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares, or will be upon the consummation of the Mergers.

The information set forth in the table below has been determined assuming that the Mergers were consummated on August 17, 2026 and that there will be 344,114,315 shares of FOX Class A Common Stock and 220,248,764 shares of FOX Class B Common Stock outstanding immediately following the consummation of the Mergers, based on the number of shares of FOX Class A Common Stock, FOX Class B Common Stock, Roku Class A Common Stock and Roku Class B Common Stock outstanding as of August 17, 2026 (and excluding, for purposes of this calculation, any shares of FOX Class A Common Stock that may be issuable in respect of any Roku Options or Roku RSUs outstanding as of immediately prior to the Effective Time). Fractional shares of FOX Class A Common Stock have been rounded down in accordance with the terms of the Merger Agreement, which provides for payment of cash in lieu of any fractional shares of FOX Class A Common Stock that would have been issued to Roku stockholders in connection with the Mergers.

In computing the number of shares of FOX Class A Common Stock or FOX Class B Common Stock beneficially owned by a person and the percentage ownership of that person, shares of FOX Class A Common Stock or FOX Class B Common Stock that are subject to stock options or other rights held by that person that are currently exercisable or that will vest or become exercisable, as applicable, within 60 days of August 17, 2026, are deemed outstanding; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	FOX Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Options and Deferred Stock Unit Shares	Percent of Class
Name(2)	FOX Class A Common Stock(3)	FOX Class B Common Stock	FOX Class A Common Stock	FOX Class A Common Stock	FOX Class B Common Stock
Over 5% Beneficial Owners
LGC Holdco, LLC(4) c/o Maupin, Cox & LeGoy 4785 Caughlin Parkway Reno, Nevada 89519	19,000	85,372,810	—	*	38.76%
State Street Corporation(5)	17,474,836	14,007,987	—	5.08%	6.36%
One Congress Street, Suite 1 Boston, MA 02114
BlackRock, Inc.(6)	29,377,257	11,421,333	—	8.54%	5.19%
50 Hudson Yards New York, NY 10001
Vanguard Capital Management(11)	21,148,149	—	—	6.15%	—
100 Vanguard Blvd., Malvern, PA 19355

Directors and Officers
Lachlan K. Murdoch(7)	1,420,865	85,374,762	1,205,816	*	38.76%
Tony Abbott AC	15,080	—	—	*	—
William A. Burck	24,122	—	5,079	*	—
Chase Carey(8)	311,743	—	5,079	*	—
Roland A. Hernandez(9)	42,654	—	5,079	*	—
Margaret “Peggy” L. Johnson	15,080	—	—	*	—
Paul D. Ryan	21,887	—	5,079	*	—
John P. Nallen	550,421	—	365,616	*	—
Adam G. Ciongoli	77,173	—	109,970	*	—
Steven Tomsic	220,406	—	267,362	*	—
Anthony Wood(10)	18,352,638	—	—	5.33%	—
All directors and executive officers as a group (total of 11)	21,052,069	85,374,762	1,969,080	6.69%	38.76%

*	Represents beneficial ownership of less than one percent of the issued and outstanding FOX Class A Common Stock or FOX Class B Common Stock, as applicable.

(1)

This table does not include, unless otherwise indicated, any shares of FOX Class A Common Stock or any shares of FOX Class B Common Stock or other equity securities of FOX that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

(2)	The address for all current directors and executive officers of FOX is c/o Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036.

(3)

Includes for the following directors FOX DSUs which are paid in FOX Class A Common Stock as of the earlier of the first trading day of the quarter five years following the date of grant and the date of the director’s end of service: 15,080 held by Mr. Abbott and Ms. Johnson, and 21,887 FOX DSUs held by each of Messrs. Burck, Carey, Hernandez, and Ryan (which number excludes 5,079 FOX DSUs that will pay out within 60 days following August 17, 2026).

(4)

Beneficial ownership of FOX Class A Common Stock is based on beneficial ownership as of September 10, 2025 as reported on Form 4 filed with the SEC on September 12, 2025. Beneficial ownership of the FOX Class B Common Stock is as of June 16, 2026 as reported on the Schedule 13D/A filed with the SEC on June 16, 2026. Cruden 2, LLC, a Nevada limited liability company (“Cruden 2”) is the sole manager of LGC Holdco, LLC (“LGC Holdco”) with the power to vote and to dispose or direct the vote and disposition of the reported FOX Class A Common Stock and FOX Class B Common Stock owned by LGC Holdco. Subject to certain limited exceptions, the authority to make decisions with respect to the voting and disposition of the FOX Class A Common Stock and FOX Class B Common Stock held by LGC Holdco resides solely with the managing director of Cruden 2 appointed by Lachlan K. Murdoch, Michael Roberson. As a result, Mr. Roberson may be deemed to have beneficial ownership of the FOX Class A Common Stock and FOX Class B Common Stock held by LGC Holdco; however, Mr. Roberson disclaims the beneficial ownership of such common stock. As a result of his ability to appoint and replace the managing director of Cruden 2 with the sole authority to make decisions with respect to the voting and disposition of the FOX Class A Common Stock and FOX Class B Common Stock held by LGC Holdco, Mr. L.K. Murdoch may be deemed to be the beneficial owner of such common stock; however, Mr. L.K. Murdoch disclaims such beneficial ownership. As of August 17, 2026, 37,002,060 shares of FOX Class B Common Stock are pledged by LGC Holdco as collateral to loans. For more information regarding the pledge of such shares, please refer to the Supplement to the Fox 2025 Proxy Statement filed with the SEC by FOX on October 23, 2025.

(5)

Based solely on (i) Schedule 13G filed with the SEC by State Street Corporation (“SSC”) on August 7, 2026, reporting beneficial ownership of FOX Class A Common Stock as of June 30, 2026 and (ii) Schedule 13G filed with the SEC by SSC on November 10, 2025, reporting beneficial ownership of FOX Class B Common Stock as of September 30, 2025.

(6)

Based solely on (i) Schedule 13G/A filed with the SEC by BlackRock, Inc. on April 17, 2025, reporting beneficial ownership of shares of FOX Class A Common Stock as of March 31, 2025, (ii) Schedule 13G filed with the SEC by BlackRock, Inc. on April 27, 2026, reporting beneficial ownership of FOX Class B Common Stock as of March 31, 2026, and (iii) Schedule 13G filed with the SEC by BlackRock, Inc. on July 29, 2026, reporting beneficial ownership of Roku Class A Common Stock.

(7)

Includes 19,000 shares of FOX Class A Common Stock and 85,372,810 shares of FOX Class B Common Stock beneficially owned by LGC Holdco. Mr. L.K. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by LGC Holdco. Mr. L.K. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership also includes 1,251,779 shares of FOX Class A Common Stock held by the LKM Family Trust, which is administered by an independent trustee for the benefit of Mr. L.K. Murdoch, his immediate family members and certain charitable organizations.

(8)	Includes 45,101 shares of FOX Class A Common Stock held by a charitable foundation of which Mr. Carey holds a trustee interest.

(9)

Includes 3,000 shares of FOX Class A Common Stock held by the Hernandez Family Trust, which is administered by Roland A. Hernandez as trustee for the benefit of himself and his immediate family members.

(10)

Includes shares of FOX Class A Common Stock that would be issuable in connection with the Mergers assuming (i) exercise of Roku options with respect to 2,155,178 shares of Roku Class A Common Stock issuable pursuant to outstanding Roku stock options that are exercisable within 60 days of August 17, 2026, and (ii) issuance of 20,941 shares of Roku Class A Common Stock pursuant to Roku RSUs vesting within 60 days of August 17, 2026.

Mr. Wood has shared voting and dispositive power over 16,150,111 shares of Roku Class B Common Stock and 20,181 shares of Roku Class A Common Stock held by the Wood Revocable Trust, of which Mr. Wood and his spouse are co-trustees.

Mr. Wood has sole voting and dispositive power over (i) 72,699 shares of Roku Class A Common Stock held by the Anthony J. Wood 2026 Annuity Trust V, (ii) 169,006 shares of Roku Class A Common Stock held by the Anthony J. Wood 2026 Annuity Trust V-B, (iii) 82,034 shares of Roku Class A Common Stock held by the Anthony J. Wood 2025 Annuity Trust V, and (iv) 81,445 shares of Roku Class A Common Stock held by the Anthony J. Wood 2025 Annuity Trust V-B. Mr. Wood is trustee of the annuity trusts.

Mr. Wood has shared voting and dispositive power over (i) 42,500 shares of Roku Class A Common Stock held by the Wood 2020 Irrevocable Trust, (ii) 92,276 shares of Roku Class A Common Stock held by the Wood 2020 Nonexempt Irrevocable Trust, and (iii) 20,612 shares of Roku Class A Common Stock held by the Wood Gifts Trust. Mr. Wood is the investment advisor of the foregoing trusts. This filing shall not be deemed an admission that Mr. Wood is the beneficial owner of the shares held by the Wood 2020 Irrevocable Trust, the Wood 2020 Nonexempt Irrevocable Trust, or the Wood Gifts Trust for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and Mr. Wood disclaims beneficial ownership of such shares.

The address for Mr. Wood is c/o Roku, Inc., 1173 Coleman Avenue, San Jose, California 95110

(11)

Based solely on (i) a Schedule 13G filed with the SEC by Vanguard Capital Management (“Vanguard”) on April 30, 2026, reporting beneficial ownership of shares of Roku Class A Common Stock, and (ii) a Schedule 13G filed with the SEC by Vanguard on April 29, 2026, reporting beneficial ownership of shares of FOX Class A Common Stock.

Interests of Roku Directors and Executive Officers in the Mergers

In considering the recommendation of the Roku Board that Roku stockholders vote to approve the Merger Agreement Proposal, holders of Roku Common Stock should be aware that the directors and executive officers of Roku may have interests in the Mergers that are different from, or in addition to, the interests of holders of Roku Common Stock generally and that may create potential conflicts of interest. The Strategic Initiatives Committee and Roku Board were aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and, in the case of the Roku Board, approving the Merger Agreement and in recommending to holders of Roku Common Stock that they vote to approve the Merger Agreement Proposal.

These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the Mergers to Roku’s named executive officers (which is the subject of a non-binding advisory vote of Roku stockholders). For more information, please see “Roku Proposals—Proposal 2: The Merger-Related Compensation Proposal.” The Mergers will constitute a “change in control” for purposes of the Roku executive compensation plans and agreements described below.

For purposes of this disclosure, Roku’s named executive officers who have interests in the Mergers are:

•	Anthony Wood - Chief Executive Officer, President, and Chairman

•	Dan Jedda - Chief Financial Officer and Chief Operating Officer

•	Charlie Collier - President, Roku Media

•	Mustafa Ozgen - President, Devices, Products, and Technology

•	Chris Handman - Senior Vice President and General Counsel

In accordance with SEC rules, this disclosure also covers individuals who are not named executive officers, who served as executive officers of Roku at any time since January 1, 2025, and who have interests in the Mergers. Accordingly, for purposes of this disclosure, Gil Fuchsberg, President, Subscriptions, Partnerships, and Corporate Development, is an executive officer who is not a named executive officer.

For purposes of this disclosure, Roku’s non-employee directors are Ravi Ahuja, Jeffrey Blackburn, Mai Fyfield, Jeffrey Hastings, Laurie Simon Hodrick, Neil Hunt, Gina Luna, and Ray Rothrock. Mr. Ahuja’s term of service on the Roku Board ended on June 11, 2025.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

each of Roku’s executive officers will experience a “Qualifying Termination” within the “Change in Control Period” under the Roku, Inc. Amended and Restated Severance Benefit Plan (the “Executive Severance Plan”);

•	as of August 4, 2026, the latest practicable date before the filing of this joint proxy statement/prospectus, none of Roku’s executive officers or non-employee directors hold Vested Roku RSUs;

•

the relevant price per share of FOX Class A Common Stock is $52.01 (the average closing price of FOX Class A Common Stock over the first five business days following the public announcement of the Mergers on June 15, 2026), rounded to the nearest cent (the “Estimated FOX Stock Price”); and

•

the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before consummation of the Mergers.

Treatment of Roku Equity Awards

Roku RSUs

Immediately prior to the Effective Time, each Roku restricted stock unit (a “Roku RSU”) outstanding immediately prior to the Effective Time that is not vested (an “Unvested Roku RSU”) will be cancelled and converted into the right to receive (1) a Converted RSU Cash Award and (2) a Converted RSU Equity Award, each as described below.

(A) Each Converted RSU Cash Award will provide the holder with the right to receive a payment in respect of each share of Roku Common Stock that was subject to the applicable Unvested Roku RSU immediately prior to the Effective Time in an amount equal to $96.00 (a “Converted RSU Cash Award”). The Converted RSU Cash Award will be subject to the same vesting schedule (and any contractual acceleration rights) that was applicable to such Unvested Roku RSU immediately prior to the Effective Time. Each Converted RSU Cash Award will be payable by FOX on the date that such Unvested Roku RSU would have become vested pursuant to the vesting schedule in place for such Unvested Roku RSU immediately prior to the Effective Time. FOX will make all such required payments to holders of Converted RSU Cash Awards no later than 30 days following the date on which the applicable Converted RSU Cash Award would have become vested under the original vesting schedule. Payment of the Converted RSU Cash Award will be made in the form of cash or FOX Class A Common Stock, or a combination thereof, as determined by FOX in its sole discretion, with the value of the FOX Class A Common Stock being based on the closing trading price of FOX Class A Common Stock on Nasdaq on the last trading day immediately prior to the applicable payment date.

(B) Each Converted RSU Equity Award will be an award of FOX restricted stock units (“FOX RSU”) that will provide the holder with the right to receive a number of shares of FOX Class A Common Stock equal to the product of (rounded to the nearest whole number of shares): (i) the number of shares of Roku Common Stock subject to such Unvested Roku RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (a “Converted RSU Equity Award”). Each Converted RSU Equity Award will be subject to the terms and conditions of the Fox Corporation 2019 Shareholder Alignment Plan, as amended (the “FOX Stock Plan”), provided that the applicable vesting schedule, and any contractual acceleration rights that would have otherwise applied to the corresponding Unvested Roku RSU will apply to such Converted RSU Equity Award.

While Roku does not expect any vested Roku RSUs to be outstanding immediately prior to the Effective Time, the Merger Agreement provides that any Roku RSU outstanding immediately prior to the Effective Time that is vested (a “Vested Roku RSU”) will be cancelled and will be automatically converted into the right to receive, without interest and subject to deduction for any required withholding, the Merger Consideration in respect of each share of Roku Common Stock that was subject to such Vested Roku RSU immediately prior to the Effective Time.

Roku Options

Immediately prior to the Effective Time, each option to purchase Roku Common Stock (each, a “Roku Option”) that is vested and in-the-money (i.e., if its per share exercise price is less than the value of the per share Merger Consideration, determined based on the closing trading price of FOX Class A Common Stock on the last trading day immediately prior to the Closing Date, as reported by Bloomberg Financial LP (the “FOX Measurement Price”)) immediately prior to the Effective Time (each, a “Vested In-the-Money Roku Option”) will be cancelled and will be automatically converted into the right to receive, without interest and subject to deduction for any required withholding, for each share of Roku Common Stock subject to such Vested In-the-Money Roku Option immediately prior to the Effective Time, the Merger Consideration reduced by the applicable per share exercise price for the Vested In-the-Money Roku Option, which will be paid in the same proportion of FOX Class A Common Stock and cash as the Merger Consideration (the “Vested Roku Option Consideration”). Any fractional shares resulting from such calculation will be treated in accordance with the Merger Agreement (see “The Mergers—Terms of the Mergers”). The value of Merger Consideration for purposes of determining the Vested Roku Option Consideration will be determined based on the FOX Measurement Price.

Immediately prior to the Effective Time, each Roku Option that is out-of-the-money (i.e., if its per share exercise price is equal to or greater than the value of the per share Merger Consideration, determined based on the FOX Measurement Price) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled as of the Effective Time for no consideration.

Immediately prior to the Effective Time, each Roku Option that is unvested and outstanding immediately prior to the Effective Time (each, an “Unvested Roku Option”) will be cancelled and converted into the right to receive (1) a Converted Option Cash Award and (2) a Converted Option Equity Award, each as described below.

(A) Each Converted Option Cash Award will provide the holder with the right to receive a payment in respect of each share of Roku Common Stock subject to the applicable Unvested Roku Option immediately prior to the Effective Time in an amount equal to (i) $96.00 minus (ii) the product of (x) the applicable exercise price per share of such Unvested Roku Option and (y) 60% (a “Converted Option Cash Award”). The Converted Option Cash Award will be subject to the same vesting schedule (and any contractual acceleration rights) that was applicable to the applicable Unvested Roku Option immediately prior to the Effective Time. Each Converted Option Cash Award will be payable by FOX on the date that such Unvested Roku Option would have become vested pursuant to the vesting schedule applicable to the applicable

Unvested Roku Option immediately prior to the Effective Time. FOX will make all such required payments to holders of Converted Option Cash Awards no later than 30 days following the date on which such Converted Option Cash Award would have become vested under the original vesting schedule. Payment of the Converted Option Cash Award will be made in the form of cash or FOX Class A Common Stock, or a combination thereof, as determined by FOX in its sole discretion, with the value of the FOX Class A Common Stock being based on the closing trading price of the FOX Class A Common Stock on the last trading day immediately prior to the payment date.

(B) Each Converted Option Equity Award will be a stock option award substituted in accordance with Sections 409A and 424 of the Code that will provide the holder with the right to purchase a number of shares of FOX Class A Common Stock under the FOX Stock Plan equal to the product of (rounded down to the nearest whole number of shares): (i) the number of shares of Roku Common Stock subject to the corresponding Unvested Roku Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to: (x) the exercise price per share applicable to such Unvested Roku Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, multiplied by (z) 40% (a “Converted Option Equity Award”). Each Converted Option Equity Award will be subject to the terms and conditions of the FOX Stock Plan, provided that the applicable vesting schedule and any contractual acceleration rights that would otherwise have applied to the applicable Unvested Roku Option immediately prior to the Effective Time will apply to such Converted Option Equity Award. The exercise price and the number of shares of FOX Class A Common Stock subject to such Converted Option Equity Award will be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code.

The following table sets forth, as of August 4, 2026, for Roku’s executive officers and directors, (a) the number of shares of Roku Common Stock subject to Vested Roku RSUs, (b) the estimated value of the Vested Roku RSU Consideration payable in respect of such Vested Roku RSUs, based on the Estimated FOX Stock Price, (c) the number of shares of Roku Common Stock subject to Unvested Roku RSUs, (d) the estimated fair market value of the Converted RSU Equity Awards (based on the Estimated FOX Stock Price) and Converted RSU Cash Awards payable in respect of such Unvested Roku RSUs, (e) the number of shares of Roku Common Stock subject to Vested Roku Options, (f) the estimated value of the Vested Roku Option Consideration payable in respect of such Vested Roku Options, based on the Estimated FOX Stock Price, (g) the number of shares of Roku Common Stock subject to Unvested Roku Options, and (h) the estimated fair market value of the Converted Option Equity Awards (based on the Estimated FOX Stock Price) and Converted Option Cash Awards payable in respect of such Unvested Roku Options.

Name	Number of Shares Subject to Vested Roku RSUs (#)	Estimated Value of Vested Roku RSU Consideration ($)	Number of Shares Subject to Unvested Roku RSUs (#)	Estimated Value of Converted RSU Equity Award and Converted RSU Cash Award ($)	Number of Shares Subject to Vested In- the-Money Roku Options (#)	Estimated Value of Vested Roku Option Consideration ($)	Number of Shares Subject to Unvested Roku Options (#)	Estimated Value of Converted Option Equity Award and Converted Option Cash Award ($)
Director
Ravi Ahuja(1)	—	—	—	—	—	—	—	—
Jeffrey Blackburn	—	—	1,027	150,342	10,832	835,054	1,600	42,812
Mai Fyfield	—	—	1,027	150,342	16,790	1,102,719	1,600	42,812
Jeffrey Hastings	—	—	1,027	150,342	25,583	1,920,859	1,600	42,812
Laurie Simon Hodrick	—	—	1,027	150,342	14,255	1,020,044	1,600	42,812
Neil Hunt	—	—	1,027	150,342	63,060	7,236,550	1,600	42,812
Gina Luna	—	—	1,027	150,342	14,255	1,020,044	1,600	42,812
Ray Rothrock	—	—	1,027	150,342	15,734	1,068,279	1,600	42,812
Executive Officers
Anthony Wood	—	—	110,983	16,249,396	1,970,713	123,775,722	402,176	30,153,712
Dan Jedda	—	—	125,951	18,440,885	—	—	—	—
Charlie Collier	—	—	202,436	29,639,310	—	—	61,614	5,965,313
Mustafa Ozgen	—	—	78,914	11,554,041	57,589	40,502	—	—

Name	Number of Shares Subject to Vested Roku RSUs (#)	Estimated Value of Vested Roku RSU Consideration ($)	Number of Shares Subject to Unvested Roku RSUs (#)	Estimated Value of Converted RSU Equity Award and Converted RSU Cash Award ($)	Number of Shares Subject to Vested In- the-Money Roku Options (#)	Estimated Value of Vested Roku Option Consideration ($)	Number of Shares Subject to Unvested Roku Options (#)	Estimated Value of Converted Option Equity Award and Converted Option Cash Award ($)
Chris Handman	—	—	71,390	10,452,428	—	—	—	—
Gil Fuchsberg	—	—	53,311	7,805,421	19,146	1,555,602	—	—

(1)	Mr. Ahuja’s term of service on the Roku Board ended on June 11, 2025.

Severance Entitlements

Each Roku executive officer is a participant in the Executive Severance Plan. Mr. Collier’s offer letter provides for certain modifications to his participation in the Executive Severance Plan, including modified definitions of “cause” and “good reason.” Mr. Handman’s offer letter also provides for certain modifications to his participation in the Executive Severance Plan, including a modified definition of “good reason.”

Under the Executive Severance Plan, in the event of a termination of Mr. Wood’s employment without “cause” or Mr. Wood’s “resignation for good reason,” Mr. Wood will be entitled to receive a lump-sum cash payment equal to 12 months of his monthly total compensation target (“TCT”) (as defined in the Executive Severance Plan). In the event of a termination of any other applicable executive officer’s employment without “cause” or such executive officer’s “resignation for good reason”, such executive officers will be entitled to receive a lump-sum cash payment equal to nine months of such executive officer’s monthly TCT.

In the event of a termination of Mr. Wood’s employment without “cause” or Mr. Wood’s “resignation for good reason,” in each case occurring on or within the 12 months following a “change in control” (each, as defined in the Executive Severance Plan), then, in lieu of the foregoing, Mr. Wood will be entitled to receive a lump-sum cash payment equal to 12 months of Mr. Wood’s monthly base salary. In the event of a termination of any other applicable executive officer’s employment without “cause” or such executive officer’s “resignation for good reason,” in each case occurring on or within the 12 months following a “change in control,” then in lieu of the foregoing, such other applicable executive officer will be entitled to receive a lump-sum cash payment equal to nine months of such executive officer’s monthly base salary. In addition, upon such a termination, 100% of the executive officer’s (including, if applicable, Mr. Wood’s) unvested equity awards will vest immediately effective as of the date of the executive officer’s qualifying termination.

All executive officers are subject to a better-after-tax provision under which, in the event of qualifying termination following a change in control, Roku would either pay the executive officer (i) the full amount of their severance benefits or, alternatively, (ii) an amount of certain severance benefits otherwise payable to them such that the severance benefits will not be subject to the tax imposed by Section 4999 of the Code, whichever produces the better after-tax result for such executive.

All such severance benefits are subject to the participant signing a general waiver and release of all known and unknown claims in favor of Roku (and any successor) in substantially the form provided in the Executive Severance Plan.

See “Quantification of Potential Payments and Benefits to Roku Named Executive Officers in Connection with the Mergers” beginning on page 167 of this joint proxy statement/prospectus for the estimated amounts that each of Roku’s named executive officers would receive under the Executive Severance Plan upon a Qualifying Termination within the Change in Control Period.

Transaction and Retention Bonuses

Pursuant to the terms of the Merger Agreement, Roku may establish a cash transaction and retention bonuses pool, which may be allocated to employees or other service providers of Roku or its subsidiaries by the

Roku Board or a committee thereof or by Mr. Wood, with each allocation being either a “Transaction Bonus” or a “Retention Bonus”.

Transaction Bonuses will be payable at the Closing, subject to the employee’s continued employment through the Closing Date. None of the named executive officers of Roku will receive a Transaction Bonus.

Retention Bonuses will vest and be payable on the date that is 12 months after the Closing Date, subject to the employee’s continued employment with Roku or one of its subsidiaries (or, following the Closing, FOX or one of its affiliates) through the vesting date, or earlier upon an employee’s termination of employment by Roku or the Surviving Company without Cause (as defined in the Executive Severance Plan) after the Closing and prior to the date that is 12 months following the Effective Time. No executive officer’s Retention Bonuses may exceed $2,000,000. As of the date of this joint proxy statement/prospectus, no Retention Bonuses have been allocated to any executive officer of Roku.

Board Seat on the FOX Board

Pursuant to the Merger Agreement, Roku may designate an individual to be appointed to the board of directors of FOX effective as of immediately following the Effective Time. The Strategic Initiatives Committee of the Roku Board has designated Mr. Wood. In connection with his board service with FOX, Mr. Wood is expected to receive compensation that is consistent with the other directors who serve on the FOX Board. As further described in the section entitled “FOX Executive and Director Compensation—FOX Non-Executive Director Compensation”, fees are not paid to directors of FOX who are executives or employees, because the responsibilities of FOX Board membership are considered in determining compensation paid as part of the executives’ normal employment conditions. The basic fees payable to the directors of FOX who are not executives of FOX are set by the FOX Board.

New Management Arrangements

As of the date of this joint proxy statement/prospectus, no Roku executive officer has entered into any agreement with Roku or FOX regarding employment after the Effective Time, although it is possible that Roku or FOX may enter into new employment or other arrangements with executive officers in the future. However, no discussions related to potential new employment or other arrangements with executive officers will take place unless permitted by Roku’s Strategic Initiatives Committee, and such Committee has the authority prior to the closing of the Transactions to approve or reject any such employment or other arrangements. In addition, as detailed more fully in the section of this joint proxy statement/prospectus entitled “The Mergers—Background of the Mergers”, Mr. Wood, with the prior authorization of the Strategic Initiatives Committee, has had certain discussions with representatives of FOX regarding an ongoing role with the combined company following the closing of the Transactions, for which it is anticipated any compensation would be equal to or less than his current compensation, which is referred to in the “The Mergers—Background of the Mergers” section as the “Discussed Wood Arrangement”.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, from the Effective Time until the sixth anniversary of the Effective Time, Roku’s directors and executive officers will have certain rights to indemnification as well as continued coverage under directors’ and officers’ insurance policies with respect to matters existing or occurring prior to the Effective Time. For additional information, see “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 188 of this joint proxy statement/prospectus.

Quantification of Potential Payments and Benefits to Roku Named Executive Officers in Connection with the Mergers

The table below sets forth the information required under Item 402(t) of Regulation S-K, including (a) the cash severance that would become due to each of the Roku named executive officers upon a termination of their employment due to a Qualifying Termination occurring on the Closing Date and (b) the Unvested Roku RSUs and Unvested Roku Options held by the applicable Roku named executive officer that vest on a double-trigger basis upon the occurrence of a Qualifying Termination at the Effective Time. For purposes of this discussion, “double trigger” refers to benefits that require two conditions, which are, in Roku’s arrangements, as applicable, the consummation of the Mergers as well as a Qualifying Termination within the applicable Change in Control Period. For purposes of the chart below, each of Roku’s named executive officers is assumed to experience a Qualifying Termination on or within 12 months following the Closing.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on:

•	an assumption that the Mergers are completed on August 4, 2026;

•	the Estimated FOX Stock Price is $52.01;

•	the named executive officers’ salary and total eligible cash bonus levels as in effect as of the date of this proxy statement/prospectus;

•	the number of Vested Roku Options, Unvested Roku RSUs, Unvested Roku Options as of August 4, 2026, the latest practicable date before the filing of this joint proxy statement/prospectus;

•	the assumption that none of the named executive officers will hold Vested Roku RSUs immediately prior to the Effective Time; and

•	the assumption that no reduction in payments or benefits will be necessary and/or elected to mitigate the impact of Sections 280G and 4999 of the Code.

The calculations in the table below do not include amounts that do not relate to the Mergers, including the value of severance described above for named executive officers, which becomes payable upon certain Qualifying Terminations of employment unrelated to the Mergers. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the Mergers. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Executive Officers	Cash(1) ($)	Equity(2) ($)	Total ($)
Anthony Wood	1,000,000	46,403,107	47,403,107
Dan Jedda	2,253,148	18,440,885	20,694,043
Charlie Collier	5,118,750	35,604,623	40,723,373
Mustafa Ozgen	1,916,250	11,554,041	13,470,291
Chris Handman	1,890,000	10,452,428	12,342,428

(1)

This amount represents: (i) the cash severance payments that each of Roku’s named executive officers may receive under the Executive Severance Plan upon a Qualifying Termination on or within 12 months following the Closing, which are equal to (a) 12 months of the annual base salary for Mr. Wood, with a value of $1,000,000 and (b) nine months of the applicable annual base salary for each other named executive officer, with values of $2,253,158 for Mr. Jedda, $5,118,750 for Mr. Collier, $1,916,250 for Mr. Ozgen, and $1,890,000 for Mr. Handman. The cash severance payments are considered “double trigger” payments. No Retention Bonuses are included in the table above because no such bonuses have been allocated to any of the named executive officers as of the date of this joint proxy statement/prospectus. None of the named executive officers will receive a Transaction Bonus.

(2)	The estimated amounts represent the aggregate value of the named executive officer’s (i) Unvested Roku RSUs that will convert into Converted RSU Cash Awards and Converted RSU Equity Awards and

(ii) Unvested Roku Options that will convert into Converted Option Cash Awards and Converted Option Equity Awards, with such amounts calculated based on the Estimated FOX Stock Price and assuming the occurrence of a Qualifying Termination on or within 12 months following the Closing. The estimated amounts in this column are considered “double trigger” payments. The individual components of this column are quantified in the table immediately below.

Executive Officers	Number of Shares of Roku Common Stock Subject to Unvested Roku RSUs (#)	Aggregate Value of Unvested Roku RSUs ($)	Number of Shares of Roku Common Stock Subject to Unvested Roku Options (#)	Aggregate Value of Unvested Roku Options ($)	Total Value of (i) Unvested Roku RSUs and (ii) Unvested Roku Options ($)
Anthony Wood	110,983	16,249,396	402,176	30,153,712	46,403,108
Dan Jedda	125,951	18,440,885	—	—	18,440,885
Charlie Collier	202,436	29,639,310	61,614	5,965,313	35,604,623
Mustafa Ozgen	78,914	11,554,041	—	—	11,554,041
Chris Handman	71,390	10,452,428	—	—	10,452,428

Security Ownership of Certain Beneficial Owners and Directors and Executive Officers of Roku

The table below sets forth information known to Roku as of August 17, 2026 with respect to the beneficial ownership of Roku Class A Common Stock and Roku Class B Common Stock by: each of Roku’s named executive officers; each of Roku’s directors; all directors and executive officers as a group; and each person or group that beneficially owns more than 5% of Roku Common Stock.

The percentage of shares beneficially owned is based on 132,114,000 shares of Roku Class A Common Stock and 16,370,064 shares of Roku Class B Common Stock outstanding as of August 17, 2026. In calculating the number of shares beneficially owned and the percentage ownership of each person listed, Roku deemed to be outstanding all shares of Roku Common Stock subject to options held by the person that are currently exercisable or that will become exercisable within 60 days of August 17, 2026 and all Roku RSUs held by the person that will vest within 60 days of August 17, 2026. However, Roku did not deem such shares or Roku RSUs outstanding for the purpose of calculating the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons listed have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information in this table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in this table is c/o Roku, Inc., 1173 Coleman Avenue, San Jose, California 95110.

	Shares Beneficially Owned				% of Total Voting Power†
	Class A		Class B
	Shares	%	Shares	%
NEOs
Anthony Wood(1)	2,783,799	2.1%	16,150,111	98.7%	55.1%
Dan Jedda(2)	92,096	*	—	—	*
Charlie Collier(3)	86,216	*	—	—	*
Mustafa Ozgen(4)	121,890	*	—	—	*
Chris Handman(5)	17,896	*	—	—	*

	Shares Beneficially Owned				% of Total Voting Power†
	Class A		Class B
	Shares	%	Shares	%
Directors
Jeffrey Blackburn(6)	25,308	*	—	—	*
Mai Fyfield(7)	23,569	*	—	—	*
Jeffrey Hastings(8)	36,602	*	—	—	*
Laurie Simon Hodrick(9)	24,380	*	—	—	*
Neil Hunt(10)	30,746	*	63,330	*	*
Gina Luna(11)	24,380	*	—	—	*
Ray Rothrock(12)	61,908	*	—	—	*
All directors and executive officers as a group (13 persons)(13)	3,401,638	2.4%	16,213,444	98.8%	55.8%
5% Stockholders
BlackRock, Inc.(14)	12,779,161	9.7%	—	—	4.3%
Vanguard Capital Management(15)	6,876,921	5.2%	—	—	2.3%

*	Denotes less than 1%.
†

Represents the voting power with respect to all shares of Roku Class A Common and Roku Class B Common Stock, voting as a single class. Each share of Roku Class A Common Stock is entitled to one vote per share and each share of Roku Class B Common Stock is entitled to ten votes per share.

(1)

Includes (i) 2,155,178 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026, and (ii) 20,941 shares of Roku Class A Common Stock issuable pursuant to Roku RSUs vesting within 60 days of August 17, 2026.

Mr. Wood has shared voting and dispositive power over 16,150,111 shares of Roku Class B Common Stock and 20,181 shares of Roku Class A Common Stock held by the Wood Revocable Trust, of which Mr. Wood and his spouse are co-trustees.

Mr. Wood has sole voting and dispositive power over (i) 72,699 shares of Roku Class A Common Stock held by the Anthony J. Wood 2026 Annuity Trust V, (ii) 169,006 shares of Roku Class A Common Stock held by the Anthony J. Wood 2026 Annuity Trust V-B, (iii) 82,034 shares of Roku Class A Common Stock held by the Anthony J. Wood 2025 Annuity Trust V, and (iv) 81,445 shares of Roku Class A Common Stock held by the Anthony J. Wood 2025 Annuity Trust V-B. Mr. Wood is trustee of the annuity trusts.

Mr. Wood has shared voting and dispositive power over (i) 42,500 shares of Roku Class A Common Stock held by the Wood 2020 Irrevocable Trust, (ii) 92,276 shares of Roku Class A Common Stock held by the Wood 2020 Nonexempt Irrevocable Trust, and (iii) 20,612 shares of Roku Class A Common Stock held by the Wood Gifts Trust. Mr. Wood is the investment advisor of the foregoing trusts. This filing shall not be deemed an admission that Mr. Wood is the beneficial owner of the shares held by the Wood 2020 Irrevocable Trust, the Wood 2020 Nonexempt Irrevocable Trust, or the Wood Gifts Trust for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and Mr. Wood disclaims beneficial ownership of such shares.

(2)	Includes 26,133 shares of Roku Class A Common Stock issuable pursuant to Roku RSUs vesting within 60 days of August 17, 2026.

(3)

Includes (i) 41,076 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026 and (ii) 29,340 shares of Roku Class A Common Stock issuable pursuant to Roku RSUs vesting within 60 days of August 17, 2026. Mr. Collier has shared voting and dispositive power of 200 shares of Roku Class A Common Stock with his spouse and 600 shares of Roku Class A Common Stock held by the Charles D. Collier Revocable Trust.

(4)

Includes (i) 86,554 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026 and (ii) 16,151 shares of Roku Class A Common Stock issuable pursuant to Roku RSUs vesting within 60 days of August 17, 2026.

(5)	Includes 11,898 shares of Roku Class A Common Stock issuable pursuant to Roku RSUs vesting within 60 days of August 17, 2026.

(6)	Includes 11,268 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026.

(7)	Includes 18,180 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026.

(8)	Includes 26,973 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026.

(9)	Includes 16,425 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026.

(10)	Includes 21,117 shares of Roku Class A Common Stock and 43,333 shares of Roku Class B Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026.

(11)	Includes 16,425 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026.

(12)	Includes 17,124 shares of Roku Class A Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026.

(13)

Includes (i) 2,429,466 shares of Roku Class A Common Stock and 43,333 shares of Roku Class B Common Stock issuable pursuant to outstanding stock options within 60 days of August 17, 2026 and (ii) 114,785 shares of Roku Class A Common Stock issuable pursuant to Roku RSUs vesting within 60 days of August 17, 2026.

(14)

Based on information reported by BlackRock, Inc. (BlackRock) on a Schedule 13G filed with the SEC on July 29, 2026, BlackRock beneficially owns 12,779,161 shares of Roku Class A Common Stock, consisting of (i) 12,396,102 shares as to which it has sole voting power and (ii) 12,779,161 shares as to which it has sole dispositive power. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(15)

Based on information reported by Vanguard Capital Management (Vanguard) on a Schedule 13G filed with the SEC on April 30, 2026, Vanguard beneficially owns an aggregate of 6,876,921 shares of Roku Class A Common Stock, consisting of (i) 1,000,875 shares as to which it has sole voting power and (ii) 6,876,921 shares as to which it has sole dispositive power. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Accounting Treatment of the Mergers

FOX prepares its financial statements in accordance with GAAP. The Mergers will be accounted for using the acquisition method of accounting. FOX will be treated as the acquiror for accounting purposes.

Regulatory Approvals Required for the Mergers

HSR Act

Under the HSR Act, the Mergers may not be consummated until FOX and Roku each files a Notification and Report Form with the Antitrust Division of DOJ and FTC, and the applicable waiting period (and any extension thereof, including any timing agreements, understandings, or commitments entered into with the DOJ or FTC to extend any waiting period or not to consummate the Mergers) has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms. If the FTC or DOJ issues a request for additional information and documents (a “Second Request”) prior to the expiration of the initial waiting period, FOX and Roku must observe a second 30-day waiting period that would begin to run only after both FOX and Roku have substantially complied with the Second Request, unless the waiting period is terminated earlier or FOX and Roku otherwise agree to extend the waiting period. FOX and Roku each filed an HSR notification with the FTC and the DOJ on July 6, 2026. FOX voluntarily withdrew its HSR notification on August 5, 2026 and re-filed its HSR notification on August 7, 2026. As a result, the applicable waiting period will expire at 11:59 p.m., Eastern Time, on September 8, 2026, unless otherwise terminated or extended.

At any time before or after consummation of the Mergers, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Mergers, seeking divestiture of substantial assets of FOX and/or Roku, or seeking to require FOX and/or Roku to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Mergers will not be made or that, if a challenge is made, FOX and/or Roku will prevail. Additionally, the Merger Agreement sets forth the parties’ respective obligations with respect to obtaining required regulatory approvals, and there can be no assurances and, accordingly, there is no guarantee that the parties would, or would be able to, affect any such required remedies, or remedies sought by any other jurisdictions, which could result in the Mergers failing to be consummated.

Expiration or termination of the applicable waiting periods under the HSR Act is a closing condition as described in “The Merger Agreement—Conditions to the Mergers—Conditions to Each Party’s Obligation to Effect the Mergers”

Other Regulatory Approvals

FOX and Roku have also determined as of [●], 2026, the date of this joint proxy statement/prospectus, to make notifications and filings pursuant to antitrust laws and investment screening laws with the appropriate regulators in the United Kingdom and Germany. The Mergers cannot be consummated until any requisite clearances, consents and approvals have been obtained under certain applicable antitrust and/or investment screening laws of Germany and the United Kingdom.

In addition, relevant regulatory bodies could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the consummation of the Mergers or permitting consummation subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under certain circumstances. There can be no assurance that a challenge to the Mergers on regulatory grounds will not be made or that, if a challenge is made, FOX and/or Roku will prevail.

Exchange of Shares

The conversion of shares of Roku Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Roku Common Stock that are held (a) directly or indirectly, by any wholly-owned subsidiary of Roku immediately prior to the Effective Time, (b) by Roku (or held in Roku’s treasury), or (c) directly or indirectly, by FOX, Merger Sub 1, Merger Sub 2 or any other wholly-owned subsidiary of FOX, and (ii) the Dissenting Shares) into the right to receive the Merger Consideration will occur automatically at the Effective Time.

Prior to the Effective Time, FOX will designate an exchange agent (the “Exchange Agent”) for the purpose of exchanging book-entry shares and certificates representing shares of Roku Common Stock for the Merger Consideration. In addition, at or prior to the Effective Time, FOX will deposit or cause to be deposited with the

Exchange Agent for the benefit of the holders of shares of Roku Common Stock (a) cash and (b) evidence of shares of FOX Class A Common Stock to be issued in non-certificated book-entry form, in each case, in amounts sufficient to deliver the Merger Consideration.

As soon as reasonably practicable after the Closing, the Exchange Agent will mail to each holder of record of a certificate or a book-entry share that were converted into the right to receive the applicable Merger Consideration, as applicable:

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a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the Exchange Agent, and which will be in such form and have such other provisions as determined by FOX); and

•	instructions for use in effecting the surrender of the certificates in exchange for the applicable Merger Consideration.

Surrender of any book-entry shares will be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.

Upon surrender of a certificate or book-entry share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FOX, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor that amount of Merger Consideration that such holder has the right to receive, without interest, pursuant to the Merger Agreement and the certificate or book-entry share so surrendered will forthwith be canceled. If any portion of the applicable Merger Consideration is to be paid to or registered in the name of a person other than the person in whose name the applicable surrendered certificate or book-entry share is registered, it will be a condition to the registration or payment of such Merger Consideration that (a) the surrendered certificate will be properly endorsed or otherwise be in proper form for transfer or such book-entry share shall be properly transferred and (b) the person requesting such delivery of the Merger Consideration will pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such certificate or book-entry share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

Until surrendered as contemplated by the foregoing paragraph, each certificate or book-entry share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest will be paid or will accrue for the benefit of holders of certificates or book-entry shares on the applicable Merger Consideration payable upon the surrender of certificates or book-entry shares.

No dividends or other distributions with respect to FOX Class A Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate or book-entry share with respect to any shares of FOX Class A Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, in each case until the surrender of such certificate or book-entry share. Subject to applicable law, following surrender of any such certificate or book-entry share, there will be paid to the holder of shares of FOX Class A Common Stock issued in exchange therefor, without interest, at the time of such surrender, (i) the amount of any cash payable in lieu of a fractional share of FOX Class A Common Stock to which such holder is entitled and (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of FOX Class A Common Stock and not paid.

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by FOX or the Exchange Agent, the posting by such person of a bond in such reasonable amount as FOX or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed certificate, the Merger Consideration with respect to the shares of Roku Common Stock formerly represented thereby, any cash in lieu of fractional shares of FOX Class A Common Stock, and unpaid dividends and distributions on shares of FOX Class A Common Stock deliverable in respect thereof, pursuant to the Merger Agreement.

No fractional shares of FOX Class A Common Stock will be issued to Roku stockholders in connection with the Mergers. Instead, Roku stockholders will receive cash, without interest, in lieu of any fractional shares of FOX Class A Common Stock to which they otherwise would have been entitled (after aggregating all shares of FOX Class A Common Stock issuable to such stockholder) as follows: a whole number of shares of FOX Class A Common Stock equal to the sum of all fractional shares of FOX Class A Common Stock that would have been issued pursuant to the Mergers, rounded up to the next whole number of shares, will be issued to the Exchange Agent on behalf of the Roku stockholders. As promptly as practicable following the Effective Time, the Exchange Agent will determine the Excess Shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of certificates or book-entry shares, shall sell the Excess Shares at then prevailing prices on Nasdaq in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of certificates or book-entry shares, the Exchange Agent will hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of certificates or book-entry shares shall be reduced by any and all commissions, transfer taxes, and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent will determine the portion of such net proceeds to which each holder of certificates or book-entry shares will be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of certificates or book-entry shares is entitled (after taking into account all certificates and book-entry shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of certificates or book- entry shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of certificates or book-entry shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders.

Roku Stock Plans

In connection with the Closing, as permitted by and consistent with the Nasdaq listing rules, FOX intends to assume all shares remaining available for future issuance under the Roku Stock Plans as of immediately prior to the Effective Time (as adjusted based on the Exchange Ratio).

Debt Financing

Bridge Facility

In connection with the Merger Agreement, FOX entered into the Commitment Letter, under which the lenders party thereto committed to provide up to $12.0 billion of senior unsecured bridge loans, the availability of which is subject to customary conditions set forth in the Commitment Letter, for the purpose of financing a portion of the cash portion of the Merger Consideration and paying related fees and expenses in connection with the Transactions. The Bridge Facility will be available in a single drawing on the Closing Date.

The $12.0 billion committed under the Bridge Facility is reduced by the amount of any Permanent Financing. Accordingly, on June 30, 2026, the commitments under the Bridge Facility were reduced to $11.0 billion upon the effectiveness of the Term Loan Agreement (as described below).

Term Loan Facility

On June 30, 2026, FOX entered into the Term Loan Agreement pursuant to which the lenders party thereto committed to provide, contingent upon the consummation of the Mergers and certain other customary conditions to funding, the Term Loan Facility in an aggregate principal amount of $1.0 billion. Borrowings under the Term Loan Facility will be used to pay a portion of the cash consideration and other amounts payable in connection with the Transactions.

The Term Loan Facility matures on the date that is two years after the date the Mergers are consummated and the Term Loan Facility is funded. Subject to certain conditions, the Term Loan Agreement provides FOX the ability to incur up to $1.0 billion of additional term loans. FOX may terminate, in whole or in part, the commitments under the Term Loan Agreement at any time prior to the funding thereof. FOX may prepay, in whole or in part, any amounts of the Term Loan Facility at any time, without any prepayment premium.

The loans under the Term Loan Facility will bear interest, at FOX’s option, at either (1) the Base Rate which is a fluctuating interest rate per annum equal to the sum of (a) the highest of (i) the prime rate, (ii) the Federal Funds Rate plus 0.50% or (iii) the Term SOFR for a one-month interest period plus 1.00% plus (b) the applicable margin for Base Rate loans, or (2) the sum of (a) Term SOFR for the applicable interest period plus (b) the applicable margin for Term SOFR loans. The applicable margins for Base Rate loans and Term SOFR loans are based on FOX’s long-term senior unsecured non-credit enhanced debt ratings.

Under the Term Loan Agreement, FOX is required to pay a commitment fee on the unused commitments under the Term Loan Agreement based on FOX’s long-term senior unsecured non-credit enhanced debt ratings. The commitment fee accrues during the period commencing on October 12, 2026 and ending on the date on which the commitments under the Term Loan Agreement terminate (including as a result of the funding thereof).

The Term Loan Agreement contains customary affirmative and negative covenants, each with customary exceptions. The Term Loan Agreement requires FOX to maintain an operating income leverage ratio of 4.5 to 1.0, subject to increase for four quarters in certain situations in connection with material acquisitions.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, a copy of which was filed as Exhibit 10.1 to FOX’s 8-K filed on June 30, 2026 and incorporated herein by reference.

Termination of Roku’s Existing Indebtedness

In connection with the Mergers, the parties intend to terminate and pay off the commitments under the Existing Roku Credit Agreement.

Roku is required to obtain customary payoff letters in connection with termination and payoff of the Existing Roku Credit Agreement. Subject to certain limitations set forth in the Merger Agreement, Roku is required to use its reasonable best efforts to provide such customary cooperation as is reasonably requested by FOX in the arrangement and consummation of the Bridge Facility and the Permanent Financing prior to the Closing.

Appraisal Rights in the Mergers

General

If the First Merger is consummated, Roku stockholders of record and beneficial owners who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares of Roku Common Stock, and who continuously hold such shares from the making of such demand through the Effective Time may be entitled to appraisal rights under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this joint proxy statement/prospectus as Annex F and incorporated herein by reference. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Roku stockholders of record or beneficial owners of shares of Roku Common Stock exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL to a “stockholder” and all references in this “- Appraisal

Rights in the Mergers” summary to a “Roku stockholder” or “holder of Roku Common Stock” are to the record holders of Roku Common Stock unless otherwise noted herein. All references herein to a “beneficial owner” mean a person or entity who is the beneficial owner of shares of Roku Common Stock held either in voting trust or by a nominee on behalf of such person or entity unless otherwise expressly noted herein.

Any Roku stockholders or beneficial owner of shares of Roku Common Stock contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. Failure to strictly follow the procedures required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. Under Section 262 of the DGCL, Roku stockholders of record and beneficial owners who (a) submit a written demand for appraisal of their shares prior to the vote on the Merger Agreement and do not properly withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL; (b) do not vote in favor of the Merger Agreement Proposal; (c) continuously are the record holders or beneficial owners of such shares from the date of making such demand through the Effective Time; (d) are entitled to demand appraisal rights under Section 262 of the DGCL; and (e) otherwise follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of Roku Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, as determined by the Court of Chancery, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. It is possible that any such “fair value” as determined by the Court of Chancery may be more or less than, or the same as the Merger Consideration. However, because immediately before the Mergers, Roku Common Stock will be listed on a national exchange after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all Roku stockholders of record and beneficial owners who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Roku Common Stock as measured in accordance with Section 262(g) of the DGCL or (ii) the value of the Merger Consideration for such total number of shares exceeds $1 million. At least one of these “ownership thresholds” must be met in order for Roku stockholders of record or beneficial owners to be entitled to seek appraisal with respect to such shares of Roku Common Stock in connection with the First Merger. Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Company may pay to each Roku stockholder of record and beneficial owner entitled to appraisal an amount in cash (a “Voluntary Cash Payment”), in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (A) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (B) interest accrued prior to the time of such cash payment, unless paid at such time. The Surviving Company is under no obligation to make such Voluntary Cash Payment before such entry of judgment.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, such as the Roku Special Meeting, the corporation, not less than 20 days before such meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes Roku’s notice to its stockholders that appraisal rights are available in connection with the First Merger, and the full text of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex F. In connection with the First Merger, any holder of record or beneficial owner of Roku Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or beneficial owner’s right to do so, should review the following discussion and Annex F carefully in its entirety because failure to timely and properly comply with the procedures specified in Section 262 of the DGCL will result in the loss of appraisal rights. In addition, the Court of Chancery will dismiss appraisal proceedings as to all holders of record and beneficial owners of shares of Roku Common Stock who have asserted appraisal rights unless at least one ownership threshold has been satisfied. A Roku stockholder or beneficial owner of Roku Common Stock who loses his, her or its appraisal rights but continues to hold such shares at the Effective Time will be entitled to receive the Merger Consideration described in the Merger Agreement (without interest). Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of Roku Common Stock, Roku believes that if a Roku stockholder or beneficial owner of Roku Common Stock considers exercising such rights, such Roku stockholder or beneficial owner of Roku Common Stock should seek the advice of legal counsel.

How to Exercise and Perfect Your Appraisal Rights

Roku stockholders or beneficial owners of shares of Roku Common Stock wishing to exercise the right to seek an appraisal of their shares of Roku Common Stock must do ALL of the following:

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the Roku stockholder or beneficial owner of shares of Roku Common Stock must deliver to Roku a written demand for appraisal before the vote on the Merger Agreement Proposal at the Roku Special Meeting, which written demand must reasonably inform Roku of the identity of the Roku stockholder or beneficial owner of Roku Common Stock, as applicable, and that the Roku stockholder or beneficial owner of Roku Common Stock intends to demand appraisal of their shares. In addition, if submitted by a beneficial owner of Roku Common Stock, such written demand must reasonably identify the holder of record of the shares of Roku Common Stock for which the demand is made and be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of Roku Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which such beneficial owner consents to receive notices given by the Surviving Company and to be set forth on the verified list of persons or entities who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. Although not expressly required by Section 262, the Surviving Company reserves the right to take the position that the submission of all information required of a beneficial owner under Section 262(d)(3) is required with respect to any person sharing beneficial ownership of the shares for which such demand is submitted. Although a failure to vote “AGAINST” the Merger Agreement Proposal will not, in itself, constitute a waiver of appraisal rights (unless the Roku stockholder or beneficial owner of shares of Roku Common Stock votes “FOR” the Merger Agreement Proposal), the written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Agreement Proposal. Voting “AGAINST” or failing to vote “FOR” the Merger Agreement Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

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in the case of a Roku stockholder of record, the stockholder must not vote in favor of the Merger Agreement Proposal; if a beneficial owner of Roku Common Stock, such person or entity must not instruct their broker, bank or other nominee to vote their share(s) of Roku Common Stock in favor of the Merger Agreement Proposal;

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the Roku stockholder or beneficial owner of Roku Common Stock must continuously hold or beneficially own, as applicable, the shares of Roku Common Stock from the date of making the demand through the Effective Time (a Roku stockholder or beneficial owner of Roku Common Stock will lose appraisal rights if the Roku stockholder or beneficial owner of Roku Common Stock transfers the shares after such demand and before such Effective Time); and

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the Roku stockholder, the beneficial owner of Roku Common Stock or the Surviving Company must file a petition in the Court of Chancery demanding a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Company is under no obligation to file any such petition and has no intention of doing so.

In addition, for any Roku stockholder or beneficial owner of Roku Common Stock to exercise appraisal rights, at least one of the ownership thresholds must be met.

Filing a Written Demand

Any Roku stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Roku, before the vote on the Merger Agreement Proposal at the Roku Special Meeting, a written demand for the appraisal of the Roku stockholder’s or beneficial owner’s shares of Roku Common Stock.

In the case of a Roku stockholder of record, such Roku stockholder must not vote or submit a proxy in favor of the Merger Agreement Proposal. A Roku stockholder of record wishing to exercise appraisal rights must hold of record the shares of Roku Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time, since such person or entity will lose his, her or its appraisal rights if the shares of Roku Common Stock are transferred after such demand is made and before the Effective Time. A proxy that is submitted in connection with the Roku Special Meeting and does not contain voting instructions will, unless timely revoked, be voted in favor of the Merger Agreement Proposal, and it will constitute a waiver of the Roku stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Roku stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Agreement Proposal or abstain from voting on the Merger Agreement Proposal, or must timely revoke such proxy.

In the case of a beneficial owner of Roku Common Stock, banks, brokers, nominees, trustees or other record holders that hold shares of Roku Common Stock in “street name” for their customers do not have discretionary authority to vote those shares on the Merger Agreement Proposal without specific voting instructions from the beneficial owner on such proposal, but such banks, brokers, nominees, trustees or other record holders will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Roku Common Stock held in “street name” instructs such person’s or entity’s bank, broker, nominee, trustee or other record holder to vote such person’s or entity’s shares of Roku Common Stock in favor of the Merger Agreement Proposal, and does not revoke such instruction prior to the vote on the Merger Agreement Proposal, then such shares will be voted in favor of the Merger Agreement Proposal, which will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner of shares of Roku Common Stock who wishes to exercise appraisal rights must either not provide any instructions to such person’s or entity’s bank, broker, nominee, trustee or other record holder as to how to vote on the Merger Agreement Proposal or must instruct such bank, broker, nominee, trustee or other record holder to vote against the Merger Agreement Proposal or abstain from voting on such proposal or timely revoke any previously provided instructions to the contrary.

Neither voting against the Merger Agreement Proposal, nor submitting a proxy against the Merger Agreement Proposal, nor abstaining from voting or failing to vote on the Merger Agreement Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Agreement Proposal. A Roku stockholder’s or beneficial owner’s failure to make the written demand before the taking of the vote on the Merger Agreement Proposal at the Roku Special Meeting will constitute a waiver of appraisal rights.

A demand for appraisal made by a Roku stockholder of record or beneficial owner of Roku Common Stock must be executed by or on behalf of the Roku stockholder of record or beneficial owner, as applicable, and must reasonably inform Roku of the identity of such holder or beneficial owner.

In addition, in the case of a demand for appraisal made by a beneficial owner of Roku Common Stock, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s beneficial ownership of Roku Common Stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Company under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. Although not expressly required by Section 262, the Surviving Company reserves the right to take the position that the submission of all information required of a beneficial owner under Section 262(d)(3) is required with respect to any person sharing beneficial ownership of the shares of Roku Common Stock for which such demand is submitted. Whether made by a Roku stockholder or beneficial owner of Roku Common Stock, a written demand for appraisal must state that the person or entity intends thereby to demand appraisal of the person’s or entity’s shares of Roku Common Stock.

If the shares of Roku Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand made by a record holder serving in such capacity should be made in that capacity. If the shares of Roku Common Stock are held of record by more than one person, as in a joint tenancy and tenancy in common, a demand for appraisal by the record holder of the shares should be executed by or on behalf of all joint holders. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; provided that the agent doing so must identify the record holder or holders of the shares (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by a beneficial owner) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder or holders, or beneficial owner or owners, as the case may be. A record holder, such as a bank, broker, nominee, trustee or other record holder, who held shares of Roku Common Stock immediately prior to the Effective Time as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Roku Common Stock then held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Roku Common Stock as to which appraisal is sought. Where the number of shares of Roku Common Stock is not expressly stated, the demand will be presumed to cover all shares of Roku Common Stock that are held in the name of such record holder demanding appraisal.

Withdrawal of Appraisal

At any time within 60 days after the Effective Time, any Roku stockholder of record or beneficial owner who has delivered a written demand to Roku and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to the Surviving Company, a written withdrawal of the demand for appraisal and an acceptance of the Merger Consideration. Any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Company. No appraisal proceeding in the Court of Chancery will be dismissed as to any Roku stockholder of record or beneficial owner of Roku Common Stock without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just (including, without limitation, a reservation of jurisdiction for any application to the Court of Chancery made under Section 262(j) of the DGCL); provided, however, that any Roku stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration within 60 days after the Effective Time. If the Surviving Company does not approve a request to withdraw a demand for appraisal and to accept the Merger Consideration when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding (subject to the right to withdraw referenced above), the Roku stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Company

Within ten days after the Effective Time, the Surviving Company, or its successors or assigns, will notify each Roku stockholder of record and beneficial owner, who has complied with Section 262 of the DGCL, and who has not voted in favor of the Merger Agreement Proposal, of the Effective Time.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Company or any Roku stockholder of record or beneficial owner who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Company, or its successors or assigns, in the case of a petition filed by a Roku stockholder of record or beneficial owner, demanding a determination of the fair value of the shares of Roku Common Stock of all such stockholders. The Surviving Company is under no obligation to and has no present intention to file a petition and Roku stockholders of record and beneficial owners should not assume that the Surviving Company will file a petition or initiate any negotiations with respect to the fair value of the shares of Roku Common Stock. Accordingly, any holders or beneficial owners of shares of Roku Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Roku Common Stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a holder or beneficial owner of Roku Common Stock to file such a petition in the period and manner specified in Section 262 of the DGCL could nullify the Roku stockholder’s or beneficial owner’s previous written demand for appraisal.

Within 120 days after the Effective Time, any Roku stockholder of record or beneficial owner of Roku Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Company a statement setting forth the aggregate number of shares of Roku Common Stock not voted in favor of the Merger Agreement Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares or beneficial owners holding or owning such shares (provided that, in the case of a demand made by a beneficial owner in such person’s or entity’s name, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The statement must be mailed to the requesting Roku stockholder of record or beneficial owner within ten days after such stockholder’s or beneficial owner’s, as applicable, request therefor has been received by the Surviving Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder or beneficial owner of shares of Roku Common Stock and a copy thereof is served upon the Surviving Company, the Surviving Company will then be obligated within twenty days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list (the “Verified List”) containing the names and addresses of all Roku stockholders or beneficial owners of shares of Roku Common Stock who have demanded appraisal for their shares of Roku Common Stock and with whom agreements as to the value of their shares have not been reached by the Surviving Company. Upon the filing of any such petition, the Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Company and the Roku stockholders or beneficial owners of shares of Roku Common Stock shown on the Verified List at the addresses stated therein. The costs of such notices will be borne by the Surviving Company.

After notice has been given to the Roku stockholders and beneficial owners of shares of Roku Common Stock as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those Roku stockholders of record or beneficial owners who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. At the hearing on such petition, the Court of Chancery may require the Roku stockholders or beneficial owners of shares of Roku Common Stock who have demanded an appraisal for their shares and who hold shares of Roku Common Stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Roku stockholder or beneficial owner of Roku Common Stock fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such Roku stockholder or beneficial owner of Roku Common Stock. Notwithstanding a Roku stockholder’s or beneficial owner of Roku Common Stock’s compliance with the foregoing requirements, Section 262 provides that, because immediately prior to the Effective Time, Roku Common Stock will be listed on a national securities exchange, the Court of Chancery will dismiss appraisal proceedings as to all Roku stockholders of record and beneficial owners who assert appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Roku Common Stock as measured in accordance with Section 262(g) of the DGCL or (b) the value of the Merger Consideration in respect of such total number of shares exceeds $1 million.

Determination of Fair Value

After the Court of Chancery determines the Roku stockholders and beneficial owners of shares of Roku Common Stock entitled to an appraisal, assuming at least one of the ownership thresholds described above has been satisfied, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the “fair value” of the shares of Roku Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any Voluntary Cash Payment made by the Surviving Company pursuant to Section 262(h) of the DGCL that has the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Court of Chancery will take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Court of Chancery’s entry of judgment in the proceedings, the Surviving Company may pay to each Roku stockholder and beneficial owner of Roku Common Stock entitled to appraisal a Voluntary Cash Payment, in which case interest will accrue thereafter only upon the sum of (a) the difference, if any, between the amount so paid by the Surviving Company and the fair value of the shares as determined by the Court of Chancery and (b) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Mergers that throw any light on future prospects of the merged company. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but that rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Mergers and not the product of speculation, may be considered.”

Roku stockholders and beneficial owners of shares of Roku Common Stock considering seeking appraisal should be aware that the fair value of their shares of Roku Common Stock as so determined by the Court of Chancery could be less than, the same as or more than the value of the Merger Consideration and that an investment banking opinion as to the fairness from a financial point of view of the Merger Consideration is not an opinion as to, and does not in any manner address, “fair value” under Section 262 of the DGCL.

Although Roku believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and Roku stockholders and beneficial owners of shares of Roku Common Stock should recognize that such an appraisal could result in a determination of a value lower or higher than, or the same as, the Merger Consideration. None of the parties to the Mergers anticipates offering more than the Merger Consideration to any Roku stockholder or beneficial owner of shares of Roku Common Stock exercising appraisal rights, and each of the parties to the Merger Agreement reserves the right to make a Voluntary Cash Payment pursuant to Section 262(h) of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Roku Common Stock is less than the Merger Consideration.

Upon application by the Surviving Company or by any Roku stockholder or beneficial owner of Roku Common Stock entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of Roku stockholders and beneficial owners entitled to an appraisal. Any Roku stockholder or beneficial owner of Roku Common Stock whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such Roku stockholder or beneficial owner of Roku Common Stock is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Court of Chancery will direct the payment of the fair value of the shares of Roku Common Stock, together with interest, if any, by the Surviving Company to Roku stockholders of record or beneficial owners entitled thereto. Payment will be made to each such Roku stockholder or beneficial owner upon the terms and conditions as the Court of Chancery may order. The Court of Chancery’s decree may be enforced as other decrees in such court may be enforced. If a petition for appraisal is not timely filed or if neither of the ownership thresholds is met, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a Roku stockholder or beneficial owner of Roku Common Stock whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Court of Chancery may also order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL.

From and after the Effective Time, no Roku stockholder or beneficial owner of Roku Common Stock who has demanded appraisal rights will be entitled to vote such shares of Roku Common Stock for any purpose or to receive payment of dividends or other distributions on such shares of Roku Common Stock, except dividends or other distributions on such shares of Roku Common Stock, if any, payable to Roku stockholders as of a time before the Effective Time. If any stockholder who demands appraisal of shares of Roku Common Stock under Section 262 of the DGCL fails to perfect or effectively loses or validly withdraws such holder’s right to appraisal, the stockholder’s shares of Roku Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A Roku stockholder or beneficial owner of Roku Common Stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds is met or if the Roku stockholder or beneficial owner of Roku Common Stock delivers to the Surviving Company a written withdrawal of the demand for an appraisal and an acceptance of the Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Company. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the court deems just (including, without limitation, a reservation of jurisdiction for any application to the Court of Chancery made under Section 262(j) of the DGCL); provided, however, that the foregoing will not affect the right of any Roku stockholder or beneficial owner of shares of Roku Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms offered upon the First Merger within 60 days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, Roku stockholders of record and beneficial owners wishing to exercise appraisal rights are encouraged to consult legal counsel before attempting to exercise those rights.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Roku, Inc.

Attention: Corporate Secretary

1701 Junction Ct., Suite 100,

San Jose, California 95112

corporatesecretary@roku.com

Nasdaq Listing of FOX Class A Common Stock; Delisting and Deregistration of Roku Common Stock

FOX must use its reasonable best efforts to cause the shares of FOX Class A Common Stock to be issued in connection with the Mergers to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective Time. If the Mergers are consummated, the Roku Class A Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.

Expected Timing of the Mergers

FOX and Roku currently expect the Mergers to be consummated in the first half of calendar year 2027, subject to the satisfaction or waiver of customary closing conditions, including, among others, (a) the adoption of the Merger Agreement by the affirmative vote of the holders of shares of Roku Common Stock holding at least a majority of the aggregate voting power of the shares of Roku Common Stock issued and outstanding and entitled to vote thereon at the Roku Stockholder Meeting, (b) the expiration or early termination of the applicable waiting period under the HSR Act and receipt of consents or approvals required in connection with the Transactions under certain other antitrust laws and certain investment screening laws, (c) the absence of any law or order (in the case of antitrust laws or investment screening laws, in certain jurisdictions) prohibiting the consummation of the Transactions, (d) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, (e) the approval of the FOX Stock Issuance by a majority of the votes cast by holders of FOX Class B Common Stock entitled to vote thereon at the FOX Stockholder Meeting, (f) the accuracy of Roku’s and FOX’s respective representations and warranties, subject to certain standards set forth in the Merger Agreement, (g) compliance in all material respects with Roku’s and FOX’s respective obligations under the Merger Agreement and (h) the absence of a continuing material adverse effect with respect to each of FOX and Roku.

However, FOX and Roku cannot predict the actual date on which the Mergers will be consummated because consummation is subject to conditions beyond their control and it is possible that such conditions could result in the Mergers being consummated earlier or later or not being consummated at all. See “The Mergers—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to the Mergers.”

U.S. Federal Income Tax Consequences of the Mergers

The following discussion is a summary of the U.S. federal income tax consequences of the Mergers to U.S. Holders of shares of Roku Common Stock that exchange their shares of Roku Common Stock for the Merger Consideration in the Mergers. The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings and judicial decisions, all as currently in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this joint proxy statement/prospectus. Tax considerations arising under non-U.S., state or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax (such as estate or gift tax laws), are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, the term “U.S. Holder” refers to a beneficial owner of Roku Common Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. Holders of Roku Common Stock that hold their shares of Roku Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For the avoidance of doubt, this discussion does not apply to any holders of Roku RSU Awards that are canceled and converted into the right to receive the Merger Consideration in connection with the Mergers. This discussion is not a complete description of all of the tax consequences of the Mergers, and does not address any consequences arising under any minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or Sections 1471 through 1474 of the Code (commonly referred to as FATCA) (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of its personal circumstances or to U.S. Holders subject to special treatment under the U.S. federal income tax laws, including, for example:

•	banks, thrifts, mutual funds, insurance companies or other financial institutions;

•

pass-through entities or arrangements treated as partnerships for U.S. federal income tax purposes or S corporations (or investors in pass-through entities or arrangements treated as partnerships for U.S. federal income tax purposes or S corporations);

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in stocks, securities, commodities, or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	individual retirement or other deferred accounts;

•	persons that hold shares of Roku Common Stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

•	regulated investment companies or real estate investment trusts;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	U.S. expatriates;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	holders who, directly, indirectly or constructively own (or at any time during the five-year period ending on the date of the Mergers owned) 5% or more of Roku Common Stock;

•	holders who hold their shares as “qualified small business stock” within the meaning of Section 1202(c) of the Code;

•	stockholders who acquired their shares of Roku Common Stock through the exercise of employee stock options, as a restricted stock award or otherwise as compensation; and

•	holders who held shares of both Roku Common Stock and FOX Common Stock prior to the Mergers.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Roku Common Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and partnership. Partnerships holding shares of Roku Common Stock and partners in such partnerships are urged to consult their tax advisors about the tax consequences of the Mergers to them.

In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Mergers, whether or not they are in connection with the Mergers; (b) the tax consequences to holders of Roku convertible notes, if any, or options or warrants issued by Roku that are assumed in connection with the Mergers; or (c) the tax consequences of the ownership of shares of FOX Common Stock following the Mergers.

This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the Mergers. The actual tax consequences of the Mergers to you may be complex and may depend on your specific situation and on factors not within FOX’s or Roku’s control. You are urged to consult with your own tax advisor as to the tax consequences of the Mergers in your particular circumstances, including any federal, state, local or non-U.S. and other applicable tax laws and of changes in those laws.

Roku and FOX intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The consummation of the Mergers is not conditioned on the Mergers qualifying for the intended tax treatment or upon the receipt of an opinion of counsel to that effect, and neither Roku nor FOX will request a ruling from the IRS regarding the U.S. federal income tax consequences of the Mergers. However, in connection with the registration statement of which this joint proxy statement/prospectus forms a part, Goodwin Procter LLP, legal counsel to Roku, has delivered a legal opinion to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The legal opinion is based upon and relies on, among other things, various facts, assumptions, representations and warranties and covenants, including those contained in the Merger Agreement and in the representation letters provided by FOX (on behalf of itself, Merger Sub 1 and Merger Sub 2) and Roku. If any of these facts, assumptions, representations and warranties and covenants underlying the tax opinion described above is or becomes incorrect, incomplete, inaccurate or is waived or violated, the validity of, and the conclusions reached in, such tax opinion may be affected or jeopardized. In addition, the opinion is subject to certain qualifications and limitations as set forth therein. Moreover, an opinion of counsel represents such counsel’s judgment and is not binding on the IRS or any court and the IRS or a court may disagree with the conclusions reached by an opinion of counsel. Notwithstanding the receipt by FOX and Roku of the opinion of counsel, there can be no assurance that the IRS would not assert that the Mergers fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such position.

Provided the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Mergers to U.S. Holders generally are as follows.

Tax Consequences of the Mergers Generally

Neither Roku nor FOX will recognize gain or loss for United States federal income tax purposes as a result of the Mergers.

A U.S. Holder of Roku Common Stock who acquired different blocks of Roku Common Stock at different times and at different prices generally must apply the rules described in the following sections separately to each identifiable block of shares of Roku Common Stock. A U.S. Holder of Roku Common Stock who holds Roku Common Stock with differing bases or holding periods should consult his, her or its tax advisor with regard to identifying the particular shares of Roku Common Stock and identifying the bases or holding periods of the particular shares of FOX Class A Common Stock received in the Mergers.

Exchange of Shares of Roku Common Stock for a Combination of FOX Class A Common Stock and Cash

Except as described below with respect to the receipt of cash in lieu of a fractional share of FOX Class A Common Stock, a U.S. Holder of Roku Common Stock who exchanges shares of Roku Common Stock for a combination of FOX Class A Common Stock and cash will recognize gain, if any, (but not loss) equal to the lesser of (a) the excess, if any, of the amount of cash plus the fair market value at the Effective Time of the FOX Class A Common Stock received in exchange for such shares of Roku Common Stock in the Mergers, over such holder’s tax basis in the shares of Roku Common Stock exchanged therefor and (b) the amount of cash received by such holder in exchange for such shares of Roku Common Stock (in each case, excluding any cash received in lieu of a fractional share of FOX Class A Common Stock, which is addressed in “The Mergers—U.S. Federal Income Tax Consequences of the Mergers—Cash in Lieu of Fractional Shares”).

Generally, such holder’s aggregate tax basis in the FOX Class A Common Stock received by such holder in the Mergers, including the basis allocable to any fractional share of FOX Class A Common Stock for which cash is received, will equal such holder’s aggregate tax basis in the shares of Roku Common Stock exchanged therefor, increased by the amount of taxable gain, if any, recognized by such holder of Roku Common Stock in the exchange of such shares (excluding any gain recognized with respect to any fractional share of FOX Class A Common Stock, as described below), and decreased by the amount of cash received by such holder of Roku Common Stock in exchange for such shares of Roku Common Stock (excluding any cash received in lieu of a fractional share of FOX Class A Common Stock, as described below). A U.S. Holder’s holding period in the FOX Class A Common Stock received (including the holding period of any fractional share of FOX Class A Common Stock deemed received and redeemed, as described below) will include the holding period for the holder’s shares of Roku Common Stock surrendered in exchange therefor.

Cash in Lieu of Fractional Shares

A U.S. Holder of Roku Common Stock that receives cash in lieu of a fractional share of FOX Class A Common Stock will generally be treated as having received such fractional share and then as having received such cash from a sale of the fractional share. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share of FOX Class A Common Stock and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of Roku Common Stock exchanged therefor which is allocable to the fractional share.

Capital Gain or Loss

Any gain or loss recognized with respect to the exchange of Roku Common Stock in the Mergers (including with respect to the gain or loss attributable to the exchange of cash for fractional shares) will generally be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for its Roku Common Stock surrendered in the Mergers exceeds one year at the Effective Time. Long-term capital gains of certain non-corporate holders of Roku Common Stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Reporting Requirements

Each holder of shares of Roku Common Stock who receives shares of FOX Class A Common Stock in the Mergers is generally required to retain permanent records pertaining to the Mergers and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of the Roku Common Stock exchanged and the amount of FOX Class A Common Stock and cash received in exchange therefor. Additionally, holders of shares of Roku Common Stock who owned immediately before the Mergers at least 5% (by vote or value) of the total outstanding stock of FOX, if any, are generally required to attach a statement to their U.S. federal income tax returns for the year in which the Mergers are consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement generally must include the holder’s tax basis in such holder’s Roku Common Stock surrendered in the Mergers, the fair market value of such stock, the date of the Mergers and the name and employer identification number of each of Roku and FOX. Holders of shares of Roku Common Stock are urged to consult with their tax advisors regarding these rules.

Backup Withholding and Information Reporting

A holder of shares of Roku Common Stock may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) on any cash payments received in the Mergers, including payments of cash in lieu of fractional shares, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the Mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the applicable laws of any state, local, non-U.S. or other taxing jurisdiction.

Litigation Related to the Mergers

Stockholders may file lawsuits challenging the Mergers, which may name FOX, Roku, members of the FOX Board, members of the Roku Board or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with the litigation of any claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Mergers on the agreed-upon terms, such an injunction may delay the consummation of the Mergers or may prevent the Mergers from being completed altogether.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A and constitutes part of this joint proxy statement/prospectus. We encourage you to read carefully the Merger Agreement in its entirety because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.

The representations, warranties, covenants, and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement (except as otherwise specified therein), and may be subject to important qualifications, limitations, and supplemental information agreed to by FOX, Merger Sub 1, Merger Sub 2, and Roku in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Except for the right of Roku stockholders to receive the Merger Consideration (as applicable), investors and security holders (in their capacities as such) are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of FOX, Merger Sub 1, Merger Sub 2, and Roku or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after June 14, 2026. In addition, you should not rely on the covenants and agreements in the Merger Agreement as actual limitations on the respective businesses of FOX, Merger Sub 1, Merger Sub 2, and Roku because the parties to the Merger Agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A to this joint proxy statement/prospectus, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding FOX, Merger Sub 1, Merger Sub 2, and Roku or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should carefully read the information provided elsewhere in this document and in the filings that each of FOX and Roku has made or will make with the SEC in their entirety. See “Where You Can Find More Information.”

Structure of the Mergers

The Merger Agreement provides, upon the terms and subject to the conditions thereof, for two mergers involving Roku. First, Merger Sub 1 will merge with and into Roku, with Roku continuing as the Surviving Corporation and becoming a wholly-owned subsidiary of FOX. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Company and continuing as a wholly-owned subsidiary of FOX.

Closing

Unless another date, time, or place is agreed to in writing by FOX and Roku, the Closing will occur no later than the third business day after the satisfaction or waiver of all of the closing conditions described below under “—Conditions to the Mergers” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

Effective Times

As soon as practicable on the Closing Date, the parties to the Merger Agreement will cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL. The Effective Time occurs when the First Merger becomes effective.

Immediately following the Effective Time, the parties to the Merger Agreement will cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the DLLCA, and will make all other filings or recordings required under the DGCL and the DLLCA. The Second Effective Time occurs when the Second Merger becomes effective.

Merger Consideration Received by Roku Stockholders; Withholding Rights

At the Effective Time, each share of Roku Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Roku Common Stock that are held (a) directly or indirectly, by any wholly-owned subsidiary of Roku, (b) by Roku (or held in Roku’s treasury), or (c) directly or indirectly, by FOX, Merger Sub 1, Merger Sub 2 or any other wholly-owned subsidiary of FOX, and (ii) the Dissenting Shares) will be converted into the right to receive the Merger Consideration, which is (i) 0.9693 of a share of FOX Class A Common Stock, together with cash in lieu of fractional shares of FOX Class A Common Stock, without interest, and (ii) $96.00 in cash, without interest, subject to applicable withholding taxes.

However, if appraisal rights are properly exercised (and not withdrawn prior to the Effective Time) with regards to approximately 1% or more of the shares of Roku Common Stock outstanding as of June 11, 2026, the stock portion of the Merger Consideration and the cash portion of the Merger Consideration will be adjusted as described below in “—Dissenting Shares.” This potential for adjustment is intended to ensure that the Mergers, taken together, satisfy the “continuity of interest” requirement of Treasury Regulations section 1.368-1(e) and qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and FOX and Roku intend to report the Mergers consistent with such qualification.

Each of FOX, Roku, Merger Sub 1, Merger Sub 2, the Surviving Corporation, the Surviving Company, and the Exchange Agent, and their respective agents, as applicable, will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable law. To the extent that amounts are withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Exchange of Shares and Certificates

The conversion of shares of Roku Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Roku Common Stock that are held (a) directly or indirectly, by any wholly-owned subsidiary of Roku immediately prior to the Effective Time, (b) by Roku (or held in Roku’s treasury), or (c) directly or indirectly, by FOX, Merger Sub 1, Merger Sub 2 or any other wholly-owned subsidiary of FOX, and (ii) the Dissenting Shares) into the right to receive the Merger Consideration will occur automatically at the Effective Time.

Prior to the Effective Time, FOX will designate an Exchange Agent for the purpose of exchanging book-entry shares and certificates representing shares of Roku Common Stock for the Merger Consideration. In addition, at or prior to the Effective Time, FOX will deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Roku Common Stock (a) cash and (b) evidence of shares of FOX Class A Common Stock to be issued in non-certificated book-entry form, in each case, in amounts sufficient to deliver the Merger Consideration.

As soon as reasonably practicable after the Closing, the Exchange Agent will mail to each holder of record of a certificate or a book-entry share that were converted into the right to receive the applicable Merger Consideration, as applicable:

•

a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the Exchange Agent, and which will be in such form and have such other provisions as determined by FOX); and

•	instructions for use in effecting the surrender of the certificates in exchange for the applicable Merger Consideration.

Surrender of any book-entry shares will be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.

Upon surrender of a certificate or book-entry share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FOX, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor that amount of Merger Consideration that such holder has the right to receive, without interest, pursuant to the Merger Agreement and the certificate or book-entry share so surrendered will forthwith be canceled. If any portion of the applicable Merger Consideration is to be paid to or registered in the name of a person other than the person in whose name the applicable surrendered certificate or book-entry share is registered, it will be a condition to the registration or payment of such Merger Consideration that (a) the surrendered certificate will be properly endorsed or otherwise be in proper form for transfer or such book-entry share shall be properly transferred and (b) the person requesting such delivery of the Merger Consideration will pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such certificate or book-entry share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

Until surrendered as contemplated by the foregoing paragraph, each certificate or book-entry share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest will be paid or will accrue for the benefit of holders of certificates or book-entry shares on the applicable Merger Consideration payable upon the surrender of certificates or book-entry shares.

No dividends or other distributions with respect to FOX Class A Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate or book-entry share with respect to any shares of FOX Class A Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, in each case until the surrender of such certificate or book-entry share. Subject to applicable law, following surrender of any such certificate or book-entry share, there will be paid to the holder of shares of FOX Class A Common Stock issued in exchange therefor, without interest, at the time of such surrender, (i) the amount of any cash payable in lieu of a fractional share of FOX Class A Common Stock to which such holder is entitled and (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of FOX Class A Common Stock and not paid.

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by FOX or the Exchange Agent, the posting by such person of a bond in such reasonable amount as FOX or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange

Agent will deliver in exchange for such lost, stolen, or destroyed certificate, the Merger Consideration with respect to the shares of Roku Common Stock formerly represented thereby, any cash in lieu of fractional shares of FOX Class A Common Stock, and unpaid dividends and distributions on shares of FOX Class A Common Stock deliverable in respect thereof, pursuant to the Merger Agreement.

No fraction of a share of FOX Class A Common Stock will be issued to holders of certificates or book-entry shares, and no certificates, book entries or scrip for any such fractional share or interest therein will be issued to holders of certificates or book-entry shares, nor will they entitle the owner thereof to vote or to any other rights as a stockholder of FOX.

No fractional shares of FOX Class A Common Stock will be issued to Roku stockholders in connection with the Mergers. Instead, Roku stockholders will receive cash, without interest, in lieu of any fractional shares of FOX Class A Common Stock to which they otherwise would have been entitled (after aggregating all shares of FOX Class A Common Stock issuable to such stockholder), as follows: a whole number of shares of FOX Class A Common Stock equal to the sum of all fractional shares of FOX Class A Common Stock that would have been issued pursuant to the Mergers, rounded up to the next whole number of shares, will be issued to the Exchange Agent on behalf of the Roku stockholders. As promptly as practicable following the Effective Time, the Exchange Agent will determine the Excess Shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of certificates or book-entry shares, shall sell the Excess Shares at then prevailing prices on Nasdaq in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of certificates or book-entry shares, the Exchange Agent will hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of certificates or book-entry shares shall be reduced by any and all commissions, transfer taxes, and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent will determine the portion of such net proceeds to which each holder of certificates or book-entry shares will be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of certificates or book-entry shares is entitled (after taking into account all certificates and book-entry shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of certificates or book- entry shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of certificates or book-entry shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders.

Dissenting Shares

Pursuant to the Merger Agreement, Dissenting Shares will not be converted into or represent the right to receive Merger Consideration, but will be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

If any Dissenting Shares lose their status as such (through failure to perfect or otherwise), then, effective as of the later of the Effective Time and the date of loss of such status, such shares will be deemed automatically to have been converted into, and shall represent only, the right to receive Merger Consideration, without interest thereon, upon surrender of certificates representing shares of Roku Common Stock outstanding immediately prior to the Effective Time or, if such shares are uncertificated shares of Roku Common Stock represented by book-entry positions, upon compliance with the procedures established by the Exchange Agent for the transfer of such uncertificated shares of Roku Common Stock represented by book-entry positions.

Roku must give FOX: (a) prompt written notice of any demand (and copies of any demand) for appraisal received by Roku prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other communication, demand, notice, or instrument (and copies of such other demand, notice, or instrument or a summary of any such communication) delivered to or received by Roku prior to the Effective Time pursuant to the DGCL and relating to any demand for appraisal; and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice, or instrument relating to any demand for appraisal. Roku may not make any payment, compromise, or settlement offer (or agree to any of the foregoing) prior to the Effective Time with respect to any such demand, notice, or instrument unless FOX has given its prior written consent (not to be unreasonably withheld, conditioned, or delayed) to such payment or settlement offer.

The exercise of appraisal rights may affect the Merger Consideration payable to Roku stockholders who do not exercise appraisal rights. FOX and Roku intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and FOX and Roku intend to report the Mergers consistent with such qualification. FOX and Roku intend to satisfy the requirements of Treasury Regulations section 1.368-1(e). If the aggregate value of all shares of FOX Class A Common Stock that would be issued pursuant to the Mergers (other than shares issued to a subsidiary of Roku or a subsidiary of FOX) is less than 40% of the sum of (i) the aggregate value of the Merger Consideration into which the shares of Roku Common Stock outstanding as of immediately prior to the Effective Time (other than in respect of Dissenting Shares) will be converted, and (ii) the aggregate value of the Merger Consideration that would have become payable in respect of any Dissenting Shares if such shares were not Dissenting Shares, then the Exchange Ratio will be increased and the cash portion of the Merger Consideration will be correspondingly decreased, until the aggregate value of all shares of FOX Class A Common Stock to be issued as a result of the conversion of the Roku Common Stock outstanding immediately prior to the Effective Time (excluding any Dissenting Shares) equals 40% of such sum. For purposes of the calculation described in this paragraph, the value of the FOX Class A Common Stock is equal to $66.03.

For additional information on the appraisal rights Roku stockholders are entitled to in connection with the First Merger, see “The Mergers—Appraisal Rights in the Mergers.”

Treatment of Roku Equity Awards and Stock Plans

Roku RSUs

Immediately prior to the Effective Time, each Roku restricted stock unit (a “Roku RSU”) outstanding immediately prior to the Effective Time that is not vested (an “Unvested Roku RSU”) will be cancelled and converted into the right to receive (1) a Converted RSU Cash Award and (2) a Converted RSU Equity Award, each as described below.

(A) Each Converted RSU Cash Award will provide the holder with the right to receive a payment in respect of each share of Roku Common Stock that was subject to the applicable Unvested Roku RSU immediately prior to the Effective Time in an amount equal to $96.00 (a “Converted RSU Cash Award”). The Converted RSU Cash Award will be subject to the same vesting schedule (and any contractual acceleration rights) that was applicable to such Unvested Roku RSU immediately prior to the Effective Time. Each Converted RSU Cash Award will be payable by FOX on the date that such Unvested Roku RSU would have become vested pursuant to the vesting schedule in place for such Unvested Roku RSU immediately prior to the Effective Time. FOX will make all such required payments to holders of Converted RSU Cash Awards no later than 30 days following the date on which the applicable Converted RSU Cash Award would have become vested under the original vesting schedule. Payment of the Converted RSU Cash Award will be made in the form of cash or FOX Class A Common Stock, or a combination thereof, as determined by FOX in its sole discretion, with the value of the FOX Class A Common Stock being based on the closing trading price of FOX Class A Common Stock on Nasdaq on the last trading day immediately prior to the applicable payment date.

(B) Each Converted RSU Equity Award will be an award of FOX restricted stock units (“FOX RSU”) that will provide the holder with the right to receive a number of shares of FOX Class A Common Stock equal to the product of (rounded to the nearest whole number of shares): (i) the number of shares of Roku Common Stock subject to such Unvested Roku RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (a “Converted RSU Equity Award”). Each Converted RSU Equity Award will be subject to the terms and conditions of the Fox Corporation 2019 Shareholder Alignment Plan, as amended (the “FOX Stock Plan”), provided that the applicable vesting schedule, and any contractual acceleration rights that would have otherwise applied to the corresponding Unvested Roku RSU will apply to such Converted RSU Equity Award.

While Roku does not expect any vested Roku RSUs to be outstanding immediately prior to the Effective Time, the Merger Agreement provides that any Roku RSU outstanding immediately prior to the Effective Time that is vested (a “Vested Roku RSU”) will be cancelled and will be automatically converted into the right to receive, without interest and subject to deduction for any required withholding, the Merger Consideration in respect of each share of Roku Common Stock that was subject to such Vested Roku RSU immediately prior to the Effective Time.

Roku Options

Immediately prior to the Effective Time, each option to purchase Roku Common Stock (each, a “Roku Option”) that is vested and in-the-money (i.e., if its per share exercise price is less than the value of the per share Merger Consideration, determined based on the closing trading price of FOX Class A Common Stock on the last trading day immediately prior to the Closing Date, as reported by Bloomberg Financial LP (the “FOX Measurement Price”)) immediately prior to the Effective Time (each, a “Vested In-the-Money Roku Option”) will be cancelled and will be automatically converted into the right to receive, without interest and subject to deduction for any required withholding, for each share of Roku Common Stock subject to such Vested In-the-Money Roku Option immediately prior to the Effective Time, the Merger Consideration reduced by the applicable per share exercise price for the Vested In-the-Money Roku Option, which will be paid in the same proportion of FOX Class A Common Stock and cash as the Merger Consideration (the “Vested Roku Option Consideration”). Any fractional shares resulting from such calculation will be treated in accordance with the Merger Agreement (see “The Mergers—Terms of the Mergers”). The value of Merger Consideration for purposes of determining the Vested Roku Option Consideration will be determined based on the FOX Measurement Price.

Immediately prior to the Effective Time, each Roku Option that is out-of-the-money (i.e., if its per share exercise price is equal to or greater than the value of the per share Merger Consideration, determined based on the FOX Measurement Price) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled as of the Effective Time for no consideration.

Immediately prior to the Effective Time, each Roku Option that is unvested and outstanding immediately prior to the Effective Time (each, an “Unvested Roku Option”) will be cancelled and converted into the right to receive (1) a Converted Option Cash Award and (2) a Converted Option Equity Award, each as described below.

(A) Each Converted Option Cash Award will provide the holder with the right to receive a payment in respect of each share of Roku Common Stock subject to the applicable Unvested Roku Option immediately prior to the Effective Time in an amount equal to (i) $96.00 minus (ii) the product of (x) the applicable exercise price per share of such Unvested Roku Option and (y) 60% (a “Converted Option Cash Award”). The Converted Option Cash Award will be subject to the same vesting schedule (and any contractual acceleration rights) that was applicable to the applicable Unvested Roku Option immediately prior to the Effective Time. Each Converted Option Cash Award will be payable by FOX on the date that such Unvested Roku Option would have become vested pursuant to the vesting schedule applicable to the applicable Unvested Roku Option immediately prior to the Effective Time. FOX will make all such required payments to holders of Converted Option Cash Awards no later than 30 days following the date on which such Converted Option Cash Award would have become vested under the original vesting schedule. Payment of the Converted Option Cash Award will be made in the form of cash or FOX Class A Common Stock, or a combination thereof, as determined by FOX in its sole discretion, with the value of the FOX Class A Common Stock being based on the closing trading price of the FOX Class A Common Stock on the last trading day immediately prior to the payment date.

(B) Each Converted Option Equity Award will be a stock option award substituted in accordance with Sections 409A and 424 of the Code that will provide the holder with the right to purchase a number of shares of FOX Class A Common Stock under the FOX Stock Plan equal to the product of (rounded down to the nearest whole number of shares): (i) the number of shares of Roku Common Stock subject to the corresponding Unvested Roku Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to: (x) the exercise price per share applicable to such Unvested Roku Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, multiplied by (z) 40% (a “Converted Option Equity Award”). Each Converted Option Equity Award will be subject to the terms and conditions of the FOX Stock Plan, provided that the applicable vesting schedule and any contractual acceleration rights that would otherwise have applied to the applicable Unvested Roku Option immediately prior to the Effective Time will apply to such Converted Option Equity Award. The exercise price and the number of shares of FOX Class A Common Stock subject to such Converted Option Equity Award will be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code.

Roku ESPP

The Roku Board has passed such resolutions and will take all actions with respect to the Roku ESPP that are necessary to provide that: (i) no new Roku ESPP offering period will be authorized or commenced on or after the date of the Merger Agreement; (ii) no further rights will be granted under the Roku ESPP after the Effective Time; (iii) no new participants may commence participation in the Roku ESPP following the date of the Merger Agreement; and (iv) the Roku ESPP will terminate in its entirety effective as of, and conditioned upon, the Effective Time. As of the date of the Merger Agreement, no offering periods were outstanding under the Roku ESPP.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality, and material adverse effect on the applicable party).

The representations and warranties made by Roku in the Merger Agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;

•	capitalization and ownership of Roku and its subsidiaries;

•	corporate power and authorization of the Merger Agreement and the Transactions and the valid and binding nature of the Merger Agreement;

•	the unanimous approval, adoption and recommendation by the Roku Board of the Merger Agreement and the Transactions;

•	an opinion from Roku’s financial advisors;

•	the absence of any conflicts or violations of organizational documents, material contracts, or applicable law;

•	required consents and approvals from governmental entities;

•	SEC documents and financial statements, internal controls and disclosure controls, and procedures relating to financial reporting and absence of certain undisclosed liabilities;

•	conduct of its businesses in the ordinary course and the absence of a material adverse effect;

•	absence of certain legal proceedings, investigations, and governmental orders;

•	employee benefit matters;

•	employment and labor matters;

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compliance with applicable laws and governmental orders, possession of and compliance with required permits necessary for the conduct of Roku’s business, and compliance with sanctions, anti-corruption, anti-bribery, and anti-money laundering matters;

•	material contracts;

•	inapplicability of anti-takeover statutes;

•	environmental matters;

•	tax matters;

•	intellectual property matters;

•	data privacy and cybersecurity matters;

•	insurance policies;

•	real estate matters;

•	broker fees and expenses; and

•	affiliate transactions.

The representations and warranties made by FOX, Merger Sub 1, and Merger Sub 2 in the Merger Agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;

•	capitalization of FOX;

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corporate power and authorization of the Merger Agreement and the Transactions and the valid and binding nature of the Merger Agreement, including the valid issuance of the shares of FOX Class A Common Stock comprising the Merger Consideration;

•	the unanimous approval, adoption and recommendation by the FOX Board of the Merger Agreement and the Transactions;

•	the absence of any conflicts or violations of organizational documents, material contracts, or applicable law;

•	required consents and approvals from governmental entities;

•	SEC documents and financial statements, internal controls and disclosure controls, and procedures relating to financial reporting and absence of certain undisclosed liabilities;

•	conduct of its business in the ordinary course and the absence of a material adverse effect;

•	absence of certain legal proceedings, investigations, and governmental orders;

•	compliance with applicable laws and governmental orders;

•	inapplicability of anti-takeover statutes;

•	tax matters;

•	broker fees and expenses; and

•	the availability of funds and other financial resources sufficient to consummate the Transactions and the Committed Financing (as defined below).

The representations and warranties of each of the parties to the Merger Agreement do not survive the consummation of the Mergers.

Material Adverse Effect

For purposes of the Merger Agreement, “Material Adverse Effect,” with respect to any party to the Merger Agreement, means an effect that, individually or in the aggregate, (a) would reasonably be expected to prevent, materially delay or materially impair the ability of such party and its subsidiaries to consummate the Transactions, or (b) has had, or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of such party and its subsidiaries, taken as a whole, excluding, for purposes of clause (b), any effect resulting from or arising in connection with:

•	changes in, or events generally affecting, the financial, securities, or capital markets;

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changes in, or events generally affecting, economic or political conditions in the United States or any foreign jurisdiction in which such party or any of its subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy, tariffs, a government shutdown, or executive orders by the President of the United States or similar actions by the leader of the applicable country or region, or the occurrence, continuation or worsening of any trade war;

•	changes in, or events generally affecting, the industries in which such party or any of its subsidiaries operate;

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any occurrence, continuation or worsening of (i) acts of war, sabotage, widespread cyber-attack, terrorism or civil disobedience (including the current conflicts between (x) the Russian Federation and Ukraine, (y) Israel and Palestine, or (z) the United States and Israel and Iran) or (ii) plagues, pandemics or natural disasters (including hurricanes, tornadoes, floods or earthquakes);

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any failure by such party or any of its subsidiaries to meet any internal or published budgets, projections, forecasts, or predictions in respect of financial or other performance measures for any period, or any change in the credit ratings of such party or any of its subsidiaries;

•	a decline in the price, or a change in the trading volume, of such party’s common stock on Nasdaq;

•	changes in applicable law;

•	changes in GAAP;

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the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Merger Agreement, the Buyside Voting and Support Agreement, the Sellside Voting and Support Agreement, and all other agreements, instruments, and documents to be executed by FOX, Merger Sub 1, Merger Sub 2, and Roku in connection with the transactions contemplated by the Merger Agreement (collectively, the “Transaction Documents”), or the taking of any action by the other party to the Merger Agreement or any of its affiliates;

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the announcement or pendency of the Transactions, including the impact of any of the foregoing on the relationships of such party or any of its subsidiaries with customers, suppliers, distributors, partners, employees, investors, governmental entities, or other third parties, or, in the case of Roku, the identity of FOX or any of its affiliates as the acquiror of Roku, or any facts and circumstances concerning FOX or any of its affiliates;

•	in the case of Roku, the availability or cost of equity, debt, or other financing to FOX, the Merger Subs or the Surviving Company; or

•	in the case of Roku, any litigation relating to the transaction or any demand or proceeding for appraisal pursuant to the DGCL in connection with the Transactions.

Covenants

Interim Operations - Roku

Roku has agreed to certain covenants in the Merger Agreement restricting the conduct of its business from and after June 14, 2026 and prior to the Effective Time.

During this period of time, unless FOX otherwise approves (which approval will not be unreasonably withheld, conditioned, or delayed), and except (a) as required by applicable law, (b) as required by the Transaction Documents, or (c) as disclosed in Roku’s confidential disclosure letter, Roku will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, and Roku will, and will cause each of its subsidiaries to, use commercially reasonable efforts to:

•	preserve their organization intact;

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maintain satisfactory relations and goodwill with governmental entities, customers, suppliers, distributors, licensors, creditors, lessors, employees, and business associates and others having material business dealings with Roku or its subsidiaries; and

•	keep available the services of Roku’s and its subsidiaries’ present employees and agents.

In addition, during this period of time, unless FOX otherwise approves (which approval will not be unreasonably withheld, conditioned, or delayed), and except (a) as required by applicable law, (b) as required by the Transaction Documents, or (c) as disclosed in Roku’s confidential disclosure letter, Roku will not, and will not permit any of its subsidiaries to:

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(A) amend its certificate of incorporation or bylaws (or comparable governing documents), other than amendments to the governing documents of any subsidiary of Roku that would not reasonably be expected to be adverse to FOX or prevent, delay or impair the consummation of the Mergers or any of the other Transactions; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity interests (except for any such transaction by a wholly-owned subsidiary of Roku that remains a wholly-owned subsidiary after such transaction); (C) declare, set aside, fix a record date for or pay any dividend or distribution (whether in cash, stock or property, or any combination thereof) in respect of any shares of its capital stock or other equity interests (except for dividends or distributions paid by a direct or indirect wholly-owned subsidiary of Roku to another direct or indirect wholly-owned subsidiary of Roku or to Roku); (D) enter into any agreement with respect to the voting of its capital stock or other equity interests; or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests, other than (1) pursuant to the forfeiture of, or withholding of taxes with respect to, Roku RSUs in accordance with past practice and with the terms of the Roku Amended and Restated 2017 Equity Incentive Plan, and the Roku 2008 Equity Incentive Plan Roku stock plans (collectively, the “Roku Stock Plans”) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly-owned subsidiary of Roku by Roku or any wholly-owned subsidiary of Roku;

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merge or consolidate with any other person, or restructure, reorganize, or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly-owned subsidiaries of Roku that would not prevent, delay or impair the consummation of the Mergers or any of the Transactions);

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except as expressly required by any Roku benefit plan or offer letter in effect on June 14, 2026: (A) establish, adopt, amend or terminate any Roku benefit plan or amend the terms of any outstanding equity-based awards; (B) grant any transaction or retention bonuses to any Roku service provider; (C) increase the compensation, bonus or pension, welfare or other benefits of any Roku service provider; (D) increase the severance or termination payments or benefits payable to any Roku service provider; (E) take any action to accelerate the vesting or payment of compensation or benefits

(including any equity-based awards) to any Roku service provider; (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Roku benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined; (G) forgive any loans to directors, officers or employees of Roku or any of its subsidiaries; or (H) hire any employee with a total compensation target in excess of $1 million or with a title of Vice President or more senior, or terminate (other than for cause) any Roku service provider or employee with a total compensation target in excess of $1 million or with a title of Vice President or more senior;

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incur any indebtedness or issue any warrants or other rights to acquire any indebtedness or enter into or extend the maturity of any time deposits, certificates of deposit, or similar cash management programs or facilities, except (A) indebtedness under Roku’s existing credit agreement in the ordinary course of business consistent with past practice so long as the aggregate amount of indebtedness drawn thereunder does not exceed $10 million outstanding at any time, (B) intercompany indebtedness among Roku and its wholly-owned subsidiaries, (C) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and overdraft facilities or other cash management programs (other than time deposits, term deposits or certificates of deposit or any other cash management programs that would, or would have the effect of, prohibiting, restricting or limiting the immediate withdrawal of cash), in each case, issued, made, or entered into or drawn in the ordinary course of business consistent with past practice, and (D) purchase money indebtedness and lease financing in the ordinary course of business consistent with past practice;

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make or commit to any capital expenditures, other than capital expenditures (A) made in reasonable consultation with FOX and not in excess of $25 million in the aggregate since June 14, 2026 or (B) as otherwise expressly contemplated by Roku’s capital expenditure budget set forth in its confidential disclosure letter;

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transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge or place a lien upon or otherwise dispose of any material intellectual property, except for (A) ordinary course non-exclusive licenses of intellectual property consistent with past practice, and (B) the expiration, lapse, abandonment and cancellation of registered intellectual property at the end of its statutory term or where, in the reasonable good faith business decision of Roku or any of its subsidiaries, such registered intellectual property is immaterial or obsolete;

•

transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge or place a lien upon or otherwise dispose of any properties or assets (including capital stock of any of its subsidiaries, but excluding intellectual property, which is governed by the restrictions described in the bullet above), except for (A) sales, leases, licenses or other dispositions, in reasonable consultation with FOX, of any properties or assets in the ordinary course of business consistent with past practice that are not material to the business of Roku and its subsidiaries and the fair market value of which is not in excess of $10 million individually or $25 million in the aggregate, (B) transactions among Roku and its wholly-owned subsidiaries in the ordinary course of business consistent with past practice and that would not prevent, delay or impair the consummation of the Mergers or any of the Transactions, or (C) the granting of liens to secure permitted indebtedness;

•

issue, deliver, sell, grant, transfer or encumber, or authorize the issuance, delivery, sale, grant, transfer, or encumbrance of, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares or equity interests, except (A) for any shares of Roku issued pursuant to the settlement of Roku RSUs or the exercise of Roku Options outstanding on June 14, 2026 (or granted after June 14, 2026 not in violation of the Merger Agreement) in each case, in accordance with their existing terms and the Roku Stock Plans, (B) by wholly-owned subsidiaries to Roku or to any other wholly-owned subsidiary of Roku, or (C) the granting of liens to secure permitted indebtedness;

•	spend or commit to spend in excess of $10 million individually or $25 million in the aggregate in any calendar year, in each case, to acquire any business (or portion thereof), whether by merger,

consolidation, purchase of property or assets, licenses or otherwise; provided that (A) neither Roku nor any of its subsidiaries may enter into any transaction (regardless of value) that would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions and (B) Roku must reasonably consult with FOX with respect to any such acquisitions (regardless of value);

•	make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable law;

•

except as required by applicable law, (A) make (inconsistent with the past practices of Roku or its subsidiaries), revoke or change any material tax election, (B) make any material change with respect to any method of tax accounting or change any annual tax accounting period, (C) amend any material or U.S. federal income tax return, (D) enter into any closing agreement, voluntary disclosure agreement or similar agreement or arrangement with respect to a material amount of taxes, (E) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, (F) incur any liability for material taxes outside the ordinary course of business, (G) fail to pay any material tax that becomes due and payable (including any estimated tax payments), (H) prepare or file any tax return inconsistent with past practice, (I) settle or resolve any controversy that relates to a material amount of taxes, (J) obtain or request any material tax ruling, or (K) surrender any right to claim a material tax refund;

•	enter into any new line of business;

•

make any loans, advances, or capital contributions to, or investments in, any person (other than loans, advances, or capital contributions by Roku to any of its direct or indirect wholly-owned subsidiaries, in each case, in the ordinary course of business consistent with past practice);

•

(A) amend or modify in any material respect, or terminate (where the determination is unilateral by Roku or its subsidiary), any material contract (other than (I) amendments or modifications that are (w) substantially consistent with past practice, (x) not adverse to Roku and its subsidiaries in any material respect, (y) will not apply to, directly or indirectly, FOX and its subsidiaries (other than Roku and its subsidiaries) following the Closing and (z) do not contain any assignment, transfer, change of control, default or other provisions that will be triggered in connection with the Transactions and (II) terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release, or assign any material rights, claims, or benefits under any material contract, or (B) enter into any contract that would have been required to be listed as a material contract in Roku’s confidential disclosure letter had it been entered into prior to June 14, 2026, unless it is (x) on terms substantially consistent with, or on terms more favorable to Roku and/or its subsidiaries (and to FOX and its subsidiaries following the Closing) than, the contract it is replacing, (y) will not apply to, directly or indirectly, FOX and its subsidiaries (other than Roku and its subsidiaries) following the Closing and (z) does not contain any assignment, transfer, change of control, default or other provisions that will be triggered in connection with the Transactions; provided that in the case of each of (A) and (B) no such contract may purport to bind FOX or its affiliates (other than Roku and its subsidiaries); provided, further, that, for the avoidance of doubt and subject to the restrictions described above with respect to compensation and benefits, this restriction will not prohibit or restrict any Roku benefit plans;

•

settle any action, suit, case, litigation, claim, hearing, arbitration, investigation, or other proceedings before, or threatened to be brought before, a governmental entity, other than settlements (A) not involving certain matters set forth in Roku’s confidential disclosure letter, if the amount of such settlement is not in excess of $10 million individually or $25 million in the aggregate from June 14, 2026 (provided Roku must reasonably consult with FOX and such settlement does not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of Roku or its subsidiaries or FOX or its subsidiaries), or (B) relating to taxes;

•

(A) enter into any labor agreement, other than, in reasonable consultation with FOX, renewals of any labor agreement in the ordinary course of business on terms no less favorable in any material respect to

Roku or any of its subsidiaries (and which terms do not apply to FOX or any of its subsidiaries (other than Roku and its subsidiaries) following the Closing), or (B) recognize or certify any union or group of employees as the bargaining representative of any employee of Roku or any of its subsidiaries;

•

enter into any contract that obligates or purports to obligate FOX or any of its subsidiaries (other than Roku and its subsidiaries) to grant licenses to any intellectual property of FOX or any of its subsidiaries (other than Roku and its subsidiaries) after the Effective Time; or

•	agree, resolve or commit to do any of the foregoing.

Interim Operations - FOX

FOX has also agreed to certain covenants in the Merger Agreement restricting the conduct of its business from and after June 14, 2026 and prior to the Effective Time.

During this period of time, unless Roku otherwise approves (which approval will not be unreasonably withheld, conditioned or delayed), and except (a) as required by applicable law, (b) as required by the Transaction Documents, or (c) as disclosed in FOX’s confidential disclosure letter, and, FOX has agreed that:

•

FOX will not (i) amend its certificate of incorporation or bylaws in any manner that would prohibit or hinder, impede, or delay in any material respect the Transactions (provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of FOX or to create a new series of capital stock of FOX will not be restricted) or (ii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than normal semi-annual cash dividends on FOX common stock consistent with past practice with respect to both timing and dollar amount (including increases consistent with past practice) and other than dividends or distributions with a record date after the Effective Time;

•

FOX will not, and will not permit any of its subsidiaries to, acquire or agree to acquire another business (through acquisition, license, joint venture, collaboration, or otherwise) or merge or consolidate with any other person or enter into any binding share exchange, business combination or similar transaction with another person, or restructure, reorganize or completely or partially liquidate, in each case, to the extent such action would, or would reasonably be expected to, (A) prevent, materially delay or materially impede the obtaining of any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders, or declarations or approvals of any governmental entity or the expiration or termination of any applicable waiting period necessary to consummate the Mergers or the other Transactions, or (B) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the Mergers or the other Transactions;

•

FOX will not issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any such shares issued pursuant to FOX equity awards outstanding on June 14, 2026 (or granted after June 14, 2026 and not in violation of the Merger Agreement) in accordance with their existing terms and with the terms of the Fox 2019 Shareholder Alignment Plan (the “FOX Stock Plan”), (B) by wholly-owned subsidiaries of FOX to FOX or to any other wholly-owned subsidiary of FOX, (C) the grant of FOX equity awards or other equity compensation awards in the ordinary course of business, or (D) pursuant to transactions not in excess of $100 million; and

•	FOX will not agree, resolve or commit to do any of the foregoing.

Nothing in the Merger Agreement gives FOX or Roku, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time, and prior to the Effective Time, each of FOX and Roku will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its respective operations.

FOX Stockholder Meeting and Recommendation of FOX’s Board of Directors

Under the Merger Agreement, FOX must use its reasonable best efforts to set a record date for, and convene and hold, a meeting of its stockholders to consider and vote upon the approval of the FOX Stock Issuance not more than 45 days after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective; provided that FOX may hold the FOX Special Meeting not more than 60 days after the registration statement is declared effective in order for the FOX Special Meeting to also serve as FOX’s annual meeting of stockholders. Subject to the provisions of the Merger Agreement described below under “The Merger Agreement—Change of Recommendation and Matching Rights,” the FOX Board must include its recommendation that FOX Class B Common Stock stockholders approve the FOX Stock Issuance in the joint proxy statement/prospectus and must use its reasonable best efforts to obtain and solicit such approval.

Without the prior written consent of Roku, FOX may only adjourn, postpone, or delay the FOX Special Meeting if FOX reasonably believes that (a) it will not receive proxies representing the number of shares of FOX Class B Common Stock necessary to approve the FOX Stock Issuance, whether or not a quorum is present, or (b) it will not have enough shares of FOX Class B Common Stock represented to constitute a quorum necessary to conduct the business of the FOX Special Meeting, so long as the date of the FOX Special Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In addition, FOX may postpone or adjourn the FOX Special Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that FOX has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by holders of FOX Class B Common Stock prior to the FOX Special Meeting.

Notwithstanding any change in the FOX Board’s recommendation, FOX must nonetheless submit the approval of the FOX Stock Issuance to the holders of FOX Class B Common Stock at the FOX Special Meeting unless the Merger Agreement is terminated in accordance with the Merger Agreement before the FOX Special Meeting.

FOX and Roku must each use their reasonable best efforts to hold the Roku Special Meeting and the FOX Special Meeting at the same time and on the same date.

Roku Stockholder Meeting and Recommendation of Roku’s Board of Directors

Under the Merger Agreement, Roku must use its reasonable best efforts to set a record date for, and convene and hold, a meeting of the holders of shares of Roku Common Stock to consider and vote upon the adoption of the Merger Agreement not more than 45 days after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective; provided that Roku may hold the Roku Special Meeting not more than 60 days after the registration statement is declared effective if FOX is holding the FOX Special Meeting on such a later date in order for the FOX Special Meeting to also serve as FOX’s annual meeting of stockholders. Subject to the provisions of the Merger Agreement described below under “The Merger Agreement—Change of Recommendation and Matching Rights,” the Roku Board must include its recommendation that the holders of shares of Roku Common Stock adopt the Merger Agreement in the joint proxy statement/prospectus and must use its reasonable best efforts to obtain and solicit such adoption.

Without the prior written consent of FOX, Roku may only adjourn, postpone, or delay the Roku Special Meeting if Roku reasonably believes that (a) it will not receive proxies representing the Roku stockholder approval necessary to adopt the Merger Agreement, whether or not a quorum is present, or (b) it will not have enough shares represented to constitute a quorum necessary to conduct the business of the Roku Special Meeting so long as the date of the Roku Special Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In addition, Roku may postpone or adjourn the Roku Special Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Roku has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Roku prior to the Roku Special Meeting.

Notwithstanding any change in the Roku Board’s recommendation, Roku must nonetheless submit the Merger Agreement to the holders of shares of Roku Common Stock for adoption at the Roku Special Meeting unless the Merger Agreement is terminated in accordance with the Merger Agreement before the Roku Special Meeting.

No Solicitation

Under the Merger Agreement, each of Roku and FOX has agreed that neither it nor any of its subsidiaries, nor any of its or its subsidiaries’ officers, directors, and employees, will, and that they will instruct and use reasonable best efforts to cause their and their subsidiaries’ respective investment bankers, attorneys, accountants and other advisors, agents, and representatives (collectively, “Representatives”) not to, directly or indirectly:

•

initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, in the case of FOX, (a) any proposal or offer from any person or group of persons, other than Roku and its subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving FOX or any of its subsidiaries which (i) is structured to result in such person or group of persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of FOX’s consolidated total assets (including equity securities of FOX’s subsidiaries) or any class of FOX’s equity interests and (ii) is expressly conditioned on the Transactions not being consummated, (b) any acquisition by or issuance to, any person or group of persons (or their stockholders) (other than Roku and its subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any person or group of persons (or their stockholders) (other than Roku and its subsidiaries) obtaining control (through contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of any class of or the total voting power of the outstanding equity securities of FOX, or 20% or more of the consolidated total assets (including equity securities of FOX’s subsidiaries) of FOX or (c) any combination of the foregoing, in each case other than the Transactions and is expressly conditioned on the Transactions not being consummated (a “FOX Acquisition Proposal”) or, in the case of Roku, (a) any proposal or offer from any person or group of persons, other than FOX and its subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Roku or any of its subsidiaries which is structured to result in such person or group of persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of Roku’s consolidated total assets (including equity securities of Roku’s subsidiaries), 20% or more of any class of Roku’s equity interests or 20% or more of the total voting power of Roku, (b) any acquisition by or issuance to, any person or group of persons (or their stockholders) (other than FOX and its subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any person or group of persons (or their stockholders) (other than FOX and its subsidiaries) obtaining control (through contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of Roku or 20% or more of Roku’s consolidated total assets (including equity securities of Roku’s subsidiaries) or (c) any combination of the foregoing, in each case other than the Transactions (a “Roku Acquisition Proposal” and, either a Roku Acquisition Proposal or a FOX Acquisition Proposal, an “Acquisition Proposal”);

•

continue, engage, authorize, or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to an Acquisition Proposal;

•

provide any information or data or access to any person in connection with any Acquisition Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

•

approve, adopt, recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement or understanding relating to an Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the requirements described below).

Each of Roku and FOX has also agreed that it will, and will cause its subsidiaries and its and its subsidiaries’ respective officers, directors, and employees to, and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing discussions, solicitations, or negotiations with any person conducted or engaged prior to June 14, 2026 with respect to any Acquisition Proposal (or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal). Each party will promptly inform the persons referred to in the preceding sentence of the no solicitation obligations in the Merger Agreement and request that each person that has executed a confidentiality agreement or otherwise been provided with confidential information in connection with its consideration of making an Acquisition Proposal to return or destroy all such confidential information, and will promptly terminate all physical and electronic data access previously granted to such person and its Representatives.

From June 14, 2026 until the Effective Time, in the case of Roku, and until the receipt of the FOX Stockholder Approval, in the case of FOX, neither party may terminate, amend, modify or waive any provision of any standstill or similar obligation to which it or any of its subsidiaries is a party (in the case of FOX, that was entered into in connection with a FOX Acquisition Proposal), except if the board of directors of the applicable party determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

•

Notwithstanding the foregoing, at any time prior to obtaining the Roku Stockholder Approval, in the case of Roku, or the FOX Stockholder Approval, in the case of FOX, in response to an unsolicited, bona fide written Acquisition Proposal made after June 14, 2026 that did not result from a breach of the no-solicitation provisions of the Merger Agreement, the applicable party and its representatives may contact the person who made such Acquisition Proposal and its Representatives solely to clarify the terms and conditions of such Acquisition Proposal and, if the FOX Board or the Roku Board, as applicable, determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Acquisition Proposal either constitutes, in the case of FOX, an unsolicited bona fide FOX Acquisition Proposal made after June 14, 2026 that did not result from a breach of Section 5.03 of the Merger Agreement that would result in a person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, more than 50% of FOX’s consolidated total assets or more than 50% of the total voting power of the equity securities of FOX or the successor person of FOX or 50% of the outstanding shares of FOX Common Stock, that the FOX Board has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person or group of persons making the proposal, and, if consummated, would result in a transaction more favorable to FOX’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transactions contemplated by the Merger Agreement and the time likely to be required to consummate such FOX Acquisition Proposal) (a “FOX Superior Proposal”) or, in the case of Roku an unsolicited bona fide Roku Acquisition Proposal made after June 14, 2026 that did not result from a breach of Section 5.02 of the Merger Agreement that would result in a person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, more than 50% of Roku’s consolidated total assets or more than 50% of the total voting power of the equity securities of Roku or the successor person of Roku or more than 50% of the outstanding shares of Roku Common Stock, that the Roku Board has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person or group of persons making the proposal, and, if consummated, would result in a transaction more favorable to Roku’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transactions contemplated by the Merger Agreement and the time likely to be required to consummate such Roku Acquisition Proposal) (a “Roku Superior Proposal” and, either a Roku Superior Proposal or a FOX Superior Proposal, a “Superior Proposal”) or would reasonably be expected to result in a Superior Proposal:

•

provide access to information regarding Roku or FOX, as applicable, and its subsidiaries in response to a request from the person who made such Acquisition Proposal and such person’s Representatives, so long as such information has previously been, or is substantially concurrently, made available to the other party and the person who made such Acquisition Proposal has executed a confidentiality agreement with terms at least as restrictive in all material respects (subject to certain exceptions) as those in the existing confidentiality agreement between Roku and FOX; and

•	participate in discussions or negotiations with the person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal.

if, prior to providing any such access or information or participating in any such discussions or negotiations, the board of directors of the applicable party determines in good faith, after consultation with outside legal counsel, that (a) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (b) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

Each of Roku and FOX must promptly (and in any event within twenty-four hours) notify the other party if it, any of its subsidiaries, or any of their respective Representatives receives any inquiries, proposals, or offers with respect to an Acquisition Proposal (or that is reasonably likely to lead to an Acquisition Proposal), any request for non-public information in connection with any such Acquisition Proposal, or any request to initiate or continue discussions or negotiations with respect to any such Acquisition Proposal or inquiry. In connection with such notice, such party must provide the other party with:

•

the name of such person the material terms and conditions of any proposals or offers (including copies of any written requests, proposals, or offers, including proposed agreements, or, if oral, the material terms and conditions thereof); and

•

thereafter keep the other party informed, on a reasonably current basis (and in any event within twenty-four hours), of the status and terms of any such proposals, offers, or inquiries (including any amendments thereto) and the status of any such discussions or negotiations, including any change in such party’s intentions as previously notified.

Change of Recommendation and Matching Rights

Subject to the exceptions described below, the FOX Board generally may not change its recommendation that holders of FOX Class B Common Stock vote “FOR” the Stock Issuance Proposal, and the Roku Board generally may not change its recommendation that the holders of Roku Common Stock vote “FOR” the Merger Agreement Proposal. Under the Merger Agreement, a change of recommendation by the FOX Board or the Roku Board (or any committee thereof), as applicable, will be deemed to occur if the applicable board or committee:

•

withholds, withdraws, qualifies, or modifies (or publicly proposes or resolves to withhold, withdraw, qualify, or modify), in a manner adverse to the other party, its recommendation (in the case of an Acquisition Proposal structured as a tender or exchange offer is commenced, the failure of the applicable board to recommend against acceptance of such tender or exchange offer by its stockholders within ten business days of commencement thereof being considered a modification adverse to the other party);

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approves or recommends, or publicly declares advisable or publicly proposes to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement, or other agreement (other than a confidentiality agreement as permitted by the Merger Agreement) relating to any Acquisition Proposal;

•	fails to include its recommendation in the joint proxy statement/prospectus;

•	causes or permits the applicable party or any of its subsidiaries to enter into an agreement relating to any Acquisition Proposal; or

•	resolves or publicly proposes to take any of the foregoing actions.

Notwithstanding the foregoing, prior to obtaining the FOX Stockholder Approval, in the case of FOX, or the Roku Stockholder Approval, in the case of Roku, the FOX Board or the Roku Board, as applicable, may withhold, withdraw, qualify, or modify its recommendation, or recommend or otherwise declare advisable an Acquisition Proposal made after June 14, 2026, if:

•

such Acquisition Proposal (that has not been withdrawn) did not result from any breach of the no-solicitation provisions of the Merger Agreement or any other material breach of the Merger Agreement, the applicable board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the Acquisition Proposal constitutes a Superior Proposal; or

•

the applicable board determines, after consultation with outside counsel, that, in the case of FOX, any material event, fact, development or occurrence affecting the business, assets or operations of FOX (other than any event, fact, development or occurrence resulting from a material breach of the Merger Agreement by FOX, Merger Sub 1 or Merger Sub 2) that is unknown and not reasonably foreseeable to the FOX Board as of June 14, 2026 (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the FOX Board as of June 14, 2026) and becomes known to the FOX Board after June 14, 2026, and prior to the receipt of FOX Stockholder Approval (provided, however, that in no event shall any event, fact, development or occurrence resulting from or relating to any of the following give rise to a FOX Intervening Event: (a) the receipt, existence or terms of a FOX Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a FOX Acquisition Proposal or any matter relating thereto or consequence thereof; (b) the public announcement, execution, delivery or performance of the Merger Agreement, the identity of Roku or any of its affiliates, or the public announcement, pendency or consummation of the transactions contemplated thereby (or the public announcement of any discussions among the parties related thereto); (c) any change in the trading price or trading volume of FOX Class A Common Stock or the Roku Common Stock; or (d) the fact that FOX meets or exceeds any internal or published projections, estimates or expectations (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to clauses (c) or (d) relating to or causing such change may be considered, along with the effects or consequences thereof)) (a “FOX Intervening Event”) or, in the case of Roku, any material event, fact, development or occurrence affecting the business, assets or operations of Roku (other than any event, fact, development or occurrence resulting from a material breach of the Merger Agreement by Roku) that is unknown and not reasonably foreseeable to the Roku Board as of June 14, 2026 (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Roku Board as of June 14, 2026) and becomes known to the Roku Board after June 14, 2026, and prior to the receipt of Roku Stockholder Approval (provided, however, that in no event shall any event, fact, development or occurrence resulting from or relating to any of the following give rise to a Roku Intervening Event: (a) the receipt, existence or terms of a Roku Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Roku Acquisition Proposal or any matter relating thereto or consequence thereof; (b) the public announcement, execution, delivery or performance of the Merger Agreement, the identity of FOX, or the public announcement, pendency or consummation of the transactions contemplated thereby (or the public announcement of any discussions among the parties related thereto); (c) any change in the trading price or trading volume of Roku Common Stock or the FOX Class A Common Stock; or (d) the fact that Roku meets or exceeds any internal or published projections, estimates or expectations (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to clauses (c) or (d) relating to or causing such change may be considered, along with the effects or consequences thereof)) (a “Roku Intervening Event” and, either a Roku Intervening Event or a FOX Intervening Event, an “Intervening Event”) has occurred, and, in either case, the applicable board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

In addition, at any time prior to obtaining the FOX Stockholder Approval, in the case of FOX, or the Roku Stockholder Approval, in the case of Roku, the FOX Board or the Roku Board, following receipt of an Acquisition Proposal that did not result from any breach of the no-solicitation provisions of the Merger Agreement or other material breach of the Merger Agreement, if the applicable board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, the applicable party may terminate the Merger Agreement in order to concurrently enter into an agreement relating to any Acquisition Proposal providing for such Superior Proposal.

However, neither the FOX Board nor the Roku Board may withhold, withdraw, qualify, or modify its recommendation, or recommend or otherwise declare advisable an Acquisition Proposal, and neither party may terminate the Merger Agreement in order to enter into an agreement relating to any Acquisition Proposal, unless:

•

the applicable party has provided the other party with at least five business days’ written notice advising the other party that its board intends to take such action (which notice must include, in the case of a Superior Proposal, a copy of the Superior Proposal and the proposed transaction agreements, the identity of the person making the proposal and the material terms thereof or, in the case of an Intervening Event, a reasonably detailed description of the applicable development or change);

•

during such five business day period, the applicable party has negotiated, and has caused its representatives to negotiate, in good faith with the other party and its Representatives, to the extent the other party wished to negotiate, regarding any revisions to the terms of the Merger Agreement proposed by the other party; and

•

the applicable board has determined in good faith, in consultation with outside counsel and a financial advisor of nationally recognized reputation and after taking into account any changes to the Merger Agreement proposed by the other party during such five business day period, that with respect to a Superior Proposal, the Superior Proposal continues to constitute a Superior Proposal and, with respect to either a Superior Proposal or an Intervening Event, the failure to withhold, withdraw, qualify, or modify its recommendation, or recommend, or otherwise declare advisable an Acquisition Proposal or to terminate the Merger Agreement would be inconsistent with the directors’ fiduciary duties under applicable law.

Any amendment to the financial terms or conditions, or other material terms, of an Acquisition Proposal, or any material modifications or developments with respect to an Intervening Event, will be deemed to be a new Acquisition Proposal or new Intervening Event, except that the five business day period described above will be three business days, and FOX or Roku, as applicable, will be required to provide the other party with a new notice describing any such amendments, modifications or developments.

Employee Benefits

Under the Merger Agreement, FOX has agreed that each employee of Roku and its subsidiaries who continues to be employed by Roku or its subsidiaries following the Closing will, for a period of one year following the Closing (or upon an earlier termination of employment), be provided with: (a) a base salary or base wage that is no less favorable than the base salary or base wage provided to such employee immediately prior to the Effective Time; (b) target annual cash bonus opportunities (expressed as a percentage of base salary) that are no less favorable than either, at the discretion of FOX (i) the target annual cash bonus opportunities provided to such employee immediately prior to the Effective Time or (ii) is provided by FOX or any of its subsidiaries to similarly situated employees; (c) health, welfare and retirement benefits (excluding any post-employment health and welfare benefits, non-qualified deferred compensation plans and defined benefit pension plans) that are no less favorable in the aggregate than either, at the discretion of FOX, (i) those provided to such employee immediately prior to the Effective Time or (ii) similarly situated employees of FOX or any of its subsidiaries; and (d) severance benefits that are no less favorable than the severance benefits under the Roku benefit plan specified in Roku’s confidential disclosure letter.

Filings; Other Actions; Notification

Subject to the no-solicitation provisions of the Merger Agreement, FOX and Roku will cooperate with each other and use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws and orders to consummate the Mergers and the other Transactions. These efforts include (a) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, including filings required under the HSR Act as reasonably practicable (and in any event within 15 business days after June 14, 2026 or such later date as FOX and Roku mutually agree) and any filings required under other applicable antitrust laws and investment screening laws, and (b) obtaining all consents, registrations, approvals, permits, expirations of waiting periods, and authorizations necessary, or (in FOX’s reasonable judgment after reasonable consultation with Roku) advisable, to be obtained from any third party or governmental entity in order to consummate the Mergers or any of the other Transactions.

In furtherance of the foregoing (but subject to the limitations on FOX’s and Roku’s obligations described below), each party will use its reasonable best efforts to resolve any objections that may be asserted by any governmental entity under the HSR Act, any other applicable antitrust law or any investment screening law with respect to the Transactions, and effect the dissolution of any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions. FOX will defend through litigation on the merits and, if necessary, appeal (in all cases subject to the provisions of this covenant), and Roku will use its reasonable best efforts to assist in the defense of, any lawsuits or other legal proceedings by governmental entities, whether judicial or administrative, challenging the Merger Agreement or the Transactions.

FOX and Roku will coordinate with respect to antitrust laws and investment screening laws with respect to the appropriate course of action for obtaining the consents, approvals, permits, waiting period expirations or authorizations of any governmental entity required to consummate the Transactions, and will jointly develop and consult and reasonably cooperate with one another (and consider in good faith one another’s views) regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted in connection with any proceedings relating to any antitrust law or investment screening law. To the extent permitted by applicable law, each party will:

•

have the right to review in advance, and (to the extent practicable) consult with the other party on, information relating to such party that appears in any filing made with, or written materials submitted to, any third party or governmental entity in connection with the Mergers and the other Transactions, and provide the other party with copies of all material written correspondence with any governmental entity relating to the Mergers and the other Transactions;

•

notify the other party, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its subsidiaries intends to make with any governmental entity relating to regulatory approval matters, and before submitting any such filing or making any such communication or inquiry, give the other party and its counsel a reasonable opportunity to review, and consider the other party’s comments in good faith;

•	promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy thereof; and

•

consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with any governmental entity relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any governmental entity.

In the event of any dispute between FOX and Roku relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining clearance under any applicable antitrust law or investment screening law, the parties will escalate the dispute to the general counsels of Roku and FOX for resolution. If the dispute is not resolved in that manner, FOX will have the right, in its reasonable discretion, to make the final determination with respect to such matter.

If and to the extent necessary to obtain clearance of the Mergers and the other Transactions from any governmental entity under the HSR Act or any other antitrust law or investment screening law of any jurisdiction listed on Roku’s confidential disclosure letter, FOX and its subsidiaries will use reasonable best efforts to, and Roku and its subsidiaries will (solely to the extent directed by FOX), offer, negotiate, commit to, and effect (by consent decree, hold separate order or otherwise) any requirement, condition, limitation, understanding, agreement, or order to:

•	sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business or portion of business of Roku and its subsidiaries; or

•	impose any restriction, requirement, or limitation on the operation of the business or portion of the business of Roku and its subsidiaries and/or FOX and its subsidiaries.

However, under no circumstances will FOX or any of its subsidiaries be required to offer, negotiate, commit to, or take:

•

any action that would, individually or in the aggregate, have a material adverse effect on the reasonably anticipated (as of June 14, 2026) benefits (including anticipated synergies) of the Transactions, as determined and documented or otherwise reasonably identifiable by FOX;

•

any action that would, individually or in the aggregate, have a material adverse impact on any operating segment (as such term is understood in FOX’s annual reports on Form 10-K) of FOX, or any business line or sub-segment of any operating segment set forth on FOX’s confidential disclosure letter (in each case not including Roku and its subsidiaries); provided that, solely for purposes of the limitations described in this bullet, any adverse impact with respect to any such operating segment, business line, or sub-segment, to the extent it relates to the business, assets or properties of Roku or its subsidiaries will not be taken into account in determining whether any such material adverse impact has occurred, except to the extent such action relates to, alters, or affects an existing agreement, arrangement, or relationship between FOX or any of its subsidiaries (or any such operating segment, business line, or sub-segment or the business, assets, or properties thereof), on the one hand, and Roku or any of its subsidiaries (or their business, assets, or properties), on the other hand;

•

any action involving the sale, license, assignment, transfer, divestiture, hold separate, or other disposal of any assets, business, or portion of business of FOX and its subsidiaries (not including Roku and its subsidiaries); or

•	any action that is not conditioned upon the consummation of the Mergers and the other Transactions.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, FOX will, and will cause the Surviving Company to, indemnify and hold harmless each person who is or was a director or officer of Roku, determined as of immediately prior to the

Effective Time (the “Indemnified Parties”), against any reasonable and documented out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the Transactions), arising out of the fact that such Indemnified Party is or was a director or officer of Roku or any of its subsidiaries, or is or was serving at Roku’s request as a director, officer, employee, or agent of another person prior to the Effective Time, in each case, with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time and whether asserted or claimed prior to, at, or after the Effective Time, in each case to the fullest extent permitted under applicable law, the certificate of incorporation or bylaws of Roku (or the comparable organizational or governing documents of a subsidiary of Roku) or any indemnification agreement between such Indemnified Party and Roku or any of its subsidiaries that is listed on Roku’s confidential disclosure letter and in effect on June 14, 2026.

FOX (to the extent it would be permitted if it were the Surviving Company) and the Surviving Company will also advance expenses of the Indemnified Parties as incurred to the fullest extent permitted under, and subject to the limitations in, applicable law and the applicable organizational documents or indemnification agreements listed in Roku’s confidential disclosure letter, provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such Indemnified Party is not entitled to indemnification (which undertaking will be unsecured and made without reference to the person’s ability to repay). FOX will ensure that, for a period of six years from and after the Effective Time, the organizational documents of the Surviving Company contain provisions with respect to indemnification, advancement of expenses, and exculpation of present and former directors, officers, employees, and agents of Roku and its subsidiaries that are no less favorable than those currently set forth in the certificate of incorporation and bylaws of Roku. Any right of indemnification of an Indemnified Party pursuant to the Merger Agreement may not be amended, repealed, or otherwise modified in a manner that would adversely affect the rights of such Indemnified Party with respect to matters occurring prior to the Effective Time.

Prior to the Effective Time, Roku will (and, if Roku is unable to do so, FOX will, or will cause the Surviving Company as of the Effective Time to) obtain and fully pay for “tail” insurance policies (or comparable replacement policies) with a claims reporting period of at least six years from and after the Effective Time, from an insurance carrier or carriers with the same or better credit rating as Roku’s current carrier or carriers, with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage at least as favorable as Roku’s existing policies for matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the Transactions); provided that in no event will Roku or FOX be required to expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by Roku for such insurance.

If Roku, FOX or the Surviving Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company will (and FOX will cause the Surviving Company to) maintain in effect, for at least six years from and after the Effective Time, the applicable insurance policies in place as of June 14, 2026 with benefits and levels of coverage at least as favorable as Roku’s existing policies, or purchase comparable insurance policies for such six-year period; provided that in no event will Roku be required to expend, or FOX or the Surviving Company be required to expend, an amount in excess of 300% of the annual premiums currently paid by Roku for such insurance, and if the premium for such insurance coverage would exceed such amount, FOX will (or will cause the Surviving Company to) obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Governance of FOX

After June 14, 2026 and prior to the Closing, Roku is permitted to designate one additional member of the FOX Board, who must be reasonably acceptable to FOX. The parties to the Merger Agreement will take all action necessary so that, as of immediately following the Effective Time, such designee is added as an additional member of the FOX Board, to hold office until the earliest to occur of the appointment or election of his or her successor and his or her resignation or proper removal.

If, prior to the Effective Time, such designee is unable or unwilling to serve on the FOX Board, Roku will select a replacement (who must also be reasonably acceptable to FOX). The parties to the Merger Agreement will take all action necessary to ensure that any such replacement designee is duly qualified and appointed as a director of the FOX Board as of immediately following the Effective Time.

Financing

In connection with any debt financing incurred or intended to be incurred by FOX for purposes of financing the Mergers (the “Committed Financing”), FOX and Roku have agreed to certain covenants, as described below.

FOX and the Merger Subs must use their reasonable best efforts to arrange and obtain the Committed Financing on the terms and subject only to the conditions expressly set forth in the Commitment Letter, including using reasonable best efforts to (a) maintain in effect the Commitment Letter (subject to amendments, supplements, replacements, substitutions, modifications and waivers permitted by the Merger Agreement) until the Mergers and the other Transactions are consummated, (b) timely negotiate, enter into and deliver definitive agreements with respect to the Committed Financing on the terms and subject only to the conditions set forth therein, (c) satisfy (or cause to be waived) on a timely basis all conditions applicable to FOX in the Commitment Letter or such definitive agreements and otherwise comply with FOX’s obligations thereunder (including the payment of related fees and expenses) that are within its control, and (d) upon satisfaction or waiver of such conditions, consummate the Committed Financing at or prior to the Closing Date. FOX must fully pay, or cause to be paid, all fees and other amounts under the Commitment Letter as they become due and payable.

Without Roku’s prior written consent, FOX may not agree to or permit any termination or rescission of or amendment, restatement, amendment and restatement, supplement or modification or waiver of the Commitment Letter or the definitive agreements related to the Committed Financing, subject to customary exceptions.

If any portion of the Committed Financing becomes unavailable (or FOX becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Committed Financing unavailable) on the terms and conditions contemplated by the Commitment Letter, FOX must promptly notify Roku in writing and as promptly as reasonably practicable, (a) use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient for FOX to satisfy its payment obligations in connection with the Closing, on conditions not less favorable to FOX than those set forth in the Commitment Letter and that would not (without Roku’s prior written consent) have an adverse effect on the financing (any failure to obtain alternative financing will not relieve FOX or the Merger Subs of any of their obligations under the Merger Agreement) and (b) obtain a new financing commitment letter or definitive documentation with respect to such alternative financing. Upon Roku’s written request, FOX must keep Roku reasonably informed of the status of its efforts to arrange the Committed Financing and to satisfy the conditions to it.

Subject to certain limitations set forth in the Merger Agreement, Roku must, and must cause its subsidiaries and use reasonable best efforts to cause its and their Representatives (including its auditors) to, use reasonable best efforts to provide customary cooperation reasonably requested by FOX or the Merger Subs in the arrangement and consummation of the Committed Financing, in each case, at FOX’s written request and at FOX’s sole expense, including reasonable best efforts to:

•

cause Roku’s management to participate in a customary and reasonable number of meetings, presentations, due diligence sessions, drafting sessions, and similar presentations to and with prospective lenders, investors, and rating agencies, in each case upon reasonable advance notice and at mutually agreed dates and times;

•

provide reasonable assistance with the preparation of rating agency presentations, bank information memoranda, lender and investor presentations, offering memoranda, registration statements, prospectuses, and similar documents and materials, in each case, as required or customary and limited to information with respect to Roku and its subsidiaries;

•	provide customary authorization letters to the committed financing sources;

•

provide FOX with, at least five business days prior to the Closing Date, all documentation and information regarding Roku and its subsidiaries required under applicable “know-your-customer” and anti-money laundering rules and regulations;

•

furnish the financial information regarding Roku and its subsidiaries required to be provided in connection with the Committed Financing, and cause Roku’s independent accountants to provide customary consents and comfort letters and to participate in a reasonable number of accounting due diligence sessions;

•

cooperate with the due diligence of the committed financing sources, to the extent customary and reasonable, and use reasonable best efforts to furnish FOX and its financing sources with the financial information regarding Roku and its subsidiaries required to be provided in connection with the Committed Financing, periodically update any such financial information, and furnish such other financial information regarding Roku and its subsidiaries as is historically prepared in the ordinary course by, and readily available to, Roku and its subsidiaries;

•

cause Roku’s independent public accountants to provide customary auditor consents and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to Roku and its subsidiaries, and to participate in a reasonable number of accounting due diligence sessions;

•

execute and deliver, as of and subject to the occurrence of the Closing (and solely with respect to directors and officers who remain in the same capacity after giving effect to the Closing), any credit agreements, indentures, supplemental indentures, notes, guarantees, purchase agreements, underwriting agreements, pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by FOX, including customary certificates of Roku’s chief financial officer (or other executive officer) with respect to solvency matters and otherwise reasonably facilitating the pledging of collateral; and

•

take all corporate and other organizational actions reasonably requested by FOX necessary to permit the Committed Financing as of, and subject to the occurrence of, the Closing Date (and solely with respect to directors and officers who remain in the same capacity after giving effect to the Closing).

Roku and its subsidiaries must also obtain customary payoff letters providing for the repayment in full at the Closing of, and the release of all related guarantees and liens securing, the obligations under Roku’s existing credit agreement (including the termination of the Existing Roku Credit Agreement), and must use reasonable best efforts to cooperate as reasonably requested by FOX in connection with such repayment.

In addition, Roku must use commercially reasonable efforts to cooperate with and assist FOX in connection with filing and obtaining effectiveness of a registration statement on Form S-3 with respect to certain FOX securities, including by causing Roku’s independent accountants to provide customary consents with respect to any Roku financial statements included or incorporated by reference in such registration statement.

Tax Matters

For U.S. federal (and applicable state and local) income tax purposes, the parties to the Merger Agreement intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Merger Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The parties have agreed to file and retain such information as is required under the applicable Treasury Regulations and to file all tax returns on a basis consistent with this intended tax treatment, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code.

Each of FOX and Roku must (and must cause its respective subsidiaries to) use reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and may not take or fail to take any action if such action or failure is intended or could reasonably be expected to prevent or impede the Mergers, taken together, from so qualifying.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•

cooperation between FOX and Roku in the preparation and filing with the SEC of this joint proxy statement/prospectus and the related registration statement on Form S-4 (of which this joint proxy statement/prospectus forms a part);

•	actions to be taken by FOX and Roku with respect to notifying FOX or Roku, as applicable, of certain matters;

•	confidentiality and access by FOX to certain information about Roku and its subsidiaries;

•	FOX and Roku consulting with each other before issuing any press release or making any other public announcement with respect to the Transactions;

•

FOX and Roku affording each other a reasonable opportunity to participate in the defense or settlement of any stockholder litigation or claim against Roku relating to the Mergers, and the required consent of each other prior to the settlement of any such litigation;

•	actions to be taken by the boards of directors of FOX and Roku with respect to Rule 16b-3 of the Exchange Act; and

•

actions to be taken by FOX with respect to the listing on Nasdaq of shares of FOX Class A Common Stock issued in connection with the Mergers and actions to be taken by Roku with respect to the delisting of Roku Common Stock from Nasdaq and the deregistration of Roku under the Exchange Act.

Conditions to the Mergers

Conditions to Each Party’s Obligation to Effect the Mergers

The obligations of each party to the Merger Agreement to effect the Mergers are subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

•

the registration statement of which this joint proxy statement/prospectus forms a part having been declared (or having become) effective under the Securities Act, no stop order suspending the effectiveness of the registration statement having been issued by the SEC and remaining in effect, and no proceeding for that purpose having been initiated or threatened in writing by the SEC that has not been withdrawn;

•	each of the Roku Stockholder Approval and the FOX Stockholder Approval having been obtained;

•

the waiting periods (including all extensions thereof) applicable to the consummation of the Transactions under the HSR Act (including any timing agreements, understandings or commitments entered into with a governmental entity to extend any waiting period or not close the Transactions) having expired or been terminated, and all other consents required under any antitrust law or investment screening law of certain specified jurisdictions having been obtained and will remain in full force and effect (the “Regulatory Approvals Condition”);

•

the absence of any governmental entity of a competent jurisdiction having enacted, issued, promulgated, enforced, or entered any law or order (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions, and no litigation seeking such an order under any U.S. antitrust law or any antitrust law or investment screening law in specified jurisdictions being pending (the “No Legal Restraints Condition”); and

•	the shares of FOX Class A Common Stock to be issued in the First Merger having been approved for listing on Nasdaq, subject to official notice of issuance.

Conditions to Obligations of FOX and the Merger Subs to Effect the Mergers

In addition, the obligations of FOX, Merger Sub 1, and Merger Sub 2 to effect the Mergers are subject to the satisfaction (or waiver by FOX) at or prior to the Closing of the following additional conditions:

•

subject to the terms of the financing cooperation provisions of the Merger Agreement, Roku will have performed or complied in all material respects with its obligations, covenants, and agreements required to be performed or complied with under the Merger Agreement at or prior to the Closing;

•

certain representations and warranties of Roku set forth in the Merger Agreement with respect to the capitalization of Roku will be true and correct, subject only to de minimis inaccuracies, as of June 14, 2026 and as of the Closing as though made on and as of such date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date);

•

certain representations and warranties of Roku set forth in the Merger Agreement with respect to an absence of any Material Adverse Effect with respect to Roku will be true and correct in all respects as of June 14, 2026 and as of the Closing as though made on and as of such date;

•

certain representations and warranties of Roku set forth in the Merger Agreement relating to its (a) organization, good standing and qualification, (b) corporate power and authority, (c) the approval and adoption of the Merger Agreement, the Mergers and the other Transactions by the Roku Board, (d) the receipt by the Roku Board of the opinion of Roku’s financial advisor, (e) the inapplicability of anti-takeover statutes, and (f) brokers and finders, will, in each case, be true and correct in all material respects (without regard to any materiality qualifiers specified therein), as of June 14, 2026 and as of the Closing as though made on and as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be so true and correct as of such date);

•

all other representations and warranties of Roku set forth in the Merger Agreement will be true and correct as of June 14, 2026 and as of the Closing as though made on and as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be so true and correct as of such date), except in the case of this bullet, where the failure to be so true and correct (without giving effect to any qualifications or limitations as to “materiality,” “Material Adverse Effect” or similar qualification) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Roku;

•	since June 14, 2026, there will not have occurred and be continuing any Material Adverse Effect with respect to Roku; and

•

FOX having received a certificate duly and validly executed on behalf of Roku by its chief executive officer and chief financial officer certifying that the conditions described in the applicable bullets above have been satisfied.

Conditions to Obligations of Roku to Effect the Mergers

In addition, the obligations of Roku to effect the Mergers are subject to the satisfaction (or waiver by Roku) at or prior to the Closing of the following additional conditions:

•

each of FOX, Merger Sub 1, and Merger Sub 2 will have performed or complied in all material respects with its obligations, covenants, and agreements required to be performed or complied with under the Merger Agreement at or prior to the Closing;

•

certain representations and warranties of FOX and the Merger Subs set forth in the Merger Agreement with respect to the capitalization of FOX will be true and correct, subject only to de minimis inaccuracies, as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date);

•

certain representations and warranties of FOX and the Merger Subs set forth in the Merger Agreement with respect to an absence of any Material Adverse Effect with respect to FOX and the Merger Subs will be true and correct in all respects as of June 14, 2026 and as of the Closing as though made on and as of such date;

•

certain representations and warranties of FOX and the Merger Subs set forth in the Merger Agreement relating to their organization, good standing and qualification, and to their corporate power and authority and the approval of the Merger Agreement and the Transactions will, in each case, be true and correct in all material respects (without regard to any materiality qualifiers specified therein), as of the Closing Date as though made on and as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be so true and correct as of such date);

•

all other representations and warranties of FOX and the Merger Subs set forth in the Merger Agreement will be true and correct as of the Closing Date as though made on and as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be so true and correct as of such date), except in the case of this bullet, where the failure to be so true and correct (without giving effect to any qualifications or limitations as to “materiality,” “Material Adverse Effect” or similar qualification) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FOX;

•	since June 14, 2026, there will not have occurred and be continuing any Material Adverse Effect with respect to FOX; and

•

Roku having received a certificate duly and validly executed on behalf of each of FOX, Merger Sub 1, and Merger Sub 2 by their respective executive officers certifying that the conditions described in the applicable bullets above have been satisfied.

Termination

The Merger Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time as follows:

•	by mutual written consent of FOX and Roku;

•

by either FOX or Roku, if the Mergers have not been consummated by 11:59 p.m. (New York City time) on June 14, 2027, or such other date agreed to in writing by FOX and Roku, whether such date is before or after either the Roku Stockholder Approval or the FOX Stockholder Approval has been obtained; provided that: (a) if, on such date, either the Regulatory Approvals Condition or the No Legal Restraints Condition (as it relates to the HSR Act or certain specified antitrust laws or investment screening laws) has not been satisfied or waived and all of the other closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions were then capable of being satisfied if the Closing had taken place), then the Termination Date will be automatically extended to 11:59 p.m. (New York City time) on December 14, 2027 (the “First Extended Termination Date”); (b) if, on the First Extended Termination Date, (i) either of the Regulatory Approvals Condition or the No Legal Restraints Condition (as it relates to the HSR Act or certain specified antitrust laws or investment screening laws) has not been satisfied or waived and all of the other closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as then capable of being satisfied if the Closing had taken place) and (ii) any litigation seeking an order under any such antitrust law or investment screening law to restrain, enjoin or otherwise prohibit consummation of the Transactions is pending and a conclusion with respect to such litigation at its then-current level of proceedings would reasonably be expected to be obtained by the Second Extended Termination Date, then the First Extended Termination Date will be automatically extended to 11:59 p.m. (New York City time) on March 14, 2028 (the “Second Extended Termination Date”); and (c) a party may not terminate the Merger Agreement pursuant to this bullet if the failure of the Mergers to occur prior to the Termination Date was primarily caused by failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Effective Time in material breach of such party’s obligations (with FOX and the Merger Subs treated as a single party for this purpose) (any such termination, an “Outside Date Termination”);

•

by either FOX or Roku, if the Roku Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Roku Special Meeting (or any valid adjournment or postponement thereof);

•

by either FOX or Roku, if the FOX Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the FOX Special Meeting (or any valid adjournment or postponement thereof);

•

by either FOX or Roku, if any law or order enacted, issued, promulgated, enforced or entered by a governmental entity of a competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers or any of the Transactions has become final and non-appealable, whether before or after either the Roku Stockholder Approval or the FOX Stockholder Approval has been obtained; provided that a party may not terminate the Merger Agreement pursuant to this bullet if such law or order was primarily caused by failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Effective Time in material breach of such party’s obligations (with FOX and the Merger Subs treated as a single party for this purpose); provided, further, any such law or order with respect to any antitrust law or investment screening law of any jurisdiction other than any U.S. antitrust law or those listed on Roku’s confidential disclosure letter will be disregarded for purposes of this bullet (any such termination, a “Restraint Termination”);

•

by Roku, if the FOX Board has made a change of its recommendation; provided that Roku will not have the right to terminate the Merger Agreement under this bullet if the FOX Stockholder Approval has been obtained;

•

by Roku, if FOX or the Merger Subs have breached any representation, warranty, covenant or agreement made by FOX or the Merger Subs in the Merger Agreement, or any such representation and warranty has become untrue after June 14, 2026, such that the conditions to Roku’s obligation to effect the Mergers related to FOX’s and the Merger Sub’s representations, warranties and covenants in the Merger Agreement would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured following written notice to FOX from Roku of such breach or failure by the earlier of (a) the 30th day following such written notice and (b) the Termination Date; provided that Roku will not have the right to terminate the Merger Agreement pursuant to this bullet if Roku is then in breach of any of its representations, warranties, covenants or agreements such that the conditions to FOX’s obligation to effect the Mergers would not be satisfied (unless such breach is capable of being cured within 30 days or by the Termination Date, if earlier) (any such Termination, a “FOX Breach Termination”);

•

by Roku, at any time prior to obtaining the Roku Stockholder Approval, if (a) the Roku Board authorizes Roku, subject to complying with the no-solicitation provisions of the Merger Agreement, to enter into an agreement relating to any Acquisition Proposal with respect to a Superior Proposal that did not result from a breach of the no-solicitation provisions or other material breach of the Merger Agreement, (b) concurrently with, and as a condition to, the termination of the Merger Agreement, Roku enters into an agreement relating to any Acquisition Proposal providing for such Superior Proposal, and (c) prior to or concurrently with, and as a condition to, such termination, Roku pays FOX the Roku Termination Fee;

•

by FOX, if the Roku Board has made a change of its recommendation; provided that FOX will not have the right to terminate the Merger Agreement under this bullet if the Roku Stockholder Approval has been obtained;

•

by FOX, if Roku has breached any representation, warranty, covenant, or agreement made by Roku in the Merger Agreement, or any such representation and warranty has become untrue after June 14, 2026, such that the conditions to FOX’s obligation to effect the Mergers related to Roku’s representations, warranties and covenants in the Merger Agreement would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured following written notice to Roku from FOX of such breach or failure by the earlier of (a) the 30th day following such written notice and (b) the Termination Date; provided that FOX will not have the right to terminate the Merger Agreement pursuant to this bullet if FOX is then in breach of any of its representations, warranties, covenants or agreements such that the conditions to Roku’s obligation to effect the Mergers would not be satisfied (unless such breach is capable of being cured within 30 days) (any such Termination, a “Roku Breach Termination”); and

•

by FOX, at any time prior to obtaining the FOX Stockholder Approval, if (a) the FOX Board authorizes FOX, subject to complying with the no-solicitation provisions of the Merger Agreement, to enter into an agreement relating to any Acquisition Proposal with respect to a Superior Proposal that did not result from a breach of the no-solicitation provisions or other material breach of the Merger Agreement, (b) concurrently with, and as a condition to, the termination of the Merger Agreement, FOX enters into an agreement relating to any Acquisition Proposal providing for such Superior Proposal, and (c) prior to or concurrently with, and as a condition to, such termination, FOX pays Roku the FOX Termination Fee.

Effect of Termination and Abandonment

If the Merger Agreement is terminated as described above under “—Termination,” written notice of the termination will be given to the other party or parties, specifying the provisions pursuant to which such termination is made and the basis for such termination, and (except for the provisions described below) the Merger Agreement will become void and of no effect, with no liability on the part of any party (or any of its respective Representatives); provided, that:

•

no such termination will relieve (a) Roku from any obligation to pay the Roku Termination Fee, if applicable, or (b) FOX from any obligation to pay, if applicable, the FOX Termination Fee or the FOX Regulatory Termination Fee, in each case as described below under “—Termination Fees and Other Fees”;

•

certain specified provisions of the Merger Agreement (including provisions relating to termination fees, certain access and confidentiality obligations, the allocation of fees and expenses, financing cooperation, and indemnification of Roku’s directors and officers) will survive such termination of the Merger Agreement and will remain in full force and effect; and

•

no such termination will relieve any party of, and each party will remain fully liable for, any and all damages, costs, expenses, liabilities, or losses of any kind (including certain derivative damages) incurred or suffered by the other party as a result of any fraud or intentional breach of the Merger Agreement prior to such termination.

Termination Fees and Other Fees

Termination Fees Payable by Roku

The Merger Agreement provides that Roku will pay FOX a termination fee equal to $866,084,000 (the “Roku Termination Fee”) in cash under the following circumstances:

•	if FOX terminates the Merger Agreement because the Roku Board has made a change of its recommendation;

•

if FOX or Roku terminates the Merger Agreement because the Roku Stockholder Approval was not obtained at the Roku Special Meeting, at a time when FOX had the right to terminate the Merger Agreement because the Roku Board had made a change of its recommendation;

•	if Roku terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal; or

•

if (a) the Merger Agreement is terminated (i) by FOX or Roku in connection with an Outside Date Termination or because the Roku Stockholder Approval was not obtained at the Roku Special Meeting, or (ii) by FOX in connection with a Roku Breach Termination; (b) a bona fide Acquisition Proposal with respect to Roku has been publicly made (or, in the case of a Roku Breach Termination, has been made publicly or privately to the Roku Board) and has not been withdrawn at least five business days prior to the Roku Special Meeting, termination or breach, as applicable; and (c) within 12 months after such termination, Roku consummates, or enters into a definitive agreement contemplating, an Acquisition Proposal with respect to Roku; provided that for purposes of this bullet, references to “20% or more” in the definition of the term Acquisition Proposal shall be deemed to be references to “more than 50%.”

In no event will Roku be required to pay the Roku termination fee on more than one occasion.

Termination Fees and Expense Reimbursement Payable by FOX

The Merger Agreement provides that FOX will pay Roku a termination fee equal to $866,084,000 (the “FOX Termination Fee”) in cash under the following circumstances:

•	if Roku terminates the Merger Agreement because the FOX Board has made a change of its recommendation;

•

if Roku or FOX terminates the Merger Agreement because the FOX Stockholder Approval was not obtained at the FOX Special Meeting, at a time when Roku had the right to terminate the Merger Agreement because the FOX Board had made a change of its recommendation;

•	if FOX terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal; or

•

if (a) the Merger Agreement is terminated (i) by Roku or FOX in connection with an Outside Date Termination or because the FOX Stockholder Approval was not obtained at the FOX Special Meeting, or (ii) by Roku in connection with a FOX Breach Termination; (b) a bona fide Acquisition Proposal with respect to FOX has been publicly made (or in the case of a FOX Breach Termination has been made publicly or privately to the FOX Board) and has not been withdrawn at least five business days prior to the FOX Special Meeting, termination or breach, as applicable; and (c) within 12 months after such termination, FOX consummates, or enters into an agreement contemplating, an Acquisition Proposal with respect to FOX; provided that for purposes of this bullet, references to “20% or more” in the definition of the term Acquisition Proposal shall be deemed to be references to “more than 50%.”.

FOX has also agreed to pay Roku a reverse termination fee in the amount of $1,237,262,000 (the “FOX Regulatory Termination Fee”) in cash if, but only if, the Merger Agreement is terminated (a) due to a Restraint Termination as a result of any law or order with respect to the antitrust laws or investment screening laws of certain specified jurisdictions or (b) due to an Outside Date Termination at a time when all closing conditions have been satisfied or waived (or, if applicable, being capable of being satisfied), other than the Regulatory Approvals Condition or the No Legal Restraints Condition (with respect to any set forth in such conditions). The FOX Regulatory Termination Fee is payable within two business days after the termination. In no event will FOX be required to pay (a) the FOX Termination Fee on more than one occasion or (b) both the FOX Termination Fee and the FOX Regulatory Termination Fee.

In addition, if the Merger Agreement is terminated by FOX or Roku in connection with the failure to obtain the FOX Stockholder Approval at the FOX Special Meeting, FOX will pay Roku an amount in cash equal to 100% of the reasonable and documented out-of-pocket third-party fees and expenses actually incurred by Roku and its subsidiaries in connection with the Transactions, up to a maximum aggregate amount of $70,000,000.

Expenses

Except as otherwise expressly provided in the Merger Agreement with respect to each party’s termination fees and certain financing-related matters, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such cost or expense.

Modification or Amendment; Waiver

At any time prior to the Effective Time, the Merger Agreement may only be amended, modified or supplemented in a writing signed on behalf of each of FOX and Roku, subject to the provisions of applicable law (including Section 251(d) of the DGCL). In addition, certain specified provisions of the Merger Agreement relating to the financing sources and their related parties may not be amended, modified, waived, or terminated in a manner that is adverse to a financing source related party without the prior written consent of such adversely affected financing source related party.

Any provision of the Merger Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right under the Merger Agreement will operate as a waiver of that right, nor will any partial exercise of any right preclude any further exercise of any right, and the rights and remedies provided in the Merger Agreement are cumulative and not exclusive of any rights or remedies provided by law. Any waiver pursuant to the Merger Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of another term or condition of the Merger Agreement.

No Third-Party Beneficiaries

The Merger Agreement is not intended to, and does not, confer upon any person other than the parties thereto any rights or remedies thereunder, other than:

•	as provided in the provisions of the Merger Agreement with respect to the indemnification of the directors and officers of Roku, which are enforceable by the Indemnified Parties;

•	from and after the Effective Time, the right of Roku stockholders to receive the Merger Consideration in accordance with the Merger Agreement and applicable law;

•	from and after the Effective Time, the right of the holders of awards under the Roku Stock Plans to receive the consideration provided for such awards pursuant to the Merger Agreement;

•	the right of Roku, on behalf of the holders of shares of Roku Common Stock, to pursue damages in the event of a breach of the Merger Agreement by FOX, Merger Sub 1, or Merger Sub 2;

•	as provided in the provisions of the Merger Agreement with respect to the financing indemnification provisions, which are enforceable by the persons entitled to indemnification thereunder;

•

the financing sources and their related parties, who are express third-party beneficiaries of, and may rely on and enforce, specified provisions of the Merger Agreement relating to the financing sources; and

•	the non-recourse parties identified in the Merger Agreement, with respect to the provisions of the Merger Agreement that limit recourse against persons who are not parties to the Merger Agreement.

Governing Law and Venue; Waiver of Jury Trial

Subject to certain exceptions related to the debt financing, the Merger Agreement will be interpreted, construed, and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof. Subject to certain exceptions related to the debt financing, in any action or proceeding arising out of or relating to the Merger Agreement or any of the Transactions, each party irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware and agrees not to attempt to deny or defeat such jurisdiction or to bring any such action in any other court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if such court finds it lacks subject matter jurisdiction, the Federal Court of the United States of America sitting in Delaware, and appellate courts thereof.

Each party has also irrevocably and unconditionally waived, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any litigation arising out of or relating to the Merger Agreement or the Transactions.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Accordingly, the parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions without proof of actual damages and without any requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable, or that a remedy of monetary damages would be adequate. If a party brings any proceeding to enforce specifically the performance of the terms and provisions of the Merger Agreement when expressly available to such party, the Termination Date will be automatically extended by the period of time during which such proceeding is pending, plus 20 business days, or such other time period as the court presiding over such proceeding may establish.

THE SELLSIDE VOTING AND SUPPORT AGREEMENT

Concurrently with the execution of the Merger Agreement, each of the Roku Supporting Stockholders entered into the Sellside Voting and Support Agreement with FOX, pursuant to which, among other things, each Roku Supporting Stockholder has agreed, unless the Roku Board has changed its recommendation that Roku stockholders vote in favor of the adoption of the Merger Agreement, to vote (or cause to be voted) all shares of Roku Common Stock beneficially owned by them: (a) in favor of the adoption and approval of the Merger Agreement and the approval of the Mergers and the other Transactions, (b) in favor of any proposal to adjourn or postpone the Roku Special Meeting in furtherance of obtaining the Roku stockholder approval necessary to adopt the Merger Agreement and approve the Transactions; (c) against any proposal in opposition to, or in competition with, the approval of the Merger and the Transactions; (d) against any other action, proposal or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of Roku under the Merger Agreement or that would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions, including the Mergers; and (e) against any amendment of the Roku Certificate of Incorporation or Roku Bylaws, in each case, that would be reasonably expected to result in the conversion of such Roku Supporting Stockholders’ shares of Roku Class B Common Stock (if any) into shares of Roku Class A Common Stock. As of [●], 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the Roku Supporting Stockholders collectively held approximately [●]% of the voting power of the issued and outstanding shares of Roku Common Stock.

The following summary describes certain material provisions of the Sellside Voting and Support Agreement. This summary is not complete and is qualified in its entirety by the Sellside Voting and Support Agreement, which is attached to this joint proxy statement/prospectus as Annex B and which constitutes part of this joint proxy statement/prospectus. We encourage you to read carefully the Sellside Voting and Support Agreement in its entirety because this summary may not contain all of the information about the Sellside Voting and Support Agreement that is important to you. The rights and obligations of the parties to the Sellside Voting and Support Agreement are governed by the express terms of the Sellside Voting and Support Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.

Voting

Each Roku Supporting Stockholder has agreed, that until the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date and time of any amendment, supplement or waiver of any provision of the Merger Agreement that (i) reduces the amount, or changes the form (other than an increase in the Per Share Cash Amount or the relative amount of the Merger Consideration represented by the Per Share Cash Amount), of the Merger Consideration payable to a Roku Supporting Stockholder (other than adjustments in accordance with the terms of the Merger Agreement) or (ii) that is in any way material and adverse to a Roku Supporting Stockholder or Roku stockholders generally, in each case without the prior written consent of such Roku Supporting Stockholder (such date, the “Sellside Voting Covenant Expiration Date”), each Roku Supporting Stockholder must:

•

in the event that a meeting of the stockholders of Roku is held, be (or cause the holder of record of any shares of Roku Common Stock beneficially owned by such Roku Supporting Stockholder on any applicable record date to be) present in person or represented by proxy at such meeting or otherwise cause all shares of Roku Common Stock beneficially owned by such Roku Supporting Stockholder to be counted as present thereat for purposes of establishing a quorum (including any adjournment or postponement thereof);

•

at every meeting of holders of Roku Common Stock concerning the Merger Agreement Proposal, unless the Roku Board has made a change in recommendation that has not been rescinded or withdrawn, vote (or cause to be voted), in person or by proxy, its shares of Roku Common Stock (a) in favor of the adoption and approval of the Merger Agreement and the approval of the Mergers and the other Transactions; (b) in favor of any proposal to adjourn or postpone any meeting of Roku stockholders to a later date if (i) there are not sufficient votes to adopt the Merger Agreement and approve the Mergers and the other Transactions, (ii) a quorum is not present, or (iii) the Roku Board otherwise supports and recommends such adjournment or postponement in furtherance of obtaining the Roku stockholder approval necessary to adopt the Merger Agreement and approve the Transactions; (c) against (i) any proposal made in opposition to the adoption and approval of the Merger Agreement or the approval of the Mergers and the other Transactions or (ii) any proposal in competition or inconsistent with the Mergers and the other Transactions, including any Acquisition Proposal and any agreement relating to any Acquisition Proposal; (d) against any action, proposal or agreement that (i) would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of Roku under the Merger Agreement or (ii) would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions, including the Mergers; and (e) against any amendment to the Roku Certificate of Incorporation or Roku Bylaws that would reasonably be expected to result in the conversion of such Roku Supporting Stockholder’s shares of Roku Class B Common Stock (if any) into shares of Roku Class A Common Stock;

•

unless the Roku Board has made a change in recommendation that has not been rescinded or withdrawn, vote (or cause to be voted) its shares of Roku Common Stock in favor of any approval of the holders of shares of Roku Class B Common Stock, voting separately as a class, that is or may be required in connection with the Mergers or the Transactions; and

•	not enter into any commitment, agreement, understanding or similar arrangement with any person to vote or give instructions in any manner inconsistent with the foregoing.

Transfer Restrictions

Until the earliest of (a) the Sellside Voting Covenant Expiration Date and (b) the receipt of the Roku stockholder approval necessary to adopt the Merger Agreement and approve the Transactions, and except as permitted by the Sellside Voting and Support Agreement, each Roku Supporting Stockholder has agreed not to, directly or indirectly, (i) sell, pledge, encumber, exchange, assign, offer, grant an option with respect to, transfer, tender or otherwise dispose of any of its shares of Roku Common Stock or any direct or indirect interest therein (including by gift, merger or operation of law), or (ii) enter into any agreement, arrangement or commitment providing for, or any contract committing or agreeing to take, any of the foregoing actions (collectively, a “Transfer”).

Notwithstanding the foregoing, each Roku Supporting Stockholder may Transfer any shares of Roku Common Stock:

•	to or with another Roku Supporting Stockholder;

•	with respect to shares of Roku Class A Common Stock, in any “net settlement” or other procedures to satisfy tax withholding obligations in connection with the vesting of Roku RSUs; or

•

to a “Permitted Transferee”, as defined by the Sellside Voting and Support Agreement, if, as a condition to such Transfer, (x) such Permitted Transferee agrees in writing to be bound by the terms of the Sellside Voting and Support Agreement as if it were an original party thereto and (y) prompt written notice of such Transfer, together with an executed copy of such agreement, is delivered to FOX no less than five business days prior to such Transfer.

Dissenter’s Rights

Each Roku Supporting Stockholder has agreed not to exercise any appraisal or dissenter’s rights available to such Roku Supporting Stockholder with respect to the Mergers pursuant to Section 262 of the DGCL.

Non-Solicitation

Each Roku Supporting Stockholder must not, and must cause each of its controlled affiliates not to, and must instruct and use such Roku Supporting Stockholder’s reasonable best efforts to cause such Roku Supporting

Stockholder’s and such Roku Supporting Stockholder’s controlled affiliates’ Representatives not to, directly or indirectly, take any action which, were it taken by Roku, its subsidiaries or any of their respective Representatives, would violate the no-solicitation provisions of the Merger Agreement.

Each Roku Supporting Stockholder must, and each Roku Supporting Stockholder must cause such Roku Supporting Stockholder’s controlled affiliates and use such Roku Supporting Stockholder’s reasonable best efforts to cause such Roku Supporting Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions, solicitations or negotiations with any person with respect to an Acquisition Proposal, or inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

However, each Roku Supporting Stockholder may (and may permit such Roku Supporting Stockholder’s controlled affiliates and such Roku Supporting Stockholder’s and such Roku Supporting Stockholder’s controlled affiliates’ Representatives to) participate in discussions and negotiations with and provide information and data to any person making an Acquisition Proposal with respect to such Acquisition Proposal if Roku is engaging in discussions or negotiations with or providing information to such person in accordance with the no-solicitation provisions of the Merger Agreement.

Termination

The Sellside Voting and Support Agreement terminates upon the Sellside Voting Covenant Expiration Date.

THE BUYSIDE VOTING AND SUPPORT AGREEMENT

Concurrently with the execution of the Merger Agreement, each of the FOX Supporting Stockholders entered into the Buyside Voting and Support Agreement with Roku, pursuant to which, among other things, each FOX Supporting Stockholder has agreed, unless the FOX Board has made a change in recommendation that holders of FOX Class B Common Stock vote to approve the FOX Stock Issuance, to vote (or cause to be voted) all shares of FOX Class B Common Stock beneficially owned by them: (a) in favor of the approval of the FOX Stock Issuance pursuant to the Merger Agreement; (b) in favor of any proposal to adjourn or postpone the FOX Special Meeting in furtherance of obtaining requisite approval of the FOX Stock Issuance by holders of FOX Class B Common Stock; (c) against any proposal in opposition to, or in competition with, the approval of the FOX Stock Issuance; (d) against any other action, proposal or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of FOX or the Merger Subs under the Merger Agreement or that would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions, including the Mergers and the FOX Stock Issuance; and (e) against any amendment of the FOX Certificate of Incorporation or FOX Bylaws, in each case, that would be reasonably expected to result in the conversion of such FOX Supporting Stockholders’ shares of FOX Class B Common Stock (if any) into shares of FOX Class A Common Stock. As of [●], 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the FOX Supporting Stockholders collectively held approximately [●]% of the issued and outstanding shares of FOX Class B Common Stock.

The following summary describes certain material provisions of the Buyside Voting and Support Agreement. This summary is not complete and is qualified in its entirety by the Buyside Voting and Support Agreement, which is attached to this joint proxy statement/prospectus as Annex C and which constitutes part of this joint proxy statement/prospectus. We encourage you to read carefully the Buyside Voting and Support Agreement in its entirety because this summary may not contain all of the information about the Buyside Voting and Support Agreement that is important to you. The rights and obligations of the parties to the Buyside Voting and Support Agreement are governed by the express terms of the Buyside Voting and Support Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.

Voting

Each FOX Supporting Stockholder has agreed, that until the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date and time of any amendment, supplement or waiver of any provision of the Merger Agreement that (i) increases the amount, or changes the form, of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement), (ii) that increases the number of designees of the Roku Board that will be included on FOX Board at Closing or (iii) that is otherwise in any way material and adverse to a FOX Supporting Stockholder or FOX stockholders generally, in each case, without the prior written consent of such FOX Supporting Stockholder, (such date, the “Buyside Voting Covenant Expiration Date”), each FOX Supporting Stockholder must:

•

in the event that a meeting of the stockholders of FOX is held, be (or cause the holder of record of any shares of FOX Class B Common Stock beneficially owned by such FOX Supporting Stockholder on any applicable record date to be) present in person or represented by proxy at such meeting or otherwise cause all shares of FOX Class B Common Stock beneficially owned by such FOX Supporting Stockholder to be counted as present thereat for purposes of establishing a quorum (including any adjournment or postponement thereof);

•

at every meeting of holders of FOX Common Stock concerning the Stock Issuance Proposal, unless the FOX Board has made a FOX Change in Recommendation that has not been rescinded or withdrawn, vote (or cause to be voted), in person or by proxy, its shares of FOX Class B Common Stock (a) in favor of the approval of the FOX Stock Issuance pursuant to the Merger Agreement; (b) in favor of any proposal to adjourn or postpone any meeting of FOX stockholders to a later date if (i) there are not sufficient votes to approve the FOX Stock Issuance, (ii) a quorum is not present, or (iii) the FOX Board otherwise supports and recommends such adjournment or postponement in furtherance of obtaining the requisite approval of the FOX Stock Issuance by the holders of FOX Class B Common Stock; (c) against (i) any proposal made in opposition to the approval of the FOX Stock Issuance, the Mergers and the other Transactions or (ii) any proposal in competition or inconsistent with the FOX Stock Issuance, Mergers and the other Transactions, including any Acquisition Proposal and any agreement relating to any Acquisition Proposal; (d) against any action, proposal or agreement that (i) would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of FOX or the Merger Subs under the Merger Agreement or (ii) would reasonably be expected to prevent or materially delay or adversely affect the consummation of the FOX Stock Issuance, the Mergers or the other Transactions; and (e) against any amendment to the FOX Certificate of Incorporation or FOX Bylaws that would reasonably be expected to result in the conversion of such FOX Supporting Stockholder’s shares of FOX Class B Common Stock (if any) into shares of FOX Class A Common Stock;

•

unless the FOX Board has made a FOX Change in Recommendation that has not been rescinded or withdrawn, vote (or cause to be voted) its shares of FOX Class B Common Stock in favor of any approval of the holders of shares of FOX Class B Common Stock, voting separately as a class, that is or may be required in connection with the Mergers or the Transactions; and

•	not enter into any commitment, agreement, understanding or similar arrangement with any person to vote or give instructions in any manner inconsistent with the foregoing.

Transfer Restrictions

Until the earliest of (a) the Buyside Voting Covenant Expiration Date and (b) the approval of the FOX Stock Issuance by the holders of FOX Class B Common Stock, and except as permitted by the Buyside Voting and Support Agreement, each FOX Supporting Stockholder has agreed not to, and not to enter into any contract to, Transfer any of its shares of FOX Class B Common Stock or any direct or indirect interest therein;

Notwithstanding the foregoing, each FOX Supporting Stockholder may Transfer any shares of FOX Class B Common Stock:

•	to or with another FOX Supporting Stockholder;

•

to a “Permitted Transferee”, as defined by the Buyside Voting and Support Agreement, if, as a condition to such Transfer, (x) such Permitted Transferee agrees in writing to be bound by the terms of the Buyside Voting and Support Agreement as if it were an original party thereto and (y) prompt written notice of such Transfer, together with an executed copy of such agreement, is delivered to Roku no less than five business days prior to such Transfer; or

•	to JPMorgan Chase Bank, N.A. pursuant to that certain collateralized term note, dated September 8, 2025, made by LGC Holdco in favor of JPMorgan Chase Bank, N.A.

Non-Solicitation

Each FOX Supporting Stockholder must not, and must cause each of its controlled affiliates not to, and must instruct and use such FOX Supporting Stockholder’s reasonable best efforts to cause such FOX Supporting Stockholder’s and such FOX Supporting Stockholder’s controlled affiliates’ Representatives not to, directly or indirectly, take any action which, were it taken by FOX, its subsidiaries or any of their respective Representatives, would violate the no-solicitation provisions of the Merger Agreement.

Each FOX Supporting Stockholder must, and each FOX Supporting Stockholder must cause such FOX Supporting Stockholder’s controlled affiliates and use such FOX Supporting Stockholder’s reasonable best efforts to cause such FOX Supporting Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions, solicitations or negotiations with any person with respect to an Acquisition Proposal, or inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

However, each FOX Supporting Stockholder may (and may permit such FOX Supporting Stockholder’s controlled affiliates and such FOX Supporting Stockholder’s and such FOX Supporting Stockholder’s controlled affiliates’ Representatives to) participate in discussions and negotiations with and provide information and data to any person making an Acquisition Proposal with respect to such Acquisition Proposal if FOX is engaging in discussions or negotiations with or providing information to such person in accordance with the no-solicitation provisions of the Merger Agreement.

Termination

The Buyside Voting and Support Agreement terminates upon the Buyside Voting Covenant Expiration Date.

FOX EXECUTIVE AND DIRECTOR COMPENSATION

For purposes of the following disclosure in this section entitled “FOX Executive and Director Compensation”, references to the “Company,” “our,” “us,” “we,” or similar terms refers to “Fox Corporation,” the “Board” refers to the “FOX board of directors,” the “Compensation Committee” refers to the Compensation Committee of the FOX board of directors, and “fiscal” refers to the applicable FOX fiscal year ended June 30.

Compensation Discussion and Analysis

Named Executive Officers

The Board and the Compensation Committee believe FOX is best served by relying on a lean group of senior executives who each have significant cross-functional responsibilities and are charged with performing multiple roles. To that end, the Board and the Compensation Committee have retained an accomplished group of senior executives to manage the growth of one of the country’s leading news, sports and entertainment companies in a fast-changing competitive environment. Our named executive officers bring unique leadership talent, knowledge and breadth of expertise to the Company.

This Compensation Discussion and Analysis, together with the tables and accompanying descriptions that follow, provides a comprehensive explanation of our compensation design principles and the compensation awarded to or earned by the individuals listed below, who are our named executive officers for fiscal 2026:

•

Mr. L.K. Murdoch, the Company’s Executive Chair and Chief Executive Officer, was a director of Twenty-First Century Fox, Inc. (“21CF”), the Company’s former parent, for 25 years and had served 21CF in a number of executive roles from 1994 to 2005, as well as Executive Chairman since 2015 and Co-Chairman from 2014 to 2015. In addition, he has led a number of international and domestic media companies. With his wealth of knowledge regarding the Company’s operations and the media industry, Mr. L.K. Murdoch supervises all strategic, operational and corporate decisions and oversees the Company’s portfolio of news, sports and entertainment assets in addition to leading our Board.

•

Mr. Nallen, the Company’s President and Chief Operating Officer, has been employed by the Company and its predecessors for over 30 years. He previously served as 21CF’s Chief Financial Officer for six years and as an Executive Vice President and Deputy Chief Financial Officer of 21CF for 12 years, overseeing various functional areas, including corporate finance, tax, internal audit, and planning and analysis. He currently oversees the Company’s finance, strategy, business development, distribution, real estate and human capital functions.

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Mr. Tomsic, the Company’s Chief Financial Officer, has been employed by the Company and its predecessors for over 20 years. He previously served as Deputy Chief Financial Officer of 21CF for two years. He currently oversees all of our corporate and operational finance activities, including capital markets and merger and acquisition transactions, treasury, risk management, tax, financial planning and analysis, accounting and external reporting.

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Mr. Ciongoli, the Company’s Chief Legal and Policy Officer, has been employed by the Company since 2023. He previously served as Executive Vice President, General Counsel and Chief Sustainability, Corporate Responsibility and Governance Officer at Campbell Soup Company where he was also a member of the Operating Committee. He currently oversees all legal, compliance, and regulatory matters and directs government affairs.

Consistent with our philosophy of a leanly-staffed executive team, our four named executive officers for fiscal 2026 are also all of the executive officers of the Company.

Compensation Design Principles

The Compensation Committee evaluates the compensation program for our named executive officers with the aim of (a) creating a holistic program to align the interests of our named executive officers with those of our stockholders, (b) maintaining the Company’s competitive position as a best-in-class employer and (c) encouraging retention of key talent who are uniquely positioned to drive performance and deliver results for our key stakeholders. In light of these goals, the Compensation Committee designs a compensation program for our named executive officers in accordance with the following principles:

Drive performance without encouraging unnecessary or excessive risk-taking

•	A major portion of target compensation of our named executive officers is variable and performance-based.

•	Our compensation program features a balanced combination of annual and long-term elements along with fixed and performance-based components.

•	We cap payouts for annual and long-term performance-based incentives and incorporate risk mitigation features into our compensation program.

Ensure policies and practices support long-term value creation for stockholders

•	The majority of our named executive officers’ annual pay is at risk and tied to financial, strategic, and share price-related goals, as well as shareholder return.

•	Long-term performance-based incentives awarded to our named executive officers are based on challenging three-year performance objectives.

•	We maintain robust stock ownership guidelines for named executive officers and non-executive Directors.

•	We regularly review stock utilization and overhang.

Structure packages to attract, retain and motivate top executive talent

•	We compete to recruit and retain executives against a relatively small number of large, complex, diversified and publicly traded broadcasting, cable and satellite, and entertainment companies.

•	The extensive tenure and diverse skill set of our named executive officers makes them uniquely susceptible to outreach from competitors both within our industry and adjacent to it.

•	Our goal is to provide compensation packages that are competitive with prevailing practices in our industry.

Follow compensation best practices

•	We closely link pay to performance.

•	We use diversified performance metrics and set rigorous short- and long-term goals for our named executive officers.

•	We maintain a clawback policy covering performance-based compensation that goes beyond the SEC rules and Nasdaq listing standards.

Prohibit activities inconsistent with stockholder interests

•	We do not provide any “single trigger” change in control severance benefits.

•	We do not pay excise tax gross-ups associated with change in control benefits.

•	We do not pay dividends on unvested equity awards.

•	We prohibit all of our Directors and employees, including our named executive officers, from engaging in short sales of FOX securities and investing in FOX-based derivative securities.

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We prohibit all of our Directors and employees, including our named executive officers, from pledging any FOX securities they hold directly, hedging any FOX securities they hold directly or indirectly, or hedging or pledging equity compensation.

In adherence to these compensation design principles, the significant majority of fiscal 2026 compensation for our named executive officers is at risk, as follows:

Average of the Named Executive Officers as a Group	Percentage of Target Direct Compensation	At Risk?	Rationale
Base Salary	18%	No	Attract and retain quality executive talent

Annual Incentive	33%	Yes	Motivate achievement of pre-specified annual goals

Performance-based Stock Units	12%	Yes	Drive the achievement of: (1) long-term (three-year) financial goals that promote the creation of sustainable stockholder value, and (2) relative stockholder return

Performance Stock Options	12%	Yes	Incentivize sustained share price growth by having the award vest only if FOX’s stock price achieves pre-specified goals within three years of grant; the value of the award increases in line with incremental stockholder value creation

Restricted Stock Units	25%	Yes	Support the alignment of interests with long-term stockholders and retention

Total Direct Compensation	100%	82%	82% of our named executive officers’ Total Direct Compensation is at risk, and 85% of our CEO’s Total Direct Compensation is at risk, meaning that realizable pay is conditioned on the achievement of short-and long-term goals

The table above represents target amounts approved by the Compensation Committee for fiscal 2026 for our named executive officers. The aggregate cost of our fiscal 2026 target total direct compensation for our named executive officers is below the median of our Peer Group (as defined below), which the Compensation Committee believes appropriately balances our need to engage an elite group of executives and our need to provide value to our stockholders. For further information, please see “Use of Information on Peer Companies and Industry Trends” below.

Fiscal 2026 Business and Management Review

FOX focuses on producing and distributing quality news, sports and entertainment content that engages and informs audiences and deepens consumer relationships through its iconic brands, including FOX News Media, FOX Sports, Tubi Media Group, FOX Entertainment and FOX Television Stations. In fiscal 2026, the Company once again delivered strong operational and financial results, including record annual revenue and Adjusted EBITDA while continuing to invest in its future — most notably through the successful launch of FOX One, its wholly-owned direct-to-consumer subscription streaming service, and the announcement of the Company’s proposed acquisition of Roku, Inc. The proposed transaction will combine FOX’s leading sports, news and entertainment content and Tubi service with Roku’s leading connected TV platform, its portfolio of advertising-supported and subscription-based streaming services led by The Roku Channel, first-party data and direct relationship with more than 100 million global streaming households. The Company also returned approximately $2.3 billion in capital to stockholders in fiscal 2026.

During the fiscal year, FOX continued to execute on its strategic priorities, all built on the foundations of delivering quality live and on-demand programming to large and engaged audiences, securing value for its market-leading brands and content and positioning itself for long-term growth. Fiscal 2026 highlights include:

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FOX News finished fiscal 2026 as the #1 cable network in Monday to Friday primetime and total day viewing among total viewers for the eleventh consecutive year while holding greater than 50% share of viewership across cable news networks. For the fiscal year, FOX News achieved record advertising revenue, driven by primetime total viewership that exceeded the combined viewership of other cable news channels, ratings that were comparable to ratings delivered by the four broadcast networks in weekday primetime viewing and ranking as the #1 rated news network with Independents among adults 18+. FOX Business finished as the most-watched business network among total business day viewers during fiscal 2026. FOX News Digital remained the most-engaged brand in digital news, leading in total views, minutes spent, YouTube views and social interactions in fiscal 2026.

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FOX Sports was the industry leader in live events during fiscal 2026 with over 300 billion minutes of live sports event viewing on the FOX Network, 7% higher than 2nd place NBC which broadcast the Super Bowl and the Winter Olympics during the fiscal year. The NFL regular season on FOX averaged over 19 million viewers, marking FOX’s best season since 2015, while the four NFC postseason games on FOX averaged 37 million viewers. FOX’s America’s Game of the Week ranked as the #2 program on television among total viewers. The 2025 World Series on FOX delivered its best performance since 2017, as Game 7 averaged over 27 million viewers. In college football, the Michigan versus Ohio State game continues to stand as FOX’s most-watched regular season college football game, and the 2025 Ohio State versus Indiana game is the most-watched conference championship game of all time on any network. FOX’s broadcast of the Indy 500 averaged over 6.6 million viewers, the 2nd most watched Indy 500 since 2012 trailing only behind last year’s race. Across the 72 Group Stage matches carried on FOX, FS1 and Tubi through June 27, 2026, the FIFA Men’s World Cup averaged 5.05 million viewers — up 92% versus the comparable 2022 tournament — marking the most-watched FIFA Men’s World Cup Group Stage average in English-language U.S. television history. The U.S. Men’s National Team’s (the “USMNT”) opening match against Paraguay drew 18 million viewers and was at the time it aired the most-watched World Cup match involving the USMNT ever recorded. Interest extended well beyond the USMNT: the Brazil versus Morocco match drew 10 million viewers, the most-watched non-USMNT Group Stage telecast in English-language U.S. history, and FOX’s pregame coverage averaged 2.29 million viewers, up 142% from 2022.

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In fiscal 2026, Tubi delivered record revenues, which grew over 25% compared to the prior fiscal year led by higher engagement from its over 100 million monthly active users. Tubi total view time was approximately 13.2 billion hours over the course of fiscal 2026, a record and an increase of 20% over fiscal 2025. According to Nielsen’s The Gauge, Tubi finished the fiscal year among the most-watched free ad-supported streaming services in the U.S., averaging approximately 2.2% of all television viewing over the course of the year. Tubi expanded its content offerings to over 350,000 movies and television episodes, including the premiere of 50 new original titles throughout the fiscal year. Additionally, Tubi expanded its Tubi for Creators program, adding more than 20,000 episodes of creator-led content from over 400 creators.

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The Company successfully launched FOX One, its wholly-owned, direct-to-consumer subscription streaming service incorporating FOX’s linear programming across sports, news and entertainment, in advance of the 2025 college and NFL football seasons. Designed to attract “cord-cutters” and “cord-nevers”, the service expands the reach of FOX’s programming beyond its linear footprint. FOX One exceeded its subscriber expectations by the end of fiscal 2026, with new subscriber additions coming primarily from outside the traditional pay-TV bundle. The platform experienced balanced user engagement across both sports and news content, with news primarily driving audience and reach on weekdays and sports programming doing the same over the weekends.

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FOX Entertainment remained a leader in programming during the 2025-2026 broadcast season. FOX Entertainment featured the 2025-2026 broadcast season’s top two debuts (Fear Factor: House of Fear and Memory of a Killer), four of the top five scripted telecasts (Memory of a Killer, Universal Basic Guys, Animal Control and The Simpsons) and the #1 new unscripted series (Fear Factor: House of Fear), as well as three of the top four most watched cooking shows on television with Next Level Chef, Hell’s Kitchen and MasterChef. In addition, FOX Entertainment Studios produced or co-produced original content for third parties, including many of the leading SVOD services (Netflix, Amazon Prime Video and Apple TV).

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FOX Television Stations remains a leader in local news coverage, producing over 1,500 hours of local news coverage each week across 18 markets, including 15 of the top 16 Nielsen-designated market areas (“DMAs”). FOX Television Stations also continued to produce live streaming news content on connected televisions and FAST services through both LiveNOW from FOX (its national 24/7 live streaming service) and FOX Local Streams (its group of FAST services that offer live and recorded content from 17 FOX-owned and operated local television stations). FOX Television Stations digital advertising revenue grew 9% as compared to the prior fiscal year led by total view time growth of over 17% on FOX Local Streams.

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The Company generated healthy distribution revenue growth of 4% due to higher average rates per subscriber and fees received from television stations that are affiliated with the FOX Network and the successful launch of FOX One which was additive to FOX’s existing distribution footprint. Additionally, the Company’s key networks continue to be distributed on all major traditional and virtual multi-channel video programming distributor services, reflecting the highly coveted nature of the Company’s content.

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The Company generated robust advertising revenue growth of 7% despite difficult comparisons to the 2024 presidential election and the broadcast of Super Bowl LIX in fiscal 2025, as its portfolio of leading live news and sports brands, which this year included the highly successful FIFA Men’s World Cup, and advertising supported streaming continued to deliver audiences at scale.

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The Company ended the fiscal year with approximately $4.2 billion of cash and cash equivalents on its balance sheet while returning approximately $2.3 billion of capital to its stockholders through the Company’s cash dividend and its stock repurchase program. As of June 30, 2026, the Company has repurchased approximately $8.6 billion (approximately 223 million shares) under the stock repurchase program since the program’s launch in November 2019, with approximately $2 billion repurchased during fiscal 2026, including a $1.5 billion accelerated share repurchase transaction in fiscal 2026.

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FOX continues to broaden and deepen its corporate social responsibility efforts, with a focus on local community engagement. Our environmental, social and governance achievements are highlighted in FOX’s annual Corporate Social Responsibility Report.

Use of Information on Peer Companies and Industry Trends

A competitive compensation program is essential to attract and retain talented executives with the requisite skills and experience to successfully manage the Company’s businesses. The Company competes against a relatively small number of large, complex, diversified and publicly traded broadcasting, cable and satellite, and entertainment companies. The Compensation Committee considers the compensation practices of a peer group of companies (the “Peer Group”), FOX’s performance relative to the performance of members of the Peer Group, as well as evolving broad market practices to ensure that it remains informed of current developments when making compensation decisions. Because of the complex mix of industries and markets in which the Company operates, the Compensation Committee does not target any element of compensation or total compensation to a specific level relative to the Peer Group. The goal of the Compensation Committee is to provide total compensation packages that are competitive with prevailing practices in our industry and are reflective of FOX’s performance in our industry relative to the Peer Group.

The Compensation Committee, with advice from Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, annually reviews the Peer Group and approves updates to its composition as necessary to better reflect the Company’s competitive landscape and account for any corporate changes and reorganizations among members of the Peer Group as well as changes in relative size. The Peer Group previously consisted of AMC Global Media Inc. (“AMC”), Charter Communications, Inc. (“Charter”), Comcast Corporation (“Comcast”), Liberty Global plc (“Liberty Global”), Live Nation Entertainment, Inc. (“Live Nation”), Netflix, Inc. (“Netflix”), Nexstar Media Group, Inc. (“Nexstar”), Paramount Global, Sinclair Broadcast Group, Inc. (“Sinclair”), Sirius XM Holdings, Inc. (“Sirius XM”), Warner Bros. Discovery, Inc. (“Warner Bros. Discovery”) and The Walt Disney Company (“Disney”).

During fiscal 2026, the Compensation Committee approved the following changes to the Peer Group: the replacement of Paramount Global with Paramount Skydance Corporation following the merger of Paramount Global with Skydance Media and the addition of Versant Media Group (“Versant”). As a result of these changes, the Peer Group is now comprised of AMC, Charter, Comcast, Disney, Liberty Global, Live Nation, Netflix, Nexstar, Paramount Skydance, Sinclair, Sirius XM, Warner Bros. Discovery, and Versant. When reviewing and approving the fiscal 2026 base salary, target non-equity incentive compensation and target long-term incentive compensation for our named executive officers, the Compensation Committee considered the compensation practices of this Peer Group.

In addition, the Compensation Committee considered the cost to FOX for the compensation provided to our four named executive officers in the aggregate, relative to the aggregate cost of the four highest-paid named executive officers of our Peer Group. In light of FOX’s unique named executive officer structure, the cross-functional roles assumed by each named executive officer and the significant tenure and history of many of our named executive officers, the Compensation Committee believes that evaluating the aggregate cost of compensation paid to our named executive officers relative to the aggregate cost borne by Peer Group companies appropriately assesses FOX’s compensation expenditures while avoiding comparisons among individual named executive officers that may not align with their roles or contributions to our business. While the Compensation Committee does not target the aggregate cost of named executive officer compensation to a specific range within the Peer Group, the aggregate cost of our fiscal 2026 target total direct compensation of our named executive officers is below the median of our Peer Group, which the Compensation Committee believes appropriately balances our need to recruit, retain and motivate an elite group of executives and our need to provide value to our stockholders.

Elements of Executive Compensation

The key elements of our executive compensation program for our named executive officers are (1) base salary that provides market-competitive, fixed compensation appropriate for each such executive’s experience and responsibilities; (2) annual non-equity incentive compensation that is based on an evaluation of Company, individual and group performance; (3) long-term incentive awards that support alignment with the interests of our long-term stockholders and are contingent on the achievement of long-term share price, relative total shareholder return, and financial performance goals; and (4) retirement benefits that attract and retain talented executives with post-employment security. In establishing the elements of our named executive officers’ compensation, the Compensation Committee considered each named executive officer’s management experience, cross-functional duties and responsibilities with the Company; each named executive officer’s duration of service to the Company and its predecessors; the industry and peer group in which the Company competes for talent; and, in certain instances, the compensation required to recruit and retain the named executive officer into a role with the Company. For fiscal 2026, 85% of the Chief Executive Officer’s target total direct compensation and 82% of all named executive officers’ target total direct compensation was “at risk”.

Annual Base Salary

One element of compensation needed to attract and retain an employee in any organization is annual base salary. Annual base salary is the fixed element of a named executive officer’s compensation and does not vary with performance. The annual base salary provided for by the respective employment agreements of Messrs. L.K. Murdoch, Nallen, Tomsic, and Ciongoli were approved by the Compensation Committee in the context of each named executive officer’s particular position; the responsibilities associated with that position; his experience, expertise, knowledge and qualifications; market factors; the industry in which we operate and compete; recruitment and retention factors; and the Company’s overall compensation principles. Set forth below are the base salaries for each of the named executive officers for fiscal 2026, which did not increase from the fiscal 2025 base salaries for any named executive officer.

Named Executive Officer	Annual Base Salary
Lachlan K. Murdoch(a)	$3.0 million
John P. Nallen	$2.0 million
Steven Tomsic(b)	$1.75 million
Adam Ciongoli	$1.75 million

(a)	Mr. Murdoch’s annual base salary remains $3.0 million, consistent with fiscal 2025, and was not adjusted pursuant to his amended employment agreement.
(b)

Pursuant to his amended employment agreement, beginning July 1, 2026, Mr. Tomsic is entitled to receive an annual base salary of $2.0 million. For additional information on this arrangement, please see the section titled “Employment Arrangements” in “Executive Compensation” below.

The Compensation Committee annually reviews the annual base salary of each of the named executive officers, subject to the terms of any applicable employment agreements. Annual base salary may be adjusted if the Compensation Committee determines that an adjustment is warranted or that a different mix of compensation elements may more appropriately compensate the individual named executive officer in light of the Company’s compensation objectives.

Annual Incentive Compensation

The named executive officers have a direct influence on our operations and strategy. The Compensation Committee believes that a significant portion of each named executive officer’s total compensation opportunity should be based on the Company’s financial and operating performance and progress against strategic goals and individual and group contributions. This framework fosters a performance-driven, pay-for-performance culture that aligns our named executive officers’ interests with those of our stockholders while also rewarding the named executive officers for superior individual and group achievements.

The Compensation Committee thoroughly reviewed the fiscal 2025 annual non-equity incentive compensation program (the “Annual Incentive Compensation”) and, following this review, the Compensation Committee elected not to change the performance metrics under which the fiscal 2026 Annual Incentive Compensation would be assessed. Consistent with the prior fiscal year, the Compensation Committee determined that 75% of the fiscal 2026 Annual Incentive Compensation would be based on the Company’s achievement of Adjusted EBITDA1 versus the budgeted Adjusted EBITDA goal, and 25% of the Annual Incentive

[1]

“Adjusted EBITDA” is defined as revenues less operating expenses and selling, general and administrative expenses. Adjusted EBITDA does not include depreciation and amortization, restructuring, impairment and other corporate matters, equity earnings (losses) of affiliates, interest expense, net, non-operating other, net and income tax expense. Adjusted EBITDA is the aggregation of the Segment EBITDA of each of the Company’s operating segments. For a discussion of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, see pages 44-45 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

Compensation would be based on qualitative factors, including each named executive officer’s contributions to the Company’s financial and non-financial objectives, individually and as a group. The Compensation Committee believes that Adjusted EBITDA is widely used by investors and stockholders to measure the Company’s performance and is a material driver in stockholder returns and therefore is the appropriate quantitative metric against which our named executive officers’ performance should be assessed. The target range of the Adjusted EBITDA metric established by the Compensation Committee is designed to drive total stockholder return for our stockholders by providing our named executive officers with a rigorous, but achievable, short-term Company performance metric.

The Compensation Committee approved the following target and maximum Annual Incentive Compensation opportunities for each named executive officer for fiscal 2026.

Named Executive Officer	Fiscal 2026 Target Annual Incentive Opportunity	Fiscal 2026 Maximum Annual Incentive Opportunity
Lachlan K. Murdoch(a)	200% of Base Salary	200% of Target
John P. Nallen	200% of Base Salary	200% of Target
Steven Tomsic(a)	157% of Base Salary	200% of Target
Adam Ciongoli	157% of Base Salary	200% of Target

(a)

Pursuant to their amended employment agreements, beginning July 1, 2026, Messrs. Murdoch and Tomsic are entitled to receive target Annual Incentive Compensation Opportunities equal to 300% and 150% of Base Salary, respectively (with an increase to 175% of Base Salary for Mr. Tomsic effective as of July 1, 2028). For additional information on these arrangements, please see the section titled “Employment Arrangements” in “Executive Compensation” below.

Quantitative Element of Annual Incentive Compensation

For fiscal 2026, the Compensation Committee set the threshold and maximum performance levels and target performance range for Adjusted EBITDA for the quantitative element of the Annual Incentive Compensation opportunities in the table below:

Performance Level	Adjusted EBITDA (in billions)	Performance Goal as a Percentage of Target Adjusted EBITDA	Payout as a Percentage of Financial Performance Portion of Annual Incentive Compensation
Maximum	$3.96	120%	200%
Target	$3.25 - $3.35	100%	100%
Threshold	$2.64	80%	50%

A narrow target range is used, rather than a fixed dollar goal, to address challenges associated with setting performance goals with precision and to avoid unintended windfalls or shortfalls in actual payouts to the named executive officers. The target range for the Annual Incentive Compensation was designed around a midpoint that reflects the Adjusted EBITDA target for FOX’s company-wide operating plan, which was reviewed and approved by the Compensation Committee in August 2025. No quantitative portion of the Annual Incentive Compensation is payable below the threshold performance level and no additional amount is payable above the maximum performance level.

The Company’s fiscal 2026 Adjusted EBITDA of $3.906 billion fell between the target range and maximum performance and therefore the Compensation Committee determined that the quantitative portion of the Annual Incentive Compensation was earned at 190% of target.

The quantitative portion of the fiscal 2026 Annual Incentive Compensation was calculated as follows:

Calculation Step	Amount Achieved	Target	($ amounts in millions)
Subtract Target (high-end) from the Amount Achieved	$3,906	$3,353	A	$553
Calculate difference between Maximum and Target (high-end)	$3,964	$3,353	B	$611
Divide result by the difference between Maximum and Target to yield percentage of Maximum to Target achieved			A/B = C	90%
Multiply by difference in payout opportunity between Maximum and Target	200%	100%	D	100%
Percentage of payout multiplier earned			C*D = E	90%
Plus percentage earned by achieving Target			F	100%
Adjusted EBITDA payout multiplier earned			E+F	190%

The table below illustrates the calculation of the 75% quantitative portion of our named executive officers’ Annual Incentive Compensation opportunity:

Named Executive Officers	75% of Target (Quantitative Element)	Adjusted EBITDA Payout Multiplier	Annual Incentive Compensation Earned based on Quantitative Performance
Lachlan K. Murdoch	$4,500,000	190%	$8,550,000
John P. Nallen	$3,000,000	190%	$5,700,000
Steven Tomsic	$2,062,500	190%	$3,918,750
Adam Ciongoli	$2,062,500	190%	$3,918,750

Qualitative Element of Annual Incentive Compensation

Additionally, when determining each named executive officer’s Annual Incentive Compensation, the Compensation Committee also considered the named executive officers’ performance, individually and collectively as a group, against the qualitative factors and related evaluation metrics established in advance by the Compensation Committee for fiscal 2026, as well as other factors the Compensation Committee in its discretion deemed relevant to the achievement of the qualitative element of the Annual Incentive Compensation. This assessment comprised 25% of the Annual Incentive Compensation determination.

The performance factors underpinning this component of the Annual Incentive Compensation help focus the named executive officers on cross-functional strategic initiatives that are imperative to the Company’s continued long-term success. In order to evaluate the extent to which the performance factors were achieved for fiscal 2026, the Compensation Committee undertook a qualitative assessment of the Company’s performance and the performance of our named executive officers, individually and collectively as a group, taking into account the following qualitative factors and fiscal 2026 achievements:

Qualitative Performance Factor	Fiscal 2026 Achievements
On-screen leadership

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FOX News finished fiscal 2026 as the #1 cable network in Monday to Friday primetime and total day viewing among total viewers for the eleventh consecutive year while holding greater than 50% share of viewership across cable news networks. This achievement was led by primetime total viewership that exceeded the combined viewership of other cable news channels, ratings that were comparable to ratings delivered by the four broadcast networks in weekday primetime

Qualitative Performance Factor	Fiscal 2026 Achievements

viewing and ranking as the #1 rated news network with Independents among adults 18+. FOX Business finished as the most-watched business network among total business day viewers during fiscal 2026.

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FOX Sports was the industry leader in live events during fiscal 2026 with over 300 billion minutes of live sports event viewing on the FOX Network, 7% higher than 2nd place NBC which broadcast the Super Bowl and the Winter Olympics during the fiscal year. The NFL regular season on FOX averaged over 19 million viewers, marking FOX’s best season since 2015, while the four NFC postseason games on FOX averaged 37 million viewers. FOX’s America’s Game of the Week ranked as the #2 program on television among total viewers. The 2025 World Series on FOX delivered its best performance since 2017, as Game 7 averaged over 27 million viewers. In college football, the Michigan versus Ohio State game continues to stand as FOX’s most-watched regular season college football game, and the 2025 Ohio State versus Indiana game is the most-watched conference championship game of all time on any network. FOX’s broadcast of the Indy 500 averaged over 6.6 million viewers, the 2nd most watched Indy 500 since 2012 trailing only behind last year’s race. Across the 72 Group Stage matches carried on FOX, FS1 and Tubi through June 27, 2026, the FIFA Men’s World Cup averaged 5.05 million viewers — up 92% versus the comparable 2022 tournament — marking the most-watched FIFA Men’s World Cup Group Stage average in English-language U.S. television history. Interest extended well beyond the U.S. Men’s National Team (the “USMNT”): the Brazil versus Morocco match drew 10 million viewers and was at the time it aired the most-watched non-USMNT Group Stage telecast in English-language U.S. history, and FOX’s pregame coverage averaged 2.29 million viewers, up 142% from 2022.

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Tubi’s more than 100 million monthly active users drove total view time to approximately 13.2 billion hours over the course of fiscal 2026, a record for the platform and an increase of 20% over fiscal 2025. According to Nielsen’s The Gauge, Tubi finished the fiscal year among the most-watched free ad-supported streaming services in the U.S., averaging approximately 2.2% of all television viewing over the course of the year.

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FOX Entertainment featured the 2025-2026 broadcast season’s top two debuts (Fear Factor: House of Fear and Memory of a Killer), four of the top five scripted telecasts (Memory of a Killer, Universal Basic Guys, Animal Control and two episodes of The Simpsons) and the #1 new unscripted series (Fear Factor: House of Fear), as well as three of the top four most watched cooking shows on television with Next Level Chef, Hell’s Kitchen and MasterChef. In addition, FOX Entertainment Studios produced or co-produced original content for third parties, including many of the leading SVOD services (Netflix, Amazon Prime Video and Apple TV).

Qualitative Performance Factor	Fiscal 2026 Achievements
• FOX Television Stations was the #1 or #2 rated local news provider in the hours of 5am-9am in the majority of the markets in which it operates among adults 25-54.
Expand our portfolio of growth businesses while maintaining acceptable financial value creation hurdles

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In fiscal 2026, Tubi delivered record revenues which grew over 25% compared to the prior year led by higher engagement from its over 100 million monthly active users. Tubi expanded its content offerings to over 350,000 movies and television episodes, including the premiere of 50 new original titles throughout the fiscal year. Tubi partnered with FOX Sports to simulcast the FIFA World Cup opening ceremonies and two matches (the USMNT versus Paraguay and Mexico versus South Africa) as well as original content, including documentaries, through its FIFA World Cup FOX Hub. The opening match live simulcast delivered the most streamed English-language opening match in FIFA World Cup history. The two live matches were the #2 and #3 highest traffic days on Tubi, after Super Bowl LIX.

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The FOX Nation subscription video-on-demand service closed the year with its highest paid subscriber count ever and strong growth in average revenue per paid subscriber.

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The FOX Weather FAST service continued to gain share of weather-related FAST channel viewership, reducing the lead of its closest competitor by more than half over the past two years.

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FOX Television Stations digital advertising revenue grew 9% as compared to the prior fiscal year led by total view time growth of over 17% on FOX Local Streams.

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FOX News Digital remained the most-engaged brand in digital news, leading in total views, minutes spent, YouTube views and social interactions.

Execute Strategic and Commercial Priorities

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In June 2026, the Company announced its proposed acquisition of Roku, Inc. The proposed transaction will combine FOX’s leading sports, news and entertainment content and Tubi service with Roku’s leading connected TV platform, its portfolio of advertising-supported and subscription-based streaming services led by The Roku Channel, first-party data and direct relationship with more than 100 million global streaming households.

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The Company successfully launched FOX One, the Company’s wholly-owned direct-to-consumer subscription streaming service incorporating FOX’s linear programming across sports, news and entertainment in advance of the 2025 college and NFL football seasons. Designed to attract “cord-cutters” and “cord-nevers”, the service expands the reach of FOX’s programming beyond its linear footprint. FOX One exceeded its subscriber expectations by the end of fiscal 2026, with new subscriber additions coming primarily from outside the traditional pay-TV bundle.

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FOX successfully launched pay television and premium paid streaming services in Latin America to expand on the Company’s advertising-supported streaming service in Mexico.

Qualitative Performance Factor	Fiscal 2026 Achievements

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The Company completed multi-year distribution and content licensing agreement renewals with key distribution partners.

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Tubi expanded its Tubi for Creators program, adding more than 20,000 episodes of creator-led content from over 400 creators. In addition, Red Seat Ventures (the creator-focused digital services company FOX acquired in 2025) grew its creative roster with eight new external podcast talents, including category leaders in crime (Audiochuck) and comedy (Kill Tony).

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FOX purchased the Credible equity previously held by a minority interest shareholder, bringing its ownership of Credible to 100%.

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AI adoption accelerated across FOX in fiscal 2026. The Company rolled out new AI tools to its employees together with FOX-sponsored training. In addition, FOX implemented a number of customer-facing AI initiatives during the year, including those focused on newsroom efficiencies, enhanced consumer video experiences, advertising sales monetization and content and advertising experience personalization.

Corporate Culture and Furthering our Commitment to Innovation, Integrity, and Governance

•

Continued to provide training to all of our employees on FOX’s Standards of Business Conduct and other key policies that further integrity and ethics, including FOX’s Preventing Harassment, Discrimination and Retaliation Policy. All regular FOX employees completed the Company’s 2026 required training on the Standards of Business Conduct and Preventing Harassment, Discrimination and Retaliation Policy. These training sessions reinforce our commitment to acting with integrity in a workplace that is respectful to everyone.

•

Continued to provide ongoing oversight of the Company’s risk management framework covering various risks, such as defamation, with enterprise-level risk assessment, training and compliance processes in place to support the Company’s consistent and existing high standards. Ongoing compliance is reinforced through defamation training and tracking of defamation-related claims received.

•

Our ownership mentality drives a collaborative, entrepreneurial culture. We provide our employees with the freedom to take creative risks and the support needed to fulfill their professional ambitions. We continue to cultivate a culture focused on our responsibility as an important source of news, information, analysis and media. In support of our commitment to truth and accuracy, we maintain various compliance and training processes. Data pertaining to defamation-related claims is compiled and reported to the Audit Committee on a quarterly basis. In addition, FOX routinely provides defamation training that incorporates elements of the Company’s enterprise-level defamation risk assessment.

In order to determine the extent to which the qualitative portion of the Annual Incentive Compensation was achieved, the Compensation Committee evaluated the previously-established qualitative performance factors against the fiscal 2026 achievements described above, as well as other factors that emerged over the course of the fiscal year that impacted the Company’s performance. The Compensation Committee weighted each qualitative performance factor equally when evaluating the achievement of such performance factor as a part of the entire qualitative portion of the Annual Incentive Compensation. In addition, the Compensation Committee determined that each of our named executive officers contributed equally to the achievements described above for each qualitative performance factor, and therefore the extent to which the qualitative performance factors were achieved was applied uniformly to the Annual Incentive Compensation of each named executive officer. The Compensation Committee determined that the named executive officers, individually and as a group, met or exceeded the qualitative performance objectives defined at the start of the year. The successful execution against these objectives further strengthens FOX’s position to deliver long-term growth and meaningful shareholder returns and, as a result, the Compensation Committee awarded 190% of the target qualitative portion of the Annual Incentive Compensation to the named executive officers.

In light of the Compensation Committee’s consideration of these factors, the Compensation Committee confirmed the payout multiples set forth below and calculated the Annual Incentive Compensation, which was paid in cash, as follows:

	Quantitative Performance			Qualitative Performance			Total
Named Executive Officers	75% of Target	Multiple	Subtotal	25% of Target	Multiple	Subtotal
Lachlan K. Murdoch	$4,500,000	190%	$8,550,000	$1,500,000	190%	$2,850,000	$11,400,000
John P. Nallen	$3,000,000	190%	$5,700,000	$1,000,000	190%	$1,900,000	$7,600,000
Steven Tomsic	$2,062,500	190%	$3,918,750	$687,500	190%	$1,306,250	$5,225,000
Adam Ciongoli	$2,062,500	190%	$3,918,750	$687,500	190%	$1,306,250	$5,225,000

Long-Term Equity-Based Incentive Awards

The Compensation Committee believes that granting long-term equity-based incentive awards to our named executive officers aligns their compensation with the long-term performance of the Company and thereby links the named executive officers’ interests directly to those of the Company’s long-term stockholders. The Company’s compensation design principles are to drive performance without encouraging unnecessary risk taking, support long-term value creation for stockholders, and attract, retain and motivate top executive talent. Consequently, in August 2025, the Compensation Committee granted for fiscal 2026 a mix of long-term equity-based incentive awards focused on performance with the primary goal of enhancing alignment with the Company’s stockholders while also serving to reward performance and support retention. The mix of long-term equity-based incentive awards granted for fiscal 2026 is as follows:

•

Twenty-five percent (25%) of a named executive officer’s target long-term incentive award was granted as performance-based stock options with a three-year performance period (the “PSOs”). PSOs granted to our named executive officers will vest at the end of the three-year performance period and have a term of seven years thereafter. PSOs granted to our named executive officers vest only if, at any point during the three-year performance period, the closing price of the Class A Common Stock exceeds the exercise price of the PSO by at least 15% for at least 30 consecutive calendar days (the “Stock Hurdle”). The Stock Hurdle for the PSOs granted in August 2025 has been met.

•

Twenty-five percent (25%) of a named executive officer’s target long-term incentive award was granted as performance-based restricted stock units (“PSUs”) with a three-year performance period. PSUs granted to our named executive officers will vest after three years based on achievement of targets for the following performance metrics:

(a)	Average annual adjusted earnings per share (“EPS”) growth, weighted 15%;

(b)	Average annual adjusted free cash flow (“FCF”) growth, weighted 15%; and

(c)

The Company’s three-year total stockholder return as measured against the three-year total stockholder return of the companies that comprise the Standard & Poor’s 500 Index (“Relative TSR”), weighted 70%.

•

Fifty percent (50%) of a named executive officer’s target long-term incentive award was granted as time-vested restricted stock units (“RSUs”) that will vest in equal annual installments over a three-year period.

The Compensation Committee believes that allocating 50% of FOX’s long-term equity-based incentive awards as performance-based compensation appropriately aligns our named executive officers’ interests with those of FOX’s stockholders and is broadly consistent with practices within the Peer Group. Collectively, the Compensation Committee allocated (a) 15% of the grant value of the performance-based portion of each named executive officer’s target long-term incentive award to Company financial performance and (b) 85% of the grant value to TSR. We refer to TSR and the Stock Hurdle collectively as the hurdled stock performance measures. The Compensation Committee selected the hurdled stock performance measures to strengthen the alignment of interests between the named executive officers and our stockholders.

Company financial performance is measured through EPS and FCF. The Compensation Committee selected these metrics because it believes they support the Company’s long-term creation of stockholder value. EPS is one of the primary measures used by FOX’s investors and analysts to assess FOX’s and our management’s performance, and FCF gives a clear view of the Company’s ability to generate cash that can be used for investments in the business, returns to stockholders and other actions that enhance stockholder value. The Company adjusts EPS and FCF to ensure that the measurement of performance reflects factors that management can directly control and is not artificially inflated or diminished by factors unrelated to the ongoing operation of the business. This is intended to ensure that our named executive officers neither benefit from nor are penalized for unexpected or uncontrollable events or strategic decisions that are in the long-term interest of stockholders, but may have a negative or neutral effect on our named executive officers’ compensation and thus might drive decision-making that is not aligned with our stockholders’ interests.

For the fiscal 2026-2028 performance period, in August 2025 each of our named executive officers received long-term equity-based incentive awards in the following aggregate target amount:

Named Executive Officer	Fiscal 2026-2028 Target Long-Term Incentive Award Opportunity
Lachlan K. Murdoch(a)	367% of Base Salary
John P. Nallen	325% of Base Salary
Steven Tomsic(a)	171% of Base Salary
Adam Ciongoli	171% of Base Salary

(a)

Pursuant to their amended employment agreements, beginning July 1, 2026, Messrs. Murdoch and Tomsic are entitled to receive long-term equity-based incentive awards in an aggregate target amount equal to 667% of base salary and 200% of base salary, respectively. For additional information on these arrangements, please see the section titled “Employment Arrangements” in “Executive Compensation” below.

The grant date for the fiscal 2026 long-term equity-based incentive awards, as approved by the Compensation Committee, was more than one full trading day following each of (i) the Company’s announcement of earnings for the previously completed quarter, and (ii) the filing of its Form 10-K for the fiscal year ended June 30, 2025, with the exercise price of stock options set as the volume-weighted average price of the Class A Common Stock on Nasdaq on the date of grant and the number of RSUs and PSUs underlying each award determined based on the 20-day trailing average of the closing price of the Class A Common Stock as of the last day of the fiscal year.

Vesting of Performance-Based Long-Term Equity-Based Incentive Awards for Fiscal 2024-2026 Performance Period

As previously disclosed in our proxy statement filed in connection with our 2023 Annual Meeting of Stockholders, in August 2023, the Compensation Committee granted long-term equity-based incentive awards that include PSUs (the “fiscal 2024 PSUs”) for the three-year performance period ended June 30, 2026 (the “fiscal 2024-2026” performance period). The fiscal 2024 PSUs vested based on the extent to which average annual adjusted EPS2 growth (15%), average annual adjusted FCF3 growth (15%), and the Company’s Relative TSR (70%) (collectively referred to as the “performance metrics”) were achieved over the fiscal 2024-2026 performance period.

In August 2023, the Compensation Committee established the following performance levels and weightings for the fiscal 2024 PSUs’ performance metrics:

	Fiscal 2024 – 2026 PSU Performance Metrics
Performance Levels	Adjusted EPS Growth (15% Weighting)	Adjusted FCF Growth (15% Weighting)	TSR (70% Weighting)(a)	Payout as a % of Target Opportunity
Maximum	20%	20%	≥75th Percentile	200%
Target	10%	10%	50th Percentile	100%
Threshold	0%	0%	<25th Percentile	0%

(a)	TSR has a 50% payout at the 25th Percentile.

In July 2026, the Compensation Committee evaluated the average annual adjusted EPS growth, the average annual adjusted FCF growth and the Company’s three-year Relative TSR and approved the weighted payout of the three performance metrics (the “Final Performance Factor”) as set forth below.

Performance Metrics	Target Performance	Actual Performance	Weighted Contribution
Adjusted EPS Growth	10%	16.82%	25%
Adjusted FCF Growth	10%	8.09%	12%
Relative TSR	50th Percentile	73.2nd Percentile	135%
Final Performance Factor			172%

The weighted contribution disclosed in the table above reflects the percentage of the aggregate fiscal 2024 PSU performance achievement, factoring in the extent to which the applicable performance metric was achieved and the weighting placed on the applicable performance metric by the Compensation Committee. Based on the Company’s performance, the Compensation Committee determined a Final Performance Factor of 172% of

[2]

“Adjusted EPS” is calculated by dividing adjusted net income by the number of shares of stock (or stock equivalents) of the combined classes of the Company’s common stock used in the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2026 included in its Annual Report on Form 10-K (the “Financial Statements”) for the applicable fiscal year in determining diluted earnings per share, after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits. Adjusted net income is determined by excluding net income effects of restructuring, impairment and other corporate matters, adjustments to equity earnings (losses) of affiliates, non-operating other, net, tax provisions and noncontrolling interest adjustments. The determination of Adjusted EPS may reflect such other adjustments that the Compensation Committee deems appropriate so that the measurement of performance against the performance metric is not distorted. The Compensation Committee did not make any such additional adjustments to Adjusted EPS in determining Adjusted EPS growth for the fiscal 2024-2026 performance period.

[3]

“Adjusted FCF” is calculated as net cash provided by operating activities as reported in the Financial Statements, less capital expenditures; comparable adjustments made to net income as reported in the Financial Statements in connection with the determination of adjusted net income will be made to FCF to the extent such adjustments impact FCF. The determination of Adjusted FCF may reflect such other adjustments to FCF that the Compensation Committee deems appropriate so that the measurement of performance against the performance metric is not distorted. The Compensation Committee did not make any such additional adjustments to FCF in determining Adjusted FCF growth for the fiscal 2024-2026 performance period.

target. As a result, the fiscal 2024 PSUs vested at 172% of the sum of the target number of shares of Class A Common Stock originally granted under such award plus the amount of dividend equivalents accrued on the award during the performance period. Our named executive officers received shares of Class A Common Stock in respect of the fiscal 2024 PSUs determined by multiplying the target number of fiscal 2024 PSUs awarded (including accrued dividend equivalents) by the Final Performance Factor as follows:

Named Executive Officers	Fiscal 2024 Target PSU Award Opportunity (# Shares)	Final Performance Factor	Fiscal 2024 Final PSU Award Shares Earned (# Shares)(a)
Lachlan K. Murdoch	85,609	172%	147,247
John P. Nallen	38,913	172%	66,930
Steven Tomsic	23,346	172%	40,155

(a)

The number of shares earned with respect to the 2024 PSU Awards includes additional shares of Class A Common Stock that reflect dividend equivalents accrued and settled at the time the underlying PSUs vested.

Retirement Benefits

In conjunction with 21CF’s spin-off of FOX and the establishment of FOX as a standalone public company in March 2019 (the “21CF Transaction”), the Company adopted and maintains certain legacy retirement benefits in which certain of our named executive officers participate. The Compensation Committee believes maintaining these legacy retirement benefits continues to serve as an important retention tool for long-tenured executives. For additional information on these arrangements, please see the “Pension Benefits as of June 30, 2026” table and the “Potential Payments Upon Termination” table, together with the accompanying footnotes, and the section titled “Description of Pension Benefits” in “Executive Compensation” below.

Perquisites

Our named executive officers are provided with limited types of perquisites and other personal benefits that the Compensation Committee determined are reasonable and consistent with the overall compensation philosophy. Perquisites generally constitute a small percentage of each named executive officer’s total compensation package. The perquisites received by each named executive officer in fiscal 2026, as well as their incremental cost to the Company, are reported in the Summary Compensation Table and its accompanying footnotes below.

Some perquisites are generally intended to serve a specific business need for the benefit of the Company, including the safety and security of our named executive officers. Our named executive officers must adhere to a security plan developed with the assistance of a third-party consultant and assessed annually by our Compensation Committee based on the high visibility of our Company, the named executive officers’ positions and work locations, and a review of the judgments and recommendations of internal and external security experts. The Compensation Committee, with guidance from our third-party security consultant, has determined that these security-related costs are necessary to reduce the risk to the Company associated with our named executive officers’ positions and affiliation with our business. In particular, a core aspect of our business involves broadcasting extensive news coverage of elections, sociopolitical events and public controversies and related opinion programming, which sometimes produces strong reactions from viewers and critics. In addition, the FOX brand may be subject to significant publicity related to the Company or its operations, content and individuals associated with its content, management, employees, business partners and culture, among others. Due to his tenure and prominence in our industry, our Executive Chair and Chief Executive Officer, Mr. Murdoch, is synonymous with the FOX brand and faces enhanced personal risk from being viewed as an extension of the FOX brand. In light of the risk inherent in his role and the potential adverse impact this risk could have on the Company, the Compensation Committee approved the security plan and associated costs and considers Mr. Murdoch’s adherence to this plan to be within the best interests of the Company and its stockholders.

Framework for Fiscal 2027 Long-Term Equity-Based Incentive Awards

In order to maintain our pay-for-performance principles, the Compensation Committee approved the grant of equity-based awards for fiscal 2027 as follows:

•

Twenty-five percent (25%) of a named executive officer’s target long-term incentive award as PSOs with a three-year performance period. PSOs granted to our named executive officers will vest at the end of the three-year performance period and have a term of seven years thereafter. PSOs granted to our named executive officers vest only if, at any point during the three-year performance period, the closing price of the Class A Common Stock exceeds the exercise price of the PSO by at least 15% for at least 30 consecutive calendar days.

•

Twenty-five percent (25%) of a named executive officer’s target long-term incentive award as PSUs with a three-year performance period (the “fiscal 2027 PSUs”). Fiscal 2027 PSUs granted to our named executive officers will vest after three years based on the Company’s Relative TSR.

•	Fifty percent (50%) of a named executive officer’s target long-term incentive award in time-vested RSUs that will vest in equal annual installments over a three-year period.

In light of the Company’s entry into the Merger Agreement, the Compensation Committee determined that the Company’s Relative TSR is the most appropriate performance metric for fiscal 2027 PSUs. Given the potential for the Transaction to fundamentally transform the Company’s financial profile, the Committee concluded that it would be difficult to set meaningful long-term financial performance targets—such as adjusted EPS growth and adjusted free cash flow growth—for the three-year performance period ending June 30, 2029. The Committee determined that anchoring the fiscal 2027 PSU performance entirely to Relative TSR best maintains a direct link between vesting outcomes and the Company’s performance relative to its peers, irrespective of changes to the Company’s financial profile following the anticipated closing of the Transaction. The Committee currently intends to reintroduce financial performance metrics in future PSU grants following the completion of the Transaction and related integration activities.

Collectively, the performance-based portion of each named executive officer’s fiscal 2027 target long-term incentive award is entirely tied to stock-price and relative total stockholder return performance measures. Consistent with prior PSUs and PSOs granted to our named executive officers, the PSU and PSO performance metrics for the fiscal 2027 program are designed to align to stockholder value creation while maintaining 50% of the award as performance-based compensation. The Compensation Committee believes maintaining 50% of FOX’s long-term equity-based incentive awards as performance-based compensation for fiscal 2027 appropriately aligns our named executive officers’ interests with those of FOX’s stockholders and is broadly consistent with peer practice.

Employment Arrangements, Severance and Change in Control Arrangements

The Compensation Committee believes that employment agreements, which are broadly used in the media industry, are important tools to attract and retain executive talent. The Company and its subsidiaries maintain employment agreements with each of Messrs. L.K. Murdoch, Nallen, Tomsic and Ciongoli, the terms of which conclude on June 30, 2028 for Mr. Nallen, on June 30, 2030 for Messrs. L.K. Murdoch and Tomsic, and on November 30, 2026 for Mr. Ciongoli. On June 11, 2026, the Compensation Committee and the Board approved extensions of the employment arrangements of Messrs. L.K. Murdoch and Tomsic through June 30, 2030, with increases to their respective target annual bonus and target annual equity award opportunities and Mr. Tomsic’s annual base salary effective July 1, 2026, as further described below. The Compensation Committee considered a number of factors in approving the extensions and the associated increases to target annual bonus and target annual equity award opportunities for Messrs. L.K. Murdoch and Tomsic, including: (i) each executive’s sustained contributions to the Company’s strategic and operational performance over the term of his prior arrangement; (ii) the importance of long-term retention of each executive given the Company’s ongoing strategic initiatives and competitive landscape for senior executive talent in the media and entertainment industry;

(iii) market data and benchmarking analysis provided by FW Cook with respect to total compensation levels for comparable executives at peer companies; (iv) the Compensation Committee’s assessment of each executive’s individual performance and leadership during the prior arrangement period; and (v) the alignment of the revised compensation levels with the Company’s pay-for-performance philosophy and the interests of the Company’s stockholders. Effective July 1, 2026, 91% of Mr. Murdoch’s Total Direct Compensation is at risk, an increase from the 85% under his prior employment agreement.

The employment agreements generally provide for base salary, target Annual Incentive Compensation and target grants of long-term incentive awards for each year of the term of the respective agreement. The employment agreements also provide for severance protection in the event of a termination of the named executive officer’s employment during the term and bind the named executive officers to restrictive covenants in favor of the Company. None of the named executive officers’ employment agreements or other arrangements contain provisions that guarantee a payment upon a change in control of the Company or otherwise provide for any single-trigger change in control benefits. The employment agreements and severance arrangements contained therein are further described below in the sections titled “Employment Arrangements” and “Potential Payments Upon Termination.”

Engagement with Stockholders and Compensation Committee’s Annual Review of its Compensation Practices

At the 2025 Annual Meeting of Stockholders, the Company’s stockholders voted to approve, on an advisory basis, the compensation of our named executive officers as described in the Company’s 2025 proxy statement. The Company’s 2025 executive compensation program received the support of 96% of the votes cast. Our Board and our Compensation Committee carefully considered the results of the 2025 say-on-pay vote and senior management engaged with every stockholder who accepted an invitation to speak with us.

During fiscal 2026, senior management actively and regularly engaged with our stockholders to offer them an opportunity to provide feedback regarding the Company’s performance. As part of this engagement, 25 meetings were conducted with our largest stockholders who collectively held approximately 34% of the unaffiliated Class B Common Stock. Members of the Board, as well as members of senior management, participated in certain of these conversations. Senior management also participated in a number of meetings with individual and group investors at investor and industry conferences, including question-and-answer sessions. Our investor relations group separately responded to retail investor emails and telephone inquiries, which also provided access to our representatives and a forum for providing feedback. Finally, senior management also engages with proponents of stockholder proposals as part of the Company’s annual proxy process.

This continued effort allowed senior management and Board members to exchange perspectives and receive input from stockholders on a number of topics. The majority of investors commented positively on the opportunity to furnish input on the issues important to them and shared their appreciation for the work of our named executive officers and, in certain instances, our compensation program and its alignment with stockholders’ interests.

The Compensation Committee considered feedback from stockholders obtained in these meetings as part of its evaluation of the effectiveness of the Company’s compensation program, including the compensation program for our named executive officers, and whether the compensation program reflects the interests of various stakeholders, including stockholders and employees. The Compensation Committee also shared the feedback from these meetings with the Board.

The Compensation Committee will continue to consider feedback from and engage with stockholders and monitor trends and developments to ensure that the Company’s executive compensation programs remain competitively positioned for executive talent and aligned with the interests of various stakeholders, including stockholders and employees.

Recoupment of Previously Paid Named Executive Officer Compensation

To comply with the clawback rules adopted under the Exchange Act and the associated SEC rules and Nasdaq listing standards, the Company maintains the Fox Corporation Clawback Policy (the “Clawback Policy”), which provides for the mandatory recovery of erroneously awarded incentive-based compensation (if any) from Covered Officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the Clawback Policy, the Company will seek recovery of any such erroneously awarded incentive-based compensation received by Covered Officers during the three-year fiscal year period prior to the date the Company is required to prepare any such accounting restatement. The recovery of such compensation under the Clawback Policy applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the accounting restatement. In addition, the Clawback Policy goes beyond the SEC rules and Nasdaq listing standards and provides the Compensation Committee with the discretion to require reimbursement of all or any portion of any bonus paid to the Covered Officers with respect to the period in which the executive engaged in harassment, discrimination and/or retaliation, including the failure to respond to allegations or complaints of such behaviors.

Prohibition on Hedging and Pledging of FOX Stock

The Company prohibits all Directors and employees, including our named executive officers (and their family members and controlled entities that are subject to its Insider Trading and Confidentiality Policy) from engaging in short sales of the Company’s securities and investing in Company-based derivative securities. In addition, the Company prohibits all Directors and employees, including our named executive officers, from pledging any Company securities that they hold directly, hedging any Company securities that they hold directly or indirectly (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds that hedge or offset, or are designed to hedge or offset, any decrease in the market value of FOX’s securities) or hedging or pledging equity compensation.

Executive Stock Ownership Guidelines

The Compensation Committee believes that the named executive officers of the Company should have an appropriate equity ownership in the Company to more closely align their economic interests with those of other Company stockholders. The Board has adopted stock ownership guidelines that require the named executive officers to own equity securities of the Company equal in value to at least a defined multiple of the named executive officer’s base salary as follows:

Named Executive Officer	Ownership Guideline
Lachlan K. Murdoch	6 times base salary
John P. Nallen	2 times base salary
Steven Tomsic	2 times base salary
Adam Ciongoli	2 times base salary

As of the end of fiscal 2026, each of our named executive officers has achieved the appropriate ownership level in accordance with the ownership guidelines. All fully owned shares held by the named executive officer or direct family members, vested shares held in retirement and deferred compensation accounts, shares held by the named executive officer or direct family members in trust, and all unvested restricted shares or time-based RSUs count for purposes of assessing an executive’s ownership level. No portion of unexercised stock options (such as the current “in the money” value) nor any portion of unearned performance awards count for purposes of assessing an executive’s ownership level under the ownership guidelines.

Role of Compensation Consultant

The Compensation Committee has retained FW Cook to advise the Compensation Committee on its named executive officer and non-executive Director compensation practices and framework. For information on the

Compensation Committee’s consideration of FW Cook’s independence, please see the section titled “Committees and Meetings of the Board of Directors—Compensation Committee.”

Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code generally prohibits executive compensation in excess of $1 million per year to be deducted by the Company as a compensation expense. The Compensation Committee has approved, and may continue to approve, compensation exceeding the $1 million limitation, including with respect to a portion of base salary, Annual Incentive Compensation and long-term incentives, in order to provide appropriate compensation. While accounting and tax treatment are relevant issues to consider, the Compensation Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in nondeductible compensation expenses for tax purposes.

Compensation Committee Interlocks and Insider Participation

During fiscal 2026, the Compensation Committee consisted of the following non-executive Directors: William A. Burck (Chair), Chase Carey, Margaret “Peggy” L. Johnson and Paul D. Ryan, all of whom the Board has determined are independent in accordance with Nasdaq listing rules. There are no interlocking relationships as defined in the applicable SEC rules.

Risks Related to Compensation Policies and Practices

The Compensation Committee has been delegated the authority to oversee the risk assessment of the Company’s compensation policies and practices. At the direction of the Compensation Committee, members of senior management conducted the risk assessment. Such members gathered and reviewed information regarding pay practices and risk-mitigation factors within the Company’s principal business units and its corporate division. Following an analysis of the data with the Compensation Committee, the Compensation Committee does not believe there are any risks from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company. In addition, the Company’s compensation programs include sufficient risk mitigation features, such as Compensation Committee and senior management discretion and oversight, a balance of annual and long-term incentives for senior executives, the use of multiple performance metrics which are generally set at the beginning of the performance period, award opportunities that are fixed or capped, and recoupment provisions for named executive officers’ performance-based and other bonus compensation in the event of certain financial restatements or in certain other instances. Specifically, the Company’s Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation (if any) from current and former executive officers of the Company (“Covered Officers”) in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the Clawback Policy, the Compensation Committee also has discretion to require reimbursement of all or any portion of any bonus paid to a Covered Officer where, during the period as to which the bonus relates, (a) the Covered Officer engaged in acts or omissions that are determined, by final judicial decision or order from which there is no further right to appeal, to involve intentional misconduct or a knowing violation of law and (b) the Covered Officer engaged in harassment, discrimination or retaliation, including, but not limited to, the failure to respond to allegations or complaints of such behavior. The Compensation Committee annually oversees an assessment of risk related to compensation policies and practices.

Executive Compensation Tables

The following section, and the tables that appear herein, sets forth information with respect to total compensation for the fiscal year ended June 30, 2026, and, with respect to the Summary Compensation Table below, the fiscal years ended June 30, 2025 and June 30, 2024, respectively, for the Company’s Chief Executive

Officer, the Chief Financial Officer, the other two most highly compensated executive officers of the Company, (collectively, the “named executive officers”) who served in such capacity during the 2026 fiscal year.

Summary Compensation Table for the Fiscal Year Ended June 30, 2026

The following table, and the accompanying footnotes, set forth information with respect to total compensation for the fiscal years ended June 30, 2026, June 30, 2025 and June 30, 2024, respectively, for our named executive officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(a)	Option Awards (b)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(c)	All Other Compensation(d)	Total
Lachlan K. Murdoch Executive Chair and Chief Executive Officer	2026	$3,000,000	$—	$8,678,255	$2,750,000	$11,400,000	$3,072,000	$2,118,862	$31,019,117
	2025	$3,000,000	$—	$10,594,860	$2,750,000	$10,680,000	$3,958,000	$1,998,094	$32,980,954
	2024	$3,000,000	$—	$9,349,947	$2,750,000	$6,000,000	$904,000	$1,802,078	$23,806,025
John P. Nallen President and Chief Operating Officer	2026	$2,000,000	$—	$5,128,042	$1,625,000	$7,600,000	$1,636,000	$159,652	$18,148,694
	2025	$2,000,000	$—	$4,815,821	$1,250,000	$5,340,000	$1,723,000	$156,141	$15,284,962
	2024	$2,000,000	$—	$4,249,971	$1,250,000	$3,000,000	$1,733,000	$145,356	$12,378,327
Steven Tomsic Chief Financial Officer	2026	$1,750,000	$—	$2,366,750	$750,000	$5,225,000	$—	$31,973	$10,123,723
	2025	$1,750,000	$—	$2,889,519	$750,000	$4,895,000	$—	$36,988	$10,321,507
	2024	$1,750,000	$—	$2,549,949	$750,000	$2,750,000	$—	$39,185	$7,839,134
Adam Ciongoli Chief Legal and Policy Officer	2026	$1,750,000	$—	$2,366,750	$750,000	$5,225,000	$—	$33,121	$10,124,871
	2025	$1,750,000	$—	$2,889,519	$750,000	$4,895,000	$—	$80,242	$10,364,761
	2024	$1,016,346	$—	$4,630,657	$750,000	$2,750,000	$—	$19,670	$9,166,672

(a)

This amount represents the aggregate grant date fair value of PSUs and RSUs granted during the applicable fiscal year, assuming target performance for all PSUs. Assuming the maximum level of performance, the grant date fair value for the fiscal 2026 PSUs would be $6,556,508 for Mr. L.K. Murdoch; $3,874,270 for Mr. Nallen; and $1,788,114 for both Mr. Tomsic and Mr. Ciongoli. The actual value, if any, that the named executive officers will realize for these awards is a function of the value of the underlying shares if and when these awards vest and the level of attainment of the applicable performance targets. The amount reported for Mr. Ciongoli in 2024 reflects the award of restricted stock units granted to offset the value of awards forfeited from his prior employer.

(b)

The amounts set forth in the Option Awards column represent the aggregate grant date fair value of option awards granted during the applicable fiscal year determined on the date of grant using the Monte Carlo simulation model assuming the highest level of performance conditions are achieved. For stock options granted in fiscal 2026, the option awards will vest only if, at any point during the fiscal 2026-2028 performance period, the closing price of the Class A Common Stock exceeds the exercise price of the option awards by at least 15% for at least 30 consecutive calendar days. For additional information about the assumptions used in these calculations, please see Note 12 “Equity-Based Compensation” to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the SEC on August 6, 2026.

(c)

The values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are theoretical, as these amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later with payment timing subject to IRC Section 409A and other assumptions used in preparing the Company’s June 30, 2026 audited consolidated financial statements. The change in actuarial present value for each named executive officer’s accumulated pension benefits under the applicable Company pension plans from year to year as reported in the Summary Compensation Table is subject to interest rate volatility and may not represent, nor does it affect, the value that a named executive officer will actually accrue under the Company’s pension plans during any given fiscal year. The change in pension value in fiscal 2026 was primarily due to the accrual of an additional year of benefits and change in assumptions selected by the Company to prepare the June 30, 2026 audited consolidated financial statements.

(d)	All Other Compensation paid in fiscal 2026 is calculated based on the incremental cost to the Company and is comprised of the following:

All Other Compensation	Lachlan K. Murdoch	John P. Nallen	Steven Tomsic	Adam Ciongoli
Personal Use of Corporate Aircraft	$170,190	$92,134	$7,511	$8,659
Personal Use of Corporate Car/Car Allowance	$14,400	$23,400	$—	$—
Company Contributions to 401(k) Plan	$14,400	$14,400	$14,400	$14,400
Life Insurance Premium(1)	$7,722	$29,718	$10,062	$10,062
Residential Security	$1,912,150	$—	$—	$—

Total	$2,118,862	$159,652	$31,973	$33,121

(1)	Represents imputed income to the named executive officers under the Company’s executive life insurance program.

Grants of Plan-Based Awards During the Fiscal Year Ended June 30, 2026

The following table sets forth information with respect to grants of plan-based awards to the named executive officers during fiscal 2026.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards ($)			Estimated future payouts under equity incentive plan awards (#)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)(c)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Lachlan K. Murdoch		$2,250,000	$6,000,000	$12,000,000
	8/8/2025				17,493	49,981	99,962				$3,278,254
	8/8/2025 (a)							99,963			$5,400,001
	8/8/2025 (b)								152,523	$54.03	$2,750,000
John P. Nallen		$1,500,000	$4,000,000	$8,000,000
	8/8/2025				10,337	29,534	59,068				$1,937,135
	8/8/2025 (a)							59,069			$3,190,907
	8/8/2025 (b)								90,127	$54.03	$1,625,000
Steven Tomsic		$1,031,250	$2,750,000	$5,500,000
	8/8/2025				4,771	13,631	27,262				$894,057
	8/8/2025 (a)							27,262			$1,472,693
	8/8/2025 (b)								41,597	$54.03	$750,000
Adam Ciongoli		$1,031,250	$2,750,000	$5,500,000
	8/8/2025				4,771	13,631	27,262				$894,057
	8/8/2025 (a)							27,262			$1,472,693
	8/8/2025 (b)								41,597	$54.03	$750,000

(a)

Reflects the right to receive shares of Class A Common Stock that vest in equal installments on August 15 of each of 2026, 2027 and 2028 subject to continued employment through the applicable vesting date (unless otherwise accelerated upon certain qualifying terminations of employment).

(b)

Reflects stock options that become exercisable on August 8, 2028, based on the attainment of a 15% increase in the price of Class A Common Stock over the exercise price for at least 30 consecutive calendar days during the period from the date of grant to August 8, 2028 (which has been achieved), and the applicable named executive officer’s continued employment through August 8, 2028.

(c)	The exercise price of the stock options is the volume-weighted average price of the Class A Common Stock on the date of grant.

Employment Arrangements

For fiscal 2026, all of the named executive officers had employment agreements that set forth the terms and conditions of their employment with the Company and its subsidiaries.

Lachlan K. Murdoch

The Company and its subsidiaries maintain employment agreements with Mr. L.K. Murdoch, with a term of employment concluding June 30, 2030.

Pursuant to the terms of his employment agreements, Mr. L.K. Murdoch receives an aggregate base salary of $3.0 million and is eligible to receive an Annual Incentive Compensation award with a target of $6.0 million (200% of Base Salary) and a maximum payout of $12.0 million for fiscal 2026. Mr. L.K. Murdoch is eligible to receive annual awards under the 2019 SAP (the “Annual SAP Awards”), with an annual target award equal to $11.0 million for fiscal 2026. Pursuant to his amended employment agreement, effective July 1, 2026, Mr. L.K. Murdoch’s target Annual Incentive Compensation increases to $9.0 million (300% of Base Salary) and his target Annual SAP Award increases to $20.0 million. The criteria for the achievement of the bonus amount are established by the Compensation Committee.

Mr. L.K. Murdoch is entitled to participate in any employee benefit plans maintained by the Company and its subsidiaries available to other comparative executives of the Company. Additionally, Mr. L.K. Murdoch is entitled to legacy retirement benefits that were assumed by FOX in conjunction with the 21CF Transaction, which increase Mr. L.K. Murdoch’s retirement benefits above the amounts available under the Company’s broad-based, tax-qualified plan and provide enhanced retirement health and life insurance benefits to Mr. L.K. Murdoch and his spouse.

Mr. L.K. Murdoch is also entitled to certain payments and benefits upon his separation from the Company. For a discussion of these provisions, please see the section titled “Potential Payments Upon Termination.”

John P. Nallen

The Company maintains an employment agreement with Mr. Nallen, with a term of employment concluding June 30, 2028. Under the terms of the employment agreement, Mr. Nallen serves as President and Chief Operating Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Nallen receives a base salary of $2.0 million per year and is eligible to receive an Annual Incentive Compensation award with a target of $4.0 million. The criteria for the achievement of the bonus amount are established by the Compensation Committee.

In addition, the employment agreement provides that Mr. Nallen is eligible to receive Annual SAP Awards with an annual target award equal to $6.5 million. Mr. Nallen is entitled to participate in any employee benefit plans of the Company available to other comparative executives of the Company. Additionally, Mr. Nallen is entitled to legacy enhanced retirement benefits that were assumed by FOX. The legacy enhanced retirement benefits for Mr. Nallen are substantially similar to the legacy retirement benefits for Mr. L.K. Murdoch.

The employment agreement also provides for certain payments and benefits to Mr. Nallen upon his separation from the Company. For a discussion of these provisions of the employment agreement, please see the section titled “Potential Payments Upon Termination.”

Steven Tomsic

The Company maintains an employment agreement with Mr. Tomsic, with a term of employment concluding June 30, 2030. Under the terms of the employment agreement, Mr. Tomsic serves as Chief Financial Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Tomsic receives a base salary of $1.75 million per year and is eligible to receive an Annual Incentive Compensation award with a target of $2.75 million and a maximum payout of $5.5 million for fiscal 2026. The criteria for the achievement of the bonus amount are established by the Compensation Committee.

In addition, the agreement provides that Mr. Tomsic is eligible to receive Annual SAP Awards with an annual target award equal to $3.0 million for fiscal 2026. Pursuant to his amended employment agreement, effective July 1, 2026, Mr. Tomsic’s base salary increases to $2.0 million, his target Annual Incentive Compensation increases to $3.0 million (150% of Base Salary), with a further increase to $3.5 million (175% of Base Salary) effective July 1, 2028, and his target Annual SAP Award increases to $4.0 million. Mr. Tomsic is entitled to participate in any employee benefit plans of the Company available to other comparative executives of the Company. The employment agreement also provides for certain payments and benefits to Mr. Tomsic upon his separation from the Company. For a discussion of these provisions of the employment agreement, please see the section titled “Potential Payments Upon Termination.”

Adam Ciongoli

The Company maintains an employment agreement with Mr. Ciongoli, with a term of employment concluding November 30, 2026. Under the terms of the employment agreement, Mr. Ciongoli serves as Chief Legal and Policy Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Ciongoli receives a base salary of $1.75 million per year and is eligible to receive an Annual Incentive Compensation award with a target of $2.75 million and a maximum payout of $5.5 million. The criteria for the achievement of the bonus amount are established by the Compensation Committee.

In addition, the agreement provides that Mr. Ciongoli is eligible to receive Annual SAP Awards with an annual target award equal to $3.0 million. Mr. Ciongoli is entitled to participate in any employee benefit plans of the Company available to other comparative executives of the Company. The employment agreement also provides for certain payments and benefits to Mr. Ciongoli upon his separation from the Company. For a discussion of these provisions of the employment agreement, please see the section titled “Potential Payments Upon Termination.”

Outstanding Equity Awards at June 30, 2026

The following table sets forth information with respect to each of the named executive officer’s outstanding share-based awards at June 30, 2026.

Name	Option Awards						Stock Awards
	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable			Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(d)	Market Value of Shares of Stock That Have Not Vested ($)(e)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(f)	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)(e)
Lachlan K. Murdoch	401,459	—			$26.12	8/3/2030	415,074	$21,650,260	214,385	$11,182,322
	275,000	—			$34.83	8/3/2031	—	—	—	—
	265,188	—			$33.50	8/8/2032	—	—	—	—
	—	264,169	(a	)	$34.84	8/9/2033	—	—	—	—
	—	235,646	(b	)	$38.98	8/12/2034	—	—	—	—
	—	152,523	(c	)	$54.03	8/8/2035	—	—	—	—
John P. Nallen	125,000	—			$34.83	8/3/2031	202,429	$10,558,697	104,324	$5,441,540
	120,540	—			$33.50	8/8/2032	—	—	—	—
	—	120,076	(a	)	$34.84	8/9/2033	—	—	—	—
	—	107,112	(b	)	$38.98	8/12/2034	—	—	—	—
	—	90,127	(c	)	$54.03	8/8/2035	—	—	—	—
Steven Tomsic	72,992	—			$26.12	8/3/2030	113,200	$5,904,512	58,466	$3,049,587
	50,000	—			$34.83	8/3/2031	—	—	—	—

Name	Option Awards						Stock Awards
	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable			Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(d)	Market Value of Shares of Stock That Have Not Vested ($)(e)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(f)	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)(e)
	72,324	—			$33.50	8/8/2032	—	—	—	—
	—	72,046	(a	)	$34.84	8/9/2033	—	—	—	—
	—	64,267	(b	)	$38.98	8/12/2034	—	—	—	—
		41,597	(c	)	$54.03	8/8/2035	—	—	—	—
Adam Ciongoli	—	109,970	(a	)	$34.84	8/9/2033	83,217	$4,340,599	58,466	$3,049,587
	—	64,267	(b	)	$38.98	8/12/2034	—	—	—	—
	—	41,597	(c	)	$54.03	8/8/2035	—	—	—	—

(a)

Represents stock options granted pursuant to the 2019 SAP that may become exercisable on August 9, 2026, based on (i) the attainment of a 15% increase in the price of Class A Common Stock over the exercise price for at least 30 consecutive calendar days during the period from the date of grant, August 9, 2023, to August 9, 2026 (which was achieved), and (ii) the applicable named executive officer’s continued employment through August 9, 2026.

(b)

Represents stock options granted pursuant to the 2019 SAP that may become exercisable on August 12, 2027, based on (i) the attainment of a 15% increase in the price of Class A Common Stock over the exercise price for at least 30 consecutive calendar days during the period from the date of grant, August 12, 2024, to August 12, 2027 (which was achieved), and (ii) the applicable named executive officer’s continued employment through August 12, 2027.

(c)

Represents stock options granted pursuant to the 2019 SAP that may become exercisable on August 8, 2028, based on (i) the attainment of a 15% increase in the price of Class A Common Stock over the exercise price for at least 30 consecutive calendar days during the period from the date of grant, August 8, 2025, to August 8, 2028 (which was achieved), and (ii) the applicable named executive officer’s continued employment through August 8, 2028.

(d)

This amount, further detailed in the table below, includes the following: (i) FOX PSU Awards earned for the fiscal 2024-2026 performance period that ended on June 30, 2026, which will vest on August 15, 2026 at a Final Performance Factor of 172% of target (“FOX 24 PSU”) – for further information regarding the determination of the Final Performance Factor, please see the discussion under the heading “Vesting of Performance-Based Long-Term Equity-Based Incentive Awards for Fiscal 2024-2026 Performance Period” in Compensation Discussion and Analysis, (ii) FOX RSU Awards granted pursuant to the 2019 SAP that vest in equal installments on August 15 of each of 2024, 2025 and 2026 (“FOX 24 RSU”); (iii) FOX RSU Awards granted pursuant to the 2019 SAP that vest in equal installments on August 15 of each of 2025, 2026 and 2027 (“FOX 25 RSU”) and (iv) FOX RSU Awards granted pursuant to the 2019 SAP that vest in equal installments on August 15 of each of 2026, 2027 and 2028 (“FOX 26 RSU”). In addition, the tables above and below include the additional units representing shares of Class A Common Stock that reflect dividend equivalents accrued with respect to all FOX 24 PSUs, FOX 24 RSUs, FOX 25 RSUs and FOX 26 RSUs. Dividend equivalents will settle when, and only to the extent that, the underlying RSUs and PSUs vest.

	Stock Awards
Name	Award Type	Date of Grant	Number of Shares of Stock That Have Not Vested (#)
Lachlan K. Murdoch	FOX 24 PSU	8/9/2023	147,247
	FOX 24 RSU	8/9/2023	57,078
	FOX 25 RSU	8/12/2024	109,841
	FOX 26 RSU	8/8/2025	100,908
John P. Nallen	FOX 24 PSU	8/9/2023	66,930
	FOX 24 RSU	8/9/2023	25,946
	FOX 25 RSU	8/12/2024	49,926
	FOX 26 RSU	8/8/2025	59,627

	Stock Awards
Name	Award Type	Date of Grant	Number of Shares of Stock That Have Not Vested (#)
Steven Tomsic	FOX 24 PSU	8/9/2023	40,155
	FOX 24 RSU	8/9/2023	15,569
	FOX 25 RSU	8/12/2024	29,957
	FOX 26 RSU	8/8/2025	27,519
Adam Ciongoli	FOX 24 RSU	12/1/2023	25,741
	FOX 25 RSU	8/12/2024	29,957
	FOX 26 RSU	8/8/2025	27,519

(e)	Calculated using the closing price of the Company’s Class A Common Stock as reported on Nasdaq on June 30, 2026 of $52.16.
(f)

Represents (i) FOX PSU Awards granted on August 12, 2024 for the fiscal 2025-2027 performance period that will vest on August 15, 2027 (“FOX 25 PSU”) and (ii) FOX PSU Awards granted on August 8, 2025 for the fiscal 2026-2028 performance period that will vest on August 15, 2028 (“FOX 26 PSU”). In addition, the number of FOX 25 PSUs and FOX 26 PSUs presented includes the additional units representing shares of Class A Common Stock that reflect dividend equivalents accrued with respect to all FOX 25 PSUs and FOX 26 PSUs. Dividend equivalents will settle when, and only to the extent that, the underlying PSUs vest. The number of FOX 25 PSUs reported above reflects 199% of target performance, representing actual performance through June 30, 2026 for the fiscal 2025-2027 performance period. The number of FOX 26 PSUs reported above reflects 100% of target performance, representing the target level of performance, as actual results for the fiscal 2026-2028 performance period cannot yet be determined. Actual payouts, if any, will be based on actual performance through the end of the applicable performance period and may be higher or lower than the amounts reported.

Stock Vested and Option Exercises During the Fiscal Year Ended June 30, 2026

The following table sets forth information with respect to the vesting of equity awards for each of the named executive officers during fiscal 2026.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Lachlan K. Murdoch	952,384	$18,020,357	342,008	$20,482,859
John P. Nallen	459,115	$8,740,332	155,454	$9,310,140
Steven Tomsic	138,397	$3,928,126	93,267	$5,585,761
Adam Ciongoli	—	—	67,215	$3,770,118

Pension Benefits as of June 30, 2026

The following table sets forth information with respect to each Company plan that provides payments in connection with retirement with respect to each of the named executive officers.

Name(a)	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Lachlan K. Murdoch(b)	Qualified Pension Plan(c)	9	$136,000	$—
	Supplemental Executive Retirement Plan	9	$84,000	$—
	Individual Supplemental Executive Retirement Plan	20	$25,603,000	$—

	Total		$25,823,000	$—

John P. Nallen	Qualified Pension Plan(c)	32	$2,000,000	$—
	Supplemental Executive Retirement Plan	32	$889,000	$—
	Individual Supplemental Executive Retirement Plan	42	$25,630,000	$—

	Total		$28,519,000	$—

(a)	Messrs. Tomsic and Ciongoli are not entitled to participate in the Company’s pension plans because they were closed to new employees at the time they joined the Company.
(b)

If Mr. L.K. Murdoch’s employment is terminated by the Company without cause or by Mr. L.K. Murdoch with good reason, Mr. L.K. Murdoch is entitled to additional age and service credits when calculating his pension benefits. Please see the section titled “Description of Pension Benefits.” The value of this benefit for Mr. L.K. Murdoch as of June 30, 2026 is $4.2 million.

(c)	Qualified pension plan includes benefits earned under two legacy pension plans assumed by FOX in connection with the 21CF Transaction.

Description of Pension Benefits

FOX maintains legacy pension benefits that were originally established by 21CF and assumed by FOX in connection with the 21CF Transaction. These are a legacy qualified pension plan (the “Qualified Pension Plan”), a legacy Supplemental Executive Retirement Plan (the “SERP”) and legacy Individual Supplemental Employee Retirement Agreements (the “ISERAs”) that provide enhanced retirement benefits.

The Qualified Pension Plan is a broad-based, tax-qualified defined benefit plan maintained for employees hired before January 1, 2008, including Messrs. L.K. Murdoch and Nallen. Under the Qualified Pension Plan, participants are generally entitled to receive unreduced benefits upon retirement at age 65 or later, paid in the form of a monthly annuity. The accrued benefit under the Qualified Pension Plan at normal retirement age is generally equal to 1% of monthly compensation times years of service, plus 0.6% of average monthly compensation in excess of average covered compensation times such years of service, up to a maximum of 35 years. The Company pays the entire cost of the benefits provided under the Qualified Pension Plan. Eligible compensation for purposes of the Qualified Pension Plan is limited by federal law.

The SERP provides benefits to employees who participate in the Qualified Pension Plan but whose annual compensation exceeded the compensation limit imposed on the Qualified Pension Plan by the Internal Revenue Service ($360,000 in calendar year 2026), including Messrs. L.K. Murdoch and Nallen. The compensation limit for the SERP is capped at $100,000 in excess of the qualified pension limit imposed by the Internal Revenue Service (SERP cap is $460,000 in calendar year 2026). The benefits provided by the SERP are calculated using the same formula as the Qualified Pension Plan.

Messrs. L.K. Murdoch, and Nallen also each participate in legacy ISERAs. The ISERA compensation limit for fiscal 2026 is between $2.6 million and $3.4 million and varies by individual. The benefit provided under the ISERA is paid as installments as elected by the individuals in lieu of 100% joint and surviving spouse annuity indexed annually at retirement to account for inflation. The amount is unreduced for early retirement beginning at age 55 and payment timing is subject to IRC Section 409A. The ISERA also provides retirement health and life insurance benefits to the participating executives and their spouses.

The SERP and the ISERA are nonqualified plans for tax purposes and are funded using a grantor trust. The assets in the grantor trust are unsecured funds of FOX and can be used to satisfy FOX’s obligations in the event of bankruptcy or insolvency. The assumed retirement age for Mr. Nallen is his current age, as he is currently entitled to unreduced pension benefits under the ISERA, while Mr. L.K. Murdoch’s is the age he is entitled to receive unreduced benefits from the ISERA.

Potential Payments Upon Termination

As noted in the section titled “Employment Arrangements,” the applicable employment agreements for Messrs. L.K. Murdoch, Nallen, Tomsic and Ciongoli and the terms and conditions of the Annual SAP Awards provide for certain payments and benefits upon a separation from the Company.

Lachlan K. Murdoch

If Mr. L.K. Murdoch’s employment is terminated during the term of his employment (the “Term”) without cause or by Mr. L.K. Murdoch for good reason other than during the 12-month period following a “change in control” (as defined in the 2019 SAP), or if his employment is terminated during the term of his employment agreement due to Mr. L.K. Murdoch’s death or disability, Mr. L.K. Murdoch will be entitled to receive (i) his accrued base salary through the date of termination; (ii) payment of any bonus earned but not yet paid in respect of any fiscal year or other period ending prior to the date of termination; (iii) reimbursement of any then-unreimbursed expenses; and (iv) other vested benefits, statutory benefits, or other accrued amounts required to be paid by law and in accordance with applicable plans and programs of the Company and its subsidiaries then in effect for similarly situated senior executives, if any (collectively, the “Accrued Benefits”). In addition to the Accrued Benefits, in such events, he will be entitled to receive (i) cash severance equal to the greater of (a) the sum of one year of annual base salary and target bonus for the year in which termination occurs or (b) the remainder of his annual base salary for the remainder of the Term and payment of his target bonus for each remaining bonus period during the Term; (ii) (x) accelerated vesting of any awarded but unvested time-based Annual SAP Awards (y) continued vesting of any awarded but unvested performance-based Annual SAP Awards, subject to the achievement of any applicable performance-based vesting conditions, and (z) the opportunity to exercise any vested option awards during the full option term; and (iii) payments by the Company for the employer portion of the premiums under the Company’s group health, dental and vision insurance plans. If Mr. L.K. Murdoch’s employment is terminated during the Term without cause or by Mr. L.K. Murdoch for good reason, or due to Mr. L.K. Murdoch’s death or disability, in any case, during the 12-month period following a “change in control” (as defined in the 2019 SAP), Mr. L.K. Murdoch will be entitled to receive the Accrued Benefits, as well as benefits described in clauses (i) through (iii) in the preceding sentence, except clause (i) shall be replaced with cash severance equal to the greater of (a) the sum of two years of annual base salary and two times his target bonus for the year in which termination occurs or (b) the sum of his annual base salary for the remainder of the Term and his target bonus for each remaining bonus period during the remainder of the Term. If Mr. L.K. Murdoch’s employment is terminated for cause by the Company, Mr. L.K. Murdoch will be entitled to receive only the Accrued Benefits. If the Company and Mr. L.K. Murdoch have not entered into a subsequent employment agreement as of the conclusion of the Term and Mr. L.K. Murdoch terminates employment promptly thereafter, Mr. L.K. Murdoch will be entitled to receive (a) accelerated vesting of any awarded but unvested time-based Annual SAP Awards and (b) continued vesting of any awarded but unvested performance-based Annual SAP Awards, subject to the achievement of any applicable performance-based vesting conditions.

John P. Nallen, Steven Tomsic and Adam Ciongoli

If Mr. Nallen’s, Mr. Tomsic’s or Mr. Ciongoli’s employment is terminated during the Term without cause or by the applicable executive for good reason other than during the 12-month period following a “change in control” (as defined in the 2019 SAP), or if each executive’s employment is terminated during the Term due to the executive’s death or disability, each executive will be entitled to receive the Accrued Benefits. In addition to the Accrued Benefits, in such events, each executive will be entitled to receive (i) cash severance equal to the greater of (a) the sum of one year of annual base salary and target bonus for the year in which termination occurs or (b) the remainder of the annual base salary for the remainder of the Term and payment of target bonus for each remaining bonus period during the Term; (ii) (x) accelerated vesting of any awarded but unvested time-based Annual SAP Awards (y) continued vesting of any awarded but unvested performance-based Annual SAP Awards, subject to the achievement of any applicable performance-based vesting conditions, and (z) the opportunity to exercise any vested option awards during the full option term; and (iii) payments by the Company for the employer portion of the premiums under the Company’s group health, dental and vision insurance plans. If the executive’s employment is terminated during the Term without cause or by the executive for good reason, or due to the executive’s death or disability, in any case, during the 12-month period following a “change in control” (as defined in the 2019 SAP), each executive will be entitled to receive the Accrued Benefits, as well as benefits described in clauses (i) through (iii) in the preceding sentence, except clause (i) shall be replaced with cash severance equal to the greater of (a) the sum of two years of annual base salary and two times target bonus for the year in which termination occurs or (b) the sum of annual base salary for the remainder of the Term and target bonus for each remaining bonus period during the remainder of the Term.

If the executive’s employment is terminated for cause by the Company or by the executive following the conclusion of the Term, each executive will be entitled to receive the same separation benefits as Mr. L.K. Murdoch’s separation benefits as described above.

Under Mr. Nallen’s amended employment agreement, provided that Mr. Nallen is not terminated for cause or due to death or disability during the Term, the Company shall appoint Mr. Nallen as a Special Advisor for a term of three years, commencing as of the completion of his employment Term, for which he shall be compensated $600,000 per year.

Quantification of Payments

The following table sets forth quantitative information with respect to potential payments to each of the named executive officers or their beneficiaries upon termination in various circumstances as described above, assuming termination (with or without the occurrence of a change in control) on June 30, 2026. The amounts included in the table below do not include amounts otherwise due and owing to each applicable named executive officer, such as base salary or Annual Incentive Compensation earned to date, or payments or benefits generally available to all salaried employees of the Company. The amounts presented in the table below are in addition to each of the named executive officer’s vested pension benefits as of June 30, 2026 noted in the Pension Benefits Table above.

Name	Retirement	By Company for Cause	By Company without Cause or By Executive with Good Reason	By Executive without Good Reason	By Company without Cause or By Executive with Good Reason Following a Change in Control
Lachlan K. Murdoch
Cash Severance	$—	$—	$48,000,000	$—	$48,000,000
Equity Awards(a)	$—	$7,680,404	$40,513,803	$—	$40,513,803
Health and Other Benefits	$—	$1,600,000	$1,600,000	$1,600,000	$1,600,000

Total	$—	$9,280,404	$90,113,803	$1,600,000	$90,113,803

Name	Retirement	By Company for Cause	By Company without Cause or By Executive with Good Reason	By Executive without Good Reason	By Company without Cause or By Executive with Good Reason Following a Change in Control
John P. Nallen
Cash Severance	$—	$—	$12,000,000	$—	$12,000,000
Equity Awards(a)	$19,491,689	$14,050,149	$19,491,689	$19,491,689	$19,491,689
Health and Other Benefits(b)	$1,463,000	$1,463,000	$1,463,000	$1,463,000	$1,463,000

Total	$20,954,689	$15,513,149	$32,954,689	$20,954,689	$32,954,689

Steven Tomsic
Cash Severance	$—	$—	$21,000,000	$—	$21,000,000
Equity Awards(a)	$11,048,974	$7,999,388	$11,048,974	$11,048,974	$11,048,974
Health and Other Benefits	$313,855	$—	$313,855	$—	$313,855

Total	$11,362,829	$7,999,388	$32,362,829	$11,048,974	$32,362,829

Adam Ciongoli
Cash Severance	$—	$—	$4,500,000	$—	$9,000,000
Equity Awards(a)	$—	$—	$10,141,905	$—	$10,141,905
Health and Other Benefits	$—	$—	$29,830	$—	$29,830

Total	$—	$—	$14,671,735	$—	$19,171,735

(a)

Upon a qualifying termination, outstanding FOX 25 PSUs and FOX 26 PSUs remain eligible for continued vesting based on actual performance through the end of the applicable performance period, rather than accelerating on the date of termination. For purposes of this table, FOX 25 PSUs are valued assuming 199% of target performance and FOX 26 PSUs are valued assuming 100% of target performance, consistent with the performance levels reflected for these awards in the Outstanding Equity Awards at Fiscal Year-End table (see footnote (f) above). These assumptions are used pursuant to Item 402(j) of Regulation S-K, which requires registrants to use reasonable estimates and disclose the material assumptions underlying those estimates where the amount payable cannot be determined as of fiscal year-end. The amounts shown are estimates only; actual amounts realized, if any, will depend on actual performance over the applicable performance period and may differ materially from the amounts reported.

(b)	Mr. Nallen is retirement eligible and is currently entitled to unreduced pension benefits under the ISERA.

CEO Pay Ratio

In accordance with SEC rules, the Company is disclosing the ratio of the annual total compensation of the Chief Executive Officer to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer). This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. In calculating this ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions and methodologies applied by other companies in calculating their respective pay ratios.

For fiscal 2026, the annual total compensation of the Chief Executive Officer was $31,019,117 and the annual total compensation of the median employee of the Company was $104,998, which resulted in a ratio of 295 to 1. The pay ratio is based on the Company’s payroll and employment records and the following methodology. The Company used May 8, 2026 as the date to determine the median employee. At that date, the Company had approximately 17,200 employees globally consisting of full-time, part-time and temporary employees. In determining the median employee, the Company excluded from its employee population all of its employees located in Australia (2), Canada (31), China (100), India (166), Israel (6), Italy (2), Mexico (152), and the United Kingdom (40), which in aggregate represent less than 5% of our workforce under SEC rules. To identify the median employee, the Company reviewed data on base salary plus overtime, incentives and other allowances paid to employees during the fiscal year ended June 30, 2026. Base salaries were adjusted for full-time and part-time employees hired during the measurement period to reflect a full year of service. No cost-of-living adjustments were made in identifying the median employee. We believe that annual base salary plus overtime, incentives and other allowances is a consistently applied compensation measure at the Company and most appropriate for determining the median employee. After the median employee was identified, we calculated such employee’s annual total compensation using the same methodology used for the Company’s named executive officers as set forth in the Summary Compensation Table.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

It is the Compensation Committee’s practice to approve ordinary course annual equity grants at its regularly-scheduled meeting held in August of each year. At this meeting, the Compensation Committee approves the portion of each named executive officer’s annual equity award that will be granted as stock options. Following approval by the Compensation Committee, all annual equity grants for the fiscal year are made following the Company’s announcement of earnings for the previously completed quarter and the filing of its Annual Report on Form 10-K.

The Company does not schedule its equity grants in anticipation of the release of material, non-public information (“MNPI”), nor does the Company time the release of MNPI based on equity grant dates. In the event MNPI becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information into consideration and use its business judgment to determine whether to delay the grant of equity to avoid any impropriety.

During fiscal 2026, no named executive officer received an equity award grant during the period beginning four business days before, and ending one business day after, the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K that discloses MNPI.

Pay Versus Performance

In accordance with SEC rules, we are providing the following information regarding the relationship between compensation actually paid (as calculated in accordance with SEC rules) and our financial performance for fiscal 2026, 2025, 2024, 2023 and 2022 For further information on FOX’s variable pay-for-performance philosophy and alignment of executive compensation with FOX’s performance, please see “FOX Executive and Director Compensation” beginning on page 226. The following table sets forth additional compensation information for our Chief Executive Officer (our “Principal Executive Officer” or “PEO”) and named executive officers other than our PEO (“Other NEOs”), including the compensation actually paid (“CAP”) to our PEO and the average compensation actually paid (“Average CAP”) to our Other NEOs, as determined in accordance with SEC rules; total shareholder return (“TSR”); net income; and Adjusted EBITDA for the last five completed fiscal years:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(a)	Compensation Actually Paid to PEO(b)	Average Summary Compensation Table Total for Other NEOs(c)	Average Compensation Actually Paid to Other NEOs(b)	FOXA Total Shareholder Return	FOX Total Shareholder Return	Peer Group Total Shareholder Return (Compensation)	Net Income ($M)(d)	Company Selected Measure: Adjusted EBITDA ($M)(d)
2026	$31,019,117	$26,957,228	$12,799,096	$11,443,476	$143	$150	$76	$1,685	$3,906
2025	$32,980,954	$66,319,496	$11,990,410	$22,679,749	$156	$159	$111	$2,263	$3,624
2024	$23,806,025	$19,270,338	$15,576,723	$9,575,879	$95	$97	$74	$1,501	$2,883
2023	$21,777,902	$22,853,700	$12,811,439	$11,604,501	$93	$94	$66	$1,239	$3,191
2022	$21,748,681	$17,353,546	$11,496,427	$9,235,001	$85	$88	$57	$1,205	$2,955

(a)	Mr. L.K. Murdoch was the PEO for fiscal years ended June 30, 2026, 2025, 2024, 2023 and 2022.
(b)

The amounts represent CAP to the PEO and Other NEOs, as computed in accordance with SEC rules. The amounts do not reflect the actual amount of compensation earned by or paid to the PEO and Other NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO and Other NEOs total compensation to determine the CAP:

	PEO	Other NEOs
	2026	2026
Summary Compensation Table Total	$31,019,117	$12,799,096
Less Change in Pension Value in SCT	$(3,072,000)	$(545,333)
Plus Pension Service Cost	$861,000	$0
Less Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(11,428,255)	$(4,328,847)
Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$11,057,521	$4,188,358
Plus Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(2,255,538)	$(863,563)
Plus Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0
Plus Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$775,383	$193,765
Less Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0
Compensation Actually Paid	$26,957,228	$11,443,476

(c)

The Other NEOs for fiscal year ended June 30, 2026 and 2025 were Nallen, Tomsic and Ciongoli; for fiscal year ended June 30, 2024 were Messrs. K. Rupert Murdoch, Nallen, Dinh, Tomsic and Ciongoli; and for fiscal years ended June 30, 2023 and 2022 were Messrs. K.R. Murdoch, Nallen, Dinh and Tomsic.

(d)	For purposes of this table, “$M” means millions of United States dollars.

Company-Selected Measure and Other Financial Performance Measures

For fiscal year ended June 30, 2026, the most important financial performance measures that FOX used to link CAP to the named executive officers are presented in the table to the right, which are described in detail in the section entitled “FOX Executive and Director Compensation” beginning on page 226. FOX selected Adjusted EBITDA as the “Company-Selected Measure” as, in our assessment, it represents the most important financial performance measure not otherwise required to be included within the “Pay Versus Performance” table, above.

Tabular List of Financial Performance Measures

Adjusted EBITDA

Adjusted FCF

Adjusted EPS

Relative TSR

Absolute Share Price

Relationship of Compensation Actually Paid to Performance Measures

The following charts present the relationship between the CAP to our PEO and Average CAP to our Other NEOs and our TSR, as well as a comparison of our TSR to our Peer Group, net income (loss), and our Company-Selected Measure (Adjusted EBITDA) for each of the fiscal years ended June 30, 2026, 2025, 2024, 2023 and 2022:

Compensation Actually Paid vs. TSR

Compensation Actually Paid vs. Net Income

Compensation Actually Paid vs. Adjusted EBITDA

FOX Non-Executive Director Compensation

FOX Directors’ fees are not paid to FOX Directors who are executives or employees because the responsibilities of Board membership are considered in determining compensation paid as part of the executives’ normal employment conditions.

The basic fees payable to the Directors who are not executives of the Company (collectively, the “Non-Executive Directors”) are set by the Board. During fiscal 2026, the Compensation Committee reviewed Director compensation against the Company’s peers and considered the appropriateness of the form and amount of Director compensation and recommendations made by FW Cook concerning Director compensation with a view toward attracting and retaining qualified Directors. The Compensation Committee believes that compensation for Non-Executive Directors should be competitive and fairly reflect the work and skills required for a company of FOX’s size and complexity. The Compensation Committee also believes that Non-Executive Director compensation should emphasize equity-based compensation in order to align Directors’ interests with the long-term interests of stockholders.

During fiscal 2026, the Non-Executive Directors were Mr. Abbott, Mr. Burck, Mr. Carey, Mr. Hernandez, Ms. Johnson and Mr. Ryan. The annual retainers paid to the Non-Executive Directors for service on the Board and its committees for fiscal 2026 and for the upcoming fiscal year are set forth in the table below.

Board and Committee Retainers for the Fiscal Year Ended June 30, 2026

Annual Cash Retainer	$100,000
Annual Stock-Settled Deferred Stock Units (“DSU”) Retainer	$225,000
Audit Committee Chair Annual Retainer	$30,000
Compensation Committee Chair Annual Retainer	$25,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$20,000
Audit Committee Member Annual Retainer	$15,000
Compensation Committee Member Annual Retainer	$15,000
Nominating and Corporate Governance Committee Member Annual Retainer	$10,000

The Class A Common Stock underlying each DSU will be paid to the respective Non-Executive Director at the earlier of (1) the first trading day of the quarter five years following the date of grant or (2) upon a Director’s end of service. There are no fees based upon the number of meetings attended. Non-Executive Directors who first join the Board between annual meetings are entitled to receive a pro rata cash retainer and a prorated award of DSUs based on the number of days of service until the Company’s next annual meeting of stockholders.

In addition, all Non-Executive Directors are reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the Board and its committees.

The table below presents the total compensation paid during fiscal 2026 by the Company to each of the Non-Executive Directors.

Director Compensation for the Fiscal Year Ended June 30, 2026

Name	Fees Earned or Paid in Cash ($)	Stock Awards(b)	All Other Compensation	Total
Tony Abbott AC	$110,000	$224,995	N/A	$334,995
William A. Burck	$150,000	$224,995	N/A	$374,995
Chase Carey(a)	$130,000	$224,995	N/A	$354,995
Roland A. Hernandez	$155,000	$224,995	N/A	$379,995
Margaret “Peggy” L. Johnson	$130,000	$224,995	N/A	$354,995
Paul D. Ryan	$145,000	$224,995	N/A	$369,995

(a)

Excluded from the table are $1,305,644.76 in pension payments and imputed income under the Company’s executive health and welfare plans of $97,890 arising out of post-employment contractual obligations related to Mr. Carey’s prior service as an executive officer of 21CF, which were assumed by the Company in connection with the 21CF Transaction.

(b)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of stock awards granted during fiscal 2026.

The following table sets forth information with respect to the aggregate outstanding equity awards at June 30, 2026 of each of the Non-Executive Directors who served as Directors during fiscal 2026.

Name	Number of Shares or Units of Stock That Have Not Vested(a)
Tony Abbott AC	15,080
William A. Burck	26,966
Chase Carey	26,966
Roland A. Hernandez	26,966
Margaret “Peggy” L. Johnson	15,080
Paul D. Ryan	26,966

(a)

Includes DSUs representing dividend equivalents accrued with respect to DSUs. The DSUs representing the dividend equivalents will be settled in stock upon the settlement of the underlying DSUs. The DSUs will settle in stock on the earlier of (i) the first trading day of the quarter five years following the grant and (ii) the Director’s end of service with the Company.

FOX Non-Executive Director Stock Ownership Guidelines

Non-Executive Directors are expected to have an appropriate level of equity ownership in the Company to more closely align their economic interests with those of other Company stockholders. The Board has adopted stock ownership guidelines that require each Non-Executive Director to own equity securities of the Company equal in value to at least five times the amount of the Non-Executive Director’s annual cash retainer for service on the Board by the fifth anniversary of the Director’s first election to the Board. The Compensation Committee monitors compliance with these requirements on a regular basis and, from time to time, may exercise discretion in light of applicable circumstances. No portion of unexercised options (such as the current “in the money” value) nor any portion of unearned performance awards count for purposes of assessing a Director’s ownership level under the ownership guidelines. As of the end of fiscal 2026, all Non-Executive Directors were in compliance with the ownership guidelines.

The Company prohibits all Directors (and their family members and controlled entities that are subject to its Insider Trading and Confidentiality Policy) from engaging in short sales of the Company’s securities and investing in Company-based derivative securities. In addition, the Company prohibits all Directors from pledging any Company securities that they hold directly, hedging any Company securities that they hold directly or indirectly (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds that hedge or offset, or are designed to hedge or offset, any decrease in the market value of FOX’s securities) or hedging or pledging equity compensation.

FOX Board of Directors and Executive Officers

FOX’s current directors and executive officers and their backgrounds are as follows:

FOX Board of Directors

Lachlan K. Murdoch, 54, has been Executive Chair of the FOX Board since January 2019 and Chief Executive Officer of FOX since October 2018. Mr. L.K. Murdoch served as Executive Chairman of 21CF from 2015 to March 2019, its Co-Chairman from 2014 to 2015 and a Director since 1996. He served as Executive Chairman of NOVA Entertainment, an Australian media company, from 2009 to 2022 and has served as the Executive Chairman of Illyria Pty Ltd, a private company, since 2005. Mr. L.K. Murdoch was a Director of Ten Network Holdings Limited, an Australian media company, from 2010 to 2014 and its Non-Executive Chairman from 2012 to 2014, after serving as its Acting Chief Executive Officer from 2011 to 2012. He has served as a Director of News Corporation since 2013, where he served as its Co-Chairman from 2014 to 2023 and its Chair since 2023. Mr. L.K. Murdoch is the son of Mr. K. Rupert Murdoch, who stepped down as Chair and was appointed Chairman Emeritus of the Company in November 2023.

Tony Abbott AC, 68, has been a FOX director since November 2023 and serves as a member of the Nominating and Corporate Governance Committee. Mr. Abbott is the President of the Liberal Party of Australia, following his election in May 2026. He has served on the Board of Directors of Rivada Networks, Inc., a private telecommunications and technology company, since 2025. In addition, he has served as the Australian Commissioner of the Global Tech Security Commission since 2023 and has served on the International Advisory Board of The Growth Commission since 2025, the Board of Trustees of the Global Warming Policy Foundation since 2023, the Advisory Board of The Alliance for Responsible Citizenship since 2023, and the Board of the Ramsay Center for Western Civilisation since 2016. Previously, Mr. Abbott served as the 28th Prime Minister of Australia from 2013 to 2015, Leader of the Liberal Party of Australia from 2009 to 2015 and a member of parliament from 1994 to 2019. He was also an advisor to the UK Board of Trade from September 2020 to August 2024 and served on the Council for the Australian War Memorial from 2019 to 2025.

William A. Burck, 55, has been a FOX director since June 2021 and serves as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Burck is Global

Co-Managing Partner of the law firm Quinn Emanuel Urquhart & Sullivan, LLP, where he has been a partner since 2012. Mr. Burck served as Deputy Staff Secretary, Special Counsel and Deputy White House Counsel to President George W. Bush from 2005 to 2009. Mr. Burck previously served in the Criminal Division of the U.S. Department of Justice, as an Assistant United States Attorney in the Southern District of New York, and as a law clerk for Supreme Court Justice Anthony M. Kennedy.

Chase Carey, 72, has been a FOX director since March 2019. Mr. Carey is the Lead Independent Director and serves as a member of the Audit Committee and the Compensation Committee. Mr. Carey has been a member of the Board of Directors of Liberty Media Corporation since January 2025. He served as Chief Executive Officer of Formula 1 Group from 2017 to 2021 and as its Chairman from 2016 to 2022. Mr. Carey served 21CF in numerous roles, including as Vice Chairman of the 21CF Board from July 2016 to March 2019, Executive Vice Chairman from July 2015 through June 2016, President and Chief Operating Officer and Deputy Chairman from 2009 through June 2015, Co-Chief Operating Officer from 1996 to 2002, a consultant from 2016 to 2018 and a Director from 1996 to 2007. Mr. Carey served on the Supervisory Board of Sky Deutschland, a German media company, from 2010 to 2014 and as its Chairman from 2010 to 2013. Mr. Carey was a Director of Sky plc from 2003 to 2009 and from 2013 to 2018. He was a Director of Saban Capital Acquisition Corp. from 2016 to 2019 and Chief Executive Officer, President and a Director of DIRECTV from 2003 to 2009.

Roland A. Hernandez, 68, has been a FOX director since March 2019 and serves as Chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. Since 2001, Mr. Hernandez has been the Founding Principal and Chief Executive Officer of Hernandez Media Ventures, a company engaged in the acquisition and management of media assets. Mr. Hernandez was President and Chief Executive Officer of Telemundo Group, Inc. from 1995 to 2000 and its Chairman from 1998 to 2000. Mr. Hernandez also serves on the Board of Directors of U.S. Bancorp and Take-Two Interactive Software, Inc. Mr. Hernandez previously served on the Boards of Directors of Belmond Ltd., MGM Resorts International, The Ryland Group, Inc., Sony Corporation, Vail Resorts, Inc. and Wal-Mart Stores Inc. He serves on the Advisory Board of Harvard Law School.

Margaret “Peggy” L. Johnson, 64, has been a FOX director since November 2023 and serves as a member of the Audit Committee and the Compensation Committee. Ms. Johnson has been the Chief Executive Officer of Agility Robotics, a robotics engineering company, since March 2024. Ms. Johnson previously served as the Chief Executive Officer of Magic Leap, Inc., a U.S. augmented reality company, from August 2020 to October 2023. She served as Executive Vice President of Business Development at Microsoft Corporation, where she was responsible for strategic deals and partnerships across various industries, from 2014 to 2020. Before Microsoft, Ms. Johnson was Executive Vice President of Qualcomm Technologies, Inc. and President of Global Market Development at Qualcomm Incorporated. Ms. Johnson has served on the Board of Directors of BlackRock, Inc. since 2018 and served on the Board of Directors of Live Nation Entertainment, Inc. from 2013 to 2018. She was an Advisor to Huntington’s Disease Society of America, San Diego Chapter from 2010 to 2020.

Paul D. Ryan, 56, has been a FOX director since March 2019 and serves as Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. He is a General Partner of the private equity firm Solamere Capital, LLC and Chair of the firm’s Executive Partner Group. He is also Vice Chairman of Teneo Strategy LLC and serves on the Advisory Boards of defense technology companies EdgeRunner AI and HawkEye 360, Inc., the JPMorgan Security and Resiliency Initiative and Robert Bosch Gmbh and the Boards of Directors of fintech company Xactus and SHINE Medical Technologies, LLC. Mr. Ryan served on the Advisory Board of technology firm Paradigm Operations L.P. from 2022 to 2025 and served as Chairman of the Board of Directors of Executive Network Partnering Corporation from 2020 to 2022. He has been a Professor of the Practice, Political Science and Economics, at the University of Notre Dame since 2019. Mr. Ryan was the 54th Speaker of the U.S. House of Representatives from 2015 to 2019, Chairman of the House Ways and Means Committee from January 2015 to October 2015 and Chairman of the House Budget Committee from 2011 to 2015. Mr. Ryan served as a Member of the U.S. House of Representatives from 1999 to 2019. In 2012, he was selected to serve as former Governor Mitt Romney’s Vice-Presidential nominee.

FOX Executive Officers

For information about Lachlan K. Murdoch, see “FOX Board of Directors” above.

John P. Nallen, 69, has been the Chief Operating Officer of the Company since October 2018 and President and Chief Operating Officer since February 2025. He served as 21CF’s Senior Executive Vice President and Chief Financial Officer from 2013 to March 2019 and its Executive Vice President and Deputy Chief Financial Officer from 2001 to 2013. He also served as a Director of Sky plc from 2015 to 2018. Prior to joining 21CF in 1995, he worked for 16 years at Arthur Andersen where he was a partner in its Media and Entertainment Practice.

Adam Ciongoli, 58, has been the Chief Legal and Policy Officer of the Company since December 2023. He joined FOX from Campbell Soup Company, where he served from 2015 to December 2023, including most recently as Executive Vice President and General Counsel, Chief Sustainability, Corporate Responsibility and Governance Officer and a member of the Operating Committee. Mr. Ciongoli was the Executive Vice President and General Counsel of Lincoln Financial Group from 2012 to 2015 and Group General Counsel and Secretary of Willis Group Holdings, PLC from 2007 to 2012. Prior to that, Mr. Ciongoli held several public sector roles, including counselor to U.S. Attorney General John Ashcroft.

Steven Tomsic, 56, has been the Company’s Chief Financial Officer since October 2018. He served as Deputy Chief Financial Officer of 21CF from 2017 to March 2019 and its Executive Vice President, Corporate Finance from 2015 to 2017. Mr. Tomsic was the Chief Financial Officer of Sky Deutschland AG from 2010 to 2015. Before that, Mr. Tomsic served in various finance roles across 21CF’s European and Asian corporate offices, European channels businesses, Sky Italia and at FOXTEL in Australia. Prior to joining 21CF, Mr. Tomsic worked at the Boston Consulting Group, Nomura and ANZ Bank.

DESCRIPTION OF FOX CAPITAL STOCK

The following is a summary of the material terms of the FOX Class A Common Stock and the FOX Class B Common Stock that are contained in the FOX Certificate of Incorporation and the FOX Bylaws and is qualified in its entirety by the FOX Certificate of Incorporation and FOX Bylaws. You should refer to the FOX Certificate of Incorporation and the FOX Bylaws, each of which has been filed as an exhibit to FOX’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the SEC on August 6, 2026, and incorporated by reference herein. In addition, you should refer to the applicable provisions of the DGCL for additional information on the terms of the FOX Common Stock.

General

FOX’s authorized share capital consists of 2,000,000,000 shares of FOX Class A Common Stock, 1,000,000,000 shares of FOX Class B Common Stock, 35,000,000 shares of FOX Preferred Stock and 35,000,000 shares of FOX Series Common Stock.

FOX Class A Common Stock and FOX Class B Common Stock

FOX Class A Common Stock Voting Rights

A holder of FOX Class A Common Stock may only vote under the following circumstances:

•

on a proposal to dissolve FOX or to adopt a plan of liquidation of FOX, and with respect to any matter to be voted on by FOX stockholders following adoption of a proposal to dissolve FOX or to adopt a plan of liquidation of FOX;

•	on a proposal to sell, lease or exchange all or substantially all of FOX’s property and assets;

•

on a proposal to adopt an agreement of merger or consolidation in which FOX is a constituent corporation, as a result of which FOX stockholders prior to the merger or consolidation would own less than 60% of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

•

with respect to any matter to be voted on by FOX stockholders during a period during which a dividend (or part of a dividend) in respect of FOX Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof).

Other than as set forth in the preceding paragraph and as provided by law, a holder of a share of FOX Class A Common Stock has no right to vote.

To the extent the holders of FOX Class A Common Stock are entitled to vote on a particular matter, they vote in the same manner and subject to the same conditions as the holders of FOX Class B Common Stock, FOX Preferred Stock or FOX Series Common Stock.

FOX Class B Common Stock Voting Rights

As a general matter, holders of FOX Class B Common Stock are entitled to one vote per share on all matters on which stockholders have the right to vote, including director elections.

Vote Required

Unless otherwise provided by the FOX Certificate of Incorporation or the FOX Bylaws, or provided by the rules or regulations of any stock exchange applicable to FOX, applicable law or pursuant to any regulation applicable to FOX or FOX’s securities, (a) directors are elected by a majority of votes cast in uncontested director elections (and by plurality of votes cast in contested director elections) and (b) any other question brought before any meeting of FOX stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.

Stockholders Agreement

FOX is party to a stockholders agreement (the “Stockholders Agreement”), dated September 8, 2025, by and among FOX, LGC Holdco, LLC (“LGC Holdco”), and three trusts (collectively, the “LGC Family Trusts”) for the benefit of each of Lachlan K. Murdoch and certain of his siblings.

In connection with entering into the Stockholders Agreement, the previous stockholders agreement with the Murdoch Family Trust was terminated. The Stockholders Agreement provides, among other things, (1) a limitation on the LGC Family Trusts and LGC Holdco from owning, collectively with Lachlan K. Murdoch and certain of his family members (collectively, the “Murdoch Individuals”), more than 44% of the outstanding voting power of the shares of the FOX Class B Common Stock; and (2) a requirement that the LGC Family Trusts and LGC Holdco forfeit votes to the extent necessary to ensure that the Murdoch Individuals, the LGC Family Trusts and LGC Holdco collectively do not own more than 44% of the outstanding voting power of the shares of FOX Class B Common Stock, except where a Murdoch Individual votes his or her own shares differently from the others on any matter.

In addition, the Stockholders Agreement provides (a) FOX with a right of first refusal with respect to any underwritten public offering of the shares of FOX Class B Common Stock held by the LGC Family Trusts or LGC Holdco to anyone other than the Murdoch Individuals and their affiliates, subject to certain exceptions set forth therein, and (b) the LGC Family Trusts and LGC Holdco with certain customary registration rights.

The Stockholders Agreement will terminate upon either (i) the distribution of all or substantially all of the shares of FOX Class B Common Stock held by the LGC Family Trusts or LGC Holdco or (ii) mutual written consent of the parties thereto.

Dividends

Holders of FOX Class A Common Stock and FOX Class B Common Stock are generally entitled to such dividends, if any, as may be declared by the FOX Board from time to time in its sole discretion out of FOX’s assets or legally available funds, subject to the following provisions:

•

if dividends are declared on FOX Class A Common Stock or FOX Class B Common Stock that are payable in shares of FOX Common Stock, or securities convertible into, or exercisable or exchangeable for FOX Common Stock, the dividends payable to the holders of FOX Class A Common Stock shall be paid only in shares of FOX Class A Common Stock (or securities convertible into, or exercisable or exchangeable for FOX Class A Common Stock), the dividends payable to holders of FOX Class B Common Stock shall be paid only in shares of FOX Class B Common Stock (or securities convertible into, or exercisable or exchangeable for FOX Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of FOX Class A Common Stock and FOX Class B Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of such class of FOX Common Stock), respectively; and

•

in no event shall the shares of the FOX Class A Common Stock or FOX Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

Any dividends declared by the FOX Board on a share of FOX Common Stock shall be declared in equal amounts with respect to each share of FOX Class A Common Stock and FOX Class B Common Stock (as

determined in good faith by the FOX Board in its sole discretion), provided that in the case of dividends payable in shares of FOX Common Stock, or securities convertible into, or exercisable or exchangeable for, FOX Common Stock, or dividends or other distributions (including, without limitation, any distribution pursuant to a stock dividend or a “spin-off,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity, which immediately prior to the time of the dividend or distribution is a subsidiary of FOX and which possesses authority to issue FOX Class A Common Stock or equity interests and FOX Class B Common Stock or equity interests (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of FOX Class A Common Stock and FOX Class B Common Stock, respectively, such dividends shall be paid as provided for in the FOX Certificate of Incorporation.

Authorized but Unissued Shares

FOX’s authorized but unissued shares of FOX Common Stock and FOX Preferred Stock are available for future issuance without stockholder approval. FOX may issue shares for a variety of purposes, including to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of FOX Common Stock and FOX Preferred Stock could render more difficult or discourage an attempt to obtain control of FOX by means of a proxy contest, tender offer, merger or otherwise by making such attempts more difficult or more costly.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of FOX, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of FOX Preferred Stock or FOX Series Common Stock, the holders of shares of FOX Class A Common Stock, FOX Class B Common Stock and, to the extent the terms thereof so provide, the FOX Preferred Stock and FOX Series Common Stock shall be entitled to receive all of FOX’s remaining assets available for distribution to FOX’s stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the FOX Preferred Stock or FOX Series Common Stock, according to their terms).

No Preemptive Rights

No holder of any FOX Common Stock has any preemptive rights to subscribe to any of FOX’s securities of any kind or class.

Transfer Restrictions and Redemption

In addition to the transfer restrictions described under “Description of FOX Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law, the FOX Certificate of Incorporation and the FOX Bylaws—Transfer Restrictions,” the FOX Certificate of Incorporation provides for certain regulatory restrictions on transfers.

If FOX has reason to believe that the Ownership (as defined in the FOX Certificate of Incorporation), or proposed Ownership, of shares of capital stock of FOX by any stockholder, other Owner (as defined in the FOX Certificate of Incorporation) or Proposed Transferee (as defined in the FOX Certificate of Incorporation) could, either by itself or when taken together with the Ownership of any shares of capital stock of FOX by any other Person (as defined in the FOX Certificate of Incorporation), result in any Violation (as defined in the FOX Certificate of Incorporation), such stockholder, other Owner or Proposed Transferee, upon request of FOX, shall promptly furnish to FOX such information as FOX may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of capital stock of FOX by such stockholder, other Owner or Proposed Transferee could result in any Violation.

If (i) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request within the period of time (including any applicable extension thereof) determined by the FOX Board, or (ii) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any such request for information, the FOX Board shall conclude that effecting, permitting or honoring any Transfer (as defined in the FOX Certificate of Incorporation) or the Ownership of any shares of capital stock of FOX, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of FOX to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then FOX may, inter alia, (A) refuse to permit any Transfer of record of shares of capital stock of FOX that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person (as defined in the FOX Certificate of Incorporation), (B) refuse to honor any such Transfer of record effected or purported to have been effected, and in such case any such Transfer of record shall be deemed to have been void ab initio, (C) suspend those rights of stock ownership the exercise of which could result in any Violation and/or (D) redeem such shares in accordance with the paragraph below.

Notwithstanding any other provision of the FOX Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the FOX Board creating any series of FOX Series Common Stock or any series of FOX Preferred Stock, outstanding shares of FOX Common Stock, FOX Series Common Stock or FOX Preferred Stock shall always be subject to redemption by FOX, by action of the FOX Board, if in the judgment of the FOX Board such action should be taken with respect to any shares of capital stock of FOX of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee. The terms and conditions of such redemption shall be as set forth in the FOX Certificate of Incorporation.

FOX shall, to the extent required by law, note on the certificates of FOX capital stock that shares represented by such certificates are subject to the restrictions set forth in this section.

Transfer Agent and Registrar

The transfer agent and registrar for FOX Common Stock is Computershare Trust Company, N.A.

FOX Preferred Stock and FOX Series Common Stock

The FOX Certificate of Incorporation authorizes the FOX Board to designate and issue from time to time one or more series of FOX Preferred Stock or FOX Series Common Stock without stockholder approval, provided that the FOX Board shall not issue any shares of FOX Preferred Stock or FOX Series Common Stock which entitle the holders thereof to more than one vote per share without an affirmative vote of the majority of the holders of capital stock of FOX entitled to vote generally in the election of directors. Under the terms of the FOX Certificate of Incorporation, the FOX Board is authorized, subject to limitations prescribed by the DGCL, and by the FOX Certificate of Incorporation, to issue up to 35,000,000 shares of FOX Preferred Stock and up to 35,000,000 shares of FOX Series Common Stock, each in one or more series, without further action by the holders of FOX Common Stock. The FOX Board is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of FOX Preferred Stock, and to fix the number of classes or series of FOX Preferred Stock or FOX Series Common Stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The FOX Board may issue FOX Preferred Stock or FOX Series Common Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of FOX Common Stock.

Anti-Takeover Effects of Various Provisions of Delaware Law, the FOX Certificate of Incorporation and the FOX Bylaws

Size of Board and Vacancies; Removal

Subject to the rights of the holders of any series of FOX Preferred Stock or FOX Series Common Stock, the FOX Certificate of Incorporation and the FOX Bylaws provide that the total number of directors constituting the entire FOX Board shall be not less than three, with the then-authorized number of directors being fixed from time to time exclusively by the FOX Board. Subject to the rights of the holders of any series of FOX Preferred Stock or FOX Series Common Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the FOX Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the FOX Board. Any director so chosen shall hold office until the next election of directors and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Stockholder Action by Written Consent

Subject to the rights of the holders of any series of FOX Preferred Stock or FOX Series Common Stock, the FOX Certificate of Incorporation and the FOX Bylaws provide that FOX stockholders may act only at an annual or special meeting of stockholders and may not act by written consent (unless there are three record holders or fewer).

Amendment of Bylaws

The FOX Certificate of Incorporation provides that the FOX Board is authorized to adopt, repeal, alter or amend the Bylaws by a vote of a majority of the entire FOX Board. In addition to any requirements of law and any other provision of the FOX Certificate of Incorporation, FOX stockholders are able to, with the affirmative vote of holders of 65% or more of the combined voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, adopt, amend or repeal any provision of the FOX Bylaws.

Transfer Restrictions

The FOX Certificate of Incorporation provides that an Owner of shares of FOX Class A Common Stock or FOX Class B Common Stock may not sell, exchange or otherwise transfer Ownership of such shares to any person who has made an Offer (as defined in the FOX Certificate of Incorporation) pursuant to such Offer unless such Offer relates to both FOX Class A Common Stock and FOX Class B Common Stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both FOX Class A Common Stock and FOX Class B Common Stock, and the terms and conditions of such Offer or Offers as they relate to each of the FOX Class A Common Stock and FOX Class B Common Stock are Comparable (as defined in the FOX Certificate of Incorporation). FOX shall, to the extent required by law, note on the certificates of FOX Common Stock that shares represented by such certificates are subject to the restrictions set forth in this paragraph.

Stockholder Meetings

Subject to the rights of the holders of any series of FOX Preferred Stock or FOX Series Common Stock, the FOX Certificate of Incorporation and the FOX Bylaws provide that special meetings of stockholders (i) may be called by the FOX Board pursuant to a resolution approved by a majority of the total number of directors then constituting the entire FOX Board, (ii) may be called by the chairman or a vice or deputy chairman of the FOX Board or (iii) shall be called by the secretary of FOX upon the written request of holders of record of not less than 20% of the outstanding shares of FOX Class B Common Stock, proposing a proper matter for stockholder action under the DGCL at such special meeting, provided that (a) no such special meeting of stockholders shall be called pursuant to clause (iii) if the written request by such holders is received less than 135 days prior to the first anniversary of the date of the preceding annual meeting of stockholders of FOX and (b) any special meeting called pursuant to clause (iii) shall be held not later than 100 days following receipt of the written request by such holders, on such date and at such time and place as determined by the FOX Board.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Subject to the rights of the holders of any series of FOX Preferred Stock or FOX Series Common Stock, the FOX Bylaws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the FOX Board at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to the FOX Board or proposing other business is required to give the FOX secretary written notice of the proposal at FOX’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. These stockholder proposal deadlines are subject to exceptions if the annual meeting date is set more than 30 days before or 70 days after such anniversary date, or if no annual meeting was held in the preceding year, in which case notice by such stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the date of the current year’s annual meeting and not later than the close of business on the later of the 90th day prior to the date of the current year’s annual meeting, or the 10th day following the day on which public announcement of the date of the current year’s annual meeting is first made. If a special meeting of stockholders is called for the election of directors, a stockholder proposing to nominate a person for that election must give FOX’s secretary written notice of the proposal at FOX’s principal executive offices not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the FOX Board to be elected at such meeting. The FOX Bylaws prescribe specific information that any such stockholder notice must contain, including, without limitation, a description of the proposal, the reasons for the proposal, and other specified matters.

Nominations of persons for election to the FOX Board and the proposal of other business to be transacted by the stockholders of FOX may be made at an annual meeting of stockholders (i) pursuant to FOX’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the FOX Board or any duly authorized committee thereof or (iii) by any stockholder of record of FOX who (A) was a stockholder of record at the time of the giving of the notice, on the record date for the determination of stockholders entitled to vote at the meeting, and at the time of the meeting, (B) who is entitled to vote at the meeting and (C) who has complied with the notice procedures set forth in the FOX Bylaws. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to bring nominations or business (other than business properly included in FOX’s proxy materials for such meeting pursuant to Rule 14a-8 of the Exchange Act), as applicable, before an annual meeting of stockholders.

These advance-notice provisions may have the effect of precluding a contest for the election of FOX’s directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to FOX and FOX’s stockholders.

Forum Selection

The FOX Bylaws provide that, unless FOX consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action, action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or employee of FOX to FOX or its stockholders, action arising pursuant to any provision of the DGCL, action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or action asserting a claim governed by the internal affairs doctrine.

The FOX Bylaws further provide that, unless FOX consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act, against any person in connection with any offering of FOX’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing or otherwise acquiring any interest in the FOX Common Stock is deemed to have received notice of and consented to the foregoing forum selection bylaw, which could limit FOX’s stockholders’ ability to choose the judicial forum for disputes with FOX. The enforceability of similar forum selection clauses in other companies’ bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection clause contained in the FOX Bylaws to be inapplicable or unenforceable in such action.

Limitation of Liability for Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors and officers, as applicable. The FOX Certificate of Incorporation and the FOX Bylaws include provisions that exculpate and indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages by reason of the fact that he or she is or was a director or officer of FOX or any of its direct or indirect subsidiaries or is or was serving at the request of FOX as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any expense, as the case may be. The FOX Bylaws also provide that FOX must indemnify and advance reasonable expenses to FOX’s directors and officers, subject to FOX’s receipt of an undertaking from the indemnified party as may be required under such bylaws or the DGCL. FOX is also expressly authorized to carry directors’ and officers’ insurance, at its own expense, to protect it, its directors, officers and certain employees for some liabilities, whether it would have the power to indemnify its directors, officers or employees from such liabilities under the DGCL or not. The limitation of liability and indemnification provisions included in the FOX Certificate of Incorporation and the FOX Bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FOX and FOX’s stockholders. However, this provision does not limit or eliminate FOX’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s duty of care. The provisions do not alter the liability of directors and officers under the federal securities laws. In addition, an investment in FOX may be adversely affected to the extent that, in a class action or direct suit, FOX pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

FOX’s insurance policies insure FOX’s directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if FOX is unable (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

Certain Corporate Opportunities

The FOX Bylaws contain provisions relating to certain corporate opportunities that may simultaneously be of interest to FOX and to News Corporation (“News Corp”). These provisions will provide that in the event that any of FOX stockholders who are: (x) K. Rupert Murdoch, his wife, child or more remote issue, or brother or sister or child or more remote issue of a brother or sister (collectively, the “Murdoch Family”), or (y) any person directly or indirectly controlled by one or more members of the Murdoch Family (a “Murdoch Controlled Person”); provided that a trust and the trustees of such trust shall be deemed to be controlled by any one or more members of the Murdoch Family if a majority of the trustees of such trust are members of the Murdoch Family or may be removed or replaced by any one or more of the members of the Murdoch Family and/or Murdoch Controlled Persons (each a “Covered Stockholder”) (so long as such Covered Stockholders continue to own, in the aggregate, 10% or more of the voting stock of each of FOX and News Corp) or any of FOX’s directors and officers (the “Overlap Persons”), that are or may become stockholders, directors, officers, employees and agents of News Corp and its affiliates (each, an “Other Entity”), is presented, offered, or otherwise acquires knowledge of a potential business opportunity for FOX (a “Potential Business Opportunity”):

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such Overlap Person will have no duty to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to FOX and will not be liable to FOX for such referral or for any failure to give FOX notice of, or refer FOX to, such Potential Business Opportunity;

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any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to it by an Overlap Person; and

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if an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between FOX and such Other Entity, FOX shall be deemed to have renounced, to the fullest extent permitted by law, any interest or right to such Potential Business Opportunity.

The effect of these provisions could result in the Overlap Persons submitting any Potential Business Opportunities to News Corp.

FOX may enter into and perform additional agreements or transactions with an Other Entity and, to the fullest extent permitted by law and the provisions of the FOX Bylaws, no such agreement or transaction, nor the performance thereof by FOX or by an Other Entity, shall be considered contrary to any fiduciary duty owed to FOX, or to any FOX stockholders, by any Overlap Person by reason of the fact that such person is an Overlap Person and no Overlap Person shall have or be under any fiduciary duty to FOX, or to any of FOX stockholders, by reason of the fact that such person is an Overlap Person, to refrain from acting on behalf of FOX or News Corp in respect of any such agreement or transaction or performing any such agreement or transaction in accordance with its terms. Each such Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to FOX’s best interests, and shall be deemed not to have breached his or her duties of loyalty to FOX or any FOX stockholders, and not to have derived an improper personal benefit therefrom.

No amendment or repeal of, or adoption of any provision inconsistent with, the foregoing provisions will have any effect upon any agreement or arrangements entered into prior to the time of such amendment, repeal or adoption, including any allocation of any business opportunity between FOX and any Other Entity or any duty or obligation owed by any Overlap Person to FOX with respect to any corporate opportunity prior to such time.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF FOX AND ROKU

Each of FOX and Roku is incorporated under the laws of the State of Delaware. FOX will continue to be a Delaware corporation following the consummation of the Mergers and will be governed by the DGCL.

Upon completion of the First Merger, Roku stockholders immediately prior to the Effective Time will become holders of FOX Class A Common Stock. The rights of the former Roku stockholders and the FOX stockholders will thereafter be governed by the DGCL, the FOX Certificate of Incorporation and the FOX Bylaws.

The following description summarizes the material differences between the rights of the stockholders of FOX and Roku, but the following is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of FOX and Roku. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 285.

	Rights of FOX Stockholders	Rights of Roku Stockholders

Authorized Capital Stock	The authorized capital stock of FOX consists of (i) 2,000,000,000 shares of FOX Class A Common Stock, (ii) 1,000,000,000 shares of FOX Class B Common Stock, (iii) 35,000,000 shares of FOX Series Common Stock, and (iv) 35,000,000 shares of FOX Preferred Stock.	The authorized capital stock of Roku consists of 1,000,000,000 shares of Roku Class A Common Stock, 150,000,000 shares of Roku Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Voting Rights

As a general matter, holders of FOX Class B Common Stock are entitled to one vote per share on all matters on which FOX stockholders have the right to vote, including director elections.

Holders of FOX Class A Common Stock do not have the right to vote on the election of directors to the FOX Board. Under the FOX Certificate of Incorporation, holders of FOX Class A Common Stock may only vote under the following circumstances:

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on a proposal to dissolve FOX or to adopt a plan of liquidation of FOX, and with respect to any matter to be voted on by FOX stockholders following adoption of a proposal to dissolve FOX or to adopt a plan of liquidation of FOX;

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on a proposal to sell, lease or exchange all or substantially all of FOX’s property and assets;

Except as otherwise expressly provided in the Roku Certificate of Incorporation or required by applicable law, on any matter that is submitted to a vote of Roku stockholders, holders of Roku Class A Common Stock are entitled to one vote per share of Roku Class A Common Stock and holders of Roku Class B Common Stock are entitled to 10 votes per share of Roku Class B Common Stock.

Holders of shares of Roku Class A Common Stock and Roku Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of Roku stockholders, except that separate votes of holders of Roku Class A Common Stock and Roku Class B Common Stock would be required in order for Roku to, directly or indirectly, effect an asset transfer, acquisition or liquidation event (each as defined in the

	Rights of FOX Stockholders	Rights of Roku Stockholders

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on a proposal to adopt an agreement of merger or consolidation in which FOX is a constituent corporation, as a result of which FOX stockholders prior to the merger or consolidation would own less than 60% of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

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with respect to any matter to be voted on by FOX stockholders during a period during which a dividend (or part of a dividend) in respect of FOX Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof).

Roku Certificate of Incorporation) pursuant to which the remaining assets of Roku legally available for distribution to stockholders would not be distributed on an equal priority, pro rata basis to the holders of Roku Class A Common Stock and Roku Class B Common Stock. A separate vote of the Roku Class B Common Stock is also required in order for Roku to, directly or indirectly, take certain actions as set forth in the Roku Certificate of Incorporation.

Special Meetings of Stockholders	The FOX Certificate of Incorporation and FOX Bylaws provide that special meetings of stockholders of FOX (i) may be called by the Board of Directors pursuant to a resolution approved by a majority of the total number of directors then constituting the entire Board of Directors, (ii) may be called by the chairman or a vice or deputy chairman of our Board of Directors or (iii) shall be called by the secretary of FOX upon the written request of holders of record of not less than 20% of the outstanding shares of Class B Common Stock, proposing a proper matter for stockholder action under the DGCL at such special meeting, provided that (a) no such special meeting of stockholders shall be called pursuant to clause (iii) if the written request by such holders is received less than 135 days prior to the first anniversary of the date of the preceding annual meeting of stockholders of FOX and (b) any special	The Roku Bylaws provide that special meetings of Roku stockholders may be called only by (i) the chairperson of the Roku Board, (ii) the Roku chief executive officer, or (iii) the Roku Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

	Rights of FOX Stockholders	Rights of Roku Stockholders
meeting called pursuant to clause (iii) shall be held not later than 100 days following receipt of the written request by such holders, on such date and at such time and place as determined by the Board of Directors.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

The FOX Bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are record holders at the time of the giving of the notice provided for in the FOX Bylaws, who are entitled to vote at the meeting and who have complied with the notice procedures set forth in the FOX Bylaws, to nominate candidates for election to the FOX Board.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to FOX’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to FOX’s secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting was made by FOX.

The Roku Bylaws allow stockholders to propose business to be brought before an annual meeting and to nominate candidates for election to the Roku Board, provided that the stockholder was a stockholder of record at the time the stockholder gives the required notice, is entitled to vote at the annual meeting and complies with the notice and other procedures set forth in Roku’s bylaws.

Such proposals, other than matters properly included in Roku’s notice of meeting and proxy statement pursuant to Rule 14a-8 under the Exchange Act, and such nominations may be brought before an annual meeting only by a stockholder who has delivered timely notice in proper written form to Roku’s secretary at Roku’s principal executive offices and otherwise complied with the applicable bylaw requirements.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received by Roku’s secretary at Roku’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Roku.

	Rights of FOX Stockholders	Rights of Roku Stockholders

Number of Directors	The FOX Bylaws provide that the total number of directors constituting the entire FOX Board shall be not less than three, with the then-authorized number of directors being fixed from time to time exclusively by the FOX Board. At present, FOX has seven directors.	The Roku Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Roku Board. At present, Roku has eight directors.

Election of Directors

The FOX Bylaws provide that other than in a contested election, at each meeting of the stockholders for the election of directors, each director shall be elected by a majority of votes cast.

An election shall be contested if (a) FOX’s secretary receives a notice that a stockholder has proposed to nominate a person for election to the FOX Board and (b) such nomination has not been withdrawn by such stockholder on or prior to the date that is ten days in advance of notice of the meeting. In the event of a contested election, the directors shall be elected by a plurality of the votes cast.

Only holders of FOX Class B Common Stock are entitled to vote on the election of directors.

FOX does not have a classified board and each director is elected annually.

The Roku Bylaws provide that each director shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.

The Roku Board is classified into three classes of directors with staggered three-year terms.

Removal of Directors	The FOX Certificate of Incorporation provides that, except for directors elected by of the holders of any series of FOX Preferred Stock or FOX Series Common Stock, any director, or the entire FOX Board, may be removed from office at any time by the affirmative vote of at least a majority of the FOX Voting Shares, voting together as a single class.	Subject to the rights of the holders of any series of Roku preferred stock to elect additional directors under specified circumstances and any limitation imposed by applicable law, neither the Roku Board nor any individual director may be removed without cause. Any individual director or directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of Roku capital stock entitled to vote generally at an election of directors, voting together as a single class.

Limitation on Liability of Directors	The FOX Certificate of Incorporation provides that a director of FOX shall not be liable to FOX or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the	The Roku Certificate of Incorporation provides that the liability of Roku’s directors for monetary damages is eliminated to the fullest extent permitted under applicable law.

	Rights of FOX Stockholders	Rights of Roku Stockholders

extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of FOX hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The DGCL provides that a corporation may limit or eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate liability for: (i) any breach of such person’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in the case of a director, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; (iv) any transaction from which such person derived an improper personal benefit; or (v) in the case of an officer, any action by or in the right of the corporation.

The DGCL provides that a corporation may limit or eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate liability for: (i) any breach of such person’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in the case of a director, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; (iv) any transaction from which such person derived an improper personal benefit; or (v) in the case of an officer, any action by or in the right of the corporation.

Indemnification of Directors and Officers	The FOX Bylaws provide that each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of FOX or any of FOX’s direct or indirect subsidiaries, or is or was serving at the request of FOX as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or in any other capacity (an “indemnitee”), shall be indemnified and held harmless by FOX to the fullest extent authorized by the DGCL, as the same exists or may	The Roku Certificate of Incorporation authorizes Roku, to the fullest extent permitted by applicable law, to provide indemnification of, and advancement of expenses to, its directors, officers, employees and other agents. The Roku Bylaws provide that Roku will indemnify its directors and executive officers to the extent not prohibited by the DGCL or any other applicable law, and that Roku has the power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. Roku has also entered into indemnification agreements with its directors and officers pursuant to which Roku has agreed to indemnify such directors and officers to the fullest extent permitted by law.

Rights of FOX Stockholders	Rights of Roku Stockholders

hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve as a director or officer or in any other capacity and shall inure to the benefit of the person’s heirs, executors, and administrators.

FOX shall to the fullest extent not prohibited by applicable law pay the expenses (including reasonable attorneys’ fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition, provided that FOX shall have received an undertaking by or on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

The DGCL provides that a corporation may indemnify any person who was or is a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of

The DGCL provides that a corporation may indemnify any person who was or is a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

The DGCL also provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

The Roku Bylaws provide that Roku will advance to any director or executive officer, prior to the final disposition of the proceeding and promptly following request, all expenses incurred by such director or executive officer in connection with such proceeding; provided, however, that if the DGCL requires, advancement of expenses incurred by a director or executive officer in such capacity will be made only upon delivery to Roku of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined by final

	Rights of FOX Stockholders	Rights of Roku Stockholders

the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

The DGCL also provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

The FOX Bylaws permit FOX to maintain insurance, at its expense, to protect FOX and any director, officer, employee or agent of FOX or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not FOX would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

The Roku Bylaws permit Roku, to the fullest extent permitted by the DGCL or any other applicable law and upon approval by the Roku Board, to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the bylaws.

Amendments to Certificate of Incorporation

The FOX Certificate of Incorporation provides that FOX reserves the right to amend, alter, or repeal any provision contained in its certificate of incorporation, in the manner now or hereafter prescribed by the DGCL.

The DGCL provides that no meeting or vote of stockholders shall be required to adopt an amendment that only (a) changes its corporate name; (b) deletes such provisions of the original certificate of incorporation which named the incorporator or incorporators, initial board of directors, and original subscribers for shares; or (c) deletes such provisions contained in any amendment to the certificate of incorporation as were necessary to affect a change, exchange, reclassification, subdivision, combination or cancellation of stock which has now become effective.

Notwithstanding the above provisions, the FOX Certificate of Incorporation provides that the affirmative vote of

The Roku Certificate of Incorporation provides that Roku reserves the right to amend, alter, change or repeal any provision contained in the Roku Certificate of Incorporation in the manner prescribed by statute and the Roku Certificate of Incorporation; provided, however, that notwithstanding any other provision of the Roku Certificate of Incorporation or applicable law that might otherwise permit a lesser vote or no vote, and in addition to any vote of the holders of any particular class or series of Roku capital stock required by law, the Roku Certificate of Incorporation or any certificate of designation with respect to a series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of Roku capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal Articles V, VI and VII of the Roku Certificate of Incorporation.

	Rights of FOX Stockholders	Rights of Roku Stockholders
holders of 65% or more of the combined voting power of the then outstanding shares of FOX capital stock entitled to vote generally in the election of directors (“FOX Voting Stock”), voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Section Five of Article IV, Article V, Article VII, Article VIII or Article IX of the FOX Certificate of Incorporation.

The DGCL provides that no meeting or vote of stockholders shall be required to adopt an amendment that only (i) changes its corporate name; (ii) deletes such provisions of the original certificate of incorporation which named the incorporator or incorporators, initial board of directors, and original subscribers for shares; or (iii) deletes such provisions contained in any amendment to the certificate of incorporation as were necessary to affect a change, exchange, reclassification, subdivision, combination or cancellation of stock which has now become effective.

Amendments to Bylaws

The FOX Certificate of Incorporation provides that the FOX Board is expressly authorized to adopt, repeal, alter or amend, or adopt any provision inconsistent with, the FOX Bylaws by the vote of a majority of the entire FOX Board or such greater vote as shall be specified in the FOX Bylaws.

Notwithstanding the foregoing, the affirmative vote of holders of 65% or more of the combined voting power of the then outstanding shares of FOX Voting Stock, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal, or adopt any provision inconsistent with, any provision of the FOX Bylaws.

The DGCL generally provides that after a corporation has received any payment for any of its stock, the power to adopt, amend, or repeal bylaws shall be in the stockholders entitled to vote. Any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

The Roku Board is expressly empowered to adopt, amend or repeal the Roku Bylaws, subject to the limitations set forth in the Roku Bylaws and the provisions of the Roku Certificate of Incorporation.

The Roku Bylaws may also be adopted, amended or repealed by Roku stockholders; provided, however, that, in addition to any vote of the holders of any class or series of Roku stock required by law or the Roku Certificate of Incorporation, such action by Roku stockholders requires the affirmative vote of the holders of 66 2/3% of the voting power of all then-outstanding shares of Roku capital stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL generally provides that after a corporation has received any payment for any of its stock, the power to adopt, amend, or repeal bylaws shall be in the stockholders entitled to vote. Any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, not limit their power to adopt, amend or repeal bylaws.

	Rights of FOX Stockholders	Rights of Roku Stockholders

Certain Business Combinations

The FOX Certificate of Incorporation contains a provision electing not to be governed by the anti-takeover provisions of Section 203 of the DGCL.

Additionally, the FOX Certificate of Incorporation provides that holders of FOX Class A Common Stock are entitled to vote only under certain circumstances, including (i) on a proposal to dissolve FOX or to adopt a plan of liquidation of FOX, and with respect to any matter to be voted on by FOX stockholders following adoption of a proposal to dissolve FOX or to adopt a plan of liquidation of FOX, (ii) on a proposal to sell, lease or exchange all or substantially all of FOX’s property and assets, (iii) on a proposal to adopt an agreement of merger or consolidation in which FOX is a constituent corporation, as a result of which FOX stockholders prior to the merger or consolidation would own less than 60% of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation, and (iv) with respect to any matter to be voted on by FOX stockholders during a period during which a dividend (or part of a dividend) in respect of FOX Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof), holders of FOX Class B Common Stock are entitled to one vote per share on all matters on which stockholders have the right to vote, including director elections.

The DGCL provides that Roku may not engage in any business combination with any interested stockholder (i.e., any person that is the owner of 15% or more of the outstanding voting stock of the corporation) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the Roku Board approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Roku outstanding at the time the transaction commenced, or (iii) at or subsequent to such time the business combination is approved by the Roku Board, and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The Roku Certificate of Incorporation does not contain any provision electing not to be governed by these anti-takeover provisions of the DGCL.

Stockholder Rights Plan	FOX does not have a stockholder rights plan.	Roku does not have a stockholder rights plan.

Exclusive Forum	The FOX Bylaws provide that, unless FOX consents in writing to the selection of, or otherwise elects, an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and	The Roku Certificate of Incorporation provides that, unless Roku consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for (a) any derivative action or

Rights of FOX Stockholders	Rights of Roku Stockholders

exclusive forum for (a) any derivative action or proceeding brought on behalf of FOX, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of FOX to FOX or its stockholders, (c) any action arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine.

Unless FOX consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.

proceeding brought on behalf of Roku, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of Roku to Roku or its stockholders, (c) any action asserting a claim arising under any provision of the DGCL, the Roku Certificate of Incorporation or the Roku Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine.

The Roku Certificate of Incorporation further provides that, unless Roku consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act. Any person or entity acquiring any interest in shares of Roku capital stock or other securities will be deemed to have notice of and consented to these forum provisions.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, legal counsel for FOX, is providing an opinion regarding the validity of the FOX Class A Common Stock to be issued in the First Merger. Goodwin Procter LLP, legal counsel for Roku, is providing an opinion regarding certain legal matters relating to the U.S. federal income tax treatment of the Mergers with respect to Roku.

EXPERTS

FOX

The consolidated financial statements of Fox Corporation appearing in Fox Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2026, and the effectiveness of Fox Corporation’s internal control over financial reporting as of June 30, 2026, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Roku

The financial statements of Roku, Inc. as of December 31, 2025, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this joint proxy statement/prospectus by reference to Roku, Inc.’s annual report on Form 10-K for the year ended December 31, 2025, and the effectiveness of Roku, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

FOX

FOX will hold a regular annual meeting of stockholders in 2026 (the “FOX 2026 Annual Meeting”) regardless of whether the Mergers are completed.

Proposals to be considered for inclusion in the proxy materials for the FOX 2026 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must meet the requirements of Rule 14a-8 and must have been delivered in writing to the Corporate Secretary of FOX at its executive offices at 1211 Avenue of the Americas, New York, NY 10036, no later than May 28, 2026. The submission of a stockholder proposal does not guarantee that it will be included in the proxy materials for the FOX 2026 Annual Meeting.

According to the applicable provisions of the FOX Bylaws, if a stockholder wishes to present a proposal or nomination of a person for election as a director at the FOX 2026 Annual Meeting outside the processes of Rule 14a-8, with such proposal or nomination not to be considered for inclusion in the proxy materials for such meeting, then the stockholder must have delivered written notice to the Corporate Secretary of FOX at the address noted above between 5:00 PM (New York time) on July 17, 2026, and 5:00 PM (New York time) on August 14, 2026. In the event that the FOX 2026 Annual Meeting is advanced by more than 30 days, or delayed (other than as a result of adjournment) by more than 70 days, from the first anniversary of FOX’s 2025 Annual Meeting of Stockholders, then the required notice must be delivered in writing to the Corporate Secretary of FOX at the address above no earlier than the close of business 120 days prior to the date of the FOX 2026 Annual Meeting and no later than the later of 90 days prior to the FOX 2026 Annual Meeting or the tenth day following the day on which the public announcement of the date of the FOX 2026 Annual Meeting is first made by FOX. A proposal or nomination that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a stockholder properly brings the proposal or nomination before the meeting, the proxies that management solicits for that meeting will have “discretionary” authority to vote on the stockholder’s proposal and/or nomination. Even if a stockholder makes timely notification, the proxies may still exercise “discretionary” authority in accordance with the SEC’s proxy rules.

Stockholders are also advised to review the FOX Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The FOX Bylaws are on file with the SEC and are available through its website at www.sec.gov.

Roku

If the Merger Agreement is adopted by Roku stockholders and the Mergers are completed, Roku will become a wholly-owned subsidiary of FOX, and, consequently, there will be no annual meeting of Roku stockholders in 2027 or thereafter. If the Merger Agreement is not adopted by Roku stockholders or the Mergers are not completed for any reason, Roku will hold an annual meeting of its stockholders in 2027.

Proposals to be considered for inclusion in the proxy materials for the annual meeting of Roku stockholders to be held in 2027 pursuant to Rule 14a-8 under the Exchange Act must meet the requirements of Rule 14a-8 and must be received by Roku not later than December 25, 2026 in order to be considered for inclusion in Roku’s proxy materials for that meeting. Such proposals may be delivered to Roku via email at corporatesecretary@roku.com or via mail at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112.

According to the applicable provisions of the Roku Bylaws, if a Roku stockholder wishes to present a proposal or nomination of a person for election as a director at the annual meeting of Roku stockholders to be held in 2027 outside the processes of Rule 14a-8, the Roku stockholder must give timely notice thereof in writing to Roku’s Corporate Secretary. This notice may be delivered to Roku via email at corporatesecretary@roku.com or via mail at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112. To be timely for the annual meeting of Roku stockholders to be held in 2027, a Roku stockholder’s notice must be delivered to or mailed and received by Roku’s Corporate Secretary at Roku’s principal executive offices between February 11, 2027 and March 13, 2027, provided that if the date of that annual meeting of Roku stockholders is earlier than May 12, 2027 or later than July 11, 2027, Roku stockholders must give the required notice not earlier than the 120th day before the annual meeting date and not later than the 90th day before the annual meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A Roku stockholder’s notice to the Corporate Secretary must also set forth the information required by the Roku Bylaws. To comply with the universal proxy rules, in addition to satisfying the requirements under the Roku Bylaws, Roku stockholders who intend to solicit proxies in support of director nominees other than Roku’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Roku stockholders are also advised to review the Roku Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The Roku Bylaws are on file with the SEC and are available through its website at www.sec.gov.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or notice, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Even if a stockholder’s household or address has received only one copy of this joint proxy statement/prospectus, a separate proxy card should have been provided for each stockholder account. Each individual proxy card should be signed, dated, and returned in the postage-prepaid envelope (or completed and submitted by telephone or via the internet, as described on the proxy card). If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of FOX and Roku will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Corporate Secretary, Fox Corporation, 1211 Avenue of the Americas, New York, NY 10036, or contact the Corporate Secretary of FOX by telephone at (212) 852-7000, or to Corporate Secretary, Roku, Inc., 1701 Junction Ct., Suite 100, San Jose, California 95112, or contact the Corporate Secretary of Roku by email at corporatesecretary@roku.com.

WHERE YOU CAN FIND MORE INFORMATION

FOX and Roku file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements, and other information regarding issuers, including FOX and Roku, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

FOX has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of FOX Class A Common Stock to be issued to Roku stockholders in connection with the Mergers. The registration statement, including the attached exhibits and annexes, contains additional relevant information about FOX and Roku, respectively. The rules and regulations of the SEC allow FOX and Roku to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows FOX and Roku to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that FOX and Roku have previously filed with the SEC.

FOX

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the SEC on August 6, 2026;

•	Current Report on Form 8-K/A, filed with the SEC on August 10, 2026;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 25, 2025;

•

The description of securities registered under Section  12 of the Exchange Act, which is contained in Exhibit 4.1 to FOX’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, and as amended by any amendment or report filed for purposes of updating that description.

Roku

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 13, 2026;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 1, 2026, and August 6, 2026;

•	Current Reports on Form 8-K (to the extent filed and not furnished), filed on June 15, 2026, June 17, 2026 and June 18, 2026;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2026; and

•

The description of securities registered under Section  12 of the Exchange Act, which is contained in Exhibit 4.3 to Roku’s Annual Report on Form 10-K filed with the SEC on March 2, 2020, and as amended by any amendment or report filed for purposes of updating that description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC (for example, as called for by Items 2.02 and 7.01 of Form 8-K), such information or exhibit is specifically not incorporated by reference.

In addition, FOX and Roku incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as after the date of this joint proxy statement/prospectus and until the date on which the FOX Special Meeting is held and the Roku Special Meeting is held (excluding any information and exhibits contained in current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from FOX or Roku, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:

Attention: Corporate Secretary Fox Corporation 1211 Avenue of the Americas New York, NY 10036 Telephone: (212) 852-7000	Attention: Corporate Secretary Roku, Inc. 1701 Junction Ct., Suite 100 San Jose, California 95112 Telephone: (408) 556-9040

These documents are available from FOX or Roku, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about FOX and Roku at their internet websites at https://www.foxcorporation.com and www.roku.com, respectively. Information contained on these websites is not incorporated by reference into, and does not constitute part of, this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Okapi Partners LLC, FOX’s proxy solicitor, D.F. King & Co., Inc., Roku’s proxy solicitor, at the following addresses and telephone numbers:

For FOX Stockholders:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (844) 201-1170

E-mail: info@okapipartners.com

For Roku Stockholders:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, NY 10005

Banks and brokers, please call: (646) 971-2689

All others, please call toll-free: (866) 342-4882

E-mail: roku@dfking.com

If you are a stockholder of Roku or FOX and would like to request documents, please do so by [●], 2026, to receive them before your respective company’s special meeting. If you request any documents from FOX or Roku, FOX or Roku, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after FOX or Roku, as the case may be, receives your request.

This joint proxy statement/prospectus is a prospectus of FOX and is a joint proxy statement of FOX and Roku for the FOX Special Meeting and the Roku Special Meeting, respectively. Neither FOX nor Roku has authorized anyone to give any information or make any representation about the Mergers or FOX or Roku that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that FOX or Roku has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

ROKU, INC.,

FOX CORPORATION,

FALCON MERGER SUB 1, INC.

and

FALCON MERGER SUB 2, LLC

Dated as of June 14, 2026

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of June 14, 2026, is by and among Roku, Inc., a Delaware corporation (the “Company”), Fox Corporation, a Delaware corporation (“Parent”), Falcon Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub 1”), and Falcon Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”). Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of this Agreement set forth next to such terms on Annex A hereto.

RECITALS

WHEREAS, in anticipation of the Mergers, Parent has formed Merger Sub 1 and Merger Sub 2 as direct wholly owned Subsidiaries of Parent;

WHEREAS, each of Parent, the Company, Merger Sub 1 and Merger Sub 2 desires, following the satisfaction or waiver of the conditions set forth in Article VI, to effect: (1) the merger of Merger Sub 1 with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the “Surviving Corporation”) and the Surviving Corporation becoming a wholly owned Subsidiary of Parent; and (2) immediately following the First Merger, and as the second step in a single integrated transaction with the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity in the Second Merger (the “Surviving Company”) and the Surviving Company becoming a wholly owned Subsidiary of Parent, in each case, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable, fair to and in the best interests of, Parent and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions set forth herein; (iii) subject to the terms hereof, resolved to recommend that Parent’s Class B common stockholders approve the issuance of Parent Class A Common Stock pursuant to this Agreement (collectively, the “Parent Board Recommendation” and together with the Company Board Recommendation, the “Board Recommendations”); and (iv) directed that the issuance of Parent Class A Common Stock pursuant to this Agreement be submitted to the holders of Parent’s Class B Common Stock for approval at a duly held meeting of such stockholders for such purpose (including any adjournment or postponement thereof, the “Parent Stockholder Meeting”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement, the Mergers and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement, the Mergers and the other Transactions, on the terms and subject to the conditions set forth herein; (iii) subject to the terms hereof, resolved to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Mergers and the other Transactions (collectively, the “Company Board Recommendation”); and (iv) directed that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (including any adjournment or postponement thereof, the “Company Stockholder Meeting”);

WHEREAS, the Board of Directors of Merger Sub 1 has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable and in the best interests of, Merger Sub 1 and its sole stockholder and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, the Board of Managers of Merger Sub 2 has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable and in the best interests of, Merger Sub 2 and its sole member and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, for United States federal (and applicable state and local) income tax purposes, it is intended that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and the Merger Subs to enter into this Agreement, Parent and certain stockholders of the Company (the “Sellside Supporting Stockholders”) entered into a voting and support agreement (the “Sellside Voting Agreement”) in connection with the transactions contemplated by this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Company and a stockholder of Parent entered into a voting and support agreement (the “Buyside Voting Agreement” and, together with the Sellside Voting Agreement, the “Voting Agreements”) in connection with the transactions contemplated by this Agreement; and

WHEREAS, the Company, Parent and the Merger Subs desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Mergers

Section 1.01 The Mergers.

(a) First Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub 1 shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub 1 shall cease, and the Company shall continue as the surviving corporation of the First Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub 1 in accordance with the DGCL.

(b) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, immediately following the Effective Time, the Surviving Corporation shall be merged with and into Merger Sub 2. Following the Second Effective Time (as defined below), the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub 2 shall continue as the surviving company of the Second Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of the Surviving Corporation in accordance with the DGCL and the DLLCA.

Section 1.02 Closing. The closing of the Mergers (the “Closing”) shall take place at 7:00 a.m., New York City time, no later than the third (3rd) business day after the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York or electronically by exchange of documents and signatures, unless another time, date or place is agreed to in writing by the Company and Parent (the date on which the Closing occurs, the “Closing Date”).

Section 1.03 Effective Times.

(a) Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “First Certificate of Merger”) with respect to the First Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection therewith. The First Merger shall become effective at such time as the First Certificate of Merger is filed with the Secretary of State of Delaware or at such other time as Parent and the Company shall agree in writing and specify in the First Certificate of Merger (such time as the First Merger becomes effective, the “Effective Time”).

(b) Second Effective Time. Subject to the provisions of this Agreement, immediately following the Effective Time, the parties shall cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Second Certificate of Merger”) with respect to the Second Merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and the DLLCA in connection therewith. The Second Merger shall become effective at such time as the Second Certificate of Merger is filed with the Secretary of State of Delaware or at such other time as Parent and the Company shall agree in writing and specify in the Second Certificate of Merger (such time as the Second Merger becomes effective, the “Second Effective Time”).

Section 1.04 Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

ARTICLE II

Effect of the Mergers; Certain Governance Matters

Section 2.01 Effect on Capital Stock.

(i) Effect of the First Merger. As of the Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Company, the Merger Subs or any stockholder of the Company:

(A) Each share of Company Common Stock held, directly or indirectly, by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be unaffected by the First Merger and shall remain outstanding as one share of common stock, par value $0.0001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”);

(B) Any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub 1, Merger Sub 2 or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(C) Except as provided in Sections 2.01(i)(A) and 2.01(i)(B), and subject to Sections 2.03 and 2.04, each share of Company Class A Common Stock and Company Class B Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive (1) 0.9693 of a share of Parent Class A Common Stock (the “Exchange Ratio”), together with cash in lieu of fractional shares of Parent Class A Common Stock as specified in Section 2.03(v), without interest, and (2) $96.00 in cash, without interest (the “Per Share Cash Amount”) ((1) and (2), collectively, the “Merger Consideration”); and

(D) Each share of common stock, par value $0.0001 per share, of Merger Sub 1 (“Merger Sub 1 Common Stock”) outstanding immediately prior to the Effective Time will be converted automatically into one share of Surviving Corporation Common Stock.

(ii) Effect of the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any party: (1) each limited liability company interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company; and (2) all shares of Surviving Corporation Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

(iii) Closing of the Company’s Transfer Books. At the Effective Time: (A) except for shares of Company Common Stock that continue to be held by a Subsidiary of the Surviving Corporation following the Effective Time in accordance with Section 2.01(i)(A), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Certificate”) or uncertificated shares of Company Common Stock outstanding immediately prior to the Effective Time represented by book-entry positions (each such share, a “Book-Entry Share”) shall cease to have any rights as stockholders of the Company and such Certificates and Book-Entry Shares shall represent only the right to receive the Merger Consideration in accordance with Section 2.03, without interest; and (B) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate or Book-Entry Share is presented to the Exchange Agent (as defined below) or to the Surviving Corporation, the Surviving Company or Parent, such Certificate or Book-Entry Share shall be cancelled and shall be exchanged for the Merger Consideration as provided in and subject to the procedures and requirements of Section 2.03.

(iv) Dissenting Shares.

(A) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect, validly withdraws its demand for, or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.01(i)(C), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(B) If any Dissenting Shares lose their status as such (through failure to perfect or otherwise), then, effective as of the later of the Effective Time and the date of loss of such status, such shares will be deemed automatically to have been converted into, and shall represent only, the right to receive Merger Consideration in accordance with Section 2.01(i)(C), without interest thereon, upon surrender of the Company Stock Certificate representing such shares or, if such shares are Uncertificated Company Shares, upon compliance with the procedures established by the Exchange Agent for the transfer of such Uncertificated Company Shares, in each case in accordance with Section 2.03.

(C) The Company shall give Parent: (1) prompt written notice of any demand (and copies of any demand) for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other communication, demand, notice or instrument (and copies of such other demand, notice or instrument or a summary of any such communication) delivered to or received by the Company prior to the Effective Time relating to any demand for appraisal; and (2) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument relating to any demand for appraisal. The Company shall not make any payment, compromise or settlement offer (or agree to any of the foregoing) prior to the Effective Time with respect to any such demand, notice or instrument unless Parent has given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such payment or settlement offer.

(D) If the aggregate value (determined in accordance with Section 5.19(f)) of all shares of Parent Class A Common Stock that would be issued pursuant to the Mergers (other than shares issued to a Subsidiary of the Company or a Subsidiary of Parent) is less than 40% of the sum of (i) the aggregate value of the Merger Consideration into which the shares of Company Common Stock outstanding as of immediately prior to the Effective Time (other than in respect of Dissenting Shares) will be converted pursuant to Section 2.01(i)(C), and (ii) the aggregate value of the Merger Consideration that would have become payable in respect of any Dissenting Shares pursuant to Section 2.01(i)(C) if such shares were not Dissenting Shares (the sum of clauses (i) and (ii), the “Grossed-Up Merger Consideration”), then the Exchange Ratio will be increased and the Per Share Cash Amount will be correspondingly decreased, until the aggregate value (determined in accordance with Section 5.19(f)) of all shares of Parent Class A Common Stock to be issued as a result of the conversion of the Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 2.01(i)(C) (excluding any Dissenting Shares) equals 40% of the Grossed-Up Merger Consideration. For purposes of this Section 2.01(iv)(D), the value of the Parent Class A Common Stock, determined in accordance with Section 5.19(f), shall be equal to $66.03, and the parties agree that this Section 2.01(iv)(D) is intended to cause this Agreement to satisfy the requirements of Treasury Regulations section 1.368-1(e) (treating 40% as a “substantial part” for such purposes) and shall be interpreted in a manner consistent therewith.

Section 2.02 Treatment of Company Equity Awards and Equity Plans.

(i) Vested Company RSUs. Immediately prior to the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each vested Company RSU outstanding immediately prior to the Effective Time (each, a “Vested Company RSU”) shall be cancelled and be automatically converted into the right to receive, without interest and subject to deduction for any required withholding under applicable Tax Law in accordance with Section 2.03(ix), the Merger Consideration (in accordance with Section 2.03(i)-(iv)) in respect of each share of Company Common Stock that was subject to such Vested Company RSU immediately prior to the Effective Time (the “Vested Company RSU Consideration”).

(ii) Unvested Company RSUs. Immediately prior to the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each Company RSU outstanding immediately prior to the Effective Time that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall be cancelled and converted into the right to receive (1) a Converted RSU Cash Award and (2) a Converted RSU Equity Award as set forth below.

(A) Each Converted RSU Cash Award shall provide the holder with the right to receive a payment in respect of each share of Company Common Stock that was subject to the applicable Unvested Company RSU immediately prior to the Effective Time equal to the Per Share Cash Amount (a “Converted RSU Cash Award”). The Converted RSU Cash Award shall be subject to the same vesting schedule that was applicable to such Unvested Company RSU immediately prior to the Effective Time (and, for the avoidance of doubt, any contractual acceleration rights that would have otherwise applied to such Unvested Company RSU shall apply to the Converted RSU Cash Award). Each Converted RSU Cash Award shall be payable by Parent on the date that such Unvested Company RSU would have become vested pursuant to the vesting schedule in place for such Unvested Company RSUs immediately prior to the Effective Time. Parent shall make all such required payments to holders of Converted RSU Cash Awards no later than 30 days following the date on which such Converted RSU Cash Award would have become vested under the original vesting schedule (such date on which the Converted RSU Cash Award is paid, the “RSU Payment Date”). Payment of the Converted RSU Cash Award shall be made in the form of cash or Parent Class A Common Stock, or a combination thereof, as determined by Parent in its sole discretion, with the value of the Parent Class A Common Stock determined based on the closing trading price of Parent Class A Common Stock on the last trading day immediately prior to the RSU Payment Date. All amounts payable pursuant to this Section 2.02(ii)(A) shall be subject to deduction for any required withholding under applicable Tax Law. To the extent any Converted RSU Cash Award is settled in Parent Class A Common Stock, Parent shall satisfy any required withholding under applicable Tax Law through either net share withholding or Parent shall permit the holder to elect a sale-to-cover transaction pursuant to which such number of shares of Parent Class A Common Stock otherwise deliverable in settlement of such Converted RSU Cash Award as is necessary to satisfy such withholding obligation shall be sold and the proceeds thereof remitted to the applicable taxing authorities.

(B) Each Converted RSU Equity Award shall be an award of restricted stock units that shall provide the holder with the right to receive a number of shares of Parent Class A Common Stock equal to the product of (rounded to the nearest whole number of shares): (i) the number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (a “Converted RSU Equity Award”). Each Converted RSU Equity Award shall be subject to the terms and conditions of the Parent Stock Plan provided that the applicable vesting schedule, and any contractual acceleration rights that would have otherwise applied to such Unvested Company RSU shall apply to such Converted RSU Equity Award.

(iii) Company Options.

(A) Vested Company Options. Immediately prior to the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each In-the-Money Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (each, a “Vested In-the-Money Company Option”) shall be cancelled and be automatically converted into the right to receive, without interest and subject to deduction for any required withholding under applicable Tax Law in accordance with Section 2.03(ix), for each share of Company Common Stock subject to such Vested In-the-Money Company Option immediately prior to the Effective Time, the Merger Consideration (in accordance with Section 2.03(i)-(iv)) reduced by the applicable per share exercise price for such Vested In-the-Money Company Option, which shall be paid in the same proportion of Parent Class A Common Stock and cash as the Merger Consideration (the “Vested Company Option Consideration”). Any fractional shares resulting from such calculation shall be treated in accordance with Section 2.03(v). The value of Merger Consideration for purposes of determining the Vested Company Option Consideration shall be determined based on the closing trading price of Parent Class A Common Stock on the last trading day immediately prior to the Closing Date.

(B) Out-of-the-Money Company Options. Immediately prior to the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each Out-of-the-Money Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled as of the Effective Time for no consideration.

(iv) Unvested Company Options. Immediately prior to the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each Company Option that is unvested and outstanding immediately prior to the Effective Time (each, an “Unvested Company Option”) shall be cancelled and converted into the right to receive (1) a Converted Option Cash Award and (2) a Converted Option Equity Award as set forth below.

(A) Each Converted Option Cash Award shall provide the holder with the right to receive a payment in respect of each share of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time equal to (i) the Per Share Cash Amount minus (ii) the product of (x) the applicable exercise price per share of such Unvested Company Option and (y) the Cash Consideration Ratio (a “Converted Option Cash Award”). The Converted Option Cash Award shall be subject to the same vesting schedule that was applicable to such Unvested Company Option immediately prior to the Effective Time (and, for the avoidance of doubt, any contractual acceleration rights that would otherwise have applied to such Unvested Company Option shall continue to apply to the Converted Option Cash Award following the Effective Time). Each Converted Option Cash Award shall be payable by Parent on the date that such Unvested Company Option would have become vested pursuant to the vesting schedule applicable to such Unvested Company Option immediately prior to the Effective Time. Parent shall make all such required payments to holders of Converted Option Cash Awards no later than 30 days following the date on which such Converted Option Cash Award would have become vested under the original vesting schedule (such date on which the Converted Option Cash Award is paid, the “Option Payment Date”). Payment of the Converted Option Cash Award shall be made in the form of cash or Parent Class A Common Stock, or a combination thereof, as determined by Parent in its sole discretion, with the value of the Parent Class A Common Stock determined based on the closing trading price of Parent Class A Common Stock on the last trading day immediately prior to the Option Payment Date. All amounts payable pursuant to this Section 2.02(iv)(A) shall be subject to deduction for any required withholding under applicable Tax Law. To the extent any Converted Option Cash Award is settled in Parent Class A Common Stock, Parent shall satisfy any required withholding under applicable Tax Law through either net share withholding or Parent shall permit the holder to elect a sale-to-cover transaction pursuant to which such number of shares of Parent Class A Common Stock otherwise deliverable in settlement of such Converted Option Cash Award as is necessary to satisfy such withholding obligation shall be sold and the proceeds thereof remitted to the applicable taxing authorities.

(B) Each Converted Option Equity Award shall be a stock option award substituted in accordance with Sections 409A and 424 of the Code that shall provide the holder with the right to purchase a number of shares of Parent Class A Common Stock under the Parent Stock Plan equal to the product of (rounded down to the nearest whole number of shares): (i) the number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to: (i) the exercise price per share applicable to such Unvested Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio, multiplied by (iii) the Equity Consideration Ratio (a “Converted Option Equity Award”). Each Converted Option Equity Award shall be subject to the terms and conditions of the Parent Stock Plan provided that the applicable vesting schedule and any contractual acceleration rights that would otherwise have applied to the applicable Unvested Company Option immediately prior to the Effective Time shall apply to such Converted Option Equity Award. The exercise price and the number of shares of Parent Class A Common Stock subject to such Converted Option Equity Award shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code.

(v) Company ESPP. As soon as practicable after the date hereof and in any event prior to the Effective Time , the Board of Directors of the Company (or, if appropriate, the committee administering the Company ESPP) shall pass such resolutions and shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) no new Company ESPP offering period shall be authorized or commenced on or after the date of this Agreement; (ii) no further rights shall be granted under the Company ESPP after the Effective Time; (iii) no new participants may commence participation in the Company ESPP following the date of this Agreement; and (iv) the Company ESPP shall terminate in its entirety effective as of, and conditioned upon, the Effective Time (the “ESPP Termination”).

(vi) Prior to the Effective Time, the Board of Directors of the Company (or, if applicable, any appropriate committee thereof) shall take, or cause to be taken, all reasonably necessary and appropriate action (a) under the Company Stock Plans (and the underlying grant, award or similar agreements) and Company ESPP to give effect to the transactions contemplated by this Section 2.02, including adopting resolutions approving and adopting the treatment of the Company RSUs, Company Options and Company ESPP as contemplated by this Section 2.02 and (b) to terminate each Company Stock Plan in accordance its terms effective as of the Effective Time (the actions required by clauses (a) and (b) of this Section 2.02(vi), the “Equity Actions”). Prior to the Effective Time, the Company shall provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which reasonable comments the Company shall incorporate) adopted in connection with the Equity Actions.

Section 2.03 Exchange of Shares and Certificates.

(i) Exchange Agent. Prior to the Effective Time, Parent shall designate an exchange agent (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article II, Certificates and Book-Entry Shares (each as defined below) for the Merger Consideration. In addition, at or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Company Common Stock (i) cash and (ii) evidence of shares of Parent Class A Common Stock to be issued in non-certificated book-entry form, in each case in amounts sufficient to deliver the Merger Consideration (such cash and shares, together with any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”) required to be delivered to holders of Company Common Stock pursuant to Section 2.01(i)(C). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.01(i)(C) out of the Exchange Fund.

(ii) Exchange Procedures. As soon as reasonably practicable after the Closing, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.01(i)(C), as applicable: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as determined by Parent); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Surrender of any Book-Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that amount of Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, without interest, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. If any portion of the applicable Merger Consideration is to be paid to or registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration or payment of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by Section 2.01(i)(C). No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the applicable Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(iii) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any shares of Parent Class A Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(v), in each case until the surrender of such Certificate (subject to Section 2.03(x)) or Book-Entry Share in accordance with this Article II. Subject to applicable Laws, following surrender of any such Certificate (subject to Section 2.03(x)) or Book-Entry Share, there shall be paid to the holder of shares of Parent Class A Common Stock issued in exchange therefor, without interest, at the time of such surrender, (1) the amount of any cash payable in lieu of a fractional share of Parent Class A Common Stock to which such holder is entitled pursuant to Section 2.03(v) and (2) the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such shares of Parent Class A Common Stock and not paid.

(iv) No Further Ownership Rights in Company Common Stock. All Merger Consideration issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation (or any register of members or similar of the Surviving Company) of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

(v) Fractional Shares.

(A) No fraction of a share of Parent Class A Common Stock shall be issued to holders of Certificates or Book-Entry Shares in connection with the Mergers, and no certificates, book entries or scrip for any such fractional share or interest therein shall be issued to holders of Certificates or Book-Entry Shares nor shall they entitle the owner thereof to vote or to any other rights as a stockholder of Parent.

(B) Notwithstanding any other provision of this Agreement, a whole number of shares of Parent Class A Common Stock equal to the sum of all fractional shares of Parent Class A Common Stock that would have been issued pursuant to the Mergers in the absence of Section 2.03(v)(A), rounded up to the next whole number of shares if applicable, shall be issued to the Exchange Agent on behalf of the holders of Certificates or Book-Entry Shares. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Class A Common Stock (after aggregating all shares of Parent Class A Common Stock issuable to such holder hereunder) shall, in lieu of such fraction of a share, upon surrender of such holder’s Certificate(s) (subject to Section 2.03(x)) or the transfer of such holder’s Book-Entry Shares, be paid in cash, without interest, an amount equal to such fraction determined as follows: As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the sum of the number of full shares of Parent Class A Common Stock delivered to the Exchange Agent for issuance to holders of Certificates or Book-Entry Shares and the number of full shares of Parent Class A Common Stock delivered to the Exchange Agent pursuant to the first sentence of this Section 2.03(v)(B) over (ii) the aggregate number of full shares of Parent Class A Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the Nasdaq, all in the manner provided herein in clause (C) below.

(C) The sale of the Excess Shares by the Exchange Agent shall be executed on the Nasdaq and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.03(v).

(vi) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(i) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter be entitled to look only to Parent for payment of their claim for any Merger Consideration (including any cash in lieu of fractional shares of Parent Class A Common Stock) and any dividends or distributions with respect to Parent Class A Common Stock upon due surrender of the Certificate or Book-Entry Shares.

(vii) No Liability. None of Parent, the Company, Merger Sub 1, Merger Sub 2, the Surviving Corporation, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to seven (7) years after the Effective Time, or immediately prior to such earlier date on which any Merger Consideration (including any cash in lieu of fractional shares of Parent Class A Common Stock) or any dividends or distributions with respect to Parent Class A Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(viii) Investment of Merger Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent.

(ix) Withholding Rights. Each of Parent, the Company, Merger Sub 1, Merger Sub 2, the Surviving Corporation, the Surviving Company and the Exchange Agent, and their respective agents, as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable Law. To the extent that amounts are withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(x) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Class A Common Stock, and unpaid dividends and distributions on shares of Parent Class A Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.04 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Class A Common Stock or, subject to Section 5.01, Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange or conversion of shares, dividend payable in stock or other securities or other similar transaction, the Exchange Ratio and, only in the event of any such reclassification, recapitalization, split-up, combination, exchange or conversion, dividend or similar transaction with respect to the Company Common Stock, the Per Share Cash Amount, and related provisions shall be appropriately adjusted to provide to the holders of Company Common Stock or Company Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or conversion, dividend or other similar transaction. Nothing in this Section 2.04 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.05 Further Assurances. At and after the Effective Time, the officers and directors or managers, as applicable, of Parent, the Surviving Corporation or the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Parent or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any and all other actions and things necessary or advisable to vest, perfect or confirm of record or otherwise in Parent or the Surviving Company, as applicable, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Company, as applicable, as a result of, or in connection with, the Mergers.

Section 2.06 Governance of Parent. After the date hereof and prior to the Closing, the Company shall be permitted to designate an additional member of the Board of Directors of Parent, who shall be reasonably acceptable to Parent (the “Company Designee”). The parties shall take all action necessary so that, as of immediately following the Effective Time, the Company Designee shall be added as an additional member of the Board of Directors of Parent, to hold office until the earliest to occur of the appointment or election of his or her successor or his or her resignation or proper removal. In the event that prior to the Effective Time, the Company Designee is unable or unwilling to serve on the Board of Directors of Parent, the Company shall select a replacement for such individual to serve in such person’s place (which replacement must be reasonably acceptable to Parent), and such replacement individual shall become the “Company Designee”. The parties shall take all action necessary to ensure that any such replacement designee is duly qualified and appointed as a director of the Board of Directors of Parent as of immediately following the Effective Time in accordance with this Section 2.06.

Section 2.07 Governance of Merger Subs.

(i) At the Effective Time, subject to Section 5.12, the Company Charter and the Company Bylaws shall be amended and restated to read in their entirety as the Certificate of Incorporation of Merger Sub 1 and the Bylaws of Merger Sub 1, respectively, except that unless otherwise determined by Parent, references therein to Merger Sub 1 shall be deemed to refer to the name of the Surviving Corporation, in each case until thereafter amended in accordance with this Agreement and applicable Law.

(ii) At the Second Effective Time, subject to Section 5.12, the certificate of formation and the limited liability company agreement of Merger Sub 2, each as in effect immediately prior to the Second Effective Time shall be the certificate of formation and the limited liability company agreement of the Surviving Company, except that unless otherwise determined by Parent the name of the Surviving Company shall be Roku, LLC, in each case, until thereafter amended in accordance with applicable Law.

(iii) The directors of Merger Sub 1 immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The managers of Merger Sub 2 immediately prior to the Second Effective Time shall become the managers of the Surviving Company immediately after the Second Effective Time, to hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(iv) The officers of Merger Sub 1 immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub 2 immediately prior to the Second Effective Time shall become the officers of the Surviving Company immediately after the Second Effective Time, to hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports filed on or after January 1, 2025 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 3.01 Organization, Good Standing and Qualification. (a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

(b) The Company has made available to Parent complete and correct copies of (i) the Company Charter and Company Bylaws and (ii) the organizational documents of each of the Significant Subsidiaries of the Company, in each case, as amended to and as in effect on the date of this Agreement. The Company is not in violation of the Company Charter or Company Bylaws in any material respect. No Subsidiary of the Company is in violation of any provision of its organizational documents except as, individually or in the aggregate, has not and would not be reasonably expected to have a Company Material Adverse Effect.

Section 3.02 Capital Structure. (a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of class A common stock, $0.0001 par value per share, of the Company (the “Company Class A Common Stock”, and such shares, “Class A Shares”), (ii) 150,000,000 shares of class B common stock, $0.0001 par value per share, of the Company (the “Company Class B Common Stock”, and together with the Company Class B Common Stock, the “Company Common Stock”, and such shares of Company Class B Common Stock, “Class B Shares”, and together with the Class A Shares, the “Shares”), and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of the close of business on June 11, 2026 (such date and time, the “Measurement Date”), (A) 131,950,102 Class A

Shares and 16,392,064 Class B Shares were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) Company Options to purchase an aggregate of 4,020,409 Class A Shares and an aggregate of 346,746 Class B Shares were issued and outstanding; (D) an aggregate of 4,110,341 Class A Shares were subject to outstanding Company RSUs; (E) an aggregate of 39,952,762 Class A Shares were reserved for issuance pursuant to the Company Stock Plans; (F) an aggregate of 5,089,265 Class A Shares were reserved for issuance pursuant to the Company ESPP; and (G) no shares of Company Common Stock were held in the treasury of the Company. Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares or other shares of capital stock reserved for, or subject to, issuance.

(b) (i) From the Measurement Date to the date of this Agreement, the Company has not (A) issued any Shares except pursuant to the settlement of Company RSUs or the exercise of Company Options outstanding as of the Measurement Date, (B) issued or granted any Company RSUs, Company Options or other equity awards or (C) issued any other shares of capital stock of the Company or securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company. (ii) Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans and this Agreement, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). (iii) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than (A) transfer restrictions arising under applicable securities Laws and (B) any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements). (iv) Except as set forth in Sections 3.02(a) or 3.02(e), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. (v) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. (vi) The Company has requested that its proxy mailing service provider provide, and the Company has received from such provider, an estimate of non-U.S. equity ownership of the Company, which estimate was determined based on the mailing addresses of beneficial owners of Company Common Stock as reflected in such service provider’s records (a “Proxy Mailing Search”); and to the Knowledge of the Company, based on such estimate, no more than 20% of the total equity interests in the Company, and no more than 20% of the voting securities in the Company, are held by non-U.S. persons or entities.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) each of the Company’s Significant Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan. No Subsidiary of the Company owns any Shares). As of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than any direct or indirect wholly-owned Subsidiary of the Company, nor does the Company or any Subsidiary of the Company have any obligation, contingent or otherwise, to consummate any investment in any such Person.

(d) All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(e) Section 3.02(e) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of all Company Equity Awards, including (as applicable) (i) the name of the holder; (ii) the form of Company Equity Award held; (iii) the number of shares issuable upon exercise or settlement of such Company Equity Award, (iv) the exercise price and (v) the grant date and the expiration date. Each Company Equity Award (w) was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective by all necessary action and granted in compliance with all applicable Laws (including Section 409A of the Code) and the terms and conditions of the Company Stock Plan under which it was granted, (x) is evidenced by an award agreement, substantially in the forms made available to Parent, (y) will not trigger any liability for the holder thereof under Section 409A of the Code and (z) was issued under and covered by an effective Form S-8 registration statement covering Shares issued under the Company Stock Plan.

Section 3.03 Corporate Authority and Approval; Financial Advisor Opinions. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions to which it is a party, subject only to the adoption of this Agreement by the holders of a majority of the outstanding Class A Shares and Class B Shares entitled to vote on such matter, voting together as a single class, at a meeting duly called and held for such purpose (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of the holders of any class of the Company’s capital stock or any holder of capital stock of or other equity interests in any of the Company’s Subsidiaries necessary to authorize or adopt this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Upon execution and delivery by each of the Company of each other Transaction Document to which it is a party, each other Transaction Document to which it is a party will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of the Company has unanimously (i) determined that this Agreement, the Mergers and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement, the Mergers and the other Transactions, on the terms and subject to the conditions set forth herein; (iii) subject to the terms hereof, resolved to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Mergers and the other Transactions; (iv) authorized and approved the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions; (v) directed that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (including any adjournment or postponement thereof); and (vi) received the opinion of Qatalyst Partners LP (“Qatalyst Partners”) to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by holders of Shares (other than Parent or any Affiliate of Parent) pursuant to, and in accordance with, the terms of this Agreement is fair, from a financial point of view, to such holders. Subject to Section 5.02, such resolutions have not been amended, modified or rescinded. A signed copy of such opinion will be made available to Parent, for informational purposes only, promptly after the execution and delivery of this Agreement (it being understood and agreed that such opinion is for the benefit of the Board of Directors of the Company only).

Section 3.04 Governmental Filings; No Violations. (a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.03, (ii) as may be required under the HSR Act or any other applicable Antitrust Laws, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (iii) required to comply with state securities or “blue-sky” Laws, (iv) as may be required under applicable Investment Screening Laws, or

(v) any filings required under the rules and regulations of Nasdaq, no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) in connection with the execution, delivery and performance by the Company of the Transaction Documents to which it is a party or the consummation by the Company of the Mergers and the other Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution, delivery and performance by the Company of each Transaction Document to which it is a party does not, and the consummation by the Company of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the “Company Charter”) or the Amended and Restated Bylaws of the Company (as amended from time to time, the “Company Bylaws”) or the comparable governing instruments of any of the Company’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Material Contract (as defined below) binding upon the Company or any of its Subsidiaries or by which its or their assets or properties is bound, assuming the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 3.04(a) are made or obtained and receipt of the Company Stockholder Approval, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Material Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Company Reports; Financial Statements. (a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents including all exhibits and information incorporated by reference required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024, (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The Company maintains and at all times since the Applicable Date has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains and at all times since the Applicable Date has maintained, internal control over financial reporting (as defined in

Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(e) Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by the Company or any of its Subsidiaries of registration under the Exchange Act.

Section 3.06 Absence of Certain Changes. Since the date of the Most Recent Balance Sheet, and through the date of this Agreement, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since the date of the Most Recent Balance Sheet, and through the date of this Agreement, except for the Transactions, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice; (ii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock (except for dividends or other distributions by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company); (iii) the Company and its Subsidiaries have not incurred any Indebtedness or issued any warrants or rights to acquire any Indebtedness, other than (x) Indebtedness in the ordinary course of business consistent with past practice under the Existing Credit Agreement and (y) intercompany Indebtedness among the Company and its wholly owned Subsidiaries; (iv) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise; (v) the Company and its Subsidiaries have not made any material change with respect to financial accounting policies or procedures, except as required by applicable Law or GAAP; and (vi) neither the Company nor any of its subsidiaries has taken any action or failed to take any action that, if taken after the date hereof and prior to the Closing, would have required consent of Parent pursuant to subparagraphs (i), (ii), (v), (vi), (x), (xii), (xiii), (xv), or, with respect to foregoing subparagraphs, (xviii) of Section 5.01(b)).

Section 3.07 Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of March 31, 2026, and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2026 (the “Most Recent Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet; (iii) liabilities or obligations arising out of the Transaction Documents (and which do not arise out of a breach by the Company or any of its Subsidiaries of any Transaction Document); or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 5.06).

Section 3.08 Employee Benefits. (a) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit or compensation plan, contract, policy, program agreement or arrangement (whether written or unwritten) maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries covering current or former employees, directors or other natural person service providers of the Company or any of its Subsidiaries (“Company Service Providers”) or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (contingent or otherwise), including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive, bonus, deferred compensation, stock purchase, employment, retention, severance, termination, change in control, restricted stock, stock option, stock appreciation rights or stock based plans, employee loans, tax gross-up, medical, life or other insurance, profit-sharing, pension or retirement plan; provided that the term Company Plan shall exclude any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). Each material Company Plan (other than any individual offer letters with any employees of the Company or any of its Subsidiaries pursuant to the Company’s form offer letter provided to Parent, which do not provide for contractual severance entitlements or compensation guarantees (each, an “Offer Letter”)) as of the date of this Agreement is listed in Section 3.08(a) of the Company Disclosure Letter. True and complete copies of each of the following have been provided or made available to Parent prior to the date of this Agreement: (i) the plan documents for each material Company Plan (other than any Offer Letter that is terminable “at will” (or following a notice period imposed by applicable law) without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or similar payment) (or, if unwritten, a written summary thereof), and all amendments thereto; (ii) any currently effective favorable determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) the most recent nondiscrimination tests required to be performed under the Code.

(b) All Company Plans have been established, maintained and operated in compliance with the terms of such Company Plan and applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to have a Company Material Adverse Effect.

(c) Each Company Plan that is subject to ERISA (a “Company ERISA Plan”) and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, circumstances do not exist that are reasonably likely to adversely affect the qualification of such plan under Section 401(a) of the Code.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any trade or business (whether or not incorporated) which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”).

(e) None of the Company or any of its Subsidiaries nor any Company ERISA Affiliate currently sponsors, maintains or contributes or is obligated to contribute to or has any liability with respect to, or has in the past six (6) years sponsored, maintained or contributed or been obligated to contribute to or had any liability with respect to, any (i) pension plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section or (ii) any Multiemployer Plan. No Company Plan is and none of the Company nor any of its Subsidiaries sponsor, contribute to, or have any liability in respect of, (i) a “multiple employer plan” as defined in Section 413(c) of the Code, or (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) All contributions, premiums or other amounts required to be made by the Company or its Subsidiaries under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued in accordance with past practice, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) There is no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), audits, suits, proceedings, investigations or any other legal proceeding (collectively, “Actions”) relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company, no facts or circumstances currently exist that would reasonably be expected to give rise to any such Actions which would reasonably be expected to have a Company Material Adverse Effect.

(h) Neither the Company nor its Subsidiaries have any obligations for retiree health or life benefits to any Company Service Provider or under any Company Plan or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA (at the sole expense of the beneficiary thereof).

(i) Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Mergers or the other Transactions contemplated by this Agreement, nor the consummation of the Mergers or the other Transactions contemplated hereby will (whether alone or in connection with any other event), (i) result in any payment or benefit (including severance) becoming due to any Company Service Provider (ii) cause any Company Service Provider to become eligible for any increase in compensation or benefits (including severance pay (including any increase from zero) upon any termination of employment after the date of this Agreement), (iii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, or increase the amount payable or result in any other material obligation to, any Company Service Provider, (iv) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent, to merge, amend or terminate any of the Company Plans or (v) result in any payment or benefit (including accelerated vesting) that will be considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j) Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred (including pursuant to Sections 409A or 4999 of the Code).

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries (A) are in compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions and (B) have no liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Plan and (ii) to the Knowledge of the Company, each of the employees of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

Section 3.09 Labor Matters.

(a) As of the date of this Agreement, and since the Applicable Date, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has been the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed any unfair labor practice or has sought to compel the Company to bargain with any labor union or labor organization, (b) there has been no pending or, to the Knowledge of the Company, threatened in writing, any labor strike, walkout, work stoppage, slow-down or lockout involving the Company or its Subsidiaries, (c) there has been no pending or threatened union organizing activities involving employees of the Company or any of its Subsidiaries or representation or certification proceedings or petitions with or to be brought or filed with the National Labor Relations Board or other labor relations tribunal by any union, works council or other similar labor or employee association (“Union”). Except as set forth on Section 3.09(a) of the Company Disclosure Letter, neither the Company not any of its Subsidiaries is party to or bound by any Labor Agreement, and no employee of the Company is represented by a Union.

(b) The Company and its Subsidiaries are, and since the Applicable Date have been, in material compliance with all applicable Laws relating to labor, employment and employment practices, including all Laws respecting terms and conditions of employment, labor relations, collective bargaining, wages, hours, worker classification, notices, leave, affirmative action and plan obligations, equal employment opportunity, child labor, immigration (including completion of Forms I-9 for all U.S. employees), discrimination, harassment, retaliation, termination of employment, disability rights or benefits, privacy, workers’ compensation, occupational safety and health, withholding of taxes, unemployment compensation, restrictive covenants, plant closures and group layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law (“WARN”)) (collectively, “Employment Laws”), except, in each case, for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no, and since the Applicable Date have not been any, material proceedings or material governmental Orders against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened under any Employment Law.

(c) The Company has reasonably investigated all sexual harassment, harassment, retaliation and discrimination allegations against or in respect of any current or former employee or individual service provider of the Company and its Subsidiaries that has been reported since the Applicable Date and, with respect to each such allegation with merit, have taken prompt corrective action reasonably calculated to prevent further improper conduct. The Company does not expect that any such allegations would, individually or in the aggregate, reasonably be expected to result in any material liability, and, since the Applicable Date, neither the Company nor any of its Subsidiaries have been party to any settlement or similar agreement involving allegations of sexual harassment or sexual misconduct relating to any employee or other current or former employee or individual service provider of the Company or its Subsidiaries.

Section 3.10 Compliance with Laws, Licenses. (a) Neither the Company nor any of its Subsidiaries is in violation of, or has since the Applicable Date, violated any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule or regulation, including the Export and Sanctions Regulations (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, as of the date of this Agreement, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct their businesses as they are conducted as of the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) The Company, its Subsidiaries and their respective officers, directors, employees and, to the Knowledge of the Company, agents (while acting on behalf of the Company or its Subsidiaries) are in compliance in with and in the past five (5) years have complied with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) to the extent applicable to the Company, its Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated. Since the Applicable Date, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any of the FCPA or any Laws described in clause (ii).

(ii) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with Export and Sanctions Regulations, the FCPA and any other applicable anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(iii) Neither the Company, its Subsidiaries nor any of their respective officers, directors or employees, nor to the Company’s knowledge, any agent or other third party representative acting on behalf of any of the Company, is currently, or has been since April 24, 2019 during their relationship with the Company: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Export and Sanctions Regulations; or (iv) otherwise violated Export and Sanctions Regulations.

(iv) Neither the Company nor any of its Subsidiaries are subject to any actual or pending civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations (as notified in writing), proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to Export and Sanctions Regulations, the FCPA or any other applicable anti-bribery, anti-corruption or anti-money laundering Laws.

Section 3.11 Certain Contracts.

(a) Section 3.11 of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Material Contract. For purposes of this Agreement, “Material Contract” means any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) to which either the Company or any of its Subsidiaries is a party or otherwise bound (other than Transaction Documents, Company Plans or Offer Letters), which:

(i) provides that limits in any material respect the ability of the Company or any of its Subsidiaries (or would (or would be reasonably expected to) limit in any material respect Parent or any of its Subsidiaries after the Effective Time) to compete with any other Person, or which grants “most favored nation” protections with respect to pricing or any other matter that is reasonably likely to be material to the Company or its Subsidiaries to the counterparty to such Contract;

(ii) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or following the Effective Time, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (other than location restrictions contained in ordinary course content agreements limiting the geographic areas where the applicable content may be streamed or distributed);

(iii) (x) requires the Company or any Subsidiary to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $10,000,000 or more or (y) requires, after the Effective Time, Parent or its Affiliates (other than the Surviving Company or its Subsidiaries) to deal exclusively with any Person or group of related Persons;

(iv) is with (A) one of the ten (10) largest customers of each of the Company’s Advertising, Subscription and Devices segments based on the revenue generated by the Company and its Subsidiaries, taken as a whole, with respect to each such segment during the fiscal year ended December 31, 2025 or (B) with one of the ten (10) largest vendors (excluding legal, accounting, tax and similar professional service providers) of the Company and its Subsidiaries, taken as a whole, determined on the basis of expenditures, during the fiscal year ended December 31, 2025;

(v) is a Contract for the lease of real property providing for annual payments of $10,000,000 or more;

(vi) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vii) contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be expected to exceed, or the fair market value of the assets of which would be reasonably likely to exceed, $10,000,000;

(viii) would by their terms require the disposition or loss of any assets, properties (including Intellectual Property) or lines of business, or loss of any rights or privileges, of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) as a result of the consummation of the Transactions and would reasonably be expected to provide for annual revenues or expenses of $10,000,000 or more;

(ix) contains (A) any grant to any Person by the Company or any of its Subsidiaries or (B) any grant to the Company or any of its Subsidiaries by any Person, in each case, of any license, sublicense, right, consent, or covenant not to assert under or with respect to any material Intellectual Property and is reasonably likely to provide for annual revenues or expenses of $25,000,000 or more;

(x) is a collective bargaining agreement or other Contract with any trade union, labor union, works council, labor organization or other employee representative organization (each, a “Labor Agreement”);

(xi) provides for Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly-owned Subsidiary of the Company to any other or wholly-owned Subsidiary, or by any wholly-owned Subsidiary of the Company to the Company) of the Company or any of its Subsidiaries;

(xii) is a limited liability company agreement, partnership agreement, joint venture agreement, strategic alliance or similar Contract or provides for the formation, creation, operation or management of the foregoing, other than such Contracts among the Company and any of its wholly-owned Subsidiaries or among any of the wholly-owned Subsidiaries of the Company;

(xiii) relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into within the prior five (5) years for aggregate consideration of more than $50,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment or other material obligations remain outstanding (excluding indemnification obligations in respect of fundamental representations and warranties) or otherwise survive as of the date hereof;

(xiv) provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries entered into outside the ordinary course of business;

(xv) involves the settlement of any pending or threatened claim, action or proceeding that requires payment obligations after the date hereof in excess of $10,000,000 or that imposes any ongoing restrictions on the conduct of business of the Company or any of its Subsidiaries;

(xvi) is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five (5) percent or more of the outstanding Shares, on the other hand; or

(xvii) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xvii) that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $25,000,000 in any year.

(b) A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement (other than any immaterial omissions). Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement and since the Applicable Date, neither the Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Material Contract.

Section 3.12 Takeover Statutes. Assuming that neither Parent, Merger Sub 1 nor Merger Sub 2 owns any shares of capital stock of the Company, the Company’s Board of Directors has taken all necessary actions so that any applicable “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws will not be applicable to the Mergers and the other Transactions (including the transactions contemplated by the Sellside Voting Agreement).

Section 3.13 Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has since the Applicable Date been in compliance with all applicable Environmental Laws, including possessing and complying with all Licenses under Environmental Laws; (ii) the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater and surface water), and to the Knowledge of the Company, any properties formerly owned, leased or operated, are not contaminated with any Hazardous Substances that has resulted or would reasonably be expected to result in the Company or any Retained Subsidiary incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to any Proceeding alleging that it is liable for the release or threat of release of any Hazardous Substance that has or would reasonably be expected to result in the Company or any Subsidiary incurring liability under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries is subject to, or has contractually assumed or retained, any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities, concerning liability or obligations relating to any Environmental Law.

Section 3.14 Taxes. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared (or cause to be prepared) and timely filed all income and other material Tax Returns required to be filed by it (taking into account applicable extensions to file such Tax Returns) and all such Tax Returns are true, complete and accurate in all respects; (B) have paid all Taxes required to be paid by it (whether or not shown as due and owing on any Tax Return); (C) have complied in all respects with all applicable Laws relating to the withholding and payment of Taxes, and has withheld all Taxes required to be withheld by it and timely paid such Taxes to the appropriate Governmental Entity; and (D) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that remains in effect.

(ii) All Taxes of the Company and its Subsidiaries that are not yet due and payable have been properly reserved for in the Company’s financial statements.

(iii) Neither the Company nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than, in each case, with respect to routine extensions to file Tax Returns. No closing agreement, private letter ruling, technical advice memoranda or similar agreements or ruling with respect to Taxes has been requested of any Governmental Entity by or on behalf of the Company or its Subsidiaries.

(iv) There are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings with respect to any Taxes of the Company or any of its Subsidiaries. There are no claims or assessments by any Governmental Entity with respect to any Taxes of the Company or any of its Subsidiaries that have not been fully paid or finally settled.

(v) Neither the Company nor any of its Subsidiaries have been notified by any Governmental Entity in a jurisdiction in which the Company or such Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(vi) Neither the Company nor any of its Subsidiaries have been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated, joint, unitary or combined federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries have any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).

(vii) None of the assets or properties of the Company or any of its Subsidiaries are subject to any Lien for Taxes, other than any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded in the Company’s financial statements.

(b) There are no material Tax sharing agreements, Tax allocation agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or its Subsidiaries (other than any agreement or arrangement not principally related to Taxes).

(c) Neither the Company nor any of its Subsidiaries have been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify under Section 355(a) of the Code within the past five (5) years.

(d) Neither the Company nor any of its Subsidiaries are aware of any facts, or has knowingly taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Neither the Company nor any of its Subsidiaries have participated in a “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b) or any similar provision of state, local or non-U.S. Law).

Section 3.15 Intellectual Property. (a) All material registered Intellectual Property (“Registered IP”) owned by the Company or any of the Retained Subsidiaries is subsisting in all material respects, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect in the jurisdiction(s) where such Registered IP is issued or registered, is, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and its Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property and Information Technology used in or necessary for the business of the Company or any of its Subsidiaries (the “Company IP”), and (ii) immediately after giving effect to the Transactions, the Surviving Company and its Subsidiaries will collectively own, or have a valid and enforceable license or otherwise sufficient rights to use, all Company IP in the same manner as the Company and its Subsidiaries had immediately prior to giving effect to the Transactions, in each case, free and clear of all Liens, other than licenses of Intellectual Property rights granted in the ordinary course of business consistent with past practice. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain, any material Company IP owned or purported to be owned by the Company or any of its Subsidiaries, other than any expiration of any Registered IP at the end of its statutory term. No Person, as of the date of this Agreement, has asserted or requested in writing, or to the Knowledge of the Company, threatened in writing to assert or request, a termination or reversion of any rights in any Company IP, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the Company and its Subsidiaries have not, and none of the current activities, products or services (including any program and any of the visual, literary, dramatic or musical material contained therein) of the business of the Company or any of its Subsidiaries has, since the Applicable Date, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party (except as would not reasonably be expected to have a Company Material Adverse Effect), and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date of this Agreement, no third party is infringing, misappropriating or otherwise violating any Company IP owned or licensed by the Company or any of its Subsidiaries. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations (i) alleging that the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) alleging that the Company or any of its Subsidiaries has defamed any Person or (iii) terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any program, in each case of clauses (i), (ii) and (iii), that would reasonably be expected to have a materially adverse impact on the business of the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected to have a materially adverse impact on the business of the Company or any of its Subsidiaries, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the business of the Company or any of its Subsidiaries, and (ii) the confidentiality of the Trade Secrets owned or used by the Company and its Subsidiaries with respect to the business of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof, there has not been any disclosure or other compromise of any confidential or proprietary information, including Trade Secrets, of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted in any liability to the Company or any of its Subsidiaries or any loss of confidentiality in such information.

(e) To the Knowledge of the Company, it is the practice of the Company and its Subsidiaries that each employee and consultant of the Company or any of its Subsidiaries who contributes to the production or development of any material Company IP owned or purported to be owned by the Company or any of its Subsidiaries, executes a written agreement with an assignment of Intellectual Property rights provision (such as certificate of authorship or certificate of results and proceeds) or work-made-for-hire provision or otherwise assigns such Intellectual Property rights to the Company or one of its Subsidiaries by operation of law.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Information Technology used in the business of the Company or any of its Subsidiaries operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct their respective business as currently conducted and (ii) to the Knowledge of the Company, since the Applicable Date through the date of this Agreement, no Person has gained unauthorized access to the Information Technology of the Company or any of its Subsidiaries.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) since the Applicable Date the Company and its Subsidiaries have (A) implemented and maintained commercially reasonable and appropriate security procedures and practices, including data security testing or audits at reasonable and appropriate intervals, designed to protect the Information Technology and all Personal Data and other confidential data in the possession or under the control, or Processed by the Company or any of its Subsidiaries against loss, theft, misuse or unauthorized access, use, modification, alteration, encryption, destruction or disclosure, and (B) taken reasonable steps to ensure that any third party with access to any Personal Data collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintains commercially reasonable security procedures and practices designed to protect the security of such

Personal Data, (ii) the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Laws and Orders regarding the privacy, security, and Processing of customer, employee and other Personal Data or breach notification, their respective published privacy policies and notices, and contractual obligations relating to the Processing of any Personal Data (collectively, “Privacy Requirements”) and (iii) as of the date hereof, and since the Applicable Date, except as otherwise expressly disclosed in Section 3.15(g) of the Company Disclosure Letter, there have not been any incidents of, or third party claims related to, any security breaches, loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, corruption or encryption of any Personal Data Processed by or on behalf of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as otherwise expressly disclosed in Section 3.15(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement and since the Applicable Date, any written notice of any claims, investigations (including investigations by any Governmental Entity), regulatory inquiries, or alleged violations of any Laws or Orders with respect to the Processing of Personal Data by the Company or any of its Subsidiaries or related to or alleging the violation of any Privacy Requirements. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are not subject to any Law or Order or contractual requirement that, following the Closing, would prohibit the Company or any of its Subsidiaries from Processing any Personal Data in the same manner in which the Company or any of its Subsidiaries Processed such Personal Data immediately prior to the Closing. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company, its Subsidiaries in connection with any artificial intelligence systems or algorithms that generate, or infer how to generate, output from received input (e.g., machine learning, agentic systems, and predicative analysis) (“AI Systems”) have at all times been in compliance with all applicable Laws, and published privacy policies and contractual obligations related to the use or development of such AI Systems (“AI Requirements”), and (ii) to the Company’s Knowledge, the Company and its Subsidiaries have, and since the Applicable Date have had, all necessary rights, consents, and licenses to input the data that the Company and its Subsidiaries have used for AI System training.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the incorporation, modification, linking, calling, distribution or other use in, by or with any software owned by the Company or any of its Subsidiaries of any software subject to any license identified as an open source license by the Open Source Initiative (www.opensource.org) does not obligate the Company or any of its Subsidiaries to (i) disclose, license or distribute any source code for any portion of such software owned by the Company or any of its Subsidiaries, (ii) grant to licensees the right to make derivative works or other modifications to such software owned by the Company or any of its Subsidiaries, (iii) allow such software owned by the Company or any of its Subsidiaries or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) redistribute such software at no license fee. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company or its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and none of the Company or its Subsidiaries has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code owned by the Company or its Subsidiaries for any product or service to any third party who is not or at the applicable time was not an employee or contractor of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the software owned by the Company or any of its Subsidiaries contains any “back door”, “drop dead device”, “time bomb” (as such terms are commonly understood in the software industry) or any other contaminants, or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such software owned by the Company or any Subsidiaries is stored, installed or used; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or any of its Subsidiaries or any other Person.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies; (c) since the Applicable Date, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy; and (d) all insurance policies maintained by the Company and its Subsidiaries provide adequate coverage for all normal risks incident to the business of the Company and the properties and assets of the Company.

Section 3.17 Real Estate. The Company and its Subsidiaries do not and have not prior to the date of this Agreement owned any real property.

Section 3.18 Brokers and Finders. The Company and its Subsidiaries have not employed any broker, investment banker, financial advisor or finder and will not incur any liability for any brokerage fees, commissions, finders’ fees or reimbursement of expenses in connection with the Transactions, except that the Company has engaged Qatalyst Partners as the Company’s financial advisor. A complete copy of the Company’s engagement letter with Qatalyst Partners, including the financial arrangements therewith, has been provided to Parent prior to the execution of this Agreement.

Section 3.19 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company Report filed by the Company prior to the date hereof, since the Applicable Date, no officer or director of the Company is a party to any Contract, with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act, other than employment agreements and similar employee arrangements made in the ordinary course of business.

Section 3.20 No Other Representations and Warranties. (a) Except for the representations and warranties expressly set forth in this Article III, Section 8.05(b) or in a certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or its Subsidiaries is making, and none of them has made, any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to the accuracy or completeness of any other information provided to Parent, the Merger Subs or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and the Merger Subs expressly set forth in Article IV, Section 8.05(b) or in a certificate delivered pursuant to this Agreement, (i) none of Parent, the Merger Subs or any of their Affiliates is making, and none of them has made, any express or implied representation or warranty with respect to Parent, the Merger Subs or their Subsidiaries or with respect to the accuracy or completeness of any other information provided to the Company or any of its Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions, and none of the Company, its Affiliates or its Representatives is relying on any express or implied representation or warranty of Parent, the Merger Subs or any of their Affiliates except for those expressly set forth in Article IV, Section 8.05(b) or in a certificate delivered pursuant to this Agreement, and (ii) no Person has been authorized by Parent, the Merger Subs or any of their Affiliates to make any representation or warranty relating to Parent, the Merger Subs or any of their Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by the Company.

ARTICLE IV

Representations and Warranties of Parent and Merger Subs

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in Parent Reports filed on or after January 1, 2025 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Parent Reports that are cautionary, predictive or forward looking in nature), Parent and each of the Merger Subs hereby represent and warrant to the Company as follows:

Section 4.01 Organization, Good Standing and Qualification. Each of Parent and each of the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent, in each case as amended to and in effect on the date of this Agreement. Prior to the date hereof, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of each of the Merger Subs, in each case as amended to and in effect on the date hereof. Parent is not in violation of its certificate of incorporation or bylaws.

Section 4.02 Capital Structure. (a) The authorized capital stock of Parent consists of (i) 2,000,000,000 shares of Class A Common Stock, par value $0.01 per share, of Parent (the “Parent Class A Common Stock”), (ii) 1,000,000,000 shares of Class B Common Stock, par value $0.01 per share, of Parent (the “Parent Class B Common Stock” and, together with the Parent Class A Common Stock, “Parent Common Stock”), (iii) 35,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Stock”), and (iv) 35,000,000 shares of series common stock, par value $0.01 per share, of Parent (the “Parent Series Common Stock”). As of the close of business on June 11, 2026 (such date and time, the “Parent Measurement Date”), (A) 199,474,449 shares of Parent Class A Common Stock and 220,426,203 shares of Parent Class B Common Stock were issued and outstanding; (B) no shares of Parent Preferred Stock were issued and outstanding; (C) no shares of Parent Series Common Stock were issued and outstanding; (D) Parent Options to purchase an aggregate of 14,121,796 shares of Parent Class A Common Stock were issued and outstanding, including an aggregate of 13,824,516 shares of Parent Class A Common Stock subject to Parent Options that are eligible to vest based on the achievement of performance metrics; (E) an aggregate of 3,596,063 shares of Parent Class A Common Stock were subject to outstanding Parent RSUs; (F) an aggregate of 490,789 shares of Parent Class A Common Stock were subject to outstanding Parent PSUs; (G) an aggregate of 27,438,780 shares of Parent Class A Common Stock were reserved for issuance pursuant to the Parent Stock Plan; and (H) no shares of Parent Common Stock were held in the treasury of Parent. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 4.02, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any voting or equity securities of Parent or any of its Subsidiaries, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(b) From the Parent Measurement Date to the date of this Agreement, Parent has not issued any shares of Parent Common Stock except pursuant to the exercise of Parent Options and the settlement of Parent RSUs and Parent PSUs outstanding on the Parent Measurement Date in accordance with their terms and, since the Parent Measurement Date to the date of this Agreement, Parent has not issued any Parent Equity Awards.

Section 4.03 Corporate Authority; Approval. Parent and each of the Merger Subs have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions to which it is a party, subject to obtaining (a) the approval of the issuance of Parent Class A Common Stock comprising the Merger Consideration (the “Stock Issuance”) by a majority of the votes cast by the holders of shares of Parent Class B Common Stock entitled to vote on such matter at a meeting duly called and held for such purpose, a quorum being present (the “Parent Stockholder Approval”) and (b) the approval contemplated by Section 5.17 of this Agreement in the case of Parent and the Merger Subs. The Parent Stockholder Approval is the only vote of the holders of any of Parent’s capital stock necessary to authorize or approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and the Merger Subs and constitutes a valid and binding agreement of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon execution and delivery by Parent and each of the Merger Subs of each other Transaction Document to which it is a party, each other Transaction Document to which it is a party will constitute a valid and binding agreement of Parent or the applicable Merger Sub, as applicable, enforceable against Parent or the applicable Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Class A Common Stock comprising the Merger Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. As of the date hereof, the Board of Directors of Parent has (x) (i) unanimously determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Mergers and the Stock Issuance, on the terms and subject to the conditions set forth herein, (iii) subject to Section 5.03, resolved to recommend that the holders of Parent Class B Common Stock approve the Stock Issuance; (iv) authorized and approved the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Transactions; and (v) directed that the Stock Issuance be submitted to the holders of shares of Parent Class B Common Stock for their approval at the Parent Stockholder Meeting.

Section 4.04 Governmental Filings; No Violations. (a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.03, (ii) as may be required under the HSR Act or any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iii) required to comply with state securities or “blue-sky” Laws, (iv) as may be required with or to Nasdaq, or (v) as may be required under applicable Investment Screening Laws, no filings, notices and/or reports are required to be made by Parent, the Merger Subs or their Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent, the Merger Subs or their Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance by each of Parent and the Merger Subs of the Transaction Documents to which it is a party and the consummation by Parent and the Merger Subs of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance by each of Parent and the Merger Subs of each Transaction Document to which it is a party does not, and the consummation by each of Parent and the Merger Subs of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or the Merger Subs, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 4.04(a) are made or obtained and receipt of the Parent Stockholder Approval, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05 Parent Reports; Financial Statements. (a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date, including all exhibits and information incorporated by reference (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available prior to the date of this Agreement to the Company (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of Parent to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Parent or its auditors to the audit committee as required by the listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company

Accounting Oversight Board. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of Parent or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Parent, been received by Parent.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

Section 4.06 Absence of Certain Changes. Since the date of the Parent Most Recent Balance Sheet, and through the date of this Agreement, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since the date of the Parent Most Recent Balance Sheet, and through the date of this Agreement, except for the Transactions and for normal semi-annual cash dividends on the Parent Common Stock consistent with past practice (including increases consistent with past practice), Parent has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.

Section 4.07 Litigation and Liabilities. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no obligations or liabilities of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of March 31, 2026 and the notes thereto set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2026 (the “Parent Most Recent Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business since the date of the Parent Most Recent Balance Sheet; (iii) liabilities or obligations arising out of the Transaction Documents (and which do not arise out of a breach by Parent or the Merger Subs of any Transaction Document); or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent, the Merger Subs nor any of their Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08 Compliance with Laws. None of Parent nor any of its Subsidiaries is in violation of, or has since the Applicable Date violated, any applicable Law or Order, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.09 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries: (i) have prepared (or cause to be prepared) and timely filed all income and other material Tax Returns required to be filed by it (taking into account applicable extensions to file such Tax Returns) and all such Tax Returns are true, complete and accurate in all respects, (ii) have paid all Taxes required to be paid, and (iii) all Taxes of Parent and its Subsidiaries that are not yet due and payable have been properly reserved for in Parent’s financial statements.

(b) Neither Parent nor any of its Subsidiaries are aware of any facts, or has knowingly taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.10 Takeover Statutes. Assuming that the Company does not own any shares of capital stock of Parent, no Takeover Statute or any anti-takeover provision in Parent’s restated certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the shares of Parent Common Stock issuable pursuant to the Transactions.

Section 4.11 Brokers and Finders. Parent and its Subsidiaries have not employed any broker, investment banker, financial advisor or finder and will not incur any liability for any brokerage fees, commissions, finders’ fees or reimbursement of expenses connection therewith in connection with the Transactions, other than Allen & Company LLC, Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC.

Section 4.12 Available Funds; Financing.

(a) Parent will have, as of the Closing, funds and other financial resources, in the aggregate, sufficient to (i) pay the cash portion of the Merger Consideration (including in respect of payments to be made in lieu of fractional shares in accordance with Section 2.03(v)), (ii) pay any and all fees and expenses required to be paid by Parent in connection with the Transactions, (iii) prepay or repay any outstanding Indebtedness of the Company or its Subsidiaries required to be prepaid or repaid at Closing in connection with the Transactions and (iv) satisfy all of the other payment obligations of Parent required to be satisfied in connection with the Closing (collectively, the “Required Amount”).

(b) Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter, dated as of the date hereof, from the Committed Financing Sources party thereto (such commitment letter, including all exhibits, schedules, annexes and amendments thereto, together with the below-defined Fee Letter, collectively, the “Commitment Letter”) pursuant to which the Committed Financing Sources party thereto have agreed, subject only to the terms and conditions expressly set forth therein, to provide the debt financing for the purposes of funding a portion of the Required Amount (the debt financing pursuant to the Commitment Letter shall be referred to herein as the “Committed Financing”), and (ii) any fee letters, dated as of the date hereof, associated with the Commitment Letter (including all exhibits, schedules, annexes and amendments thereto, collectively, the “Fee Letter”) (it being understood that such fee letters may be redacted in a manner customary for transactions of this type and solely to remove the fee amounts, the terms of the “market flex” and any other economic or commercially sensitive terms, and none of which redactions cover terms that would (i) reduce the amount of the Committed Financing below the amount required to satisfy the Required Amount (after taking into consideration any other immediately available cash or other sources of funds reasonably available and subject to terms and conditions materially no less favorable than the conditions to the Committed Financing to the Parent), (ii) prevent, delay or impede Closing, (iii) impose any new adverse condition or contingency or otherwise expand or adversely amend or modify any conditions precedent to the Committed Financing or (iv) adversely affect the availability, enforceability or termination provisions of the Committed Financing (collectively, the “Redaction Parameters”)).

(c) The Commitment Letter has been duly and validly executed and delivered by Parent and, to the Knowledge of Parent, each of the other parties thereto, and as of the date hereof, the Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, subject to the Bankruptcy and Equity Exception. As of the date hereof,

(i) the Commitment Letter in the form delivered to the Company has not been terminated, rescinded, amended, restated, supplement, waived or modified on or prior to date hereof, (ii) no such termination, rescission, amendment, restatement, supplement, waiver or modification is contemplated by the Parent, and (iii) the respective commitments contained in the Commitment Letter have not been withdrawn, terminated, rescinded or reduced below the amounts needed for Parent to satisfy (or cause to be satisfied) the Required Amount on the Closing Date (after taking into consideration any other immediately available cash or other sources of funds reasonably available and subject to terms and conditions materially no less favorable than the conditions to the Committed Financing to the Parent) in any respect, and no such withdrawal, termination, rescission or reduction is contemplated, in each case of clauses (i) through (iii), other than as permitted in Section 5.16. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any of the other parties thereto, under the Commitment Letter, (ii) constitute a failure to satisfy a condition on the part of Parent or, to the Knowledge of Parent, any of the Committed Financing Sources party thereto required to be satisfied prior to the date hereof or (iii) result in any portion of the amounts to be funded in accordance with the Commitment Letter being unavailable on the Closing Date.

(d) As of the date hereof, assuming the satisfaction of conditions to the Merger set forth in Section 6.01 and Section 6.03, (i) Parent has no reason to believe that any of the conditions to the Committed Financing contemplated in the Commitment Letter will not be satisfied on a timely basis (and, in any event, at or prior to Closing) and (ii) the Parent does not have knowledge of any reason that the full amount of the Committed Financing will not be made available to Parent on the Closing Date. As of the date hereof, Parent has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Commitment Letter. There are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount of the Committed Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. There are no side letters or other agreements, contracts or arrangements related to the funding of the Committed Financing, other than as expressly set forth in the Commitment Letter delivered to the Company on or prior to the date hereof.

(e) In no event shall the receipt or availability of any funds or financing (including the Committed Financing) by or to Parent, Merger Subs or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Subs hereunder.

Section 4.13 No Other Representations and Warranties. (a) Except for the representations and warranties of Parent and the Merger Subs expressly set forth in this Article IV, Section 8.05(b) or in a certificate delivered pursuant to this Agreement, none of Parent, the Merger Subs or any other Person on behalf of Parent or the Merger Subs is making, and none of them has made, any express or implied representation or warranty with respect to Parent, the Merger Subs or their Subsidiaries or with respect to the accuracy or completeness of any other information provided to the Company or any of its Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions.

(b) Parent and the Merger Subs acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, Section 8.05(b) or in a certificate delivered pursuant to this Agreement, (i) none of the Company or any of its Affiliates is making, and none of them has made, any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to the accuracy or completeness of any other information provided to Parent, the Merger Subs or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions, and none of Parent, the Merger Subs or their respective Affiliates or Representatives is relying on any express or implied representation or warranty of the Company or any of its Affiliates except for those expressly set forth in Article III, Section 8.05(b) or in a certificate delivered pursuant to this Agreement and (ii) no Person has been authorized by the Company or any of its Affiliates to make any representation or warranty relating to the Company or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Parent or the Merger Subs.

ARTICLE V

Covenants

Section 5.01 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by the Transaction Documents or (3) otherwise expressly disclosed in Section 5.01(a) of the Company Disclosure Letter), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to preserve their organization intact, maintain satisfactory relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with the Company or its Subsidiaries, and keep available the services of the Company and its Subsidiaries’ present employees and agents.

(b) Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by the Transaction Documents or (3) otherwise expressly disclosed in Section 5.01(b) of the Company Disclosure Letter), the Company shall not and shall not permit any of its Subsidiaries to:

(i) (A) amend its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any Subsidiary of the Company that would not reasonably be expected to be adverse to Parent or prevent, delay or impair the consummation of the Mergers or any of the other Transactions), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity interests (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside, fix a record date for or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company), (D) enter into any agreement with respect to the voting of its capital stock or other equity interests, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (1) pursuant to the forfeiture of, or withholding of Taxes with respect to, Company RSUs in accordance with past practice and with the terms of the Company Stock Plans as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement)) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of the Company that would not prevent, delay or impair the consummation of the Mergers or any of the Transactions);

(iii) except as expressly required by any Company Plan or Offer Letter as in effect on the date hereof: (A) establish, adopt, amend or terminate any Company Plan or amend the terms of any outstanding equity-based awards, (B) grant any transaction or retention bonuses to any Company Service Provider, (C) increase the compensation, bonus or pension, welfare or other benefits of any Company Service Provider, (D) increase the severance or termination payments or benefits payable to any Company Service Provider, (E) take any action to accelerate the vesting or payment of compensation or benefits to any Company Service Provider (including any equity-based awards), (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries or (H) hire any employee with a TCT (as defined in the Executive Severance Plan) in excess of $1,000,000 or with a title of Vice President or more senior or terminate any Company Service Provider or employee (other than for cause) with a TCT in excess of $1,000,000 or with a title of Vice President or more senior;

(iv) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness or enter into or extend the maturity of any time deposits, certificates of deposit or similar cash management programs or facilities, except (A) Indebtedness under the Existing Credit Agreement in the ordinary course of business consistent with past practice so long as the aggregate amount of Indebtedness drawn thereunder does not exceed $10,000,000 at any time outstanding, (B) intercompany Indebtedness among the Company and its wholly owned Subsidiaries, (C) (1) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or other cash management programs (other than time deposits, term deposits or certificates of deposit or any other cash management programs that would, or would have the effect of, prohibiting, restricting or limiting the immediate withdrawal of cash), in each case, issued, made or entered into or drawn in the ordinary course of business consistent with past practice, and (D) purchase money indebtedness and lease financing in the ordinary course of business consistent with past practice;

(v) make or commit to any capital expenditures other than capital expenditures (A) in reasonable consultation with Parent and not in excess of $25,000,000 in the aggregate since the date of this Agreement; or (B) as otherwise expressly contemplated by the Company’s capital expenditure budget set forth in Section 5.01(a)(v) of the Company Disclosure Letter;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge or place a Lien upon or otherwise dispose of any material Intellectual Property; provided that this clause (vi) shall not restrict (A) ordinary course non-exclusive licenses of Intellectual Property consistent with past practice, and (B) expiration, letting lapse, abandonment, and cancellations of Registered IP at the end of its statutory term or if, in the reasonable good faith business decision of the Company or any of its Subsidiaries, such Registered IP is immaterial or obsolete;

(vii) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge or place a Lien upon or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property, which is governed by Section 5.01(a)(vi)), except for (A) sales, leases, licenses or other dispositions, in reasonable consultation with Parent, of any properties or assets in the ordinary course of business consistent with past practice that are not material to the business of the Company and its Subsidiaries and the fair market value of which is not in excess of $10,000,000 individually or $25,000,000 in the aggregate, (B) for transactions among the Company and its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice and that would not prevent, delay or impair the consummation of the Mergers or any of the Transactions, or (C) the granting of Liens to secure Indebtedness permitted by clause (iv) above;

(viii) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares or equity interests, except (A) for any Shares issued pursuant to the settlement of Company RSUs or the exercise of Company Options outstanding on the date of this Agreement (or granted after the date of this Agreement not in violation of this Agreement) in each case, in accordance with the existing terms of such awards and the Company Stock Plans, (B) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company, or (C) the granting of Liens to secure Indebtedness permitted by clause (iv) above;

(ix) spend or commit to spend in excess of $10,000,000 individually or $25,000,000 in the aggregate in any calendar year, in each case, to acquire any business (or portion thereof), whether by merger, consolidation, purchase of property or assets, licenses or otherwise; provided that (A) neither the Company nor any of its Subsidiaries shall enter into any transaction (regardless of value) that would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions and (B) the Company shall reasonably consult with Parent with respect to any such acquisitions (regardless of value);

(x) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xi) except as required by applicable Law, (A) make (inconsistent with the past practices of the Company or its Subsidiaries), revoke, or change any material Tax election, (B) make any material change with respect to any method of Tax accounting or change any annual Tax accounting period, (C) amend any material or U.S. federal income Tax Return (D) enter into any closing agreement, voluntary disclosure agreement or similar agreement or arrangement with respect to a material amount of Taxes, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (F) incur any liability for material Taxes outside the ordinary course of business, (G) fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), (H) prepare or file any Tax Return inconsistent with past practice, (I) settle or resolve any controversy that relates to a material amount of Taxes, (J) obtain or request any material Tax ruling or (K) surrender any right to claim a material Tax refund;

(xii) enter into any new line of business;

(xiii) make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions by the Company to any direct or indirect wholly owned Subsidiary of the Company, in each case, in the ordinary course of business consistent with past practice);

(xiv) (A) amend or modify in any material respect, or terminate (where the determination is unilateral by the Company or its Subsidiary) any Material Contract (other than (I) amendments or modifications that are (x) substantially consistent with past practice, (y) not adverse to the Company and its Subsidiaries in any material respect, (y) will not apply to, directly or indirectly, Parent and its Subsidiaries (other than the Company and its Subsidiaries) following the Closing and (z) do not contain any assignment, transfer, change of control, default or other provisions that will be triggered in connection with the Transactions and (II) terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any Material Contract, or (B) enter into any Contract that would have been required to be listed on Section 3.11 of the Company Disclosure Letter had it been entered into prior to the date of this Agreement, unless it is (x) on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than, a Contract it is replacing, (y) will not apply to, directly or indirectly, Parent and its Subsidiaries (other than the Company and its Subsidiaries) following the Closing and (z) does not contain any assignment, transfer, change of control, default or other provisions that will be triggered in connection with the Transactions; provided that in the case of each of (A) or (B) no such Contract shall purport to bind Parent or its Affiliates (other than the Company and its Subsidiaries); provided, further, that, for the avoidance of doubt, subject to Section 5.01(b)(iii), this Section 5.01(a)(xv) shall not prohibit or restrict any Company Plans;

(xv) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) not involving matters set forth on Section 5.01(b)(xv) of the Company Disclosure Letter, if the amount of any such settlement is not in excess of $10,000,000 individually or $25,000,000, in the aggregate from the date of this Agreement; provided that the Company shall reasonably consult with Parent with respect thereto and that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company or its Subsidiaries or Parent or its Subsidiaries or (B) relating to Taxes (which shall be governed by Section 5.01(b)(xii));

(xvi) (A) enter into any Labor Agreement, other than, in reasonable consultation with Parent, renewals of any Labor Agreement in the ordinary course of business on terms no less favorable in any material respect to the Company or any of its Subsidiaries (and which terms do not apply to, directly or indirectly, Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) following the Closing) or (B) recognize or certify any Union or group of employees as the bargaining representative of any employee of the Company or any of its Subsidiaries;

(xvii) subject to Section 5.01(b)(vi) and Section 5.01(b)(xv), enter into any Contract that obligates or purports to obligate Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to grant licenses to any Intellectual Property of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) after the Effective Time; or

(xviii) agree, resolve or commit to do any of the foregoing.

(c) All notices, requests, instructions, communications or other documents to be given in connection with any approval required pursuant to Section 5.01(a) or (b) shall be in writing to such individuals as the parties shall designate as set forth in Section 5.01(c) of the Company Disclosure Letter (or as may be designated after the date hereof by written notice to the other party).

(d) Parent covenants and agrees, from and after the date of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval will not be unreasonably withheld, conditioned or delayed and except as (i) required by applicable Law, (ii) expressly required by the Transaction Documents or (iii) otherwise expressly disclosed in Section 5.01(d) of the Parent Disclosure Letter):

(i) Parent shall not (1) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Transactions; provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent or to create a new series of capital stock of Parent shall in no way be restricted by the foregoing, or (2) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than normal semi-annual cash dividends on the Parent Common Stock consistent with past practice with respect to both timing and dollar amount (including increases consistent with past practice) and other than dividends or distributions with a record date after the Effective Time;

(ii) Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire another business (through acquisition, license, joint venture, collaboration or otherwise) or merge or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, (A) prevent, materially delay or materially impede the obtaining of, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders, or declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the Mergers or the other Transactions or (B) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Mergers or the other Transactions;

(iii) Parent shall not issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any such shares issued pursuant to Parent Equity Awards outstanding on the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement in accordance with the existing terms of such awards and the Parent Stock Plan, (B) by wholly owned Subsidiaries of Parent to Parent or to any other wholly owned Subsidiary of Parent, (C) the grant of Parent Equity Awards or other equity compensation awards in the ordinary course of business or (D) pursuant to transactions not in excess of $100,000,000; and

(iv) Parent shall not agree, resolve or commit to do any of the foregoing.

Section 5.02 Company Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 5.02, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers, directors and employees shall, and it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors, agents and representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives are hereinafter referred to as its “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii) continue, engage, authorize or otherwise participate in any discussions or negotiations relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal;

(iii) provide any information or data or access to any Person in connection with any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make a Company Acquisition Proposal; or

(v) approve, adopt, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement or understanding relating to a Company Acquisition Proposal (other than a confidentiality agreement entered into pursuant to and in accordance with Section 5.02(b)).

The Company shall, and the Company shall cause its Subsidiaries and its and its Subsidiaries’ respective officers, directors and employees to and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing discussions, solicitations or negotiations with any Person conducted or engaged in heretofore with respect to any Company Acquisition Proposal, or proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal. The Company will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 5.02. The Company will promptly request from each Person that has executed a confidentiality agreement or otherwise been provided with confidential information in connection with its consideration of making a Company Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement, if applicable) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person and its Representatives.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.02(a), prior to the time, but not after, the Company Stockholder Vote is obtained, the Company and its Representatives may, in response to an unsolicited, bona fide written Company Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 5.02, (i) contact the Person who made such Company Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof; (ii) provide access to information regarding the Company or any of its Subsidiaries in response to a request therefor to the Person who made such Company Acquisition Proposal and such Person’s Representatives; provided that such information has previously been, or is substantially concurrently, made available to Parent and that, prior to furnishing any such non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (it being understood that, notwithstanding the foregoing, (1) such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement and (2) a Person who has previously entered into a confidentiality agreement with the Company within the six month period prior to the date hereof with a remaining term of at least 18 months (or is extended to provide for such duration) shall not be required to enter into a new or revised confidentiality agreement); provided, however, that if the Person making such Company Acquisition Proposal is a competitor of the Company and its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.02(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information; and (iii) participate in any discussions or negotiations with any such Person and its Representatives regarding such Company Acquisition Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal; and (iv) refer any inquiring Person to this Section 5.02.

(c) Notice. The Company shall promptly (and in any event, within 24 hours) notify Parent if (i) any inquiries, proposals or offers with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Company Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to a Company Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Company Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to a Company Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, in each case of the foregoing clause (i), (ii) or (iii), the identity of the Person(s) making such request, copies of any written requests, proposals or offers, including proposed agreements or, if oral, the material terms and conditions thereof) and thereafter shall keep Parent informed, on a reasonably current basis (and in any event, within 24 hours), of the status and terms of any such proposals, offers or inquiries (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries), 20% or more of any class of the Company’s equity interests or 20% or more of the total voting power of the Company, (ii) any acquisition by or issuance to, any Person or group of Persons (or their stockholders) (other than Parent and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their stockholders) (other than Parent and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company or 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries) or (iii) any combination of the foregoing, in each case other than the Transactions.

“Company Intervening Event” means a material event, fact, development or occurrence affecting the business, assets or operations of the Company (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by the Company) that is unknown and not reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement) and becomes known to the Board of Directors of the Company after the date of this Agreement and prior to the receipt of the Company Stockholder Approval (provided, however, that in no event shall any event, fact, development or occurrence resulting from or relating to any of the following give rise to a Company Intervening Event: (i) the receipt, existence or terms of a Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal or any matter relating thereto or consequence thereof; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or any of its Affiliates, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of the Class A Shares or the Parent Common Stock; (iv) the fact that the Company meets or exceeds any internal or published projections, estimates or expectations (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to clause (iii) or (iv) relating to or causing such change may be considered, along with the effects or consequences thereof)).

“Company Superior Proposal” means an unsolicited bona fide Company Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 5.02 and that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, more than 50% of the Company’s consolidated total assets or more than 50% of the total voting power of the equity securities of the Company or the successor Person of the Company or more than 50% of the outstanding shares of Company Common Stock, that the Board of Directors of the Company has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.02(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal).

(e) No Company Change in Recommendation or Alternative Company Acquisition Agreement. Except as expressly permitted by Section 5.02(f), the Board of Directors of the Company and each committee of the Board of Directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation (it being understood that if any Company Acquisition Proposal structured as a tender or exchange offer is commenced, the Board of Directors of the Company failing to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act shall be considered a modification adverse to Parent); (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.02(b) entered into in compliance with Section 5.02(b)) relating to any Company Acquisition Proposal (an “Alternative Company Acquisition Agreement”); (iii) fail to include the Company Board Recommendation in the Joint Proxy Statement; or (iv) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Company Acquisition Agreement; or (v) resolve or publicly propose to take any action described in the foregoing clauses (i) through (iv).

(f) Fiduciary Exception to Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, subject to this Section 5.02(f), (x) the Board of Directors of the Company may withhold, withdraw, qualify or modify the Company Board Recommendation, or recommend or otherwise declare advisable any Company Acquisition Proposal made after the date of this Agreement provided that such Company Acquisition Proposal did not result from any breach of Section 5.02(a) or other material breach of this Agreement, if (A) in the case of such an action taken in connection with a Company Acquisition Proposal, the Company Acquisition Proposal is not withdrawn and the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes a Company Superior Proposal; or (B) the Board of Directors of the Company determines after consultation with outside counsel that a Company Intervening Event has occurred, and in both cases of clauses (A) and (B), the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (a “Company Change in Recommendation”, it being understood that a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Company Change in Recommendation) and/or (y) following the receipt of a Company Acquisition Proposal that did not result from any breach of Section 5.02(a) or other material breach of this Agreement, if the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes a Company Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may terminate this Agreement in accordance with Section 7.03(c) and concurrently with such termination cause the Company to enter into an Alternative Company Acquisition Agreement providing for such Company Superior Proposal (a “Company Superior Proposal Termination”); provided that no Company Change in Recommendation and/or Company Superior Proposal Termination may be made until after at least five (5) business days following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor (which notice shall include a copy of any such Company Superior Proposal and a copy of all relevant proposed transaction agreements, the identity of the party making such Company Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Company Superior Proposal, a reasonably detailed description of the development or change in connection with which the Company’s Board of Directors has given such notice). After providing such notice and prior to effecting such Company Change in Recommendation and/or Company Superior Proposal Termination, (x) the Company shall and shall use its reasonable best efforts to cause its Representatives to, during such five (5) business day period, negotiate in good faith with Parent and its Representatives, to the extent Parent wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent, and (y) in order to make a Company Change in Recommendation and/or effect a Company Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five (5) business day period and must determine in good faith, in consultation with outside counsel and a financial advisor of nationally recognized reputation, that, with respect to a Company Superior Proposal, such Company Superior Proposal continues to constitute a Company Superior Proposal and, with respect to either a Company Superior Proposal or a Company Intervening Event, the failure to make such Company Change in Recommendation and/or effect a Company Superior Proposal Termination (as applicable) would be inconsistent with the directors’ fiduciary duties under applicable Law. Any amendment to the financial terms or conditions or other material terms of any Company Acquisition Proposal or any material modifications or developments with respect to a Company Intervening Event will be deemed to be a new Company Acquisition Proposal or a new Company Intervening Event, respectively, for purposes of this Section 5.02(f), including with respect to the notice period referred to in this Section 5.02(f), except that the five (5) business day period shall be three (3) business days for such purposes in any such case, and the Company shall be required to provide Parent with a new notice describing any such amendments, modifications or developments.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify or waive any provision of any “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that the Company promptly provides written notice to Parent that it intends to take such action and the identity of the party or parties with respect to which it intends to take such action; provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.02 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided that this paragraph (h) shall not be deemed to permit the Company or the Company’s Board of Directors to effect a Company Change in Recommendation except in accordance with Section 5.02(f).

Section 5.03 Parent Acquisition Proposals.

(a) No Solicitation or Negotiation. Parent agrees that, except as expressly permitted by this Section 5.03, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers, directors and employees shall, and it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii) continue, engage, authorize or otherwise participate in any discussions or negotiations relating to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal;

(iii) provide any information or data or access to any Person in connection with any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make a Parent Acquisition Proposal; or

(v) approve, adopt, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement or understanding relating to a Parent Acquisition Proposal (other than a confidentiality agreement entered into pursuant to and in accordance with Section 5.03(b)).

Parent shall, and Parent shall cause its Subsidiaries and its and its Subsidiaries’ respective officers, directors and employees to and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any discussions, solicitations or negotiations with any Person conducted or engaged in heretofore with respect to any Parent Acquisition Proposal, or proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal. Parent will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 5.03. Parent will promptly request from each Person that has executed a confidentiality agreement or otherwise been provided with confidential information in connection with its consideration of making a Parent Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement, if applicable) all confidential information concerning Parent or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person and its Representatives.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.03(a), prior to the time, but not after, the Parent Requisite Vote is obtained, Parent and its Representatives may, in response to an unsolicited, bona fide written Parent Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 5.03, (i) contact the Person who made such Parent Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof; (ii) provide access to information regarding Parent or any of its Subsidiaries in response to a request therefor to the Person who made such Parent Acquisition Proposal and such Person’s Representatives; provided that such information has previously been, or is substantially concurrently, made available to the Company and that, prior to furnishing any such non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (it being understood that, notwithstanding the foregoing, (1) such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that the Company is, concurrently with the entry by Parent or its Subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement and (2) a Person who has previously entered into a confidentiality agreement with Parent within the six month period prior to the date hereof with a remaining term of at least 18 months (or is extended to provide for such duration) shall not be required to enter into a new or revised confidentiality agreement); provided, however, that if the Person making such Parent Acquisition Proposal is a competitor of Parent and its Subsidiaries, Parent shall not provide any information that in the good faith determination of Parent constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.03(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on Parent from sharing such information; and (iii) participate in any discussions or negotiations with any such Person and its Representatives regarding such Parent Acquisition Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Board of Directors of Parent determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal; and (iv) refer any inquiring Person to the terms of this Section 5.03.

(c) Notice. Parent shall promptly (and in any event, within 24 hours) notify the Company if (i) any inquiries, proposals or offers with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, in each case of the foregoing clause (i), (ii), or (iii), the identity of the Person(s) making such request, copies of any written requests, proposals or offers, including proposed agreements or, if oral, the material terms thereof) and thereafter shall keep the Company informed, on a reasonably current basis (and in any event, within 24 hours), of the status and terms of any such proposals, offers or inquiries (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Parent’s intentions as previously notified.

(d) Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than the Company and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Parent or any of its Subsidiaries which (1) is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of Parent’s consolidated total assets (including equity securities of its Subsidiaries) or any class of Parent’s equity interests and (2) is expressly conditioned on the Transactions not being consummated, (ii) any acquisition by or issuance to any Person or group of Persons (or their stockholders) (other than the Company and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their stockholders) (other than the Company and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of any class of or the total voting power of the outstanding equity securities of Parent, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of Parent or (iii) any combination of the foregoing, in each case other than the Transactions and is expressly conditioned on the Transactions not being consummated.

“Parent Intervening Event” means a material event, fact, development or occurrence affecting the business, assets or operations of Parent (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by Parent, Merger Sub 1 or Merger Sub 2) that is unknown and not reasonably foreseeable to the Board of Directors of Parent as of the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Board of Directors of Parent as of the date of this Agreement) and becomes known to the Board of Directors of Parent after the date of this Agreement and prior to the receipt of the Parent Stockholder Approval (provided, however, that in no event shall any event, fact, development or occurrence resulting from or relating to any of the following give rise to a Parent Intervening Event: (i) the receipt, existence or terms of a Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal or any matter relating thereto or consequence thereof; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of the Company or any of its Affiliates, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of the Class A Shares or the Parent Common Stock; or (iv) the fact Parent meets or exceeds any internal or published projections, estimates or expectations (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to clause (iii) or (iv) relating to or causing such change may be considered, along with the effects or consequences thereof.

“Parent Superior Proposal” means an unsolicited bona fide Parent Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 5.03 that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, more than 50% of Parent’s consolidated total assets or more than 50% of the total voting power of the equity securities of Parent or the successor Person of Parent or 50% of the outstanding shares of Parent Common Stock, that the Board of Directors of Parent has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.03(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal).

(e) No Parent Change in Recommendation or Alternative Parent Acquisition Agreement. Except as expressly permitted by Section 5.03(f), the Board of Directors of Parent and each committee of the Board of Directors of Parent shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Board Recommendation (it being understood that if any Parent Acquisition Proposal structured as a tender or exchange offer is commenced, the Board of Directors of Parent failing to recommend against acceptance of such tender or exchange offer by Parent’s stockholders within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, shall be considered a modification adverse to the Company); (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.03(b) entered into in compliance with Section 5.03(b)) relating to any Parent Acquisition Proposal (an “Alternative Parent Acquisition Agreement”); (iii) fail to include the Parent Board Recommendation in the Joint Proxy Statement; (iv) cause or permit Parent or any of its Subsidiaries to enter into an Alternative Parent Acquisition Agreement; or (v) resolve or publicly propose to take any action described in the foregoing clauses (i) through (iv).

(f) Fiduciary Exception to Parent Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Requisite Vote is obtained, subject to this Section 5.03(f), (x) the Board of Directors of Parent may withhold, withdraw, qualify or modify the Parent Board Recommendation, or recommend or otherwise declare advisable any Parent Acquisition Proposal made after the date of this Agreement provided that such Parent Acquisition Proposal did not result from a breach of Section 5.03(a) or other material breach of this Agreement, if (A) in the case of such an action taken in connection with a Parent Acquisition Proposal, the Parent Acquisition Proposal is not withdrawn and the Board of Directors of Parent determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal; or (B) the Parent Board of Directors determines after consultation with outside counsel that a Parent Intervening Event has occurred, and in both cases of clauses (A) and (B), the Board of Directors of Parent determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (a “Parent Change in Recommendation”, it being understood that a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Parent Change in Recommendation and/or (y) following the receipt of a Parent Acquisition Proposal that did not result from a breach of Section 5.03(a) or other material breach of this Agreement, if the Board of Directors of Parent determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, Parent may terminate this Agreement in accordance with Section 7.04(c) and concurrently with such termination cause Parent to enter into an Alternative Parent Acquisition Agreement providing for such Parent Superior Proposal (a “Parent Superior Proposal Termination”); provided that no Parent Change in Recommendation and/or Parent Superior Proposal Termination may be made until after at least five (5) business days following the Company’s receipt of written notice from the Parent advising that Parent’s Board of Directors intends to take such action and the basis therefor (which notice shall include a copy of any such Parent Superior Proposal and a copy of all proposed transaction agreements, the identity of the party making such Parent Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Parent Superior Proposal, a reasonably detailed description of the development or change in connection with which Parent’s Board of Directors has given such notice). After providing such notice and prior to effecting such Parent Change in Recommendation and/or Parent Superior Proposal Termination, (x) Parent shall and shall use its reasonable best efforts to cause its Representatives to, during such five (5) business day period, negotiate in good faith with the Company and its Representatives, to the extent the Company wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company, and (y) in order to make a Parent Change in Recommendation and/or effect a Parent Superior Proposal Termination, the Board of Directors of Parent shall take into account any changes to the terms of this Agreement proposed by the Company and any other information provided by the Company in response to such notice during such five (5) business day period and must determine in good faith, in consultation with outside counsel and a financial advisor of nationally recognized reputation, that, with respect to a Parent Superior Proposal, such Parent Superior Proposal continues to constitute a Parent Superior Proposal and, with respect to either a Parent Superior Proposal or a Parent Intervening Event, the failure to make such Parent Change in Recommendation and/or effect a Parent Superior Proposal Termination (as applicable) would be inconsistent with the directors’ fiduciary duties under applicable Law. Any amendment to the financial terms or conditions or other material terms of any Parent Acquisition Proposal or any material modifications or developments with respect to a Parent Intervening Event will be deemed to be a new Parent Acquisition Proposal or a new Parent Intervening Event, respectively, for purposes of this Section 5.03(f), including with respect to the notice period referred to in this Section 5.03(f), except that the five (5) business day period shall be three (3) business days for such purposes in any such case, and the Company shall be required to provide Parent with a new notice describing any such amendments, modifications or developments.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Parent Stockholder Approval, Parent shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which Parent or any of its Subsidiaries is a party that was entered into in connection with any Parent Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be permitted to terminate, amend, modify or waive any provision of any “standstill” or similar obligation of any Person if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that Parent promptly provides written notice to Parent that it has taken such action and the identity of the party or parties with respect to which it has taken such action; provided, further, that the foregoing shall not restrict Parent from permitting a Person to orally request the waiver of a “standstill” or similar obligation.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.03 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided that this paragraph (h) shall not be deemed to permit Parent or Parent’s Board of Directors to effect a Parent Change in Recommendation except in accordance with Section 5.02(f).

Section 5.04 Information Supplied.

(a) As promptly as reasonably practicable following the date hereof, (i) the Company and Parent shall jointly prepare and file with the SEC a joint proxy statement and prospectus to be sent to the stockholders of the Company relating to the Company Stockholders Meeting and to the stockholders of Parent relating to the Parent Stockholders Meeting (the “Joint Proxy Statement”), and (ii) Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to register under the Securities Act the issuance of shares of Parent Class A Common Stock in connection with the Mergers (including the Joint Proxy Statement constituting a part thereof, the “Registration Statement”). Parent and the Company each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective as long as is necessary to consummate the Merger. Promptly after the Registration Statement is declared effective under the Securities Act, the Company and Parent shall cause the Joint Proxy Statement to be mailed to their respective stockholders. The Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the Registration Statement all necessary state securities Law or “blue sky” notice requirements (if any) in connection with the Transactions and pay all expenses incident thereto.

(b) No filing of, or amendment or supplement to, the Registration Statement will be made by Parent and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company or Parent, in each case without providing the other parties a reasonable opportunity to review and comment thereon (other than, in the case of the Joint Proxy Statement and the Registration Statement, any filing, amendment or supplement in connection with a Company Change in Recommendation or Parent Change in Recommendation). Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other (and provide such other assistance as may be reasonably requested by such other party) to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Joint Proxy Statement and the Registration Statement, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement, or for additional information and shall supply each other with copies of and a summary of all oral communication with (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the Transactions and (ii) all orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement or the Registration Statement will be made by the Company or Parent, in each case without providing the other parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) Each of the Company and Parent shall cause the Registration Statement and the Joint Proxy Statement, as applicable, to comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement (or any amendment or supplement thereto) shall not, at the time the Registration Statement (or any amendment or supplement thereto) is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, neither party makes any such covenant with respect to information supplied by the other party. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, neither party makes any such covenant with respect to information supplied by the other party. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, neither party makes any such covenant with respect to information supplied by the other party.

Section 5.05 Stockholders Meetings.

(a) The Company will use, in accordance with applicable Law and the Company Charter and Company Bylaws, its reasonable best efforts to set a record date for, and convene and hold, a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”) not more than 45 days after the date the Registration Statement is declared effective (provided that, subject to Section 5.05(e), the Company may hold the Company Stockholders Meeting not more than 60 days after the date the Registration Statement is declared effective if Parent is doing so with respect to the Parent Stockholders Meeting pursuant to the first proviso of the first sentence of Section 5.05(c)). Subject to the provisions of Section 5.02, the Company’s Board of Directors shall include the Company Board Recommendation in the Joint Proxy Statement and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or delay the Company Stockholder Meeting. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Stockholder Approval, whether or not a quorum is present, or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first two sentences of this Section 5.05(a), the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting. Subject to the foregoing and applicable Law, the Company shall cooperate with Parent and use reasonable best efforts to cause the Company Stockholders Meeting to be called for the same date as the Parent Stockholders Meeting.

(b) Notwithstanding any Company Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection therewith and the Transactions) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(c) Parent will use, in accordance with applicable Law and the certificate of incorporation and bylaws of Parent, its reasonable best efforts to set a record date for, and convene and hold, a meeting of stockholders to consider and vote upon the approval of the Stock Issuance (the “Parent Stockholders Meeting”) not more than 45 days after the date the Registration Statement is declared effective, provided that Parent may hold the Parent Stockholders Meeting not more than 60 days after the date the Registration Statement is declared effective in order for the Parent Stockholder Meeting to also serve as Parent’s annual meeting of stockholders, provided, further, that calling the Parent Stockholders Meeting on such later date would not reasonably be expected to require any change in the record date or to result in any failure to comply with any notice or other procedural requirements pertaining to the calling and holding of the Parent Stockholders Meeting or the Company Stockholders Meeting under Parent’s or the Company’s respective organizational documents or applicable Law which would result in the Parent Stockholders Meeting or the Company Stockholders Meeting being held later than 60 days after the date the Registration Statement is declared effective (subject to any subsequent adjournments or postponements under this clause (c)). Subject to the provisions of Section 5.03, Parent’s Board of Directors shall include the Parent Board Recommendation in the Joint Proxy Statement and recommend at the Parent Stockholders Meeting that the stockholders of Parent approve the Stock Issuance and shall use its reasonable best efforts to obtain and solicit such approval. Parent shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or delay the Parent Stockholders Meeting. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies representing the Parent Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first two sentences of this Section 5.05(c), Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting.

(d) Notwithstanding any Parent Change in Recommendation, Parent shall nonetheless submit the approval of the Stock Issuance to its stockholders at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the approval of the Stock Issuance shall be the only matter (other than (i) matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the approval of the Stock Issuance and the transactions contemplated hereby or (ii) if the Parent Stockholders Meeting is held at the same time as the annual meeting of Parent’s stockholders, matters to be voted on by Parent’s stockholders in connection with the annual meeting, including proposals with respect to the election of directors, the ratification of the appointment of Parent’s independent registered public accounting firm, and a non-binding advisory vote to approve the compensation of Parent’s named executive officers) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

(e) Each of the Company and Parent shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, at the same time and on the same date as the other party.

Section 5.06 Filings; Other Actions; Notification.

(a) Cooperation. (i) The Company and Parent shall, subject to Sections 5.02 and 5.03, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Orders to consummate and make effective the Mergers and the other Transactions prior to the Termination Date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable or, in the reasonable judgment of Parent after reasonable consultation with the Company, advisable after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act (which shall, in any event, be filed within fifteen (15) business days after the date of this Agreement or on a later date as mutually agreed between the Company and Parent) or any other Antitrust Laws or Investment Screening Laws with respect to the Transactions) and to obtain prior to the Termination Date all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or, in the reasonable judgment of Parent after reasonable consultation with the Company, advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.06 (but subject to Section 5.06(b) below), each of the parties hereto shall use its reasonable best efforts to resolve prior to the Termination Date such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws or any Investment Screening Laws with respect to the Transactions and effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions. Parent shall defend through litigation on the merits and, if necessary, appeal (in all cases, subject to the provisions of this Section 5.06), and the Company shall use its reasonable best efforts to assist in the defense of, any lawsuits or other legal proceedings by Governmental Entities, whether judicial or administrative, challenging this Agreement or the Transactions. Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other Transactions. To the extent permitted by applicable Law, each party shall provide the other with copies of all material written correspondence between it (or its advisors) and any Governmental Entity relating to the Mergers and the other Transactions and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the Transactions shall include representatives of Parent and the Company. Parent and the Company shall coordinate with respect to Antitrust Laws and Investment Screening Laws and with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions prior to the Termination Date. In addition, the parties shall jointly develop, and each of the parties shall consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law or Investment Screening Law prior to their submission. In furtherance of the foregoing and to the extent permitted by applicable Law, (A) each party shall notify the other, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 5.06(a), (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, and (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto; provided that materials furnished pursuant to this Section 5.06 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In exercising the foregoing rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, in the event of any dispute between the parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any clearances under applicable Antitrust Laws or Investment Screening Laws with respect to the Transactions, the parties shall escalate such dispute to the general counsels of the Company and Parent for resolution. If such dispute is not resolved pursuant to the preceding sentence, Parent shall have the right, in its reasonable discretion, to make the final determination with respect to such matter.

(b) In furtherance of the foregoing, if and to the extent necessary to obtain clearance of the Mergers and the other Transactions from any Governmental Entity pursuant to the HSR Act or any other Antitrust Laws or Investment Screening Laws of any jurisdiction listed on Section 6.01(c) of the Company Disclosure Letter, Parent and its Subsidiaries shall use reasonable best efforts to, and the Company and its Subsidiaries shall, solely to the extent directed by Parent, offer, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company and its Subsidiaries or (B) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company and its Subsidiaries and/or the Parent and its Subsidiaries; provided, however, under no circumstances shall Parent or any of its Subsidiaries be required, pursuant to this Section 5.06(b) or otherwise, to offer, negotiate, commit to or take (i) any action that would, individually or in the aggregate, have a material adverse effect on the reasonably anticipated (as of the date hereof) benefits (including anticipated synergies) of the transactions contemplated by this Agreement, as determined and documented or otherwise reasonably identifiable by Parent, (ii) any action that would, individually or in the aggregate, have a material adverse impact on any operating segment (as such term is understood in Parent’s annual reports on Form 10-K) of Parent, or any business line or sub-segment of any operating segment set forth on Section 5.06(b) of the Parent Disclosure Letter (in each case, not including the Company and its Subsidiaries); provided that, solely for purposes of this clause (ii), any adverse impact with respect to any such operating segment, business line or sub-segment, to the extent it relates to the business, assets or properties of the Company or its Subsidiaries, shall not be taken into account in determining whether any such material adverse impact has occurred, except to the extent such action relates to, alters or affects any existing agreement, arrangement or relationship between Parent or any of its Subsidiaries (or any such operating segment, business line or sub-segment or the business, assets or properties thereof), on the one hand, and the Company or any of its Subsidiaries (or their business, assets or properties), on the other hand, (iii) any action involving the sale, license, assignment, transfer, divestiture, hold separate or other disposal of any assets, business or portion of business of Parent and its Subsidiaries (not including the Company and its Subsidiaries), or (iv) any action that is not conditioned upon the consummation of the Mergers and the other Transactions.

Section 5.07 Access; Consultation.

(a) Subject to the Confidentiality Agreement, during the period commencing on the date hereof and ending on the earlier of (1) the Effective Time, and (2) the valid termination of this Agreement pursuant to Section 9.1, the Company shall, and shall cause its respective Subsidiaries and its and their Subsidiaries’ Representatives, to: (i) provide Parent and its Representatives with reasonable access in a manner not unreasonably disruptive to the operation of the businesses of the Company, or to its Subsidiaries, during normal business hours to the Company’s, and each of its Subsidiaries’, Representatives, books, records, Tax Returns, operating and financial reports, work papers, assets, Contracts and other documents and information relating to the Company or to its Subsidiaries; and (ii) provide Parent and its Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, in each of cases (i) and (ii), (A) under the supervision of appropriate personnel of the providing party, (B) in such a manner not to unreasonably interfere with the usual operation of the providing party, (C) to the extent reasonably necessary for (x) the consummation of the Transactions, including any Committed Financing or (y) planning for the integration of the parties’ businesses (and with respect to clause (y), only to the extent such information is reasonably necessary at such time in advance of the Effective Time), and (D) with respect to books, records, Tax Returns, operating and financial reports, work papers, assets, Contracts and other documents and information relating to the Company, or to its respective Subsidiaries, solely to the extent such items are in the possession or control of such party or any of its Representatives. Information obtained by Parent pursuant to this Section 5.07 will constitute “Evaluation Material” (subject to any exception contained in such definition) under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.07 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would reasonably be expected to: (A) violate any of its or its Affiliates’ respective Contract obligations with respect to confidentiality pursuant to Contracts entered into prior to the date hereof; (B) based on the advice of outside legal counsel, result in a violation of applicable Law; or (C) based on the advice of outside legal counsel, result in loss of legal protection, including the attorney-client privilege and work product doctrine. Without limiting the foregoing, in the event that the Company proposes to provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and, in the case of the foregoing clauses (A), (B) or (C), shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable Law or Contract or without jeopardizing such privilege.

(b) Each of the Company and Parent shall give prompt notice to one another of any change, effect, circumstance or development that would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Mergers (as applicable); provided that any failure to give notice in accordance with the foregoing shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 6.02(a) or Section 6.03(b) to be satisfied.

Section 5.08 Stock Exchange Listing, De-listing and De-registration. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued in the Mergers to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on Nasdaq to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as possible following the Effective Time.

Section 5.09 Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other with a reasonable amount of time to review and comment on, any press releases or other public announcements with respect to the Transactions and any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with, or rules of, any national securities exchange, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 5.09, (iv) a public announcement of information contained in a public announcement previously consented to hereunder, (v) with respect to any Company Change in Recommendation made in accordance with this Agreement or Parent’s response thereto, and (vi) with respect to any Parent Change in Recommendation made in accordance with this Agreement or the Company’s response thereto.

Section 5.10 Employee Benefits.

(a) Parent agrees that each employee of the Company or any of its Subsidiaries who continues to remain employed with the Company or its Subsidiaries following the Closing (each such employee, a “Continuing Employee”) shall, during the period commencing at the Closing and ending on the first anniversary of the Closing (or upon an earlier termination of employment) (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) target annual cash bonus opportunities (expressed as a percentage of base salary) that are no less favorable than either, at the discretion of Parent, the target annual cash bonus opportunities (expressed as a percentage of base salary) that (x) was provided to each such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time or (y) is provided by Parent or any Subsidiary of Parent to similarly situated employees of Parent or any Subsidiary of Parent, and (iii) health, welfare and retirement benefits (excluding any post-employment health and welfare benefits, non-qualified deferred compensation plans and defined benefit pension plans) that are no less favorable in the aggregate than either, as the discretion of Parent, those provided to (x) each such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time or (y) similarly-situated employees of Parent or any Subsidiary of Parent. Additionally, Parent agrees that each Continuing Employee shall, during the Continuation Period, be provided with severance benefits that are no less favorable than the severance benefits under the Company Plan set forth in Section 5.10(a) of the Company Disclosure Letter.

(b) Parent shall or shall cause the Surviving Company to use commercially reasonable efforts to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Continuing Employees under the Parent benefit plans in which Continuing Employees are eligible to participate except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall use commercially reasonable efforts to provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Continuing Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Parent shall or shall cause the Surviving Company to, provide credit (without duplication) to Continuing Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service for purposes of any frozen or discontinued Parent plan or any frozen or discontinued portion of a Parent plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan.

(d) Prior to making any written or material oral communications to Company Service Providers pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or to compensation and benefits that will be provided by Parent or its Affiliates following Closing, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication and the Company shall incorporate any reasonable comments.

(e) Notwithstanding the foregoing, with respect to any Continuing Employee who is, or becomes, subject to a collective bargaining or similar agreement, the compensation and benefits treatment and terms and conditions of employment afforded to such Continuing Employee will continue to be governed by the terms of such collective bargaining agreement and the terms of this Section 5.10 shall not apply.

(f) From and after the Effective Time, Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) shall honor all Company Plans in accordance with their terms. Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) to (i) terminate or amend any Company Plan in accordance with its terms or (ii) provide compensation and benefits to Continuing Employees in accordance with this Agreement through plans of Parent or its Subsidiaries after the Effective Time.

(g) Upon the request of Parent in writing at least ten (10) days prior to the Closing Date, effective as of the day immediately preceding the Closing and contingent upon the Closing, the Company shall (i) take any and all necessary actions to terminate any Company Plans that are intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”), (ii) provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments shall be considered by the Company in good faith) evidencing that any such plans will be terminated effective as of no later than the day immediately preceding the Closing and (iii) prior to and conditioned upon termination of any such plans, authorize through corporate resolution any and all necessary amendments to the plan documents to effect such terminations, fully vest affected participants, and comply with all requirements of applicable Law as of the effective date of such terminations; provided, that, the Company shall not take any further steps to effect any such plan terminations prior to the Closing. If, upon the request of Parent, the 401(k) Plans are terminated, Parent shall take all actions reasonably necessary and appropriate to allow Continuing Employees to enroll as soon as administratively practicable following the Closing in the 401(k) plan maintained by Parent or its Affiliates (the “Parent 401(k) Plan”) and, to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) (including outstanding participant loans) from the 401(k) Plans to the Parent 401(k) Plan.

(h) The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 8.08), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Company or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 5.10, (iv) prevent Parent the Surviving Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 5.11 Expenses. Except as otherwise provided in Section 5.16, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.

Section 5.12 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of immediately prior to the Effective Time (the “Indemnified Parties”) against any reasonable and documented out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions)), arising out of the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law, the Company Charter or Company Bylaws or comparable organizational or governing documents of a Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any Subsidiary of the Company that is listed on Section 5.12(a) of the Company Disclosure Letter and in effect on the date of this Agreement, and Parent (to the extent it would be permitted if Parent were the Surviving Company) and the Surviving Company shall also advance expenses of such Persons as incurred in connection therewith to the fullest extent permitted under and subject to the limitations in, applicable Law, the Company Charter or Company Bylaws or comparable organizational or governing documents of a Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any Subsidiary of the Company that is listed on Section 5.12(a) of the Company Disclosure Letter; provided, that any Person to whom expenses are advanced hereunder provides an undertaking to repay such advances if it is determined such Person is not entitled to indemnification; provided such undertaking shall be unsecured and made without reference to such Person’s ability to repay such advances or ultimate entitlement to indemnification, and no other form of undertaking shall be required. Parent shall ensure that the organizational documents of the Surviving Company shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws. Any right of indemnification of an Indemnified Party and other rights pursuant to this Section 5.12 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party with respect to matters occurring prior to the Effective Time as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall, or shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for “tail” insurance policies (or comparable replacement policies) with a claims reporting period of at least six (6) years from and after the Effective Time from an insurance carrier or carriers with the same or better credit rating as the

Company’s current insurance carrier or carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall the Company or Parent expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company, Parent or the Surviving Company for any reason fail to obtain such “tail” insurance policies (or comparable replacement policies) as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company shall, and Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Surviving Company be required to expend, for such policies an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the premium for such insurance coverage exceeds such amount, Parent shall, or shall cause the Surviving Company to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Company or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations of Parent or the Surviving Company set forth in this Section 5.12, as applicable.

(d) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 5.12 shall be in addition to any rights such individual may have under applicable Law, any applicable indemnification agreement to which such Person is a party that is listed on Section 5.12(a) of the Company Disclosure Letter, the Company Charter or the Company Bylaws or otherwise.

(e) Parent shall, and shall cause its Subsidiaries to, reasonably cooperate in the defense of any such Proceeding for which indemnification or advancement could be sought by an Indemnified Party pursuant to this Agreement, the Company Charter, the Company Bylaws and any comparable organizational or governing documents of any of the Company’s Subsidiaries.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims under such policies.

Section 5.13 Takeover Statute. If any Takeover Statute is or may become applicable to any of the Transactions, each party and its Board of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.14 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its respective operations.

Section 5.15 Section 16(b). The Board of Directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company or Parent (including derivative securities) or acquisitions of Parent Class A Common Stock (including derivative securities) in connection with the Transactions by each individual who is currently, or who will be immediately prior to the Effective Time, a director or officer of the Company or Parent, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Financing.

(a) The Company and its Subsidiaries shall obtain customary payoff letters with respect to the Existing Credit Agreement (the payoff of such facilities, together, the “Debt Payoff”) and deliver drafts of such payoff letters to Parent on or prior to the date that is three (3) business days prior to Closing and executed copies of such payoff letters to Parent on or prior to the date that is one (1) business day prior to Closing (or, in each case, such later date as Parent may consent to), which payoff letters shall (i) set forth the aggregate amount required to be paid to the lenders and other parties to the Existing Credit Agreement to pay the obligations thereunder (other than contingent indemnification obligations not yet payable) in full at Closing and the wire transfer instructions for the payment of such amount, (ii) confirm that upon the payment of the amounts set forth in clause (i) above, (x) all obligations of the Company and its Subsidiaries under the Existing Credit Agreement shall be paid in full (other than contingent indemnification obligations not yet payable), (y) all guarantees by the Company and its Subsidiaries of, and any liens or security interests on the equity or assets of the Company or any of its Subsidiaries securing, the obligations under the Existing Credit Agreement shall be released and terminated in full and (z) the Existing Credit Agreement shall be terminated in full (except for customary provisions that shall survive the payment in full of the obligations thereunder) and (iii) otherwise be in form and substance reasonably acceptable to Parent, together with any other certificates, filings, notices and other documents reasonably requested by Parent to effect or evidence the payoff and releases set forth in this sentence. The Company shall, and shall cause its applicable Subsidiaries to, use their respective reasonable best efforts to, and to cause their respective Representatives to, provide cooperation reasonably requested by Parent in connection with any Debt Payoff.

(b) Each of Parent and Merger Subs shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Committed Financing on the terms and subject only to the conditions expressly set forth in the Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is permitted by this Section 5.16) until the Mergers and the other Transactions contemplated by this Agreement (including the funding of the Committed Financing) are consummated, (ii) timely negotiate, enter into and deliver definitive agreements with respect to the Committed Financing contemplated by the Commitment Letter on or prior to the Closing on the terms and subject only to the conditions expressly set forth therein (including the market flex provisions (if any) and on other terms agreed to by Parent and the Committed Financing Sources that would not have an Adverse Effect on Financing, (iii) satisfy or cause to be waived on a timely basis (and in any event at or prior to the Closing) all conditions applicable to Parent set forth in the Commitment Letter or such definitive agreements and otherwise comply with all of Parent’s obligations thereunder (including the payment of any related fees and expenses), in each case, that are within Parent’s control, and (iv) upon the satisfaction or waiver of such conditions, consummate the Committed Financing at or prior to the Closing Date. In the event that all conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived or, upon funding of the Committed Financing, shall have been satisfied or waived, Parent shall cause the Committed Financing Sources providing the Committed Financing to fund on the Closing Date the Committed Financing on the terms and subject only to the conditions expressly set forth in the Commitment Letter. Parent shall fully pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under or arising pursuant the Commitment Letter.

(c) Notwithstanding the foregoing, Parent shall not, without the prior written consent of the Company, agree to or permit any termination or rescission of or amendment, restatement, amendment and restatement, supplement or modification to be made to, or grant any waiver or consent of any provision under, the Commitment Letter or the definitive agreements relating to the Committed Financing, if such termination, rescission, amendment, restatement, supplement, modification, waiver or consent would be reasonably expected to (A) reduce (or have the effect of reducing) the aggregate cash amounts of the Committed Financing (including by increasing the amount of fees to be paid or original issue discount) such that Parent cannot satisfy (or cause to be satisfied) the Required Amount on the Closing Date (after taking into consideration any other immediately available cash or other sources of funds reasonably available and subject to terms and conditions materially no less favorable than the conditions to the Committed Financing to the Parent), (B) impose new or additional conditions to the availability or funding of the Committed Financing or otherwise expand or adversely amend, modify or waive any conditions to the Committed Financing in a manner that, in each case, could reasonably be expected to impede, materially delay or prevent Closing (or satisfaction of the conditions to the Committed Financing at the Closing), (C) result in the termination, withdrawal, repudiation or recission of the Commitment Letter or release or terminate any of the commitments or obligations of any of the Committed Financing Sources except as permitted in clause (f) below or (D) materially adversely impact the ability of each of Parent to enforce its rights against the Committed Financing Sources (clauses (A) through (D), collectively, an “Adverse Effect on Financing”). Parent shall promptly deliver to the Company copies of any termination, rescission, amendment, restatement, supplement, modification, waiver or consent to or under any Commitment Letter or the definitive agreements relating to the Committed Financing (provided that any fee letter may be redacted in a manner consistent with Redaction Parameters).

(d) If any portion of the Committed Financing becomes unavailable or Parent becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Committed Financing unavailable, in each case, on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Commitment Letter, Parent shall promptly notify the Company in writing and, as promptly as reasonably practicable following the occurrence of such event (but not later than one business day prior to the date Parent or Merger Subs are required to consummate the Closing in accordance with this Agreement), (A) use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (such financing, the “Alternate Financing”) (1) in an amount such that Parent can satisfy (or cause to be satisfied) the Required Amount on the Closing Date (after taking into consideration any other immediately available cash or other sources of funds reasonably available and subject to terms and conditions materially no less favorable than the conditions to the Committed Financing to the Parent), (2) on conditions not less favorable to Parent and Merger Subs than the conditions (including the “market flex” provisions, if any) set forth in the Commitment Letter as of the date of this Agreement and (3) which would not, without the prior written consent of the Company, have an Adverse Effect on Financing and (B) obtain a new financing commitment letter or definitive documentation (including any note purchase agreement, indenture or credit agreement), as applicable, with respect to such Alternate Financing; provided that (x) any such Alternate Financing shall not obligate the Company prior to the Closing as a surety, guarantor or indemnitor or to extend credit to any person and (y) any failure to obtain Alternate Financing shall not relieve Parent or Merger Subs of any obligation hereunder. Parent shall promptly deliver to the Company true, correct and complete copies of any commitment letters and fee letters or the definitive agreements relating to an Alternate Financing (provided that any fee letter may be redacted in a manner consistent with Redaction Parameters).

(e) Upon written request of the Company, Parent shall keep the Company reasonably informed on a timely basis and in reasonable detail of the status of Parent’s and Merger Subs’ efforts to obtain the Committed Financing and to satisfy the conditions thereof, including providing copies of any amendment, modification or replacement of the Commitment Letter (provided that any fee letter may be redacted in a manner consistent with Redaction Parameters). Without limiting the generality of the foregoing, Parent shall give the Company prompt

(but in any event within two business days’) notice of, and keep the Company informed on a current basis and in reasonable detail of, (i) any actual breach, default, termination or repudiation (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach, termination, repudiation or default) by any party to the Commitment Letter, or any definitive agreements related to the Committed Financing, in each case of which Parent becomes aware, (ii) the receipt of any written notice or other written communication, in each case received from any Committed Financing Source with respect to any (1) actual or threatened default, termination, withdrawal or repudiation by any party to the Commitment Letter or definitive agreements related to the Committed Financing or (2) material dispute or disagreement between or among any parties to the Commitment Letter or definitive agreements related to the Committed Financing or any provisions of the Commitment Letter, (iii) the occurrence of an event or development that would, in Parent’s good faith belief, adversely impact the ability of Parent to obtain all or any portion of the Committed Financing contemplated by the Commitment Letter subject only to the conditions set forth therein; (iv) any refusal by a Committed Financing Source to provide, or any writing expressing an intent to refuse to provide, all or any portion of the Committed Financing contemplated by the Commitment Letter on the terms set forth therein (including allowing for any “market flex” terms) or expresses in writing that such person does not intend to enter into all or any portion of definitive documentation related to the Committed Financing or to consummate the transactions contemplated thereby; (v) any event or development that would reasonably be expected to adversely impact in any material manner the ability of Parent to obtain all, or any portion of, the Committed Financing contemplated by the Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or if at any time for any other reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Committed Financing on the terms and conditions (including any “market flex” terms), in the manner or from the sources contemplated by the Commitment Letter; and (vi) expiration or termination of the Commitment Letter prior to the funding of the Committed Financing on the Closing Date for any reason, in each case of clauses (i) through (vi), except to the extent that (I) notwithstanding such event, the Parent will be able to satisfy the Required Amount on the Closing Date (after taking into consideration any other immediately available cash or other sources of funds reasonably available and subject to terms and conditions materially no less favorable than the conditions to the Committed Financing to the Parent) and (II) the Commitment Letter may be replaced as permitted in clause (c) above or clause (f) below. As soon as reasonably practicable, but in any event upon the earlier of (x) within two business days of the date the Company delivers to Parent a written request and (y) the Closing Date, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. Notwithstanding the foregoing, in no event shall Parent or Merger Subs be under any obligation to disclose any information pursuant to this clause (e) that would waive the protection of attorney-client or similar privilege to the extent such privilege is asserted in good faith, but such party shall use reasonable best efforts to disclose such information in a way that would not jeopardize such privilege.

(f) Notwithstanding anything herein to the contrary, Parent may (x) amend, supplement, replace, substitute or modify the Commitment Letter to (1) add additional agents, co-agents, lenders, lead arrangers, joint bookrunners, managers or similar entities that have not executed such Commitment Letter as of the date hereof, together with any ministerial changes related thereto or (2) implement or exercise any “market flex” provisions contained in the Commitment Letter and (y) terminate or replace any Commitment Letter in order to enter into definitive financing documents with respect to the Committed Financing or to otherwise obtain alternative sources of financing in lieu of all or a portion of the Committed Financing, in each case of clauses (x) and (y), to the extent such amendment, supplement, replacement, substitution, modification or termination would not have an Adverse Effect on Financing. After any termination, amendment, restatement, supplement, modification, replacement or waiver of the Commitment Letter with respect to the Committed Financing in accordance with this Section 5.16, Parent shall promptly (and, in any event upon the earlier of (x) two business days and (y) the Closing Date), deliver to the Company a true, correct and complete copy thereof (provided that any fee letter may be redacted in a manner consistent with Redaction Parameters). For purposes of this Agreement (other than Section 4.12), (A) any reference in this Agreement to the “Committed Financing” shall mean financing contemplated by the Commitment Letter as amended, restated, supplemented, modified, waived or replaced in accordance with this Section 5.16 (including any replacement financing and/or any financing contemplated by an

Alternate Financing), (B) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter (if in effect). any fee letter (any fee letter entered into in connection with any replacement financing and/or any Alternate Financing) and any definitive documentation for any Committed Financing (including any replacement financing and/or any financing contemplated by an Alternate Financing), in each case, as amended, restated, supplemented, modified, waived or replaced in accordance with this Section 5.16, (C) references to the “Committed Financing Sources” shall include each person that has not executed the Commitment Letter as of the date hereof but becomes a party thereto (or to any definitive documentation for any Committed Financing (including any replacement financing and/or any financing contemplated by an Alternate Financing)) after the date hereof in accordance with the terms thereof and this Section 5.16, (D) references to the “Committed Financing” shall include any Alternate Financing or replacement financing contemplated by this Section 5.16(f) then in effect and (E) Fee Letters shall include any fee letter entered into in connection with any Alternate Financing and any replacement financing contemplated by Section 5.16(f).

(g) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives (including their auditors) to, use their respective reasonable best efforts to provide such customary cooperation as is reasonably requested by Parent or Merger Subs in the arrangement and consummation of the Committed Financing, in each case, upon reasonable written request of Parent, and at Parent’s sole expense, including using reasonable best efforts to:

(i) cause the management team of the Company to participate in a customary and reasonable number of requested meetings (including customary one-on-one meetings and conference calls with the parties acting as lead arrangers, agents, underwriters or initial purchasers and prospective lenders or investors and the Company’s senior management and Representatives) and remote due diligence sessions, drafting sessions and similar presentation to and with prospective lenders, investors and rating agencies reasonably required in connection with the Committed Financing, in each case upon reasonable and advance written notice and at mutually agreed upon dates and times during normal business hours;

(ii) provide reasonable assistance with the preparation of (1) materials for rating agency presentations and (2) bank information memoranda (including a public-side version thereof), lender and investor presentations, offering memoranda, registration statements, prospectuses, and other similar documents and materials in each case, as required or customary in connection with a financing of the type contemplated by the Committed Financing and reasonably requested by Parent or Merger Subs and limited to information to be contained therein with respect to the Company and its Subsidiaries;

(iii) provide customary authorization letters to the Committed Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Committed Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their respective securities, but only to the extent any confidential information memorandum or presentation to which such authorization letters relate contains customary disclaimers to the Company, its Affiliates, and their respective Representatives with respect to the responsibility for the use or misuse of the contents of such confidential information memorandum or presentation to which such authorization letter relates;

(iv) provide the Parent, at least five (5) Business Days prior to the Closing Date (to the extent requested in writing at least ten (10) Business Days prior to the Closing Date) with all documentation and other information with respect to the Company and its Subsidiaries as is reasonably requested in writing by Parent that is required in connection with the Committed Financing in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (the “PATRIOT Act”), the Office of Foreign Assets Control regulations and the FCPA;

(v) cooperate with the due diligence of the Committed Financing Sources, to the extent customary and reasonable, and as promptly as reasonably practicable upon reasonable request by Parent, use reasonable best efforts to, (I) furnish Parent and its financing sources, as applicable, with the Required Financial Information, (II) periodically update any Required Financial Information provided to Parent as may be necessary so such Required Financial Information is Compliant and (III) furnish to Parent such other financial information with respect to the Company and its Subsidiaries as is historically prepared in the ordinary course by, and readily available to, the Company and its Subsidiaries;

(vi) cause the Company’s independent public accountants to provide, consistent with customary practice for financings similar to the Committed Financing or the requirements or Regulation S-K: (A) customary auditor consents (including consents of accountants for use of their reports in any materials (including any registration statement) relating to the Committed Financing) and/or Parent’s filing and reporting obligations with the SEC, (B) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or the Committed Financing Sources and (C) participation in a reasonable number of accounting due diligence sessions;

(vii) execute and deliver as of and subject to the occurrence of the Closing (and solely with respect to directors and officers that remain in the same capacity after giving effect to the Closing) any credit agreements, indentures, supplemental indentures, notes, guarantees, purchase agreements, underwriting agreements, pledge and security documents (including reasonable assistance with the preparation of any customary schedules thereto), other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent, including customary certificates of the chief financial officer (or other executive officer) of the Company with respect to solvency matters in the form set forth as an exhibit to the Commitment Letter and otherwise reasonably facilitating the pledging of collateral (including the delivery of all stock or other certificates intended to constitute collateral as contemplated by the Commitment Letter) (it being understood that such documents and pledges will not take effect, and delivery of such stock or other certificates will not be required to be made, prior to the Effective Time); and

(viii) taking all corporate and other organizational actions reasonably requested by Parent necessary to permit the Committed Financing as of, and subject to the occurrence of, the Closing Date (and solely with respect to directors and officers that remain in the same capacity after giving effect to the Closing).

(h) Subject to Parent’s indemnification obligations under Section 5.16(i) below, the Company hereby consents to the customary use of its and its Subsidiaries’ names, logos and trademarks in connection with the Committed Financing; provided that such names, trademarks and logos are used solely in a manner that does not, is not intended to and is not reasonably likely to harm or disparage the Company or any of its Subsidiaries, such names, trademarks and logos or the reputation or goodwill of the Company or any of its Subsidiaries.

(i) Notwithstanding anything to the contrary herein, any cooperation provided by the Company and its Subsidiaries as contemplated by this Section 5.16, shall be at Parent’s sole expense. Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and Affiliates and its and their respective Representatives (the “Section 5.16 Indemnitees”) from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s and accountant’s fees and expenses) interest, awards, judgments and penalties suffered or actually incurred in connection with any and all of the matters contemplated by the Committed Financing and this Section 5.16 (other than arising from (x) fraud, gross negligence, bad faith or willful misconduct by the Section 5.16 Indemnitees, in each case, as determined by a final, non-appealable court of competent jurisdiction or (y) constituting indirect, special, punitive or consequential damages), whether or not the Transactions are consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company, its Subsidiaries, its Affiliates and its and their respective Representatives for all reasonable and documented out-of-pocket costs (including reasonable and documented accountant’s and attorneys’ fees and expenses) actually incurred by the

Company, its Subsidiaries, its Affiliates and its and their respective Representatives in connection with the Committed Financing and this Section 5.16, whether or not the Transactions are consummated or this Agreement is terminated. All such amounts shall be due and payable upon demand, and any such amounts paid following Closing shall be payable to the Surviving Company. Notwithstanding anything to the contrary in this Agreement, this Section 5.16(i) shall survive the termination of this Agreement.

(j) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, use commercially reasonable efforts to cooperate with and assist Parent in connection with filing and getting effective a registration statement on Form S-3 (or any successor form thereto) (the “Shelf Registration Statement”) with respect to certain securities of the Parent with the Securities and Exchange Commission, including causing the Company’s independent public accountants to provide customary auditor consents (including consents of accountants for use of their reports in any materials (including the Shelf Registration Statement)) with respect to any Company financial statements included or incorporated by reference in the Shelf Registration Statement.

(k) Notwithstanding the foregoing, nothing in this Section 5.16 shall require cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:

(i) agree to pay any fee, bear any cost or expense or other amount, enter into any definitive agreement, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Committed Financing prior to the Effective Time (other than in respect of the authorization letters referred to in Section 5.16(g)(C) above);

(ii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries or otherwise interfere with the prompt and timely discharge by the Company’s or any of its Subsidiaries’ employees of their normal duties, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment, any obligation of confidentiality owing to a third party or any material Contract to which the Company or any of its Subsidiaries is a party or by which any of any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or accounting methodologies, (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement, or (F) delay, impede or prevent the Closing;

(iii) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing (other than in respect of the authorization letters referred to in Section 5.16(g)(iii) above);

(iv) provide access to or disclose information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (A) violate or prejudice the rights of its or any of its Subsidiaries’ customers, (B) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (C) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (D) expose the Company to risk of liability for disclosure of sensitive or personal information; provided that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent has specifically identified and requested is being withheld as a result of any such obligation of confidentiality;

(v) (A) cause any director, manager, member or equivalent, officer or employee of the Company or any of its Subsidiaries who will not continue in such a position following the Closing to pass resolutions or consents to approve the Committed Financing or approve or authorize the creation of any agreements, documents and instruments pursuant to which the Committed Financing is obtained or to execute or deliver any such agreements, documents or instruments and (B) cause any director, manager, member or equivalent, or any officer or employee of the Company or any of its Subsidiaries who will continue in such a position following the Closing to pass resolutions to approve the Committed Financing or authorize the creation of any agreements, documents or actions in connection therewith, to execute or deliver any agreements, documents or instruments in connection with the Committed Financing or to take any action or cause any of its Representatives to pay any commitment, financing or other fees, indemnities or amounts or reimburse any expenses, indemnities or other amounts in connection with any Committed Financing, in each case, that are not contingent on the Closing or would be effective prior to the Effective Time (other than in respect of the authorization letters referred to in Section 5.16(g)(iii) above);

(vi) deliver any legal opinion or negative assurance letter;

(vii) provide or prepare (A) pro forma financial statements or information, pro forma adjustments (including regarding the Committed Financing, any synergies or cost savings), projections, budgets or similar forward looking information, or an as-adjusted capitalization table, (B) any description of all or any component of the Committed Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the Committed Financing or (D) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A;

(viii) deliver any financial statements for any period that is not otherwise specifically required hereunder or not readily available to the Company with respect to such period;

(ix) cause or permit any Lien (or any obligation or incurrence of Indebtedness on) to be placed on any of the Company’s, any of its Subsidiaries’ or any of its Affiliates’ property or assets (or provide a pre-filing Uniform Commercial Code financing statement authorization letter or agreement) prior to the Effective Time;

(x) deliver any certificate or document that it reasonably believes in good faith contains any untrue certifications, representations or warranties; or

(xi) waive, amend, restate, supplement, terminate, rescind or otherwise modify any term of this Agreement.

(l) The parties hereto acknowledge and agree that (I) the provisions of this Section 5.16 shall not create any independent conditions to Closing and (II) the obligations of Parent to consummate the Transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement (including the Committed Financing), Parent or any of its Affiliates obtaining any financing (including the Committed Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Committed Financing).

(m) Notwithstanding anything to the contrary contained in this Agreement, (I) Section 5.16(g) sets forth the Company’s and its Subsidiaries’ sole obligation with respect to the Committed Financing and (II) the condition precedent set forth in Section 6.02(a) as applied to the Company’s obligations under Section 5.16(g) shall be deemed satisfied unless (i) the Committed Financing has not been obtained as a result of the Company’s Intentional Breach of its obligations under Section 5.16(g) to the extent such Intentional Breach is the proximate cause of the unavailability of the Committed Financing, (ii) Parent notified the Company in writing and in reasonable detail of such Intentional Breach and (iii) the Company was given ten (10) business days after receiving such written notice to cure such Intentional Breach.

Section 5.17 Approval by Sole Equityholder of the Merger Subs. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, acting as sole equityholder of each of the Merger Subs, shall adopt this Agreement and approve the applicable Merger, in accordance with the DGCL and the DLLCA, by written consent.

Section 5.18 Voting of Shares. Parent shall vote, or cause to be voted, any Shares owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such Shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of adoption of this Agreement at the Company Stockholders Meeting. The Company shall vote, or cause to be voted, any shares of Parent Common Stock owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares of Parent Common Stock held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of approval of the Stock Issuance at the Parent Stockholders Meeting.

Section 5.19 Tax Matters.

(a) For U.S. federal (and applicable state and local) income tax purposes, the Mergers, taken together, are intended to constitute a reorganization within the meaning of Section 368(a) of the Code (the “U.S. Tax Treatment”). The parties hereby (i) adopt this Agreement insofar as it relates to the Mergers as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the U.S. Tax Treatment, unless otherwise required by a “determination” that is final within the meaning of Section 1313(a) of the Code.

(b) Each of Parent and the Company shall (and shall cause their respective Subsidiaries to) (i) use their respective reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any action or fail to take any action if such action or such failure is intended or could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Each of Parent and the Company will, upon reasonable request by the other, use their respective reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Parent or the Company of an opinion of external counsel relating to the U.S. Tax Treatment (including if the SEC requires an opinion regarding the U.S. Tax Treatment to be prepared and submitted in connection with the declaration of effectiveness of the Registration Statement), such opinion to be prepared by Goodwin Procter LLP (“Goodwin”) (or such other counsel as may be reasonably acceptable to each of Parent and the Company) subject to customary assumptions and limitations. In connection with the foregoing, each of Parent and the Company shall use reasonable best efforts to deliver to the relevant counsel, upon reasonable request therefore, certificates (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable), in form and substance reasonably acceptable to such counsel, containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. For the avoidance of doubt, in no event shall any such opinion prepared pursuant to this Section 5.19(c) be a condition to Closing for purposes of Article VI.

(d) Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The parties hereto acknowledge and agree that for purposes of determining the value of Parent Class A Common Stock to be received by the holders of shares of Company Common Stock pursuant to the Mergers when applying the “continuity of interest” requirement under Treasury Regulations Section 1.368-1(e), under Revenue Procedure 2018-12, 2018-6 I.R.B. 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 shall be the “Average of the Daily Volume Weighted Average Prices” as described in Section 4.01(1) of Rev. Proc. 2018-12, (ii) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 shall be the 10 consecutive trading days ending on and including the date that is 3 trading days prior to the date of this Agreement, (iii) the “national securities exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 shall be the Nasdaq Stock Market LLC, and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 shall be Bloomberg. The Parties further agree that the valuation of the Parent Class A Common Stock by reference to the methodology described in this Section 5.19(g) is intended to qualify for a “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 and that such methodology was used in determining the Exchange Ratio.

(g) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Company. After the Closing Date, the Surviving Company will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date.

(h) Each of the parties shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional relevant information and explanation of any relevant material provided hereunder.

Section 5.20 Transaction Litigation. In the event any Proceeding against a party hereto by any stockholder of such party is commenced or, to the knowledge of such party, threatened, that questions the validity or legality of the Transactions that is not otherwise covered by Section 5.06 (including any such Proceeding based on allegations that such party’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of such party’s board of directors or a committee thereof, any member of any such body, or any officer of such party any of its Subsidiaries) or seeks damages or an injunction in connection therewith (“Transaction Litigation”), such party shall promptly notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof, except that in no event will the foregoing require a party to disclose documents or information that would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; provided, however, that such party shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. The Company shall (a) give Parent a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at Parent’s cost) to the extent requested by Parent and (b) other than to the extent that such Transaction Litigation relates to a Company Acquisition Proposal, in respect of which the parties have adverse interests, (i) consider in good faith, acting reasonably, Parent’s advice with respect to such Transaction Litigation and (ii) not offer or agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VI

Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each party to this Agreement to effect the Mergers and otherwise cause the transactions contemplated by this

Agreement to be consummated shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing and of the following conditions:

(a) Registration Statement. The Registration Statement shall have been declared (or shall have become) effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect, and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC that have not been withdrawn.

(b) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(c) Governmental Consents. (i) The waiting periods (including all extensions thereof) applicable to the consummation of the Transactions under the HSR Act (including any timing agreements, understandings, or commitments entered into with a Governmental Entity to extend any waiting period or not close the Transactions) shall have expired or been terminated and (ii) all other Consents required under any Antitrust Law or Investment Screening Law of any jurisdiction listed on Section 6.01(c) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect.

(d) No Legal Restraints. No Governmental Entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions, and no litigation seeking such an Order under any Antitrust Law or Investment Screening Law shall be pending; provided that any such Law or Order with respect to any Antitrust Law or Investment Screening Law of any jurisdiction other than those listed on Section 6.01(c) of the Company Disclosure Letter or any U.S. Antitrust Law shall be disregarded for purposes of this Section 6.01(d).

(e) Stock Exchange Listing. The shares of Parent Class A Common Stock to be issued in the First Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of Parent and Merger Subs to Effect the Mergers. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to effect the Mergers or otherwise cause the transactions contemplated hereby to be consummated shall be subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following conditions:

(a) Covenants and Agreements. Subject to Section 5.16(m), the Company shall have performed or complied in all material respects with its obligations, covenants and agreements required to be performed or complied with under this Agreement at or prior to the Closing.

(b) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.02(a), the first sentence of Section 3.02(b), the fourth sentence of Section 3.02(b) (Capital Structure) (in the case of the fourth sentence, only as it relates to the Company) and Section 3.02(d) shall be true and correct, subject only to de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of such date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date), (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.06 (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of Closing as though made on and as of such date, (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.01(a) (Organization, Good Standing and Qualification), Section 3.03 (Corporate Authority and Approval; Financial Advisor Opinions), Section 3.12 (Takeover Statutes) and Section 3.18 (Brokers and Finders) shall be true and correct in all material respects (without regard to any materiality qualifiers specified therein), as of the date of this Agreement and as of the Closing as though made on and as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iv) the other representations and warranties of the Company set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that, notwithstanding anything herein to the contrary, the condition set forth in this Section 6.02(b)(iv) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 6.02(b)(iv) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

(d) Officer Certificate. Parent shall have received a certificate duly and validly executed and signed on behalf of the Company by its chief executive officer and chief financial officer certifying that the conditions in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

Section 6.03 Conditions to Obligations of the Company to Effect the Mergers. The obligations of the Company to effect the Mergers and to cause the consummation of the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:

(a) Covenants and Agreements. Each of Parent, Merger Sub 1 and Merger Sub 2 shall have performed or complied in all material respects with its obligations, covenants and agreements required to be performed or complied with under this Agreement at or prior to the Closing.

(b) Representations and Warranties. (i) The representations and warranties of Parent and the Merger Subs set forth in the first three sentences of Section 4.02(a) (Capital Structure) shall be true and correct, subject only to de minimis inaccuracies, as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date), (ii) the representations and warranties of Parent and the Merger Subs set forth in the first sentence of Section 4.06 (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as though made on and as of such date, (iii) the representations and warranties of Parent and the Merger Subs set forth in Section 4.01 (Organization, Good Standing and Qualification) and Section 4.03 (Corporate Authority and Approval) shall be true and correct in all material respects (without regard to any materiality qualifiers specified therein), as of the Closing Date as though made on and as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iv) the other representations and warranties of Parent and the Merger Subs set forth in Article IV shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that, notwithstanding anything herein to the contrary, the condition set forth in this Section 6.03(b)(iv) shall be deemed to have been satisfied even if any representations and warranties of Parent and the Merger Subs are not so true and correct unless the failure of such representations and warranties of Parent and the Merger Subs to be so true and correct (read for purposes of this Section 6.03(b)(iv) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect.

(d) Officer Certificate. The Company shall have received a certificate duly and validly executed and signed on behalf of Parent, Merger Sub 1 and Merger Sub 2 by their respective executive officers certifying that the conditions in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied.

Section 6.04 Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the failure of such party to perform any of its covenants, obligations or agreements under this Agreement.

ARTICLE VII

Termination

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after either the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, by mutual written consent of the Company and Parent.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, by either Parent or the Company, if:

(a) the Mergers shall not have been consummated by 11:59 p.m. (New York City time) on June 14, 2027, or such other date agreed to in writing by Parent and the Company (the “Initial Termination Date”, and as it may be extended as otherwise set forth in this Section 7.02(a) or in Section 8.13(b), or by mutual agreement of the Company and Parent, the “Termination Date”), whether such date is before or after either the Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided that if on such date, any of the conditions set forth in Section 6.01(c) or Section 6.01(d) (as it relates to the HSR Act or any other Antitrust Law or Investment Screening Law) has not been satisfied or waived and all of the other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place), then the Initial Termination Date shall be automatically extended, without any further action on the part of any party hereto, to 11:59 p.m. (New York City time) on December 14, 2027 (the “First Extended Termination Date”); provided, further, that if on the First Extended Termination Date, (A) any of the conditions set forth in Section 6.01(c) or Section 6.01(d) (as it relates to the HSR Act or any other Antitrust Law or Investment Screening Law) has not been satisfied or waived and all of the other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place), and (B) any litigation seeking an Order under any such Antitrust Law or Investment Screening Law to restrain, enjoin or otherwise prohibit consummation of the Transactions is pending and a conclusion with respect to such litigation at its then-current level of proceedings would reasonably be expected to be obtained by the Second Extended Termination Date, then the First Extended Termination Date shall be automatically extended, without any further action on the part of any party hereto, to 11:59 p.m. (New York City time) on March 14, 2028 (the “Second Extended Termination Date”) provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.02(a) if the failure of the Mergers to occur prior to the Termination Date was primarily caused by a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time in material breach of such party’s obligations hereunder (it being understood Parent and the Merger Subs shall be deemed a single party for purposes of this proviso);

(b) the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting (or any valid adjournment or postponement thereof);

(c) the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting (or any valid adjournment or postponement thereof); or

(d) any Law or Order enacted, issued, promulgated, enforced or entered by a Governmental Entity of a competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers or any of the Transactions contemplated hereby shall have become final and non-appealable, whether before or after either the Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.02(d) if such enactment, issuance, promulgation, enforcement or entry of such Law or Order was primarily caused by a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time in material breach of such party’s obligations hereunder (it being understood Parent and the Merger Subs shall be deemed a single party for purposes of this proviso); provided, further, that any such Law or Order with respect to any Antitrust Law or Investment Screening Law of any jurisdiction other than any U.S. Antitrust Law or those listed on Section 6.01(c) of the Company Disclosure Letter shall be disregarded for purposes of this Section 7.02(d).

Section 7.03 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by the Company if:

(a) the Board of Directors of Parent shall have made a Parent Change in Recommendation; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 7.03(a) if the Parent Stockholder Approval has been obtained;

(b) there has been a breach of any representation, warranty, covenant or agreement made by Parent or the Merger Subs in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 6.03(a) or 6.03(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured following written notice to Parent from the Company of such breach or failure by the earlier of (x) the thirtieth (30th) day following such written notice and (y) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in a manner such that any of the conditions set forth in Sections 6.02(a) or 6.02(b) would not be satisfied (unless such breach is capable of being cured within thirty (30) days or by the Termination Date, if earlier); or

(c) at any time prior to the Company Stockholder Approval being obtained, (i) if the Board of Directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.02, to enter into an Alternative Company Acquisition Agreement with respect to a Company Superior Proposal that did not result from a breach of Section 5.02 or other material breach of this Agreement, (ii) concurrently with, and as a condition to, the termination of this Agreement, the Company, subject to complying with the terms of Section 5.02, enters into an Alternative Company Acquisition Agreement providing for such Company Superior Proposal and (iii) prior to or concurrently with, and as a condition to, such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.05(b).

Section 7.04 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by Parent if:

(a) the Board of Directors of the Company shall have made a Company Change in Recommendation; provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 7.04(a) if the Company Stockholder Approval has been obtained; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured following notice to the Company from Parent of such breach or failure by the earlier of (x) the thirtieth (30th) day following such notice and (y) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if Parent is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in a manner such that any of the conditions set forth in Section 6.03(a) or 6.03(b) would not be satisfied (unless such breach is capable of being cured within thirty (30) days).

(c) at any time prior to the Parent Stockholder Approval being obtained, (i) if the Board of Directors of Parent authorizes Parent, to the extent permitted by and subject to complying with the terms of Section 5.03, to enter into an Alternative Parent Acquisition Agreement with respect to a Parent Superior Proposal that did not result from a breach of Section 5.03 or other material breach of this Agreement, (ii) concurrently with, and as a condition to, the termination of this Agreement, Parent, subject to complying with the terms of Section 5.03, enters into an Alternative Parent Acquisition Agreement providing for such Parent Superior Proposal and (iii) prior to or concurrently with, and as a condition to, such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 7.05(c).

Section 7.05 Effect of Termination and Abandonment.

(a) In the event this Agreement is terminated pursuant to this Article VII, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 7.05 and as set forth in Section 8.01 and Section 5.16(i), shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided that no such termination shall relieve (i) the Company from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.05(b) or (ii) Parent from any obligation to pay, if applicable, the Parent Termination Fee or the Parent Regulatory Termination Fee pursuant to Section 7.05(c) or (d); provided, further, that notwithstanding such termination, the termination of this Agreement shall not relieve any party of, and such party shall be fully liable for, any and all damages (including Derivative Damages), costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of any fraud or Intentional Breach prior to such termination.

(b) If this Agreement is terminated (x) by Parent pursuant to Section 7.04(a) (Company Change in Recommendation), (y) by the Company or Parent pursuant to Section 7.02(b) (Company Stockholder Vote) at a time when Parent had the right to terminate pursuant to Section 7.04(a) (Company Change in Recommendation) or (z) by the Company pursuant to Section 7.03(c) (Termination for Superior Company Proposal), then the Company shall, within two (2) business days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by Parent, or concurrently with such termination in the case of clause (z) or in the case of clause (y) with respect to a termination by the Company, pay Parent a fee equal to $866,084,000 (the “Company Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.02(a) (Termination Date) or 7.02(b) (Company Stockholder Approval) or (B) by Parent pursuant to Section 7.04(b) (Company Breach), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Company Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Acquisition Proposal or, in the case of termination by Parent pursuant to Section 7.04(b) (Company Breach), a Company Acquisition Proposal shall have been made publicly or privately to the Board of Directors of the Company, and in any such event, such Company Acquisition Proposal has not been withdrawn (in the case of any public Company Acquisition Proposal or intention to make a Company Acquisition Proposal, publicly) at least five Business Days prior to the Company Stockholder Meeting, termination or breach, as applicable, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 7.05(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall pay the Company Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 7.05(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(d), except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) If this Agreement is terminated (x) by the Company pursuant to Section 7.03(a) (Parent Change in Recommendation), (y) by Parent or the Company pursuant to Section 7.02(c) (Parent Stockholder Vote) at a time when the Company had the right to terminate pursuant to Section 7.03(a) (Parent Change in Recommendation) or (z) by Parent pursuant to Section 7.04(c) (Termination for Superior Parent Proposal), then Parent shall, within two (2) business days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by the Company, or concurrently with such termination in the case of clause (z) or clause (y) with respect to a termination by Parent, pay the Company a fee equal to $866,084,000 (the “Parent Termination Fee”). In addition, if (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.02(a) (Termination Date) or Section 7.02(c) (Parent Stockholder Approval) or (B) by the Company pursuant to Section 7.03(b) (Parent Breach), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Parent Acquisition Proposal shall have been publicly made to Parent or any of its Subsidiaries or shall have been made directly to Parent’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Parent Acquisition Proposal or, in the case of termination by the Company pursuant to Section 7.03(b) (Parent Breach), a Parent Acquisition Proposal shall have been made publicly or privately to the Board of Directors of Parent, and in any such event, such Parent Acquisition Proposal has not been withdrawn (in the case of any public Parent Acquisition Proposal or intention to make a Parent Acquisition Proposal, publicly) at least five Business Days prior to the Parent Stockholder Meeting, termination or breach, as applicable, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 7.05(c), Parent consummates a Parent Acquisition Proposal or enters into an agreement contemplating a Parent Acquisition Proposal, then Parent shall pay the Parent Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 7.05(c), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.03(d), except that the references to “20% or more” shall be deemed to be references to “more than 50%”.

(d) If this Agreement is terminated by the Company or Parent (i) pursuant to Section 7.02(d) (Law; Final and Non-Appealable Order) as the result of any Antitrust Law or Investment Screening Law or an Order imposed by a Governmental Entity with jurisdiction over enforcement of any Antitrust Law or Investment Screening Law with respect to an Antitrust Law or Investment Screening Law set forth therein or (ii) pursuant to Section 7.02(a) (Termination Date) and, at the time of such termination, one or more of the conditions set forth in Section 6.01(c) (Governmental Consents) or Section 6.01(d) (No Legal Restraints) (as the result of any Antitrust Law or Investment Screening Law or an Order imposed by a Governmental Entity with respect to an Antitrust Law or Investment Screening Law set forth therein) and, in the case of each of (i) or (ii), at the time of such termination (A) all of the other conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place) and (B) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have been the principal cause of the Order referred to in clause (i) or the failure of the conditions referred to in clause (ii) above, as applicable, then Parent shall, within two (2) business days after such termination, pay the Company a fee equal to $1,237,262,000 (the “Parent Regulatory Termination Fee”). In no event shall Parent be required to pay (I) the Parent Termination Fee on more than one occasion or (II) both the Parent Termination Fee and the Parent Regulatory Termination Fee.

(e) If this Agreement is terminated by Parent or the Company pursuant to Section 7.02(c) (Parent Stockholder Vote), then Parent shall pay to the Company an amount in cash equal to 100% of the aggregate amount of the reasonable and documented, out-of-pocket third-party fees and expenses actually incurred by the Company and its Subsidiaries in connection with the Transactions, provided that in no event shall such reimbursement exceed an aggregate amount equal to $70,000,000.

(f) Each party acknowledges that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the Company Termination Fee, if any, or if Parent fails to pay promptly the Parent Termination Fee or the Parent Regulatory Termination Fee, if any (any such amount, a “Payment”), and, in order to obtain such Payment, the party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate as published in The Wall Street Journal (or, if not reported therein, as reported in another authoritative source reasonably selected by the Company) in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(g) Sole and Exclusive Monetary Remedy.

(i) Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.14, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.05(b), under circumstances in which such fee is payable in accordance with this Agreement, shall constitute the sole and exclusive monetary remedy of Parent and the Merger Subs against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 5.07, 5.11 or 5.16, except that, to the extent any termination of this Agreement resulted from, directly or indirectly, fraud or an Intentional Breach of this Agreement by the Company or such fraud or Intentional Breach by the Company shall cause the Closing not to occur as provided under Section 7.05(a), Parent shall be entitled to the payment of the Company Termination Fee (to the extent owed pursuant to Section 7.05(b)) and to any Damages, to the extent proven, resulting from or arising out of such fraud or Intentional Breach (as reduced by any Company Termination Fee previously paid by the Company).

(ii) Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.14, the Company’s right to receive payment from Parent of the Parent Termination Fee or Parent Regulatory Termination Fee pursuant to Section 7.05(c) or (d), under circumstances in which such fee is payable in accordance with this Agreement, shall constitute the sole and exclusive monetary remedy of the Company and its stockholders against Parent and its Subsidiaries (including the Merger Subs) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Parent Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 5.07, 5.11 or 5.16, except that to the extent any termination of this Agreement resulted from, directly or indirectly, fraud or an Intentional Breach of this Agreement by Parent, Merger Sub 1 or Merger Sub 2 or such fraud or Intentional Breach by Parent, Merger Sub 1 or Merger Sub 2 shall cause the Closing not to occur as provided under Section 7.05(a), the Company shall be entitled to the payment of the Parent Termination Fee or Parent Regulatory Termination Fee (to the extent owed pursuant to Section 7.05(c) or (d)) and to any

Damages, to the extent proven, resulting from or arising out of such fraud or Intentional Breach (as reduced by any Parent Termination Fee or Parent Regulatory Termination Fee paid by Parent).

ARTICLE VIII

Miscellaneous and General

Section 8.01 Survival. This Article VIII and the agreements of Parent and the Merger Subs contained in Article II and Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers. This Article VIII (other than Section 8.02 (Modification or Amendment), Section 8.03 (Waiver) and Section 8.13 (Assignment)) and the agreements of the Company, Parent and the Merger Subs contained in Section 5.06(b) (Access, Consultation), Section 5.11 (Expenses), Section 5.16(h) (Company Financing Indemnification), Section 5.16(n) (Parent Financing Indemnification), Section 7.05 (Effect of Termination and Abandonment), and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Mergers or the termination of this Agreement. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02 Modification or Amendment. Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may only be amended, modified or supplemented in a writing signed on behalf of each of Parent and the Company. Notwithstanding anything to the contrary contained herein, this sentence of this Section 8.02, Section 8.05(c), Section 8.08 and Section 8.14 and the definitions of “Committed Financing Sources” and “Committed Financing Source Related Party”, in each case, solely to the extent that it relates to the Committed Financing Source Related Parties (and any provision in this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of this sentence of this Section 8.02, Section 8.05(c), Section 8.08 or Section 8.14 or the definitions of “Committed Financing Sources” or “Committed Financing Source Related Party” (in each case, solely to the extent that it relates to the Committed Financing Source Related Parties)) may not be modified, waived or terminated in a manner that is adverse to a Committed Financing Source Related Party without the prior written consent of such adversely affected Committed Financing Source Related Party.

Section 8.03 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any waiver pursuant to this Section 8.03 shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of another term or condition of this Agreement.

Section 8.04 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.05 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Except as contemplated in Section 8.05(c), in any action or proceeding between the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 8.06 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

(c) Each of the parties hereto (i) agrees that (x) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or any description, whether in law or in equity, whether in contract or tort or otherwise, against the Committed Financing Source Related Parties in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Financing, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, (y) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Committed Financing Source Related Parties in any way relating to this Agreement or any of the Transactions, including but not limited to any claim or cause of action arising out of or relating in any way to the Committed Financing, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York and (z) the provisions of Section 8.05(b) relating to the waiver of jury trial shall apply to any such Proceedings, (ii) submits for itself and its property with respect to any such action, cause of action, claim, cross-claim or third party claim described in clause (i)(x) to the exclusive jurisdiction of any court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, (iii) hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action cause of action, claim, cross-claim or third party claim described in clause (i)(x) in any such court and (iv) agrees that a final judgment in any such action, cause of action, claim, cross claim or third-party claim described in clause (i)(x) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.06 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

(a)	if to Parent or Merger Sub:

Fox Corporation

1211 Avenue of the Americas

New York, NY 10036

Attention: [Redacted] Chief Legal and Policy Officer

Email: [Redacted]

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello, Michelle A. Sargent

Email: [Redacted]

(b)	if to the Company:

Roku, Inc.

1173 Coleman Avenue

San Jose, California 95110

Attention: [Redacted] Senior Vice President and General Counsel

Email: [Redacted]

with copies to (which shall not constitute notice):

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Joshua M. Zachariah; Craig M. Schmitz; James Ding

Email: [Redacted]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.07 Entire Agreement. This Agreement, including the Schedules, Annexes and Exhibits attached hereto (including the Company Disclosure Letter and the Parent Disclosure Letter), and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 8.08 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) (which shall be enforceable by the Indemnified Parties), (b) from and after the Effective Time, the right of the Company’s stockholders to receive the Merger Consideration after the Effective Time in accordance with this Agreement and applicable Law, (c) from and after the Effective Time, the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 2.08 after the Effective Time, (d) the right of the Company, on behalf of the holders of the Shares to pursue damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, in the case of liabilities or damages payable by Parent, Merger Sub 1 or Merger Sub 2, the benefit of the bargain lost by the Company and holders of Shares, taking into consideration relevant matters, including the aggregate amount of the Merger Consideration, other combination opportunities, the time value of money, and the loss of market value or decline in stock price of the Company (collectively, “Derivative Damages”)) in the event of Parent’s, Merger Sub 1’s or Merger Sub 2’s breach of this Agreement, which right is hereby acknowledged and agreed by Parent and each Merger Sub (provided that this clause is not intended, and under no circumstances shall be deemed, to create any right of the holders of the Shares or the holders of awards under the Company Stock Plans to bring an action against Parent, Merger Sub 1 or Merger Sub 2 pursuant to this Agreement or otherwise), (e) as provided in Section 5.16 (Financing) (which shall be enforceable by the Section 5.16 Indemnitees), (f) the Committed Financing Source Related Parties who shall be express third party beneficiaries of, and shall be entitled to rely on the last sentence of Section 8.02, Section 8.05(c), this Section 8.08 and Section 8.14 (in each case, solely to the extent that it relates to the Committed Financing Source Related Parties) and (g) the rights of the Non-Recourse Parties set forth in Section 8.14.

Section 8.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.10 Certain Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“business day” means any day of the year other than (a) a Saturday or a Sunday or (b) a day on which banks are required or authorized by Law to be closed in New York City.

“Committed Financing Sources” means the Persons that have committed to provide or arrange any Committed Financing (including any replacement financing entered into by Parent in accordance with Section 5.16(f) and any Alternative Financing entered into by Parent in accordance with Section 5.16(d)).

“Committed Financing Source Related Parties” means the Committed Financing Sources and their respective Affiliates and Representatives.

“Company ESPP” means the Roku, Inc. 2017 Employee Stock Purchase Plan, as amended from time to time.

“Company Equity Award” means each Company RSU and Company Option.

“Company Material Adverse Effect” means an effect that individually or in the aggregate (A) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the Transactions, or (B) has had, or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, in the case of this clause (B), any such effect resulting from or arising in connection with:

1)	changes in, or events generally affecting, the financial, securities or capital markets;

2)

changes in, or events generally affecting, economic or political conditions in the United States or any foreign jurisdiction in which the Company of any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy, tariffs, a government shutdown or executive orders by the President of the United States or similar actions by the leader of the applicable country or region, or the occurrence, continuation or worsening of any trade war;

3)	changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries, operate;

4)

any occurrence, continuation or worsening of (i) acts of war, sabotage, widespread cyber-attack, terrorism or civil disobedience (including the current conflicts between (x) the Russian Federation and Ukraine, (y) Israel and Palestine, or (z) the United States and Israel and Iran) or (ii) plagues, pandemics or natural disasters (including hurricanes, tornadoes, floods or earthquakes);

5)

any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial or other performance measures for any period, or any change in the credit ratings of the Company or any of its Subsidiaries;

6)

a decline in the price of the Shares, or a change in the trading volume of the Shares, on Nasdaq, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect;

7)	changes in Law (or authoritative interpretation thereof);

8)	changes in GAAP (or authoritative interpretation thereof);

9)

the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents, or the taking of any action by Parent, Merger Sub or any of their respective Affiliates;

10)

the announcement or pendency of the Transactions, or the identity of Parent or any of its Affiliates as the acquiror of the Company (or any facts and circumstances concerning Parent or any of its Affiliates), including the impact of any of the foregoing on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, partners, employees, investors, Governmental Entities or other third parties (provided that the exception in this clause (10) shall not apply to references to “Company Material Adverse Effect” in Section 3.04);

11)	the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Company; or

12)	any Transaction Litigation or any demand or Proceeding for appraisal or the fair value of any Shares pursuant to the DGCL in connection with the Transactions;

provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) may be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries, taken as a whole, operates, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments may be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Option” means each option to purchase Company Common Stock outstanding under the Company Stock Plans.

“Company RSU” means each outstanding unsettled restricted stock unit of the Company that is subject to time-based vesting conditions issued pursuant to the Company Stock Plans.

“Company Stock Plans” means the Roku, Inc. Amended and Restated 2017 Equity Incentive Plan, and the Roku, Inc. 2008 Equity Incentive Plan, each, as amended from time to time. “Company Stock Plans” excludes, for the avoidance of doubt, the Company ESPP.

“Compliant” means, with respect to the Required Financial Information, (i) that such Required Financial Information, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information, in the light of the circumstances under which it was made, not misleading; provided that the availability of financial information of the Company or its Subsidiaries, including any “flash” numbers, prior to the time that the Required Financial Information would become not Compliant for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Financial Information, shall not, by virtue of such availability, render such previously delivered Required Financial Information not Compliant, (ii) that such Required Financial Information, as of such time of determination, is current under the rules and regulations of the SEC and includes all information necessary for the Company’s independent public accountants (and any other independent public accountants to the extent financial statements audited or reviewed by such accountant are or would be included in the offering document) to provide customary “comfort” (including “negative assurance” and change period comfort) with respect to such financial information and (iii) no audit opinion with respect to any financial statements contained in the Required Financial Information shall have been withdrawn, amended or qualified and the Company has not indicated (A) its intent to restate any historical financial statements of the Company or its Subsidiaries included in the Required Financial Information, or (B) that any such restatement is under consideration (it being understood that the Required Financial Information will be Compliant if such restatement is completed and the applicable Required Financial Information has been amended or the Company or any of its Subsidiaries has publicly announced that it has concluded that no restatement shall be required).

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 13, 2026, between the Company and Parent, as amended, supplemented, restated or modified.

“Environmental Law” means any Law or Order relating to the protection of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety.

“Equity Award Consideration Amount” means an amount equal to the sum of (a) the Per Share Cash Amount plus (b) the product of (i) the Exchange Ratio, multiplied by (ii) the Parent Measurement Price.

“Executive Severance Plan” means the Roku, Inc. Amended and Restated Severance Benefit Plan.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 16, 2024, by and among the Company, Citibank N.A., as administrative agent, and the lenders from time to time party thereto.

“Export and Sanctions Regulations” means the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, U.S. and non-U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control, U.S. Department of State or United Nations Security Council and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of the Treasury, each as applicable to the Company or its Subsidiaries.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Substance” means any substance regulated under Environmental Law as being hazardous to human health or the environment including those listed, classified or regulated as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Company Option” means Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price for the Company Common Stock subject to such Company Option that is less than the Equity Award Consideration Amount.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases (but without giving effect to the Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASC 842”) (and, for the avoidance of doubt, any operating leases required to be capitalized under ASC 842 shall not be included in Indebtedness)), (iv) to pay the deferred and unpaid purchase price of property, services or equipment (other than trade payables and other current liabilities incurred in the ordinary course of business); (v) pursuant to guarantees of any Indebtedness of any other Person referred to in the other clauses of this definition; (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), in each case, as if such arrangements were terminated on the Closing Date or (vii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; provided that “Indebtedness” shall not include (A) any fees, costs, expenses, indemnified amounts or other amounts incurred pursuant to Section 5.16 and (B) any indebtedness or other obligations incurred by or at the direction of Parent.

“Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, result in a material breach of this Agreement.

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including rights in (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (“Trademarks”); (B) inventions and discoveries and improvements thereto, whether patentable or not, and all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (C) trade secrets and related confidential and proprietary know-how (including all confidential and proprietary ideas, concepts, research and development, plans, proposals and processes), schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists, supplier lists and all other confidential information and proprietary information (“Trade Secrets”); (D) published and unpublished copyrightable works of authorship in any media (including software, source code, object code, algorithms, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); and (E) all derivative, compilation and ancillary rights of every kind, related to Copyrights; and (F) moral rights, rights of publicity and rights of privacy.

“Investment Screening Laws” means any state, national or multi-jurisdictional Laws, that are designed to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests.

“Knowledge of the Company” means the actual knowledge after reasonable inquiry of the individuals identified on Section 8.10 of the Company Disclosure Letter.

“Knowledge of Parent” means the actual knowledge after reasonably inquiry of the individuals identified on Section 8.10 of the Parent Disclosure Letter.

“Nasdaq” means The Nasdaq Global Select Market.

“Out-of-the-Money  Option ” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price for the Company Common Stock subject to such Company Option that is equal to or greater than the Equity Award Consideration Amount.

“Parent Material Adverse Effect” means an effect that, individually or in the aggregate, (A) would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions, or (B) has had, or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Parent and its Subsidiaries (excluding, after the Effective Time, the Surviving Company), taken as a whole, excluding, in the case of this clause (B), any such effect resulting from or arising in connection with:

1)	changes in, or events generally affecting, the financial, securities or capital markets;

2)

changes in, or events generally affecting, economic or political conditions in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy, tariffs, a government shutdown or executive orders by the President of the United States or similar actions by the leader of the applicable country or region, or the occurrence, continuation or worsening of any trade war;

3)	changes in, or events generally affecting, the industries in which Parent or any of its Subsidiaries operate;

4)

any occurrence, continuation or worsening of (i) acts of war, sabotage, widespread cyber-attack, terrorism or civil disobedience (including the current conflicts between (x) the Russian Federation and Ukraine, (y) Israel and Palestine, or (z) the United States and Israel and Iran) or (ii) plagues, pandemics or natural disasters (including hurricanes, tornadoes, floods or earthquakes);

5)

any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial or other performance measures for any period, or any change in the credit ratings of Parent or any of its Subsidiaries;

6)

a decline in the price of shares of Parent Common Stock, or a change in the trading volume of such shares, on Nasdaq, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Parent Material Adverse Effect;

7)	changes in Law (or authoritative interpretation thereof);

8)	changes in GAAP (or authoritative interpretation thereof);

9)

the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents, or the taking of any action by the Company or its Affiliates; or

10)

the announcement or pendency of the Transactions, including the impact of the foregoing on the relationships of Parent or any of its Subsidiaries with customers, suppliers, distributors, partners, employees, investors, Governmental Entities or other third parties (provided that the exception in this clause (10) shall not apply to references to “Parent Material Adverse Effect” in Section 4.04);

provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries, taken as a whole, operates, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.

“Parent Measurement Price” means the closing trading price of Parent Class A Common Stock on Nasdaq on the final trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP.

“Parent Option” means each option to purchase Parent Class A Common Stock outstanding under the Parent Stock Plan or otherwise.

“Parent PSU” means each outstanding unsettled restricted stock unit of Parent that is subject to performance-based vesting conditions issued pursuant to the Parent Stock Plan or otherwise.

“Parent RSU” means each outstanding unsettled restricted stock unit of Parent that is subject to time-based vesting conditions issued pursuant to the Parent Stock Plan or otherwise.

“Parent Stock Plan” means the Fox Corporation 2019 Shareholder Alignment Plan, as amended.

“parties” means, collectively and unless the context specifically contemplates otherwise, Parent, the Company, Merger Sub 1 and Merger Sub 2.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any data or information that can be used to identify, contact or locate an individual (including an individual’s combined first and last name, home address, telephone number, email address, Social Security number or other Governmental Entity-issued identifier, precise geolocation information of an individual or device, credit card or other financial information (including bank account information)), and that meets the definition for “personal data” or any similar term provided by applicable Law or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts.

“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).

“Required Financial Information” means (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date and (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date (other than the fourth fiscal quarter) and the corresponding period of the prior fiscal year (which quarterly financial statements shall have been reviewed by the Company’s independent accountants as provided in AS 4105 (formerly SAS100)).

“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Export and Sanctions Regulations (including Cuba, Iran, North Korea, Syria (prior to July 1, 2025), the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Export and Sanctions Regulations including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or ordinarily resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled (where relevant under Export and Sanctions Regulations) by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Significant Subsidiary” means any Subsidiary of a Person that constitutes a “significant subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting securities or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Tax” or “Taxes” means all U.S. federal, state, local, or non-U.S. taxes and similar assessments imposed by any Governmental Entity, including income, gross receipts, payroll, excess profits, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, a personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, imposts, levies, withholdings or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) and amendments thereto with respect to Taxes required or permitted to be supplied to any Governmental Entity.

“Transaction Documents” means this Agreement, the Voting Agreements and all other agreements, instruments and documents to be executed by Parent, any Merger Sub and the Company in connection with the transactions contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“U.S. Antitrust Law” means the Sherman Act, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, or the HSR Act, and all other Laws of the United States or any state, city, municipality, territory or political subdivision thereof, including merger control Laws, in each case that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

Section 8.11 Interpretation. The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to the determination of any period of time, the word “from” means “from and including”. The terms “Dollars” and “$” mean United States Dollars. References to “written” or “in writing” include in electronic form. References herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to any Law or statute shall be deemed also to refer to such Law or statute as amended and all rules and regulations promulgated thereunder. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein. The phrase “made available,” “provided” or “furnished” (other than to the SEC) and words of similar import shall mean such information or document having been posted in the respective party’s data room prior to 5:00 p.m. Eastern time on June 13, 2026, together with those Contracts posted subsequent to such time but specifically identified as having been “made available” on the Company Disclosure Letter.

(a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.12 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any assignment in contravention of the preceding sentence shall be null and void.

Section 8.13 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties accordingly agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.05 of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) To the extent any party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) business days, or (ii) such other time period established by the court presiding over such Proceeding.

Section 8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of Parent, Merger Subs and the Company acknowledges and agrees, on behalf of itself and the Parent Related Parties or the Company Related Parties, as applicable, that (1) no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had, and waives any rights or claims it may have, against any person not a party hereto or thereto, including any past, present or future director, officer, partner, agent or employee of any past, present or future member of Parent, Merger Subs, the Company or of any Affiliate or assignee thereof (each, a “Non-Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, partner, agent or employee of Parent, Merger Subs, the Company or of any Affiliate or assignee thereof, as such, for any obligation under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation and (2) no Committed Financing Source Related Party will have any liabilities, and none of the Company or the Company Related Parties shall have any recourse, in each case, under this Agreement, the Committed Financing, the Commitment Letter or any definitive documentation or instruments relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and the Company on behalf of itself and the Company Related Parties hereby waives any rights or claims it or they may have, against the Committed Financing Source Related Parties, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or in contract or tort or otherwise, arising out of this Agreement, the Committed Financing, the Commitment Letter or any definitive documentation relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; provided, however, that, notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of any Committed Financing Source Related Parties’ obligations to Parent under the Commitment Letter or any definitive documentation related to the Committed Financing pursuant to the terms thereof.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ROKU, INC.

by	/s/ Anthony Wood
Name: Anthony Wood
Title: President and Chief Executive Officer

FOX CORPORATION

by	/s/ John P. Nallen
Name: John P. Nallen
Title: President and Chief Operating Officer

FALCON MERGER SUB 1, INC.

by	/s/ Steven Tomsic
Name: Steven Tomsic
Title: President

FALCON MERGER SUB 2, LLC

by	/s/ Steven Tomsic
Name: Steven Tomsic
Title: President

ANNEX A

INDEX OF DEFINED TERMS

Term	Section
401(k) Plans	5.10(g)
Actions	3.08(g)
Adverse Effect on Financing	5.16(c)
Affiliate	8.10
Agreement	Preamble
AI Requirements	3.15(g)
AI Systems	3.15(g)
Alternate Financing	5.16(d)
Alternative Company Acquisition Agreement	5.02(e)
Alternative Parent Acquisition Agreement	5.02(e)
Antitrust Laws	8.10
Applicable Date	3.05
Bankruptcy and Equity Exception	3.03
Board Recommendations	Preamble
Book-Entry Share	2.01(iii)
business day	8.10
Buyside Voting Agreement	Preamble
Certificate	2.01(iii)
Class A Shares	3.02
Class B Shares	3.02
Closing	1.02
Closing Date	1.02
Code	Preamble
Commitment Letter	4.12(b)
Committed Financing	4.12(b)
Committed Financing Source Related Parties	8.10
Committed Financing Sources	8.10
Company	Preamble
Company Acquisition Proposal	5.02(d)
Company Board Recommendation	Preamble
Company Bylaws	3.04(b)
Company Change in Recommendation	5.02(f)
Company Charter	3.04(b)
Company Class A Common Stock	3.02
Company Class B Common Stock	3.02
Company Common Stock	3.02
Company Designee	2.06
Company Disclosure Letter	Article III
Company Equity Award	8.10
Company ERISA Affiliate	3.08(d)
Company ERISA Plan	3.08(c)
Company ESPP	8.10
Company Intervening Event	5.02(d)
Company IP	3.15(b)
Company Material Adverse Effect	8.10

Annex A-1

Company Option	8.10
Company Pension Plan	3.08(c)
Company Plan	3.08(a)
Company Preferred Stock	3.02
Company Related Parties	7.05(g)(i)
Company Reports	3.05
Company RSU	8.10
Company Service Providers	3.08(a)
Company Stock Plans	8.10
Company Stockholder Approval	3.03
Company Stockholder Meeting	Preamble
Company Stockholders Meeting	5.05(a)
Company Superior Proposal	5.02(d)
Company Superior Proposal Termination	5.02(f)
Company Termination Fee	7.05(b)
Compliant	8.10
Confidentiality Agreement	8.10
Continuation Period	5.10(a)
Continuing Employee	5.10(a)
Contracts	3.11(a)
Converted Option Cash Award	2.02(iv)(A)
Converted Option Equity Award	2.02(iv)(B)
Converted RSU Cash Award	2.02(ii)(A)
Converted RSU Equity Award	2.02(ii)(B)
Copyrights	8.10
D&O Insurance	5.12(b)
Damages	7.05(a)
Debt Payoff	5.16(a)
Derivative Damages	8.08
DGCL	Preamble
Dissenting Shares	2.01(iv)(A)
DLLCA	Preamble
Effective Time	1.03(a)
Employment Laws	3.09(b)
Environmental Law	8.10
Equity Actions	2.02(iv)
ERISA	3.08(a)
ESPP Termination	2.02(iii)
Excess Shares	2.03(v)(B)
Exchange Act	3.04(a)
Exchange Agent	2.03(i)
Exchange Fund	2.03(i)
Exchange Ratio	2.01(i)(C)
Existing Credit Agreement	8.10
Export and Sanctions Regulations	8.10
FCPA	3.10(b)
Fee Letter	4.12(b)
First Certificate of Merger	1.03(a)
First Extended Termination Date	7.02(a)
First Merger	Preamble

Annex A-2

GAAP	8.10
Goodwin	5.19(c)
Governmental Entity	3.04(a)
Grossed-Up Merger Consideration	2.01(iv)(D)
Hazardous Substance	8.10
HSR Act	8.10
Indebtedness	8.10
Indemnified Parties	5.12(a)
Information Technology	8.10
Initial Termination Date	7.02(a)
Intellectual Property	8.10
Intentional Breach	8.10
In-the-Money Company Option	8.10
Investment Screening Laws	8.10
Joint Proxy Statement	5.04(a)
Knowledge of Parent	8.10
Knowledge of the Company	8.10
Labor Agreement	3.11(a)(x)
Laws	3.10(a)
Licenses	3.10(a)
Lien	3.02(b)
Material Contract	3.11(a)
Measurement Date	3.02
Merger Consideration	2.01(i)(C)
Merger Sub 1	Preamble
Merger Sub 1 Common Stock	2.01(i)(D)
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Preamble
Most Recent Balance Sheet	3.07
Multiemployer Plan	3.08(a)
Nasdaq	8.10
Non-Recourse Party	8.14
OFAC	8.10
Offer Letter	3.08(a)
Option Payment Date	2.02(iv)(A)
Order	3.10(a)
Out-of-the-Money Option	8.10
Parent	Preamble
Parent 401(k) Plan	5.10(g)
Parent Acquisition Proposal	5.03(d)
Parent Board Recommendation	Preamble
Parent Change in Recommendation	5.03(f)
Parent Class A Common Stock	4.02(a)
Parent Class B Common Stock	4.02(a)
Parent Common Stock	4.02(a)
Parent Disclosure Letter	Article IV
Parent Intervening Event	5.03(d)
Parent Material Adverse Effect	8.10
Parent Measurement Date	4.02(a)

Annex A-3

Parent Most Recent Balance Sheet	4.07
Parent Option	8.10
Parent Preferred Stock	4.02(a)
Parent PSU	8.10
Parent Regulatory Termination Fee	7.05(d)
Parent Related Parties	7.05(g)(ii)
Parent Reports	4.05(a)
Parent RSU	8.10
Parent Series Common Stock	4.02(a)
Parent Stock Plan	8.10
Parent Stockholder Approval	4.03
Parent Stockholder Meeting	Preamble
Parent Stockholders Meeting	5.05(c)
Parent Superior Proposal	5.03(d)
Parent Superior Proposal Termination	5.03(f)
Parent Termination Fee	7.05(c)
PATRIOT Act	5.16(g)(iv)
Payment	7.05(f)
Payor	7.05(f)
Per Share Cash Amount	2.01(i)(C)
Person	8.10
Personal Data	8.10
Privacy Requirements	3.15(g)
Proceedings	3.07
Processing	8.10
Proxy Mailing Search	3.02(b)
Qatalyst Partners	3.03
Recipient	7.05(f)
Redaction Parameters	4.12(b)
Registered IP	3.15(a)
Registration Statement	5.04(a)
Regulation M-A Filing	5.04(c)
Representatives	5.02(a)
Required Amount	4.12(a)
Required Financial Information	8.10
Rev. Proc. 2018-12	5.19(f)
RSU Payment Date	2.02(ii)(A)
Sanctioned Country	8.10
Sanctioned Person	8.10
Sarbanes-Oxley Act	3.05
Second Certificate of Merger	1.03(b)
Second Effective Time	1.03(b)
Second Merger	Preamble
Section 5.16 Indemnitees	5.16(i)
Sellside Supporting Stockholders	Preamble
Sellside Voting Agreement	Preamble
Shares	3.02
Shelf Registration Statement	5.16(j)
Significant Subsidiary	8.10
Stock Issuance	4.03

Annex A-4

Subsidiary	8.10
Surviving Company	Preamble
Surviving Corporation	Preamble
Surviving Corporation Common Stock	2.01(i)(A)
Takeover Statute	3.12
Tax or Taxes	8.10
Tax Return	8.10
Termination Date	7.02(a)
Trade Secrets	8.10
Trademarks	8.10
Transaction Documents	8.10
Transaction Litigation	5.20
Transactions	Preamble
Transfer Taxes	5.19(g)
Treasury Regulations	8.10
Unvested Company Option	2.02(iv)
Unvested Company RSU	2.02(ii)
U.S. Antitrust Law	8.10
U.S. Tax Treatment	5.19(a)
Union	3.09(a)
Vested Company Option Consideration	2.02(iii)(A)
Vested Company RSU	2.02(i)
Vested Company RSU Consideration	2.02(i)
Vested In-the-Money Company Option	2.02(iii)(A)
Converted RSU Cash Award	2.02(ii)(A)
Voting Agreements	Preamble
WARN

Annex A-5

Annex B

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), is made and entered into as of June 14, 2026, by and among Fox Corporation, a Delaware corporation (“Parent”), and the undersigned stockholders (each, together with the holders of shares of Company Class A Common Stock listed on Schedule 2 hereto at such time as they become a party to this Agreement, a “Covered Stockholder”, and collectively, the “Covered Stockholders”) of Roku, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company, Parent, Falcon Merger Sub 1, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub 1”), and Falcon Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub 2”), have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Surviving Corporation”, and such merger, the “First Merger”) and, immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving company in the Second Merger (the “Surviving Company”);

WHEREAS, each Covered Stockholder holds and is entitled to vote (or direct the voting of) the number of shares of Company Class A Common Stock or Company Class B Common Stock set forth opposite such Covered Stockholder’s name on Schedule 1 or Schedule 2 attached hereto, as applicable; and

WHEREAS, as a condition and inducement to the willingness of Parent and the Merger Subs to enter into the Merger Agreement, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company) has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” means, with respect to any Covered Stockholder, the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof, (ii) such date and time as the Mergers shall have become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as the Merger Agreement shall have been amended or supplemented, or any provision thereof waived, in a manner (A) that reduces the amount, or changes the form (other than an increase in the Per Share Cash Amount or the relative amount of the Merger Consideration represented by the Per Share Cash Amount), of the Merger Consideration payable to a Covered Stockholder (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement) or (B) that is in any way material and adverse to a Covered Stockholder or Company stockholders generally, in each case without the prior written consent of such Covered Stockholder.

(b) “Covered Shares” means, with respect to any Covered Stockholder and except to the extent Transferred in accordance with Section 2, (i) all Shares set forth opposite such Covered Stockholder’s name on Schedule 1 or Schedule 2 attached hereto, as applicable, or that such Covered Stockholder otherwise is the beneficial owner of as of the date hereof, and (ii) all Shares that such Covered Stockholder comes to hold and to be entitled to vote (or direct the voting of) or otherwise acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of the Company, or other equity interests exercisable for or convertible into Shares or other voting securities or instruments of the Company, that such Covered Stockholder comes to hold and be entitled to vote (or direct the voting of) or otherwise acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of the Company).

(c) “Transfer” means, with respect to any Covered Stockholder, that such Covered Stockholder directly or indirectly (i) sells, pledges, encumbers, exchanges, assigns, offers, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Share of such Covered Stockholder or any direct or indirect interest in any such Covered Share (including by gift, merger or operation of law), (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of a Covered Share or any direct or indirect interest in a Covered Share (including by gift, merger or operation of law) or (iii) enters into any Contract committing or agreeing, or otherwise commits or agrees, to take any of the foregoing actions.

(d) “beneficially own”, “beneficial ownership” and correlatives of the same shall have the meaning set forth under Rule 13d-3 of the Exchange Act.

2. Transfer of Shares.

(a) Transfer Restrictions. From the date hereof until the earlier of the Expiration Date and the receipt of the Company Stockholder Approval, and except pursuant to the terms of this Agreement, each Covered Stockholder hereby agrees not to Transfer (or cause or permit the Transfer of) any Covered Shares of such Covered Stockholder, or enter into any Contract (including any option, put, call or similar arrangement) relating thereto, except that any Covered Stockholder may Transfer any or all of such Covered Shares (1) to or with another Covered Stockholder, (2) with respect to any Company Class A Common Stock in any “net settlement” or other procedures to satisfy withholding obligations in connection with the vesting of Company RSUs, or (3) subject to Section 7(b) hereof, to or with a Permitted Transferee if, as a condition thereto, (x) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were an original party hereto (in the form attached hereto as Exhibit A) and (y) prompt written notice of such Transfer to such Permitted Transferee is delivered to Parent together with an executed copy of such agreement no less than five (5) business days prior to the time of such Permitted Transfer, stating the name and address of the transferee and identifying the Covered Shares being transferred to the transferee. For the purposes of this Agreement, (A) a “Permitted Transferee” means, with respect to each Covered Stockholder, (i) any Person that would constitute a “Permitted Transferee” as defined in the Company Charter (it being understood and agreed that, for these purposes, the definition of “Permitted Transfer” under the Company Charter shall be deemed to additionally permit Transfers of shares of Company Class A Common Stock, on a mutatis mutandis basis), (ii) any Person by will or the laws of intestacy, (iii) any trust or other estate planning vehicle for the direct or indirect benefit of one or more Covered Stockholders or any Family Member of a Covered Stockholder, and (iv) if such Covered Stockholder is a trust, any beneficiary of such trust; and (B) a “Family Member” means, with respect to an individual, any spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of such individual. For the avoidance of doubt, a Permitted Transferee may Transfer any and all Covered Shares that were Transferred to such Transferee to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 2(a) and Section 7(b), as if such Permitted Transferee were a “Covered Stockholder”.

(b) Transfer of Voting Rights. From the date hereof until the earlier of the Expiration Date and the receipt of the Company Stockholder Approval, each Covered Stockholder hereby agrees not to deposit (or cause or permit the deposit of) any Covered Shares of such Covered Stockholder in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of or that is inconsistent with the obligations of such Covered Stockholder under this Agreement with respect to any Covered Shares of such Covered Stockholder.

(c) Consequences. Any Transfer (or purported Transfer), which, for the avoidance of doubt, includes any of the actions described in Section 2(b), in breach of this Agreement shall be null and void and of no force or effect.

(d) 10b5-1 Plan Termination. As soon as reasonably practicable (and in any event within 24 hours) following the public announcement of the Merger Agreement, each Covered Stockholder with a Rule 10b5-1 written trading plan then in effect with respect to any of its Covered Shares shall give, or cause the Company to give, a notice of termination of each such plan to the broker thereunder in accordance with the terms of such plan. Notwithstanding anything in this Agreement to the contrary, but subject to Section 7(b), including the Share Cap, no Covered Stockholder shall be deemed to violate this Agreement with respect to any Transfer (or any conversion of shares of Company Class B Common Stock into shares of Company Class A Common Stock in connection with any such Transfer) that may occur pursuant to such written trading plan prior to the effectiveness of the termination of such plan.

3. Agreement to Vote Shares.

(a) From the date hereof until the Expiration Date, at every meeting of holders of Shares of the Company concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, and at every adjournment or postponement thereof, and on every vote, action or approval by written consent of the stockholders of the Company concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote (or execute consents with respect to) or cause to be voted (or consents to be executed with respect to), all of such Covered Stockholder’s Covered Shares, unless the Board of Directors of the Company has made a Company Change in Recommendation, which has not been rescinded or withdrawn:

(i) in favor of the adoption and approval of the Merger Agreement and the approval of the Mergers and the other Transactions;

(ii) in favor of any proposal to adjourn or postpone any meeting of the Company’s stockholders to a later date, (A) if there are not sufficient votes to adopt and approve the Merger Agreement and approve the Mergers and the other Transactions, (B) if a quorum is not present or (C) that the Board of Directors of the Company otherwise supports and recommends in favor of in furtherance of obtaining the Company Stockholder Approval;

(iii) against (x) approval of any proposal made in opposition to the adoption and approval of the Merger Agreement and the approval of the Mergers and the other Transactions or (y) in competition or inconsistent with the Mergers and the other Transactions, including any Company Acquisition Proposal and any Alternative Company Acquisition Agreement;

(iv) against any action, proposal or agreement that (x) would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or (y) would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions contemplated by the Merger Agreement, including the Mergers; and

(v) against any amendment to the Company Charter or Company Bylaws, in each case, that would reasonably be expected to result in the conversion of such Covered Stockholder’s shares of Company Class B Common Stock (if any) into shares of Company Class A Common Stock.

(b) From the date hereof until the Expiration Date, unless the Board of Directors of the Company has made a Company Change in Recommendation, which has not been rescinded or withdrawn, at every meeting of holders of Shares of the Company concerning any proposal related to the Transactions, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company concerning any proposal related to the Transactions, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company or beneficial owner of Shares) shall, or shall cause the holder of record on any applicable record date to, vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all of such Covered Stockholder’s Covered Shares in favor of any approval of the holders of the shares of Company Class B Common Stock, voting separately as a class, that is or may be required in connection with the Mergers or the Transactions.

(c) From the date hereof until the Expiration Date, in the event that a meeting of the stockholders of the Company is held, each Covered Stockholder shall, or shall cause the holder of record of any of the Covered Shares beneficially owned by such Covered Stockholder on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares beneficially owned by such Covered Stockholder to be counted as present thereat for purposes of establishing a quorum (including any adjournment or postponement thereof).

(d) From the date hereof until the Expiration Date, each Covered Stockholder hereby agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Commencement or Participation in Proceedings. Each Covered Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Proceeding against the Company and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Proceedings is not prohibited) with respect to, any litigation relating to the Merger Agreement or the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby; provided, however, that the foregoing shall not restrict any Covered Stockholder from enforcing such Covered Stockholder’s rights to receive the Merger Consideration or any other amounts due to such Covered Stockholder pursuant to the Merger Agreement or to asserting any counterclaims or defenses in connection with any claim or other Proceeding brought against such Covered Stockholder or any of its Affiliates or Representatives arising out of or in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Covered Stockholder (or a designee of such Covered Stockholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by acting or voting in his capacity as a director or officer of the Company, in such Covered Stockholder’s (or such Covered Stockholder’s designee’s) sole discretion on any matter, including causing the Company to exercise rights under the Merger Agreement (in accordance with the terms thereof), and no such actions or omissions shall be deemed a breach of this Agreement (it being understood that this Agreement shall apply to such Covered Stockholder solely in such Covered Stockholder’s capacity as a stockholder of the Company), including with respect to Section 5.02 of the Merger Agreement. In this regard, such Covered Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Covered Stockholder’s capacity as a director or officer of the Company, including with respect to Section 5.02 of the Merger Agreement.

6. No Solicitation. Each Covered Stockholder shall not, and shall cause each of such Covered Stockholder’s controlled Affiliates not to, and shall instruct and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, take any action which, were it taken by the Company, its Subsidiaries or any of their respective Representatives, would violate Section 5.02 of the Merger Agreement. Each Covered Stockholder shall, and each Covered Stockholder shall cause such Covered Stockholder’s controlled Affiliates (other than the Company and its Subsidiaries) and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions, solicitations or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal. Notwithstanding the other provisions of this Section 6, each Covered Stockholder may (and may permit such Covered Stockholder’s controlled Affiliates and such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives to) participate in discussions and negotiations with and provide information and data to any Person making a Company Acquisition Proposal (or its Representatives) with respect to such Company Acquisition Proposal if the Company is engaging in discussions or negotiations with or providing information to such Person in accordance with Section 5.02 of the Merger Agreement, provided that the Covered Stockholder conducts such activities in accordance with the terms and conditions of the Merger Agreement as applicable. For the avoidance of doubt, the Company and its Subsidiaries shall not be deemed Affiliates of a Covered Stockholder for purposes of this Agreement.

7. Notices, Conversion, Additional Covered Stockholders.

(a) Additional Shares. Each Covered Stockholder hereby agrees that in the event such Covered Stockholder acquires or receives, directly or indirectly, beneficial ownership of any Shares or other voting securities or instruments of the Company or equity interests exercisable for or convertible into Shares or other voting securities or instruments of the Company after the execution of this Agreement, such Covered Stockholder shall promptly deliver to Parent a written notice in accordance with Section 17(d) indicating the number and type of such Shares or other voting securities or instruments.

(b) No Conversion. Without limiting the provisions of Section 2 hereof, from the date hereof until the earlier of the Expiration Date and the Company Stockholder Approval, each Covered Stockholder shall not convert (nor cause to be converted) any shares of Company Class B Common Stock that are Covered Shares into shares of Company Class A Common Stock, except in connection with a Transfer permitted under Section 2(a) above or resulting from a Transfer under Section 2(d) (and any such conversion shall be deemed permitted under this Agreement); provided that no more than 150,000 shares of Class B Common Stock in the aggregate (the “Share Cap”) among all Covered Stockholders and their Permitted Transferees may be converted into shares of Class A Common Stock in connection with any such Transfers. Any conversion of shares of Company Class B Common Stock in violation of this Agreement shall, to the fullest extent permitted by Law, be null and void ab initio.

(c) Additional Covered Stockholders. Founder (as defined in the Company Charter) shall use his commercially reasonable efforts to cause each of the holders of Company Class A Common Stock listed on Schedule 2 hereto to join as a party to this Agreement as a Covered Stockholder by execution of a counterpart signature page hereto as soon as reasonably practicable following the date hereof.

8. Representations and Warranties of Parent. Parent hereby represents to each Covered Stockholder as follows:

(a) Organization and Qualification. Parent is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. Parent has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of Parent (or its board of directors or stockholders) are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Covered Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Parent’s certificate of incorporation or bylaws, (ii) any other Contract to which Parent is a party or by which Parent may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Parent to perform its obligations under this Agreement, or (iii) any Order or Law applicable to Parent.

(d) No Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent, or any Order to which Parent is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Parent to fully perform its obligations under this Agreement.

9. Representations and Warranties of the Covered Stockholders. Each Covered Stockholder hereby represents and warrants to Parent as follows:

(a) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Covered Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Covered Stockholder is not an individual, such Covered Stockholder has full power and authority to execute and deliver this Agreement, to perform such Covered Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of such Covered Stockholder (or its governing body, board of directors, members, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Covered Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. None of the execution and delivery by such Covered Stockholder of this Agreement, the performance by such Covered Stockholder of such Covered Stockholder’s obligations hereunder or the consummation by such Covered Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) if such Covered Stockholder is not an individual, such Covered Stockholder’s certificate of formation, operating agreement or comparable organizational documents, as applicable, (ii) any other Contract to which such Covered Stockholder is a party or by which such Covered Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Covered Stockholder to perform such Covered Stockholder’s obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Transactions, or (iii) any Order or Law applicable to such Covered Stockholder. The execution, delivery and performance by such Covered Stockholder of this Agreement, and the consummation by such Covered Stockholder of the transactions contemplated hereby, require no action, consent or approval by or in respect of, or filing with, any Governmental Entity or any other Person.

(d) Ownership of Shares. Such Covered Stockholder (i) is the lawful record and beneficial owner of the Shares set forth opposite such Covered Stockholder’s name on Schedule 1 or Schedule 2 attached hereto, as applicable, and has the sole power to vote (or cause to be voted) and to dispose (or cause the disposition of) or otherwise Transfer such Shares, all of which Covered Shares are owned and held free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (other than those (v) created by this Agreement, (w) applicable to such Covered Stockholder’s Covered Shares that may exist pursuant to securities Laws, or (x) under the Company’s organizational documents, and (ii) as of the date hereof, does not hold or have the right to vote (or cause the voting of) or otherwise beneficially own any shares of any class of stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Shares set forth opposite such Covered Stockholder’s name on Schedule 1 or Schedule 2 attached hereto, as applicable, or otherwise listed against any other holder’s name on Schedule 1 or Schedule 2 attached hereto.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of such Covered Stockholder in his or its capacity as a stockholder of the Company.

(f) No Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Covered Stockholder, threatened against such Covered Stockholder, or any Order to which such Covered Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (x) the ability of such Covered Stockholder to fully perform such Covered Stockholder’s obligations under this Agreement or (y) the consummation of the Transactions.

10. Disclosure. Each Covered Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Registration Statement or other disclosure document required by applicable Law to be filed with the SEC, Nasdaq or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of such Covered Stockholder’s identity and ownership, this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that Parent shall (with respect to any disclosures to be made by Parent) give each Covered Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures (solely to the extent such disclosure relates to this Agreement or specifically to such Covered Stockholder in their capacity as such) prior to any such disclosures being made public (provided, that by executing this Agreement, such Covered Stockholder hereby consents to the filing of this Agreement by the Company and Parent on a Current Report on Form 8-K and any other periodic reports, in the Registration Statement and in any other disclosure document required by applicable Law to be filed with the SEC, Nasdaq or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, with such redactions as such Covered Stockholder may reasonably request and that are permitted by applicable Law). Parent hereby consents to and authorizes the publication and disclosure by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity by the Covered Stockholder (in such Covered Stockholder’s capacity as such) in connection with this Agreement, the Merger Agreement or the transactions contemplated thereby, Parent’s identity as a counterparty to this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided, that, the applicable Covered Stockholder shall (with respect to any of its disclosures) give Parent and its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, Parent hereby consents to the filing of this Agreement by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). No Covered Stockholder shall issue any press release or other public statements with respect to the transactions contemplated by this Agreement or the Merger Agreement without Parent’s prior written consent (in Parent’s sole discretion), except as may be required by applicable Law, and in the event of any proposed statement or disclosure, a Covered Stockholder shall provide Parent a reasonable opportunity to review and comment on and consult with Parent with respect to, such proposed disclosure.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Covered Stockholder, and, except as otherwise provided herein, Parent shall not have any authority to direct any Covered Stockholder in the voting or disposition of any Covered Shares. For the avoidance of doubt, each Covered Stockholder shall be entitled to any dividends or other distributions declared by the Board of Directors of the Company with respect to such Covered Stockholder’s Covered Shares having a record date prior to the Effective Time.

12. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Covered Stockholder’s obligations under this Agreement.

13. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Covered Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares of such Covered Stockholder (and that this Agreement places limits on the voting and transfer of such Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Parent following the Expiration Date.

14. Termination; Limitation on Damages. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability for, or otherwise limit the liability of a Covered Stockholder in respect of, any Intentional Breach of this Agreement prior to the termination hereof; provided, that, other than any Intentional Breach of Section 3 or Section 7(b), in no event shall the aggregate liability of the Covered Stockholders for monetary damages resulting from any breach of this Agreement exceed the aggregate amount of Merger Consideration that the Covered Stockholders, taken together, would be entitled to receive pursuant to the Merger Agreement; provided, further, that nothing herein shall impair or otherwise impact Parent’s right to specific performance or injunctive relief pursuant to Section 17(j) below, and this Section 14 and Sections 1, 5 and 17 (as applicable) shall survive any termination of this Agreement. For purposes of the above, the phrase “Intentional Breach” shall have the meaning ascribed to it in the Merger Agreement as applied to this Agreement.

15. Waiver of Appraisal Rights. Each Covered Stockholder hereby irrevocably waives, to the fullest extent permitted by applicable Law, and agrees not to assert, any dissenter’s or appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, or any other Law with respect to any or all of the Covered Shares in connection with the Mergers or any of the transactions contemplated by the Merger Agreement.

16. Consent to Amendments. Each Covered Stockholder hereby consents to and approves, for purpose of Article IV, Section D(3)(C)(i) of the Company Charter, subject to and conditioned on the consummation of the First Merger, any amendment, alteration, or repeal of the Company Charter or the Company Bylaws effected pursuant to the Merger Agreement as a result of the Mergers.

17. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(b) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c) Governing Law and Venue; Waiver of Jury Trial.

(i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. In any action or proceeding between the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 17(d) shall be effective service of process for any such action.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(c).

(d) Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:

Fox Corporation

1211 Avenue of the Americas New York, NY 10036

Attention: Chief Legal and Policy Officer

Email: [Redacted]

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello; Michelle A. Sargent

Email: [Redacted]

if to a Covered Stockholder, to such Covered Stockholder at the address corresponding to such Covered Stockholder’s name on Schedule 1 or Schedule 2, as applicable, with copies to (which shall not constitute notice):

Baker & McKenzie LLP

10250 Constellation Boulevard, Suite 1850

Los Angeles, CA 90067

Attention: Jennifer Broder

Email: [Redacted]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including any Schedules hereto) and the Merger Agreement (to the extent incorporated or referenced herein) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) Interpretation.

(i) The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a

Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties. Any assignment in contravention of the preceding sentence shall be null and void.

(j) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 17(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

FOX CORPORATION

By:	/s/ John P. Nallen
Name: John P. Nallen
Title: President and Chief Operating Officer

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

By:	/s/ Anthony J. Wood
Name: Anthony J. Wood

Wood Revocable Trust

By:	/s/ Anthony J. Wood
Name: Anthony J. Wood
Title: Co-Trustee

By:	/s/ Susan Wood
Name: Susan Wood
Title: Co-Trustee

The Anthony J. Wood 2024 Annuity Trust V-B

By:	/s/ Anthony J. Wood
Name: Anthony J. Wood
Title: Trustee

The Anthony J. Wood 2025 Annuity Trust V

By:	/s/ Anthony J. Wood
Name: Anthony J. Wood
Title: Trustee

The Anthony J. Wood 2025 Annuity Trust V-B

By:	_/s/ Anthony J. Wood
Name: Anthony J. Wood
Title: Trustee

The Anthony J. Wood 2026 Annuity Trust V

By:	/s/ Anthony J. Wood
Name: Anthony J. Wood
Title: Trustee

The Anthony J. Wood 2026 Annuity Trust V-B

By:	/s/ Anthony J. Wood
Name: Anthony J. Wood
Title: Trustee

Schedule 1

Covered Stockholder	Number of Shares of Company Class A Common Stock Beneficially Owned	Number of Shares of Company Class B Common Stock Beneficially Owned
Anthony Wood	Options to purchase 2,499,340 shares of Company Class A Common Stock RSUs for 110,983 shares of Company Class A Common Stock 26,927 shares of Company Class A Common Stock

Wood Revocable Trust:		16,150,111

The Anthony J. Wood 2024 Annuity Trust V-B	64,976

The Anthony J. Wood 2025 Annuity Trust V	82,034

The Anthony J. Wood 2025 Annuity Trust V-B	81,445

The Anthony J. Wood 2026 Annuity Trust V	72,699

The Anthony J. Wood 2026 Annuity Trust V-B	169,006

EXHIBIT A

This Joinder Agreement (this “Joinder Agreement”) is executed by the undersigned (the “Permitted Transferee”) pursuant to the terms of that certain Voting and Support Agreement, dated as of June 14, 2026 (the “Agreement”), by and among Roku, Inc., a Delaware corporation (the “Company”), [●] (the “Covered Stockholder”), and the other stockholders of Fox Corporation, a Delaware corporation party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

It is proposed that the Covered Stockholder Transfer [●] Shares (the “Subject Shares”) to the Permitted Transferee pursuant to Section 2(a)(2) of the Agreement.

As a condition to such Transfer, the execution of this Joinder Agreement, the Permitted Transferee agrees as follows:

(a) Acknowledgment. The Permitted Transferee acknowledges that the Permitted Transferee has received and reviewed the Agreement and understands the terms and conditions thereof and agrees that the Subject Shares being acquired by the Permitted Transferee constitute Covered Shares of the Covered Stockholder subject to the terms and conditions of the Agreement.

(b) Agreement. The Permitted Transferee hereby (i) adopts the Agreement and agrees to be bound by and to perform and comply with the terms and conditions thereof with the same force and effect as if the Permitted Transferee were an original party thereto, (ii) acknowledges and agrees that the Subject Shares being acquired by the Permitted Transferee constitute Covered Shares and shall be subject to the terms of the Agreement, and (iii) makes the representations and warranties to the Parent set forth in Section 9 of the Agreement and otherwise agrees to be subject to the obligations and restrictions of the Agreement as a Covered Stockholder thereunder.

(c) Notice. Any notice required or permitted by the Agreement shall be given to the Permitted Transferee at the address listed beneath the Permitted Transferee’s signature below.

(d) Binding Effect. This Joinder Agreement is the legal, valid and binding obligation of the Permitted Transferee, enforceable against the Permitted Transferee in accordance with its terms. Section 15 of the Agreement is incorporated by reference herein, mutatis mutandis, except that Parent is an express third-party beneficiary of this Joinder Agreement and shall have the right to enforce this Joinder Agreement and the Agreement directly against the Permitted Transferee.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Notice Details
[Address] with copies to (which shall not constitute notice):

EXHIBIT B

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal rights For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c.98, § 16.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

8 Del. C. 1953, §  262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, §  24; 57 Del. Laws, c. 148, §§  27-29; 59 Del. Laws, c. 106, §  12; 60 Del. Laws, c. 371, §§  3-12; 63 Del. Laws, c. 25, §  14; 63 Del. Laws, c. 152, §§  1, 2; 64 Del. Laws, c. 112, §§  46-54; 66 Del. Laws, c. 136, §§  30-32; 66 Del. Laws, c. 352, §  9; 67 Del. Laws, c. 376, §§  19, 20; 68 Del. Laws, c. 337, §§  3, 4; 69 Del. Laws, c. 61, §  10; 69 Del. Laws, c. 262, §§  1-9; 70 Del. Laws, c. 79, §  16; 70 Del. Laws, c. 186, §  1; 70 Del. Laws, c. 299, §§  2, 3; 70 Del. Laws, c. 349, §  22; 71 Del. Laws, c. 120, §  15; 71 Del. Laws, c. 339, §§  49-52; 73 Del. Laws, c. 82, §  21; 76 Del. Laws, c. 145, §§  11-16; 77 Del. Laws, c. 14, §§  12, 13; 77 Del. Laws, c. 253, §§  47-50; 77 Del. Laws, c. 290, §§  16, 17; 79 Del. Laws, c. 72, §§  10, 11; 79 Del. Laws, c. 122, §§  6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9; 84 Del. Laws, c. 98, § 9.

Annex C

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), is made and entered into as of June 14, 2026, by and among Roku, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders (each, a “Covered Stockholder”, and collectively, the “Covered Stockholders”) of Fox Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Company, Parent, Falcon Merger Sub 1, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub 1”), and Falcon Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub 2”), have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Surviving Corporation”, and such merger, the “First Merger”) and, immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving company in the Second Merger (the “Surviving Company”);

WHEREAS, each Covered Stockholder holds and is entitled to vote (or direct the voting of) the number of shares of Parent Class B Common Stock (“Parent Shares”) set forth opposite such Covered Stockholder’s name on Schedule 1 attached hereto; and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of Parent) has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” means, with respect to any Covered Stockholder, the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof, (ii) such date and time as the Mergers shall have become effective in accordance with the terms and provisions of the Merger Agreement and (iii) such date and time as the Merger Agreement shall have been amended or supplemented, or any provision thereof waived, in a manner (A) that increases the amount, or changes the form, of the Merger Consideration (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement), (B) that increases the number of designees of the Board of Directors of the Company that will be included on the Board of Directors of Parent at Closing or (C) that is otherwise in any way material and adverse to a Covered Stockholder or Parent stockholders generally, in each case, without the prior written consent of such Covered Stockholder.

(b) “LGC Collateralized Loan” means that certain collateralized term note, dated September 8, 2025, made by LGC Holdco, LLC in favor of JPMorgan Chase Bank, N.A. (“JPM”).

(c) “Covered Shares” means, with respect to any Covered Stockholder and except to the extent such Parent Shares or securities (or any right or interest therein) have been Transferred in accordance with Section 2, (i) all Parent Shares set forth opposite such Covered Stockholder’s name on Schedule 1 attached hereto, or that such Covered Stockholder otherwise is the beneficial owner of as of the date hereof, and (ii) all Parent Shares that such Covered Stockholder comes to hold and to be entitled to vote (or direct the voting of) or otherwise acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of Parent, or other equity interests exercisable for or convertible into Parent Shares or other voting securities or instruments of Parent, that such Covered Stockholder comes to hold and be entitled to vote (or direct the voting of) or otherwise acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of Parent).

(d) “Transfer” means, with respect to any Covered Stockholder, that such Covered Stockholder directly or indirectly (i) sells, pledges, encumbers, exchanges, assigns, offers, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Share of such Covered Stockholder or any direct or indirect interest in any such Covered Share (including by gift, merger or operation of law), (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of a Covered Share or any direct or indirect interest in a Covered Share (including by gift, merger or operation of law) or (iii) enters into any Contract committing or agreeing, or otherwise commits or agrees, to take any of the foregoing actions.

(e) “beneficially own”, “beneficial ownership” and correlatives of the same shall have the meaning set forth under Rule 13d-3 of the Exchange Act.

2. Transfer of Parent Shares.

(a) Transfer Restrictions. From the date hereof until the earlier of the Expiration Date and the receipt of the Parent Stockholder Approval, and except pursuant to the terms of this Agreement, each Covered Stockholder hereby agrees not to Transfer (or cause or permit the Transfer of) any Covered Shares of such Covered Stockholder, or enter into any Contract (including any option, put, call or similar arrangement) relating thereto, except that (i) any Covered Stockholder may Transfer any or all of such Covered Shares (1) to or with another Covered Stockholder or (2) to or with a Permitted Transferee if, as a condition hereto, (x) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were an original party hereto (in the form attached hereto as Exhibit A) and (y) prompt written notice of such Transfer to such Permitted Transferee is delivered to the Company together with an executed copy of such agreement no less than five (5) business days prior to the time of such Permitted Transfer, stating the name and address of the transferee and identifying the Covered Shares being transferred to the transferee and (ii) any Covered Stockholder may Transfer Covered Shares to JPM pursuant to the LGC Collateralized Loan, JPM may exercise all of its rights as the “Bank” under and as defined in the LGC Collateralized Loan, including, without limitation, Transferring Covered Shares and exercising any of the other remedies set forth in Section 12 of the LGC Collateralized Loan, and any Covered Stockholder may take actions to facilitate or allow for the foregoing, in accordance with the terms and conditions of the LGC Collateralized Loan. For the purposes of this Agreement, (A) a “Permitted Transferee” means, with respect to each Covered Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild (each, a “Permitted Family Member”) of such Covered Stockholder or of Lachlan Murdoch, Chloe Murdoch or Grace Murdoch (each, a “Family Member”), (ii) any Person by will or the laws of intestacy, (iii) any of the LGC Family Trusts or any trust, the beneficiaries of which include only Family Members and their respective Permitted Family Members (including the individuals described in clause (ii)), (iv) any partnership or limited liability company, all partners or members of which include only the Covered Stockholder, the Family Members and his or her or their respective Permitted Family Members (including the individuals described in clause (ii)) and any trust for the benefit of such individuals, (v) if such Covered Stockholder is an entity, any of its partners (including limited or general partners), members and stockholders in connection with a pro rata distribution of any or all of such Covered Stockholder’s Covered Shares, and (vi) if such Covered Stockholder is a trust, any beneficiary of such trust, and (B) the “LGC Family Trusts” means the LGC Family Trust for the benefit of Lachlan Murdoch, the LGC Family Trust for the benefit of Chloe Murdoch and the LGC Family Trust for the benefit of Grace Murdoch, and, in each case, their respective descendants and charitable organizations. For the avoidance of doubt, a Permitted Transferee may Transfer any and all Covered Shares that were Transferred to such Transferee to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 2(a), as if such Permitted Transferee were a “Covered Stockholder”.

(b) Transfer of Voting Rights. From the date hereof until the earlier of the Expiration Date and the receipt of the Parent Stockholder Approval, each Covered Stockholder hereby agrees not to deposit (or cause or permit the deposit of) any Covered Shares of such Covered Stockholder in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of or that is inconsistent with the obligations of such Covered Stockholder under this Agreement with respect to any Covered Shares of such Covered Stockholder.

(c) Consequences. Any Transfer (or purported Transfer), which, for the avoidance of doubt, includes any of the actions described in Section 2(b), in breach of this Agreement shall be null and void and of no force or effect.

3. Agreement to Vote Parent Shares.

(a) From the date hereof until the Expiration Date, at every meeting of holders of Parent Shares concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, and at every adjournment or postponement thereof, and on every vote, action or approval by written consent of the stockholders of Parent concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of Parent) shall, or shall cause the holder of record on any applicable record date to, vote (or execute consents with respect to) or cause to be voted (or consents to be executed with respect to), all of such Covered Stockholder’s Covered Shares, unless the Board of Directors of Parent has made a Parent Change in Recommendation, which has not been rescinded or withdrawn:

(i) in favor of the approval of the issuance of Parent Class A Common Stock pursuant to the Merger Agreement (the “Parent Stock Issuance”);

(ii) in favor of any proposal to adjourn or postpone any meeting of Parent’s stockholders to a later date, (A) if there are not sufficient votes to approve the Parent Stock Issuance, (B) if a quorum is not present or (C) that the Board of Directors of Parent otherwise supports and recommends in favor of in furtherance of obtaining the Parent Stockholder Approval;

(iii) against (x) approval of any proposal made in opposition to the approval of the Parent Stock Issuance, the Mergers and the other Transactions or (y) in competition or inconsistent with the Parent Stock Issuance, the Mergers and the other Transactions, including any Parent Acquisition Proposal and any Alternative Parent Acquisition Agreement;

(iv) against any action, proposal or agreement that (x) would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of Parent or the Merger Subs under the Merger Agreement or (y) would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Parent Stock Issuance, the Mergers or the other Transactions; and

(v) against any amendment to the certificate of incorporation or bylaws of Parent, in each case, that would reasonably be expected to result in the conversion of such Covered Stockholder’s shares of Parent Class B Common Stock (if any) into shares of Parent Class A Common Stock.

(b) From the date hereof until the Expiration Date, unless the Board of Directors of the Company has made a Company Change in Recommendation, which has not been rescinded or withdrawn, at every meeting of holders of Parent Shares concerning any proposal related to the Transactions, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent concerning any proposal related to the Transactions, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of Parent or beneficial owner of Parent Shares) shall, or shall cause the holder of record on any applicable record date to, vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all of such Covered Stockholder’s Covered Shares in favor of any approval of the holders of the shares of Parent Class B Common Stock, voting separately as a class, that is or may be required in connection with the Mergers or the Transactions.

(c) From the date hereof until the Expiration Date, in the event that a meeting of the stockholders of Parent is held, each Covered Stockholder shall, or shall cause the holder of record of any of the Covered Shares beneficially owned by such Covered Stockholder on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares beneficially owned by such Covered Stockholder to be counted as present thereat for purposes of establishing a quorum (including any adjournment or postponement thereof).

(d) From the date hereof until the Expiration Date, each Covered Stockholder hereby agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Commencement or Participation in Proceedings. Each Covered Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Proceeding against Parent and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Proceedings is not prohibited) with respect to, any litigation relating to the Merger Agreement or the Transactions (including the Parent Stock Issuance), including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of Parent or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby; provided, however, that the foregoing shall not restrict any Covered Stockholder from asserting any counterclaims or defenses in connection with any claim or other Proceeding brought against such Covered Stockholder or any of its Affiliates or Representatives arising out of or in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Covered Stockholder (or a designee of such Covered Stockholder) who is a director or officer of Parent from acting in such capacity or fulfilling the obligations of such office, including by acting or voting in his capacity as a director or officer of Parent, in such Covered Stockholder’s (or such Covered Stockholder’s designee’s) sole discretion on any matter, including causing Parent to exercise rights under the Merger Agreement (in accordance with the terms thereof), and no such actions or omissions shall be deemed a breach of this Agreement (it being understood that this Agreement shall apply to such Covered Stockholder solely in such Covered Stockholder’s capacity as a stockholder of Parent), including with respect to Section 5.03 of the Merger Agreement. In this regard, such Covered Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Covered Stockholder’s capacity as a director or officer of Parent, including with respect to Section 5.03 of the Merger Agreement.

6. No Solicitation. Each Covered Stockholder shall not, and shall cause each of such Covered Stockholder’s controlled Affiliates not to, and shall instruct and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, take any action which, were it taken by Parent, its Subsidiaries or any of their respective Representatives, would violate Section 5.03 of the Merger Agreement. Each Covered Stockholder shall, and each Covered Stockholder shall cause such Covered Stockholder’s controlled Affiliates (other than Parent and its

Subsidiaries) and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions, solicitations or negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal. Notwithstanding the other provisions of this Section 6, each Covered Stockholder may (and may permit such Covered Stockholder’s controlled Affiliates and such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives to) participate in discussions and negotiations with and provide information and data to any Person making a Parent Acquisition Proposal (or its Representatives) with respect to such Parent Acquisition Proposal if Parent is engaging in discussions or negotiations with or providing information to such Person in accordance with Section 5.02 of the Merger Agreement, provided that the Covered Stockholder conducts such activities in accordance with the terms and conditions of the Merger Agreement, as applicable. For the avoidance of doubt, Parent and its Subsidiaries shall not be deemed Affiliates of a Covered Stockholder for purposes of this Agreement.

7. Notices, Conversion and Irrevocable Proxy.

(a) Additional Parent Shares. Each Covered Stockholder hereby agrees that in the event such Covered Stockholder acquires or receives, directly or indirectly, beneficial ownership of any Parent Shares or other voting securities or instruments of Parent or equity interests exercisable for or convertible into Parent Shares or other voting securities or instruments of Parent after the execution of this Agreement, such Covered Stockholder shall promptly deliver to the Company a written notice in accordance with Section 15(d) indicating the number and type of such Parent Shares or other voting securities or instruments.

(b) No Conversion. Without limiting the provisions of Section 2 hereof, from the date hereof until the earlier of the Expiration Date and the Parent Stockholder Approval, each Covered Stockholder shall not convert (nor cause to be converted) any shares of Parent Class B Common Stock that are Covered Shares into shares of Parent Class A Common Stock. Any conversion of shares of Parent Class B Common Stock in violation of this Agreement shall, to the fullest extent permitted by Law, be null and void ab initio.

8. Representations and Warranties of the Company. The Company hereby represents to each Covered Stockholder as follows:

(a) Organization and Qualification. The Company is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of the Company (or its board of directors or stockholders) are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Covered Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) the Company’s certificate of incorporation or bylaws, (ii) any other Contract to which the Company is a party or by which the Company may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of the Company to perform its obligations under this Agreement, or (iii) any Order or Law applicable to the Company.

(d) No Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any Order to which the Company is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of the Company to fully perform its obligations under this Agreement.

9. Representations and Warranties of the Covered Stockholders. Each Covered Stockholder hereby represents and warrants to the Company as follows:

(a) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Covered Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Covered Stockholder is not an individual, such Covered Stockholder has full power and authority to execute and deliver this Agreement, to perform such Covered Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of such Covered Stockholder (or its governing body, board of directors, members, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Covered Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. None of the execution and delivery by such Covered Stockholder of this Agreement, the performance by such Covered Stockholder of such Covered Stockholder’s obligations hereunder or the consummation by such Covered Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) if such Covered Stockholder is not an individual, such Covered Stockholder’s certificate of formation, operating agreement or comparable organizational documents, as applicable, (ii) any other Contract to which such Covered Stockholder is a party or by which such Covered Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Covered Stockholder to perform such Covered Stockholder’s obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Transactions, or (iii) any Order or Law applicable to such Covered Stockholder. The execution, delivery and performance by such Covered Stockholder of this Agreement, and the consummation by such Covered Stockholder of the transactions contemplated hereby, require no action, consent or approval by or in respect of, or filing with, any Governmental Entity or any other Person.

(d) Ownership of Parent Shares. Such Covered Stockholder (i) is the lawful record and beneficial owner of the Parent Shares set forth opposite such Covered Stockholder’s name on Schedule 1 attached hereto and has the sole power to vote (or cause to be voted) and to dispose (or cause the disposition of) or otherwise Transfer such Parent Shares, all of which Covered Shares are owned and held free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (other than those (v) created by this Agreement, (w) applicable to such Covered Stockholder’s Covered Shares that may exist pursuant to securities Laws, (x) under Parent’s organizational documents or (y) pursuant to the LGC Collateralized Loan, and (ii) as of the date hereof, does not hold or have the right to vote (or cause the voting of) or otherwise beneficially own any shares of any class of stock of Parent or other securities of Parent or any interest therein or any voting rights with respect to any securities of Parent other than the Parent Shares set forth opposite such Covered Stockholder’s name on Schedule 1 attached hereto.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of such Covered Stockholder in his or its capacity as a stockholder of Parent.

(f) No Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Covered Stockholder, threatened against such Covered Stockholder, or any Order to which such Covered Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (x) the ability of such Covered Stockholder to fully perform such Covered Stockholder’s obligations under this Agreement or (y) the consummation of the Transactions.

10. Disclosure. Each Covered Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Registration Statement or other disclosure document required by applicable Law to be filed with the SEC, Nasdaq or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of such Covered Stockholder’s identity and ownership, this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that the Company shall (with respect to any disclosures to be made by the Company) give each Covered Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures (solely to the extent such disclosure relates to this Agreement or specifically to such Covered Stockholder in their capacity as such) prior to any such disclosures being made public (provided, that by executing this Agreement, such Covered Stockholder hereby consents to the filing of this Agreement by the Company and Parent on a Current Report on Form 8-K and any other periodic reports, in the Registration Statement and in any other disclosure document required by applicable Law to be filed with the SEC, Nasdaq or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, with such redactions as such Covered Stockholder may reasonably request and that are permitted by applicable Law). The Company hereby consents to and authorizes the publication and disclosure by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity by the Covered Stockholder (in such Covered Stockholder’s capacity as such) in connection with this Agreement, Merger Agreement or the transactions contemplated thereby, the Company’s identity as a counterparty to this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided, that, the applicable Covered Stockholder shall (with respect to any of its disclosures) give the Company and its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, the Company hereby consents to the filing of this Agreement by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). No Covered Stockholder shall issue any press release or other public statements with respect to the transactions contemplated by this Agreement or the Merger Agreement without the Company’s prior written consent (in the Company’s sole discretion), except as may be required by applicable Law, and in the event of any proposed statement or disclosure, a Covered Stockholder shall provide the Company a reasonable opportunity to review and comment on and consult with the Company with respect to, such proposed disclosure.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Covered Stockholder, and, except as otherwise provided herein, the Company shall not have any authority to direct any Covered Stockholder in the voting or disposition of any Covered Shares. For the avoidance of doubt, each Covered Stockholder shall be entitled to any dividends or other distributions declared by the Board of Directors of Parent with respect to such Covered Stockholder’s Covered Shares having a record date prior to the Effective Time.

12. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Company, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Covered Stockholder’s obligations under this Agreement.

13. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Covered Stockholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares of such Covered Stockholder (and that this Agreement places limits on the voting and transfer of such Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Parent following the Expiration Date.

14. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability for, or otherwise limit the liability of a Covered Stockholder in respect of, any Intentional Breach of this Agreement prior to the termination hereof; provided, that, other than any Intentional Breach of Section 3 or Section 7(b), in no event shall the aggregate liability of the Covered Stockholders for monetary damages resulting from any breach of this Agreement exceed the aggregate amount of Merger Consideration that the Sellside Supporting Stockholders, taken together, would be entitled to receive pursuant to the Merger Agreement; provided, further, that nothing herein shall impair or otherwise impact the Company’s right to specific performance or injunctive relief pursuant to Section 15(j) below, and this Section 14 and Sections 1, 5 and 15 (as applicable) shall survive any termination of this Agreement. For purposes of the above, the phrase “Intentional Breach” shall have the meaning ascribed to it in the Merger Agreement as applied to this Agreement.

15. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(b) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c) Governing Law and Venue; Waiver of Jury Trial.

(i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. In any action or proceeding between the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 15(d) shall be effective service of process for any such action.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(c).

(d) Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to the Company:

Roku, Inc.

1173 Coleman Avenue

San Jose, California 95110

Attention: Chris Handman; Senior Vice President and General Counsel

Email: [***]

with copies to (which shall not constitute notice):

Goodwin Procter LLP

Joshua M. Zachariah

Craig M. Schmitz

James Ding

Email: jzachariah@goodwinlaw.com

cschmitz@goodwinlaw.com

jding@goodwinlaw.com

if to a Covered Stockholder, to such Covered Stockholder at the address corresponding to such Covered Stockholder’s name on Schedule 1, with copies to (which shall not constitute notice):

LGC Holdco, LLC and Cruden 2, LLC

Attention: Michaelle D. Rafferty

4785 Caughlin Parkway

Reno, Nevada 89519

Email: mrafferty@mcllawfirm.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including any Schedules hereto) and the Merger Agreement (to the extent incorporated or referenced herein) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) Interpretation.

(i) The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties. Any assignment in contravention of the preceding sentence shall be null and void.

(j) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 15(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company otherwise has an adequate remedy at law.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

ROKU, INC.

By:	/s/ Anthony Wood
Name: Anthony Wood
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

CRUDEN 2, LLC

By:	/s/ Michael Roberson
Name: Michael Roberson
Title: Managing Director

LGC HOLDCO, LLC by its sole manager, Cruden 2, LLC

By:	/s/ Michael Roberson
Name: Michael Roberson
Title: Managing Director

Schedule 1

Covered Stockholder	Number of Shares of Parent Class B Common Stock Beneficially Owned
LGC Holdco, LLC	85,372,810
Cruden 2, LLC (all of the Parent Shares beneficially owned by Cruden 2, LLC are directly owned by LGC Holdco, LLC)

EXHIBIT A

Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is executed by the undersigned (the “Permitted Transferee”) pursuant to the terms of that certain Voting and Support Agreement, dated as of June 14, 2026 (the “Agreement”), by and among Roku, Inc., a Delaware corporation (the “Company”), [●] (the “Covered Stockholder”), and the other stockholders of Fox Corporation, a Delaware corporation party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

It is proposed that the Covered Stockholder Transfer [●] Parent Shares (the “Subject Shares”) to the Permitted Transferee pursuant to Section 2(a)(2) of the Agreement.

As a condition to such Transfer, the execution of this Joinder Agreement, the Permitted Transferee agrees as follows:

(a) Acknowledgment. The Permitted Transferee acknowledges that the Permitted Transferee has received and reviewed the Agreement and understands the terms and conditions thereof and agrees that the Subject Shares being acquired by the Permitted Transferee constitute Covered Shares of the Covered Stockholder subject to the terms and conditions of the Agreement.

(b) Agreement. The Permitted Transferee hereby (i) adopts the Agreement and agrees to be bound by and to perform and comply with the terms and conditions thereof with the same force and effect as if the Permitted Transferee were an original party thereto, (ii) acknowledges and agrees that the Subject Shares being acquired by the Permitted Transferee constitute Covered Shares and shall be subject to the terms of the Agreement, and (iii) makes the representations and warranties to the Company set forth in Section 9 of the Agreement and otherwise agrees to be subject to the obligations and restrictions of the Agreement as a Covered Stockholder thereunder.

(c) Notice. Any notice required or permitted by the Agreement shall be given to the Permitted Transferee at the address listed beneath the Permitted Transferee’s signature below.

(d) Binding Effect. This Joinder Agreement is the legal, valid and binding obligation of the Permitted Transferee, enforceable against the Permitted Transferee in accordance with its terms. Section 15 of the Agreement is incorporated by reference herein, mutatis mutandis, except that the Company is an express third-party beneficiary of this Joinder Agreement and shall have the right to enforce this Joinder Agreement and the Agreement directly against the Permitted Transferee.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Notice Details

[Address]

with copies to (which shall not constitute notice):

Annex D

Opinion of Allen & Company LLC

June 14, 2026

The Board of Directors

Fox Corporation

1211 Avenue of the Americas

New York, New York 10036

The Board of Directors:

We understand that Fox Corporation, a Delaware corporation (“Fox”), Falcon Merger Sub 1, Inc., a Delaware corporation and direct wholly owned subsidiary of Fox (“Merger Sub 1”), Falcon Merger Sub 2, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Fox (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Roku, Inc., a Delaware corporation (“Roku”), propose to enter into an Agreement and Plan of Merger (the “Agreement”). We also understand that, pursuant to the Agreement, Merger Sub 1 will be merged with and into Roku (the “First Merger”), with Roku continuing as the surviving corporation in the First Merger and becoming a wholly owned subsidiary of Fox, as a result of which each outstanding share of Class A common stock, par value $0.0001 per share, of Roku (“Roku Class A Common Stock”) and each outstanding share of Class B common stock, par value $0.0001 per share, of Roku (“Roku Class B Common Stock” and, together with Roku Class A Common Stock, “Roku Common Stock”) will be converted into the right to receive (i) 0.9693 of a share of Class A common stock par value $0.01 per share, of Fox (“Fox Class A Common Stock” and, such number of shares of Fox Class A Common Stock, the “Stock Consideration”), and (ii) $96.00 in cash (the “Per Share Cash Amount” and, together with the Stock Consideration, the “Merger Consideration”), subject to certain adjustments (as to which adjustments we express no opinion). The Agreement further provides that, immediately following the First Merger and as a second step in a single integrated transaction with the First Merger, Roku (as the surviving corporation in the First Merger) will be merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity in the Second Merger and becoming a wholly owned subsidiary of Fox. The terms and conditions of the Mergers are more fully set forth in the Agreement.

Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to Fox in connection with the proposed Mergers and has been asked to render an opinion to the Board of Directors of Fox (the “Board”) as to the fairness, from a financial point of view, to Fox of the Merger Consideration to be paid by Fox pursuant to the Agreement. For such services, Fox has agreed to pay to Allen & Company cash fees, of which a portion is payable upon the delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the Mergers. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Mergers. Fox also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, reorganizations and recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, although Allen & Company is not currently providing, and during the past two years has not provided, investment banking services to Fox unrelated to the Mergers or to Roku for which Allen & Company has received compensation, Allen & Company may provide such services to Fox, Roku and/or their respective affiliates in the future, for which Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker-dealer and certain of Allen & Company’s affiliates, directors and officers may invest, hold long or short positions

The Board of Directors

Fox Corporation

June 14, 2026

and/or trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the securities (or related derivative securities) of Fox, Roku and/or their respective affiliates. The issuance of this opinion has been approved by Allen & Company’s opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with Fox and the industries in which Fox and Roku operate as well as information that we received during the course of this assignment, including information provided by the managements of Fox and Roku in the course of discussions relating to the Mergers as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Roku, Fox or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Roku, Fox or any other entity, or conducted any analysis concerning the solvency or fair value of Roku, Fox or any other entity. We have not investigated, and express no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting Roku, Fox or any other entity and we have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms of a draft, provided to us on June 14, 2026, of the Agreement;

(ii)

reviewed certain publicly available historical business and financial information relating to Roku and Fox, including public filings of Roku and Fox, and historical market prices for Roku Class A Common Stock and Fox Class A Common Stock;

(iii)

reviewed certain financial and other information relating to Roku provided to or discussed with us by the managements of Roku and Fox, including certain financial forecasts, estimates and other financial and operating data relating to Roku provided to or discussed with us by the management of Fox;

(iv)

reviewed certain financial and other information relating to Fox provided to or discussed with us by the management of Fox, including certain financial forecasts, estimates and other financial and operating data relating to Fox provided to or discussed with us by the management of Fox and certain estimates of the management of Fox as to the potential cost savings expected by such management to result from the Mergers;

(v)	held discussions with the respective managements of Roku and Fox relating to the operations, financial condition and prospects of Roku and Fox;

(vi)

reviewed and analyzed certain publicly available information, including certain stock market and other data, relating to selected companies with businesses that we deemed generally relevant in evaluating Roku and Fox;

(vii)	reviewed and analyzed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Mergers; and

(viii)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by the managements and other representatives of Roku and Fox or otherwise reviewed by us. With respect to the financial forecasts, estimates

The Board of Directors

Fox Corporation

June 14, 2026

and other financial and operating data relating to Roku, Fox and the Mergers that we have been directed to utilize for purposes of our analyses and opinion, we have been advised by the management of Fox and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and are an appropriate basis upon which to evaluate, the future financial and operating performance of Roku, Fox, the potential cost savings expected by the management of Fox to result from the Mergers and the other matters covered thereby. We also have assumed, with your consent, that the financial results, including, without limitation, the potential cost savings expected by the management of Fox to result from the Mergers, reflected in the financial forecasts, estimates and other financial and operating data utilized in our analyses will be realized in the amounts and at the times projected. We further have assumed, with your consent, that there have been no material changes in the assets, liabilities, financial condition, results of operations or prospects of Roku or Fox since the dates on which the most recent financial statements or other information (financial or otherwise) relating to Roku or Fox were made available to us. We express no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based.

We have relied, at your direction, upon the assessments of the management of Fox as to, among other things, (i) the potential impact on Roku and Fox of certain market, competitive, seasonal, technological, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the entertainment and media industries, or the operations of Roku and Fox, (ii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, users and subscribers, content providers, advertisers, distributors, suppliers and manufacturers, and licensing and other commercial relationships of Roku and Fox and (iii) the ability of Fox to integrate the operations of Roku with those of Fox and to realize the potential cost savings expected by the management of Fox to result from the Mergers as contemplated. With your consent, we have assumed that there will be no developments with respect to any such matters, or any adjustments to the Merger Consideration, that would have an adverse effect on Roku, Fox or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, the industries in which Roku and Fox operate and the securities of Roku and Fox have experienced and may continue to experience volatility and disruptions and we express no opinion or view as to any potential effects of such volatility or disruptions on Roku, Fox or the Mergers (including the contemplated benefits thereof).

We have assumed, with your consent, that the Mergers will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Mergers, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Roku, Fox or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any

The Board of Directors

Fox Corporation

June 14, 2026

respect to our analyses or opinion. We also have assumed, with your consent, that the Mergers, taken together, will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will otherwise qualify for the intended tax treatment contemplated by the Agreement. In addition, we have assumed, with your consent, that the final executed Agreement will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to Fox of the Merger Consideration (to the extent expressly specified herein) and we express no opinion or view as to the fairness of the Merger Consideration to the holders of any class or series of securities, creditors or other constituencies of Fox or any other party. Our opinion also does not address any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the Merger Consideration or the Mergers, any adjustments to the Merger Consideration, any voting and support agreements or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Mergers or otherwise. We express no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Mergers or any related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion or view as to the actual value of Fox Class A Common Stock when issued in the First Merger or the prices at which Fox Class A Common Stock, Roku Common Stock or any other securities of Fox or Roku may trade or otherwise be transferable at any time, including following announcement or consummation of the Mergers. In addition, we express no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Mergers or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting Roku, Fox or the Mergers (including the contemplated benefits thereof), and we have relied, at your direction, upon the assessments of representatives of Fox as to such matters. This opinion does not constitute a recommendation as to the course of action that Fox (or the Board or any committee thereof) should pursue in connection with the Mergers or otherwise address the merits of the underlying decision by Fox to engage in the Mergers, including in comparison to other strategies or Mergers that might be available to Fox or which Fox might engage in or consider.

It is understood that this opinion and our advisory services are intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view. This opinion does not constitute advice or a recommendation to the Board or any securityholder or other person as to how to vote or act on any matter relating to the Mergers or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Fox pursuant to the Agreement is fair, from a financial point of view, to Fox.

Very truly yours,

ALLEN & COMPANY LLC

Annex E

June 14, 2026

Board of Directors

Roku, Inc.

1173 Coleman Avenue

San Jose, CA 95110

Members of the Board:

We understand that Roku, Inc., a Delaware corporation (the “Company”), Fox Corporation, a Delaware corporation (“Parent”), Falcon Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), and Falcon Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), plan to enter into an Agreement and Plan of Merger dated as of June 14, 2026 (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 1 will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and the Surviving Corporation becoming a wholly owned subsidiary of Parent (the “First Merger”), and (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”). Pursuant to the First Merger, each share of class A common stock, par value $0.0001 per share, of the Company (the “Company Class A Common Stock”), and class B common stock, par value $0.0001 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the First Merger (the “Effective Time”), other than any shares of Company Common Stock that are (x) held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub 1, Merger Sub 2 or any other wholly owned subsidiary of Parent immediately prior to the Effective Time, and (y) Dissenting Shares (as such term is defined in the Merger Agreement), will be converted into the right to receive (A) 0.9693 (the “Exchange Ratio”) shares of Class A common stock, par value $0.01 per share, of Parent (“Parent Class A Common Stock”), and (B) $96.00 in cash, without interest (the “Per Share Cash Amount” and, together with the Exchange Ratio, the “Merger Consideration”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement dated June 13, 2026 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements of the Company and Parent and other business and financial information of the Company and Parent. We have also reviewed (i) certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”), (ii) certain forward-looking information relating to Parent prepared by the management of Parent,

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including financial projections and operating data of Parent (the “Parent Projections”), (iii) the Parent Projections as adjusted by the management of the Company (the “Parent Adjusted Projections”), and (iv) information relating to certain strategic, financial and operational impacts anticipated from the Mergers, prepared by the management of Parent (the “Synergies”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company and Parent, including information relating to certain strategic, financial and operational impacts anticipated from the Mergers, with senior management of the Company and Parent, respectively. We also reviewed the historical market prices and trading activity for Company Common Stock and Parent Class A Common Stock and compared the financial performance of the Company and Parent and the prices and trading activity of Company Common Stock and Parent Class A Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we participated in certain discussions and negotiations among representatives of the Company, Parent and their respective financial and legal advisors, and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company and Parent. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. With respect to the Parent Projections, we have been advised by the management of Parent, and have assumed based on discussions with the management of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent of the future financial performance of Parent and other matters covered thereby. With respect to the Parent Adjusted Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of Parent and other matters covered thereby. With respect to the Synergies, we have been advised by the management of the Company and Parent, and have assumed based on discussions with the management of the Company and Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent relating to the strategic, financial and operational impacts anticipated from the Mergers. We express no view as to the Company Projections, the Parent Projections, the Parent Adjusted Projections or the Synergies or the assumptions on which each of the foregoing were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay and with no adjustment to the Merger Consideration. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Mergers. We have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent or their respective affiliates, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to (i) the

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existing and future technology and products of the Company and Parent and the risks associated with such technology and products, (ii) the ability to integrate the businesses of the Company and Parent and (iii) the ability to retain key employees of the Company and Parent.

We have acted as financial advisor to the Company in connection with the Mergers and will receive a fee for our services, a portion of which has been earned, and a further portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Mergers are consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company or Parent, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and/or their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how stockholders of the Company should vote with respect to the Mergers or any other matter and does not in any manner address what the value of Parent Class A Common Stock actually will be when issued pursuant to the Mergers or the price at which shares of Company Common Stock or Parent Class A Common Stock will trade or otherwise be transferable at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Mergers, or the relative merits of the Mergers as compared to any strategic alternatives that may be available to the Company. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement, the Mergers or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the Mergers, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Mergers or any of the other transactions contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or Parent or any of their respective affiliates, or any class of such persons, relative to such Merger Consideration.

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Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

Qatalyst Partners LP

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ANNEX F

Section 262 of the General Corporation Law of the State of Delaware

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following summarizes certain arrangements by which directors and officers of FOX, a Delaware corporation, are indemnified against liability which they may incur in such capacities.

General Corporation Law of the State of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors or officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. This provision, however, may not eliminate or limit a director’s or officer’s liability (1) for breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) a liability of a director for payments of dividends or stock repurchases or redemptions in violation of Section 174 of the DGCL, (4) for any transaction from which the director or officer derived an improper personal benefit and (5) an officer in any action by or in the right of the corporation.

Certificate of Incorporation. Articles IX and XI of the FOX Certificate of Incorporation provide that a director or officer of FOX will not be liable to FOX or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The FOX Certificate of Incorporation further provides that any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of FOX in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Bylaws. Article VII of the FOX Bylaws provides that each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of FOX or any of its direct or indirect subsidiaries, or is or was serving at the request of FOX as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or in any other capacity (hereinafter an “indemnitee”), whether the basis of any such proceeding is alleged action in such person’s official capacity or in any other capacity while holding such office, shall be indemnified and held harmless by FOX to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue after an indemnitee has ceased to serve as a director or officer or in any other capacity. Except with respect to proceedings to enforce rights to indemnification, FOX shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the FOX Board. Article VII of the FOX Bylaws further provides that FOX shall to the fullest extent not prohibited by applicable law pay the expenses (including reasonable attorneys’ fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition, subject to the delivery to FOX of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision or order from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article VII of the FOX Bylaws or otherwise.

Insurance. FOX maintains directors’ and officers’ liability insurance, which covers directors and officers of FOX against certain claims or liabilities arising out of the performance of their duties.

Item 21.	Exhibits and Financial Statement Schedules.

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number	Filed Herewith

2.1	Agreement and Plan of Merger, dated as of June 14, 2026, by and among FOX, Merger Sub 1, Merger Sub 2 and Roku (attached as Annex A to the joint proxy statement/prospectus which forms part of this registration statement)^

3.1	Amended and Restated Certificate of Incorporation of FOX	10-Q	2/8/2023	3.1

3.2	Amended and Restated By-laws of FOX	10-Q	2/7/2024	3.1

5.1	Opinion of Weil, Gotshal & Manges LLP*

8.1	Opinion of Goodwin Procter LLP regarding certain U.S. income tax aspects of the First Merger*

10.1	Voting and Support Agreement, dated as of June 14, 2026, by and among FOX, Anthony Wood and the other Roku stockholders party thereto (attached as Annex B to the joint proxy statement/prospectus which forms part of this registration statement).

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number	Filed Herewith

10.2	Voting and Support Agreement, dated as of June 14, 2026, by and among Roku and certain stockholders of FOX (attached as Annex C to the joint proxy statement/prospectus which forms part of this registration statement).

23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)*

23.2	Consent of Goodwin Procter LLP (included in Exhibit 8.1)*

23.3	Consent of Ernst & Young, LLP, independent registered public accounting firm of FOX				X

23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Roku				X

24.1	Power of Attorney (included on the signature page of this registration statement and incorporated herein by reference)*

99.1	Consent of Qatalyst Partners LP				X

99.2	Consent of Allen & Company LLC*

99.3	Consent of Anthony Wood to be a Director of FOX*

99.4	Form of Proxy Card for Special Meeting of FOX*

99.5	Form of Proxy Card for Special Meeting of Roku*

107	Filing Fee Table*

^

Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules (or similar attachments) upon request by the SEC; provided that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules (or similar attachments) so furnished.

*	Previously filed.

Item 22.	Undertakings.

The following undertakings are made by each of the undersigned registrants:

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 21, 2026.

FOX CORPORATION

By:	/s/ Adam G. Ciongoli
Name: Adam G. Ciongoli
Title: Chief Legal and Policy Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lachlan K. Murdoch Lachlan K. Murdoch	Executive Chair and Chief Executive Officer (Principal Executive Officer)	August 21, 2026

/s/ Steven Tomsic Steven Tomsic	Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2026

/s/ * Tony Abbott AC	Director	August 21, 2026

/s/ * William A. Burck	Director	August 21, 2026

/s/ * Chase Carey	Director	August 21, 2026

/s/ * Roland A. Hernandez	Director	August 21, 2026

/s/ * Margaret L. Johnson	Director	August 21, 2026

/s/ * Paul D. Ryan	Director	August 21, 2026

*

The undersigned, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/s/ Adam G. Ciongoli
Adam G. Ciongoli
Chief Legal and Policy Officer, as Attorney-in-Fact
August 21, 2026